Form 10-K, Exhibit 13
period 1995-12-31
ALLIED CAPITAL LENDING CORP
filed 1996-03-29
CIK 3906

                                COMPANY PROFILE
                       ALLIED CAPITAL LENDING CORPORATION

                                   [PHOTO]

ALLIED CAPITAL LENDING CORPORATION is an investment company that has been lending to small businesses for eighteen years. The market demand for small business finance is strong with few providers, and the Company has developed a specialty in this market niche. Allied Capital Lending provides investors with the unique opportunity to profit from our investment experience and the ever-growing small business marketplace.

The Company operates much like a bank or finance company in its origination of secured loans to small businesses. Allied Capital Lending provides a unique advantage to stockholders when compared to traditional lending institutions because, as a business development company, it pays no corporate taxes and all of its pre-tax profits are distributed to stockholders.

THE ALLIED CAPITAL COMPANIES

Allied Capital Lending Corporation is one company in the Allied Capital complex of public and private companies dedicated to financing the growth of small, private businesses. With more than $650 million in combined total assets, Allied Capital is a small business finance specialist and has financed everything from equipment purchases, construction loans and commercial real estate mortgages to management buyouts and acquisitions. Over the last 37 years, Allied Capital has invested in the growth of thousands of businesses nationwide while providing substantial returns to its stockholders.

                                                                    CONTENTS

Financial Highlights                            1
Letter To Our Stockholders                      2
Portfolio Manager's Report                      4
Management's Discussion And Analysis           11
Consolidated Comparison Of
   Financial Highlights                        14
Consolidated Financial Statements              15
Consolidated Statement Of
   Investments In Small
   Business Concerns                           19
Notes To Consolidated
   Financial Statements                        20
Report Of Independent Accountants              25
Regional Associates                            26
Directors And Officers                         27
Investor Information                           28

     Cover Photography: The United States Capitol and Reflecting Pool by
                             Carol M. Highsmith

                              Financial Highlights
                       Allied Capital Lending Corporation


------------------------------------------------------------------------------------------
                                                                        December 31,
(in thousands, except per share amounts)                           1995            1994
------------------------------------------------------------------------------------------
Total Investments at Value                                      $ 47,147       $   32,771
Total Assets                                                    $ 55,480       $   37,619
Shareholders' Equity (Net Asset Value)                          $ 32,884       $   32,788
Net Increase in Net Assets Resulting from Operations            $  5,252       $    4,531
Earnings Per Share                                              $   1.20       $     1.04
Distributions Per Share                                         $   1.22       $     1.08
Number of Common Shares Outstanding                                4,385            4,370
------------------------------------------------------------------------------------------

[MAP]

- Allied Capital Lending Corporation has loans to small businesses in 33 states and the District of Columbia, and a network of regional associates (*), who provide a local presence and identify loan opportunities for the Company.

                           Letter To Our Stockholders
                       Allied Capital Lending Corporation

[PHOTO]

David Gladstone
Chairman & Chief Executive Officer

ALLIED CAPITAL LENDING PAID A TOTAL OF
$1.22 PER SHARE TO STOCKHOLDERS FOR 1995.
THE COMPANY'S OBJECTIVE IS TO CONTINUE
TO INCREASE THE TOTAL ANNUAL DISTRIBUTIONS
TO STOCKHOLDERS EACH YEAR.

This year Allied Capital Lending Corporation finished the year with a 16% increase in earnings, a 13% increase in total distributions to stockholders and a 28% increase in the price of the Company's stock. Our total investment income increased by nearly 33% during the year and our net investment income rose by 11%. Our new loan volume increased by 10%. By all measures, 1995 was a successful year for our company.

Our total return for 1995 showed improvement from 1994. For the year, Allied Capital Lending provided a 40% total return to stockholders, which includes the effects of dividend reinvestment and price appreciation. The board of directors increased the regular quarterly dividend rate by a total of 11% during the year by voting for three consecutive dividend increases. Our objective continues to be to increase the total distributions to stockholders annually.

Our greatest challenge this year was confronting the changes that were made to the Small Business Administration's (SBA) guaranteed loan programs in late 1994, which


[FIGURE]

"In 1995, Allied Capital
Lending increased the total
distributions to stockholders
by 13%."


effectively cut the maximum loan size permitted by the program in half.
Despite the changes in the program, Allied Capital Lending closed more than $48 million in new loans to more than 85 different entrepreneurs this year, a new record for our loan origination volume. In late 1995, our ability to make loans of up to $1 million with a 75% government guarantee was restored. Our concern over changes in certain SBA programs prompted us to expand our product line, and we received stockholder approval in 1995 to broaden our investment objective and policies. In 1995, we closed more than $10 million in loans outside of the SBA guaranteed loan program. We will continue to seek to expand our product line as new opportunities arise.

Since 1978, Allied Capital Lending has provided real estate financing, construction financing and machinery and equipment financing to the nation's
small businesses.   Our familiarity with the SBA's loan process and the
guarantee programs has made us one of the most knowledgeable and active non-bank lenders in the business. We expect to continue to be a leader in the field of small business finance as we broaden our financial products for small businesses and continue to expand our national network of regional associates.

In February 1996, we were granted Preferred Lender status by the SBA in 47 regional markets. As Kathy Marien discusses in her Portfolio Manager's report, this should streamline our lending process and increase our competitiveness.

Our goal is to increase our profitability and the total annual distributions to stock holders each year. We appreciate the loyalty of our stockholders.

All stockholders are cordially invited to attend our Annual Meeting of Stockholders at 10:00 am on Monday, May 13, 1996 at the Strathmore Hall Arts Center, 10701 Rockville Pike, North Bethesda, Maryland.


David Gladstone
Chairman of the Board

                           Portfolio Manager's Report
                       Allied Capital Lending Corporation

[PHOTO]

Katherine C. Marien
President, Chief Operating
Officer & Portfolio Manager


This year was a year of challenge and new opportunities for Allied Capital Lending Corporation. Faced with changes in the SBA guaranteed loan program that threatened to hamper our ability to increase loan origination volume, the Company made changes to diversify its business, and we expanded our product line of small business loans to create a solid base for our small business lending operations for the next several years.

Because of increased levels of demand for small business loans and limited budget dollars allocated to the program, in late 1994 the SBA reduced the maximum loan size for guaranteed loans under its 7(a) loan program from $1 million to $500,000, and during 1995 the agency eliminated the ability to refinance maturing debt. The SBA subsequently revised the 7(a) loan program lending regulations in October 1995, but nonetheless these changes affected our 1995 business and caused concern for our future operations. Since many of Allied Capital Lending's loans in 1994 were in excess of $500,000, and many of our borrowers had used at least part of their loan proceeds to refinance other debt, we knew we had to expand our product line.

Fortunately, we entered 1995 with a substantial backlog of loans already approved under the 7(a) loan program's prior rules. This provided the Company with time to adjust its marketing strategy and adapt to the new environment. Our organizational structure is flexible enough to adjust rapidly to changing conditions, and the suppliers of our lines of credit were supportive of our efforts to diversify. While we continued to originate 7(a) loans, the bread and butter of our loan business, we established two new commercial real estate products - 504 program loans and companion loans, which are made in conjunction with traditional SBA-guaranteed loans. These new products enabled us, despite the limitations, to continue to serve borrowers who needed larger loans.

504 LOAN PORTFOLIO

Under the SBA 504 certified development company loan program, small businesses can purchase or build real estate with very favorable long-term debt. Loans made through the 504 program, which can be as large as $2.5 million, are structured such that the entrepreneur provides at least 10% of the project cost in equity, Allied Capital Lending provides 50% of the project cost in a 20-year floating-rate first mortgage loan, and a local certified development company
(CDC) provides a 20-year fixed-rate second mortgage loan for the remaining 40% of the project cost. Both loans are fully amortizing and the rate on the CDC loan is currently under 9%. Allied Capital Lending has a secure first mortgage loan and the borrower has affordable long-term financing for the growth of the small business.

We were approached by the owners of OI WOODLAND PARK, L.L.C. to participate with a Colorado CDC to finance a new 60-room Country Inn Hotel at the foot of Pike's Peak. In addition to a 20-year first mortgage loan for 35% of the project cost, Allied Capital Lending provided the short-term construction financing for the entire project. This was our first loan under the SBA 504 loan program, and the construction financing was successfully refinanced later in the year with our first

"We established two new commercial
real estate products, which enabled
us, despite SBAlending restrictions,
to continue to serve customers who
need larger loans."

mortgage loan and a subordinated debenture provided by the SBA. The hotel opened in the autumn of 1995 and has been operating near capacity since its first day in business.

GREEN MOUNTAIN AUTO WORLD, located in Denver, Colorado is an auto plaza that offers general automotive repair including exhaust system, electrical system and brake repair, emissions testing and repair, tire sales and service, tune-ups, suspension work, and auto glass repair and replacement. The owner has successfully operated a full-service retail gasoline station and repair service on a nearby site since 1974. Capitalizing on twenty years of established customer relationships and the success of the existing facility, the owner purchased the land and applied to Allied Capital Lending and a Colorado CDC to provide financing for the remainder of the project. We provided the construction financing and a 50% permanent first mortgage. Construction was completed in December 1995, and the permanent financing will be completed in April 1996.

COMPANION LOAN PORTFOLIO

Companion or "piggyback" loans in conjunction with traditional SBA 7(a) guaranteed loans are used to finance projects that require up to $2 million in debt. For this type of financing, Allied Capital Lending provides an unguaranteed first mortgage loan for up to 50% of the real estate value and a second mortgage loan through the 7(a) program with a 75% SBA guarantee. The total of the two loans is 80% or less of the appraised value of the real estate. We also partner with local banks by providing second mortgage loans that are partially guaranteed by the SBA in conjunction with the banks' conventional first mortgage loans to qualifying small businesses.

[PHOTO]

LOCATED AT THE FOOT OF PIKE'S PEAK
IN COLORADO, THIS NEW 60-ROOM
COUNTRY INN HOTEL  WAS ALLIED CAPITAL
LENDING'S FIRST LOAN UNDER THE SBA
504 LOAN PROGRAM. THE HOTEL OPENED IN
THE AUTUMN OF 1995 AND HAS BEEN OPERATING
NEAR CAPACITY SINCE ITS FIRST DAY IN BUSINESS.

                           Portfolio Manager's Report
                       Allied Capital Lending Corporation

[FIGURE]

The BEST WESTERN OF WHITMORE LAKE in Michigan is a 61-room motel on a resort lake just ten miles west of Detroit. We provided a companion loan to the owners of this hotel in conjunction with a traditional SBA 7(a) loan. Allied Capital Lending's total financing of $1.8 million included an unguaranteed first mortgage loan, which was used to refinance an existing first mortgage loan on the property, and an SBA-guaranteed second mortgage loan which was used to buy out a partner of the owners.

ABLE AIR EQUIPMENT in South Easton, Massachusetts provides sales, installation and service for industrial air compressors. Able Air was purchased by its current owner in 1983, and outgrew its existing facility steadily over time. Allied Capital Lending provided the owner with an unguaranteed loan, which was used to refinance the mortgage loan on the current facility and to provide long-term working capital. We also provided an SBA-guaranteed loan which Able Air used to purchase a new facility. Because of the entrepreneur's significant equity in the existing facility, we were able to provide 100% of the financing for this project.

SBA-GUARANTEED LOANS

SBA-guaranteed loans still account for the majority of our loan portfolio. These loans, which provide up to $1 million in financing, continue to be sought after by small businesses throughout the United States and are guaranteed up to 75% by the SBA.

AMK MANUFACTURING CORPORATION in Alpharetta, Georgia was established in 1984 after the entrepreneur worked for a number of years designing world championship race car chassis and fabricating props for the motion picture industry. AMK is a structural metal fabricator that utilizes the "just in time" production philosophy and provides its services for the aerospace, medical, motion picture, plastics and refining industries. Allied Capital Lending provided financing to purchase and renovate the building that the company had been leasing, and to refinance short-term debt secured by its working capital and equipment.

CLAY HILL PIZZA in Middleburg, Florida is a pizza and submarine sandwich shop owned by a mother and daughter. They purchased the business in early 1994 with an option to buy the building in which it operates. During 1994, Clay Hill experienced an 18% increase in sales and improved the business' gross margin by 12%. With Allied Capital Lending's loan under the SBA low-documentation loan program, sometimes referred to as LowDoc, the business owners were able to exercise their option to buy the building.

AUNTIE'S DAY CARE in Ashland, Virginia, approached Allied Capital Lending when the day care facility had 93 children enrolled and a waiting list of 46 additional children. Allied Capital Lending provided construction and permanent financing for a new 12,000 square foot facility designed to

"Our network of regional associates
continues to expand and has proven
adaptable to changing regulatory and
market conditions."

accommodate up to 174 children. The expanded day care facility created seventeen new jobs in the community.

TIME OUT SPORTS BAR in Cranberry, Pennsylvania was purchased by its current owners in 1988. Since that time, they have expanded the building and added a new deck, hockey rink and outdoor bar. The establishment also has billiard tables, three big-screen televisions, pinball and basketball machines, and dart boards. Revenues have more than doubled over the last four years, and Allied Capital Lending's loan enabled the owners to consolidate debt, complete the outdoor bar, and buy out one of their financial partners who was not active in the business.

Allied Capital Lending provided a 25-year loan to a husband and wife team to build and operate a new DAIRY QUEEN in Travis County, Texas, just outside of Austin. This Dairy Queen will be the first national brand fast food facility in this rural area. The owners have previously run several other successful small businesses, including a retail fresh produce business and a custom home building company.

We indicated last year that we expected the communications industry to provide a new market for us in 1995 following the SBA's decision to allow media companies to receive SBA-guaranteed loans. We closed several loans in this industry during 1995, we have several more in our backlog of loans, and we expect to see growth in loan origination volume from this industry in 1996.

One loan we made this year to the broadcasting industry was to KMCK-FM. The manager and minority owner of this Fayetteville, Arkansas radio station had operated the station for five years when the majority owner entered into an agreement to sell the station to him. Under the manager's leadership, the station had experienced increased revenues and profitability, and entered into Local Management and Time Sales Agreements with three other stations in the market. Allied Capital Lending provided a 15-year loan, which the manager used to acquire the majority owner's interest in the station. KMCK-FM continued to grow and perform well throughout 1995.

[POWER 105 FM KMCK LOGO]

FOLLOWING THE SBA'S
DECISION TO ALLOW BROADCAST
CORPORATIONS TO RECEIVE SBA-GUARANTEED
LOANS, WE CLOSED SEVERAL LOANS IN THIS
AREA DURING 1995, INCLUDING KMCK-FM IN
FAYETTEVILLE, ARKANSAS.

                           Portfolio Manager's Report
                       Allied Capital Lending Corporation

ALLIED CAPITAL LENDING HAS INCREASED
ITS LOAN ORIGINATION VOLUME STEADILY
OVER THE PAST FIVE YEARS.  DESPITE
SBA REGULATIONS IMPOSED ON THE SIZE OF
OUR LOANS FOR MOST OF 1995, THE COMPANY
INCREASED ITS LOAN ORIGINATION VOLUME BY
10% TO $48.2 MILLION IN 1995.

[FIGURE]

Allied Capital Lending provided a loan to HERALD PUBLISHING COMPANY in Houston, Texas to refinance its existing debt, which included a note held by the Federal Deposit Insurance Corporation (FDIC). Herald Publishing is the publisher of the Jewish Herald-Voice weekly newspaper, the only newspaper published in Houston for the Jewish community.

These profiles represent only a few of the small businesses we financed during the year. This collection of loans reflects our continued commitment to providing long-term fully amortizing loans to a wide variety of small businesses throughout the United States.

REGULATORY UPDATE

Throughout much of the year, the viability of the Small Business Administration and its loan programs were the subject of often heated debates in Congress and the White House. While there were strong forces at work to eliminate the SBA and its programs as part of the overall deficit reduction program, in the final analysis, Congress realized what Allied Capital Lending has known for many years: Small, private companies are the backbone of the American economy.
Small business create new jobs and contribute significantly to the country's economic growth. The 7(a) and 504 loan programs offered by the SBA are integral to the maintenance of the economy's growth momentum in this sector.
On October 12, 1995, President Clinton signed into law a new framework for these loan programs, which reduced their cost to the federal government, and in January 1996, Congress passed a budget bill assuring funding and staffing through fiscal year 1996 for the SBA loan programs. We hope that the debate over the viability of these programs is over and the only question to be debated annually will be how much can be allocated to these beneficial programs.

The most significant legislative changes were made in the 7(a) guaranteed loan program, the largest of the loan programs offered by the SBA. Historically, smaller loans with maturities of ten years or less were guaranteed up to 90%; larger, longer term loans received a 75% guarantee. Under the new rules, loans of $100,000 or less now receive an 80% guarantee and any loans over $100,000 receive a 75% guarantee regardless of maturity. This change will have little impact on Allied Capital Lending since most of our loans are over $100,000 in size and have carried a 75% guarantee.

Administrative changes have also been instituted by the SBA, many of which will have a favorable impact on the Company's ability to respond quickly and competitively to our borrowers' needs. The most significant change is the SBA's National Preferred Lender Program. Allied Capital Lending's application for Preferred Lender status in 47 of the regional markets in which we currently operate was approved during the first quarter of 1996. This status recognizes our experience level with the 7(a) loan program and allows us to make guaranteed loans without the often lengthy credit review process at each local SBA office. Instead, the SBA will only review our loan applications for borrower eligibility issues and will rely on our due diligence and credit decisions. The paperwork and time involved in approving and closing our SBA-guaranteed loans should decrease accordingly. As we expand our geographic territories, we hope to also expand our Preferred Lender status.

[PHOTO]

ALLIED CAPITAL LENDING
CURRENTLY HAS 54 LOANS
TO MANUFACTURING COMPANIES
IN THE PORTFOLIO REPRESENTING
12% OF THE TOTAL INVESTMENTS.

OPERATIONS UPDATE

Allied Capital Lending has two sources of revenue or investment income - interest income on loans held in the portfolio and gains from the sale of the SBA-guaranteed portions of loans. Our reliance on interest income as a percentage of total investment income increased from 51% in 1993 to 61% in 1994 largely due to the decreased levels of secondary market purchase premiums during 1994 and the increased level of interest rates on a larger portfolio.
In 1995, the percentage of revenue generated from interest income

                           Portfolio Manager's Report
                       Allied Capital Lending Corporation

[PHOTO]

ALLIED CAPITAL LENDING PROVIDED
$1 MILLION IN FINANCING FOR THE
RENOVATION OF THIS B-CC SHELL STATION
LOCATED IN BETHESDA, MARYLAND.  THE PROJECT
DOUBLED THE NUMBER OF JOBS AVAILABLE AT
THE STATION.

increased further to 74% as the number and dollar amount of the non-guaranteed loans that we made and held in our portfolio increased. Due to the restoration of the $1 million loan limit for SBA guaranteed loans and generally lower interest rates, we expect that this trend will not be as pronounced in 1996. However, as we increase our emphasis on originating unguaranteed loans and they become a larger percentage of our portfolio, we still expect our reliance on interest income to increase.

Our network of regional associates continues to expand, and has proven adaptable to changing regulatory and market conditions. Throughout 1995, these independent financial consultants were able to identify lending opportunities incorporating our new product line that met the loan size and purpose restrictions. As the new regional associates in Alabama, Arizona, Pennsylvania and Oregon develop their markets and existing regional associates resume providing our traditional fully amortizing long-term real estate loans in larger dollar amounts, we expect another year of strong loan generation for 1996.

In 1995, we successfully managed many challenges and created new opportunities. We believe we are a stronger company today, better able to meet the financing needs of our small business borrowers and to compete in the world of small business finance.

                      Management's Discussion And Analysis
                       Allied Capital Lending Corporation

LIQUIDITY AND CAPITAL RESOURCES

During 1995, Allied Capital Lending Corporation (the Company) expanded its product lines to small businesses as a result of the changes made to the U. S. Small Businesses Administration (SBA) guaranteed loan program during December 1994. These changes in the SBA guaranteed loan program reduced the maximum loan size allowable under the program from $1 million to $500,000. The Company reacted quickly to the change in regulations and developed additional products for small businesses by utilizing the SBA 504 certified development company loan program, and by offering companion senior loans with SBA 7(a) guaranteed loans.

Because the Company had a substantial backlog of guaranteed loans at December 31, 1994 that had been approved by the SBA prior to the 1994 regulation changes, and because of the development of new products, the Company was able to achieve its 1995 loan origination goals. In late 1995, the SBA again revised its guaranteed loan program and increased the maximum loan guarantee to $750,000. Thus, the Company is now able to once again provide up to a $1
million loan with a 75% government guarantee.   This change should benefit the
Company's loan origination activity prospectively.

The Company originated $48.2 million in new loans during 1995, a 10% increase over new loan originations of $43.9 million in 1994. Net of loan sales, repayments and changes in portfolio valuation, the Company increased its total loans to small businesses by $14.4 million or 44% during 1995 compared to 1994. At December 31, 1995, loans to small businesses totaled 85% of the Company's total assets, compared to 87% at December 31, 1994.

The Company financed this growth in new loans through borrowings under the Company's credit facilities.

During 1995, the Company modified a credit facility it has with a bank, consisting of a secured and unsecured line of credit. The secured line of credit was increased from $13 million to $15 million and the interest rate was changed from the Wall Street Journal floating prime rate to LIBOR plus 2.2% per annum. As of December 31, 1995, the Company was paying an interest rate of 7.95% per annum, as compared to an interest rate of 8.5% per annum at December 31, 1994 per annum, and had total borrowings under this facility equal to $13.3 million. This line of credit is used to finance loans made under the SBA 7(a) guaranteed loan program.

The unsecured line of credit has a borrowing limit of $2 million and bears interest at the Wall Street Journal prime rate plus 0.25%. As of December 31, 1995 and 1994, the Company was paying an interest rate of 8.75% per annum, and had total borrowings under the facility equal to $1.1 million at December 31, 1995. The Company's credit facility expires on July 31, 1996; however, the Company is currently renegotiating the terms of this credit facility with its bank and believes the credit facility will be renewed with similar terms.

During September 1995, the Company, through its subsidiary, entered into a credit agreement whereby the subsidiary could borrow up to $20 million in order to finance its loans closed under the SBA 504 program and companion loans closed in conjunction with guaranteed loans. This credit agreement bears interest at LIBOR plus 2% and expires in September 1996. As of December 31, 1995, the Company was paying interest ranging from 7.75% to 7.93% per annum and had total borrowings under this agreement equal to $4.5 million.

Management plans to continue to use leverage to finance the growth of the Company, however as a business development company (BDC), the Company must maintain 200% asset coverage for indebtedness representing senior securities, which will limit the Company's ability to borrow. It is management's belief that the Company will have access to the capital resources necessary to expand and develop its business. The Company may seek to obtain funds through additional equity offerings or debt financings. The Company anticipates that adequate cash will be available to make new loans, fund its operating and administrative expenses, satisfy debt service obligations and pay dividends in 1996.

                      Management's Discussion And Analysis
                       Allied Capital Lending Corporation

RESULTS OF OPERATIONS

Comparison of 1995 of 1994.

For the year ended December 31, 1995, the net increase in net assets resulting from operations was $5.2 million or $1.20 per share as compared to $4.5 million or $1.04 per share for the year ended December 31, 1994, which represented a 16% increase. The net increase in net assets resulting from operations, which includes ordinary investment income, realized gains and losses, and unrealized appreciation and depreciation in the portfolio, increased primarily due to continued growth in the Company's portfolio of loans to small businesses.

The Company's investments consist primarily of loans to small, privately held companies. These types of investments, by their nature, carry a high degree of business and financial risk. The Company thus obtains a high level of collateral to secure these loans and seeks to achieve a level of current income from its investments in these businesses commensurate with the risks assumed. Loans in the portfolio generally carry variable interest rates up to the prime rate plus 2.75% per annum. Given these variable rates, the interest income on the portfolio will fluctuate with the changes in the prime interest rate. The Company had a net increase in total investments of $14.4 million in 1995 which should result in improved investment income in future years, with the degree of such improvement dependent upon prime interest rate fluctuations.

Interest income increased by $2.3 million in 1995 over 1994 to $6 million. This increase was directly related to the net increase in invested assets of $14.4 million during the year. Premium income from the sale of loans in 1995 decreased 11% to $2.1 million as compared to $2.3 million in the prior year. Overall total investment income increased by $2 million in 1995 or 33%.

Investment advisory fees increased by $329,000 or 41% to $1.1 million in 1995 due to the growth of investments and other assets, upon which the investment advisory fee is based. The Company pays investment advisory fees at an approximate annual rate of 2.5% on invested assets and 0.5% on cash and cash equivalents.

In total, all other expenses increased by $1.1 million to $1.5 million for 1995 as compared to $376,000 for 1994. This increase in other expenses is primarily due to the increase in interest expense of $884,000 to $959,000 in 1995 compared to $75,000 in 1994 as a result of the Company leveraging its portfolio. Total borrowings increased from $3.1 million at December 31, 1994 to $18.9 million at December 31, 1995.

Costs of stockholder services increased by $94,000 to $148,000 in 1995. The Company had a special stockholders meeting in 1995 to expand the Company's investment objective and policies. The Company also incurred higher stockholder costs because Allied Capital Corporation (former Parent), the Company's former Parent, distributed 335,086 shares of the Company's common stock to the former Parent's stockholders in lieu of a cash dividend in January 1995, thus increasing the number of the Company's stockholders. Other operating expenses increased $85,000 to $201,000 in 1995 from $116,000 in 1994 due to increased costs of operations resulting from growth.

Total dividends from taxable income for 1995 equaled $1.22 per share. Taxable income was greater than the net increase in net investment income before net unrealized appreciation on investments because of certain timing differences in the recognition of income for federal income tax purposes.

Comparison of 1994 to 1993.

For the year ended December 31, 1994, the net increase in net assets resulting from operations was $4.5 million as compared to $2.7 million for the year ended December 31, 1993, a 69% increase. The net increase in net assets resulting from operations, which includes ordinary investment income, realized gains and losses, and unrealized appreciation and depreciation in the portfolio, increased primarily due to continued growth in the Company's portfolio of loans to small businesses and increases in the prime interest rate.

                      Management's Discussion And Analysis
                       Allied Capital Lending Corporation

Interest income increased $1.5 million or 64% in 1994 to $3.7 million. This increase was both a function of the net increase in total investments of $11 million during the year and the rise in the prime interest rate during the year. At December 31, 1993, the prime rate was 6% per annum, and as a result the Company's approximate lending rate was 8.75% per annum. At December 31, 1994, the prime rate had risen to 8.5% per annum, causing the Company's approximate lending rate to increase to 11.25% per annum. Premiums on the sale of loans stayed relatively constant during 1994 at $2.3 million even though total loans sold in 1994 were $37 million as compared to $23 million sold in 1993. The rise in interest rates during 1994 had the effect of depressing loan sale premiums in the secondary market during certain periods throughout the year; however, this effect was mitigated by the increase in yield on the portfolio. Overall total investment income increased by $1.6 million in 1994 or 36%.

The Company completed its first full year of operating as a public company in 1994. In 1993, the Company operated as a subsidiary of the former Parent for almost eleven months of the year preceding the initial public offering in November 1993. As a result, the change in expense levels between 1994 and 1993 are mostly due to the change in operations of a separate public company. Investment advisory fees increased by $239,000 or 42% to $811,000 in 1994.
This was due to the fact that for a majority of 1993, the Company's total assets were approximately $22 million, and as a result of new capital generated by the initial public offering, assets during 1994 were approximately $36 million, an overall increase in assets of approximately $14 million or 64%.
The Company paid investment advisory fees at an approximate annual rate of 2.5% on invested assets, and 0.5% on cash and cash equivalents.

In total, other operating expenses and interest expense declined in 1994 by $564,000 primarily due to the fact that for much of 1993 the Company had outstanding loans from the former Parent of approximately $10 million which generated interest expense totalling $707,000. Upon the completion of the initial public offering, these loans were repaid, and the Company's borrowings in 1994 under its new credit facilities were at substantially lower levels, causing 1994 interest expense to be only $75,000.

Total quarterly dividends and the annual extra dividend from taxable income for 1994 were $1.08 per share. Taxable income was greater than the net investment income before net unrealized depreciation on investments because of certain timing differences in the recognition of income for federal income tax purposes versus financial reporting purposes.

                Consolidated Comparison Of Financial Highlights
                       Allied Capital Lending Corporation

-------------------------------------------------------------------------------------------------------------------
                                                                 For the Years Ended December 31,
(in thousands, except per share amounts)             1995         1994           1993      1992(1)       1991(1)
-------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS
-------------------------------------------------------------------------------------------------------------------
Tax distributions declared
   subsequent to the initial public offering(2)    $   5,339     $ 4,718     $      350    $      -      $      -
       Per share                                   $    1.22     $  1.08     $     0.08    $      -      $      -
Tax distributions declared
   prior to the initial public offering(3)         $       -     $     -     $    2,422    $  2,063      $  3,571
       Per share                                   $       -     $     -     $     1.02    $   0.87      $   1.50
OPERATIONS
-------------------------------------------------------------------------------------------------------------------
Interest                                           $   5,966     $ 3,716     $    2,260    $  1,380      $  4,738
Premium income                                     $   2,090     $ 2,349     $    2,196    $  1,958      $  3,205
Total investment income                            $   8,056     $ 6,065     $    4,456    $  3,338      $  7,943
       Per share                                   $    1.84     $  1.39     $     1.72    $   1.40      $   3.34
Net investment income                              $   5,438     $ 4,878     $    2,944    $  2,011      $  4,331
       Per share                                   $    1.24     $  1.12     $     1.14    $   0.84      $   1.82
Net realized losses and net unrealized
   appreciation (depreciation) on investments      $    (186)    $  (347)    $     (270)   $    (43)     $   (196)
       Per share                                   $   (0.04)    $ (0.08)    $    (0.11)   $  (0.01)     $  (0.08)
Net increase in net assets resulting
   from operations                                 $   5,252     $ 4,531     $    2,674    $  1,968      $  4,135
       Per share                                   $    1.20     $  1.04     $     1.03    $   0.83      $   1.74
Weighted average number of shares
   and share equivalents outstanding                   4,376       4,368          2,587       2,380         2,380
FINANCIAL POSITION
-------------------------------------------------------------------------------------------------------------------
Investments at value                               $  47,147     $32,771     $   21,793    $ 12,241      $ 10,509
Investments at cost                                $  47,302     $32,935     $   21,905    $ 12,421      $ 10,864
Total assets                                       $  55,480     $37,619     $   34,953    $ 17,420      $ 14,927
Total debt(4)                                      $  18,914     $ 3,130     $        -    $  7,860      $  4,292
Shareholders' equity (net asset value)             $  32,884     $32,788     $   32,955    $  5,505      $  5,600
       Per share                                   $    7.50     $  7.50     $     7.54    $   2.31      $   2.35
Per share market price at end of year              $   13.25     $ 10.38     $    15.75    $      -      $      -
Shares outstanding at end of year                      4,385       4,370          4,368       2,380         2,380


(1) Prior to the 1993 initial public offering, the Company's former Parent and sole stockholder and board of directors approved an increase in the authorized shares and a stock split effected in the form of a stock dividend to the sole stockholder. All share data for prior years presented have been restated to reflect the stock split.

(2) 1993 is based on 4,368,420 shares outstanding subsequent to the initial public offering, and dividends for the three months ended December 31, 1993.

(3) 1993 is based on 2,380,000 shares outstanding prior to the initial public offering, and dividends for the nine months ended September 30, 1993. 1991 excludes a return of capital paid to the Company's former Parent.

(4) Debt outstanding prior to 1993 represents borrowings from the Company's former Parent.

                          Consolidated Balance Sheet
                      Allied Capital Lending Corporation

----------------------------------------------------------------------------------------------
                                                                          December 31,
(in thousands, except number of shares)                             1995                1994
----------------------------------------------------------------------------------------------
ASSETS
Investments at Value:
   Loans receivable (cost: 1995 _ $46,451; 1994 _ $32,935)       $  46,223        $   32,771
   Loans held for sale (cost: 1995 _ $851; 1994 _ $0)                  924                 -
                                                                ------------------------------
       Total investments                                            47,147            32,771
Cash and cash equivalents                                            3,020             1,297
Accrued interest receivable                                            732               451
Excess servicing asset                                               3,828             2,700
Other assets                                                           753               400
                                                                ------------------------------
       Total assets                                              $  55,480        $   37,619
                                                                ==============================
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------
Liabilities:
   Notes payable                                                 $  18,914        $    3,130
   Dividends and distributions payable                                 340               262
   Accounts payable and accrued expenses                             3,012             1,209
   Investment advisory fee payable                                     330               230
                                                                ------------------------------
       Total liabilities                                            22,596             4,831
                                                                ------------------------------
Commitments and Contingencies
Shareholders' Equity:
   Common stock, $.0001 par value, 20,000,000 shares
       authorized; 4,384,921 and 4,370,400 shares issued
       and outstanding at December 31, 1995 and 1994                     -                 -
   Additional paid-in capital                                       33,252            33,069
   Net unrealized depreciation on investments                         (155)             (164)
   Distributions in excess of accumulated earnings                    (213)             (117)
                                                                ------------------------------
       Total shareholders' equity                                   32,884            32,788
                                                                ------------------------------
       Total liabilities and shareholders'equity                 $  55,480        $   37,619
                                                                ==============================

The accompanying notes are an integral part of these financial statements.

                     Consolidated Statement Of Operations
                      Allied Capital Lending Corporation

-----------------------------------------------------------------------------------------------------------
                                                                       For the Years Ended December 31,
(in thousands, except per share amounts)                             1995              1994           1993
-----------------------------------------------------------------------------------------------------------
Investment Income:
   Interest                                                      $   5,966        $    3,716       $  2,260
   Premium income                                                    2,090             2,349          2,196
                                                                 ------------------------------------------
       Total investment income                                       8,056             6,065          4,456
                                                                 ------------------------------------------
Operating Expenses:
   Investment advisory fee                                           1,140               811            572
   Interest expense                                                    959                75            707
   Legal and accounting fees                                           170               131            124
   Stockholder services                                                148                54              -
   Other operating expenses                                            201               116            109
                                                                 ------------------------------------------
       Total expenses                                                2,618             1,187          1,512
                                                                 ------------------------------------------
Net investment income                                                5,438             4,878          2,944
Net realized losses on investments                                    (195)             (295)          (338)
                                                                 ------------------------------------------
Net investment income before net unrealized
   appreciation (depreciation) on investments                        5,243             4,583          2,606
Net unrealized appreciation (depreciation) on investments                9               (52)            68
                                                                 ------------------------------------------
Net increase in net assets resulting from operations             $   5,252        $    4,531       $  2,674
                                                                 ==========================================
Earnings per share                                               $    1.20        $     1.04       $   1.03
                                                                 ==========================================
Weighted average number of shares and
   share equivalents outstanding                                     4,376             4,368          2,587
                                                                 ==========================================

The accompanying notes are an integral part of these financial statements.

                   Consolidated Statement Of Changes In Net
                  Assets Allied Capital Lending Corporation


-----------------------------------------------------------------------------------------------------------
                                                                       For the Years Ended December 31,
(in thousands, except per share amounts)                             1995              1994           1993
-----------------------------------------------------------------------------------------------------------
Increase in Net Assets Resulting from Operations:
   Net investment income                                         $   5,438        $    4,878       $  2,944
   Net realized losses on investments                                 (195)             (295)          (338)
   Net unrealized appreciation (depreciation) on investments             9               (52)            68
                                                                 ------------------------------------------
       Net increase in net assets resulting from operations          5,252             4,531          2,674
Distributions to Stockholders from:
   Net investment income                                            (5,339)           (4,718)        (2,772)
Capital Share Transactions:
   Sale of common stock in initial public offering                       -                 -         27,548
   Issuance of common shares in lieu of cash distributions             183                20              -
                                                                 ------------------------------------------
Total increase (decrease) in net assets                                 96              (167)        27,450
Net assets at beginning of year                                     32,788            32,955          5,505
                                                                 ==========================================
Net assets at end of year                                        $  32,884        $   32,788       $ 32,955
                                                                 ==========================================
Net asset value per share                                        $    7.50        $     7.50       $   7.54
                                                                 ==========================================
Shares outstanding at end of year                                    4,385             4,370          4,368
                                                                 ==========================================

The accompanying notes are an integral part of these financial statements.

                     Consolidated Statement Of Cash Flows
                      Allied Capital Lending Corporation

---------------------------------------------------------------------------------------------------------------------
                                                                                For the Years Ended December 31,
(in thousands)                                                                  1995           1994          1993
---------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net increase in net assets resulting from operations                     $   5,252      $    4,531     $    2,674
   Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
          Premium income                                                       (2,090)         (2,349)        (2,196)
          Amortization of loan discounts and fees                                (286)           (362)          (188)
          Net realized losses on investments                                      195             295            338
          Net unrealized (appreciation) depreciation on investments                (9)             52            (68)
          Changes in assets and liabilities:
             Accrued interest receivable                                         (281)           (227)            (8)
             Excess servicing asset                                            (1,128)         (1,094)          (233)
             Other assets                                                        (353)            (67)           604
             Accounts payable and accrued expenses                              1,803            (372)          (411)
             Investment advisory fee payable                                      100             163             67
                                                                            -----------------------------------------
                Net cash provided by operating activities                       3,203             570            579
                                                                            -----------------------------------------
Cash Flows from Investing Activities:
   Loan originations                                                          (48,213)        (43,853)       (30,482)
   Proceeds from the sale of loans                                             31,816          32,509         20,992
   Collection of principal                                                      4,211           2,728          1,702
                                                                            -----------------------------------------
                Net cash used in investing activities                         (12,186)         (8,616)        (7,788)
                                                                            -----------------------------------------
Cash Flows from Financing Activities:
   Dividends and distributions paid                                            (5,078)         (4,785)        (4,135)
   Proceeds from issuance of common stock                                           _               _         27,548
   Payment of long term debt                                                        _               _         (7,860)
   Net borrowings under revolving lines of credit                              15,784           3,130              _
                                                                            -----------------------------------------
          Net cash provided by (used in) financing activities                  10,706          (1,655)        15,553
                                                                            -----------------------------------------
Net increase (decrease) in cash and cash equivalents                            1,723          (9,701)         8,344
Cash and cash equivalents, beginning of year                                    1,297          10,998          2,654
                                                                            -----------------------------------------
Cash and cash equivalents, end of year                                      $   3,020      $    1,297     $   10,998
                                                                            =========================================

Supplemental Disclosure of Cash Flow Information
   Noncash investing and financing activities:
     Issuance of common shares in lieu of cash distributions                $     183      $       20     $        _
                                                                            =========================================
   Interest paid                                                            $     849      $       70     $      744
                                                                            =========================================

The accompanying notes are an integral part of these financial statements.

       Consolidated Statement Of Investments In Small Business Concerns
                      Allied Capital Lending Corporation

---------------------------------------------------------------------------------------------------------------------------
                                                                                       DECEMBER 31, 1995
                                                                  NUMBER                                        PERCENT OF
TYPE OF BUSINESS                                                 OF LOANS            COST           VALUE       PORTFOLIO
(in thousands, except number of loans and percentages)
---------------------------------------------------------------------------------------------------------------------------
Autoexhaust Repair                                                   38           $     237      $     215            *
---------------------------------------------------------------------------------------------------------------------------
Automotive Repair                                                    29                 819            819            2
---------------------------------------------------------------------------------------------------------------------------
Bakeries                                                              5                  88             88            *
---------------------------------------------------------------------------------------------------------------------------
Car Washes                                                            3                 621            621            1
---------------------------------------------------------------------------------------------------------------------------
Contractors                                                           5                 439            439            1
---------------------------------------------------------------------------------------------------------------------------
Day Care Centers                                                      8               1,710          1,710            4
---------------------------------------------------------------------------------------------------------------------------
Food Stores                                                          11               1,849          1,844            4
---------------------------------------------------------------------------------------------------------------------------
Gasoline Stations                                                    24               8,530          8,530           18
---------------------------------------------------------------------------------------------------------------------------
Hobbies and Games                                                     9                  41             41            *
---------------------------------------------------------------------------------------------------------------------------
Home Furnishings                                                     14                 532            532            1
---------------------------------------------------------------------------------------------------------------------------
Hotels and Motels                                                    43              11,559         11,559           25
---------------------------------------------------------------------------------------------------------------------------
Laundries and Cleaners                                               57                 480            473            1
---------------------------------------------------------------------------------------------------------------------------
Manufacturing                                                        54               5,596          5,583           12
---------------------------------------------------------------------------------------------------------------------------
Personal Services                                                    14               1,125          1,162            2
---------------------------------------------------------------------------------------------------------------------------
Professional Services                                                17                 779            779            2
---------------------------------------------------------------------------------------------------------------------------
Restaurants                                                          62               3,935          3,874            8
---------------------------------------------------------------------------------------------------------------------------
Retail Shops                                                         36               2,225          2,222            5
---------------------------------------------------------------------------------------------------------------------------
Wholesalers                                                           7                 952            951            2
---------------------------------------------------------------------------------------------------------------------------
Miscellaneous Businesses                                             84               5,785          5,705           12
---------------------------------------------------------------------------------------------------------------------------
   Total loans                                                      520           $  47,302      $  47,147
===========================================================================================================================

* Less than 1%.

The accompanying notes are an integral part of these financial statements.

                  Notes To Consolidated Financial Statements
                      Allied Capital Lending Corporation

NOTE 1.  ORGANIZATION AND BASIS OF PRESENTATION

Organization. Allied Capital Lending Corporation (the Company) is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company is an authorized small business lending company and engages in the business of originating loans to qualified small businesses throughout the United States. The Company raised net proceeds of approximately $27,500,000 in equity through an initial public offering (IPO) in November 1993. Prior to the IPO, the Company was a wholly owned subsidiary of Allied Capital Corporation (former Parent). As of December 31, 1995, Allied Capital Corporation owned approximately 28 percent of the Company's outstanding common stock.

The Company has an investment advisory agreement with Allied Capital Advisers, Inc. (Advisers), whereby Advisers manages the investments of the Company subject to the supervision and control of the Company's board of directors. Certain directors and officers of Advisers are also directors and officers of the Company.

Basis of Presentation. In April 1995, ACLC Limited Partnership (subsidiary) was formed so the Company could participate in the U.S. Small Business Administration (SBA) 504 loan program and originate other types of small business loans. The Company is the general partner and has a 99 percent interest in the subsidiary. Accordingly, the consolidated financial statements of the Company include the accounts of the Company and this majority owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Valuation of Investments. Loans receivable and the related excess servicing asset are valued by the Company's board of directors. Generally, the board of directors considers the fair value of the loans receivable to approximate their carrying value or amortized cost. Unrealized depreciation is recorded by the Company when the board of directors determines that significant doubt exists as to the ultimate realization of the loan.

Loans that are held for sale are valued by the board of directors based upon the net proceeds which the Company may reasonably expect to receive for the sale of the guaranteed portion of the loan assuming such transaction occurred on the valuation date. The Company designates and classifies the guaranteed portion of a current loan as a security held for sale once the loan has been fully disbursed and held for at least 90 days.

Interest Income. Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Interest income also includes servicing fees on loans sold to the secondary market less the amortization of any excess servicing asset.

Premium Income. Premium income represents the differential in the value attributable to the sale of the guaranteed portion of a loan to the secondary market over the carrying amount of the loan.

Realized Losses and Unrealized Appreciation or Depreciation on Investments. Realized losses result when a loan is written off as uncollectible. Unrealized appreciation or depreciation reflects the difference between cost and value.

Distributions to Stockholders. Distributions to stockholders are recorded on the ex-dividend date.

Federal Income Taxes. The Company's objective is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies. The Company annually distributes all of its taxable income to its stockholders; therefore, a federal income tax provision is not required.

Dividends declared by the Company in December that are payable to stockholders of record on a specified date in such month, but paid during January of the following year, are treated as if the distribution was received by the stockholder on December 31 of the year declared.

Earnings Per Share. Earnings are defined as net investment income, net realized losses on investments and net unrealized appreciation or depreciation on investments. The computation of earnings per share is based on the weighted average number of shares and share equivalents outstanding during the period.

                  Notes To Consolidated Financial Statements
                      Allied Capital Lending Corporation

Cash and Cash Equivalents. Cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the acquisition date. At December 31, cash and cash equivalents consisted of the following:

----------------------------------------------------
(in thousands)                 1995          1994
----------------------------------------------------
Cash                        $      214     $      0
Repurchase agreements            2,806        1,297
                            ------------------------
  Total                     $    3,020     $  1,297
                            ========================
----------------------------------------------------


On December 31, 1995, the Company had purchased $2,806,000 of overnight repurchase agreements collateralized by U.S. government securities under agreements to resell on January 2, 1996.

Incentive Stock Option Plan. Statement of Financial Accounting Standards No. 123, issued in October 1995, established new accounting standards for stock-based compensation plans and is effective for fiscal years beginning after December 15, 1995. This new standard will have no material impact on the Company's financial statements.

Reclassifications. Certain reclassifications have been made to the 1994 and 1993 financial statements to conform with the 1995 financial statement presentation.

NOTE 3.  INVESTMENTS

The Company and its subsidiary originate loans to qualified small businesses under and in conjunction with the SBA 7(a) and 504 programs, respectively.

Under the SBA 7(a) program, the Company originates loans that are guaranteed by the SBA and are collateralized, generally with first liens on real estate and/or personal property of the borrower. The SBA guarantees repayment between 75 percent and 80 percent of up to a $1,000,000 face amount and a maximum of three months of accrued interest on the guaranteed portion of the loans originated. The Company generally sells the guaranteed portion of its loans into the secondary market, and retains the rights to service such loans. The loans generally provide for an annual variable rate of interest equal to the then prevailing prime rate, as reported in the Wall Street Journal, plus 2.75 percent. The Wall Street Journal prime interest rate was 8.5 percent at December 31, 1995 and 1994. The loans generally have a term of seven to 25 years and may be prepaid without penalty. The principal balance of the sold portions of such loans serviced by the Company is approximately $97,000,000 and $82,000,000 at December 31, 1995 and 1994, respectively.

The subsidiary originates real estate loans to qualified small businesses pursuant to the SBA 504 program and originates companion loans to SBA 7(a) guaranteed loans. Under the SBA 504 loan program, small businesses can purchase or build real estate with very favorable long-term debt. Loans the subsidiary finances through the 504 program are structured such that the entrepreneur provides at least 10 percent of the project cost in equity, the subsidiary provides 50 percent of the project cost in a 20-year floating rate first mortgage, and a local certified development company (CDC) provides a 20-year fixed rate second mortgage loan for the remaining 40 percent of the project cost. Both loans are fully amortizing and the subsidiary loan provides for an annual variable rate of interest equal to the then prevailing prime rate, as reported in the Wall Street Journal, plus up to 2.75 percent. The subsidiary also may originate senior loans secured by real estate as a companion loan to the SBA 7(a) guaranteed loans. The companion loan is similar in terms to the SBA 7(a) guaranteed loan with the exception that the companion loan is senior in debt priority to the SBA 7(a) guaranteed loan, and carries no government guarantee.

At December 31, 1995 and 1994, loans with a cost basis of $3,835,000 and $979,000 were not performing and were not accruing interest.

At December 31, total investments consisted of the following:

--------------------------------------------------------------------
(in thousands)                               1995            1994
--------------------------------------------------------------------
At amortized cost:
   Guaranteed portion under
        7(a) program                      $  10,275      $   11,808
   Unguaranteed portion under
        7(a) program                         33,223          21,127
   504 program and companion loans            3,804               _
                                          --------------------------
           Total                          $  47,302          32,935
                                          ==========================
At value:
   Guaranteed portion under
        7(a) program                      $  10,275      $   11,808
   Unguaranteed portion under
        7(a) program                         33,068          20,963
   504 program and companion loans            3,804               _
                                          --------------------------
           Total                          $  47,147      $   32,771
                                          ==========================

--------------------------------------------------------------------

                  Notes To Consolidated Financial Statements
                      Allied Capital Lending Corporation

For federal income tax purposes the unrealized depreciation for all securities, based on cost, and the aggregate cost of total investments as of December 31, 1995 were $155,000 and $47,302,000, respectively.

NOTE 4.  EXCESS SERVICING ASSET

When the Company sells the guaranteed portion of a SBA 7(a) loan it originates into the secondary market, it retains the unguaranteed portion and the right to service the entire loan. The Company recognizes premium income equal to the difference between the amount received from the purchaser and the carrying principal amount of the guaranteed portion sold plus the value of the servicing rights retained in excess of a normal servicing fee (excess servicing asset). The value of the excess servicing asset at the transaction date is based on various factors including premiums realized on comparable transactions in the secondary market and comparable market bids with normal servicing rates on SBA loans.

NOTE 5. INVESTMENT ADVISORY AGREEMENT

The Company has entered into an investment advisory agreement with Advisers, which is approved at least annually by the board of directors or by vote of the holders of a majority of the outstanding shares of the Company. The agreement may be terminated at any time on sixty days' notice, without penalty, by the Company's board of directors or by a vote of the holders of a majority of the Company's outstanding shares and will terminate automatically in the event of its assignment.

The Company pays all operating expenses, except those specifically required to be borne by Advisers. The expenses paid by Advisers include the compensation of the Company's officers and the cost of office space, equipment and other personnel required for the Company's day-to-day operations. The expenses that are paid by the Company include the Company's share of transaction costs incident to investment activities, legal and accounting fees, the fees and expenses of the Company's independent directors and the fees of its officer-directors, the costs of printing and mailing proxy statements and reports to stockholders, costs associated with promoting the Company's stock, and the fees and expenses of the Company's custodian and transfer agent. The Company is also required to pay expenses associated with litigation and other extraordinary or non-recurring expenses, as well as expenses of required and optional insurance and bonding. All fees paid by or for the account of an actual or prospective portfolio borrower in connection with an investment are treated as commitment fees and are received by the Company, rather than by Advisers. Advisers is entitled to retain for its own account any fees paid by or for the account of a company, including a portfolio company, for special investment banking or consulting work performed for that company which is not related to such investment transaction or management assistance.

As compensation for its services to and the expenses paid for the account of the Company, Advisers is paid, quarterly in arrears, a fee equal to 0.625 percent per quarter of the quarter-end value of the Company's consolidated total assets, less interim investments, cash and cash equivalents plus 0.125 percent per quarter of the quarter-end value of consolidated interim investments, cash and cash equivalents. These fees on an annual basis approximate 2.5 percent on consolidated invested assets, and 0.5 percent on consolidated interim investments, cash and cash equivalents. Advisory fees for 1993 included the Company's pro rata share of the former Parent's investment advisory fee and other costs of approximately $505,000.

NOTE 6.  DIVIDENDS AND DISTRIBUTIONS

The Company's board of directors declared and the Company paid dividends of $0.30 per share for the fourth quarter, $0.29 per share for the third quarter, $0.2825 per share for the second quarter and $0.27 per share for the first quarter of 1995. The Company's board of directors also declared an extra distribution in the fourth quarter of $0.0775 per share, which was paid to stockholders on January 31, 1996, for a total distribution in 1995 equal to $1.22 per share.

The distributions of taxable income declared by the board of directors for 1995, 1994 and 1993 were considered ordinary income for federal income tax purposes.

The 1995 distributions of $1.22 per share were comprised of cash payments and issuance of the Company's shares pursuant to the Company's dividend reinvestment plan in the amounts of $1.18 and $0.04, per share, respectively. The 1994 distributions of $1.08 per share were comprised of cash payments and issuance of the Company's common shares pursuant to the Company's dividend reinvestment plan in the amounts of $1.07 and $0.01, per share, respectively. 1993 distributions were paid in cash.

                  Notes To Consolidated Financial Statements
                      Allied Capital Lending Corporation

NOTE 7.  NOTES PAYABLE

The Company has a $15,000,000 secured line of credit with a bank. The interest rate associated with this line of credit is equal to LIBOR plus 2.2 percent per annum, payable monthly. As of December 31, 1995 and 1994, the Company was paying interest at 7.95 percent and 8.5 percent per annum, respectively, on the amount outstanding under this line. The line of credit requires a quarterly facility fee of 0.375 percent per annum on the unused portion of the line of credit. As of December 31, 1995, the Company had outstanding borrowings under the secured line of credit equal to $13,335,000.

The Company has a $2,000,000 unsecured line of credit with a bank, which bears interest at the Wall Street Journal prime rate plus 0.25 percent per annum, payable monthly, and expires July 31, 1996. As of December 31, 1995 and 1994, the Company was paying interest at 8.75 percent per annum, on the amount outstanding under this line. The line of credit requires a quarterly facility fee of 0.375 percent per annum on the unused portion of the line of credit. As of December 31, 1995, the Company had outstanding borrowings under the unsecured line of credit equal to $1,055,000.

Both the secured and unsecured lines of credit expire on July 31, 1996.

The subsidiary has a credit agreement whereby the subsidiary can borrow up to $20,000,000 in order to finance its loans to small business concerns. This credit agreement bears interest at a rate equal to LIBOR plus 2 percent per annum, payable monthly, and expires on September 27, 1996. As of December 31, 1995, the subsidiary was paying interest ranging from 7.75 to 7.93 percent per annum on the amount outstanding under this line. The agreement requires a quarterly facility fee of 0.15 percent per annum on the unused portion of the line. As of December 31, 1995, the subsidiary had outstanding borrowings under this agreement equal to $4,524,000.

NOTE 8.  SHAREHOLDERS' EQUITY

The Company has a dividend reinvestment plan (the Plan). Stockholders of record are automatically enrolled in the Plan, and the Plan is considered an "opt-out" plan. The Company may instruct the stock transfer agent to buy shares in the open market or to issue new shares. When the Company issues new shares, the price is equal to the average of the closing sales prices reported for the shares for the five days on which trading in the shares takes place immediately prior to and including the dividend payment date. During 1995 and 1994, the Company issued 14,536 and 1,980 new shares pursuant to the Plan at an average price of $12.60 per share and $10.63 per share, respectively.

The Company has an incentive stock option plan (ISO plan) which provides for the granting of stock options or shares to the Company's officers. The number of shares of the Company's stock available for option under the plan total 504,860. Options may be granted under the plan at a price not less than the market value of the underlying shares on the date of the grant and in any event not less than the original offering price of the Company's shares ($15) and are exercisable over a ten-year period. The ISO plan also permits a one-time grant of options to each member of the board of directors who is not an employee of the investment adviser to purchase 10,000 shares of the Company's common stock. Holders of ten percent or more of the Company's stock must exercise their options within a five year period.

Officers of the Company may borrow from the Company the funds necessary to exercise vested options. There were no loans outstanding at December 31, 1995 or 1994.

                  Notes To Consolidated Financial Statements
                      Allied Capital Lending Corporation


A summary of the activity in the ISO plan is as follows:

-------------------------------------------------------------------------------------------------
                                                           1995            1994           1993
-------------------------------------------------------------------------------------------------
Options outstanding at January 1,                          283,310         266,640              _
Options granted                                            266,646          50,000        266,640
Options exercised                                                _               _              _
Options canceled                                           (56,666)        (33,330)             _
                                                        -----------------------------------------
Options outstanding at December 31,                        493,290         283,310        266,640
                                                        =========================================
Options available for grant                                 11,570         221,550         26,860
Options exercisable                                        259,974         153,318         79,992
                                                        -----------------------------------------
Option prices per share:
       Granted                                          $    15.00      $    15.00     $    15.00
       Exercised                                        $        _      $        _     $        _
       Canceled                                         $    15.00      $    15.00     $        _
                                                        -----------------------------------------

-------------------------------------------------------------------------------------------------

NOTE 9.  COMMITMENTS AND CONTINGENCIES

The Company had total loan commitments outstanding at December 31, 1995 to various qualified small businesses totaling $33,000,000.

In connection with the sale of the guaranteed portion of loans in 1992, the Internal Revenue Service may assert that these transactions subject the Company to a liability for income taxes of up to $845,000 for that year. If the Internal Revenue Service in the future asserts such a claim, management and tax counsel believe that the Company has valid defenses for the position that such transactions do not subject the Company to a liability for additional income taxes; however, the Company has an agreement with the former Parent pursuant to which the Company is indemnified against such liability if asserted.

NOTE 10.  CONCENTRATIONS OF CREDIT RISK

The Company and the subsidiary place their cash in financial institutions and at times, cash held in checking accounts may be in excess of the FDIC insurance limit.


-----------------------------------------------------------------------------------------------------------
NOTE 11.  QUARTERLY FINANCIAL HIGHLIGHTS (UNAUDITED)
-----------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                        1995
                                                          QTR 1          QTR 2         QTR 3        QTR 4
-----------------------------------------------------------------------------------------------------------
Total investment income                                  $ 1,827      $   1,771      $   2,327     $  2,131
Net investment income                                    $ 1,394      $   1,231      $   1,580     $  1,233
Net increase in net assets resulting from operations     $ 1,345      $   1,248      $   1,402     $  1,257
Per share                                                $  0.31      $    0.29      $    0.32     $   0.29
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                                                  1994
-----------------------------------------------------------------------------------------------------------
                                                          Qtr 1          Qtr 2         Qtr 3        Qtr 4
Total investment income                                  $ 1,137      $   1,512      $   1,537     $  1,879
Net investment income                                    $   873      $   1,213      $   1,242     $  1,550
Net increase in net assets resulting from operations     $   856      $   1,228      $   1,306     $  1,141
Per share                                                $  0.20      $    0.28      $    0.30     $   0.26
-----------------------------------------------------------------------------------------------------------

Quarterly amounts for 1994 have been reclassified to conform with classifications used in the financial statements for 1995.
--------------------------------------------------------------------------------

                      Report Of Independent Accountants
                      Allied Capital Lending Corporation

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
ALLIED CAPITAL LENDING CORPORATION



We have audited the consolidated balance sheet of Allied Capital Lending Corporation as of December 31, 1995 and 1994, including the consolidated statement of investments in small business concerns as of December 31, 1995 and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1995 and the selected per share data presented as financial highlights for each of the five years in the period ended December 31, 1995. These financial statements and per share data are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included the examination or confirmation of securities owned at December 31, 1995 and 1994. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and selected per share data referred to above present fairly, in all material respects, the financial position of Allied Capital Lending Corporation as of December 31, 1995 and 1994, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1995, and the selected per share data for each of the five years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As explained in Note 2, the consolidated financial statements include securities valued at $47,147,000 as of December 31, 1995 and $32,771,000 as of December 31, 1994, (85% and 87%, respectively, of total assets) whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the Board of Directors in arriving at its estimate of value of such securities and have inspected underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.



McLean, Virginia
February 2, 1996

                             Regional Associates
                      Allied Capital Lending Corporation

AMERICAN SEED CAPITAL
1660 Lincoln Street
Suite 1666
Denver, CO  80264
(303) 832-1666

BOVIS FINANCIAL SERVICES
P.O. Box 3845
225 Kiefer Drive
Montgomery, AL  36109
(800) 467-9884

CAPITAL ALTERNATIVES, INC.
2000 Hycroft Drive
Pittsburgh, PA  15241
(412) 831-2513

CAPITAL ASSET PARTNERS
900 Wilshire Drive
Suite 304
Troy, MI  48084
(810) 362-2002

THE DOMAIN CORPORATION
745 Craig Road
Suite 200
St. Louis, MO 63141-7122
(314) 993-1357

DOOLEY FINANCIAL SERVICES
93 8th Avenue
Sea Cliff, NY 11579
(516) 674-4069

FIRST MIDWEST FINANCIAL, L.L.C.
214 Spruce Tree Center
1600 University Avenue
St. Paul, MN  55104
(612) 649-3588

GLASER CAPITAL CORPORATION
Atrium One
Suite 1710
201 East Fourth Street
Cincinnati, OH  45202
(513) 852-5192

JANE DIVEN & ASSOCIATES
Route 601
Route 1, Box 312C
Bluemont,VA  22012
(540) 554-2400

MEDIA SERVICES GROUP, INC.
170 Westminster Street
Suite 701
Providence, RI  02903
(401) 454-3130

MEDIA SERVICES GROUP, INC.
6802 Patterson Avenue
Richmond, VA  23226
(804) 282-5561

MERCHANTS FUNDING CORPORATION
167 Washington Street
Norwell, MA  02061
(617) 982-2336

MITCHELL CAPITAL CORPORATION
900 East Eighth Avenue
Suite 300
King of Prussia, PA 19406
(610) 768-8991

THE MORTGAGE STORE
Gainey Ranch Financial Center
Suite 200
7373 E. Doubletree Ranch Road
Scottsdale, AZ  85258
(602) 443-3191

PACIFIC NW GROUP
14456 Southwest Arabian Drive
Beaverton, OR  97008
(503) 524-0407

SOUTHERN CAPITAL ADVISORS, INC.
9951 Atlantic Boulevard
Suite 254
Jacksonville, FL  32225
(904) 721-9392

SPARKS FINANCIAL GROUP, INC.
6363 Woodway
Suite 911
Houston, TX  77057
(713) 780-8886

                            Directors And Officers
                      Allied Capital Lending Corporation

DIRECTORS

David Gladstone(1)
Chairman of the Board &
Chief Executive Officer

George C. Williams(1)
Vice Chairman of the Board

Katherine C. Marien
President & Chief Operating Officer

Jon W. Barker(2)
Associate, Grubb & Ellis (real estate firm)

Eleanor Deane Bierbower(1,3)
Managing Partner
Deane Investment Company, L.P.

Robert V. Fleming II(1,2,3)
Principal, Hoskinson, Davis & Fleming, Inc.
(real estate firm)

Anthony T. Garcia(2)
Senior Vice President, Lehman Brothers, Inc.

Frank L. Langhammer(1,3)
Vice President & Chief Financial Officer
Overseas Private Investment Corporation

Arthur H. Keeney III(2)
Director, President & Chief Executive Officer,
The East Carolina Bank

OFFICERS

David Gladstone
Chairman of the Board

George C. Williams
Vice Chairman of the Board

Katherine C. Marien
President & Chief Operating Officer

William F. Dunbar
Executive Vice President

John M. Scheurer
Executive Vice President

Joan M. Sweeney
Executive Vice President

G. Cabell Williams III
Executive Vice President

Tricia B. Daniels
Senior Vice President

Jon A. DeLuca
Senior Vice President, Treasurer &
Chief Financial Officer

George Stelljes III
Senior Vice President

Thomas R. Salley
General Counsel & Secretary

Vicki R. Johnson
Vice President

David Melendez
Vice President

Mary E. Olson
Vice President

Suzanne V. Sparrow
Vice President, Investor Relations

Donald L. Benfer
Assistant Vice President

Penni F. Roll
Controller & Assistant Treasurer

Kelly A. Anderson
Corporate Controller & Assistant Treasurer

(1) Executive Committee
(2) Audit Committee
(3) Compensation Committee

                     Investor Information Allied Capital
                             Lending Corporation

CORPORATE HEADQUARTERS
c/o Allied Capital Advisers, Inc.
1666 K Street, NW, 9th Floor
Washington, DC 20006
Tel: (202) 331-1112
Fax: (202) 659-2053

TRANSFER AGENT & REGISTRAR
Information on transferring securities, replacing a lost or stolen certificate, or processing a change of address should be directed to:

American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, NY  10005
(800) 937-5449

DIVIDEND REINVESTMENT PLAN
For the benefit of our stockholders, the Company provides a dividend reinvestment plan. All communication regarding this service should be directed to the Company's transfer agent and registrar who also serves as the plan administrator.

MARKET LISTING
Nasdaq National Market
Symbol: ALCL
CUSIP Number: 019 042 100

ANNUAL MEETING OF STOCKHOLDERS
The 1996 Annual Meeting of Stockholders will be held at 10:00 a.m. on Monday, May 13, 1996 at Strathmore Hall Arts Center, 10701 Rockville Pike, North Bethesda, Maryland. All stockholders are welcome to attend.

FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission, will be sent at no charge to any stockholder upon request to the Investor Relations Department at the Company's corporate headquarters.

INDEPENDENT ACCOUNTANTS
Matthews, Carter and Boyce
McLean, VA

NUMBER OF STOCKHOLDERS
As of December 31, 1995, there were approximately 1,700 stockholders of record. The Company estimates there were 7,800 beneficial stockholders.

INVESTMENT ADVISER
Allied Capital Advisers, Inc.
Washington, DC
Shares of the investment adviser are traded on Nasdaq National Market under the symbol ALLA.

QUARTERLY STOCK PRICE AND DISTRIBUTIONS TO STOCKHOLDERS
The following table sets forth the high and low bid prices of the Company's common stock by calendar quarter during 1995 and 1994 and the distributions paid per share. These quotations represent interdealer quotations and do not include markups, markdowns or commissions and may not necessarily represent actual transactions.

----------------------------------------------------------------------------------------------------------------
                                             1995                                        1994
                                                        DISTRIBUTIONS                             Distributions
                                 HIGH          LOW        PER SHARE      High             Low       Per Share
----------------------------------------------------------------------------------------------------------------
First Quarter                   $  12.75     $  9.50     $     0.27      $  15.75      $  14.25      $   0.25
Second Quarter                  $  12.00     $ 13.25     $   0.2825      $  15.25      $  12.50      $   0.25
Third Quarter                   $  13.00     $ 12.00     $     0.29      $  14.25      $  13.00      $   0.25
Fourth Quarter                  $  13.25     $ 12.00     $     0.30      $  14.25      $   9.75      $   0.27
Annual Extra Distribution                                $   0.0775                                  $   0.06
                                                         ----------                                  --------
    Total Distribution                                   $     1.22                                  $   1.08
                                                         ==========                                  ========
----------------------------------------------------------------------------------------------------------------