Form 10-K, Exhibit 13
period 1996-12-31
ALLIED CAPITAL LENDING CORP
filed 1997-03-31
CIK 3906

                           Allied Capital Lending Corporation

                             SHAREHOLDER INFORMATION


CORPORATE OFFICE
c/o Allied Capital Advisers, Inc.
1666 K Street, NW, 9th Floor
Washington, DC 20006
Telephone:                    (202) 331-1112
Facsimile:                    (202) 659-2053
News-On-Demand:               (888) 329-5519
Investor Relations:           (202) 973-6334
Investor Relations E-mail:    ir@alliedcapital.com
Marketing:                    (202) 331-2439
Marketing E-mail:             info@alliedcapital.com
Internet Address:             http://www.alliedcapital.com

STOCK TRANSFER AGENT AND REGISTRAR
Inquiries on transferring securities, replacing a lost or stolen certificate, participating in the Dividend Reinvestment Plan, requesting Direct Deposit information or processing a change of address should be directed to:
American Stock Transfer & Trust Company
40 Wall Street, 46th Floor
New York, NY 10005
In the United States:         (800) 937-5449
Outside the United States:    (212) 936-5100
E-mail:                       info@amstock.com
Internet Address:             http://www.amstock.com

FORM 10-K REPORT
A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon written request to the Investor Relations Department at the Company's corporate office. This information is also available on Allied Capital's Internet site: http://www.alliedcapital.com

1997 ANNUAL MEETING OF SHAREHOLDERS
Montgomery Room at The Residence Inn by Marriott,
7335 Wisconsin Avenue, Bethesda, Maryland 20814
Monday, May 12, 1997
10 a.m. (EST)
All shareholders are welcome to attend.

INDEPENDENT ACCOUNTANTS
Matthews, Carter and Boyce, P.C.
McLean, VA

STOCK MARKET LISTING
Allied Capital Corporation common stock is quoted on the Nasdaq National Market under the ticker symbol ALCL. Most newspapers list the Company's stock as "AldCap." The Company has approximately 1,600 shareholders of record and 7,000 beneficial shareholders.

DIVIDENDS AND DISTRIBUTIONS
Generally, quarterly dividends on common stock are paid on the last business day of each quarter. The Company has also paid a fifth distribution at year-end since its initial public offering.

STOCK PRICE

                High     Low      Close
                ----     ---      -----

1995     Q1     12.75     9.50    12.75
         Q2     13.25    12.00    13.00
         Q3     13.00    12.00    12.00
         Q4     13.25    12.00    13.25


1996     Q1     15.00    12.75    14.50
         Q2     15.00    12.70    13.13
         Q3     15.38    13.13    14.63
         Q4     15.88    14.00    15.25



TOTAL DISTRIBUTIONS PER SHARE




   1993*   1994    1995    1996
   ----    ----    ----    ----
  $1.10   $1.08   $1.22   $1.30



*Consisted of $1.02 per share distributed prior to the Company's IPO in November 1993, and $0.08 per share distributed subsequent to the IPO.

AVERAGE ANNUAL TOTAL RETURN


    Value of $10,000 Investment
          from 11/23/93
  ------------------------------
  Year-End                 Value
  --------                 -----
  1993                   $10,541
  1994                     7,542
  1995                    10,588
  1996                    13,323



A $10,000 investment in Allied Capital Lending Corporation at its initial public offering on November 23, 1993, with all dividends reinvested, was worth $13,323 at the end of 1996, a 9.7% average annual total return over this period.

                       Allied Capital Lending Corporation

                                COMPANY PROFILE

Allied Capital Lending Corporation offers shareholders the opportunity to profit from a nationwide portfolio of senior secured loans to small businesses. Managed by Allied Capital Advisers, Inc., the company seeks to provide current income and long-term capital appreciation for its shareholders.

                              FINANCIAL HIGHLIGHTS

                                                                                     December 31,
(in thousands, except per share amounts)                                           1996         1995
----------------------------------------------------------------------------------------------------
Total Investments at Value                                                      $60,408      $47,147
Total Assets                                                                    $68,402      $55,480
Shareholders' Equity (Net Asset Value)                                          $41,971      $32,884
Net Increase in Net Assets Resulting from Operations                            $ 6,316      $ 5,252
Earnings Per Share                                                              $  1.32      $  1.20
Distributions Per Share                                                         $  1.30      $  1.22
Number of Shares Outstanding                                                      5,127        4,385



                       Allied Capital Lending Corporation
                                       1

                       Allied Capital Lending Corporation

                CONSOLIDATED COMPARISON OF FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------------------------------------
                                                                     For the Years Ended December 31,
(in thousands, except per share amounts)                 1996        1995         1994        1993     1992(1)
--------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS

Tax distributions declared subsequent to
  the initial public offering(2)                       $  6,381   $  5,339    $  4,718    $    350    $    --
  Per share                                            $   1.30   $   1.22    $   1.08    $   0.08    $    --
Tax distributions declared prior to
  the initial public offering(3)                       $    --    $    --     $    --     $  2,422    $  2,063
  Per share                                            $    --    $    --     $    --     $   1.02    $   0.87
--------------------------------------------------------------------------------------------------------------
OPERATIONS

Interest                                               $  7,463   $  5,966    $  3,716    $  2,260    $  1,380
Premium income                                         $  2,563   $  2,090    $  2,349    $  2,196    $  1,958
Total investment income                                $ 10,026   $  8,056    $  6,065    $  4,456    $  3,338
  Per share                                            $   2.10   $   1.84    $   1.39    $   1.72    $   1.40
Net investment income                                  $  6,250   $  5,438    $  4,878    $  2,944    $  2,011
  Per share                                            $   1.31   $   1.24    $   1.12    $   1.14    $   0.84
Net realized losses and net unrealized
  appreciation (depreciation) on investments           $     66   $   (186)   $   (347)   $   (270)   $    (43)
  Per share                                            $   0.01   $  (0.04)   $  (0.08)   $  (0.11)   $   0.01)
Net increase in net assets resulting from operations   $  6,316   $  5,252    $  4,531    $  2,674    $  1,968
  Per share                                            $   1.32   $   1.20    $   1.04    $   1.03    $   0.83
Weighted average number of shares and share
  equivalents outstanding                                 4,785      4,376       4,368       2,587       2,380
--------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION

Investments at value                                   $ 60,408   $ 47,147    $ 32,771    $ 21,793    $ 12,241
Investments at cost                                    $ 60,311   $ 47,302    $ 32,935    $ 21,905    $ 12,421
Total assets                                           $ 68,402   $ 55,480    $ 37,619    $ 34,953    $ 17,420
Total debt(4)                                          $ 23,743   $ 18,914    $  3,130    $    --     $  7,860
Shareholders' equity (net asset value)                 $ 41,971   $ 32,884    $ 32,788    $ 32,955    $  5,505
  Per share                                            $   8.19   $   7.50    $   7.50    $   7.54    $   2.31
Per share market value at end of year                  $  15.25   $  13.25    $  10.38    $  15.75    $    --
Shares outstanding at end of year                         5,127      4,385       4,370       4,368       2,380
--------------------------------------------------------------------------------------------------------------

(1) Prior to the 1993 initial public offering, the Company's former Parent and sole shareholder and board of directors approved an increase in the authorized shares and a stock split effected in the form of a stock dividend to the sole shareholder. All share data for prior years presented have been restated to reflect the stock split.
(2) 1993 is based on 4,368,420 shares outstanding subsequent to the initial public offering, and dividends for the three months ended December 31, 1993.
(3) 1993 is based on 2,380,000 shares outstanding prior to the initial public offering, and dividends for the nine months ended September 30, 1993.
(4) Debt outstanding prior to 1993 represents borrowings from the Company's former Parent.


                       Allied Capital Lending Corporation
                                       9

                       Allied Capital Lending Corporation

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The following discussion should be read in conjunction with the financial statements and notes thereto included elsewhere in this report.

ORGANIZATION

Allied Capital Lending Corporation (Company), a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (1940
Act).

The Company is licensed by the SBA as a small business lending company (SBLC) and is a participant in the SBA Section 7(a) guaranteed loan program. The Company also participates in the SBA Section 504 loan program and generates companion loans to Section 7(a) loans. Until December 31, 1996, the Company made these loans through its ownership in ACLC Limited Partnership (Partnership), which was formed in April 1995. Until December 31, 1996, the Company had a 1% general partnership interest and owned a 98% limited partnership interest in the Partnership. Accordingly, the consolidated financial statements of the Company for 1996 include the accounts of the Company and the Partnership.

Effective January 1, 1997, the Company reorganized to provide the Company with greater flexibility to generate loans and to better match its financing with its investment opportunities, and to maximize the return on the Company's loans (Reorganization). The Company formed two subsidiaries, Allied Capital SBLC Corporation (Allied SBLC) and Allied Capital Credit Corporation (Allied Credit). Both Allied SBLC and Allied Credit (Subsidiaries) are Maryland corporations and closed-end management investment companies that have elected to be regulated as business development companies (BDCs) under the 1940 Act. Effective January 1, 1997, the Company assigned its SBLC license and transferred all Section 7(a) loans and related assets and liabilities to Allied SBLC in return for 100% of Allied SBLC's common stock. The Company dissolved the Partnership and purchased the 1% limited partnership interest not owned by the Company. The Company assumed all of the Partnership's assets and liabilities upon the dissolution.

This Reorganization has not changed the Company's operations or its current product lines. This new structure will allow the Company to operate more effectively and to expand with new financial products to diversify its consolidated portfolio.

LIQUIDITY AND CAPITAL RESOURCES

The Company requires capital to make loans, to carry those loans until sale occurs, and to carry the unsold portion of the principal amount of the loans to maturity.

In conjunction with its Reorganization, the Company and the Subsidiaries have restructured all lines of credit and entered into new financing arrangements effective January 1, 1997. The new arrangements provide for two separate secured lines of credit with available amounts totaling $40 million. The lines have interest rates ranging from LIBOR plus 1.6% to LIBOR plus 2.2%. Interest is payable monthly, and both lines expire in May 1998. The lines require an annual fee of $80,000 in total.

During 1996, for the purpose of financing Section 7(a) loans, the Company had a $20 million secured line of credit with a commercial bank. The Company was paying an interest rate of 7.8% per annum on the $15.7 million borrowed under the facility at December 31, 1996.

In addition, in 1996 the Partnership had a secured line of credit with a commercial bank to borrow up to $15 million at a rate equal to the one-month LIBOR plus 2.7% per annum to finance Section 504 loans and companion loans. At December 31, 1996, the Partnership was paying interest of 8.3% per annum on the $8.1 million borrowed under this agreement.

The Company offered a total of 628,909 shares of common stock pursuant to a one-for-five non-transferrable rights offering (rights offering) in 1996, with the right to increase the number of shares to be purchased by 15%, or 94,336 shares, for an aggregate total of 723,245 shares available under the offer. Shareholders participating in the rights offering purchased 548,887 shares at $13.04 per share. The Company received gross proceeds of $7.2 million from the rights offering. The Company sold the 174,358 shares not sold in the rights offering to a private buyer at a net price of $12.74 per share (private offering). The Company received gross proceeds of $2.2 million from this sale. Net proceeds from the rights offering and private offering combined were $8.9 million, after expenses of approximately $496,000, including commissions.

Management plans to continue to use leverage to finance the growth of the Company. However as a BDC, the Company must maintain 200% asset coverage for senior securities representing indebtedness, which will limit the Company's ability to borrow on a consolidated basis. The Company will, however, be able to increase its leverage in Allied SBLC beyond the 200% asset coverage limit, subject to market availability. It is management's belief that the Company will have access to the capital resources necessary to expand and develop its business. The Company may seek to obtain funds through additional equity offerings, debt financings, or loan sales. The Company anticipates that adequate cash will be available to make new loans, fund its operating expenses, satisfy debt service obligations and pay dividends over the next year.


                       Allied Capital Lending Corporation
                                      10

                       Allied Capital Lending Corporation

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


RESULTS OF OPERATIONS

COMPARISON OF 1996 AND 1995

The Company originated $55.1 million in new loans during 1996. Net of loan sales, repayments and changes in portfolio valuation, the Company's total loans to small businesses increased by $13.3 million to $60.4 million at December 31, 1996 as compared to $47.1 million at December 31, 1995. At December 31, 1996, loans to small businesses totaled 88% of the Company's total assets, compared to 85% at December 31, 1995.

Net increase in net assets resulting from operations, which includes net investment income, realized gains and losses, and unrealized appreciation and depreciation in the portfolio, increased 20% to $6.3 million, or $1.32 per share, for 1996 as compared to $5.2 million, or $1.20 per share, for the same period in 1995. The 1996 per share amount reflects an increase of 9% in the weighted average number of shares and share equivalents used to calculate earnings per share because of the rights offering and the private offering.

Total investment income increased 24% to $10.0 million in 1996 as compared to $8.1 million in 1995. Interest income increased 25% to $7.5 million in 1996 from $6.0 million in 1995. This increase is due to growth in the Company's investments in small business concerns. Premium income for 1996 equaled $2.6 million, which represents a 23% increase over the comparable period in 1995. This increase in premium income results from generating more sales of the guaranteed portion of the Section 7(a) loans to the secondary market and the sale of Section 504 and companion loans.

Total expenses for the year ended December 31, 1996 increased to $3.8 million from $2.6 million for the same period in 1995. This increase in total expenses is primarily due to increases in interest expense and the investment advisory fee.

The Company partially funds its growth in investments to small business concerns through borrowings on its existing credit lines. As the Company continued to borrow funds to finance its portfolio, interest expense increased 85% in 1996 as compared to 1995. The Company pays investment advisory fees to Advisers at an approximate annual rate of 2.5% on invested assets and 0.5% on interim investments, cash and cash equivalents. Therefore, the investment advisory fee grows commensurate with the growth in total assets. Total advisory fees equaled $1.5 million and $1.1 million for 1996 and 1995, respectively. Other expenses decreased to $484,000 for 1996 as compared to $519,000 for 1995.

At December 31, 1996 the Company held loans with a cost of $5.4 million for sale to third-party purchasers. These loans have been valued at their estimated net sales price of $5.8 million. These loans consisted of Section 7(a), Section 504 and companion loans. These loans are expected to be sold at net premiums ranging from 3% to 9%, and, as a result, their unrealized appreciation is included in the 1996 results from operations.

The Company declared and paid dividends equal to $1.30 per share in 1996. This represents an increase of 7% on a per share basis over 1995 dividends. Taxable income was greater than net investment income before net unrealized appreciation on investments because of certain timing differences in the recognition of income for federal income tax purposes. Dividends are based upon the Company's taxable income and it has been the Company's objective to distribute 100% of its taxable income.

COMPARISON OF 1995 TO 1994

For the year ended December 31, 1995, the net increase in net assets resulting from operations was $5.2 million or $1.20 per share as compared to $4.5 million or $1.04 per share for the year ended December 31, 1994, which represented a 16% increase. The net increase in net assets resulting from operations, increased primarily due to continued growth in the Company's portfolio of loans to small businesses.

Interest income increased by $2.3 million in 1995 over 1994 to $6.0 million. This increase was directly related to the net increase in invested assets of $14.4 million during the year. Premium income from the sale of loans in 1995 decreased 11% to $2.1 million as compared to $2.3 million in the prior year. Overall, total investment income increased by $2 million in 1995 or 33%.

Investment advisory fees increased by $329,000 to $1.1 million in 1995 due to the growth of investments upon which the investment advisory fee is based.

Interest expense increased $884,000 to $959,000 in 1995 compared to $75,000 in 1994 as a result of increased new borrowings. Total borrowings increased from $3.1 million at December 31, 1994 to $18.9 million at December 31, 1995.

Other expenses increased 72% to $519,000 in 1995 from $301,000 in 1994. The Company had a special shareholders' meeting in 1995 to expand the Company's investment objective and policies. The Company also incurred higher shareholders' costs because Allied Capital Corporation (former Parent), the Company's former Parent, distributed 335,086 shares of the Company's common stock to the former Parent's shareholders in lieu of a cash dividend in January 1995, thus increasing the number of the Company's shareholders.

Total dividends from taxable income for 1995 equaled $1.22 per share.



                       Allied Capital Lending Corporation
                                      11

                       Allied Capital Lending Corporation

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


FACTORS AFFECTING THE COMPANY'S BUSINESS

Concentrations of Credit Risk. The Company may, from time to time, concentrate its loans in particular industries, but generally the Company does not intend to concentrate its loans in any industry. At December 31, 1996, the Company had in its portfolio or was servicing loans to hotels and motels, restaurants, manufacturers, retailers, gasoline service stations, broadcast stations and other industries.

At December 31, 1996, $17.6 million, or 29% of the Company's outstanding loans, were invested in the hotel and motel industry (Hospitality Loans). At December 31, 1996, Hospitality Loans included $4.1 million of loans held for sale. Hospitality Loans not held for sale at December 31, 1996 represented 22% of the Company's outstanding loans. In the event of a downturn in the hotel and motel industry, the ability of such borrowers to satisfy their debt service obligations to the Company could be adversely affected. In addition, existing competing establishments, new hotel or motel construction which could saturate the market in a geographic area, or declining trends in travel could adversely affect the ability of these borrowers to service their debts to the Company.

Government-Sponsored Programs. The Company's business remains largely dependent upon two government-sponsored SBA-administered loan programs, the Section 7(a) guaranteed loan program and the Section 504 loan program. The Section 7(a) and
Section 504 loan programs are regulated by the SBA pursuant to laws passed by Congress. There is no assurance that the government appropriations for these programs or for the operations of the SBA will be continued. In addition, both programs are subject to changes in law or regulation at any time that could have an adverse impact on the Company's operations with regard to the programs.

Risks of Default. Loans to small businesses involve a high risk of default. Small businesses usually have smaller product lines and market shares than larger companies, and, therefore, may be more vulnerable to competition and general economic conditions. The success of these businesses typically depend upon the management talents and efforts of one person or a small group of persons whose death, disability or resignation would adversely affect the business. Because these businesses frequently have highly leveraged capital structures, reduced cash flow resulting from economic downturns can severely impact the businesses' ability to meet their obligations. The unguaranteed portions of Section 7(a) loans retained by the Company do not benefit directly from any SBA guarantees in an event of default; however, the Company and the SBA typically cooperate in collateral foreclosure or other work-out efforts and the Company shares pari passu with the guaranteed portion holder in any resulting collections. The Section 504 loans and the companion loans are not guaranteed in any part by the SBA and, as a result, carry a higher risk of loss from an event of default than do the Section 7(a) loans.

Illiquidity of Loans. SBLCs are required by SBA regulations to retain an economic interest in the unguaranteed portions of the Section 7(a) loans made by them until maturity. The Company may attempt at some time in the future to obtain the SBA's consent to the sale of such loans, but there is no assurance that such consent, if sought, will be forthcoming or that a market for such loans could be found even if such consent were obtained.

Interest Rate Fluctuations. Since all loans made by the Company are currently being made at variable rates of interest, the Company's investment return could decline if market interest rates were to decline from their current levels. Loans with variable interest rates may become unduly burdensome or unattractive to some borrowers as market interest rates increase. Moreover, rising interest rates may tend to reduce the premium that the Company receives on sales of the guaranteed portions of Section 7(a) loans and Section 504 and companion loans. Substantial changes in market interest rates could result in greater rates of prepayments of or defaults on outstanding loans and may inhibit the expansion of the Company's business and reduce its profitability.

Competition. There are several other SBLCs (non-bank lenders) as well as a large number of banks that participate in the Section 7(a) guaranteed loan program. All of these participants compete for the business of eligible borrowers. From time to time, these competitors will offer loans at a lower rate of interest than the 2.75%-above-prime maximum rate permitted by the SBA, which is the rate at which the Company generally offers loans. However, such lower-cost loans are generally offered with shorter maturities than those which the Company is prepared to offer for its loans. Moreover, unlike SBLCs such as the Company, banks are frequently under different regulatory constraints on the types of loans that they are able to offer.



     Statements included in this report concerning the Company's future prospects are "forward looking statements" under the Federal securities laws. There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.




                       Allied Capital Lending Corporation
                                      12

                     Allied Capital Lending Corporation

                           CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------
                                                                                                        December 31,
(in thousands, except number of shares)                                                              1996         1995
------------------------------------------------------------------------------------------------------------------------
ASSETS

Investments at Value:
Loans (cost: 1996--$54,867; 1995--$46,451)                                                          $54,613      $46,223
Loans held for sale (cost: 1996--$5,444; 1995--$851)                                                  5,795          924
                                                                                                    --------------------
    Total investments                                                                                60,408       47,147
Cash and cash equivalents                                                                             1,316        3,020
Accrued interest receivable                                                                             861          732
Excess servicing asset                                                                                5,043        3,828
Other assets                                                                                            774          753
                                                                                                    --------------------
    Total assets                                                                                    $68,402      $55,480
                                                                                                    ====================


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Notes payable                                                                                       $23,743      $18,914
Dividends and distributions payable                                                                     410          340
Accounts payable and accrued expenses                                                                 1,857        3,012
Investment advisory fee payable                                                                         421          330
                                                                                                    --------------------
    Total liabilities                                                                                26,431       22,596
                                                                                                    --------------------
Commitments and Contingencies
Shareholders' Equity:
Common stock, $.0001 par value, 20,000,000 shares authorized; 5,126,905 and
  4,384,921 shares issued and outstanding at December 31, 1996 and 1995                                  --           --
Additional paid-in capital                                                                           42,404       33,252
Net unrealized appreciation (depreciation) on investments                                                97         (155)
Distributions in excess of accumulated earnings                                                        (530)        (213)
                                                                                                    --------------------
    Total shareholders' equity                                                                       41,971       32,884
                                                                                                    --------------------
    Total liabilities and shareholders' equity                                                      $68,402      $55,480
                                                                                                    ====================

The accompanying notes are an integral part of these financial statements.



                        Allied Capital Lending Corporation
                                      13

                       Allied Capital Lending Corporation

                      CONSOLIDATED STATEMENT OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------------
                                                                                          For the Years Ended December 31,
(in thousands, except per share amounts)                                                     1996       1995        1994
--------------------------------------------------------------------------------------------------------------------------
Investment Income:
  Interest                                                                                $ 7,463     $5,966      $3,716
  Premium income                                                                            2,563      2,090       2,349
                                                                                          -------------------------------
    Total investment income                                                                10,026      8,056       6,065
                                                                                          -------------------------------
Operating Expenses:
  Investment advisory fee                                                                   1,520      1,140         811
  Interest expense                                                                          1,772        959          75
  Legal and accounting fees                                                                    97        170         131
  Other operating expenses                                                                    387        349         170
                                                                                          -------------------------------
    Total expenses                                                                          3,776      2,618       1,187
                                                                                          -------------------------------
Net investment income                                                                       6,250      5,438       4,878
Net realized losses on investments                                                           (186)      (195)       (295)
                                                                                          -------------------------------
Net investment income before net unrealized appreciation (depreciation) on investments      6,064      5,243       4,583
Net unrealized appreciation (depreciation) on investments                                     252          9         (52)
                                                                                          -------------------------------
Net increase in net assets resulting from operations                                      $ 6,316     $5,252      $4,531
                                                                                          ===============================
Earnings per share                                                                        $  1.32     $ 1.20      $ 1.04
                                                                                          ===============================
Weighted average number of shares and share equivalents outstanding                         4,785      4,376       4,368
                                                                                          ===============================

The accompanying notes are an integral part of these financial statements.

                       Allied Capital Lending Corporation
                                       14

                       Allied Capital Lending Corporation

                CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

-------------------------------------------------------------------------------------------------------------------------
                                                                                         For the Years Ended December 31,
(in thousands, except per share amounts)                                                  1996        1995         1994
-------------------------------------------------------------------------------------------------------------------------
Increase in Net Assets Resulting from Operations:
  Net investment income                                                                 $ 6,250     $ 5,438      $ 4,878
  Net realized losses on investments                                                       (186)       (195)        (295)
  Net unrealized appreciation (depreciation) on investments                                 252           9          (52)
                                                                                        ---------------------------------
    Net increase in net assets resulting from operations                                  6,316       5,252        4,531
                                                                                        ---------------------------------
Distributions to Shareholders from:
  Net investment income                                                                  (6,064)     (5,243)      (4,583)
  Excess of net investment income                                                          (317)        (96)        (135)
                                                                                        ---------------------------------
    Net decrease in net assets resulting from distributions to shareholders              (6,381)     (5,339)      (4,718)
                                                                                        ---------------------------------
Capital Share Transactions:
  Sale of common stock                                                                    8,883          --           --
  Issuance of common stock in lieu of cash distributions                                    269         183           20
                                                                                        ---------------------------------
    Net increase in net assets resulting from capital share transactions                  9,152         183           20
                                                                                        ---------------------------------
Total increase (decrease) in net assets                                                   9,087          96         (167)

Net assets at beginning of year                                                          32,884      32,788       32,955
                                                                                        ---------------------------------
Net assets at end of year                                                               $41,971     $32,884      $32,788
                                                                                        =================================
Net asset value per share                                                               $  8.19     $  7.50      $  7.50
                                                                                        =================================
Shares outstanding at end of year                                                         5,127       4,385        4,370
                                                                                        =================================

The accompanying notes are an integral part of these financial statements.

                       Allied Capital Lending Corporation
                                       15

                       Allied Capital Lending Corporation

                      CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------
                                                                                         For the Years Ended December 31,
(in thousands)                                                                            1996         1995         1994
-------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net increase in net assets resulting from operations                                $  6,316     $  5,252     $  4,531
  Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
      Premium income                                                                    (2,563)      (2,090)      (2,349)
      Amortization of loan discounts and fees                                             (402)        (286)        (362)
      Net realized losses on investments                                                   186          195          295
      Net unrealized (appreciation) depreciation on investments                           (252)          (9)          52
      Changes in assets and liabilities:
        Accrued interest receivable                                                       (129)        (281)        (227)
        Excess servicing asset                                                          (1,215)      (1,128)      (1,094)
        Other assets                                                                       (21)        (353)         (67)
        Accounts payable and accrued expenses                                           (1,155)       1,803         (372)
        Investment advisory fee payable                                                     91          100          163
                                                                                      -----------------------------------
          Net cash provided by operating activities                                        856        3,203          570
                                                                                      -----------------------------------
Cash Flows from Investing Activities:
  Loan originations                                                                    (55,084)     (48,213)     (43,853)
  Proceeds from the sale of loans                                                       30,278       31,816       32,509
  Collection of principal                                                               14,576        4,211        2,728
                                                                                      -----------------------------------
          Net cash used in investing activities                                        (10,230)     (12,186)      (8,616)
                                                                                      -----------------------------------
Cash Flows from Financing Activities:
  Dividends and distributions paid                                                      (6,042)      (5,078)      (4,785)
  Sale of common stock                                                                   8,883           --           --
  Net borrowings under revolving lines of credit                                         4,829       15,784        3,130
                                                                                      -----------------------------------
          Net cash provided by (used in) financing activities                            7,670       10,706       (1,655)
                                                                                      -----------------------------------
Net increase (decrease) in cash and cash equivalents                                    (1,704)       1,723       (9,701)
Cash and cash equivalents, beginning of year                                             3,020        1,297       10,998
                                                                                      -----------------------------------
Cash and cash equivalents, end of year                                                $  1,316     $  3,020     $  1,297
                                                                                      ===================================

Supplemental Disclosure of Cash Flow Information
  Noncash investing and financing activities:
    Issuance of common stock in lieu of cash distributions                            $    269     $    183     $     20
  Interest paid                                                                       $  1,696     $    849     $     70

The accompanying notes are an integral part of these financial statements.

                        Allied Capital Lending Corporation
                                      16

                       Allied Capital Lending Corporation

                     CONSOLIDATED STATEMENT OF INVESTMENTS

--------------------------------------------------------------------------------------------------------------------------
                                                                                           December 31, 1996
Type of Business                                                            Number                             Percent of
(in thousands, except number of loans and percentages)                    of Loans         Cost       Value         Value
--------------------------------------------------------------------------------------------------------------------------
Auto Services and Repair                                                        46      $ 3,526     $ 3,526           5.8%
--------------------------------------------------------------------------------------------------------------------------
Broadcast Stations                                                               9        3,313       3,347           5.5
--------------------------------------------------------------------------------------------------------------------------
Business Services                                                               22        3,109       3,109           5.2
--------------------------------------------------------------------------------------------------------------------------
Construction Companies                                                           7          490         490           0.8
--------------------------------------------------------------------------------------------------------------------------
Day Care Centers                                                                 9        1,128       1,146           1.9
--------------------------------------------------------------------------------------------------------------------------
Gasoline Service Stations                                                       42        8,216       8,291          13.7
--------------------------------------------------------------------------------------------------------------------------
Grocery Stores                                                                  18        1,403       1,375           2.3
--------------------------------------------------------------------------------------------------------------------------
Health Services                                                                 19        2,530       2,502           4.2
--------------------------------------------------------------------------------------------------------------------------
Hotels and Motels                                                               52       17,421      17,644          29.2
--------------------------------------------------------------------------------------------------------------------------
Manufacturers                                                                   43        4,041       3,991           6.6
--------------------------------------------------------------------------------------------------------------------------
Personal Services                                                               29        1,177       1,170           1.9
--------------------------------------------------------------------------------------------------------------------------
Printing and Publishing                                                         12        1,940       1,940           3.2
--------------------------------------------------------------------------------------------------------------------------
Recreational Sales and Services                                                 16        2,151       2,145           3.6
--------------------------------------------------------------------------------------------------------------------------
Restaurants                                                                     67        4,981       4,896           8.1
--------------------------------------------------------------------------------------------------------------------------
Retailers                                                                       55        1,820       1,771           2.9
--------------------------------------------------------------------------------------------------------------------------
Wholesalers                                                                     12        2,361       2,361           3.9
--------------------------------------------------------------------------------------------------------------------------
Miscellaneous Businesses                                                        13          704         704           1.2
--------------------------------------------------------------------------------------------------------------------------
  Total                                                                        471      $60,311     $60,408
==========================================================================================================================

The accompanying notes are an integral part of these financial statements.

                       Allied Capital Lending Corporation
                                       17

                       Allied Capital Lending Corporation

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION


ORGANIZATION. Allied Capital Lending Corporation (the Company) is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (1940 Act). The Company is an authorized small business lending company (SBLC) and engages in the business of originating loans to qualified small businesses throughout the United States.

The Company has an investment advisory agreement with Allied Capital Advisers, Inc. (Advisers), whereby Advisers manages the investments of the Company subject to the supervision and control of the Company's board of directors. Certain directors and officers of Advisers are also directors and officers of the Company.

BASIS OF PRESENTATION. In April 1995, ACLC Limited Partnership (Partnership) was formed so the Company could participate in the U.S. Small Business Administration (SBA) 504 loan program and originate other types of small business loans. The Company is the general partner and has a 99 percent interest in the Partnership. Accordingly, the consolidated financial statements of the Company include the accounts of the Company and this majority owned Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

SUBSEQUENT EVENT. Effective January 1, 1997, the Company reorganized to provide the Company with greater flexibility to generate loans (Reorganization). The Company now has two subsidiaries, Allied Capital SBLC Corporation (Allied SBLC) and Allied Capital Credit Corporation (Allied Credit). Both Allied SBLC and Allied Credit (the Subsidiaries) are Maryland corporations and closed-end management investment companies that have elected to be regulated as business development companies (BDCs) under the 1940 Act. Effective January 1, 1997, the Company assigned its SBLC license and transferred all Section 7(a) loans and related assets and liabilities to Allied SBLC in return for 100% of Allied SBLC's common stock. The Company dissolved the Partnership and purchased the 1% limited partnership interest not owned by the Company. The Company assumed all of the Partnership's assets and liabilities upon the dissolution.


NOTE 2. SUMMARY OF SIGNIFICANT
        ACCOUNTING POLICIES


VALUATION OF INVESTMENTS. Loans and the related excess servicing asset are valued by the Company's board of directors. Generally, the board of directors considers the fair value of the loans to approximate their carrying value or amortized cost. Unrealized depreciation is recorded when the board of directors determines that significant doubt exists as to the ultimate realization of the loan.

Loans that are held for sale are valued by the board of directors based upon the estimated gain that will result from the future sale of the loan. Loans are generally classified as held for sale once the loans are fully funded and held for at least 90 days.

INTEREST INCOME. Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Interest income also includes servicing fees on loans sold less the amortization of any excess servicing asset.

PREMIUM INCOME. Premium income represents the difference between the net proceeds from the sale of a loan and the carrying amount of the loan, plus the value of the servicing rights retained in excess of a normal servicing fee.

REALIZED LOSSES AND UNREALIZED APPRECIATION OR DEPRECIATION ON INVESTMENTS. Realized losses result when a loan is written off as uncollectible. Unrealized appreciation or depreciation reflects the change in the valuation of the portfolio.

DISTRIBUTIONS TO SHAREHOLDERS. Distributions to shareholders are recorded on the ex-dividend date.

FEDERAL INCOME TAXES. The Company's objective is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies. The Company annually distributes all of its taxable income to its shareholders, therefore, a federal income tax provision is not required.


                       Allied Capital Lending Corporation
                                      18

                      Allied Capital Lending Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends declared by the Company in December to shareholders of record on a specified date in such month, but paid during January of the following year, are treated as if the dividends were received by the shareholder on December 31 of the year declared.

EARNINGS PER SHARE. Earnings are defined as the sum of net investment income, net realized losses on investments and net unrealized appreciation or depreciation on investments. The computation of earnings per share is based on the weighted average number of shares and share equivalents outstanding during the period.

CASH AND CASH EQUIVALENTS. Cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less at the acquisition date. At December 31, cash and cash equivalents consisted of the following:

-----------------------------------------------------------
(in thousands)                                1996     1995
-----------------------------------------------------------
Cash                                        $    8   $  214
Repurchase agreements                        1,308    2,806
                                            ---------------
  Total                                     $1,316   $3,020
                                            ===============

-----------------------------------------------------------

On December 31, 1996, the Company had purchased $1,308,000 of overnight repurchase agreements collateralized by U.S. government securities under agreements to resell on January 2, 1997.

RECLASSIFICATIONS. Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with the 1996 financial statement presentation.

NOTE 3. INVESTMENTS

The Company and the Partnership originate loans to qualified small businesses in conjunction with the SBA Section 7(a) guaranteed and SBA Section 504 loan programs, respectively.

Under the SBA 7(a) guaranteed loan program, the Company originates loans that are guaranteed by the SBA and are collateralized, generally with first liens on real estate and/or personal property of the borrower. The SBA guarantees repayment between 75 percent and 80 percent of up to a $1,000,000 face amount and a maximum of three months of accrued interest on the guaranteed portion of the loans originated. The Company generally sells the guaranteed portion of its loans and retains the rights to service such loans. The loans generally provide for an annual variable rate of interest equal to the prevailing prime rate, as reported in The Wall Street Journal, plus up to 2.75 percent. The Wall Street Journal prime interest rate was 8.25 percent and 8.5 percent at December 31, 1996 and 1995, respectively. The loans generally have a term of 7 to 25 years and may be prepaid without penalty. The principal balance of the sold portions of such loans serviced by the Company was approximately $109,000,000 and $97,000,000 at December 31, 1996 and 1995, respectively.

The Partnership originates real estate loans to qualified small businesses pursuant to the Section 504 loan program and originates companion loans to SBA
Section 7(a) guaranteed loans. Section 504 program loans are structured such that the entrepreneur provides at least 10 percent of the project cost in equity, the Partnership provides 50 percent of the project cost in a 20-year floating rate first mortgage, and a local certified development company (CDC) provides a 20-year fixed rate second mortgage loan for the remaining 40 percent of the project cost. Both loans are fully amortizing and the Partnership loan provides for an annual variable rate of interest equal to the prevailing prime rate, as reported in The Wall Street Journal, plus up to 2.75 percent. The Partnership also may originate senior loans secured by real estate as a companion loan to the Section 7(a) guaranteed loans. The companion loan is similar in terms to the Section 7(a) loan with the exception that the companion loan is senior in debt priority to the Section 7(a) guaranteed loan, and carries no government guarantee.

At December 31, 1996 and 1995, loans with a cost basis of $3,734,000 and $3,835,000, respectively, were not performing and were not accruing interest.



                       Allied Capital Lending Corporation
                                      19

                      Allied Capital Lending Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, total investments consisted of the following:

----------------------------------------------------------
(in thousands)                               1996     1995
----------------------------------------------------------
At amortized cost:
  Guaranteed portion under
    Section 7(a) program                  $ 9,540  $10,275
  Unguaranteed portion under
    Section 7(a) program                   32,854   33,223
  Section 504 and
    companion loans                        17,917    3,804
                                          ----------------
      Total                               $60,311  $47,302
                                          ================

At value:
  Guaranteed portion under
    Section 7(a) program                  $ 9,574  $10,275
  Unguaranteed portion under
    Section 7(a) program                   32,600   33,068
  Section 504 and
    companion loans                        18,234    3,804
                                          ----------------
      Total                               $60,408  $47,147
                                          ================

----------------------------------------------------------

For federal income tax purposes the unrealized depreciation for all securities, based on cost, and the aggregate cost of total investments as of December 31, 1996 was $350,000 and $60,758,000 and as of December 31, 1995 was $368,000 and
$47,515,000, respectively.


NOTE 4. EXCESS SERVICING ASSET


When the Company sells the guaranteed portion of a Section 7(a) loan, it retains the unguaranteed portion and the right to service the entire loan. The Company recognizes premium income equal to the difference between the net amount received from the sale and the carrying amount, plus the value of the servicing rights retained in excess of a normal servicing fee (excess servicing asset). The value of the excess servicing asset at the transaction date is based on various factors including premiums realized on comparable transactions in the secondary market and comparable market bids with normal servicing rates on SBA loans.


NOTE 5. INVESTMENT ADVISORY AGREEMENT


The Company has entered into an investment advisory agreement with Advisers, which is approved at least annually by the board of directors or by vote of a majority of the outstanding voting securities of the Company. The agreement may be terminated at any time on sixty days' notice, without penalty, by the board of directors or by a vote of a majority of the outstanding voting securities and will terminate automatically in the event of its assignment.

The Company pays all operating expenses, except those specifically required to be borne by Advisers. The expenses paid by Advisers include the compensation of the Company's officers and the cost of office space, equipment and other personnel required for the Company's day-to-day operations. The expenses that are paid by the Company include the Company's share of transaction costs incident to investment activities, legal and accounting fees, the fees and expenses of the Company's independent directors and the fees of its officer-directors, the costs of printing and mailing proxy statements and reports to shareholders, costs associated with promoting the Company's stock, and the fees and expenses of the Company's custodian and transfer agent. The Company is also required to pay expenses associated with litigation and other extraordinary or non-recurring expenses, as well as expenses of required and optional insurance and bonding. All fees paid by or for the account of an actual or prospective borrower in connection with an investment are received by the Company, rather than by Advisers. Advisers is entitled to retain for its own account any fees paid by or for the account of a company, including a portfolio company, for special investment banking or consulting work performed for that company which is not related to such investment transaction or management assistance.

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


                       Allied Capital Lending Corporation
                                      20

                      Allied Capital Lending Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6. DIVIDENDS AND DISTRIBUTIONS


The Company's board of directors declared and the Company paid dividends of $0.32 per share for the fourth quarter and $0.30 per share for the first, second and third quarters of 1996. The Company's board of directors also declared an extra distribution in the fourth quarter of $0.08 per share, which was paid to shareholders on January 31, 1997, for a total distribution in 1996 equal to $1.30 per share.

The distributions of taxable income declared by the board of directors for 1996, 1995 and 1994 were considered ordinary income for federal income tax purposes.

The 1996 distributions of $1.30 per share were comprised of cash payments and issuance of the Company's shares pursuant to the Company's dividend reinvestment plan in the amounts of $1.24 and $0.06, per share, respectively. The 1995 distributions of $1.22 per share, were comprised of cash payments and issuance of the Company's common shares pursuant to the Company's dividend reinvestment plan in the amounts of $1.18 and $0.04 per share, respectively. The 1994 distributions of $1.08 per share were comprised of cash payments and issuance of the Company's shares pursuant to the Company's dividend reinvestment plan in the amounts of $1.07 and $0.01, respectively.


NOTE 7. NOTES PAYABLE


In conjunction with its Reorganization, the Company and its subsidiaries have entered into new financing arrangements effective January 1, 1997. The new arrangements provide for two separate secured lines of credit with available amounts totaling $40,000,000. The lines have interest rates ranging from LIBOR plus 1.6 percent to LIBOR plus 2.2 percent. Interest is payable monthly, and both lines expire in May 1998. The lines require a total annual fee of $80,000 in total.

During 1996, the Company had a $20,000,000 secured revolving line of credit with a bank. The interest rate associated with this line of credit was equal to the one-month LIBOR plus 2.2 percent per annum, payable monthly. As of December 31, 1996 and 1995, the Company was paying interest at 7.76 percent and 7.95 percent per annum, respectively, on the amounts outstanding under this line. The line of credit required a quarterly facility fee of 0.375 percent per annum on the unused portion of the line of credit. As of December 31, 1996 and 1995, the Company had outstanding borrowings under the secured line of credit equal to $15,661,000 and $13,335,000, respectively.

During 1996, the Partnership had a secured revolving line of credit with a bank to borrow up to $15,000,000 at a rate equal to one-month LIBOR plus 2.7 percent per annum, payable monthly. As of December 31, 1996, the Partnership paid interest of 8.26 percent on the amounts outstanding under this line. The agreement required payment of a quarterly facility fee of 0.375 percent per annum on the unused portion of the line. As of December 31, 1996, the Partnership had outstanding borrowings under this secured line of credit equal to $8,082,000.

The Company had a $2,000,000 unsecured line of credit with a bank, which charged interest at The Wall Street Journal prime rate plus 0.25 percent per annum, payable monthly. This unsecured line of credit was canceled in April 1996. As of December 31, 1995, the Company was paying interest at 8.75 percent per annum on the amounts outstanding under this line. The line of credit required a quarterly facility fee of 0.375 percent per annum on the unused portion of the line of credit. As of December 31, 1995, the Company had outstanding borrowings under the unsecured line of credit equal to $1,055,000.

The Partnership had a credit agreement with an investment bank whereby it could borrow up to $20,000,000. This credit agreement charged interest at a rate equal to one-month LIBOR plus 2 percent per annum, payable monthly, and expired in September 1996. The agreement required a quarterly facility fee of 0.15 percent per annum on the unused portion of the line. The Partnership had total borrowings under this agreement equal to $4,524,000 at December 31, 1995, at interest rates ranging from 7.75 percent to 7.93 percent per annum.


NOTE 8. SHAREHOLDERS' EQUITY


The Company issued to common shareholders of record at the close of business on April 26, 1996, non-transferable subscription rights that entitled record date shareholders to subscribe for and purchase from the Company up to one authorized, but unissued, share of the Company's common stock for each five subscription rights held (rights offering). The Company offered a total of 628,909 shares of common


                       Allied Capital Lending Corporation
                                      21

                      Allied Capital Lending Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



stock pursuant to this offer, with the right to increase the number of shares subject to be purchased by 15 percent, or 94,336 shares, for an aggregate total of 723,245 shares available under the offer. Shareholders who fully exercised their subscription rights were entitled to the additional privilege of subscribing for shares from the offer not acquired by the exercise of subscription rights.

Shareholders participating in the rights offering subscribed for 195,457 shares though the primary subscription and 353,430 shares through the oversubscription privilege for a total of 548,887 shares. The subscription price per common share was $13.04, which equaled 95 percent of the average of the last reported sale price of a share of common stock on the Nasdaq National Market on June 4, 1996 (the expiration date of the offer) and each of the four preceding business days. The Company paid a 2.5 percent commission to eligible broker/dealers on each share sold as a result of their soliciting efforts. The Company received gross proceeds of $7,158,000 from the rights offering.

The Company reserved the right to offer and sell any shares not subscribed for in the rights offering to one or more third parties. Therefore, in July 1996 the Company sold the 174,358 shares (including the additional 94,336 shares added to the offer at the discretion of the Company) not sold in the rights offering to a private buyer at a net price of $12.74 per share (private offering). This price was determined as the $13.04 per share paid by stockholders in the rights offering onJune 4, 1996, less the second quarter dividend of $0.30 per share paid to shareholders of record on June 14, 1996. This price allowed the buyer to purchase the stock in July 1996 at the same price he would have paid if he had been a shareholder participating in the rights offering prior to payment of the second quarter dividend. The underwriter for this transaction received a 2.56% commission, or $0.326 per share. The Company received gross proceeds of $2,221,000 from this sale.

Net proceeds from the rights offering and private offering combined were $8,883,000, after expenses of approximately $496,000, including commissions.

The Company has a dividend reinvestment plan (the Plan). Shareholders of record are automatically enrolled in the Plan, and the Plan is considered an "opt-out" plan. The Company may instruct the stock transfer agent to buy shares in the open market or the Company may issue new shares.

When the Company issues new shares, the price is equal to the average of the closing sales prices reported for the shares for the five days on which trading in the shares takes place immediately prior to and including the dividend payment date. During 1996 and 1995, the Company issued 18,739 and 14,536 new shares pursuant to the Plan at an average price of $14.35 and $12.60 per share, respectively.

The Company has an incentive stock option plan (ISO plan) which provides for the granting of stock options or shares to the Company's officers. A total of 504,860 shares of the Company's stock are available for option under the ISO plan. Options may be granted under the ISO plan at a price not less than the market value of the underlying shares on the date of the grant and in any event not less than the original offering price of the Company's shares ($15) and are generally exercisable over a ten-year period. The ISO plan also permits a one-time grant of options to each member of the board of directors who is not an employee of the investment adviser to purchase 10,000 shares of the Company's common stock. Holders of ten percent or more of the Company's stock must exercise their options within a five-year period.

Officers of the Company may borrow from the Company the funds necessary to exercise vested options. There were no loans outstanding at December 31, 1996 or 1995.

A summary of the activity in the ISO plan is as follows:

----------------------------------------------------------
                                   1996     1995      1994
----------------------------------------------------------
Options outstanding
  at January 1                  493,290  283,310   266,640
Options granted                 108,228  266,646    50,000
Options exercised                    --       --        --
Options canceled                (96,658) (56,666)  (33,330)
                                --------------------------
Options outstanding
  at December 31                504,860  493,290   283,310
                                ==========================

Options available for grant          --   11,570   221,550
Options exercisable             301,589  259,974   153,318
                                --------------------------
Option prices per share:
  Granted                        $15.00   $15.00   $ 15.00
  Exercised                      $   --   $   --   $    --
  Canceled                       $15.00   $15.00   $ 15.00
                                --------------------------


----------------------------------------------------------



                       Allied Capital Lending Corporation
                                      22

                      Allied Capital Lending Corporation

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company accounts for the ISO plan as required by APB Opinion No. 25, and no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, the Company's net increase in net assets resulting from operations and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

----------------------------------------------------------
(in thousands, except per share amounts)      1996    1995
----------------------------------------------------------
Net increase in net assets
  resulting from operations:
    As reported                             $6,316  $5,252
    Pro forma (unaudited)                   $6,093  $4,926
Earnings per share:
    As reported                             $ 1.32  $ 1.20
    Pro forma (unaudited)                   $ 1.27  $ 1.13
----------------------------------------------------------

Because the method of accounting required by SFAS No. 123 has not been applied to options granted prior to January 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: risk-free interest rates of 6 percent for both 1996 and 1995; expected dividend yield of 9 percent for 1996 and 1995; expected life of 5 years for all options granted in 1996 and 1995, respectively; and expected volatility of 46 percent for 1996 and 1995, respectively.


NOTE 9. COMMITMENTS AND CONTINGENCIES


The Company had total loan commitments outstanding at December 31, 1996 to various qualified small businesses totaling $40,548,000.

The Company is party to certain lawsuits in connection with its business. While the outcome of these legal proceedings cannot be predicted with certainty at this time, management does not expect that these actions will have a material effect upon the financial condition of the Company.


NOTE 10. CONCENTRATIONS OF CREDIT RISK


The Company and the Partnership place their cash in financial institutions and, at times, cash held in checking accounts may be in excess of the FDIC insurance limit.


NOTE 11. QUARTERLY FINANCIAL HIGHLIGHTS (UNAUDITED)


------------------------------------------------------------------------------------------------------------------------
                                                                                                 1996
(in thousands, except per share amounts)                                      QTR 1        QTR 2       QTR 3       QTR 4
------------------------------------------------------------------------------------------------------------------------
Total investment income                                                      $2,253       $1,937      $2,264      $3,572
Net investment income                                                        $1,411       $  891      $1,406      $2,542
Net increase in net assets resulting from operations                         $1,330       $1,146      $1,778      $2,062
Per share                                                                    $ 0.30       $ 0.25      $ 0.35      $ 0.40
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                                 1995
                                                                              Qtr 1        Qtr 2       Qtr 3       Qtr 4
------------------------------------------------------------------------------------------------------------------------
Total investment income                                                      $1,827       $1,771      $2,327      $2,131
Net investment income                                                        $1,394       $1,231      $1,580      $1,233
Net increase in net assets resulting from operations                         $1,345       $1,248      $1,402      $1,257
Per share                                                                    $ 0.31       $ 0.29      $ 0.32      $ 0.29
------------------------------------------------------------------------------------------------------------------------

                      Allied Capital Lending Corporation
                                      23

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
Allied Capital Lending Corporation

We have audited the consolidated balance sheet of Allied Capital Lending Corporation as of December 31, 1996 and 1995, including the consolidated statement of investments as of December 31, 1996 and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1996 and the selected per share data presented as financial highlights for each of the five years in the period ended December 31, 1996. These financial statements and per share data are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and per share data based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included the examination or confirmation of securities owned at December 31, 1996 and 1995. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements and selected per share data referred to above present fairly, in all material respects, the consolidated financial position of Allied Capital Lending Corporation as of December 31, 1996 and 1995, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1996, and the selected per share data for each of the five years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As explained in Note 2, the consolidated financial statements include securities valued at $60,408,000 as of December 31, 1996 and $47,147,000 as of December 31, 1995, (88% and 85%, respectively, of total assets) whose values have been estimated by the Board of Directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the Board of Directors in arriving at its estimate of value of such securities and have inspected underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.


                                      /s/ MATTHEWS, CARTER AND BOYCE


McLean, Virginia
February 7, 1997


                       Allied Capital Lending Corporation

                      Allied Capital Lending Corporation

                            DIRECTORS AND OFFICERS*


DIRECTORS                                            OFFICERS
William L. Walton(1)                                 William L. Walton                         Christina L. DelDonna
Chairman of the Board &                              Chairman of the Board &                   Vice President & Assistant Controller
Chief Executive Officer                              Chief Executive Officer
                                                                                               Penni F. Roll
David Gladstone                                      Katherine C. Marien                       Vice President, Controller &
Vice Chairman                                        President & Chief Operating Officer       Assistant Treasurer

Katherine C. Marien(1)                               Jon A. DeLuca                             Ruth J. Semple
President & Chief Operating Officer                  Executive Vice President, Treasurer &     Vice President
                                                     Chief Financial Officer
Jon W. Barker(2)                                                                               Suzanne V. Sparrow
Associate, Grubb & Ellis                             John M. Scheurer                          Vice President, Investor Relations &
                                                     Executive Vice President                  Assistant Secretary
Eleanor Deane Bierbower(1,3)
Managing Partner,                                    Joan M. Sweeney                           Donald L. Benfer
Deane Investment Company L.P.                        Executive Vice President                  Assistant Vice President

Robert V. Fleming II(1,3)                            G. Cabell Williams III                    Kristine M. Lansing
Principal, Hoskinson Davis & Fleming, Inc.           Executive Vice President                  Assistant Vice President &
                                                                                               Assistant Secretary
Anthony T. Garcia(2)                                 Tricia B. Daniels
Financial Consultant                                 Senior Vice President & Secretary         Donna B. Natale
                                                                                               Assistant Vice President &
Arthur H. Keeney III(2)                              Mary E. Olson                             Assistant Secretary
Director, President & Chief Executive Officer,       Senior Vice President
The East Carolina Bank                                                                         Thomas R. Salley III
                                                     George Stelljes III                       Assistant Secretary
Robin B. Martin (1,3)                                Senior Vice President
President & Chief Executive Officer,
The Deer River Group                                 Kelly A. Anderson
                                                     Vice President, Corporate Controller &
George C. Williams                                   Assistant Treasurer
Financial Consultant

(1) Executive Committee
(2) Audit Committee
(3) Compensation Committee

*As of March 1, 1997


             QUARTERLY STOCK PRICE AND DISTRIBUTIONS TO SHAREHOLDERS

The following table sets forth the high and low bid prices of the Company's common stock by calendar quarter during 1996 and 1995 and the distributions paid per share. These quotations represent interdealer quotations and do not include markups, markdowns or commissions and may not necessarily represent actual transactions.

-------------------------------------------------------------------------------------------------
                                               1996                           1995
                                                    DISTRIBUTIONS                   DISTRIBUTIONS
                                    HIGH      LOW     PER SHARE      HIGH     LOW     PER SHARE
-------------------------------------------------------------------------------------------------
FIRST QUARTER                      $15.00   $12.75      $0.30       $12.75  $ 9.50      $0.27
SECOND QUARTER                     $15.00   $12.70      $0.30       $13.25  $12.00      $0.2825
THIRD QUARTER                      $15.38   $13.13      $0.30       $13.00  $12.00      $0.29
FOURTH QUARTER                     $15.88   $14.00      $0.32       $13.25  $12.00      $0.30
ANNUAL EXTRA DISTRIBUTION                               $0.08                           $0.0775
                                                        -----                           -------
  TOTAL DISTRIBUTION                                    $1.30                           $1.22
                                                        =====                           =======


Designed by Curran & Connors, Inc.