Form 10-K, Exhibit 13
period 1997-12-31
ALLIED CAPITAL CORP
filed 1998-03-26
CIK 3906

                                                                    EXHIBIT 13


SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                    1997*           1996             1995           1994            1993
DIVIDENDS AND DISTRIBUTIONS
Total tax distributions                                  $85,678         $57,398          $47,920        $39,947         $29,722
Total tax distributions per common share:
        Ordinary income                                    $0.79           $0.89            $0.86          $0.70           $0.44
        Net capital gains                                   0.62            0.34             0.23           0.22            0.30
        Return of capital                                   0.13              --               --           0.02              --
        Special undistributed earnings distribution         0.17              --               --             --              --
---------------------------------------------------------------------------------------------------------------------------------
              Total tax distributions per common share     $1.71           $1.23            $1.09          $0.94           $0.74
=================================================================================================================================
OPERATIONS
Total interest and related portfolio income              $97,405         $84,937          $68,817        $52,155         $37,668

Total expenses excluding merger expenses                 $46,180         $37,361          $27,274        $21,585         $18,004
Merger expenses                                           $5,159              --               --             --              --

Portfolio income before realized and
     unrealized gains (losses)                           $46,066         $47,576          $41,543        $30,570         $19,664

Net realized gains (losses)                              $10,704         $19,155          $12,000         $6,236         $(2,569)
Net unrealized gains (losses)                             $7,209         $(7,412)          $9,266        $(2,244)         $2,039
Total net realized and unrealized gains (losses)         $17,913         $11,743          $21,266         $3,992           $(530)

Net increase in net assets resulting
     from operations                                     $61,304         $54,947          $60,479        $33,890         $18,963

Basic earnings per common share                            $1.24           $1.19            $1.38          $0.80           $0.46
Diluted earnings per common share                          $1.24           $1.17            $1.37          $0.79           $0.46
Basic earnings per common share excluding
     merger expenses                                       $1.35           $1.19            $1.38          $0.80           $0.46

Weighted average common shares outstanding                49,218          46,172           43,697         42,463          40,466

BALANCE SHEET

Portfolio at value                                      $697,021        $607,368         $528,483       $443,316        $334,193
Portfolio at cost                                       $690,720        $613,276         $526,979       $451,078        $339,711
Total assets                                            $807,775        $713,360         $605,434       $501,817        $435,268

Total debt outstanding                                  $347,663        $274,997         $200,339       $130,236         $69,800
Preferred stock issued to SBA                             $7,000          $7,000           $7,000         $7,000          $7,000

Shareholders' equity                                    $420,060        $402,134         $367,192       $344,043        $342,904
Shareholders' equity per common share                      $8.07           $8.34            $8.26          $8.02           $8.11
Common share market value at end of year**                $22.25          $15.25           $13.25         $10.38          $15.75
Common shares outstanding at end of year                  52,047          48,238           44,479         42,890          42,306


The Selected Consolidated Financial Data schedule reflects the operations of the Company with all periods restated as if the Companies had merged as of the beginning of the earliest period presented.

 *IN 1997, ALLIED I DISTRIBUTED $0.34 PER COMMON SHARE REPRESENTING THE 844,914
  SHARES OF ALLIED LENDING DISTRIBUTED IN CONJUNCTION WITH THE MERGER. THIS DISTRIBUTION RESULTED IN A PARTIAL RETURN OF CAPITAL. ALSO IN CONJUNCTION WITH THE MERGER, THE COMPANY DISTRIBUTED $0.17 PER SHARE REPRESENTING THE UNDISTRIBUTED EARNINGS OF THE MERGED COMPANIES AT DECEMBER 31, 1997.

**THE STOCK PRICES INDICATED ARE THOSE OF ALLIED CAPITAL LENDING CORPORATION,
  THE SURVIVING COMPANY IN THE MERGER OF THE FIVE ALLIED CAPITAL COMPANIES, WHICH WAS COMPLETED ON DECEMBER 31, 1997.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS




The information contained in this section should be read in conjunction with the Company's 1997 Consolidated Financial Statements and Notes thereto. In addition, this Annual Report, which includes Management's Discussion and Analysis, contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives, loan portfolio growth and availability of funds. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Investment Considerations section. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements included herein are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Therefore, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


THE MERGER

On December 31, 1997, Allied Capital Corporation ("Allied I"), Allied Capital Corporation II ("Allied II"), Allied Capital Commercial Corporation ("Allied Commercial"), and Allied Capital Advisers, Inc. ("Advisers"), (each an "Acquired Company" and collectively the "Acquired Companies") merged with and into Allied Capital Lending Corporation ("Allied Lending") (collectively with the Acquired Companies, the "Companies") pursuant to an Agreement and Plan of Merger, dated as of August 14, 1997, as amended and restated as of September 19, 1997 in a stock-for-stock exchange (the "Merger"). Immediately following the Merger, Allied Lending changed its name to Allied Capital Corporation ("ACC" or the "Company").

   The Merger was effected through a conversion of each share of Acquired Company common stock into the number of shares of Allied Lending common stock determined pursuant to the following exchange ratios: Allied I--1.07 shares; Allied II--1.40 shares; Allied Commercial--1.60 shares; and Advisers--0.31 shares. Allied Lending's common stock outstanding prior to the Merger continues to be outstanding, and was not converted or changed in the Merger. On December 31, 1997, subsequent to the exchange of shares, the Company had 52,047,318 shares outstanding.

   The Merger was treated as a tax-free reorganization under Section 368
(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Acquired Companies carried forward the historical cost basis of their assets and liabilities to the surviving entity
(ACC). For financial reporting purposes, the Acquired Companies also carried forward the historical cost basis of their respective assets and liabilities at the time the Merger was effected. The consolidated financial statements reflect the operations of ACC with all periods restated as if the Companies had merged as of the beginning of the earliest period presented.

   Prior to the Merger, Allied I owned approximately 16% of Allied Lending's total shares outstanding. These shares were distributed to the Allied I shareholders in a dividend immediately prior to the Merger at a rate of
0.107448 shares of Allied Lending for each share of Allied I held on the record date. For financial reporting purposes, Allied I's ownership of Allied Lending has been eliminated for all periods presented. The Company is now an internally managed business development company, as defined in the Investment Company Act of 1940, as amended, and is a registered investment adviser pursuant to the Investment Advisers Act of 1940.


THE PORTFOLIO

The Company's primary business is investing in and lending to primarily private small and medium-sized businesses using three types of financing: mezzanine finance, commercial real

MANAGEMENT'S DISCUSSION AND ANALYSIS

estate finance, and 7(a) lending. In addition, the Company also earns advisory fees from the management of certain private funds.

   The earnings of the Company depend primarily on the level of interest and related portfolio income and net realized and unrealized gain income earned on these three investment types after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate paid on a loan, the amortization of loan origination points, and the amortization of any market discount arising from purchased loans. The level of interest income is directly related to the balance of the investment portfolio multiplied by the effective yield on the portfolio. The Company's ability to generate interest income is dependent on economic, regulatory and competitive factors that influence interest rates, loan originations, and the Company's ability to secure financing for its investment activities.

   The Company's portfolio is managed in three parts: mezzanine loans, debt securities and equity interests; commercial mortgage loans; and 7(a) loans. The graphs included in this section indicate for the past three years, the composition of the portfolio, loan origination volume and loan repayment history, and realized and unrealized gains (losses) arising from the portfolio.

   The total portfolio at value was $697.0 million, $607.4 million, and $528.5 million at December 31, 1997, 1996, and 1995, respectively, which represented a 15% increase in the total portfolio for each of the years ended December 31, 1997 and 1996.

   Mezzanine loans, debt securities and equity interests were $207.7 million, $191.2 million and $205.2 million at December 31, 1997, 1996, and 1995, respectively. The effective yield on the mezzanine portfolio was 12.6% and 13.2% at December 31, 1997 and 1996, respectively. Mezzanine loan originations were $66.7 million and $66.2 million for 1997 and 1996, respectively. During the two years ended December 31, 1997, mezzanine loan repayments and sales of equity interests were approximately equal to originations, which kept the level of the portfolio relatively constant. Prior to the Merger, mezzanine loan originations were made through Allied I and Allied II, which originated small ($2 million - $9 million) mezzanine loans in order to maintain appropriate portfolio diversity for regulated investment company purposes. Pursuant to the terms of a Securities and Exchange Commission exemptive order, Allied I and Allied II loan originations were made pursuant to a co-investment formula, based on relative total assets, which required identical terms for each loan originated. As a result, Allied I and Allied II were unable to originate larger loans or price loans based on their own capital structures. These inefficiencies limited the ability of Allied I and Allied II to compete effectively in the marketplace.


1997
Commercial Mortgage Loans         56%
Mezzanine Investments             25%
7(a) Loans                         5%
Cash and Other Assets             14%

1996
Commercial Mortgage Loans         52%
Mezzanine Investments             27%
7(a) Loans                         6%
Cash and Other Assets             15%

1995
Commercial Mortgage Loans         46%
Mezzanine Investments             34%
7(a) Loans                         7%
Cash and Other Assets             13%

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


   Subsequent to the Merger, the Company's larger overall portfolio size enables the Company to compete for larger mezzanine loans while maintaining adequate diversity within the portfolio. As a result, the Company is actively pursuing mezzanine loans in sizes ranging from $5 million to $20 million. The Company is also able to price its mezzanine loans using a single capital structure, which should enable the Company to price its loans more competitively. The Company believes that these post-Merger strategies will enable the Company to increase mezzanine loan originations in 1998.

   Commercial mortgage loans were $446.3 million, $373.7 million, and $277.3 million at December 31, 1997, 1996 and 1995, respectively, which represented a 19% and 35% increase in the total portfolio for the years ended December 31, 1997 and 1996. Commercial mortgage loan originations were $249.0 million and $176.3 million for 1997 and 1996, respectively. Commercial mortgage loan originations grew by 41% and 58% in 1997 and 1996, respectively. Commercial mortgage loan repayments were $154.5 million and $87.5 million for 1997 and 1996, respectively. The weighted average current stated interest rate on the commercial real estate portfolio at December 31, 1997 and 1996 was 9.6% and 10.3%, respectively. The weighted yield on the commercial real estate portfolio was 11.4% and 13.4% at December 31, 1997 and 1996, respectively.

   The Company experienced a high rate of commercial mortgage loan repayments in 1997 as many loans that had been purchased in earlier years and originated without substantial prepayment prohibitions, repaid due to a favorable interest rate environment. The Company now generally originates its commercial real estate loans to require prepayment premiums, which generally take the form of a fixed percentage of the loan amount that declines as the loan matures. At December 31, 1997, 53% of the commercial real estate portfolio required payment of some premium upon early repayment, or prohibited repayment for a specified period of time.


                                      Realized and Unrealized Gains (Losses)
                                                  (In Millions)

                                       1995             1996             1997
REALIZED GAINS                       $12.000          $19.155          $10.704
UNREALIZED GAINS (LOSSES)             $9.266          $-7.412           $7.209


                                       Investment Originations and Repayments
                                                   (In Millions)

                                       1995             1996             1997
ORIGINATIONS                          $216.2           $283.3           $364.9
REPAYMENTS                            $111.7           $179.3           $233.0


         The effective yield on the commercial mortgage loan portfolio is higher than the stated interest rate due to the amortization of market discount on purchased loans. At December 31, 1997 and 1996, unamortized market and original issue discount was $28.0 million and $37.1 million, respectively. The Company generally prices its commercial mortgage loans based on a fixed spread over comparable U.S. Treasury rates given the term of the loan. During 1997, interest rates on U.S. Treasury bonds declined significantly, and the spreads charged by commercial real estate lenders in the marketplace narrowed. As a result, the Company's pricing was affected. Because of the Company's defined niche as an enterprise value real estate lender, however, ACC experienced only a minimal decline in the overall interest rates on loans originated in 1997. Commercial mortgage loans originated in 1997 had an average stated interest rate of 9.6% as compared to 10.0% for loans originated in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company will continue to aggressively originate commercial mortgage loans but may increasingly sell loans that are originated at interest rates that do not meet the Company's overall portfolio strategy.

   The 7(a) loan portfolio was $40.7 million, $42.1 million, and $43.3 million at December 31, 1997, 1996 and 1995, respectively. 7(a) loan originations were $ 49.2 million and $40.8 million for 1997 and 1996, respectively. Sales of the guaranteed portions of 7(a) loan originations were $43.4 million and $25.0 million for 1997 and 1996, respectively. 7(a) loans are originated with variable interest rates priced at spreads ranging from 1.75% to 2.75% over the prime lending rate.

   Prior to the Merger, 7(a) loan originations were conducted through Allied Lending, which had a consolidated equity base of approximately $40 million. Because of its relatively small equity base, the Company's cost of debt capital was expensive and required the Company to price its 7(a) loans at a level that was, in many cases, above market. Because of the Company's increased equity base, ACC has reevaluated its pricing strategy and can offer 7(a) loans at lower prices, and believes that this should increase loan origination activity in 1998. Also, effective January 1, 1998, the Company is no longer required to hold the guaranteed portion of its 7(a) loans originated for 90 days before selling, which also lowers its costs associated with this loan origination program.


RESULTS OF OPERATIONS

Net increase in net assets resulting from operations ("NIA") was $61.3 million, or $1.24 per share, $54.9 million, or $1.19 per share, and $60.5 million, or $1.38 per share, for the years ended December 31, 1997, 1996, and 1995, respectively. NIA results from total interest and related portfolio income earned, less total expenses incurred in the operations of the Company, plus net realized and unrealized gains or losses. For 1997, NIA was significantly impacted by certain one-time, non-recurring expenses related to the Merger, which totaled approximately $5.2 million. Without these one-time, merger expenses, NIA would have been $66.5 million, or $1.35 per share, for 1997, a 13% increase over 1996 earnings per share.

   Total interest and related portfolio income was $97.4 million, $84.9 million, and $68.8 million for the years ended December 31, 1997, 1996, and 1995, respectively. Total interest and related portfolio income is primarily a function of the level of interest income earned and the balance of portfolio assets. In addition, total interest and related portfolio income includes premiums from loan sales, prepayment premiums, and advisory fee and other income.

   Interest income totaled $86.9 million, $77.5 million, and $61.6 million for the years ended December 31, 1997, 1996 and 1995, respectively. Interest income increased 12% and 26% for 1997 and 1996, respectively. The increase in interest income earned results primarily from increases in the amount of loans outstanding during the periods presented. The Company's loan portfolio increased by 13% to $654.9 million at December 31, 1997 from $580.9 million at December 31, 1996, and the loan portfolio increased by 17% in 1996 from $495.3 million at December 31, 1995. The Company's total loan originations of $364.9 million for 1997 represented a 29% increase over loan originations of $283.3 million for 1996, and a 31% increase of loan originations of $216.2 million for 1995. In addition, the weighted average yield on the total loan portfolio at December 31, 1997 was 11.7%, as compared to 13.1% at December 31, 1996. The Company also earns interest on cash and government securities which totaled $81.5 million, $71.8 million, and $49.0 million at December 31, 1997, 1996 and 1995, respectively. The Company for the past three years has earned approximately 4% to 5% on its temporary cash and government securities.

   Net premiums from loan sales were $3.2 million, $2.6 million, and $2.1 million for the years ended December 31, 1997, 1996 and 1995, respectively. This premium income results primarily from the cash gain on the sale of the guaranteed portion of the Company's 7(a) loans into the secondary market, less the costs associated with originating the loans sold. Typically, the Company receives cash premiums on loan sales net of origination costs ranging from 4% to 6% of the face amount of each loan sold.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


   Prepayment premiums were $4.0 million, $1.7 million, and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. Commercial mortgage loan repayments of $154.5 million in 1997 were primarily responsible for the large level of prepayment premiums experienced in 1997. The expected maturity of mezzanine or commercial real estate loans ranges from five to ten years. While it is the Company's intention to retain its borrowers for the full expected life of the loan, it is not unusual for ACC's borrowers to refinance or pay off their debts to the Company ahead of schedule. Because the Company seeks to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as the borrower's balance sheet strengthens, or as more favorable interest rates become available.

   Investment advisory fees are received from the private funds managed by ACC. Three of the Company's private managed funds are in liquidation, and are actively distributing fund assets to their investors. In January 1998, the Company entered into an investment advisory agreement with Kreditanstalt fur Wiederaufbau (KfW), the state-owned public development bank of Germany, to manage a fund of approximately DM 160 million. For its services related to sourcing, structuring, investing, monitoring and disposing of its investments in small, German businesses, ACC will receive a 3% per annum fee on total committed capital, payable quarterly.

   Other income, which was $2.3 million, $1.5 million and $2.5 million, for the years ended December 31, 1997, 1996, and 1995, respectively, includes rental income from the Company's fully leased commercial office building located in northern Virginia and income from foreclosure properties.

   Total expenses were $51.3 million ($46.1 million without Merger expenses), $37.4 million, and $27.3 million for the years ended December 31, 1997, 1996, and 1995, respectively. Operating expenses include interest on indebtedness, salaries and employee benefits, legal and accounting expenses, and other general and administrative expenses.

   The Company's single largest expense is interest on indebtedness, which totaled $26.9 million, $20.3 million, and $12.4 million for the years ended December 31, 1997, 1996, and 1995, respectively. The increase in interest expense was 33% and 64% for 1997 and 1996, respectively, and is attributable to increased borrowings by the Company and its subsidiaries under various credit facilities to fund new loan originations. The Company's total borrowings were $347.7 million at December 31, 1997, $275.0 million at December 31, 1996, and $200.3 million at December 31, 1995. Total borrowings increased by 26% and 37% in 1997 and 1996, respectively. The Company's weighted average interest cost on outstanding borrowings at December 31, 1997, 1996 and 1995 was 7.3%, 7.6%, and 7.6%, respectively.

   Salaries and employee benefits totaled $10.3 million, $8.8 million, and $8.0 million for the years ended December 31, 1997, 1996, and 1995, respectively. Total employees were 80, 66, and 74 at December 31, 1997, 1996 and 1995, respectively. The increase in salaries and benefits reflects the increase in total employees, combined with wage increases, and the experience level of employees hired. The Company was an active recruiter in 1997 for experienced investment and operational personnel and the Company will continue to actively recruit and hire new professionals in 1998 to support anticipated portfolio growth. In conjunction with the Merger, the Company established two award programs. See Note 12 to the Company's 1997 Consolidated Financial Statements.

   Legal and accounting expenses totaled $2.3 million, $1.6 million and $1.2 million for the years ended December 31, 1997, 1996, and 1995, respectively. Legal and accounting expenses include the cost of corporate legal matters, portfolio workout expenses, and routine accounting and auditing fees. The legal and accounting expenses for 1997 include a one-time charge of $0.2 million related to the settlement of a litigation matter associated with one portfolio company. Legal and accounting expenses increased in 1997 because of this one-time charge and various restructuring matters.

   General and administrative expenses include the lease for the Company's headquarters in Washington, DC, leases established in 1997 for the Company's new offices in Chicago and San Francisco, travel costs, stock record expenses,

MANAGEMENT'S DISCUSSION AND ANALYSIS

directors' fees, and various other expenses. General and administrative expenses totaled $6.7 million, $6.7 million, and $5.7 million, respectively, for the years ended December 31, 1997, 1996, and 1995. During 1997 and 1996, the Company did not experience any significant increases in general and administrative expenses. The Company intends to move its Washington, DC office to larger office space in mid-1998. The Company is increasing the size of its Washington, DC headquarters by approximately 10,000 square feet in order to accommodate its recent and future anticipated increases in headcount. Annual rent expense is expected to increase by approximately $0.6 million, annually.

   Merger expenses totaled $5.2 million, and consisted primarily of investment banking fees of $3.1 million, legal fees of $1.0 million, and costs associated with the solicitation of proxies of approximately $0.6 million.

   Total expenses excluding interest on indebtedness and merger expenses represented approximately 2.5%, 2.6% and 2.7% of the Company's average assets for the years ended December 31, 1997, 1996 and 1995, respectively.

   Net realized gains were $10.7 million, $19.2 million, and $12.0 million for the years ended December 31, 1997, 1996, and 1995, respectively. These gains resulted from the sale of equity securities associated with certain mezzanine loans and the realization of unamortized discount resulting from the payoff of mezzanine and commercial mortgage loans, offset by losses on investments. Realized gains totaled $15.8 million, $30.4 million and $16.7 million, and realized losses totaled $5.1 million, $11.3 million, and $4.7 million for the years ended December 31, 1997, 1996, and 1995, respectively. Realized gains for 1997 resulted from the liquidation of securities from 83 portfolio relationships, and ranged in size from less than $100 to $2.6 million, with an average size of $188,000.

   The Company recorded net unrealized gains of $7.2 million for the year ended December 31, 1997, representing an increase in the Board of Directors' valuation of the Company's assets over their aggregate cost as compared to the prior period. Included as a component of the $7.2 million was a $5.0 million write-down of interest rate swap agreements. For the year ended December 31, 1996, the Company recorded net unrealized losses of $7.4 million, as the Company sold an unusual volume of equity securities that had previously been recorded at appreciated values. When a sale is consummated, a realized gain is recorded and a corresponding unrealized loss is also recorded to reflect that the appreciated asset has been sold. For the year ended December 31, 1995, net unrealized gains were $9.3 million.

   The Company incurred income tax expense of $1.4 million, $1.9 million, and $1.8 million, respectively, for the years ended December 31, 1997, 1996 and 1995 resulting from the operations of Advisers. In conjunction with the Merger, Advisers' operations as an investment adviser to certain private funds were assumed by the Company. Because ACC has elected to be taxed as a regulated investment company ("RIC") under Subchapter M of the Code, the Company is not taxed on its investment company taxable income and realized capital gains, to the extent that such income and gains are distributed to shareholders. The Company will be required to pay a tax on any assets previously owned by Advisers that are subsequently sold.

   In order to maintain its RIC status, the Company must, in general, (1) derive at least 90% of its gross income from dividends, interest, and gains from the sale of securities; (2) meet investment diversification requirements as defined in the Code; and (3) distribute to shareholders at least 90% of its investment company taxable income annually. The Company intends to take all steps necessary to continue to meet the RIC qualifications. However, there can be no assurance that the Company will continue to elect or qualify for such treatment in future years.

   During 1997, 1996 and 1995, Allied I, Allied II, Allied Commercial and Allied Lending declared dividends to their shareholders representing all of each companies' ordinary taxable income, taxable net capital gains, and in the case of Allied I in 1997, a partial return of capital resulting from the distribution of Allied I's ownership of Allied Lending's shares. Tax distributions differ from NIA due to timing differences in the recognition of income and expenses, returns of capital and unrealized appreciation which is not included in

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


taxable income. Total tax distributions declared were $85.7 million, $57.4 million and $47.9 million for 1997, 1996 and 1995, respectively. On a per share basis, exchange adjusted for the Merger and including exchange-adjusted shares of Advisers for which no tax distributions had been declared, for the three years ended December 31, 1997, 1996, and 1995, tax distributions were $1.71, $1.23, and $1.09 respectively.

   Included in 1997 tax distributions was $18 million, or $0.34 per share, representing a non-cash dividend of the shares of Allied Lending held in Allied I's portfolio. Allied I declared and paid a dividend equal to 0.107448 shares of Allied Lending for each share of Allied I held on the record date for such dividend. These shares had a market value of $21.25 per share on December 30, 1997, the distribution date.

   Also included in 1997 tax distributions was a special, one-time dividend equal to $8.8 million or $0.17 per share representing all of the retained earnings and profits of the Acquired Companies at December 31, 1997. The special dividend was declared in conjunction with the Merger in order for the Company to maintain its RIC status.

   Certain of the Company's credit facilities limit the Company's ability to declare dividends if the Company has defaulted under certain provisions of the credit agreement.

   The weighted average common shares outstanding were 49.2 million, 46.2 million, and 43.7 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increases in the weighted average shares reflect the exercise of employee stock options to purchase shares of the Company, the issuance of shares pursuant to a dividend reinvestment plan, the issuance of new shares pursuant to two separate rights offerings, and the exchange of shares pursuant to the Merger. Allied I's ownership of Allied Lending during the periods presented has been eliminated in the consolidation.

   NIA, as a percentage of average shareholders' equity was 15%, 14%, and 17% for 1997, 1996, and 1995, respectively. NIA, excluding Merger expenses, as a percentage of average shareholders' equity for 1997 was 16%.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1997, the Company had $81.5 million in cash and government securities. ACC invests otherwise uninvested cash in U.S. government or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short term repurchase agreements fully collateralized by such securities.

   Prior to the Merger, certain of the Companies had excess cash resources while other of the Companies were borrowers on credit facilities. In conjunction with the Merger, the Company has used excess cash for new investments and in its operations. The Company continues to maintain excess cash in its SBIC and SSBIC licensed subsidiaries. This cash may not be withdrawn from the subsidiaries because it supports the long-term borrowings of those subsidiaries, and such borrowings carry substantial prepayment penalties. The cash has not been invested due to a lack of quality investment opportunities, primarily for the SSBIC subsidiary. The Company is currently working with the SBA to restructure its SBIC and SSBIC licensees so that the excess cash may be effectively used. There can be no assurance that this restructuring will be achieved.


                                       Debt to Equity Ratios
                                           (in Millions)



                                55%              68%              83%
                               1995             1996             1997
DEBT                        $  200.3         $  275.0         $  347.7
EQUITY                      $  367.2         $  402.1         $  420.1

MANAGEMENT'S DISCUSSION AND ANALYSIS

CREDIT FACILITIES. At Merger, ACC and its subsidiaries had several credit facilities with an aggregate borrowing capability of $674.3 million primarily with banks, investment banks, the SBA and an insurance company. Amounts outstanding under all of the credit facilities totaled $347.7 million, $275.0 million, and $200.3 million at December 31, 1997, 1996, and 1995, respectively. The weighted average interest rate on these facilities was 7.3%, 7.6%, and 7.6% during 1997, 1996 and 1995, respectively.

Weighted Average Cost of Funds
7.63%         7.59%         7.32%
1995          1996          1997


   In January 1998, the Company began to restructure its credit facilities, and obtained a committed $150 million unsecured revolving credit facility with three banks. This facility has an 18-month term, a stated interest rate equal to the 30-, 60- or 90-day LIBOR plus 125 basis points, and the amount borrowed is tied to a borrowing base formula generally equal to 50% of the Company's portfolio not securing other credit facilities. The Company is currently negotiating to increase this facility to $200 million, but there can be no assurance that such an increase will be achieved.

   The Company maintains two secured credit facilities for the short-term finance of its commercial mortgage loans with two investment banks. The facilities provide for an aggregate availability of $500 million, of which $200 million is committed. The facilities expire in August 1998 and January 1999, respectively. The facilities bear interest at an interest rate equal to 100 to 113 basis points over the 30-day LIBOR. The Company generally uses the facilities to warehouse its commercial mortgage loans pending securitization or sale.

   Subsequent to year-end, including the commercial mortgage loan warehouse facilities and the new $150 million unsecured line of credit, the Company has $350 million in committed short-term credit facilities.

   At December 31, 1997, through its SBIC and SSBIC subsidiaries, the Company had $54.3 million in debentures issued to the SBA. These debentures have interest rates ranging from 6.87% to 9.80% and mature over the next 8 years. In addition, the Company's SSBIC subsidiary had $7.0 million in preferred stock issued to the SBA, with a 3.1% stated dividend amount. During 1997, Congress increased the maximum borrowing amount available to an SBIC to $101.0 million, and the Company intends to continue to borrow under the SBIC program as the situation warrants.

ASSET SECURITIZATION. Subsequent to year-end on January 28, 1998, the Company, in conjunction with BMI, completed a $239 million commercial mortgage-backed bond offering though Allied Capital Commercial Mortgage Trust 1998-1. The bonds were sold in a private placement of three bond classes rated "AAA", "AA" and "A" by Standard & Poor's Ratings Services and Fitch IBCA, Inc. The bonds are secured by the issuer's direct and indirect interests in a pool of 97 mortgage loans with an aggregate balance of $310 million. The Company contributed approximately 95%, or $295 million, of the total assets securitized. The Company retained the balance of the assets not sold, which approximated 23% of the assets sold, and will recognize income from this residual over the life of the pool. The mortgage loan pool had an approximate weighted average stated interest rate of 9.6%. The three bond classes sold have an aggregate weighted average interest rate of approximately 6.38%. The Company will account for the sale in accordance with FASB 125.

FUTURE DEBT OR EQUITY OFFERINGS. The Company will continue to secure additional debt and equity capital, and is in the process of obtaining unsecured long-term debt to permanently finance its long-term lending operations. The terms of this debt placement cannot yet be determined and will be dependent on interest rate and other market conditions, and there can be no assurance that such long-term debt may be available to the Company on terms it deems acceptable.

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS


   The Company's cash flow from operations was $58.9 million, $45.2 million and $47.3 million for 1997, 1996 and 1995, respectively. The Company plans to maintain a strategy of financing its operations, dividend requirements and future investments with cash from operations, long-term debt, asset securitizations or through use of its equity capital. The Company will utilize its short-term credit facilities only as a means to bridge to long-term financing. The Company plans to hedge variable and short-term interest rate exposure. The Company believes that it has access to capital sufficient to fund its ongoing investment and operating activities, and from which to pay dividends.

   As a BDC, the Company is generally required to maintain a ratio of 200% of total assets to total borrowings. As a result of this requirement, the Company may complete, either in public or private transactions, one or more equity offerings in 1998 and in future years. There can be no assurance that such sales of equity, if undertaken, would be favorably received by the market.

YEAR 2000. The Company has reviewed its exposure to the risks associated with the Year 2000 issue, and has determined that there is no material risk of business interruption as a result of computer errors or inefficiencies. The Company exclusively uses purchased software and has been informed by its vendors that the software will be Year 2000 compatible; however, there is no assurance that such software will indeed address all Year 2000 compatibility issues. The Company is currently assessing the risk that its portfolio companies may have regarding this issue. For all new loans originated, the Company includes in its documentation a Year 2000 compatibility assessment, and will monitor particular portfolio companies as needed.

FINANCIAL OBJECTIVES. The merged Company has set forth certain financial objectives that it intends to use in allocating its resources and in selecting new investment opportunities. Management's goal is to increase NIA annually by 15% to 20% and to provide for a ratio of NIA to average shareholders' equity of 18%. Management believes that the Company will be able to achieve these goals over the next three to five years. Factors that may impede the achievement of these objectives include those described in the Investment Considerations section of this Management's Discussion and Analysis, and also include other factors such as changes in the economy, competitive and market conditions, and future business decisions.

NEW GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Statement of Financial Accounting Standards Nos. 130 and 131, "Reporting Comprehensive Income" and "Disclosures about Segments of an Enterprise and Related Information," respectively, were issued in June 1997. SFAS 130 requires that certain financial activity typically disclosed in shareholders' equity be reported in the financial statements as an adjustment to net income in determining comprehensive income. SFAS 131 requires the reporting of selected segmented information in quarterly and annual reports. The Company does not anticipate any material financial impact from the implementation of SFAS Nos. 130 and 131.


INVESTMENT CONSIDERATIONS

Risks of Default. ACC invests in and lends to small businesses. Loans to small businesses involve a high risk of default, and generally are not rated by any nationally recognized statistical rating organization. Small businesses usually have narrower product lines and smaller market shares than larger companies and therefore may be more vulnerable to competitors' actions and market conditions, as well as general economic downturns. These businesses typically depend for their success on the management talents and efforts of one person or a small group of persons whose death, disability or resignation would adversely affect the business. Because these businesses frequently have highly leveraged capital structures, reduced cash flows resulting from adverse competitive developments, a shift in customer preferences or an economic downturn can severely affect the return on, or the recovery of, the Company's investments in such businesses.

MANAGEMENT'S DISCUSSION AND ANALYSIS

   Loss of Pass-Through Tax Treatment. The Company would cease to qualify for pass-through tax treatment under Subchapter M if it is unable to comply with the diversification or distribution requirements contained in Subchapter M of the Code, or if it ceases to qualify as a BDC. The Company also could be subject to a 4% excise tax (and, in certain cases, corporate level income tax) if it fails to make certain distributions. The lack of Subchapter M tax treatment could have a material adverse effect on the total return, if any, obtainable from an investment in the Company.

   Risks of Leverage. ACC borrows funds from, and issues senior debt securities to, banks and other lenders. Lenders of these senior securities have fixed dollar claims on the Company's consolidated assets which are superior to the claims of the Company's shareholders. If the value of the Company's consolidated assets increases, then such leveraging techniques would cause the net asset value attributable to the Company's common stock to increase more sharply than it would have had the techniques not been utilized. Conversely, a decrease in the value of the Company's consolidated assets would cause net asset value to decline more sharply than it otherwise would if the senior funds had not been borrowed. Similarly, any increase in the Company's consolidated income in excess of consolidated interest payable on the borrowed funds would cause its net income to increase more than it would without the leverage, while any decrease in its consolidated income would cause net income to decline more sharply than it would had the funds not been borrowed. Such a decline could negatively affect the Company's ability to make common stock dividend payments, and, if asset coverage for a class of senior security representing indebtedness declines to less than 200%, the Company may be required to sell a portion of its investments when it is disadvantageous to do so. Leverage is generally considered a speculative investment technique. The ability of the Company to achieve its investment objective may depend in part on its continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms, and there can be no assurance that such leverage can be maintained.

   Competition. Many entities and individuals compete for investments similar to those made by the Company, some of whom have greater resources than ACC. Increased competition would make it more difficult for the Company to purchase or originate loans at attractive prices. As a result of this competition, ACC from time to time may be precluded from making otherwise attractive investments on terms considered to be prudent in light of the risks assumed.

   Long-Term Character of Investments. It is expected that mezzanine loans will generally yield a current return from the time they are made, but also will generally produce a realized gain from an accompanying equity feature after approximately three to eight years. There can be no assurance that capital gains will actually be achieved.

   Illiquidity of Investments. The Company acquires securities directly from issuers in private transactions, and the major portion of such investments is subject to restrictions on resale or is otherwise illiquid. In particular, there is usually no established trading market in which such securities could be sold. In addition, equity securities generally cannot be sold to the public without registration under the Securities Act of 1933 which involves delay, uncertainty and expense.

   Government Regulations. The Company is subject to regulation by the Securities and Exchange Commission and the Small Business Administration. In addition, the Company's business may be significantly impacted by changes in the laws or regulations that govern BDCs, RICs, REITs, SBICs, SSBICs and SBLCs. Laws and regulations may be changed from time to time and the interpretations of the relevant law and regulations is also subject to change. Any change in the laws or regulations that govern the Company could have a material impact on the Company or its operations.

CONSOLIDATED BALANCE SHEET


                                                                                                                       DECEMBER 31,
(in thousands, except number of shares)                                                                       1997             1996
ASSETS
Portfolio at value:
   Commercial mortgage loans (cost: 1997-$446,114; 1996-$373,378)                                         $446,342         $373,695
   Mezzanine loans and debt securities (cost: 1997-$181,184; 1996-$178,664)                                167,842          165,086
   Small Business Administration 7(a) loans: (cost: 1997-$41,103; 1996-$42,351)                             40,709           42,131
   Equity interests in portfolio companies (cost: 1997-$20,050; 1996-$18,521)                               39,906           26,134
   Other portfolio assets (cost: 1997-$2,269; 1996-$362)                                                     2,222              322
-----------------------------------------------------------------------------------------------------------------------------------
       Total portfolio at value                                                                            697,021          607,368
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                                   70,437           71,841
U.S. government securities                                                                                  11,091               --
Other assets                                                                                                29,226           34,151
-----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                                     $807,775         $713,360
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:

   Debentures and notes payable                                                                           $308,821         $229,898
   Revolving lines of credit                                                                                38,842           45,099
   Accounts payable and accrued expenses                                                                    18,189           14,662
   Dividends and distributions payable                                                                       9,068            8,197
   Other liabilities                                                                                         5,795            6,370
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           380,715          304,226
-----------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Preferred stock issued to Small Business Administration                                                      7,000            7,000

Shareholders' equity:

   Common stock, $0.0001 par value, 100,000,000 shares authorized;
         52,047,318 and 48,237,621 issued and outstanding
         at December 31, 1997 and 1996, respectively                                                             5                5
   Additional paid-in capital                                                                              451,044          417,670
   Notes receivable from sale of common stock                                                              (29,611)         (15,491)
   Net unrealized appreciation (depreciation) on portfolio                                                   1,301           (5,908)
   Undistributed (distributions in excess of) earnings                                                      (2,679)           5,858
-----------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                        420,060          402,134
-----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                                       $807,775         $713,360
===================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                   FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                           1997                   1996                 1995
INTEREST AND RELATED PORTFOLIO INCOME
     Interest                                                                   $86,882                $77,541              $61,550
     Net premiums from loan sales                                                 3,241                  2,563                2,090
     Prepayment premiums                                                          4,036                  1,678                  706
     Investment advisory fees                                                       993                  1,667                2,009
     Other income                                                                 2,253                  1,488                2,462
-----------------------------------------------------------------------------------------------------------------------------------
           Total interest and related portfolio income                           97,405                 84,937               68,817
===================================================================================================================================
EXPENSES
     Interest on indebtedness                                                    26,952                 20,298               12,355
     Salaries and employee benefits                                              10,258                  8,774                8,031
     Legal and accounting                                                         2,262                  1,605                1,167
     General and administrative                                                   6,708                  6,684                5,721
     Merger                                                                       5,159                     --                   --
------------------------------------------------------------------------------------------------------------------------------------
           Total expenses                                                        51,339                 37,361               27,274
===================================================================================================================================

     Portfolio income before realized and unrealized gains                       46,066                 47,576               41,543
-----------------------------------------------------------------------------------------------------------------------------------
NET REALIZED AND UNREALIZED GAINS
     Net realized gains                                                          10,704                 19,155               12,000
     Net unrealized gains (losses)                                                7,209                 (7,412)               9,266
===================================================================================================================================
           Total net realized and unrealized gains                               17,913                 11,743               21,266
===================================================================================================================================

Income before minority interests and income taxes                                63,979                 59,319               62,809

Minority interests                                                                1,231                  2,427                  546
Income tax expense                                                                1,444                  1,945                1,784
-----------------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations                            $61,304                $54,947              $60,479
===================================================================================================================================
Basic earnings per common share                                                   $1.24                  $1.19                $1.38
===================================================================================================================================
Diluted earnings per common share                                                 $1.24                  $1.17                $1.37
===================================================================================================================================
Weighted average common shares outstanding                                       49,218                 46,172               43,697
===================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS


                                                                                                  FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                          1997                   1996                 1995
OPERATIONS
    Portfolio income before realized and unrealized gains                       $46,066                 $47,576             $41,543
    Net realized gains                                                           10,704                  19,155              12,000
    Net unrealized gains (losses)                                                 7,209                  (7,412)              9,266
    Minority interests and income tax expense                                    (2,675)                 (4,372)             (2,330)
-----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets resulting from operations                   61,304                  54,947              60,479
===================================================================================================================================
SHAREHOLDER DISTRIBUTIONS
    Portfolio income                                                            (38,751)                (39,030)            (37,296)
    Excess of portfolio income                                                     (605)                 (2,533)               (451)
    Net capital gains                                                           (15,172)                (11,546)             (9,799)
    Excess of net capital gains                                                      --                      --                (374)
    Return of capital                                                           (22,302)                 (4,289)                 --
    Undistributed earnings                                                       (8,848)                     --                  --
    Preferred stock dividend                                                       (220)                   (220)               (220)
-----------------------------------------------------------------------------------------------------------------------------------
          Net decrease in net assets resulting from
               shareholder distributions                                        (85,898)                (57,618)            (48,140)
===================================================================================================================================

CAPITAL SHARE TRANSACTIONS
    Sale of common stock                                                             --                  22,365               1,156
    Net increase in notes receivable from sale of common stock                  (14,120)                 (8,176)             (3,526)
    Issuance of common stock upon the exercise of stock options                  28,426                  12,176               5,310
    Issuance of common stock in lieu of cash distributions                       26,612                  11,986               7,506
    Other                                                                         1,602                    (738)                364
-----------------------------------------------------------------------------------------------------------------------------------
          Net increase in net assets resulting from
               capital share transactions                                        42,520                  37,613              10,810
-----------------------------------------------------------------------------------------------------------------------------------
Total increase in net assets                                                    $17,926                 $34,942             $23,149
===================================================================================================================================

Net assets at beginning of year                                                $402,134                $367,192            $344,043
-----------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                                      $420,060                $402,134            $367,192
-----------------------------------------------------------------------------------------------------------------------------------
Net asset value per common share                                                  $8.07                   $8.34               $8.26
-----------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding at end of year                                         52,047                  48,238              44,479
-----------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                   FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                           1997                    1996                1995
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations                            $61,304                $54,947              $60,479
Adjustments
   Net unrealized (gains) losses                                                 (7,209)                 7,412               (9,266)
   Depreciation and amortization                                                    450                    393                  319
   Amortization of loan discounts and fees                                      (10,804)                (9,027)              (6,841)
   Deferred income taxes                                                          1,087                   (381)                (174)
   Minority interests                                                             1,231                  2,427                  546
   Amortization of deferred financing costs                                         957                    693                   72
   Changes in other assets and liabilities                                       11,924                (11,299)               2,173
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                58,940                 45,165               47,308
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in small business concerns                                      (364,942)              (283,295)            (216,175)
   Collections of investment principal                                          233,005                179,292              111,731
   Proceeds from the sale of loans                                               53,912                 27,715               29,726
   Net (purchase) redemption of U.S. government securities                      (10,301)                    --               35,061
   Collections of notes receivable from sale of common stock                      6,534                  2,199                1,038
   Other investing activities                                                      (182)                 2,635                2,357
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                   (81,974)               (71,454)             (36,262)
-----------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Sale of common stock                                                           8,615                 24,166                1,074
   Common dividends and distributions paid                                      (58,194)               (47,089)             (36,265)
   Preferred stock dividends                                                       (220)                  (220)                (220)
   Net borrowings under (payments on) debentures
      and notes payable                                                          78,923                (35,202)              85,636
   Net borrowings under (payments on) revolving
      lines of credit                                                            (6,257)               110,460              (11,812)
   Net payments on government securities available for sale                          --                     --              (23,210)
   Other financing activities                                                    (1,237)                (3,029)                 364
-----------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                              21,630                 49,086               15,567
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                            $(1,404)               $22,797              $26,613
===================================================================================================================================

Cash and cash equivalents at beginning of year                                  $71,841                $49,044              $22,431
-----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                        $70,437                $71,841              $49,044
------------------------------------------------------------------------------------------------------------------------------------

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF INVESTMENTS


                                                                                                                   DECEMBER 31, 1997
PORTFOLIO COMPANY                                       INVESTMENT (2)                                   COST                  VALUE
(in thousands, except number of shares)
MEZZANINE LOANS AND DEBT SECURITIES AND EQUITY INTERESTS IN PORTFOLIO COMPANIES
Acme Paging, L.P.                                       Debt Securities                                 $5,993               $5,993
                                                        Equity Interest                                  1,456                2,600
-----------------------------------------------------------------------------------------------------------------------------------
AGPAL Broadcasting, Inc.                                Debt Securities                                    928                  928
                                                        Warrants                                            --                   --
-----------------------------------------------------------------------------------------------------------------------------------
American Barbecue & Grill                               Loans                                            1,499                1,499
                                                        Debt Securities                                  2,250                2,250
                                                        Warrants                                           125                  125
-----------------------------------------------------------------------------------------------------------------------------------
Arnold Moving Co., Inc.                                 Loans                                              713                  713
-----------------------------------------------------------------------------------------------------------------------------------
ARS, Inc.                                               Debt Securities                                  9,723                9,723
                                                        Warrants                                           171                  171
-----------------------------------------------------------------------------------------------------------------------------------
ASW Holding Corporation                                 Warrants                                            25                   25
-----------------------------------------------------------------------------------------------------------------------------------
Au Bon Pain Co., Inc. (1)                               Debt Securities                                  7,355                7,355
                                                        Warrants                                           227                  234
-----------------------------------------------------------------------------------------------------------------------------------
Brazos Sportswear, Inc. (1)                             Common Stock (342,938 shares)                      330                1,547
-----------------------------------------------------------------------------------------------------------------------------------
Broadcast Holdings, Inc.                                Debt Securities                                  2,696                2,696
                                                        Warrants                                            --                1,054
-----------------------------------------------------------------------------------------------------------------------------------
Calendar Broadcasting, Inc.                             Debt Securities                                  3,780                3,780
                                                        Warrants                                           144                  144
-----------------------------------------------------------------------------------------------------------------------------------
Candlewood Hotel Company (1)                            Preferred Stock (3,250 shares)                   3,250                3,250
-----------------------------------------------------------------------------------------------------------------------------------
Celebrities, Inc.                                       Debt Securities                                    365                  365
                                                        Warrants                                            12                   12
-----------------------------------------------------------------------------------------------------------------------------------
CeraTech Holdings Corporation                           Debt Securities                                  1,983                  253
                                                        Warrants                                            --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Cherry Tree Toys, Inc.                                  Debt Securities                                  1,776                1,776
                                                        Common Stock (220 shares)                            1                   --
-----------------------------------------------------------------------------------------------------------------------------------
Chungsan Corporation                                    Loan                                                78                   78
-----------------------------------------------------------------------------------------------------------------------------------
Convenience Corporation of America                      Loans                                            1,226                1,226
                                                        Debt Securities                                  8,370                6,245
                                                        Class A Preferred Stock (22,797 shares)            265                   --
                                                        Warrants                                            --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Cooper Natural Resources, Inc.                          Debt Securities                                  3,440                3,440
                                                        Warrants                                            --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Csabai Canning Factory Rt.                              Debt Securities                                  3,140                3,140
                                                        Equity Interest                                    700                  700
-----------------------------------------------------------------------------------------------------------------------------------
DEH Printed Circuits, Inc.                              Warrants                                           250                1,440
-----------------------------------------------------------------------------------------------------------------------------------
DeVlieg-Bullard, Inc. (1)                               Warrants                                           350                  760
-----------------------------------------------------------------------------------------------------------------------------------
Directory Investment Corporation                        Common Stock (470 shares)                           --                   83
-----------------------------------------------------------------------------------------------------------------------------------
Directory Lending Corporation                           Series A Common Stock (1,031 shares)                --                  862
                                                        Series B Common Stock (188 shares)                 235                  157
                                                        Series C Common Stock (292 shares)                 656                  245
                                                        Series A Preferred Stock (214 shares)              307                  192
                                                        Series B Preferred Stock (175 shares)              931                  158
                                                        Series C Preferred Stock (58 shares)                58                   52
-----------------------------------------------------------------------------------------------------------------------------------
DMI Furniture, Inc. (1)                                 Convertible Preferred Stock (199,920 shares)       500                  982
-----------------------------------------------------------------------------------------------------------------------------------
ECM Enterprises                                         Loan                                                36                    4
-----------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS
AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                  DECEMBER 31, 1997
PORTFOLIO COMPANY                                     INVESTMENT (2)                                      COST                VALUE
(in thousands, except number of shares)
-----------------------------------------------------------------------------------------------------------------------------------
EDM Consulting, LLC                                    Loans                                           $    30              $    30
                                                       Debt Securities                                   1,875                  428
                                                       Equity Interest                                      --                   --
-----------------------------------------------------------------------------------------------------------------------------------
El Dorado Communications, Inc.                         Warrants                                             --                  585
-----------------------------------------------------------------------------------------------------------------------------------
Esquire Communications Ltd. (1)                        Warrants                                              6                1,000
-----------------------------------------------------------------------------------------------------------------------------------
Everything Yogurt                                      Loan                                                 65                   65
-----------------------------------------------------------------------------------------------------------------------------------
Ex Terra Funding, LLC                                  Loan                                              1,960                1,960
-----------------------------------------------------------------------------------------------------------------------------------
Fairchild Industrial Products Company                  Debt Securities                                   5,653                5,653
                                                       Warrants                                            280                  280
-----------------------------------------------------------------------------------------------------------------------------------
FHM Distributions, Inc.                                Loan                                                200                  200
-----------------------------------------------------------------------------------------------------------------------------------
Gibson Guitar Corp.                                    Debt Securities                                  14,475               14,475
                                                       Warrants                                            525                  525
-----------------------------------------------------------------------------------------------------------------------------------
Golden Eagle/Satellite Archery, LLC                    Loans                                               550                  550
                                                       Debt Securities                                   2,248                2,248
-----------------------------------------------------------------------------------------------------------------------------------
Grant Broadcasting System II                           Warrants                                            139                3,600
-----------------------------------------------------------------------------------------------------------------------------------
Grant Television, Inc.                                 Debt Securities                                   7,866                7,866
                                                       Warrants                                             --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Han Hie                                                Loan                                                518                  518
-----------------------------------------------------------------------------------------------------------------------------------
H.B.N. Communications, Inc.                            Loan                                                262                  262
-----------------------------------------------------------------------------------------------------------------------------------
Herr-Voss Industries, Inc.                             Debt Securities                                   9,500                9,500
                                                       Common Stock (132,507 shares)                     1,050                1,050
                                                       Warrants                                             --                   --
-----------------------------------------------------------------------------------------------------------------------------------
HFC Acquisition Sub I, Inc.                            Loans                                               232                  232
-----------------------------------------------------------------------------------------------------------------------------------
In the Dough, Inc.                                     Loan                                                  2                   --
-----------------------------------------------------------------------------------------------------------------------------------
Jeff & Chris Mufflers, Inc.                            Loan                                                128                  128
-----------------------------------------------------------------------------------------------------------------------------------
JR Industries, Inc.                                    Debt Securities                                   2,343                2,343
                                                       Warrants                                             74                   74
-----------------------------------------------------------------------------------------------------------------------------------
Julius Koch USA, Inc.                                  Debt Securities                                   4,630                4,630
                                                       Warrants                                            323                2,099
-----------------------------------------------------------------------------------------------------------------------------------
Kirker Enterprises, Inc.                               Loans                                               800                  800
                                                       Debt Securities                                   2,784                2,784
                                                       Warrants                                            348                2,350
                                                       Equity Interest                                      40                   40
-----------------------------------------------------------------------------------------------------------------------------------
Kirkland's, Inc.                                       Debt Securities                                   6,250                6,250
                                                       Warrants                                             96                   96
-----------------------------------------------------------------------------------------------------------------------------------
Kjellberg's Incorporated                               Loan                                              3,146                3,146
-----------------------------------------------------------------------------------------------------------------------------------
Kurlancheek                                            Loan                                                311                  311
-----------------------------------------------------------------------------------------------------------------------------------
Labor Ready, Inc. (1)                                  Common Stock (247,863 shares)                     1,477                4,308
-----------------------------------------------------------------------------------------------------------------------------------
Liberty-Pittsburgh Systems, Inc.                       Debt Securities                                   3,370                3,370
                                                       Common Stock (60,000 shares)                        100                  100
                                                       Warrants                                             --                   --
-----------------------------------------------------------------------------------------------------------------------------------
Lingcomm, Inc.                                         Loan                                                235                  235
-----------------------------------------------------------------------------------------------------------------------------------
Love Funding Corporation                               Series D Preferred Stock (26,000 shares)            360                  214
                                                       Warrants                                            200                   --
-----------------------------------------------------------------------------------------------------------------------------------
Magic Auto                                             Loan                                                 17                   17
-----------------------------------------------------------------------------------------------------------------------------------
MidSouth Data Systems, Inc.                            Debt Securities                                   7,550                7,550
                                                       Warrants                                            348                  348
-----------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS
AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                           CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                DECEMBER 31, 1997
PORTFOLIO COMPANY                                      INVESTMENT (2)                                   COST                VALUE
(in thousands, except number of shares)
---------------------------------------------------------------------------------------------------------------------------------
Midview Associates, L.P.                               Debt Securities                               $   326               $  326
                                                       Warrants                                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Mihadas                                                Loan                                              290                  290
---------------------------------------------------------------------------------------------------------------------------------
Mill-It Striping, Inc.                                 Common Stock (18 shares)                          250                   --
---------------------------------------------------------------------------------------------------------------------------------
MLX/SinterMet Corp. (1)                                Common Stock (5,835 shares)                       241                  109
---------------------------------------------------------------------------------------------------------------------------------
Monitoring Solutions, Inc.                             Loans                                              33                   33
                                                       Debt Securities                                 1,822                  219
                                                       Common Stock (33,333 shares)                       --                   --
                                                       Warrants                                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Radio City Mobil Home Park                             Loan                                            1,361                1,361
---------------------------------------------------------------------------------------------------------------------------------
Nobel Education Dynamics, Inc. (1)                     Preferred Stock (265,957 shares)                2,000                2,000
                                                       Warrants                                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Norman's Yogurt, Inc.                                  Loan                                               30                   30
---------------------------------------------------------------------------------------------------------------------------------
Northeast Broadcasting Group, L.P.                     Debt Securities                                   483                  483
---------------------------------------------------------------------------------------------------------------------------------
New York Donut Corporation                             Loan                                              106                  106
---------------------------------------------------------------------------------------------------------------------------------
Old Mill Holdings, Inc.                                Debt Securities                                 1,115                  888
                                                       Warrants                                           77                   --
---------------------------------------------------------------------------------------------------------------------------------
OMA, Inc.                                              Loans                                           1,931                1,931
---------------------------------------------------------------------------------------------------------------------------------
PAL Liberty, Inc.                                      Loan                                              323                  323
---------------------------------------------------------------------------------------------------------------------------------
Peerless Group, Inc. (1)                               Common Stock (379,475 shares)                      17                1,405
                                                       Warrants                                            4                  667
---------------------------------------------------------------------------------------------------------------------------------
David Peters                                           Loan                                              169                   55
---------------------------------------------------------------------------------------------------------------------------------
PIATL Holdings, Inc.                                   Loans                                             107                  107
                                                       Preferred Stock (276 shares)                      160                  175
                                                       Common Stock (36 shares)                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Pico Products, Inc. (1)                                Debt Securities                                 5,669                5,669
                                                       Common Stock (248,000 shares)                      71                  336
                                                       Warrants                                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Quality Software Products Holdings, PLC (1)            Common Stock (94,479 shares)                      901                  344
---------------------------------------------------------------------------------------------------------------------------------
Radio One of Atlanta, Inc.                             Loans                                             341                  341
                                                       Debt Securities                                 9,951                9,951
                                                       Common Stock (1,430 shares)                        --                   --
                                                       Warrants                                           --                   --
---------------------------------------------------------------------------------------------------------------------------------
Randhawa Brothers Enterprises, Inc.                    Loans                                             217                  217
---------------------------------------------------------------------------------------------------------------------------------
R-Tex Decoratives Company, Inc.                        Debt Securities                                 1,513                1,170
                                                       Warrants                                           58                   --
---------------------------------------------------------------------------------------------------------------------------------
R.L. Singletary                                        Loan                                              112                  112
---------------------------------------------------------------------------------------------------------------------------------
Saturn Chemicals, Inc.                                 Loan                                               --                   --
---------------------------------------------------------------------------------------------------------------------------------
SerpCo., Inc.                                          Loan                                              182                  182
---------------------------------------------------------------------------------------------------------------------------------
Spa Lending Corporation                                Series A Preferred Stock (5,826 shares)           420                  322
---------------------------------------------------------------------------------------------------------------------------------
SunStates Refrigerated Services, Inc.                  Loans                                           1,557                   68
                                                       Debt Securities                                 4,262                1,486
---------------------------------------------------------------------------------------------------------------------------------
Total Foam, Inc.                                       Debt Securities                                 1,582                  129
                                                       Common Stock (910 shares)                          57                   --
---------------------------------------------------------------------------------------------------------------------------------
University Village Mobile Homes                        Loan                                              157                  157
---------------------------------------------------------------------------------------------------------------------------------
Vidon, Inc.                                            Loans                                             262                  262
---------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.
                                                                              31

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                      DECEMBER 31, 1997
PORTFOLIO COMPANY                                                    INVESTMENT (2)                     COST                VALUE
(in thousands, except number of shares and investments)
---------------------------------------------------------------------------------------------------------------------------------
Waterview Limited Partnership                                      Equity Interest               $        --            $   3,050
---------------------------------------------------------------------------------------------------------------------------------
Weathertech Distributing Company, Inc.                             Loans                                 291                  291
---------------------------------------------------------------------------------------------------------------------------------
West Virginia Radio Corporation of Clarksburg, Inc.                Debt Securities                       962                  962
                                                                   Warrants                              400                   --
---------------------------------------------------------------------------------------------------------------------------------
William R. Dye                                                     Loan                                  270                  270
---------------------------------------------------------------------------------------------------------------------------------
Williams Brothers Lumber Company                                   Loans                                 720                  720
                                                                   Debt Securities                       308                  308
                                                                   Warrants                               24                   24
---------------------------------------------------------------------------------------------------------------------------------
Z-Spanish Radio Network, Inc.                                      Loans                              11,636               11,636
                                                                   Debt Securities                       750                  750
                                                                   Warrants                                6                    6
---------------------------------------------------------------------------------------------------------------------------------
     Total mezzanine loans and debt securities and
         equity interests in portfolio companies (89 investments)                                 $  201,234           $  207,748
=================================================================================================================================

                                                         INTEREST                NUMBER OF
                                                         RATE RANGES            INVESTMENTS          COST                VALUE
COMMERCIAL MORTGAGE LOANS
                                                          Up to 6.99%                  6           $   6,129            $   6,129
                                                          7.00%-8.99%                 49             108,313              108,313
                                                          9.00%-10.99%               156             259,203              259,221
                                                          11.00%-12.99%               72              61,681               61,891
                                                          13.00%-14.99%                7               7,294                7,294
                                                          15.00% and above             1               3,494                3,494
---------------------------------------------------------------------------------------------------------------------------------
     Total commercial mortgage loans                                                 291           $ 446,114            $ 446,342
=================================================================================================================================

SMALL BUSINESS ADMINISTRATION 7(a) LOANS
                                                          Up to 6.99%                 10           $     111            $     111
                                                          7.00-8.99%                  16                 192                  107
                                                          9.00-10.99%                 24               2,636                2,673
                                                          11.00-12.99%               378              38,072               37,739
                                                          13.00-14.99%                 4                  92                   79
                                                          15.00% and above             0                   0                    0
---------------------------------------------------------------------------------------------------------------------------------
     Total Small Business Administration 7(a) loans                                  432           $  41,103            $  40,709
=================================================================================================================================

Other portfolio assets                                                                 7           $   2,269            $   2,222
---------------------------------------------------------------------------------------------------------------------------------

Total portfolio at value                                                             819           $ 690,720            $ 697,021
=================================================================================================================================

 (1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS
 AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED

 THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. MERGER

On December 31, 1997, Allied Capital Corporation ("Allied I"), Allied Capital Corporation II ("Allied II"), Allied Capital Commercial Corporation ("Allied Commercial"), and Allied Capital Advisers, Inc. ("Advisers"), (each an "Acquired Company" and collectively the "Acquired Companies") merged with and into Allied Capital Lending Corporation ("Allied Lending") pursuant to an Agreement and Plan of Merger, dated as of August 14, 1997, as amended and restated as of September 19, 1997 in a stock-for-stock exchange (the "Merger"). Immediately following the Merger, Allied Lending changed its name to Allied Capital Corporation ("ACC" or the "Company").

   The Merger was effected through a conversion of each share of Acquired Company common stock into the number of shares of Allied Lending common stock determined pursuant to the following exchange ratios: Allied I - 1.07 shares; Allied II - 1.40 shares; Allied Commercial - 1.60 shares; and Advisers - 0.31 shares. Allied Lending's common stock outstanding prior to the Merger continues to be outstanding, and was not converted or changed in the Merger. On December 31, 1997, subsequent to the exchange of shares, the Company had 52,047,318 shares outstanding.

   The Merger was treated as a tax-free reorganization under Section 368
(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Acquired Companies carried forward the historical cost basis of their assets and liabilities to the surviving entity
(ACC). For financial reporting purposes, the Acquired Companies also carried forward the historical cost basis of their respective assets and liabilities at the time the Merger was effected. The consolidated financial statements reflect the operations of ACC with all periods presented restated as if the Companies had merged as of the beginning of the earliest period presented.

   To facilitate the Merger, Allied Lending's charter was amended primarily to effect: (a) an increase in the number of authorized shares of common stock, par value one-tenth of one mil ($0.0001) per share, from 20,000,000 to 100,000,000 shares; and (b) a change in Allied Lending's name to "Allied Capital Corporation."

   Prior to the Merger, Allied I owned approximately 16 percent of Allied Lending's total shares outstanding. These shares were distributed to the Allied I shareholders in a dividend immediately prior to the Merger at a rate of
0.107448 shares of Allied Lending for each share of Allied I held on the record date. For financial reporting purposes, Allied I's ownership of Allied Lending has been eliminated for all periods presented.

NOTE 2. ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). Allied Capital Corporation has three wholly owned subsidiaries that have also elected to be regulated as BDCs. Allied Investment Corporation ("Allied Investment") and Allied Capital Financial Corporation ("Allied Financial") are licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company and a Specialized Small Business Investment Company, respectively. Allied Capital SBLC Corporation ("Allied SBLC") is licensed by the Small Business Administration ("SBA") as a Small Business Lending Company and is a participant in the SBA Section 7(a) Guaranteed Loan Program. In addition to these wholly owned subsidiaries, Allied Capital Corporation has established several single-member limited liability companies primarily to hold real estate properties.

   Allied Capital Corporation and its subsidiaries, collectively, are hereinafter referred to as the "Company" or "ACC."

   The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests primarily in private, growing businesses in a variety of industries and in diverse geographic locations (primarily in the United States).

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements for the periods presented have been restated to include the accounts of the Acquired Companies and Allied Lending for all periods presented. Transaction fees and expenses related to the Merger have been expensed in the 1997 results of operations. The consolidated financial statements include the accounts of the Company or its wholly

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

owned or majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

VALUATION OF PORTFOLIO INVESTMENTS. Portfolio investments are carried at fair value, as determined by the board of directors under the Company's valuation policy.

   The values of loans and debt securities are based on the board of directors' evaluation of the financial condition of the borrowers and/or the underlying collateral. The values assigned are considered to be amounts which could be realized in the normal course of business which, generally, anticipates the Company holding the loan to maturity and realizing the face value of the loan. For debt securities and loans, value normally corresponds to cost unless the borrower's condition or external factors lead to a determination of value at a lower amount.

   Equity interests in portfolio companies for which there is no public market are valued based on various factors including history of positive cash flow from operations, the market value of comparable publicly traded companies (discounted for illiquidity), and other pertinent factors. The board of directors also considers recent offers to purchase a portfolio company's securities when valuing equity interests.

   The Company's equity interests in public companies that carry certain restrictions on sale are typically valued at a discount from the public market value of the security at the balance sheet date. Other publicly traded stocks may also be valued at a discount due to the investment size or market liquidity concerns.

INTEREST INCOME. Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Loan origination fees, original issue discount, and market discount are amortized into interest income using the effective interest method.

NET REALIZED AND UNREALIZED GAINS. Realized gains or losses are measured by the difference between the net proceeds from the sale and the cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the year, net of recoveries. Unrealized gains or losses reflect the change in the valuation of the portfolio investment during the reporting period.

DISTRIBUTIONS TO SHAREHOLDERS. Distributions to shareholders are recorded on the record date.

FEDERAL AND STATE INCOME TAXES. With the exception of Advisers, the Acquired Companies qualified as regulated investment companies ("RIC") or a real estate investment trust ("REIT"); however, Advisers was a corporation subject to federal and state income taxes. Income tax expense reported on the consolidated statement of operations relates to the operations of Advisers for all periods presented.

   The Company and its wholly owned subsidiaries intend to comply with the requirements of the Code that are applicable to RICs. The Company and its wholly owned subsidiaries intend to distribute annually all of their taxable income to shareholders; therefore, the Company has made no provision for deferred taxes.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company uses derivative financial instruments to reduce interest rate risk. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

DEFERRED FINANCING COSTS. Financing costs are based on actual costs incurred in obtaining financing and are deferred and amortized as part of interest expense over the term of the related debt instrument.

PER SHARE INFORMATION. Basic earnings per share is calculated using the weighted average number of shares outstanding for the period presented. Diluted earnings per share reflects the potential dilution that could occur if securities to issue common stock were exercised into common stock.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 4. PORTFOLIO

The Company lends and invests in growing businesses through three primary products: commercial mortgage loans, mezzanine loans and debt and equity securities, and 7(a) loans.

MEZZANINE FINANCE. Mezzanine investments are generally structured as loans that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, warrants or options to purchase a portion of the portfolio company's equity at a nominal price. Such an investment would typically have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although loan maturities and principal amortization schedules vary. At December 31, 1997, approximately 98 percent of the Company's mezzanine loan portfolio was composed of fixed interest rate loans. The weighted average yield on the mezzanine portfolio as of December 31, 1997 and 1996 equaled 12.6 percent and 13.2 percent, respectively. At December 31, 1997 and 1996, mezzanine loans and debt securities with a cost basis of $13,661,000 and $16,648,000, respectively, were not accruing interest.

   At December 31, 1997, approximately 29 percent, 27 percent, 17 percent, 13 percent and 8 percent of the Company's mezzanine portfolio was located in the mid-atlantic, southeast, midwest, west, and northeast regions, respectively. In addition, 6 percent of the mezzanine portfolio was located in other countries. Loans to businesses in the industrial/manufacturing, broadcasting/communications, retail/wholesale, and services industries equaled approximately 43 percent, 26 percent, 15 percent, and 12 percent, respectively, or 96 percent as of December 31, 1997.

   Equity investments consist primarily of securities issued by privately owned companies and may be subject to restrictions on their resale or otherwise illiquid. Equity securities generally do not produce a current return, but are held for investment appreciation and ultimate gain on sale.

COMMERCIAL REAL ESTATE FINANCE. The commercial real estate portfolio contains loans that were originated by the Company or were purchased from the Resolution Trust Corporation, the Federal Deposit Insurance Corporation and other third party sellers including life insurance companies and banks.

   At December 31, 1997, approximately 73 percent and 27 percent of the Company's commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. At December 31, 1997, approximately 38 percent, 18 percent, 18 percent, 14 percent and 12 percent of the Company's commercial real estate portfolio was located in the mid-atlantic, midwest, west, southeast, and northeast regions, respectively. In addition, commercial mortgage loans secured by hospitality, office, retail, industrial/manufacturing and other properties equaled approximately 33 percent, 31 percent, 14 percent, 6 percent and 16 percent, respectively, of the Company's portfolio at December 31, 1997.

   The weighted average yield on the real estate portfolio as of December 31, 1997 and 1996 equaled 11.4 percent and 13.4 percent, respectively. As of December 31, 1997 and 1996, loans with a cost basis of $11,987,000 and $10,978,000, respectively, were not accuring interest.

   As of December 31, 1997 and 1996, unamortized discount related to the real estate portfolio was $27,954,000 and $37,124,000, respectively. Unamortized discounts are considered in determining the fair value and are amortized into income over the life of the loan.

SMALL BUSINESS LENDING. The Company, through its wholly owned subsidiary, Allied SBLC participates in the SBA's Section 7(a) Guaranteed Loan Program.

   Pursuant to Section 7(a) of the Small Business Act of 1958, the SBA will guarantee 80 percent of any qualified loan up to $100,000 regardless of maturity, and 75 percent of any such loan over $100,000 regardless of maturity, to a maximum guarantee of $750,000 for any one borrower. SBA regulations define qualified small businesses generally as businesses with no more than $5 million in annual sales and no more than 500 employees.

   The Company charges interest on these loans at a variable rate, typically
1.75 percent to 2.75 percent above the prime rate, as published in The Wall Street Journal or other financial newspaper, adjusted monthly. All loans are payable in equal monthly installments of principal and interest from the date

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

on which the loan was made to its maturity. As of December 31, 1997, approximately 92 percent of the Company's portfolio of 7(a) loans were variable interest rate loans.

   As permitted by SBA regulations, the Company sells to investors, without recourse, the guaranteed portion of its loans while retaining the right to service 100 percent of such loans.

   As of December 31, 1997 and 1996, 7(a) loans with a cost basis of $4,346,000 and $3,734,000, respectively, were not accruing interest.

   At December 31, 1997, approximately 36 percent, 29 percent, 18 percent, 10 percent, and 7 percent of the Company's 7(a) loan portfolio was located in the midwest, mid-atlantic, southeast, northeast, and west regions, respectively. In addition, loans to businesses in the hospitality, automotive services, broadcasting/communications, restaurant/food services, industrial/manufacturing, services, and retail/wholesale industries equaled 25 percent, 21 percent, 10 percent, 9 percent, 7 percent, 6 percent and 6 percent, respectively, or 84 percent of the Company's portfolio as of December 31, 1997.

NOTE 5. DEBT

At December 31, 1997 and 1996, ACC had the following available credit facilities:

INDEBTNESS, AS OF DECEMBER 31:
                                                            1997                            1996
                                                    FACILITY        AMOUNT          FACILITY        AMOUNT
(IN THOUSANDS)                                       AMOUNT          DRAWN           AMOUNT          DRAWN
Notes payable and debentures:
  Master repurchase agreement                       $250,000      $202,705         $150,000        $85,775
  Master loan and security agreement                 250,000        23,116               --             --
  Senior note payable                                 20,000        20,000           20,000         20,000
  SBA debentures                                      54,300        54,300           61,300         61,300
  OPIC loan                                           20,000         8,700           20,000          8,700
  Bonds payable                                           --            --           54,123         54,123
----------------------------------------------------------------------------------------------------------

      Total notes payable and debentures             594,300       308,821          305,423        229,898
==========================================================================================================

Revolving lines of credit                             80,000        38,842          110,000         45,099
----------------------------------------------------------------------------------------------------------
  Total Debt                                        $674,300      $347,663         $415,423       $274,997
==========================================================================================================


MASTER REPURCHASE AGREEMENT. The Company and Business Mortgage Investors, Inc. ("BMI"), a private real estate investment trust that is co-managed by the Company and another investment adviser, can borrow up to $250,000,000, of which $100,000,000 is committed, through repurchase agreements using its commercial mortgage loans as collateral. The Company pledges commercial mortgage loans as collateral for the facility such that the amount borrowed is approximately equal to 75 percent to 80 percent of the value of the collateral pledged. The terms of the master repurchase agreement require interest only payments with all principal due at maturity. The master repurchase agreement bears interest at the one-month London Inter Bank Overnight Rate ("LIBOR") plus 1.13 percent, or 6.8 percent and 6.7 percent at December 31, 1997 and 1996, respectively. Average debt outstanding, maximum amount borrowed, and weighted average interest rate charged on the master repurchase agreement for the years ended December 31, 1997 and 1996 were $166,362,000 and $51,767,000, $209,591,000 and
$85,775,000, and 6.6 percent and 7.3 percent, respectively. The master repurchase agreement matures on January 31, 1999.

MASTER LOAN AND SECURITY AGREEMENT. During 1997, the Company, again in conjunction with BMI, established a facility to borrow up to $250,000,000, of which $100,000,000 is committed, using its commercial mortgage loans as collateral under the agreement. At December 31, 1997, the Company's recorded investment in these loans pledged as collateral totaled $29,193,000, which approximated their market value. The agreement generally requires interest only payments with all principal due at

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

maturity. The agreement bears interest at the one-month LIBOR plus 1.0 percent, or 6.7 percent, at December 31, 1997. Average debt outstanding, maximum amount borrowed, and weighted average interest rate charged on this facility for the year ended December 31, 1997 was $17,899,000, $23,116,000, and 6.7 percent, respectively. The agreement matures on August 21, 1998.

SENIOR NOTE PAYABLE. The Company has a $20,000,000 unsecured senior note payable to an insurance company. This note bears interest at a fixed rate of
9.15 percent, payable semi-annually. The note is scheduled to mature over a five-year period commencing in 1998 with annual principal payments of $4,000,000. The senior note payable is subject to a prepayment penalty if paid prior to maturity.

SBA DEBENTURES. The Company has debentures totaling $54,300,000 payable to the SBA, at interest rates ranging from 6.87 percent to 9.80 percent, with scheduled maturity dates as follows: 1998 - $6,650,000; 1999 - $0; 2000 - $17,300,000; 2001 - $9,350,000; 2002 - $0; and $21,000,000 thereafter. The debentures require semi-annual interest-only payments with all principal due upon maturity.

BONDS PAYABLE. Allied Commercial, through one of its subsidiaries, issued $98,810,000 of 6.92 percent series 1995-C1 Commercial Mortgage Collateralized Bonds during November 1995. The bonds were rated "AA" by Fitch Investors Service, L.P. The bonds were repaid in full in November 1997.

OVERSEAS PRIVATE INVESTMENT CORPORATION (OPIC) LOAN. The Company has a loan agreement with OPIC under which the Company may borrow up to $20,000,000 (loan commitment) to provide financing for international projects involving qualifying U.S. small businesses. Loans under this agreement bear interest at the U.S. Treasury rate plus 0.5 percent for the applicable period of the borrowing. In addition, OPIC is entitled to receive from the Company a contingent fee at maturity of the loan equal to 5 percent of the return generated by the OPIC-related investments in excess of 7 percent. There are no required principal payments until the OPIC loans mature in January 2006. The loan commitment expires on the earlier of the first date on which the amount of the loans equal $20,000,000 or April 10, 1998. As of December 31, 1997, the Company had $11,300,000 available under the loan agreement.

REVOLVING LINES OF CREDIT. At December 31, 1997, the Company had several revolving lines of credit totaling $80,000,000 under which the Company had outstanding borrowings totaling $38,842,000. At December 31, 1996, the Company had several revolving lines of credit totaling $110,000,000, under which the Company had outstanding borrowings totaling $45,099,000. The lines of credit bear interest at rates ranging from LIBOR plus 1.35 percent to 2.5 percent. At December 31, 1997 and 1996 the weighted average interest rate on the facilities was 7.7 percent and 7.8 percent, respectively. The lines required various commitment and other fees equal to 0.39 percent of the outstanding borrowings at December 31, 1997.

   Average debt outstanding, maximum amount borrowed, and weighted average interest rate charged on the revolving lines of credit for the years ended December 31, 1997 and 1996 were $30,033,000 and $28,216,000, $45,759,000, and
$45,099,000, and 8.1 percent and 8.2 percent, respectively.

   On January 12, 1998, the Company repaid all of its previous unsecured revolving lines of credit and entered into a new $150,000,000 unsecured revolving line of credit. The new facility bears interest at LIBOR plus 1.25 percent and requires a commitment fee equal to 0.2 percent of the committed amount, and a facility fee equal to 0.15 percent of the initial commitment. The new line expires 18-months from its inception. The new line of credit requires monthly payments of interest and all principal is due upon its expiration. The amount borrowed is based upon a borrowing base formula generally equal to 50 percent of the Company's portfolio investments not securing other credit facilities.

NOTE 6. INCOME TAXES

For the years ended December 31, 1997, 1996 and 1995, the Company's effective tax rate was 2.3 percent, 3.5 percent and 2.9 percent, respectively.

   The Company's income subject to federal and state taxes relates to the income generated by the pre-Merger operations of Advisers. The income generated by Allied Lending and the Acquired Companies (except Advisers) is not subject to federal and state income taxes because these companies qualified as regulated investment companies or a real estate investment trust.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PREFERRED STOCK

As of December 31, 1997, Allied Financial had outstanding a total of 60,000 shares of $100 par value, 3 percent cumulative preferred stock and 10,000 shares of $100 par value, 4 percent redeemable cumulative preferred stock issued to the SBA pursuant to Section 303(c) of the Small Business Investment Act of 1958, as amended. The 3 percent cumulative preferred stock does not have a required redemption date. Allied Financial has the option to redeem in whole or in part the preferred stock by paying the SBA the par value of such securities and any dividends accumulated and unpaid to the date of redemption. The 4 percent redeemable cumulative preferred stock has a required redemption date of June 4, 2005.

NOTE 8. SHAREHOLDERS' EQUITY

In 1996, the Company completed two non-transferable subscription rights offerings to common shareholders. The Company issued 1,433,414 shares of common stock pursuant to these offerings raising net proceeds to the Company of $17,147,000, after costs including a 2.5 percent fee paid to eligible broker/dealers.

   In 1996, the Company also sold 400,000 shares of its common stock through an underwriter in a registered offering for net proceeds of $5,218,000.

   The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sales prices reported for the Company's common stock for the five days on which trading in the shares takes place immediately prior to the dividend payment date. During 1997 and 1996, the Company issued 550,971 and 913,206 shares, respectively, at an average price of $15.67 and $13.13 per share, respectively.

NOTE 9. EARNINGS PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                      PER
                                                                                            COMMON
                                                                                             SHARE
1997                                                          INCOME      SHARES            AMOUNT
Net increase in net assets resulting from operations         $61,304
Less: Preferred stock dividends                                 (220)
                                                             -------
Income available to common shareholders                      $61,084
                                                             =======
BASIC EARNINGS PER COMMON SHARE                                           49,218         $    1.24
                                                                                         =========
Options outstanding to officers                                               33
                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                         49,251         $    1.24
                                                                          ======         =========

1996
Net increase in net assets resulting from operations         $54,947
Less: Preferred stock dividends                                 (220)
                                                             -------
Income available to common shareholders                      $54,727
                                                             =======
BASIC EARNINGS PER COMMON SHARE                                           46,172         $    1.19
                                                                                         =========
Options outstanding to officers                                              561
                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                         46,733         $    1.17
                                                                          ======         =========

1995
Net increase in net assets resulting from operations         $60,479
Less: Preferred stock dividends                                 (220)
                                                             -------
Income available to common shareholders                      $60,259
                                                             =======
BASIC EARNINGS PER COMMON SHARE                                           43,697         $    1.38
                                                                                         =========
Options outstanding to officers                                              313
                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                         44,010         $    1.37
                                                                          ======         =========

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per common share was computed by dividing net increase in net assets resulting from operations, after deducting preferred stock dividends, by the weighted average number of common shares outstanding each year.

   Diluted earnings per common share was computed by dividing net increase in net assets resulting from operations, after deducting preferred stock dividends, by the weighted average number of common shares outstanding plus common shares issuable upon assumed exercise of stock options outstanding each year.

NOTE 10. EMPLOYEE STOCK OWNERSHIP PLAN AND DEFERRED COMPENSATION PLAN

The Company has an employee stock ownership plan ("ESOP"). Pursuant to the ESOP, the Company is obligated to contribute 5 percent of each eligible participant's total cash compensation for the year to a plan account on the participant's behalf, which vests over a two-year period. ESOP contributions are used to purchase shares of ACC.

   As of December 31, 1997, the ESOP held 433,047 shares of the Company's common stock, all of which had been allocated to participants' accounts. The plan is funded annually and the total ESOP contribution expense for the years ended December 31, 1997, 1996 and 1995 was $351,000, $1,018,000 and $864,000
respectively, net of forfeitures of $0, $36,000 and $180,000 in 1997, 1996 and 1995, respectively.

   The Company also has a deferred compensation plan (the "DC Plan"). Eligible participants of the DC Plan may elect to defer some of their compensation and have such compensation credited to a participant account. All amounts credited to a participant's account shall be credited solely for purposes of accounting and computation and shall remain assets of the Company and subject to the claims of the Company's general creditors. Amounts credited to participants under the DC Plan are at all times 100 percent vested and non-forfeitable except for amounts credited to participants' accounts related to the Formula Award (see Note 12). A participant's account shall become distributable upon his or her separation from service, retirement, disability, death, or at a future determined date. All DC Plan accounts will be distributed in the event of a change of control of ACC or in the event of the Company's insolvency. Amounts deferred by participants under the DC Plan are funded to a trust, the trustee of which administers the DC Plan on behalf of the Company.

NOTE 11. STOCK OPTION PLAN

In conjunction with the Merger, all stock option plans that existed for Allied Lending and the Acquired Companies before the Merger ("Existing Plans") were cancelled on December 31, 1997, and at a special meeting of shareholders on November 26, 1997, the Company's shareholders approved a new stock option plan ("ACC Plan") for the Company to be effected post-Merger.

THE ACC PLAN. The purpose of the ACC Plan is to provide officers and non-officer directors of ACC with additional incentives. Options may be granted from time to time on up to 6,250,000 shares which represents approximately 12 percent of the outstanding shares as of December 31, 1997. There were no options granted pursuant to the ACC Plan as of December 31, 1997. Options will be exercisable at a price equal to the fair market value of the shares on the day the option is granted. Each option will state the period or periods of time within which the option may be exercised by the optionee, which may not exceed ten years from the date the option is granted.

   All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of ACC for any cause other than death or total and permanent disability. If an optionee dies or becomes totally and permanently disabled before expiration of the options without fully exercising it, he or she or the executors or administrators or legatees or distributees of the estate shall, as may be provided at the time of the grant, have the right, within one year after the optionee's death or total and permanent disability, to exercise the options in whole or in part before the expiration of its term. In the event of a change of control of ACC, all outstanding options will become fully vested and exercisable as of the change of control. Subsequent to December 31, 1997, the Company's compensation committee granted a total of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3,407,000 options to officers of the Company under the ACC Plan. The options awarded to officers were generally non-qualified stock options that vest over a five-year period from the grant date. The stock options granted had an exercise price equal to $21.38 per share.

NOTES RECEIVABLE FROM THE SALE OF COMMON STOCK. The Company provides loans to officers for the exercise of options. The loans have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction of shareholders' equity. For the years ended December 31, 1997, 1996 and 1995, the Company had outstanding loans to officers of $29,611,000, $15,491,000, and $7,315,000, respectively. Officers with outstanding loans repaid principal of $6,534,000, $2,199,000 and $1,038,000 for the years ended December 31, 1997,
1996 and 1995, respectively. The Company recognized interest income from these loans of $1,031,000, $529,000 and $276,000, respectively, during these same periods.

EXISTING PLAN ACTIVITY. During 1997, 1996 and 1995, Allied Lending and the Acquired Companies granted 1,474,000, 866,000, and 1,505,000 options, respectively, under the Existing Plans at exercise prices ranging from $9.53 to $22.58 per share. Total shares issued pursuant to the exercise of stock options totaled 2,395,000, 1,051,000, and 576,000 during 1997, 1996 and 1995, respectively.

   The Company accounts for the ACC Plan as required by the Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123 "Accounting for Stock Based Compensation," the Company's net increase in net assets resulting from operations and basic and diluted earnings per share would have been reduced to the following pro forma amounts:

                                                              FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                        1997         1996         1995
Net increase in net assets resulting from operations:
  As reported                                                $61,304      $54,947      $60,479
  Pro forma                                                  $60,656      $53,372      $58,931

Basic earnings per common share:
  As reported                                                  $1.24        $1.19        $1.38
  Pro forma                                                    $1.23        $1.16        $1.35

Diluted earnings per common share:
  As reported                                                  $1.24        $1.17        $1.37
  Pro forma                                                    $1.23        $1.14        $1.34
==============================================================================================

Pro forma expenses are based on the underlying value of the options granted by the Company and the Acquired Companies. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.

NOTE 12. CUT-OFF AWARD AND FORMULA AWARD

Allied Lending's and each Acquired Company's existing stock option plans were canceled and the Company established a cut-off dollar amount for all existing, but unvested options as of the date of the Merger (the "Cut-off Award"). The Cut-off Award is computed for each unvested option as of the Merger date. The Cut-off Award is equal to the difference between the market price on August 14, 1997 (the Merger announcement date) of the shares of stock underlying the option less the exercise price of the option. The Cut-off Award is payable for each unvested option upon the future vesting date of that option. The Cut-off Award was designed to cap the appreciated value in unvested options at the Merger announcement date, in order to set the foundation to balance option awards upon the Merger. The Cut-off Award approximates $2.9 million in the aggregate.

   The Formula Award was established to compensate employees from the point when their unvested options would cease to appreciate in value (the Merger announcement date), up until the time at which they would be able to receive option awards in ACC post-Merger. In the aggregate, the Formula Award equaled 6 percent of the difference between an amount equal to the combined aggregated market capitalizations of Allied Lending and the Acquired Companies as of the close of the market on the day before the Merger date (December 30, 1997), less an amount equal to the

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

combined aggregate market capitalizations of Allied Lending and the Acquired Companies as of the close of the market on the Merger announcement date (August 14, 1997). Advisers' compensation committee allocated the Formula Award to individual officers on December 30, 1997. The amount of the Formula Award as computed at December 30, 1997 approximated $19 million. The Formula Award will vest equally in three installments on December 31, 1998, 1999 and 2000; provided, however, that such Formula Award vests immediately upon a change in control of the Company. The Formula Award will be expensed in each year in which it vests.

NOTE 13. INVESTMENT ADVISOR SERVICES

The Company has investment advisory agreements to manage the assets of certain private companies. The investment advisory agreements are generally annual agreements, and may be terminated at any time on 60 days' notice, without penalty, by the managed companies.

NOTE 14. INTEREST RATE SWAPS

The Company uses interest rate swap agreements to protect against fluctuation in interest costs on its variable rate short-term credit facilities. Amounts paid or received on the settlement of interest rate swap agreements are recognized as an adjustment to interest expense. As of December 31, 1997, the Company had interest swap agreements with an aggregate notional amount of $145,000,000. Pursuant to the swap agreements, the Company pays a weighted average fixed rate equal to 6.8 percent and receives payments with a weighted average variable rate equal to the 30-day LIBOR. The swap agreements have a remaining weighted average maturity of approximately four years from December 31, 1997. As of December 31, 1997, the Company recorded an unrealized loss of $5,000,000 related to the swap agreements in connection with the January 1998 asset securitization transaction.

NOTE 15. DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 1997, 1996, and 1995, the Company declared the following distributions:

                                                         1997                 1996                      1995
                                                    TOTAL TOTAL PER      TOTAL  TOTAL PER        TOTAL   TOTAL PER
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           AMOUNT     SHARE     AMOUNT      SHARE       AMOUNT       SHARE
First quarter                                     $14,347     $0.30    $11,158      $0.25       $8,855       $0.20
Second quarter                                     14,795      0.30     11,911       0.26        9,344        0.21
Third quarter                                      15,548      0.31     12,743       0.27        9,818        0.22
Fourth quarter                                     31,022      0.61     13,678       0.29       10,355        0.24
Annual extra distribution                           1,118      0.02      7,908       0.16        9,548        0.22
Special undistributed earnings distribution         8,848      0.17         --         --           --          --
------------------------------------------------------------------------------------------------------------------

Total distributions to common shareholders        $85,678     $1.71    $57,398      $1.23      $47,920       $1.09
==================================================================================================================

For income tax purposes, distributions for 1997, 1996, and 1995 were comprised of the following:

                                                         1997                 1996                      1995
                                                    TOTAL TOTAL PER      TOTAL  TOTAL PER        TOTAL   TOTAL PER
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           AMOUNT     SHARE     AMOUNT      SHARE       AMOUNT       SHARE
Ordinary income                                   $39,356     $0.79    $41,563      $0.89      $37,747       $0.86
Long-term capital gains                            31,037      0.62     15,835       0.34       10,173        0.23
Return of capital (tax)                             6,437      0.13         --         --           --          --
------------------------------------------------------------------------------------------------------------------

Total distributions before special distribution    76,830      1.54     57,398       1.23       47,920        1.09
------------------------------------------------------------------------------------------------------------------
Special undistributed earnings distribution         8,848      0.17         --         --           --          --
------------------------------------------------------------------------------------------------------------------

Total distributions to common shareholders        $85,678     $1.71    $57,398      $1.23      $47,920       $1.09
==================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the differences between taxable income and financial reporting income for the years ended December 31, 1997, 1996 and 1995:

(IN THOUSANDS)                                                  1997         1996        1995
Financial statement net income                               $61,304      $54,947     $60,479
Adjustments
  Amortization of discount                                    (1,124)      (2,779)     (1,206)
  Gains from disposition of portfolio assets                  17,890          874        (904)
  Net unrealized (gains) losses                               (7,209)       7,412      (9,266)
  Expenses not deductible for tax:
      Merger expenses                                          5,159           --          --
      Other                                                      853        2,306       1,176
  Other                                                       (9,050)      (1,372)        930
  Income tax expense                                           1,444        1,945       1,784
---------------------------------------------------------------------------------------------
Taxable income                                               $69,267      $63,333     $52,993
=============================================================================================


NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company had commitments to fund loans to various prospective and existing portfolio companies totaling $105,065,000 at December 31, 1997.

         The Company is party to certain lawsuits in connection with its business. While the outcome of these legal proceedings cannot at this time be predicted with certainty, management does not expect that these proceedings will have a material effect upon the financial condition of the Company.

NOTE 17. CONCENTRATIONS OF CREDIT RISK

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit. At December 31, cash and cash equivalents consisted of the following:

(IN THOUSANDS)                1997         1996
Cash and cash equivalents  $76,791      $75,744
Less escrows held           (6,354)      (3,903)
------------------------------------------------
Total                      $70,437      $71,841
================================================

NOTE 18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During 1997, 1996 and 1995, respectively, the Company paid $26,874,000, $21,391,000 and $13,393,000 for interest and income taxes. During 1997, 1996 and 1995, respectively, the Company's non-cash financing activities totaled $48,207,000, $22,361,000 and $15,756,000 related primarily to common stock issuances resulting from stock option exercises and dividend reinvestment shares issued. Additionally, during 1995, $18,062,000 in long-term debt was consolidated from the minority interest in an asset securitization pool. During 1997, 1996 and 1995, respectively, the Company's non-cash investing activities totaled $12,022,000, $2,004,000 and $23,490,000, relating to mortgage loans consolidated from the minority interests in certain joint ventures.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. SELECTED QUARTERLY DATA (UNAUDITED)


(in thousands, except per share amounts)
                                                                                  1997
                                                                QTR 1         QTR 2       QTR 3     QTR 4
Total interest and related portfolio income                   $21,399       $24,911     $25,111   $25,984
Portfolio income before realized and unrealized gains         $11,968       $14,095     $12,093   $ 7,910
Net increase in net assets resulting from operations          $12,646       $18,296     $17,146   $13,216
Basic earnings per common share                               $  0.27       $  0.35     $  0.37   $  0.25
Diluted earnings per common share                             $  0.27       $  0.35     $  0.37   $  0.25

                                                                                  1996
                                                                QTR 1         QTR 2       QTR 3     QTR 4
Total interest and related portfolio income                   $19,412       $20,866     $20,753   $23,906
Portfolio income before realized and unrealized gains         $11,284       $11,665     $11,592   $13,035
Net increase in net assets resulting from operations          $18,935       $11,090     $16,855   $ 8,067
Basic earnings per common share                               $  0.42       $  0.24     $  0.35   $  0.18
Diluted earnings per common share                             $  0.42       $  0.23     $  0.34   $  0.18

NOTE 20. SUBSEQUENT EVENT

LOAN SECURITIZATION. On January 30, 1998, the Company, in conjunction with BMI, completed an asset securitization transaction whereby $239 million in commercial mortgage-backed bonds were issued by Allied Capital Commercial Mortgage Trust 1998-1. The bonds were sold in a private placement of three bond classes rated "AAA," "AA" and "A" by Standard & Poor's Rating Services and Fitch IBCA, Inc. The Company and BMI sold loans with an aggregate balance of $310 million to secure the bonds. The Company contributed approximately 95 percent, or $295 million, of the total loans sold. The Company retained a trust certificate representing the difference between the assets sold and the bond proceeds received, or approximately 23% of the assets sold. The mortgage loans sold had an approximate weighted average stated interest rate of 9.6 percent. The three bond classes have an aggregate weighted average interest rate of approximately 6.38 percent. The Company will account for the sale in accordance with FASB 125.

CONSOLIDATING BALANCE SHEET

                                                              ALLIED         ALLIED         ALLIED
(IN THOUSANDS)                                     ACC    INVESTMENT      FINANCIAL           SBLC        OTHERS
ASSETS
Portfolio at value:
   Commercial mortgage loans                  $446,342     $      --      $      --      $      --        $   --
   Mezzanine loans and debt securities          89,707        64,486         13,649             --            --
   Small Business Administration 7(a) loans         --            --             --         40,709            --
   Equity interests in portfolio companies      16,836        21,814          1,256             --            --
   Investments in subsidiaries                  67,293            --             --             --            --
   Other portfolio assets                            8            --             --             43         2,171
---------------------------------------------------------------------------------------------------------------------
       Total portfolio at value                620,186        86,300         14,905         40,752         2,171
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                       25,958        26,024         16,397          1,593           465
U.S. government securities                          --            --         11,091             --            --
Intercompany notes and receivables              56,167             8             --          1,386            --
Other assets                                    13,809         2,425            761          8,696         3,535
---------------------------------------------------------------------------------------------------------------------
       Total assets                           $716,120      $114,757        $43,154        $52,427        $6,171
=====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Debentures and notes payable               $249,521       $40,183        $19,117       $     --        $   --
   Revolving lines of credit                    20,294            --             --         18,548            --
   Accounts payable and accrued expenses        12,040         3,961            152          1,828           208
   Dividends and distributions payable           8,848            --            220             --            --
   Intercompany notes and payables               6,967        26,495          1,598         19,915         2,586
   Other liabilities                             4,591           816            226            162            --
---------------------------------------------------------------------------------------------------------------------
                                               302,261        71,455         21,313         40,453         2,794
=====================================================================================================================
Commitments and Contingencies
Preferred stock issued to Small
        Business Administration                     --            --          7,000             --            --

Shareholders' equity:
   Common stock                                      5            --             --             --             1
   Additional paid-in capital                  451,044        22,374         12,134         12,564         1,437
   Notes receivable from sale of common
       stock                                   (29,611)           --             --             --            --
   Net unrealized appreciation
       (depreciation) on portfolio               1,301         4,689            299           (394)           --
   Undistributed (distributions in
       excess of) earnings                      (8,880)       16,239          2,408           (196)        1,939
---------------------------------------------------------------------------------------------------------------------
       Total shareholders' equity              413,859        43,302         14,841         11,974         3,377
=====================================================================================================================
       Total liabilities and
            shareholders' equity              $716,120      $114,757        $43,154        $52,427        $6,171
=====================================================================================================================

                                                       DECEMBER 31, 1997

                                                            CONSOLIDATED
(IN THOUSANDS)                                ELIMINATIONS         TOTAL
ASSETS
Portfolio at value:
   Commercial mortgage loans                    $       --      $446,342
   Mezzanine loans and debt securities                  --       167,842
   Small Business Administration 7(a) loans             --        40,709
   Equity interests in portfolio companies              --        39,906
   Investments in subsidiaries                     (67,293)           --
   Other portfolio assets                               --         2,222
--------------------------------------------------------------------------
       Total portfolio at value                    (67,293)      697,021
--------------------------------------------------------------------------
Cash and cash equivalents                               --        70,437
U.S. government securities                              --        11,091
Intercompany notes and receivables                 (57,561)           --
Other assets                                            --        29,226
--------------------------------------------------------------------------
       Total assets                              $(124,854)     $807,775
==========================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Debentures and notes payable                 $       --      $308,821
   Revolving lines of credit                            --        38,842
   Accounts payable and accrued expenses                --        18,189
   Dividends and distributions payable                  --         9,068
   Intercompany notes and payables                 (57,561)           --
   Other liabilities                                    --         5,795
--------------------------------------------------------------------------
                                                   (57,561)      380,715
==========================================================================
Commitments and Contingencies
Preferred stock issued to Small
        Business Administration                         --         7,000

Shareholders' equity:
   Common stock                                         (1)            5
   Additional paid-in capital                      (48,509)      451,044
   Notes receivable from sale of common
       stock                                            --       (29,611)
   Net unrealized appreciation
       (depreciation) on portfolio                  (4,594)        1,301
   Undistributed (distributions in
       excess of) earnings                         (14,189)       (2,679)
--------------------------------------------------------------------------
       Total shareholders' equity                  (67,293)      420,060
==========================================================================
       Total liabilities and
            shareholders' equity                 $(124,854)     $807,775
==========================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATING STATEMENT OF OPERATIONS

                                                                                        FOR THE YEAR ENDED DECEMBER 31, 1997
                                                          ALLIED     ALLIED     ALLIED                           CONSOLIDATED
(IN THOUSANDS)                                 ACC    INVESTMENT  FINANCIAL       SBLC    OTHERS   ELIMINATIONS         TOTAL
INTEREST AND RELATED PORTFOLIO INCOME
  Interest                                 $57,067        $9,903     $3,637     $6,352    $9,923     $       --       $86,882
  Interest income-intercompany               3,843            --         --         --        --         (3,843)           --
  Dividends from subsidiaries               22,960            --         --         --        --        (22,960)           --
  Net premiums from loan sales                 170            --         --      3,071        --             --         3,241
  Prepayment premiums                        3,689            --         --         --       347             --         4,036
  Investment advisory fees                  15,439            --         --         --        --        (14,446)          993
  Other income                                 663           107         --         --     1,483             --         2,253
------------------------------------------------------------------------------------------------------------------------------
      Total interest and related
           portfolio income                103,831        10,010      3,637      9,423    11,753        (41,249)       97,405
==============================================================================================================================

EXPENSES
  Interest on indebtedness                  16,950         3,897      1,781      1,511     2,813             --        26,952
  Interest on indebtedness-intercompany         --         1,555         --      1,749       539         (3,843)           --
  Salaries and employee benefits            10,258            --         --         --        --             --        10,258
  Investment advisory fees                  14,130            --         --         --       316        (14,446)           --
  Legal and accounting                       1,850           200         94        118        --             --         2,262
  General and administrative                 5,677           157        (45)       113       806             --         6,708
  Merger                                     5,159            --         --         --        --             --         5,159
------------------------------------------------------------------------------------------------------------------------------
      Total expenses                        54,024         5,809      1,830      3,491     4,474        (18,289)       51,339
==============================================================================================================================

Portfolio income before realized
    and unrealized gains (losses)           49,807         4,201      1,807      5,932     7,279        (22,960)       46,066
==============================================================================================================================

NET REALIZED AND UNREALIZED GAINS
  Net realized gains (losses)                6,777         3,104        (93)      (132)    1,048             --        10,704
  Net unrealized gains (losses)              7,919         7,425        934       (711)       --         (8,358)        7,209
------------------------------------------------------------------------------------------------------------------------------
      Total net realized and unrealized
           gains (losses)                   14,696        10,529        841       (843)    1,048         (8,358)       17,913
==============================================================================================================================

Income before minority interests and
  income taxes                              64,503        14,730      2,648      5,089     8,327        (31,318)       63,979
==============================================================================================================================

Minority interests                              --            --         --         --     1,231             --         1,231
Income tax expense                           1,444            --         --         --        --             --         1,444
==============================================================================================================================

Net increase in net assets resulting
  from operations                          $63,059       $14,730     $2,648     $5,089    $7,096       $(31,318)      $61,304
==============================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                      ALLIED         ALLIED     ALLIED
(IN THOUSANDS)                                             ACC    INVESTMENT      FINANCIAL       SBLC
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting
   from operations                                     $63,060        $7,306         $1,714     $5,088
Adjustments
   Net unrealized (gains) losses                        (7,920)           --             --        711
   Depreciation and amortization                           331            --             --         --
   Amortization of loan discounts and fees              (7,362)         (314)          (666)      (505)
   Deferred income taxes                                 1,087            --             --         --
   Minority interests                                       --            --             --         --
   Amortization of deferred financing costs                 --            --             --         --
   Changes in net assets and liabilities                   656         3,475            658     (2,835)
---------------------------------------------------------------------------------------------------------
       Net cash provided by
            operating activities                        49,852        10,467          1,706      2,459
=========================================================================================================

 CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in small business concerns             (284,563)      (20,949)          (257)   (49,231)
   Collections of investment principal                 143,470        26,396         12,544      8,117
   Proceeds from the sale of loans                      10,546            --             --     43,366
   Net (purchase) redemption of
       U.S. government securities                           --           254        (10,555)        --
   Collections (advances) under
       intercompany notes                                 (990)        1,500             --        (10)
   Collections of notes receivable from
       sale of common stock                              6,534            --             --         --
   Other investing activities                             (182)           --             --         --
---------------------------------------------------------------------------------------------------------
       Net cash provided by (used in)
            investing activities                      (125,185)        7,201          1,732      2,242
=========================================================================================================

 CASH FLOWS FROM FINANCING ACTIVITIES
   Sale of common stock                                  8,615            --             --         --
   Purchase of common stock of subsidiaries            (15,528)           --             --         --
   Common dividends and distributions paid             (58,194)           --             --         --
   Dividends paid to parent company                         --        (6,321)        (5,067)    (5,995)
   Preferred stock dividends                                --            --           (220)        --
   Net borrowings under (payments on) debentures
       and notes payable                               134,519        (5,000)        (2,000)        --
   Net borrowings under revolving lines of credit       (9,144)           --             --      2,887
   Net payments on government securities
       available for sale                                   --            --             --         --
   Other financing activities                           10,800            --             --         --
---------------------------------------------------------------------------------------------------------
       Net cash provided by (used in)
            financing activities                        71,068       (11,321)        (7,287)    (3,108)
=========================================================================================================

Net increase (decrease) in cash and cash
   equivalents                                        $ (4,265)      $ 6,347       $ (3,849)    $1,593
=========================================================================================================

Cash and cash equivalents at beginning of year         $30,223       $19,677        $20,247         --
=========================================================================================================

Cash and cash equivalents at end of year               $25,958       $26,024        $16,398     $1,593
=========================================================================================================


                                                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                              CONSOLIDATED
(IN THOUSANDS)                                         OTHERS    ELIMINATIONS        TOTAL
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting
   from operations                                     $7,096       $(22,960)      $61,304
Adjustments
   Net unrealized (gains) losses                           --             --        (7,209)
   Depreciation and amortization                          119             --           450
   Amortization of loan discounts and fees             (1,957)            --       (10,804)
   Deferred income taxes                                   --             --         1,087
   Minority interests                                   1,231             --         1,231
   Amortization of deferred financing costs               957             --           957
   Changes in net assets and liabilities                5,254          4,716        11,924
-------------------------------------------------------------------------------------------
       Net cash provided by
            operating activities                       12,700       (18,244)        58,940
===========================================================================================

 CASH FLOWS FROM INVESTING ACTIVITIES
   Investments in small business concerns              (9,942)            --      (364,942)
   Collections of investment principal                 42,478             --       233,005
   Proceeds from the sale of loans                         --             --        53,912
   Net (purchase) redemption of
       U.S. government securities                          --             --       (10,301)
   Collections (advances) under
       intercompany notes                                (500)            --            --
   Collections of notes receivable from
       sale of common stock                                --             --         6,534
   Other investing activities                              --             --          (182)
-------------------------------------------------------------------------------------------
       Net cash provided by (used in)
            investing activities                       32,036             --       (81,974)
===========================================================================================

 CASH FLOWS FROM FINANCING ACTIVITIES
   Sale of common stock                                    --             --         8,615
   Purchase of common stock of subsidiaries            15,528             --            --
   Common dividends and distributions paid                 --             --       (58,194)
   Dividends paid to parent company                      (861)        18,244            --
   Preferred stock dividends                               --             --          (220)
   Net borrowings under (payments on) debentures
       and notes payable                              (48,596)            --        78,923
   Net borrowings under revolving lines of credit          --             --        (6,257)
   Net payments on government securities
       available for sale                                  --             --            --
   Other financing activities                         (12,037)            --        (1,237)
-------------------------------------------------------------------------------------------
       Net cash provided by (used in)
            financing activities                      (45,966)        18,244        21,630
===========================================================================================

Net increase (decrease) in cash and cash
   equivalents                                        $(1,230)            --       $(1,404)
===========================================================================================

Cash and cash equivalents at beginning of year        $ 1,694             --       $71,841
===========================================================================================

Cash and cash equivalents at end of year              $   464             --       $70,437
===========================================================================================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                        Report of Independent Public Accountants

To the Shareholders and Board of Directors of Allied Capital Corporation and Subsidiaries:

We have audited the consolidated balance sheets of Allied Capital Corporation and subsidiaries as of December 31, 1997 and 1996, including the consolidated statement of investments as of December 31, 1997, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and supplementary consolidating financial information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and supplementary consolidating financial information referred to below based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. These procedures included the confirmation and physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.

As discussed in Note 3, the consolidated financial statements include investments valued at $697,021,000 as of December 31, 1997 and $607,368,000 as of December 31, 1996, (86 percent and 85 percent, respectively, of total assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the board of directors in arriving at its estimate of value of such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, the board of directors' estimate of values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplementary consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis and are not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ ARTHUR ANDERSEN LLP

Vienna, Virginia
February 20, 1998

SHAREHOLDER INFORMATION

CORPORATE OFFICES

WASHINGTON, DC--HEADQUARTERS
1666 K Street NW, 9th Floor
Washington, DC 20006
Telephone: 202.331.1112
Facsimile: 202.659.2053

Effective August 1998:
1919 Pennsylvania Avenue, NW
3rd Floor
Washington, DC 20006

CHICAGO
401 North Michigan Avenue, Suite 1620
Chicago, IL 60611
Telephone: 312.828.0330
Facsimile: 312.828.0909

SAN FRANCISCO
One Maritime Plaza, Suite 1750
San Francisco, CA 94111
Telephone: 415.399.2980
Facsimile: 415.986.8922

FRANKFURT, GERMANY
c/o Allied Capital Beteiligungsberatung GmbH
Ulmenstrasse 37
60325 Frankfurt
Telephone: +49 69 97 20 04 0
Facsimile: +49 69 97 20 04 15

STOCK TRANSFER AGENT AND REGISTRAR

Investors with questions concerning account information, issuing new certificates, replacing lost or stolen certificates, transferring securities, participating in the Dividend Reinvestment Plan, dividend payments, requesting Direct Deposit information or processing a change of address should contact:

AMERICAN STOCK TRANSFER & TRUST COMPANY
40 Wall Street, 46th Floor
New York, NY 10005
Telephone: 800.937.5449
           212.936.5100 (outside the U.S.)

INVESTOR RELATIONS

Investors requiring information about the Company should contact:

SUZANNE V. SPARROW
PRINCIPAL, INVESTOR RELATIONS
Telephone: 888.818.5298
Facsimile: 202.659.2053
E-mail: ir@alliedcapital.com

MARKET LISTING

ALLIED CAPITAL CORPORATION common stock is quoted on the Nasdaq Stock Market under the trading symbol ALLC. The abbreviation often used in newspaper stock listings is "AldCap." There were approximately 4,500 shareholders of record and 32,500 beneficial shareholders of the Company as of December 31, 1997.

FORM 10-K

ALLIED CAPITAL CORPORATION'S Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon written request to the Investor Relations Department at the Company's corporate headquarters. This information is also available on the Company's Internet site at www.alliedcapital.com.

INDEPENDENT PUBLIC ACCOUNTANTS

ARTHUR ANDERSEN LLP
Vienna, VA

CORPORATE COUNSEL

SUTHERLAND, ASBILL & BRENNAN LLP
Washington, DC

ANNUAL MEETING OF SHAREHOLDERS

The Company's Annual Meeting of Shareholders will be held at 9:00 AM on May 14, 1998 at the Sheraton Carlton Hotel, 629 16th Street, NW, Washington, DC. All shareholders are welcome to attend.

ALLIED CAPITAL CORPORATION
Annual Report 1997

STOCK PRICE: QUARTERLY, 1997 & 1996


                                      1996                                                 1997
                   Q1            Q2          Q3          Q4            Q1             Q2            Q3           Q4
High             $ 15.000      $ 15.000    $ 15.375     $15.875       $ 17.000      $ 16.625       $ 16.750     $ 22.750
Low              $ 12.750      $ 12.703    $ 13.125     $14.000       $ 14.875      $ 13.875       $ 14.500     $ 15.750
Close            $ 14.500      $ 13.125    $ 14.625     $15.250       $ 16.250      $ 14.750       $ 16.000     $ 22.250

Quarterly Stock Price

The stock prices indicated are those of Allied Capital Lending Corporation, the surviving company in the merger of the five Allied Capital companies, which was completed on December 31, 1997.