Form 10-K405, Exhibit 13
period 1998-12-31
ALLIED CAPITAL CORP
filed 1999-03-22
CIK 3906

ALLIED CAPITAL CORPORATION      1998 ANNUAL REPORT

ALLIED CAPITAL CORPORATION  [LOGO]    1998 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

                                                                                         FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                       1998                  1997
-------------------------------------------------------------------------------------------------------------------------
Total portfolio at value                                                                   $      800,274   $     697,021
Total assets                                                                               $      856,079   $     807,775
Total debt outstanding                                                                     $      334,350   $     347,663
Shareholders' equity                                                                       $      485,117   $     420,060
Total interest and related portfolio income                                                $      106,738   $      97,405
Portfolio income before net realized and unrealized gains                                  $       55,245   $      46,066
Total net realized and unrealized gains                                                    $       23,620   $      17,913
Net increase in net assets resulting from operations                                       $       78,078   $      61,304
Basic earnings per common share                                                            $         1.50   $        1.24
Diluted earnings per common share                                                          $         1.50   $        1.24
Basic earnings per common share excluding merger expenses                                  $         1.50   $        1.35
Tax distributions per common share                                                         $         1.43   $        1.71
Weighted average common shares outstanding - basic                                                 51,941          49,218
Weighted average common shares outstanding - diluted                                               51,974          49,251

Net Increase in Net Assets (NIA) (in millions)
1994     $33.9
1995     $60.5
1996     $54.9
1997     $61.3
1998     $78.1

Portfolio Income Before Net Realized and
Unrealized Gains (in millions)
1994     $30.6
1995     $41.5
1996     $47.6
1997     $46.1
1998     $55.2

Earnings and Dividends Per Share
[BAR GRAPH]

Investment Originations and Repayments (in millions)

           Originations                Repayments
1994             $215.8                    $ 54.1
1995             $216.2                    $111.7
1996             $283.3                    $179.3
1997             $364.9                    $233.0
1998             $524.5                    $138.1

Earning and Dividend Table

           Earnings per share         Dividends per share
1994             $0.79                     $0.94
1995             $1.37                     $1.09
1996             $1.17                     $1.23
1997*            $1.24                     $1.20
1998             $1.50                     $1.43

* Excludes merger-related dividends of approximately
$0.51 per share

A LEADER IN PRIVATE FINANCE

Allied Capital Corporation has been a leader in the finance of private emerging growth companies for over 40 years. Our company has been the principal lender to thousands of businesses nationwide.

Allied Capital pioneered the mezzanine finance industry in the late 1950s, and has developed national recognition in the financial markets as the lender of choice for unsecured, subordinated debt financings. Bridging the gap between senior secured loans and equity venture capital, Allied Capital's subordinated debt investments have provided the additional capital necessary to make acquisitions, recapitalizations, growth financings and management buyouts a reality for thousands of outstanding entrepreneurs nationwide.

          Allied Capital also provides senior loans through its commercial real estate finance activity. We provide commercial mortgage loans to businesses with real estate as collateral. We are a value-added lender with significant underwriting expertise and can analyze a variety of property types, as well as business operations, in order to understand the needs of complex borrowers.





 4     OUR BUSINESS
1998   ALLIED CAPITAL CORPORATION

FINANCING GROWING BUSINESSES

MEZZANINE FINANCE

Allied Capital is the premiere provider of unsecured, subordinated long-term loans for private, growing businesses in the United States. In general, our mezzanine loans range in size from $5 million to $25 million and bear current interest at fixed rates ranging between 12% and 18%. In many transactions, Allied Capital receives warrants to purchase equity of the growing business at a nominal cost. When the equity is later sold, the resulting gain, if any, adds to Allied Capital's investment return.

          In assessing a mezzanine loan, we have no tolerance for loss of principal, and we structure each loan to emphasize return of our capital investment. The prospective portfolio company's total debt, including our loan, is generally no greater than five times the company's current cash flow, and the company's cash flow is generally no less than two times its total debt service obligation to all of its lenders.

COMMERCIAL REAL ESTATE FINANCE

Allied Capital's commercial mortgage loans are secured by a variety of real estate property types, including office, hospitality, retail, recreational, and housing. We can provide senior secured financing for up to $25 million, or generally 75% of the value of the collateral property. In many cases, we can also provide a subordinated loan for up to 90% of the collateral value if more financing is required. Allied Capital's senior loans bear interest at either fixed or floating rates, and are generally priced at 300 to 500 basis points over the five- to ten-year U.S. Treasury rates. Subordinated loans are priced similarly to our mezzanine loans and may be accompanied by an equity interest in the real estate or in the underlying business. Loan origination points and other fees enhance our total investment return.

          We sell many of our senior loans to other lenders through our merchant banking activities because the rates charged on these loans do not meet our investment return requirements. We can earn origination points and premiums from the sales of these loans, which then enhance our overall portfolio return. For loans of less than $2 million, we may originate the commercial real estate loan through our SBA Section 7(a) guaranteed loan program. This program provides a 75% government guarantee on loans of up to $1 million. To enhance our return, we sell the guaranteed portion of the loan for a premium.





                                                              OUR BUSINESS    5
                                                ALLIED CAPITAL CORPORATION  1998

[PHOTO]
SCHWINN / GT

-  YEAR FOUNDED 1895

-  EMPLOYEES 850

- CORE BUSINESS MANUFACTURER AND WORLDWIDE DISTRIBUTOR OF A FULL LINE OF BICYCLES, INCLUDING MOUNTAIN BIKES, ROAD BIKES, CRUISERS, BMX AND JUVENILE BIKES, AS WELL AS A COMPLETE LINE OF HOME FITNESS EQUIPMENT, INCLUDING TREADMILLS AND STATIONARY BIKES.

- CUSTOMER BASE THE LEADING SUPPLIER TO INDEPENDENT BIKE DEALERS NATIONWIDE, AND A MAJOR SUPPLIER TO THE CLUB AND HOME FITNESS MARKET.

- BUSINESS OPPORTUNITY TO MERGE SCHWINN CYCLING AND FITNESS, INC. WITH GT, THE COUNTRY'S LEADING MOUNTAIN BIKE AND BMX MANUFACTURER, AND WITH HEBB INDUSTRIES, A LEADER IN THE HOME FITNESS MARKET.

Schwinn / GT

Portfolio Strategy

Schwinn's legendary brand name, the strength of its market position and its opportunities for growth following the merger made this a very attractive investment for us. Schwinn/GT expects to achieve significant synergies and increased profitability with the transaction. With a strong equity sponsor invested in the company, we provided $10 million of subordinated debt and received warrants to purchase a portion of the company's equity.

                                 [SCHWINN LOGO]

                               Boulder, Colorado
                                  $10,000,000
                     Subordinated Debt with Warrants Buyout
                     Manufacturer and distributor of bicycle
                             and fitness equipment
                                  October 1998





 6     OUR BUSINESS
1998   ALLIED CAPITAL CORPORATION

PORTFOLIO STRATEGY

Portfolio diversification and strong underwriting standards are the primary elements of Allied Capital's portfolio strategy. Industry, geographic and investment size diversification are maintained to provide the portfolio with stability and resilience to changes in the general economy.

          From an industry perspective, we look for industries that offer strong candidates for mezzanine finance opportunities, primarily industries in which companies achieve high returns on invested capital and, thus, strong cash flow from operations. We are currently focusing our lending activity in high growth, high return industries such as consumer products, outsourcing, telecommunications and education.

          We generally limit our investment exposure to a single borrower to no more than 5% of our total loan portfolio in the aggregate. In addition, with offices in Washington, D.C., Chicago, San Francisco, Detroit, and Atlanta, our investment portfolio reflects a geographic diversity that provides stability against regional economic fluctuations.

          Allied Capital's underwriting standards are well known in the financial community. In order for a new borrower to be selected for Allied Capital's portfolio, it must meet certain key business, financial and operating criteria. In our mezzanine finance operations, we generally seek companies with annual revenues of $20 million to $200 million, cash flow margins of greater than 10% of revenues, operating histories of at least ten years and seasoned management teams who have a significant personal investment at risk in the business. In addition, the business must generate a high return on its invested capital and must demonstrate a low level of vulnerability to economic cycles. The results of Allied Capital's highly selective underwriting standards have been borne out in its ability to maintain a strong performing portfolio of investments over its 40-year history.





                                                              OUR BUSINESS    7
                                                ALLIED CAPITAL CORPORATION  1998

SIGNIFICANT OPPORTUNITIES FOR GROWTH

There are limitless opportunities to provide capital for private, emerging growth companies in the capital markets today. Every day, middle market companies seek capital to finance acquisitions, expansions, recapitalizations, and management buyouts. Our objective is to become the dominant mezzanine finance provider for the very best companies and to identify and capture an increasing share of the private finance market.

          Our contact network, developed over 40 years, is a critical success factor in sourcing and selecting the best investments for our portfolio. Above all else, we aim to be the mezzanine lender of choice among private equity firms. We have learned from extensive experience that the best mezzanine transactions are those that are sponsored by a strong private equity investor with a significant financial investment in the portfolio company. For this reason, we continue to commit significant resources to developing these industry relationships. During 1998, Allied Capital was chosen to provide mezzanine financing by some of the country's premiere private equity firms. We expect this positive momentum to continue into 1999.

          We also focus our marketing activity on numerous intermediaries looking for private investment capital for their clients. These intermediaries include investment banks, merchant banks, mortgage brokers, business brokers, accountants, attorneys and many others.

          We continue to develop our industry expertise in areas that we believe provide the most opportunities for high growth and high return mezzanine finance candidates. We have significant investment expertise in a number of industries, which allows us to select the best emerging growth businesses for our portfolio.

          We also continue to expand our financing reach beyond mezzanine loans to include both senior loans and equity investments, which would allow us to control more transactions. We are currently expanding our merchant banking activity to provide a broader outlet to sell and syndicate those financial instruments that do not meet Allied Capital's investment return requirements. The expansion of our merchant banking activities should complement our principal investment business, enhance our loan origination activity and increase our portfolio returns through the generation of fees and cash premiums.

ENHANCING SHAREHOLDER VALUE

For more than four decades, Allied Capital's business and portfolio strategy has provided shareholders with a strong current income stream paid in the form of quarterly dividends, combined with long-term growth. We believe the significant opportunities we have to grow and expand our business will, over time, be reflected in the market value of the company. We will continue to grow and manage the portfolio with prudence, while maximizing opportunities to increase shareholder value.





 8     OUR BUSINESS
1998   ALLIED CAPITAL CORPORATION

Portfolio Strategy

WITH A 35% MARKET SHARE THAT CONTINUES TO GROW, ENTERPRISE SOFTWARE (NASDAQ:
ENSW) IS A LEADER IN THIS MARKET NICHE. WE LIKED THE COMPANY'S ESTABLISHED CUSTOMER BASE AND THE LONG-TERM NATURE OF ITS SERVICE CONTRACTS. ENTERPRISE SOFTWARE HAS DEMONSTRATED IT IS A NON-CYCLICAL BUSINESS WITH STRONG, RECURRING CASH FLOW.

Enterprise
Software

                           [ENTERPRISE SOFTWARE LOGO]
                           Colorado Springs, Colorado
                                   $6,000,000
             Subordinated Debt with Warrants Follow-on/Acquisition
                      Software for the broadcast industry

                                  October 1998

                               Portfolio Strategy

ENTERPRISE SOFTWARE, INC

- YEAR FOUNDED 1977 - EMPLOYEES 310 - CORE BUSINESS TRAFFIC MANAGEMENT SYSTEMS THAT ALLOW BROADCASTERS TO MANAGE ALL ASPECTS OF ON-AIR ADVERTISING, INCLUDING SALES, PRICING, SCHEDULING, BILLING AND REPORTING.

-  CUSTOMER BASE BROADCAST TELEVISION STATIONS, RADIO STATIONS AND CABLE
SYSTEMS

- BUSINESS OPPORTUNITY TO REFINANCE A PORTION OF THE COMPANY'S SENIOR AND CONVERTIBLE DEBT WITH SUBORDINATED DEBT COMBINED WITH WARRANTS TO ALLOW FOR FUTURE GROWTH THROUGH ACQUISITIONS.





                                                              OUR BUSINESS    9
                                                ALLIED CAPITAL CORPORATION  1998

                                 [AVBORNE LOGO]
                                 Miami, Florida
                                  $12,500,000
                  Subordinated Debt with Warrants Acquisition
                               Aviation services

                                  October 1998

                                 Avborne, Inc.

WITH INCREASING AIR PASSENGER AND CARGO TRAFFIC AND THE INDUSTRY TRENDS TOWARD MAINTENANCE OUTSOURCING, WE LIKED AVBORNE'S BUSINESS PLAN IN THIS GROWING INDUSTRY. THE COMPANY'S STRONG REVENUE GROWTH, STABLE CUSTOMER BASE, ITS HIGHLY REGARDED MANAGEMENT TEAM WITH OVER 200 YEARS OF COLLECTIVE INDUSTRY EXPERIENCE, AND THE SPONSORSHIP OF A STRONG PRIVATE EQUITY FIRM ALL CONTRIBUTED TO OUR DECISION TO FINANCE THIS OUTSTANDING COMPANY.



AVBORNE, INC.
YEAR FOUNDED 1982 - EMPLOYEES 700 - CORE BUSINESS AVIATION SERVICE COMPANY SPECIALIZING IN THE MAINTENANCE, REPAIR AND OVERHAUL OF PASSENGER AND CARGO AIRCRAFT AND COMPONENTS. - CUSTOMER BASE MAJOR AIRLINES, REGIONAL AIRLINES, CARGO CARRIERS AND PARTS BROKERAGE FIRMS - BUSINESS OPPORTUNITY TO ACQUIRE A COMPANY IN ORDER TO EXPAND THE COMPANY'S SERVICES TO INCLUDE HEAVY MAINTENANCE FOR COMMERCIAL AIRCRAFT AND PASSENGER TO CARGO CONVERSION SERVICES.





 10     OUR BUSINESS
1998   ALLIED CAPITAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                                  For the Years Ended December 31,
 (in thousands, except per share amounts)                                   1998       1997*         1996         1995        1994
 DIVIDENDS AND DISTRIBUTIONS
 Total tax distributions                                                 $75,087     $85,678      $57,398      $47,920     $39,947
 Total tax distributions per common share:
    Ordinary income                                                        $0.94       $0.79        $0.89        $0.86       $0.70
    Net capital gains                                                       0.49        0.62         0.34         0.23        0.22
    Return of capital                                                         --        0.13           --           --        0.02
    Special undistributed earnings distribution                               --        0.17           --           --          --
----------------------------------------------------------------------------------------------------------------------------------
         Total tax distributions per common share                          $1.43       $1.71        $1.23        $1.09       $0.94
==================================================================================================================================
 OPERATIONS

 Total interest and related portfolio income                            $106,738     $97,405      $84,937      $68,817     $52,155

 Total expenses excluding merger expenses                                $44,444     $46,180      $37,361      $27,274     $21,585
 Merger expenses                                                         $    --      $5,159      $    --      $    --     $    --

 Portfolio income before realized and unrealized gains (losses)          $55,245     $46,066      $47,576      $41,543     $30,570

 Net realized gains                                                      $22,541     $10,704      $19,155      $12,000      $6,236
 Net unrealized gains (losses)                                            $1,079      $7,209      $(7,412)      $9,266     $(2,244)
 Total net realized and unrealized gains                                 $23,620     $17,913      $11,743      $21,266      $3,992

 Net increase in net assets resulting from operations                    $78,078     $61,304      $54,947      $60,479     $33,890

 Basic earnings per common share                                           $1.50       $1.24        $1.19        $1.38       $0.80
 Diluted earnings per common share                                         $1.50       $1.24        $1.17        $1.37       $0.79
 Basic earnings per common share excluding merger expenses                 $1.50       $1.35        $1.19        $1.38       $0.80

 Weighted average common shares outstanding - basic                       51,941      49,218       46,172       43,697      42,463
 Weighted average common shares outstanding - diluted                     51,974      49,251       46,733       44,010      42,737

 BALANCE SHEET

 Portfolio at value                                                     $800,274    $697,021     $607,368     $528,483    $443,316
 Portfolio at cost                                                      $796,389    $690,720     $613,276     $526,979    $451,078
 Total assets                                                           $856,079    $807,775     $713,360     $605,434    $501,817

 Total debt outstanding                                                 $334,350    $347,663     $274,997     $200,339    $130,236
 Preferred stock issued to SBA                                            $7,000      $7,000       $7,000       $7,000      $7,000

 Shareholders' equity                                                   $485,117    $420,060     $402,134     $367,192    $344,043
 Shareholders' equity per common share                                     $8.68       $8.07        $8.34        $8.26       $8.02

 Common share market value at end of year**                               $17.31      $22.25       $15.25       $13.25      $10.38
 Common shares outstanding at end of year                                 55,919      52,047       48,238       44,479      42,890

 Total assets managed at period end                                   $1,143,548    $935,720     $822,450     $702,567    $583,817

The Selected Consolidated Financial Data schedule reflects the operations of the Company with all periods restated as if the Companies had merged as of the beginning of the earliest period presented.

* In 1997, Allied I distributed $0.34 per common share representing the 844,914 shares of Allied Lending distributed in conjunction with the Merger. This distribution resulted in a partial return of capital. Also in conjunction with the Merger, the Company distributed $0.17 per share representing the undistributed earnings of the merged companies at December 31, 1997.

** The stock prices prior to 1998 are those of Allied Capital Lending Corporation, the surviving company in the merger of the five Allied Capital Companies, which was completed on December 31, 1997.





                                                   SELECTED FINANCIAL DATA   11
                                                ALLIED CAPITAL CORPORATION  1998

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Company's 1998 Consolidated Financial Statements and Notes thereto. In addition, this Annual Report, which includes Management's Discussion and Analysis, contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives, loan portfolio growth and availability of funds. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Investment Considerations section. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements included herein are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Therefore, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

OVERVIEW

The Company's primary business is investing in and lending to private small and medium-sized businesses in three areas: mezzanine finance, commercial real estate finance, and 7(a) lending.

          The Company's earnings depend primarily on the level of interest and related portfolio income and net realized and unrealized gain income earned on the Company's investment portfolio after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan, the amortization of loan origination points and original issue discount, and the amortization of any market discount arising from purchased loans. The level of interest income is directly related to the balance of the investment portfolio multiplied by the effective yield on the portfolio. The Company's ability to generate interest income is dependent on economic, regulatory and competitive factors that influence interest rates, loan originations, and the Company's ability to secure financing for its investment activities.

          The total portfolio at value was $800.3 million, $697.0 million and $607.4 million at December 31, 1998, 1997 and 1996, respectively. During the year ended December 31, 1998, the Company originated investments totaling $524.5 million and received repayments and sold loans totaling $219.1 million. In addition, the Company's portfolio was reduced by approximately $223 million as a result of an asset securitization of commercial mortgage loans in January 1998. As a result, the total portfolio increased by 15% from December 31, 1997 to December 31, 1998. The portfolio increased approximately 15% for each of the years ended December 31, 1997 and 1996.





 12    M D & A
1998   ALLIED CAPITAL CORPORATION

1998
Mezzanine Investments                           46%
Commercial Mortgage Loans                       27%
SBA 7(a) Loans                                   7%
Commercial Mortgage-Backed Securities           13%
Cash and Other Assets                            7%

MEZZANINE Mezzanine loans, debt securities and equity interests were $388.6 million, $207.7 million and $191.2 million at December 31, 1998, 1997 and 1996, respectively. The effective yield on the mezzanine loans and debt securities was 14.6%, 12.6%, and 13.2% at December 31, 1998, 1997 and 1996, respectively.
Mezzanine loan originations and purchases were $236.0 million, $66.7 million and $66.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Mezzanine repayments and sales were $41.3 million for the year ended December 31, 1998. During the two years ended December 31, 1997, mezzanine repayments and sales of equity interests were approximately equal to originations, which kept the level of the portfolio relatively constant.

          During 1998, excluding certain high yield debt purchases, the Company made 19 new mezzanine investments with an average investment size of $10.6 million. On average, these new portfolio companies had revenues of $81.3 million, cash flows of $9.4 million, and had been in business for approximately 22 years.

          During 1998, the Company also made two discounted purchases of high yield debt investments for its mezzanine portfolio with an aggregate purchase price of $22.2 million. This discounted debt is estimated to have an average effective yield of 15%.

1997
Mezzanine Investments               25%
Commercial Mortgage Loans           56%
SBA 7(a) Loans                       5%
Cash and Other Assets               14%

          Prior to the Merger, mezzanine loan originations were made through Allied I and Allied II, which originated small ($2 million - $10 million) mezzanine loans in order to maintain appropriate portfolio diversity for regulated investment company purposes. Pursuant to the terms of a Securities and Exchange Commission exemptive order, Allied I and Allied II loan originations were made pursuant to a co-investment formula, based on relative total assets, which required identical terms for each loan originated. As a result, Allied I and Allied II were unable to originate larger loans or price loans based on their own capital structures. These inefficiencies limited the ability of Allied I and Allied II to compete effectively in the marketplace.

1996
Mezzanine Investments               27%
Commercial Mortgage Loans           52%
SBA 7(a) Loans                       6%
Cash and Other Assets               15%

         Subsequent to the Merger, the Company's larger overall portfolio size enables it to compete for larger mezzanine loans while maintaining adequate diversity within the portfolio. As a result, the Company has been and will continue to actively pursue mezzanine loans in sizes ranging from $5 million to $25 million. The Company also is able to price its mezzanine loans using a single capital structure, which enables the Company to price its loans more competitively. The Company believes that its post-Merger strategies have been successful in increasing mezzanine loan origination activity during 1998 and will enable the Company to increase mezzanine loan originations in 1999.





                                                                   M D & A   13
                                                ALLIED CAPITAL CORPORATION  1998

COMMERCIAL MORTGAGE LOANS Commercial mortgage loans were $233.2 million, $447.2 million and $373.7 million at December 31, 1998, 1997 and 1996, respectively. The commercial mortgage loan portfolio declined by 48% during the year ended December 31, 1998 due to the sale through securitization of approximately $295 million in commercial mortgage loans, and the sale of whole loans to third parties aggregating approximately $44.0 million. For the year ended December 31, 1998, the Company originated and purchased new commercial mortgage loans of $198.6 million and received repayments of $96.7 million. The commercial mortgage loan portfolio increased by 20% and 35% for the years ended December 31, 1997 and 1996, respectively. Commercial mortgage loan originations and purchases were $249.0 million and $176.3 million, and repayments were $154.5 million and $87.5 million for 1997 and 1996, respectively.

          The weighted average current stated interest rate on the commercial mortgage loan portfolio at December 31, 1998, 1997 and 1996 was 9.7%, 9.6% and 10.3%, respectively. The weighted average yield on the commercial mortgage loan portfolio was 10.4%, 11.4% and 13.4% at December 31, 1998, 1997 and 1996,
respectively. The effective yield on the commercial mortgage loan portfolio is higher than the stated interest rate due to the amortization of market discount on purchased loans and original issue discount.

          The Company generally prices its commercial mortgage loans based on a fixed spread over comparable U.S. Treasury rates given the term of the loan. During 1997 and 1998, interest rates on U.S. Treasury bonds declined significantly, and the spreads charged by commercial real estate lenders in the marketplace narrowed. As a result, the Company began to reevaluate its strategy regarding commercial real estate lending as pricing for this type of loan became increasingly inexpensive in the marketplace. Early in the third quarter of 1998, the Company significantly reduced its commercial mortgage loan origination activity for its own portfolio, and began exploring opportunities to originate commercial real estate loans for sale to third parties. During the fourth quarter of 1998, the Company sold $39.4 million in commercial mortgage loans to other lenders realizing net premiums of approximately 2.1%. Additional loan sales from the Company's existing commercial real estate portfolio are expected to continue. The Company anticipates that it will continue to originate and sell commercial real estate loans that do not meet its portfolio yield requirements.

COMMERCIAL MORTGAGE-BACKED SECURITIES Commercial Mortgage-Backed Securities
(CMBS) were $113.7 million at December 31, 1998. The portfolio consists of $67.2 million of Subordinated CMBS, purchased on December 30, 1998 for $32.2 million, and $81.5 million of Residual CMBS retained from a $295 million asset securitization the Company completed on January 30, 1998 (discussed below). As of December 31, 1998, the estimated yield to maturity on the Subordinated CMBS and the Residual CMBS was 15.0% and 9.7%, respectively. As of December 31, 1998, the weighted average yield on the entire CMBS portfolio was 11.2%.

          The Company believes that it took advantage of a unique market opportunity to acquire Subordinated CMBS at a significant discount at the end of the fourth quarter. Recent turmoil in the CMBS market created a lack of liquidity for the traditional buyers of the non-investment grade bonds. The Company plans to continue to opportunistically purchase bonds at significant discounts throughout the first quarter of 1999. The discounted purchases of the Subordinated CMBS have had, and will continue to have, the full scrutiny of the Company's stringent underwriting processes. The Company re-underwrites the majority of the loans securing the bonds, including determining its own assessment of cash flow available for debt service and appraisal value, and visits most of the collateral properties.

SBA 7(A) LOANS The SBA 7(a) loan portfolio was $56.3 million, $40.7 million and $42.1 million at December 31, 1998, 1997 and 1996, respectively. SBA 7(a) loan originations





 14    M D & A
1998   ALLIED CAPITAL CORPORATION
were $57.7 million, $49.2 million and $40.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Sales of the guaranteed portions of SBA 7(a) loans were $37.0 million, $43.4 million and $25.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. SBA 7(a) loans are originated with variable interest rates priced at spreads ranging from 1.75% to 2.75% over the prime lending rate.

RESULTS OF OPERATIONS

COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 Net increase in net assets resulting from operations (NIA) was $78.1 million, or $1.50 per share, $61.3 million, or $1.24 per share, and $54.9 million, or $1.17 per share, for the years ended December 31, 1998, 1997 and 1996, respectively. NIA results from total interest and related portfolio income earned, less total expenses incurred in the operations of the Company, plus net realized and unrealized gains or losses. NIA, as a percentage of average shareholders' equity, which is also known as return on equity, was 17%, 15% and 14% for 1998, 1997 and 1996, respectively. NIA, excluding the formula and cut-off awards in 1998, as a percentage of average shareholders' equity for 1998 was 18.8%. NIA, excluding Merger expenses, as a percentage of average shareholders' equity for 1997 was 16%.

          A key element of the Company's post-Merger strategy was to allocate more of its capital resources to the Company's higher yielding mezzanine and 7(a) lending activities and reduce its lower yielding commercial mortgage loan portfolio. As a result, the Company completed a commercial mortgage loan securitization transaction in January 1998, in order to effectively liquidate $223 million of its lower yielding commercial mortgage loans. The Company securitized $295 million in loans and received cash proceeds, net of costs, of $223 million. The Company retained a trust certificate for its residual interest in mortgage securitization (the "Residual CMBS") in the loan pool sold, and will receive interest income from this Residual CMBS as well as receive the net spread of the interest earned on the loans sold less the interest paid on the bonds over the life of the bonds (the "Residual Securitization Spread").

          The Company accounted for the securitization in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, the Company recorded a gain of $14.8 million, or $0.28 per share, net of the costs of the securitization and the cost of settlement of interest rate swaps. The gain arises from the difference between the carrying amount of the loans and the fair market value of the assets received (i.e., cash, Residual Securitization Spread, Residual CMBS and a servicing asset). The Company will continue to earn interest income from the Residual CMBS, and will receive the actual net spread from the portion of the loans sold represented by the bonds issued. As the net spread is received, a portion will be allocated to interest income with the remainder applied to reduce the carrying amount of the Residual Securitization Spread. The Residual CMBS and the Residual Securitization Spread have been and will continue to be valued each quarter using updated prepayment, interest rate and loss estimates. As of December 31, 1998, the mortgage loan pool had an approximate weighted average stated interest rate of 9.4%. The value of the Residual Securitization Spread of $10.7 million was determined based on a constant prepayment rate of 7% and a discount rate of 12%. The value of the Residual CMBS of $70.8 million was determined using a discount rate equal to the average stated interest rate of the underlying mortgage loans. The Company completed the securitization as a means to improve its liquidity for investment in high yielding mezzanine and 7(a) loans. The Company does not anticipate significant future securitization activity.

          Total interest and related portfolio income was $106.7 million, $97.4 million and $84.9 million for the years ended December 31, 1998, 1997 and 1996, respectively. Total interest and related portfolio income is primarily a function of the level of interest income earned and the balance of





                                                                   M D & A   15
                                                ALLIED CAPITAL CORPORATION  1998
portfolio assets. In addition, total interest and related portfolio income includes premiums from loan sales, prepayment premiums, and advisory fee and other income.

          Interest income totaled $79.9 million, $86.9 million and $77.5 million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest income decreased 8% and increased 12% for 1998 and 1997, respectively. The decrease and increase in interest income earned results primarily from changes in the amount of loans outstanding during the periods presented. The Company's loan portfolio decreased by 4% to $628.6 million at December 31, 1998 from $655.8 million at December 31, 1997, and the loan portfolio increased by 13% to $655.8 million at December 31, 1997 from $580.9 million at December 31, 1996. During 1998, the Company originated or purchased loans and other investments totaling $524.5 million. This increase was offset by the sale through securitization of $295 million in commercial mortgage loans, whole loan sales of commercial mortgage loans of $44.0 million, and the sale of the guaranteed portion of SBA 7(a) loans totaling $37.0 million. In addition, the Company received loan repayments totaling $138.1 million.

          The Company's efforts to reduce its lower yielding commercial mortgage loan portfolio in 1998 had the effect of reducing gross interest income in 1998 when compared to 1997. The reduction in this portfolio, however, has increased the overall weighted average yield on the portfolio, and should have the impact of increasing interest income prospectively, as well as increasing the Company's overall return on assets net of interest expense and return on equity capital. The weighted average yield on the total loan portfolio at December 31, 1998 was 12.5%, as compared to 11.7% and 13.1% at December 31, 1997 and 1996, respectively.

          Net premiums from loan dispositions were $6.0 million, $7.3 million and $4.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Included in net premiums from loan dispositions are premiums from loan sales and premiums received on the early repayment of loans. Premiums from loan sales were $3.8 million, $3.2 million and $2.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. This premium income results primarily from the cash gain on the sale of the guaranteed portion of the Company's SBA 7(a) loans into the secondary market and commercial real estate loans sold to third parties, less the origination costs associated with the loans sold.

          Prepayment premiums were $2.2 million, $4.1 million and $1.6 million for the years ended December 31, 1998, 1997 and 1996, respectively. Commercial mortgage loan repayments of $154.5 million in 1997 were primarily responsible for the large level of prepayment premiums experienced in 1997. While the scheduled maturity of mezzanine and commercial mortgage loans ranges from five to ten years, it is not unusual for the Company's borrowers to refinance or pay off their debts to the Company ahead of schedule. Because the Company seeks to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as their balance sheets strengthen, or as more favorable interest rates become available. Therefore, the Company generally structures its loans to require a prepayment premium for the first three to five years of the loan.

          Investment advisory fees and other income were $6.1 million, $3.2 million and $3.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. Investment advisory fees are received from the private funds managed by the Company. Three of the Company's private, managed funds are no longer making new investments, and are returning capital to their investors as their assets pay off. In January 1998, the Company entered into an investment advisory agreement with Kreditanstalt fur Wiederaufbau (KfW), the state-owned public development bank of Germany, to manage a fund of approximately DM 160 million (approximately $95.4 million at December 31, 1998). For its services related to sourcing, structuring, investing, monitoring and disposing of its investments in small, private and medium-sized German businesses, the Company will receive a 3% per annum fee on total committed capital,





 16    M D & A
1998   ALLIED CAPITAL CORPORATION
payable quarterly. The increase in advisory fees and other income in 1998 is primarily the result of the advisory fees earned from KfW of approximately $2.7 million.

          Total operating expenses were $44.4 million, $51.3 million ($46.2 million without Merger expenses) and $37.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. Operating expenses include interest on indebtedness, salaries and employee benefits, and general and administrative expenses.

          The Company's single largest expense is interest on indebtedness, which totaled $20.7 million, $27.0 million and $20.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. Interest expense decreased 23% for 1998 and increased 33% and 64% for 1997 and 1996, respectively. The increases and decreases are attributable to increases and decreases in borrowings by the Company and its subsidiaries under various credit facilities. Again, the Company's efforts to decrease the commercial mortgage loan portfolio during 1998 had the effect of reducing the overall level of the Company's outstanding borrowings throughout the year. The Company's total borrowings were $334.4 million, $347.7 million and $275.0 million at December 31, 1998, 1997 and 1996, respectively. Total borrowings decreased 4% for 1998 and increased 26% and 37% in 1997 and 1996, respectively. The Company's weighted average interest cost on outstanding borrowings at December 31, 1998, 1997 and 1996 was 7.5%, 7.3% and 7.6%, respectively.

          Salaries and employee benefits totaled $11.8 million, $10.3 million and $8.8 million for the years ended December 31, 1998, 1997 and 1996, respectively. Total employees were 106, 80 and 66 at December 31, 1998, 1997 and 1996, respectively. The increase in salaries and employee benefits reflects the increase in total employees, combined with wage increases and the experience level of employees hired. The Company was an active recruiter in 1998 for experienced investment and operational personnel and the Company will continue to actively recruit and hire new professionals in 1999 to support anticipated portfolio growth.

          General and administrative expenses include the lease for the Company's headquarters in Washington, DC, leases established in 1997 for the Company's offices in Chicago and San Francisco, leases established in 1998 for the Company's new offices in Atlanta and Detroit, travel costs, stock record expenses, directors' fees, legal and accounting fees and various other expenses. General and administrative expenses totaled $11.9 million, $9.0 million and $8.3 million, respectively, for the years ended December 31, 1998, 1997 and 1996. The increase in general and administrative expenses was partially due to twelve full months of costs associated with the two new offices that were established in the third and fourth quarters of 1997.

          In 1997, the Company incurred Merger expenses totaling $5.2 million, which consisted primarily of investment banking fees of $3.1 million, legal fees of $1.0 million and costs associated with the solicitation of proxies of approximately $0.6 million.

          Total operating expenses excluding interest on indebtedness and Merger expenses represented approximately 2.9%, 2.5% and 2.6% of the Company's average assets for the years ended December 31, 1998, 1997 and 1996, respectively.

          During 1998, the Company began to expense a portion of the formula and cut-off awards that were established in connection with the Merger. Prior to the Merger, each of the Predecessor Companies had a stock option plan (the "Old Plans"). In preparation for the Merger, the Compensation Committees of the Predecessor Companies determined that the Old Plans should be terminated upon the Merger, so that the new merged Company would be able to develop a new incentive compensation plan for all officers and directors with a single equity security. The existence of the Old Plans had resulted in certain inequities in option grants among the various officers of the Predecessor Companies simply because of the differences in the underlying equity securities.

          To balance stock option awards among the employees, and to account for the deviations caused by the existence of five plans supported by five different publicly traded stocks,





                                                                   M D & A   17
                                                ALLIED CAPITAL CORPORATION  1998
the Company developed two special awards to be granted in lieu of options under the Old Plans that would be foregone upon the cancellation of the Old Plans.

CUT-OFF AWARD. The first award established a cut-off dollar amount as of August 14, 1997 (the Merger announcement date) that would be computed for all outstanding, but unvested options that would be canceled as of the date of the Merger. The cut-off award was designed to cap the appreciated value in unvested options at the Merger announcement date in order to set the foundation to balance option awards upon the Merger. The cut-off award was designed to be equal to the difference between the market prices of the shares of stock underlying the canceled options under the Old Plans at August 14, 1997, less the exercise prices of the options. The cut-off award was computed to be $2.9 million in the aggregate and will be payable for each canceled option as the canceled options would have vested. The cut-off award will only be payable if the award recipient is employed by the Company on a future vesting date. The cut-off award expense totaled $0.8 million, or $0.02 per share, for 1998.

FORMULA AWARD. The formula award was designed to compensate officers from the point in time when their unvested options would cease to appreciate in value pursuant to the mechanics of the cut-off award (i.e., August 14, 1997) up until the time in which they would be able to receive option awards in the Company after the Merger became effective. In the aggregate, the formula award equaled 6% of the difference between the combined aggregate market capitalizations of the Predecessor Companies as of the close of the market on December 30, 1997, and the combined aggregate market capitalizations of the Predecessor Companies on August 14, 1997.

          The formula award was designed as a long-term incentive compensation program that would replace canceled stock options and would balance share ownership among key officers for past and prospective service.

          The terms of the formula award require that the award be contributed to the Company's deferred compensation plan, and be used to purchase shares of the Company in the open market. The formula award vests over a three-year period, on the anniversary date of the Merger, beginning on December 31, 1998.

          In the aggregate, the market capitalizations of the Predecessor Companies increased by approximately $319 million from August 14, 1997 to December 30, 1997, and the total formula award was computed to be $19.0 million. The total expense recorded as a result of the formula awards during 1998 was $6.2 million, or approximately $0.12 per share. Assuming all officers who received a formula award remain with the Company over the remaining vesting period, the Company will expense the remaining formula award during 1999 and 2000 in an annual amount of approximately $6.4 million.


          Net realized gains were $22.5 million, $10.7 million and $19.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. These gains resulted from the sale of equity securities associated with certain mezzanine and commercial mortgage loans and the realization of unamortized discount resulting from the early repayment of mezzanine and commercial mortgage loans, offset by losses on investments.

          Realized gains totaled $25.8 million, $15.8 million and $30.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. Realized gains during 1998 primarily resulted from transactions involving ten portfolio companies: ARS ($1.1 million), Calendar Broadcasting ($1.1 million), Arlington Square Associates ($1.9 million), DMI Furniture ($0.6 million), Virginia Beach Associates ($2.4 million), Labor Ready, Inc. ($5.0 million), Broadcast Holdings, Inc. ($1.1 million), Waterview Limited Partnership ($3.0 million), Z-Spanish Radio Network, Inc. ($2.7 million) and El Dorado Communications, Inc. ($0.8 million). Gains resulting from investments in these ten companies totaled $19.7 million. The Company also realized a gain of $4.0 million from the sale of an office building owned by Advisers prior to the





 18    M D & A
1998   ALLIED CAPITAL CORPORATION

Merger and incurred an income tax liability related to that gain of $0.8 million. Realized gains in 1997 resulted from transactions involving 83 portfolio companies.

          Realized losses in 1998, 1997 and 1996 totaled $3.3 million, $5.1 million and $11.2 million and represented 0.4%, 0.6% and 1.6% of the Company's total assets, respectively. Realized losses in 1998 resulted primarily from the full or partial liquidation of three portfolio investments: SunStates Refrigerated Services, Inc. ($1.8 million), R-Tex Decoratives Company, Inc. ($0.6 million), and Pines Hotel ($0.3 million). These three investments resulted in realized losses of $2.7 million. Realized losses in 1997 resulted primarily from the full or partial liquidation of four investments: Taco Tico, Inc. ($1.1 million), SunStates Refrigerated Services, Inc. ($0.8 million), Enviroplan, Inc. ($0.8 million), and Vineyard Sycamore Plaza Associates ($0.4 million). Realized losses resulting from these four investments totaled $3.1 million. Realized losses in 1996 included $6.6 million in losses from the liquidation of two portfolio investments. The Company made loans to these two borrowers in the late 1980s and early 1990s, and each borrower encountered significant difficulties during the recession of the early 1990's. Losses realized in 1998, 1997 and 1996 had been recognized in NIA over time as unrealized depreciation when the Company determined that the respective portfolio security's value had become impaired. Thus, the Company reversed previously recorded unrealized depreciation totaling $3.6 million, $9.7 million and $7.5 million when the related losses were realized in 1998, 1997 and 1996, respectively.

          The Company recorded net unrealized gains of $1.1 million and $7.2 million for the years ended December 31, 1998 and 1997, respectively, and net unrealized losses of $7.4 million for the year ended December 31, 1996. Net unrealized gains for 1998 consisted of valuation changes resulting from the Board of Directors' valuation of the Company's assets, the effect of valuation of interest rate swap agreements, and the effect of reversals of net unrealized appreciation resulting from net realized gains. At December 31, 1998, net unrealized appreciation in the portfolio totaled $2.4 million, and was composed of unrealized appreciation of $27.3 million resulting primarily from appreciated equity interests in portfolio companies, and unrealized depreciation of $24.9 million resulting primarily from underperforming loan and equity investments in the portfolio. At December 31, 1997, net unrealized appreciation in the portfolio totaled $1.3 million and was composed of unrealized appreciation of $19.2 million and unrealized depreciation of $17.9 million. At December 31, 1996, net unrealized depreciation in the portfolio totaled $5.9 million.

          The Company employs a standard grading system for the entire portfolio. Grade 1 is used for those loans from which a capital gain is expected. Grade 2 is used for loans performing in accordance with plan. Grade 3 is used for loans that require closer monitoring; however, no loss of interest or principal is expected. Grade 4 is used for loans for which some loss of contractually due interest is expected, but no loss of principal is expected. Grade 5 is used for loans for which some loss of principal and interest is expected and the loan is written down to net realizable value. During 1998, the Company began to grade its commercial mortgage and 7(a) loan portfolios using the same grading system used for its mezzanine loan portfolio, so that the Company's entire portfolio would have a uniform grading system. Prior to this, the commercial real estate portfolio used a different grading system and the 7(a) loan portfolio was not graded.

          At December 31, 1998, the Company's portfolio was graded as follows:

----------------------------------------------------------------
PORTFOLIO BY GRADE
----------------------------------------------------------------
                                  INVESTMENTS
                                     AT VALUE      PERCENTAGE OF
GRADE                           (IN MILLIONS)    TOTAL PORTFOLIO
----------------------------------------------------------------
  1                                $    104.4              13.0%
  2                                     618.0              77.2%
  3                                      53.2               6.7%
  4                                      11.8               1.5%
  5                                      12.9               1.6%
----------------------------------------------------------------
                                   $    800.3             100.0%
================================================================

----------------------------------------------------------------





                                                                   M D & A   19
                                                ALLIED CAPITAL CORPORATION  1998

          Grade 5 mezzanine investments totaled $6.4 million at value at December 31, 1998, or 0.8% of the Company's total portfolio based on the valuation of the Board of Directors. The value of these Grade 5 investments has been reduced from an aggregate cost of $22.7 million in order to reflect the Company's estimate of the net realizable value of these investments upon disposition. This reduction in value has been recorded previously as unrealized depreciation over several years in the Company's earnings. The Company continues to follow its historical practices of working with a troubled portfolio company in order to recover the maximum amount of the Company's investment, but records unrealized depreciation for a substantial amount of the potential exposure when such exposure is identified. During 1998, Grade 5 mezzanine investments decreased by $6.5 million from $12.9 million at December 31, 1997.

          At December 31, 1998, commercial real estate Grade 5 loans totaled $0.1 million at value. The value of these Grade 5 loans approximates cost because of the estimated value of the underylying collateral securing the loans. A Grade 5 classification for a commercial real estate loan prior to the use of the uniform grading system meant that the loan was in workout. Because of the collateral securing these loans, however, few previous Grade 5 loans were ever expected to result in loss of principal. Of the loans included in Grade 5 at December 31, 1997, only one loan totaling $0.3 million at cost was expected to incur any loss of principal, and this loan was valued at $0.2 million.

          Grade 5 SBA 7(a) loans totaled $6.3 million at value at December 31, 1998, and have been reduced from an aggregate cost basis of $7.9 million. The SBA 7(a) loan portfolio was not graded at December 31, 1997.

          For the total portfolio, loans greater than 120 days delinquent were $13.7 million at value at December 31, 1998, or 1.7% of the total portfolio. Included in this category are loans valued at $9.9 million that are fully secured by real estate. Loans greater than 120 days delinquent generally do not accrue interest. Loans greater than 120 days delinquent at December 31, 1997, were $20.2 million at value or 2.9% of the total portfolio.

          The Company incurred income tax expense of $0.8 million for the year ended December 31, 1998, which resulted from the taxation of a net built-in gain realized from the sale of an office building owned by Advisers prior to the Merger. The Company incurred income tax expense of $1.4 million and $1.9 million, respectively, for the years ended December 31, 1997 and 1996 resulting from the operations of Advisers. Because the Company has elected to be taxed as a regulated investment company ("RIC") under Subchapter M of the Code, the Company is not taxed on its investment company taxable income and realized capital gains, to the extent that such income and gains are distributed to shareholders.

          In order to maintain its RIC status, the Company must, in general,
(1) derive at least 90% of its gross income from dividends, interest and gains from the sale of securities; (2) meet investment diversification requirements as defined in the Code; and (3) distribute to shareholders at least 90% of its investment company taxable income annually. The Company intends to take all steps necessary to continue to meet the RIC qualifications. However, there can be no assurance that the Company will continue to elect or qualify for such treatment in future years.

          During 1998, 1997 and 1996, the Company or the Predecessor Companies declared dividends to their shareholders representing all of each company's ordinary taxable income, taxable net capital gains, and, in the case of Allied I in 1997, a partial return of capital resulting from the distribution of Allied I's ownership of Allied Lending's shares. Tax distributions differ from NIA due to timing differences in the recognition of income and expenses, returns of capital and net unrealized appreciation, which is not included in taxable income. Total tax distributions declared were $75.1 million, $85.7 million and $57.4 million for 1998, 1997 and





 20    M D & A
1998   ALLIED CAPITAL CORPORATION

1996, respectively. Tax distributions per share were $1.43, $1.71 and $1.23 for the three years ended December 31, 1998, 1997 and 1996, respectively. The per share distributions for 1997 and 1996 have been exchange adjusted for the Merger and include the exchange-adjusted shares of Advisers for which no tax distributions had historically been declared or paid.

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

          Also included in 1997 tax distributions was a special, one-time dividend equal to $8.8 million, or $0.17 per share, representing all of the retained earnings and profits of the Predecessor Companies at December 31, 1997. The special dividend was declared in conjunction with the Merger in order for the Company to maintain its RIC status.

          Certain of the Company's credit facilities limit the Company's ability to declare dividends if the Company has defaulted under certain provisions of the credit agreement.

          The weighted average common shares outstanding used to compute basic earnings per share were 51.9 million, 49.2 million and 46.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The increases in the weighted average shares reflect the issuance of new shares, the exercise of employee stock options to purchase shares of the Company and the issuance of shares pursuant to a dividend reinvestment plan. Allied I's ownership of Allied Lending during the periods presented has been eliminated in consolidation.

          All per share amounts included in management's discussion and analysis have been computed using the weighted average shares used to compute diluted earnings per share, which were 52.0 million, 49.3 million and 46.7 million for the years ended December 31, 1998, 1997 and 1996, respectively.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

CASH AND CASH EQUIVALENTS At December 31, 1998, the Company had $25.1 million in cash and cash equivalents. ACC invests otherwise uninvested cash in U.S. government or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short-term repurchase agreements fully collateralized by such securities. The Company's objective is to manage to a low cash balance and fund new originations with its lines of credit.

INDEBTEDNESS The Company had outstanding indebtedness at December 31, 1998 as follows:

--------------------------------------------------------------------
                                                 AMOUNT       ANNUAL
                                            OUTSTANDING     INTEREST
CLASS                                    (IN THOUSANDS)      RATE(1)
--------------------------------------------------------------------
Debentures and notes payable:

  Master loan and security agreement       $      6,000        6.63%

  Unsecured long-term notes payable             180,000        7.21%

  SBA debentures                                 47,650        8.22%

  OPIC loan                                       5,700        6.57%
--------------------------------------------------------------------
     Total debentures and notes payable    $    239,350        7.38%
====================================================================
Revolving line of credit                   $     95,000        7.66%
====================================================================
(1) The annual interest rate includes the cost of commitment fees and other facility fees.
--------------------------------------------------------------------

MASTER LOAN AND SECURITY AGREEMENT. The Company, in conjunction with BMI, has a facility to borrow up to $250 million, of which $100 million is committed, using its commercial mortgage loans as collateral. The agreement generally requires interest-only payments with all principal due at maturity. The agreement bears interest at one-month London Inter-Bank Offered Rate ("LIBOR") plus 1.0%. The facility matures on October 7, 1999.





                                                                   M D & A   21
                                                ALLIED CAPITAL CORPORATION  1998

UNSECURED LONG-TERM NOTES PAYABLE. The Company obtained $180 million in financing through the issuance of unsecured long-term notes with private institutional lenders, primarily insurance companies. The terms of the notes include five- or seven-year maturities, priced at approximately 7.2%. The notes require payment of interest semiannually, and all principal is due upon maturity.

SBA DEBENTURES. The Company, through its SBIC subsidiary, has debentures totaling $47.7 million payable to the SBA, at interest rates ranging from 6.9% to 9.6% with scheduled maturity dates as follows: 1999 -- $0; 2000 -- $17.3 million; 2001 -- $9.4 million; 2002 -- $0; 2003 -- $0; and $21.0 million thereafter. The debentures require semi-annual interest-only payments with all principal due upon maturity. During 1997, Congress increased the maximum leverage available to an SBIC to $101.0 million, and the Company intends to continue to borrow under the SBIC program as the situation warrants. The Company currently has a commitment from the SBA for an additional $27.0 million of debt.

REVOLVING LINE OF CREDIT. The Company has a $200 million unsecured revolving line of credit. The facility bears interest at LIBOR plus 1.25% and requires a commitment fee equal to 0.2% of the committed unused amount. The facility also has a facility fee equal to 0.15% of the initial commitment. The line of credit requires monthly payments of interest, and all principal is due upon maturity. The facility matures on June 30, 1999. The Company has plans to increase the capacity of its revolving line of credit in 1999, as well as extend the maturity date. The Company is currently negotiating with its lenders in order to accomplish these changes.

FUTURE DEBT OR EQUITY OFFERINGS

The Company plans to secure additional debt and equity capital for continued investment in growing businesses. Because the Company is a RIC, it distributes substantially all of its income and requires external capital for growth. Because the Company is a business development company, it is limited in the amount of debt capital it may use to fund its growth, since it is generally required to maintain a ratio of 200% of total assets to total borrowings.

          The Company's cash flow from operations was $68.9 million, $58.9 million and $45.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company plans to maintain a strategy of financing its operations, dividend requirements and future investments with cash from operations, through borrowing under short- or long-term credit facilities, through asset sales or securitizations, or through obtaining new equity capital. The Company will utilize its short-term credit facilities only as a means to bridge to long-term financing. The Company evaluates its interest rate exposure on an ongoing basis and may hedge variable and short-term interest rate exposure through interest rate swaps, Treasury locks and other techniques when appropriate. The Company believes that it has access to capital sufficient to fund its ongoing investment and operating activities, and from which to pay dividends.

FINANCIAL OBJECTIVES

The Company has set forth certain financial objectives that it intends to use in allocating its resources and in selecting new investment opportunities. Management's goal is to increase NIA annually by 15% to 20% and to result in a ratio of NIA to average shareholders' equity, or return on equity, of 19% to 22%. Management believes that the Company will be able to achieve these goals over the next three to five years. Factors that may impede the achievement of these objectives include those described under "Investment Considerations" and also include other factors such as changes in the economy, competitive and market conditions, and future business decisions.

YEAR 2000

The Company has a Year 2000 compliance committee, which is responsible for assessing the Company's Year 2000





 22    M D & A
1998   ALLIED CAPITAL CORPORATION
readiness by focusing on three main areas: the Company's information technology ("IT") and other operating systems, service providers and portfolio companies. The committee reports periodically to the Board of Directors and to executive management.

          The Company's IT systems consist of third-party software and relatively new hardware systems. All vendors providing critical software and hardware have indicated that their programs and systems would be Year 2000 compliant by the end of the first quarter of 1999. The Company's testing of all critical software and IT systems is scheduled to be completed by the end of first quarter 1999. In addition to the testing performed by Company personnel, the Company has also contracted with its loan accounting software vendor to perform independent validation tests, using the Company's data, to verify that this software will be Year 2000 compliant. Implementation of tested software and IT systems is scheduled to be completed by the end of the second quarter 1999. The Company currently has service and maintenance contracts with all of its critical software vendors; therefore, no additional costs are expected to be incurred by the Company for the upgrades needed to become compliant.

          The second area of focus is the Company's service providers. The Company is in the process of obtaining compliance certificates from all critical service providers, which include banks and utility companies. The Company is not aware of any critical service provider that will not be Year 2000 compliant. However, the Company cannot give any assurance that the service providers will be Year 2000 compliant and that no interruption of business will occur as a result of their non-compliance.

          The Company has sent Year 2000 questionnaires to its portfolio companies to assess their awareness and to evaluate their Year 2000 readiness. The Company plans to complete its survey and evaluation of its portfolio companies by the end of the first quarter of 1999 and will follow-up with any portfolio companies that may have material exposure and inadequate contingency plans. During 1998, the Company began to evaluate each new portfolio company's Year 2000 compliance as part of the due diligence process. No assurance can be given that certain of the Company's portfolio companies will not suffer material adverse effects from Year 2000 issues, and if such adverse effects impact those companies' ability to repay their loans, the Company's operating results and financial condition could be affected.

          The Company estimates its operating costs to reach Year 2000 compliance will be approximately $100,000, and these costs are included in the Company's 1999 budget. This includes time allocated to this task by Company personnel and costs incurred in the testing phase.

          While the Company believes that it is taking the necessary steps to be Year 2000 compliant, it is difficult to fully predict the impact on the Company of non-compliance in any of the above-mentioned areas. Significant non-compliance could result in a material adverse effect on the Company's financial conditions and results from operations. The Company believes that the worst-case Year 2000 scenarios may include 1) additional costs incurred to maintain the Company's books and records and to service the Company's investment portfolio, 2) the inability of the Company to access or transfer cash needed to pay its bills or fund new investments, 3) an increase in delinquencies and/or losses due to Year 2000 problems with the Company's portfolio companies, or 4) disruption in the capital markets resulting in a lack of liquidity to the Company. The degree of impact resulting from any of these worst-case scenarios cannot be determined at this time. The Company is currently assessing its contingency plan, taking into consideration these worst-case scenarios. This plan will be finalized after the Year 2000 compliance tests and surveys described above are completed.

INVESTMENT CONSIDERATIONS

RISKS OF LENDING TO SMALL, PRIVATELY OWNED COMPANIES The portfolio of the Company consists primarily of loans to small, privately owned companies. There is generally no publicly available





                                                                      MD&A   23
                                                ALLIED CAPITAL CORPORATION  1998
information about such companies, and the Company must rely on the diligence of its employees and agents to obtain information in connection with the Company's investment decisions. Typically, small businesses depend on the management talents and efforts of one person or a small group of persons for their success. The death, disability or resignation of one or more of these persons could have a material adverse impact on such a company. Moreover, small businesses frequently have smaller product lines and market shares than their competition. Small companies may be more vulnerable to customer preferences, market conditions and economic downturns and often need substantial additional capital to expand or compete. Such companies may also experience substantial variations in operating results, and frequently have highly leveraged capital structures. Such factors can severely affect the return on, or the recovery of, the Company's investment in such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative.

RISK OF PAYMENT DEFAULT The Company invests in and lends to small businesses that may have limited financial resources and that may be unable to obtain financing from traditional sources. The Company's borrowers may not meet net income, cash flow and other coverage tests typically imposed by bank lenders. A borrower's ability to repay its loan may be adversely affected by numerous factors, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. The Company also has the ability to make unsecured, subordinated loans or invest in equity securities, which may involve a higher degree of risk.

ILLIQUIDITY OF PORTFOLIO INVESTMENTS Most of the investments of the Company are or will be loans and equity securities acquired directly from small companies. The Company's portfolio of loans and equity securities is and will be subject to restrictions on resale or otherwise have no established trading market. The illiquidity of most of the Company's portfolio of loans and equity securities may adversely affect the ability of the Company to dispose of such loans and securities at times when it may be advantageous for the Company to liquidate such investments.

VALUATION OF PORTFOLIO There is typically no public market for the loans and equity securities of the small companies to which the Company makes loans. As a result, the valuation of the loans and equity securities in the Company's portfolio is subject to the estimate of the Company's Board of Directors. Unlike traditional lenders, the Company does not establish reserves for anticipated loan losses, but adjusts quarterly the valuation of its portfolio to reflect the estimate of the Company's Board of Directors as to the current realizable value of the loan portfolio. In the absence of a readily ascertainable market value, the estimated value of the Company's portfolio of loans and equity securities may differ significantly from the values that would be placed on the portfolio if a ready market for the loans and equity securities existed. Any changes in estimated net asset value are recorded in the Company's statement of operations as "Net unrealized gains (losses)."

RISKS OF LEVERAGE The Company borrows from, and issues senior debt securities to, banks and other lenders. Lenders of these senior securities have fixed dollar claims on the Company's consolidated assets, which are superior to the claims of the Company's shareholders.

          Leverage magnifies the potential for gain and loss on amounts invested and, therefore, increases the risks associated with investing in the Company's securities. If the value of the Company's consolidated assets increases, then such leveraging techniques would cause the net asset value attributable to the Company's common stock to increase more sharply than it would have had the techniques not





 24    M D & A
1998   ALLIED CAPITAL CORPORATION
been utilized. Conversely, if the value of the Company's consolidated assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would if the amounts had not been borrowed. Similarly, any increase in the Company's consolidated income in excess of consolidated interest payable on the borrowed funds would cause its net income to increase more than it would without the leverage, while any decrease in its consolidated income would cause net income to decline more sharply than it would have had the funds not been borrowed. Such a decline could negatively affect the Company's ability to make common stock dividend payments, and, if asset coverage for a class of senior security representing indebtedness declines to less than 200%, the Company may be required to sell a portion of its investments when it is disadvantageous to do so. Leverage is generally considered a speculative investment technique.

          As of December 31, 1998, the Company's debt as a percentage of total liabilities and shareholders' equity was 39%. The Company's ability to achieve its investment objective may depend in part on its continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms, and there can be no assurance that such leverage can be maintained.

INTEREST RATE RISK Because the Company borrows money to make investments, its income is materially dependent upon the "spread" between the rate at which it borrows funds and the rate at which it loans these funds. In periods of sharply rising interest rates, the Company's cost of funds would increase and could reduce or eliminate the spread. The Company uses a combination of long-term and short-term borrowings to finance its lending activities and engages in interest rate risk management techniques in an effort to limit its exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. There can be no assurance that the Company can maintain a positive net interest spread or that a significant change in market interest rates will not have a material adverse effect on the Company's profitability.

AVAILABILITY OF FUNDS The Company has a continuing need for capital to fund loans. Historically, the Company's capital needs have been met by borrowing from financial institutions and through the issuance of equity securities. A reduction in the availability of funds from financial institutions could have a material adverse effect on the Company. The Company must distribute to its stockholders at least 90% of its net operating income other than net realized long-term capital gains to maintain its RIC status under the Code and currently intends to distribute net realized long-term capital gains on an annual basis. As a result such earnings will not be available to fund loan originations. The Company expects to obtain capital to fund loans through borrowings from financial institutions and the sale of its securities. A failure by the Company to obtain funds from such sources or from other sources to fund its loans could have a material adverse effect on the financial condition and results of the Company. In addition, as a BDC, the Company will be generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict its ability to borrow in certain circumstances.

REALIZATION OF CAPITAL GAINS Mezzanine loans are typically structured as debt securities with a relatively high fixed rate of interest and with an equity feature such as conversion rights, warrants or options. As a result, the potential return on the mezzanine loans will generate interest income from the time they are made, and also may produce a realized gain, if any, from an accompanying equity feature. There can be no assurance that a current return or capital gains will actually be realized.

LOSS OF PASS-THROUGH TAX TREATMENT The Company qualifies as a RIC under Subchapter M of the Code. If the Company meets certain diversification and





                                                                   M D & A   25
                                                ALLIED CAPITAL CORPORATION  1998
distribution requirements under the Code, it qualifies for pass-through tax treatment. The Company would cease to qualify for pass-through tax treatment if it were unable to comply with these requirements, or if it ceased to qualify as a BDC under the 1940 Act. The Company also could be subject to a 4% excise tax (and, in certain cases, corporate level income tax) if it fails to make certain distributions. If the Company fails to qualify as a RIC, the Company would become subject to federal income tax as if it were an ordinary corporation, which would result in a substantial reduction in the Company's net assets and the amount of income available for distribution to the Company's shareholders.

COMPETITIVE MARKET FOR INVESTMENT OPPORTUNITIES Many entities and individuals compete for investments similar to those made by the Company, some of whom have greater resources than the Company. Increased competition would make it more difficult for the Company to purchase or originate loans at attractive prices. As a result of this competition, the Company may from time to time be precluded from making otherwise attractive investments on terms considered to be prudent in light of the risks assumed.

GOVERNMENT REGULATIONS The Company is subject to regulation by the Commission and the SBA. In addition, the Company's business may be significantly impacted by changes in the laws or regulations that govern BDCs, RICs, real estate investment trusts ("REITs"), small business investment companies ("SBICs") and small business lending companies ("SBLCs"). Laws and regulations may be changed from time to time and the interpretations of the relevant law and regulations also are subject to change. Any change in the laws or regulations that govern the Company could have a material impact on the Company or its operations.

FLUCTUATIONS IN QUARTERLY RESULTS The Company's quarterly operating results could fluctuate due to a number of factors. These include, among others, the completion of a securitization transaction in a particular calendar quarter, the interest rates on the securities issued in connection with its securitization transactions, variations in the volume of loans originated by the Company, variation in timing of prepayment of loans, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Company encounters competition in its markets and general economic conditions. As a result of these factors, results for any one quarter should not be relied upon as being indicative of performance in future quarters.





 26    M D & A
1998   ALLIED CAPITAL CORPORATION

CONSOLIDATED BALANCE SHEET

                                                                                                    DECEMBER 31,
(in thousands, except number of shares)                                                      1998          1997
  ASSETS
Portfolio at value:
    Mezzanine loans and debt securities (cost: 1998 - $354,870; 1997 - $181,184)         $339,163      $167,842
    Commercial mortgage loans (cost: 1998 - $232,745; 1997 - $446,114)                    233,186       447,244
    Commercial mortgage-backed securities (cost: 1998 - $115,174; 1997 - $0)              113,674            --
    Small Business Administration 7(a) loans (cost: 1998 - $57,651; 1997 - $41,103)        56,285        40,709
    Equity interests in portfolio companies (cost: 1998 - $27,618; 1997 -  $20,050)        49,391        39,906
    Other portfolio assets (cost: 1998 - $8,331; 1997 - $2,269)                             8,575         1,320
---------------------------------------------------------------------------------------------------------------
       Total portfolio at value                                                           800,274       697,021
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                  25,075        70,437
U.S. government securities                                                                     --        11,091
Other assets                                                                               30,730        29,226
---------------------------------------------------------------------------------------------------------------
       Total assets                                                                      $856,079      $807,775
===============================================================================================================
  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Debentures and notes payable                                                         $239,350      $308,821
    Revolving lines of credit                                                              95,000        38,842
    Accounts payable and other liabilities                                                 27,912        23,984
    Dividends and distributions payable                                                     1,700         9,068
---------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                  363,962       380,715
===============================================================================================================

Commitments and Contingencies
Preferred stock issued to Small Business Administration                                     7,000         7,000

Shareholders' equity:
    Common stock, $0.0001 par value, 100,000,000 shares authorized;
       56,729,502 and 52,047,318 issued and outstanding
       at December 31, 1998 and 1997, respectively                                              6             5
    Additional paid-in capital                                                            526,824       451,044
    Common stock held in deferred compensation trust (810,456 shares)                     (19,431)           --
    Notes receivable from sale of common stock                                            (23,735)      (29,611)
    Net unrealized appreciation on portfolio                                                2,380         1,301
    Distributions in excess of earnings                                                      (927)       (2,679)
---------------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                                         485,117       420,060
---------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                        $856,079      $807,775
===============================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.





                                         CONSOLIDATED FINANCIAL STATEMENTS   27
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                                     1998          1997            1996
INTEREST AND RELATED PORTFOLIO INCOME
    Interest                                                                              $79,921       $86,882         $77,541
    Net premiums from loan dispositions                                                     5,949         7,277           4,241
    Net gain on securitization of commercial mortgage loans                                14,812            --              --
    Investment advisory fees and other income                                               6,056         3,246           3,155
-------------------------------------------------------------------------------------------------------------------------------
       Total interest and related portfolio income                                        106,738        97,405          84,937
===============================================================================================================================

EXPENSES
    Interest on indebtedness                                                               20,694        26,952          20,298
    Salaries and employee benefits                                                         11,829        10,258           8,774
    General and administrative                                                             11,921         8,970           8,289
    Merger                                                                                     --         5,159              --
-------------------------------------------------------------------------------------------------------------------------------
       Total operating expenses                                                            44,444        51,339          37,361
===============================================================================================================================
    Formula and cut-off awards                                                              7,049            --              --
===============================================================================================================================

Portfolio income before net realized and unrealized gains                                  55,245        46,066          47,576
===============================================================================================================================

NET REALIZED AND UNREALIZED GAINS
    Net realized gains                                                                     22,541        10,704          19,155
    Net unrealized gains (losses)                                                           1,079         7,209          (7,412)
-------------------------------------------------------------------------------------------------------------------------------
       Total net realized and unrealized gains                                             23,620        17,913          11,743
===============================================================================================================================

Income before minority interests and income taxes                                          78,865        63,979          59,319
===============================================================================================================================

Minority interests                                                                             --         1,231           2,427
Income tax expense                                                                            787         1,444           1,945
-------------------------------------------------------------------------------------------------------------------------------

Net increase in net assets resulting from operations                                      $78,078       $61,304         $54,947
===============================================================================================================================

Basic earnings per common share                                                             $1.50         $1.24           $1.19
===============================================================================================================================

Diluted earnings per common share                                                           $1.50         $1.24           $1.17
===============================================================================================================================

Weighted average common shares outstanding - basic                                         51,941        49,218          46,172
-------------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding - diluted                                       51,974        49,251          46,733
-------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.






 28    CONSOLIDATED FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES
IN NET ASSETS

                                                                                                FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                                     1998          1997            1996
OPERATIONS
    Portfolio income before realized and unrealized gains                                 $55,245       $46,066         $47,576
    Net realized gains                                                                     22,541        10,704          19,155
    Net unrealized gains (losses)                                                           1,079         7,209          (7,412)
    Minority interests and income tax expense                                                (787)       (2,675)         (4,372)
-------------------------------------------------------------------------------------------------------------------------------
       Net increase in net assets resulting from operations                                78,078        61,304          54,947
===============================================================================================================================

SHAREHOLDER DISTRIBUTIONS
    Portfolio income                                                                      (49,397)      (38,751)        (39,030)
    Excess of portfolio income                                                                 --          (605)         (2,533)
    Net capital gains                                                                     (24,976)      (15,172)        (11,546)
    Excess of net capital gains                                                              (714)           --              --
    Return of capital                                                                          --       (22,302)         (4,289)
    Undistributed earnings                                                                     --        (8,848)             --
    Preferred stock dividend                                                                 (230)         (220)           (220)
-------------------------------------------------------------------------------------------------------------------------------
       Net decrease in net assets resulting from shareholder distributions                (75,317)      (85,898)        (57,618)
===============================================================================================================================

CAPITAL SHARE TRANSACTIONS
    Sale of common stock                                                                   69,675            --          22,365
    Net decrease (increase) in notes receivable from sale of common stock                   5,576       (14,120)         (8,176)
    Issuance of common stock upon the exercise of stock options                               221        28,426          12,176
    Issuance of common stock in lieu of cash distributions                                  6,184        26,612          11,986
    Purchase of common stock by deferred compensation trust                               (19,431)           --              --
    Other                                                                                      71         1,602            (738)
-------------------------------------------------------------------------------------------------------------------------------
       Net increase in net assets resulting from capital share transactions                62,296        42,520          37,613
-------------------------------------------------------------------------------------------------------------------------------

Total increase in net assets                                                              $65,057       $17,926         $34,942
===============================================================================================================================

Net assets at beginning of year                                                          $420,060      $402,134        $367,192
-------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                                                $485,117      $420,060        $402,134
-------------------------------------------------------------------------------------------------------------------------------
Net asset value per common share                                                            $8.68         $8.07           $8.34
-------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding at end of year                                                   55,919        52,047          48,238
-------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


                                         CONSOLIDATED FINANCIAL STATEMENTS   29
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                FOR THE YEARS ENDED DECEMBER 31,
(in thousands)                                                                               1998          1997            1996
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations                                      $78,078       $61,304         $54,947
Adjustments
    Net unrealized (gains) losses                                                          (1,079)       (7,209)          7,412
    Net gain on securitization of commercial mortgage loans                               (14,812)           --              --
    Depreciation and amortization                                                             702           450             393
    Amortization of loan discounts and fees                                                (6,032)      (10,804)         (9,027)
    Deferred income taxes                                                                      --         1,087            (381)
    Minority interests                                                                         --         1,231           2,427
    Changes in other assets and liabilities                                                11,998        12,881         (10,606)
-------------------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                                           68,855        58,940          45,165
===============================================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
    Investments in small business concerns                                               (524,530)     (364,942)       (283,295)
    Collections of investment principal                                                   138,081       233,005         179,292
    Proceeds from loan sales                                                               81,013        53,912          27,715
    Proceeds from securitization of commercial mortgage loans                             223,401            --              --
    Net redemption (purchase) of U.S. government securities                                11,091       (10,301)             --
    Collections of notes receivable from sale of common stock                               5,591         6,534           2,199
    Other investing activities                                                             (2,539)         (182)          2,635
-------------------------------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                              (67,892)      (81,974)        (71,454)
===============================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of common stock                                                                   69,896         8,615          24,166
    Purchase of common stock by deferred compensation trust                               (19,431)           --              --
    Common dividends and distributions paid                                               (69,536)      (58,194)        (47,089)
    Special undistributed earnings distribution paid                                       (8,848)           --              --
    Preferred stock dividends                                                                (450)         (220)           (220)
    Net (payments on) borrowings under debentures
         and notes payable                                                                (69,471)       78,923         (35,202)
    Net borrowings under (payments on) revolving
         lines of credit                                                                   56,158        (6,257)        110,460
    Other financing activities                                                             (4,643)       (1,237)         (3,029)
-------------------------------------------------------------------------------------------------------------------------------
       Net cash (used in) provided by financing activities                                (46,325)       21,630          49,086
===============================================================================================================================

Net (decrease) increase in cash and cash equivalents                                     $(45,362)      $(1,404)        $22,797
===============================================================================================================================

Cash and cash equivalents at beginning of year                                            $70,437       $71,841         $49,044
===============================================================================================================================

Cash and cash equivalents at end of year                                                  $25,075       $70,437         $71,841
===============================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.


 30    CONSOLIDATED FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                   DECEMBER 31, 1998
  PORTFOLIO COMPANY                                                          INVESTMENT (2)                       COST         VALUE
  (in thousands, except number of shares)

  MEZZANINE LOANS AND DEBT SECURITIES AND EQUITY INTERESTS IN PORTFOLIO COMPANIES
  Acme Paging, L.P.                                                   Debt Securities                           $6,273        $6,273
                                                                      Partnership Interest                       1,456         2,600
------------------------------------------------------------------------------------------------------------------------------------
  American Barbecue & Grill, Inc.                                     Loans                                      1,475         1,475
                                                                      Debt Securities                            2,084         2,084
                                                                      Warrants                                     125           125
------------------------------------------------------------------------------------------------------------------------------------
  AMF Bowling, Inc. (1)                                               High Yield Debt                            5,086         5,086
------------------------------------------------------------------------------------------------------------------------------------
  Arnold Moving Co., Inc.                                             Loans                                        570           570
------------------------------------------------------------------------------------------------------------------------------------
  ASW Holding Corporation                                             Warrants                                      25            25
------------------------------------------------------------------------------------------------------------------------------------
  Au Bon Pain Co., Inc. (1)                                           Debt Securities                            7,427         7,427
                                                                      Warrants                                     227             8
------------------------------------------------------------------------------------------------------------------------------------
  Avborne, Inc.                                                       Debt Securities                           12,510        12,510
                                                                      Warrants                                      --            --
------------------------------------------------------------------------------------------------------------------------------------
  Brazos Sportswear, Inc. (1)                                         Common Stock (342,938 shares)                330            --
------------------------------------------------------------------------------------------------------------------------------------
  Candlewood Hotel Company (1)                                        Preferred Stock (3,250 shares)             3,250         3,250
------------------------------------------------------------------------------------------------------------------------------------
  Celebrities, Inc.                                                   Debt Securities                              339           339
                                                                      Warrants                                      12            12
------------------------------------------------------------------------------------------------------------------------------------
  CeraTech Holdings Corporation                                       Debt Securities                            1,991            50
                                                                      Warrants                                      --            --
------------------------------------------------------------------------------------------------------------------------------------
  Cherry Tree Toys, Inc.                                              Debt Securities                            1,557         1,557
                                                                      Common Stock (220 shares)                      1            --
------------------------------------------------------------------------------------------------------------------------------------
  Convenience Corporation of America                                  Debt Securities                            8,391         2,774
                                                                      Series A Preferred Stock (31,521 shares)     334            --
                                                                      Warrants                                      --            --
------------------------------------------------------------------------------------------------------------------------------------
  Cooper Natural Resources, Inc.                                      Debt Securities                            3,450         3,450
                                                                      Warrants                                      --         1,138
------------------------------------------------------------------------------------------------------------------------------------
  CorrFlex Graphics, LLC                                              Loan                                       5,860         5,860
------------------------------------------------------------------------------------------------------------------------------------
  Cosmetic Manufacturing Resources, LLC                               Debt Securities                            2,948         2,948
                                                                      Options                                       --            --
------------------------------------------------------------------------------------------------------------------------------------
  Coverall North America                                              Loan                                       8,915         8,915
------------------------------------------------------------------------------------------------------------------------------------
  Csabai Canning Factory Rt.                                          Hungarian Quotas (9.2%)                      700           700
------------------------------------------------------------------------------------------------------------------------------------
  DEH Printed Circuits, Inc.                                          Warrants                                     250           250
------------------------------------------------------------------------------------------------------------------------------------
  DeVlieg-Bullard, Inc. (1)                                           Warrants                                     350           133
------------------------------------------------------------------------------------------------------------------------------------
  Directory Investment Corporation                                    Common Stock (470 shares)                     --           148
------------------------------------------------------------------------------------------------------------------------------------
  Directory Lending Corporation                                       Series A Common Stock (1,031 shares)          --            --
                                                                      Series B Common Stock (188 shares)           235           161
                                                                      Series C Common Stock (292 shares)           656           449
                                                                      Series A Preferred Stock (214 shares)        307           210
                                                                      Series B Preferred Stock (175 shares)        931           638
                                                                      Series C Preferred Stock (58 shares)          58            40
------------------------------------------------------------------------------------------------------------------------------------
  Drilltec Patents & Technologies Company, Inc.                       Loan                                      10,020        10,020
------------------------------------------------------------------------------------------------------------------------------------
  ECM Enterprises                                                     Loan                                          31             4
------------------------------------------------------------------------------------------------------------------------------------
  EDM Consulting, LLC                                                 Loans                                         30            30
                                                                      Debt Securities                            1,875           680
                                                                      Common Stock (100 shares)                    250            --
------------------------------------------------------------------------------------------------------------------------------------
  El Dorado Communications, Inc.                                      Loans                                        306           306
------------------------------------------------------------------------------------------------------------------------------------
  Enterprise Software, Inc. (1)                                       Debt Securities                           14,880        14,880
                                                                      Common Stock (147,975 shares)              1,176           683
                                                                      Warrants                                      --            --
------------------------------------------------------------------------------------------------------------------------------------
  Eparfin S.A.                                                        Loan                                          29            29
------------------------------------------------------------------------------------------------------------------------------------
  Esquire Communications Ltd. (1)                                     Warrants                                       6            --
------------------------------------------------------------------------------------------------------------------------------------
  Everything Yogurt                                                   Loan                                          34            34
------------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.





                                         CONSOLIDATED FINANCIAL STATEMENTS   31
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                   DECEMBER 31, 1998
  PORTFOLIO COMPANY                                                 INVESTMENT (2)                                COST         VALUE
  (in thousands, except number of shares)
------------------------------------------------------------------------------------------------------------------------------------
  Ex Terra Credit Recovery, Inc.                                    Series A Preferred Stock (500 shares)         $497          $497
                                                                    Common Stock (2,500 shares)                      3             3
                                                                    Warrants                                        --            --
------------------------------------------------------------------------------------------------------------------------------------
  Fairchild Industrial Products Company                             Debt Securities                              5,702         5,702
                                                                    Warrants                                       280         3,629
------------------------------------------------------------------------------------------------------------------------------------
  FHM Distributions, Inc.                                           Loans                                          200           200
------------------------------------------------------------------------------------------------------------------------------------
  Galaxy American Communications, LLC                               Debt Securities                             30,703        30,703
                                                                    Warrants                                        --            --
------------------------------------------------------------------------------------------------------------------------------------
  Gibson Guitar Corporation                                         Debt Securities                             15,080        15,080
                                                                    Warrants                                       525         1,000
------------------------------------------------------------------------------------------------------------------------------------
  Ginsey Industries, Inc.                                           Loans                                        5,000         5,000
                                                                    Convertible Debentures                         500           500
                                                                    Warrants                                        --            --
------------------------------------------------------------------------------------------------------------------------------------
  Golden Eagle/Satellite Archery, LLC                               Loans                                        1,390         1,390
                                                                    Convertible Debentures                       2,248         2,242
------------------------------------------------------------------------------------------------------------------------------------
  Grant Broadcasting System II                                      Warrants                                       139         3,600
------------------------------------------------------------------------------------------------------------------------------------
  Grant Television, Inc.                                            Debt Securities                              9,154         9,154
                                                                    Warrants                                        --            --
------------------------------------------------------------------------------------------------------------------------------------
  Han Hie                                                           Loan                                           510           510
------------------------------------------------------------------------------------------------------------------------------------
  H.B.N. Communications, Inc.                                       Loan                                           233           233
------------------------------------------------------------------------------------------------------------------------------------
  Hotelevision, Inc.                                                Preferred Stock (1,000,000 shares)           1,000         1,000
------------------------------------------------------------------------------------------------------------------------------------
  In the Dough, Inc.                                                Loan                                             2             2
------------------------------------------------------------------------------------------------------------------------------------
  Jack Henry & Associates, Inc. (1)                                 Common Stock (90,438 shares)                    26         4,193
------------------------------------------------------------------------------------------------------------------------------------
  Jeff & Chris Mufflers, Inc.                                       Loan                                            93            93
------------------------------------------------------------------------------------------------------------------------------------
  JRI Industries, Inc.                                              Debt Securities                              2,111         2,111
                                                                    Warrants                                        74            74
------------------------------------------------------------------------------------------------------------------------------------
  Julius Koch USA, Inc.                                             Debt Securities                              4,692         4,692
                                                                    Warrants                                       324         2,100
------------------------------------------------------------------------------------------------------------------------------------
  Kirker Enterprises, Inc.                                          Loans                                        3,739         3,739
                                                                    Debt Securities                              2,609         2,609
                                                                    Warrants                                       348         3,500
                                                                    Equity Interest                                  3             3
------------------------------------------------------------------------------------------------------------------------------------
  Kirkland's, Inc.                                                  Debt Securities                              6,283         6,283
                                                                    Warrants                                        96         2,850
------------------------------------------------------------------------------------------------------------------------------------
  Kyrus Corporation                                                 Debt Securities                              7,601         7,601
                                                                     Warrants                                      348           348
------------------------------------------------------------------------------------------------------------------------------------
  KZSF Broadcasting, Inc.                                           Loans                                          884           884
------------------------------------------------------------------------------------------------------------------------------------
  Liberty-Pittsburgh Systems, Inc.                                  Debt Securities                              3,403         3,403
                                                                    Common Stock (64,535 shares)                   142           142
------------------------------------------------------------------------------------------------------------------------------------
  Lingcomm, Inc.                                                    Loan                                           207           207
------------------------------------------------------------------------------------------------------------------------------------
  Liqui-Dri Foods, Inc.                                             Loans                                       10,291        10,291
------------------------------------------------------------------------------------------------------------------------------------
  The Loewen Group, Inc. (1)                                        High Yield Debt                             15,002        15,002
------------------------------------------------------------------------------------------------------------------------------------
  Love Funding Corporation                                          Series D Preferred Stock (26,000 shares)       359           213
------------------------------------------------------------------------------------------------------------------------------------
  May Investments                                                   Loan                                            47            --
------------------------------------------------------------------------------------------------------------------------------------
  Meigher Communications, L.P.                                      Loan                                         2,918         2,918
------------------------------------------------------------------------------------------------------------------------------------
  Mid Atlantic Telecom Plus, LLC                                    Loan                                        10,434        10,434
------------------------------------------------------------------------------------------------------------------------------------
  Midview Associates, L.P.                                          Debt Securities                                197           197
                                                                    Options                                         --            --
------------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.





 32    CONSOLIDATED FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                   DECEMBER 31, 1998
  PORTFOLIO COMPANY                                                     INVESTMENT (2)                            COST         VALUE
  (in thousands, except number of shares)
------------------------------------------------------------------------------------------------------------------------------------
  Mihadas                                                               Loan                                      $287          $287
------------------------------------------------------------------------------------------------------------------------------------
  Mill-It Striping, Inc.                                                Common Stock (18 shares)                   250            --
------------------------------------------------------------------------------------------------------------------------------------
  Monitoring Solutions, Inc.                                            Loans                                       17            17
                                                                        Debt Securities                          1,823           219
                                                                        Common Stock (33,333 shares)                --            --
                                                                        Warrants                                    --            --
------------------------------------------------------------------------------------------------------------------------------------
  Morton Industrial Group (1)                                           Common Stock (5,835 shares)                241            82
------------------------------------------------------------------------------------------------------------------------------------
  New York Donut Corporation                                            Loan                                        61            61
------------------------------------------------------------------------------------------------------------------------------------
  Nobel Education Dynamics, Inc. (1)                                    Debt Securities                          9,419         9,419
                                                                        Series D Convertible
                                                                        Preferred Stock (265,957 shares)         2,000         2,000
                                                                        Warrants                                   575           575
------------------------------------------------------------------------------------------------------------------------------------
  Norman's Yogurt, Inc.                                                 Loan                                         8             8
------------------------------------------------------------------------------------------------------------------------------------
  Northeast Broadcasting Group, L.P.                                    Debt Securities                            415           415
------------------------------------------------------------------------------------------------------------------------------------
  Nursefinders,Inc.                                                     Debt Securities                         10,841        10,841
                                                                        Warrants                                   900           900
------------------------------------------------------------------------------------------------------------------------------------
  Old Mill Holdings, Inc.                                               Debt Securities                            589           140
                                                                        Warrants                                    77            --
------------------------------------------------------------------------------------------------------------------------------------
  PAL Liberty, Inc.                                                     Loan                                       229           229
------------------------------------------------------------------------------------------------------------------------------------
  David Peters                                                          Loan                                       164            55
------------------------------------------------------------------------------------------------------------------------------------
  PIATL Holdings, Inc.                                                  Loan                                        31            31
                                                                        Preferred Stock (276 shares)               160           222
                                                                        Common Stock (24 shares)                    --            --
------------------------------------------------------------------------------------------------------------------------------------
  Pico Products, Inc. (1)                                               Debt Securities                          4,091         4,091
                                                                        Common Stock (208,000 shares)               59            33
                                                                        Warrants                                    --            --
------------------------------------------------------------------------------------------------------------------------------------
  Precision Industries Co.                                              Debt Securities                          9,580         9,580
                                                                        Common Stock (132,507 shares)            1,050         1,616
------------------------------------------------------------------------------------------------------------------------------------
  Progressive International Corporation                                 Debt Securities                          3,680         3,680
                                                                        Preferred Stock (500 shares)               500           500
                                                                        Warrants                                    --            --
------------------------------------------------------------------------------------------------------------------------------------
  Quality Software Products Holdings, PLC (1)                           Common Stock (94,479 shares)               901           557
------------------------------------------------------------------------------------------------------------------------------------
  Radio One of Atlanta, Inc.                                            Loans                                    2,000         2,000
                                                                        Debt Securities                          9,972         9,972
                                                                        Common Stock (1,430 shares)                 --         3,000
------------------------------------------------------------------------------------------------------------------------------------
  Randhawa Brothers Enterprises, Inc.                                   Loan                                       117           117
------------------------------------------------------------------------------------------------------------------------------------
  R.L. Singletary                                                       Loan                                        98            98
------------------------------------------------------------------------------------------------------------------------------------
  Schwinn/GT                                                            Debt Securities                          9,605         9,605
                                                                        Warrants                                   395           395
------------------------------------------------------------------------------------------------------------------------------------
  Seasonal Expressions, Inc.                                            Series A Preferred Stock (1,000 shares)    993           993
------------------------------------------------------------------------------------------------------------------------------------
  Spa Lending Corporation                                               Preferred Stock (28,625 shares)            399           306
                                                                        Common Stock (6,208 shares)                 24            --
------------------------------------------------------------------------------------------------------------------------------------
  SunStates Refrigerated Services, Inc.                                 Loans                                    1,830           341
                                                                        Debt Securities                          2,445           676
------------------------------------------------------------------------------------------------------------------------------------
  Sydran Food Services II, L.P.                                         Debt Securities                         11,881        11,881
                                                                        Options                                     --            --
------------------------------------------------------------------------------------------------------------------------------------

(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.





                                         CONSOLIDATED FINANCIAL STATEMENTS   33
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATED STATEMENT OF INVESTMENTS

                                                                                                                   DECEMBER 31, 1998
  PORTFOLIO COMPANY                                                     INVESTMENT (2)                            COST         VALUE
  (in thousands, except number of shares)
------------------------------------------------------------------------------------------------------------------------------------
  Total Foam, Inc.                                                      Debt Securities                         $1,562          $106
                                                                        Common Stock (910 shares)                   57            --
------------------------------------------------------------------------------------------------------------------------------------
  Unitel, Inc.                                                          Debt Securities                          3,579         3,579
                                                                        Warrants                                   360           360
------------------------------------------------------------------------------------------------------------------------------------
  Vianova Resins GmbH                                                   Debt Securities                          1,812         1,812
                                                                        Warrants                                    --            --
------------------------------------------------------------------------------------------------------------------------------------
  Vidon, Inc.                                                           Loan                                       259           259
------------------------------------------------------------------------------------------------------------------------------------
  William R. Dye                                                        Loan                                       265           265
------------------------------------------------------------------------------------------------------------------------------------
  Williams Brothers Lumber Company                                      Warrants                                    24           322
------------------------------------------------------------------------------------------------------------------------------------
  Wilton Industries, Inc.                                               Loan                                    12,000        12,000
------------------------------------------------------------------------------------------------------------------------------------
  WYCB Acquisition Corporation                                          Loan                                     3,812         3,812
------------------------------------------------------------------------------------------------------------------------------------
  Wyo-Tech Acquisition Corporation                                      Debt Securities                         15,094        15,094
                                                                        Common Stock (99 shares)                   100           100
                                                                        Preferred Stock (100 shares)             3,700         3,700
------------------------------------------------------------------------------------------------------------------------------------
     Total mezzanine loans and debt securities and
          equity interests in portfolio companies (94 investments)                                            $382,488      $388,554
====================================================================================================================================

                                                   INTEREST                                   NUMBER OF
                                                   RATE RANGES                               INVESTMENTS          COST         VALUE
 COMMERCIAL MORTGAGE LOANS
                                                   Up to 6.99%                                     3            $1,327        $1,327
                                                   7.00%-8.99%                                    43           104,872       104,872
                                                   9.00%-10.99%                                  102            69,635        70,076
                                                   11.00%-12.99%                                  31            44,424        44,424
                                                   13.00%-14.99%                                   4            12,362        12,362
                                                   15.00% and above                                1               125           125
------------------------------------------------------------------------------------------------------------------------------------
     Total commercial mortgage loans                                                             184          $232,745      $233,186
====================================================================================================================================

 COMMERCIAL MORTGAGE-BACKED SECURITIES
 Subordinated CMBS                                                                                 1           $32,221       $32,221
 Residual CMBS                                                                                     1            70,771        70,771
 Residual securitization spread                                                                    1            12,182        10,682
------------------------------------------------------------------------------------------------------------------------------------
    Total commercial mortgage-backed securities                                                    3          $115,174      $113,674
====================================================================================================================================

 SMALL BUSINESS ADMINISTRATION 7(a) LOANS
                                                   Up to 6.99%                                    12              $160          $115
                                                   7.00%-8.99%                                    12               134            57
                                                   9.00%-10.99%                                  364            51,925        51,343
                                                   11.00%-12.99%                                  53             5,148         4,592
                                                   13.00%-14.99%                                   5               284           178
                                                   15.00% and above                               --                --            --
------------------------------------------------------------------------------------------------------------------------------------
    Total Small Business Administration 7(a) loans                                               446           $57,651       $56,285
====================================================================================================================================

  Other portfolio assets                                                                           6            $8,331        $8,575
====================================================================================================================================

     Total portfolio at value                                                                    733          $796,389      $800,274
====================================================================================================================================


(1) PUBLIC COMPANY; (2) COMMON STOCK, PREFERRED STOCK, WARRANTS AND EQUITY INTERESTS ARE GENERALLY NON-INCOME PRODUCING AND RESTRICTED.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.






 34    CONSOLIDATED FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. MERGER

On December 31, 1997, Allied Capital Corporation ("Allied I"), Allied Capital Corporation II ("Allied II"), Allied Capital Commercial Corporation ("Allied Commercial"), and Allied Capital Advisers ("Advisers"), merged with and into Allied Capital Lending Corporation ("Allied Lending") (each a "Predecessor Company" and collectively the "Predecessor Companies") pursuant to an Agreement and Plan of Merger, dated as of August 14, 1997, as amended and restated as of September 19, 1997 in a stock-for-stock exchange (the "Merger"). Immediately following the Merger, Allied Lending changed its name to Allied Capital Corporation ("ACC" or the "Company").

          The Merger was treated as a tax-free reorganization under Section 368
(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). For federal income tax purposes, the Predecessor Companies carried forward the historical cost basis of their assets and liabilities to the surviving entity
(ACC). For financial reporting purposes, the Predecessor Companies also carried forward the historical cost basis of their respective assets and liabilities at the time the Merger was effected. The consolidated financial statements reflect the operations of ACC with the years ended December 31, 1997 and 1996 restated as if the Predecessor Companies had merged as of the beginning of the earliest period presented.

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

NOTE 2. ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). The Company has two wholly owned subsidiaries that have also elected to be regulated as BDCs. Allied Investment Corporation is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company ("SBIC"). Allied Investment Corporation is the result of the merger of the Company's two wholly owned SBIC subsidiaries in July 1998 whereby Allied Investment Corporation merged with and into Allied Capital Financial Corporation ("Allied Financial"). Allied Financial then changed its name to Allied Investment Corporation ("Allied Investment"). Allied Capital SBLC Corporation ("Allied SBLC") is licensed by the Small Business Administration ("SBA") as a Small Business Lending Company and is a participant in the SBA
Section 7(a) Guaranteed Loan Program. In addition, the Company has also established a real estate investment trust subsidiary, Allied Capital REIT, Inc. ("Allied REIT"). The Company also has several single-member limited liability companies established primarily to hold real estate properties.

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

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements for the periods presented have been restated to include the accounts of the Predecessor Companies for all periods presented. Transaction fees and expenses related to the Merger were expensed in the fourth quarter of 1997. The consolidated financial statements include the accounts of the Company or its wholly owned or majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1997 and 1996 balances to conform with the 1998 financial statement presentation.

VALUATION OF PORTFOLIO INVESTMENTS. Portfolio assets are carried at fair value as determined by the Board of Directors under the Company's valuation policy.

LOAN AND DEBT SECURITIES. The values of loans and debt securities are considered to be amounts which could be realized in the normal course of business which, generally, anticipates the Company holding the loan to maturity and realizing the face value of the loan. For loans and debt securities, value normally corresponds to cost unless the borrower's condition or external factors lead to a determination of value at a lower amount.

          Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Loan origination fees, original issue discount, and market discount are amortized into interest income using the effective interest method.

EQUITY SECURITIES. Equity interests in portfolio companies for which there is no public market are valued based on various factors including a history of positive cash flow from operations, the market value of comparable publicly traded companies and other pertinent factors, such as recent offers to purchase a portfolio company's securities or other liquidation events. The determined values are generally





                                             NOTES TO FINANCIAL STATEMENTS   35
                                                ALLIED CAPITAL CORPORATION  1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

discounted to account for liquidity issues and minority control positions.

          The Company's equity interests in public companies that carry certain restrictions on sale are typically valued at a discount from the public market value of the security at the balance sheet date. Restricted and unrestricted publicly traded stocks may also be valued at a discount due to the investment size or market liquidity concerns.

COMMERCIAL MORTGAGE-BACKED SECURITIES. Commercial mortgage-backed securities consist of subordinated commercial mortgage-backed securities ("Subordinated CMBS"), residual interest in mortgage securitization ("Residual CMBS") and residual securitization spread.

SUBORDINATED CMBS. The Subordinated CMBS is carried at fair value. The Company recognizes income from Subordinated CMBS using the effective interest method, using the anticipated yield over the projected life of the investment. Changes in estimated yields are due to revisions in estimates of future credit losses, actual losses incurred and actual prepayment speeds. Changes in estimated yield are currently recognized as an adjustment to the estimated yield over the remaining life of the Subordinated CMBS. The Company recognizes unrealized depreciation on its Subordinated CMBS whenever it determines that the value of its Subordinated CMBS is less than the carrying amount.

RESIDUAL CMBS. The Company values its residual interest in securitization and recognizes income using the same accounting policies used for the Subordinated CMBS.

RESIDUAL SECURITIZATION SPREAD (INTEREST-ONLY STRIP). The residual securitization spread is carried at fair value based on the amortized cost of the residual securitization spread and the estimated future cash flows. The Company recognizes income using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

NET REALIZED AND UNREALIZED GAINS. Realized gains or losses are measured by the difference between the net proceeds from the sale and the cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the year, net of recoveries. Unrealized gains or losses reflect the change in portfolio investment values during the reporting period.

DEFERRED FINANCING COSTS. Financing costs are based on actual costs incurred in obtaining financing and are deferred and amortized as part of interest expense over the term of the related debt instrument.

DERIVATIVE FINANCIAL INSTRUMENTS. The Company may use derivative financial instruments to reduce interest rate risk. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

DISTRIBUTIONS TO SHAREHOLDERS. Distributions to shareholders are recorded on the record date.

FEDERAL AND STATE INCOME TAXES. With the exception of Advisers, the Predecessor Companies qualified as regulated investment companies ("RIC") or a real estate investment trust ("REIT"); however, Advisers was a corporation subject to federal and state income taxes. Income tax expense reported on the consolidated statement of operations relates to the operations of Advisers for all periods presented.

          The Company and its wholly owned subsidiaries intend to comply with the requirements of the Code that are applicable to RICs and REITs. The Company and its wholly owned subsidiaries intend to distribute annually all of their taxable income to shareholders; therefore, the Company has made no provision for income taxes.

PER SHARE INFORMATION. Basic earnings per share is calculated using the weighted average number of shares outstanding for the period presented. Diluted earnings per share reflects the potential dilution that could occur if options to issue common stock were exercised into common stock. Earnings per share is computed after subtracting dividends on Preferred Shares.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 4. PORTFOLIO

The Company's lending operations are conducted in three primary areas: mezzanine finance, commercial real estate finance, and SBA Section 7(a) guaranteed lending.





 36    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

          At December 31, 1998 and 1997, approximately 98 percent of the Company's mezzanine loan portfolio was composed of fixed interest rate loans. The weighted average yield (at value) on the mezzanine portfolio at December 31, 1998 and 1997 was 14.6 percent, and 12.6 percent, respectively. At December 31, 1998 and 1997, mezzanine loans and debt securities with a cost basis of $20,977,000 and $13,661,000, respectively, were not accruing interest.

The geographic and industry composition of the mezzanine portfolio at December 31, 1998 and 1997 was as follows:

GEOGRAPHIC REGION               1998            1997
Mid-Atlantic                      28%            29%
Midwest                           27             17
Southeast                         23             27
West                              11             13
International                      7              6
Northeast                          4              8
----------------------------------------------------
   Total                         100%           100%
====================================================

INDUSTRY
Consumer Products
  Manufacturing                   25%            25%
Telecommunications                14              7
Business Services                 11              7
Retail                             9             14
Broadcasting                       9             23
Industrial Products
  Manufacturing                    8              9
Other                             24             15
----------------------------------------------------
   Total                         100%           100%
====================================================

COMMERCIAL REAL ESTATE FINANCE. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from the Resolution Trust Corporation, the Federal Deposit Insurance Corporation and other third party sellers including life insurance companies and banks.

At December 31, 1998 and 1997, approximately 68 percent and 32 percent, and 73 percent and 27 percent of the Company's commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. The weighted average yield (at value) on the real estate portfolio as of December 31, 1998 and 1997 equaled 10.4 percent and 11.4 percent, respectively. As of December 31, 1998 and 1997, loans with a cost basis of $5,443,000 and $11,987,000, respectively, were not accruing interest.

          The geographic composition and the property types securing the commercial mortgage loan portfolio at December 31, 1998 and 1997 was as follows:

GEOGRAPHIC REGION               1998            1997
Mid-Atlantic                      36%            38%
Southeast                         23             14
West                              22             18
Midwest                           13             18
Northeast                          6             12
----------------------------------------------------
   Total                         100%           100%
====================================================

PROPERTY TYPE
Hospitality                       42%            34%
Office                            29             32
Retail                            14             17
Recreation                         5              4
Other                             10             13
----------------------------------------------------
   Total                         100%           100%
====================================================

COMMERCIAL MORTGAGE-BACKED SECURITIES. In December 1998, the Company purchased $67 million of Subordinated Commercial Mortgage Backed Securities ("Subordinated CMBS") for $32 million. The bonds owned by the Company of non-investment grade and unrated tranches are junior in priority for payment of principal to the more senior tranches of the related commercial securitization. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the subordinate tranche will bear this loss first.





                                             NOTES TO FINANCIAL STATEMENTS   37
                                                ALLIED CAPITAL CORPORATION  1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          As of December 31, 1998, the estimated yield to maturity on the Subordinated CMBS was approximately 15 percent. The Company's estimated returns on its Subordinated CMBS are based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the Subordinated CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity, will be achieved.

          On January 30, 1998, the Company in conjunction with Business Mortgage Investors, Inc. ("BMI"), a private REIT managed by the Company, completed a $310 million asset securitization, whereby bonds totaling $239 million were sold in three classes rated "AAA", "AA" and "A" by Standard & Poor's Rating Services and Fitch IBCA, Inc. in a private placement. The three bond classes sold had an aggregate weighted average interest rate of approximately 6.38 percent.

          To effect the securitization, the Company and BMI sold a pool of 97 commercial mortgage loans totaling $310 million to a special purpose, bankruptcy remote entity which transferred the assets to a trust which issued the bonds. The Company contributed approximately 95%, or $295 million, of the total assets securitized, and received cash proceeds, net of costs of approximately $223 million. The Company retained a trust certificate for its residual interest (the "Residual CMBS") in the loan pool sold, and will receive interest income from this Residual CMBS as well as the net spread of the interest earned on the loans sold less the interest paid on the bonds over the life of the bonds (the "Residual Securitization Spread").

          The Company accounted for the securitization in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result, the Company recorded a gain of $14.8 million net of the costs of the securitization and the cost of settlement of interest rate swaps. The gain arises from the difference between the carrying amount of the loans and the fair market value of the assets received (i.e., cash, Residual Securitization Spread, Residual CMBS and a servicing asset). As of December 31, 1998, the mortgage loan pool had an approximate weighted average stated interest rate of
9.4 percent. The value of the Residual CMBS was determined using a discount rate equal to the average interest rate of the underlying mortgage loans. The value of the Residual Securitization Spread was determined based on a constant prepayment rate of 7 percent and a discount rate of 12 percent.

SBA SECTION 7(a) GUARANTEED LENDING. The Company, through its wholly owned subsidiary, Allied SBLC, participates in the SBA's Section 7(a) Guaranteed Loan Program ("7(a) loans").

          Pursuant to Section 7(a) of the Small Business Act of 1958, the SBA will guarantee 80 percent of any qualified loan up to $100,000 regardless of maturity, and 75 percent of any such loan over $100,000 regardless of maturity, to a maximum guarantee of $750,000 for any one borrower. SBA regulations define qualified small businesses generally as businesses with no more than $5 million in annual sales or no more than 500 employees.

          The Company charges interest on the 7(a) loans at a variable rate, typically 1.75 percent to 2.75 percent above the prime rate, as published in The Wall Street Journal or other financial newspaper, adjusted monthly. All loans are payable in equal monthly installments of principal and interest from the date on which the loan was made to its maturity. At December 31, 1998 and 1997, approximately 96 percent and 92 percent of the Company's portfolio of 7(a) loans were variable interest rate loans.

          As permitted by SBA regulations, the Company sells to investors, without recourse, the guaranteed portion of its loans while retaining the right to service 100 percent of such loans.

          As of December 31, 1998 and 1997, 7(a) loans with a cost basis of $11,227,000 and $4,346,000, respectively, were not accruing interest.

          The geographic and industry composition of the SBA 7(a) portfolio at December 31, 1998 and 1997 was as follows:

GEOGRAPHIC REGION               1998           1997
Midwest                         34%             36%
Mid-Atlantic                    29              29
Southeast                       16              18
West                            14               7
Northeast                        7              10
---------------------------------------------------
   Total                       100%            100%
===================================================

INDUSTRY
Retail                          41%             37%
Hospitality                     30              26
Consumer Services                6               4
Consumer Products
   Manufacturing                 6               7
Business Services                4               6
Broadcasting                     4               8
Other                            9              12
---------------------------------------------------
   Total                       100%            100%
===================================================





 38    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. DEBT

At December 31, 1998 and 1997, the Company had the following credit facilities:

                                                                         1998                            1997
                                                                 FACILITY      AMOUNT            FACILITY     AMOUNT
(IN THOUSANDS)                                                    AMOUNT       DRAWN              AMOUNT      DRAWN
Debentures and notes payable:
    Master loan and security agreement                          $250,000       $6,000           $250,000     $23,116
    Unsecured long-term notes payable                            180,000      180,000                 --          --
    SBA debentures                                                74,650       47,650             54,300      54,300
    OPIC loan                                                      5,700        5,700             20,000       8,700
    Master repurchase agreement                                  250,000           --            250,000     202,705
    Senior note payable                                               --           --             20,000      20,000
=====================================================================================================================
       Total debentures and notes payable                        760,350      239,350            594,300     308,821
=====================================================================================================================

Revolving lines of credit                                        200,000       95,000             80,000      38,842
=====================================================================================================================

       Total Debt                                               $960,350     $334,350           $674,300    $347,663
=====================================================================================================================

MASTER LOAN AND SECURITY AGREEMENT. The Company, and BMI, established a facility to borrow up to $250,000,000, of which $100,000,000 is committed, using commercial mortgage loans as collateral under the agreement. The Company pledges commercial mortgage loans as collateral for the facility such that the amount borrowed is approximately equal to 80 percent to 90 percent of the value of the collateral pledged. The agreement generally requires interest only payments with all principal due at maturity. Principal may be repaid at any time without penalty. The agreement bears interest at the one-month London Inter Bank Offer Rate ("LIBOR") plus 1.0 percent, or 6.6 percent and 6.7 percent, at December 31, 1998 and 1997, respectively. Average debt outstanding, maximum amount borrowed, and weighted average interest rate charged on this facility for the years ended December 31, 1998 and 1997 were $21,932,000 and $17,899,000; $56,000,000 and $23,116,000; and 6.5 percent and 6.7 percent;
respectively. The agreement matures on October 7, 1999.

UNSECURED LONG-TERM NOTES PAYABLE. In June 1998 the Company issued three classes of unsecured long-term notes held by private institutional investors. The notes have terms of 5 or 7 years with an aggregate principal balance of $180,000,000. The weighted average interest rate on the notes is 7.2 percent and interest only is payable semi-annually until maturity. The notes may be prepaid in whole or in part together with an interest premium as stipulated in the note agreement.

SBA DEBENTURES. At December 31, 1998 and 1997, the Company had drawn debentures totaling $47,650,000 and $54,300,000, respectively, payable to the SBA at interest rates ranging from 6.9 percent to 9.6 percent. Scheduled maturity dates are as follows: 1999 - $0; 2000 - $17,300,000; 2001 - $9,350,000; 2002 -
$0; 2003 - $0; and $21,000,000 thereafter. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to maturity.

OVERSEAS PRIVATE INVESTMENT CORPORATION (OPIC) LOAN. The Company has a loan agreement with OPIC to provide financing for international projects involving qualifying U.S. small businesses. Loans under this agreement bear interest at the U.S. Treasury rate plus 0.5 percent for the applicable period of the borrowing, or 6.6 percent and 6.8 percent at December 31,1998 and 1997, respectively. In addition, OPIC is entitled to receive from the Company a contingent fee at maturity of the loan equal to 5 percent of the return generated by the OPIC-related investments in excess of 7 percent. There are no required principal payments until the OPIC loans mature in January 2006.

MASTER REPURCHASE AGREEMENT. The Company and BMI can borrow up to $250,000,000, of which $100,000,000 is committed, through repurchase agreements using commercial mortgage loans as collateral. The Company pledges commercial mortgage loans as collateral for the facility such that the amount borrowed is approximately equal to 80 percent to 90 percent of the value of the collateral pledged. The terms of the master repurchase agreement require interest only payments with all principal due at maturity. Principal may be repaid at any time without penalty. The master repurchase agreement bears interest at the one-month





                                             NOTES TO FINANCIAL STATEMETNS   39
                                                ALLIED CAPITAL CORPORATION  1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LIBOR plus 1.13 percent, or 6.8 percent at December 31, 1998 and 1997. Average debt outstanding, maximum amount borrowed, and weighted average interest rate charged on the master repurchase agreement for the years ended December 31, 1998 and 1997 were $16,927,000 and $166,362,000; and $202,705,000 and
$209,591,000; and 6.8 percent and 6.6 percent; respectively. The master repurchase agreement matured on January 31, 1999, and was not renewed by the Company.

SENIOR NOTE PAYABLE. At December 31, 1997, the Company had a $20,000,000 unsecured senior note payable to an insurance company with an interest rate of
9.15 percent, payable semi-annually.The note  was paid-off in June 1998.

REVOLVING LINES OF CREDIT. Subsequent to the Merger, the Company repaid all of its previous unsecured revolving lines of credit and entered into a new $200,000,000 unsecured revolving line of credit. The new facility bears interest at LIBOR plus 1.25 percent, or 6.9 percent at December 31, 1998, and requires a commitment fee equal to 0.2 percent of the committed amount, and a facility fee equal to 0.15 percent of the initial commitment. The new line expires June 30, 1999. The line of credit requires monthly payments of interest and all principal is due upon its expiration.

     The average debt outstanding on the revolving lines were $51,904,000 and $30,033,000 for the years ended December 31, 1998 and 1997, respectively. The maximum amount borrowed under these facilities and the weighted average interest rate for the years ended December 31, 1998 and 1997 were $105,000,000 and $45,759,000, and 6.8 percent and 8.1 percent, respectively.

     The Company has plans to increase the capacity of its revolving line of credit in 1999, as well as extend the maturity date. The Company is currently negotiating with its lenders in order to accomplish these changes.

NOTE 6. INCOME TAXES

For the years ended December 31, 1998, 1997 and 1996, the Company's effective tax rate was 1.0 percent, 2.3 percent and 3.5 percent, respectively.

     For the year ended December 31, 1998, the Company incurred income tax expense of $787,000 which resulted from the realization of a taxable net built-in gain associated with property owned by Advisers prior to the Merger.

     For the years ended December 31, 1997 and 1996, the Company's income subject to federal and state taxes related to the income generated by the pre-Merger operations of Advisers. The income generated by the other Predecessor Companies is not subject to federal and state income taxes because these companies qualified as regulated investment companies or a real estate investment trust.

NOTE 7. PREFERRED STOCK

Allied Investment has outstanding a total of 60,000 shares of $100 par value, 3 percent cumulative preferred stock and 10,000 shares of $100 par value, 4 percent redeemable cumulative preferred stock issued to the SBA pursuant to
Section 303(c) of the Small Business Investment Act of 1958, as amended. The 3 percent cumulative preferred stock does not have a required redemption date. Allied Investment has the option to redeem in whole or in part the preferred stock by paying the SBA the par value of such securities and any dividends accumulated and unpaid to the date of redemption. The 4 percent redeemable cumulative preferred stock has a required redemption date of June 4, 2005.

NOTE 8. SHAREHOLDERS' EQUITY

In 1998, the Company sold 3,565,000 shares of its common stock through an underwriter for net proceeds of $56,776,000, after costs of $3,384,000 which included a 5.0 percent fee paid to the underwriter. In 1998, the Company also sold 801,959 shares of its common stock to an institutional investor in two transactions. The net proceeds from the transactions were $12,899,000, after costs of $677,000 which included a weighted average discount of 4.0 percent.

          In 1996, the Company completed two non-transferable subscription rights offerings to common shareholders. The Company issued 1,433,414 shares of common stock pursuant to these offerings raising net proceeds to the Company of $17,147,000, after costs including a 2.5 percent fee paid to eligible broker/dealers.

          In 1996, the Company also sold 400,000 shares of its common stock through an underwriter for net proceeds of $5,218,000.

          The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sales prices reported for the Company's common stock for the five days on which trading in the shares takes place immediately prior to the dividend payment date. For the years ended December 31, 1998 , 1997 and 1996 the Company issued 241,482, 550,971 and 913,206 shares, respectively, at an average price per share of $20.35, $15.67 and $13.13, respectively.





 40    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EARNINGS PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                                        PER
                                                                                                             COMMON
                                                                                                              SHARE
1998                                                               INCOME                 SHARES             AMOUNT
Net increase in net assets resulting from operations              $78,078
Less: Preferred stock dividends                                      (230)
                                                                  -------
Income available to common shareholders                           $77,848
                                                                  =======
BASIC EARNINGS PER COMMON SHARE                                                           51,941              $1.50
                                                                                                              =====
Options outstanding to officers                                                               33
                                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                                         51,974              $1.50
                                                                                          ======              =====

1997
Net increase in net assets resulting from operations              $61,304
Less: Preferred stock dividends                                      (220)
                                                                  -------
Income available to common shareholders                           $61,084
                                                                  =======
BASIC EARNINGS PER COMMON SHARE                                                           49,218              $1.24
                                                                                                              =====
Options outstanding to officers                                                               33
                                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                                         49,251              $1.24
                                                                                          ======              =====

1996
Net increase in net assets resulting from operations              $54,947
Less: Preferred stock dividends                                      (220)
                                                                  -------
Income available to common shareholders                           $54,727
                                                                  =======

BASIC EARNINGS PER COMMON SHARE                                                           46,172              $1.19
Options outstanding to officers                                                              561              =====
                                                                                          ------
DILUTED EARNINGS PER COMMON SHARE                                                         46,733              $1.17
                                                                                          ======              =====

NOTE 10.  EMPLOYEE STOCK OWNERSHIP PLAN
          AND DEFERRED COMPENSATION PLAN

The Company has an employee stock ownership plan ("ESOP"). Pursuant to the ESOP, the Company is obligated to contribute 5 percent of each eligible participant's total cash compensation for the year to a plan account on the participant's behalf, which vests over a two-year period. ESOP contributions are used to purchase shares of the Company's common stock.

          As of December 31, 1998 and 1997, the ESOP held 282,500 shares and 433,047 shares, respectively, of the Company's common stock, all of which had been allocated to participants' accounts. The plan is funded annually and the total ESOP contribution expense for the years ended December 31, 1998, 1997, and 1996 was $489,000, $351,000 and $1,018,000, respectively, net of forfeitures of $4,000, $0 and $36,000, respectively.

          The Company also has a deferred compensation plan (the "DC Plan"). Eligible participants in the DC Plan may elect to defer some of their compensation and have such compensation credited to a participant account. All amounts credited to a participant's account shall be credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company's general creditors. Amounts credited to participants under the DC Plan are at all times 100 percent vested and non-forfeitable except for amounts credited to participants' accounts related to the Formula Award (see Note 12). A participant's account shall become distributable upon his or her separation from service, retirement, disability, death, or at a future determined date. All DC Plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company's insolvency. Amounts deferred by participants under the DC Plan are funded to a trust, the trustee of which administers the DC Plan on behalf of the Company.

NOTE 11. STOCK OPTION PLAN

In conjunction with the Merger, all stock option plans that existed for Allied Lending and the Predecessor Companies before the Merger ("Old Plans") were cancelled on December 31, 1997, and at a special meeting of shareholders on November 26, 1997, the Company's shareholders approved a new stock option plan ("ACC Plan") for the Company to be effected post-Merger.

THE ACC PLAN. The purpose of the ACC Plan is to provide officers and non-officer directors of the Company with additional incentives. Options may be granted from time to time on up to 6,250,000 shares, which represents approximately 11 percent of the outstanding shares as of December 31, 1998.





                                             NOTES TO FINANCIAL STATEMENTS    41
                                                ALLIED CAPITAL CORPORATION  1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Options are exercisable at a price equal to the fair market value of the shares on the day the option is granted. Each option states the period or periods of time within which the option may be exercised by the optionee, which may not exceed ten years from the date the option is granted.

          All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of the Company for any cause other than death or total and permanent disability. If an optionee dies or becomes totally and permanently disabled before expiration of the options without fully exercising them, he or she or the executors or administrators or legatees or distributees of the estate shall, as may be provided at the time of the grant, have the right, within one year after the optionee's death or total and permanent disability, to exercise the options in whole or in part before the expiration of their term. In the event of a change of control of the Company, all outstanding options will become fully vested and exercisable as of the change of control. For the year ended December 31, 1998, the Company's compensation committee granted a total of 5,189,944 options to officers of the Company under the ACC Plan. The options awarded to officers were generally non-qualified stock options that vest over a five-year period from the grant date. The stock options have been granted at the market price on the date of grant with a weighted average exercise price equal to $20.14 per share. At December 31, 1998, options for 1,465,768 shares were vested. Options were exercised for 10,408 shares, and options were canceled for 65,638 shares during the year ended December 31, 1998.

OLD PLAN ACTIVITY. During 1997 and 1996, the Predecessor Companies granted 1,474,000 and 866,000 options, respectively, under the Old Plans at exercise prices ranging from $9.53 to $22.58 per share. Total shares issued pursuant to the exercise of stock options totaled 2,395,000 and 1,051,000 during 1997 and 1996, respectively.

NOTES RECEIVABLE FROM THE SALE OF COMMON STOCK. The Company provides loans to officers for the exercise of options. The loans have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders' equity. For the years ended December 31, 1998, 1997 and 1996, the Company had outstanding loans to officers of $23,735,000, $29,611,000 and $15,491,000, respectively. Officers with outstanding loans repaid principal of $5,591,000, $6,534,000, and $2,199,000 for the years ended December 31, 1998,
1997 and 1996, respectively. The Company recognized interest income from these loans of $1,600,000, $1,031,000 and $529,000, respectively, during these same periods.

          The Company accounts for its stock options as required by the Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123 "Accounting for Stock Based Compensation," the Company's net increase in net assets resulting from operations and basic and diluted earnings per common share would have been reduced to the following pro forma amounts:

                                                                                       FOR THE YEARS ENDED DECEMBER 31,
(in thousands, except per share amounts)                                    1998                1997              1996
Net increase in net assets resulting from operations:
   As reported                                                           $78,078             $61,304           $54,947
   Pro forma                                                             $72,684             $60,656           $53,372
Basic earnings per common share:
   As reported                                                             $1.50               $1.24             $1.19
   Pro forma                                                               $1.39               $1.23             $1.16
Diluted earnings per common share:
   As reported                                                             $1.50               $1.24             $1.17
   Pro forma                                                               $1.39               $1.23             $1.14

    Pro forma expenses are based on the underlying value of the options granted by the Company and the Predecessor Companies. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model.





 42    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. CUT-OFF AWARD AND FORMULA AWARD

The Predecessor Companies' existing stock option plans were canceled and the Company established a cut-off dollar amount for all existing, but unvested options as of the date of the Merger (the "Cut-off Award"). The Cut-off Award is computed for each unvested option as of the Merger date. The Cut-off Award is equal to the difference between the market price on August 14, 1997 (the Merger announcement date) of the shares of stock underlying the option less the exercise price of the option. The Cut-off Award is payable for each unvested option upon the future vesting date of that option. The Cut-off Award was designed to cap the appreciated value in unvested options at the Merger announcement date, in order to set the foundation to balance option awards upon the Merger. The Cut-off Award approximates $2.9 million in the aggregate and is expensed as the Cut-off Award vests. For the year ended December 31, 1998, $807,000 of the Cut-off Award vested.

    The Formula Award was established to compensate employees from the point when their unvested options would cease to appreciate in value (the Merger announcement date), up until the time at which they would be able to receive option awards in ACC post-Merger. In the aggregate, the Formula Award equaled 6 percent of the difference between an amount equal to the combined aggregated market capitalizations of the Predecessor Companies as of the close of the market on the day before the Merger date (December 30, 1997), less an amount equal to the combined aggregate market capitalizations of Allied Lending and the Predecessor Companies as of the close of the market on the Merger announcement date. Advisers' compensation committee allocated the Formula Award to individual officers on December 30, 1997. The amount of the Formula Award as computed at December 30, 1997 was $18,994,000. This amount was contributed to the Company's deferred compensation trust under the DC Plan (see Note10) and was used to purchase shares of the Company's stock (included in common stock held in deferred compensation trust). The Formula Award vests equally in three installments on December 31, 1998, 1999 and 2000; provided, however, that such Formula Award vests immediately upon a change in control of the Company. The Formula Award will be expensed in each year in which it vests. For the year ended December 31, 1998, $6,242,000 was expensed as a result of the Formula Award. Vested Formula Awards are distributable to recipients at the Company's discretion, however, sale of the Company's stock by the recipients is restricted. Unvested Formula Awards are forfeited upon a recipient's separation from service and the related Company stock is retired. During 1998, $270,000 of the Formula Award was forfeited.

    On January 4, 1999, the Company distributed shares of the Company's common stock with a value of $4,062,000 representing the portion of the Formula Award that vested on December 31, 1998.





                                             NOTES TO FINANCIAL STATEMENTS   43
                                                ALLIED CAPITAL CORPORATION  1998

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 1998, 1997 and 1996, the Company declared the following distributions:

                                                             1998                        1997                       1996
                                                     TOTAL         TOTAL PER      TOTAL       TOTAL PER      TOTAL       TOTAL PER
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            AMOUNT             SHARE     AMOUNT           SHARE     AMOUNT           SHARE
First quarter                                      $18,025             $0.35    $14,347           $0.30    $11,158           $0.25
Second quarter                                      17,966              0.35     14,795            0.30     11,911            0.26
Third quarter                                       17,976              0.35     15,548            0.31     12,743            0.27
Fourth quarter                                      19,444              0.35     31,022            0.61     13,678            0.29
Annual extra distribution                            1,676              0.03      1,118            0.02      7,908            0.16
Special undistributed earnings distribution             --                --      8,848            0.17         --              --
==================================================================================================================================

Total distributions to common shareholders         $75,087             $1.43    $85,678           $1.71    $57,398           $1.23
==================================================================================================================================

For income tax purposes, distributions for 1998, 1997 and 1996 were comprised of the following:

                                                                 1998                        1997                       1996
                                                     TOTAL         TOTAL PER      TOTAL       TOTAL PER      TOTAL       TOTAL PER
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            AMOUNT             SHARE     AMOUNT           SHARE     AMOUNT           SHARE
Ordinary income                                    $49,397             $0.94    $39,356           $0.79    $41,563           $0.89
Long-term capital gains                             25,690              0.49     31,037            0.62     15,835            0.34
Return of capital (tax)                                 --                --      6,437            0.13         --              --
----------------------------------------------------------------------------------------------------------------------------------

Total distributions before special distribution     75,087              1.43     76,830            1.54     57,398            1.23
==================================================================================================================================

Special undistributed earnings distribution             --                --      8,848            0.17         --              --
----------------------------------------------------------------------------------------------------------------------------------

Total distributions to common shareholders         $75,087             $1.43    $85,678           $1.71    $57,398           $1.23
==================================================================================================================================

The following table summarizes the differences between financial statement net income and taxable income for the years ended December 31, 1998, 1997 and 1996:

(IN THOUSANDS)                                                                1998                    1997                  1996
Financial statement net income                                             $78,078                 $61,304               $54,947
Adjustments:
  Net unrealized (gains) losses                                             (1,079)                 (7,209)                7,412
  Amortization of discount                                                   2,207                  (1,124)               (2,779)
  Net gain on securitization of commercial mortgage loans                  (14,812)                     --                    --
  Interest income from securitized commercial mortgage loans                 4,910                      --                    --
  Gains from disposition of portfolio assets                                 1,177                  17,890                   874
  Expenses not deductible for tax:
      Merger expenses                                                           --                   5,159                    --
      Formula award                                                          6,242                      --                    --
      Other                                                                  1,393                     853                 2,306
  Other                                                                     (3,029)                 (9,050)               (1,372)
  Income tax expense                                                            --                   1,444                 1,945
--------------------------------------------------------------------------------------------------------------------------------

Taxable income                                                             $75,087                 $69,267               $63,333
================================================================================================================================





 44    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. CONCENTRATIONS OF CREDIT RISK

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit. At December 31, 1998 and 1997, cash and cash equivalents consisted of the following:

(IN THOUSANDS)                        1998          1997
Cash and cash equivalents          $31,833       $76,791
Less escrows held                   (6,758)       (6,354)
--------------------------------------------------------
  Total                            $25,075       $70,437
========================================================

NOTE 15. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During 1998, 1997 and 1996, the Company paid $21,708,000, $26,874,000 and
$21,391,000, respectively, for interest and income taxes. During 1998, 1997 and 1996, the Company's non-cash financing activities totaled $6,237,000, $48,207,000 and $22,361,000, respectively, related primarily to common stock issuances resulting from stock option exercises and dividend reinvestment shares issued. During 1998, 1997 and 1996, the Company's non-cash investing activities totaled $1,265,000, $12,022,000 and $2,004,000 respectively.

NOTE 16. SELECTED QUARTERLY DATA (UNAUDITED)


                                                                                             1998
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                              QTR 1       QTR 2            QTR 3        QTR 4
Total interest and related portfolio income                         $36,897     $21,321          $22,546      $25,974
Portfolio income before realized and unrealized gains               $24,920      $9,148           $9,401      $11,776
Net increase in net assets resulting from operations                $32,065     $14,476          $14,906      $16,631
Basic earnings per common share                                       $0.62       $0.28            $0.29        $0.31
Diluted earnings per common share                                     $0.61       $0.28            $0.29        $0.31

                                                                                             1997
                                                                      QTR 1       QTR 2            QTR 3        QTR 4
Total interest and related portfolio income                         $21,399     $24,911          $25,111      $25,984
Portfolio income before realized and unrealized gains               $11,968     $14,095          $12,093      $ 7,910
Net increase in net assets resulting from operations                $12,646     $18,296          $17,146      $13,216
Basic earnings per common share                                       $0.27       $0.37            $0.35        $0.25
Diluted earnings per common share                                     $0.27       $0.37            $0.35        $0.25





                                             NOTES TO FINANCIAL STATEMENTS   45
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATING BALANCE SHEET

                                                                                                                  DECEMBER 31, 1998
                                                                         ALLIED       ALLIED                           CONSOLIDATED
(in thousands)                                                 ACC   INVESTMENT         SBLC      OTHERS    ELIMINATIONS      TOTAL
ASSETS
 Portfolio at value:
  Mezzanine loans and debt securities                     $264,968      $74,195     $     --    $     --        $     --   $339,163
  Commercial mortgage loans                                206,463           --           --      26,723              --    233,186
  Commercial mortgage-backed securities                     32,221           --           --      81,453              --    113,674
  Small Business Administration 7(a) loans                      --           --       56,285          --              --     56,285
  Equity interests in portfolio companies                   27,641       21,750           --          --              --     49,391
  Investments in subsidiaries                              159,945           --           --        (335)       (159,610)        --
  Other portfolio assets                                       277           --           50       8,248              --      8,575
-----------------------------------------------------------------------------------------------------------------------------------
     Total portfolio at value                              691,515       95,945       56,335     116,089        (159,610)   800,274
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                    5,308       15,068        2,776       1,923              --     25,075
Intercompany notes and receivables                          90,194        1,824           90          --         (92,108)        --
Other assets                                                16,822        1,932        9,360       2,734            (118)    30,730
-----------------------------------------------------------------------------------------------------------------------------------
     Total assets                                         $803,839     $114,769      $68,561    $120,746       $(251,836)  $856,079
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
  Debentures and notes payable                            $191,700    $  47,650    $      -- $        --    $         --   $239,350
  Revolving lines of credit                                 95,000           --           --          --              --     95,000
  Accounts payable and other liabilities                    25,003          858        1,655         396              --     27,912
  Dividends and distributions payable                        1,700        5,085        5,594          --         (10,679)     1,700
  Intercompany notes and payables                            5,319           98       46,116      30,001         (81,534)        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                           318,722       53,691       53,365      30,397         (92,213)   363,962
-----------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies
Preferred stock issued to Small Business Administration         --        7,000           --          --              --      7,000

 Shareholders' equity:
  Common stock                                                   6           --           --           1              (1)         6
  Additional paid-in capital                               526,824       38,604       17,563      82,294        (138,461)   526,824
  Common stock held in deferred compensation trust         (19,431)          --           --          --              --    (19,431)
  Notes receivable from sale of common stock               (23,735)          --           --          --              --    (23,735)
  Net unrealized appreciation (depreciation) on portfolio    2,380        1,486       (2,072)     (1,503)          2,089      2,380
  Undistributed (distributions in excess of) earnings         (927)      13,988         (295)      9,557         (23,250)      (927)
-----------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                            485,117       54,078       15,196      90,349        (159,623)   485,117
-----------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity           $803,839     $114,769      $68,561    $120,746       $(251,836)  $856,079
===================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.




 46    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

CONSOLIDATING STATEMENT OF OPERATIONS

                                                                                               FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                                ALLIED   ALLIED                        CONSOLIDATED
(in thousands)                                                        ACC   INVESTMENT     SBLC     OTHERS   ELIMINATIONS     TOTAL
INTEREST AND RELATED PORTFOLIO INCOME
  Interest                                                        $51,247      $11,836   $6,257    $10,581    $        --   $79,921
  Intercompany interest income                                      4,846           --       --         --         (4,846)       --
  Net premiums from loan dispositions                               2,920          240    2,789         --             --     5,949
  Net gain on securitization of commercial mortgage loans              --           --       --     14,812             --    14,812
  Income from investments in wholly owned subsidiaries             48,873           --       --         --        (48,873)       --
  Investment advisory fees and other income                         4,343            9      837        867             --     6,056
-----------------------------------------------------------------------------------------------------------------------------------
     Total interest and related portfolio income                  112,229       12,085    9,883     26,260        (53,719)  106,738
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Interest on indebtedness                                         15,092        4,651      711        240             --    20,694
  Intercompany interest on indebtedness                                --          503    2,693      1,643         (4,839)       --
  Salaries and employee benefits                                   11,829           --       --         --             --    11,829
  General and administrative                                        9,417          437      944      1,123             --    11,921
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                      36,338        5,591    4,348      3,006         (4,839)   44,444
-----------------------------------------------------------------------------------------------------------------------------------
  Formula and cut-off awards                                        7,049           --       --         --             --     7,049
-----------------------------------------------------------------------------------------------------------------------------------
Portfolio income before realized and unrealized gains (losses)     68,842        6,494    5,535     23,254        (48,880)   55,245
-----------------------------------------------------------------------------------------------------------------------------------

NET REALIZED AND UNREALIZED GAINS
  Net realized gains (losses)                                       8,156       10,407      (39)     4,017             --    22,541
  Net unrealized gains (losses)                                       956       (3,502)  (1,679)    (1,377)         6,681     1,079
-----------------------------------------------------------------------------------------------------------------------------------
     Total net realized and unrealized gains (losses)               9,112        6,905   (1,718)     2,640          6,681    23,620
===================================================================================================================================

Income before minority interests and income taxes                  77,954       13,399    3,817     25,894        (42,199)   78,865
-----------------------------------------------------------------------------------------------------------------------------------

Minority interests                                                     --           --       --         --             --        --
Income tax expense                                                     --           --       --        787             --       787
-----------------------------------------------------------------------------------------------------------------------------------

Net increase in net assets resulting from operations              $77,954      $13,399   $3,817    $25,107       $(42,199)  $78,078
===================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.






                                             NOTES TO FINANCIAL STATEMENTS   47
                                                ALLIED CAPITAL CORPORATION  1998

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                                                FOR THE YEAR ENDED DECEMBER 31, 1998
                                                                              ALLIED     ALLIED                         CONSOLIDATED
(in thousands)                                                       ACC  INVESTMENT       SBLC    OTHERS   ELIMINATIONS      TOTAL
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations             $77,954    $ 13,399     $3,817   $25,107       $(42,199)  $ 78,078
Adjustments
  Net unrealized (gains) losses                                     (956)      3,502      1,679     1,377         (6,681)    (1,079)
  Net gain on securitization of commercial mortgage loans             --          --         --   (14,812)            --    (14,812)
  Depreciation and amortization                                      702          --         --        --             --        702
  Amortization of loan discounts and fees                         (4,741)       (583)      (708)       --             --     (6,032)
  Changes in other assets and liabilities                          3,267         908     (2,329)   10,152             --     11,998
-----------------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                   76,226      17,226      2,459    21,824        (48,880)    68,855
===================================================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
  Investments in small business concerns                        (426,797)    (18,870)   (57,725)  (25,333)         4,195   (524,530)
  Collections of investment principal                            112,535      21,210      4,183       153             --    138,081
  Proceeds from loan sales                                        44,063          --     36,950        --             --     81,013
  Proceeds from securitization of commercial mortgage loans      223,401          --         --        --             --    223,401
  Net (purchase) redemption of U.S. government securities             --      11,091         --        --             --     11,091
  Collections (advances) under intercompany notes                (42,170)    (19,756)    34,468    27,468             --         --
  Collections of notes receivable from sale of common stock        5,591          --         --        --             --      5,591
  Other investing activities                                      (2,539)         --         --        --             --     (2,539)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash (used in ) provided by investing activities        (85,916)     (6,325)    17,866     2,288          4,195    (67,892)
===================================================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock                                            69,896          --         --        --             --     69,896
  Purchase of common stock by deferred
     compensation trust                                          (19,431)         --         --        --             --    (19,431)
  Purchase of common stock of subsidiaries                        (5,000)         --      5,000        --             --         --
  Common dividends and distributions paid                        (69,536)         --         --        --             --    (69,536)
  Special undistributed earnings distribution paid                (8,848)         --         --        --             --     (8,848)
  Dividends paid to parent company                                    --     (22,204)    (5,594)  (16,887)        44,685         --
  Preferred stock dividends                                           --        (450)        --        --             --       (450)
  Net payments on debentures and notes payable                   (53,871)    (15,600)        --        --             --    (69,471)
  Net borrowings under revolving lines of credit                  74,706          --    (18,548)       --             --     56,158
  Other financing activities                                       1,124          --         --    (5,767)            --     (4,643)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                       (10,960)    (38,254)   (19,142)  (22,654)        44,685    (46,325)
===================================================================================================================================

Net (decrease) increase in cash and cash equivalents            $(20,650)   $(27,353)   $ 1,183  $  1,458    $        --   $(45,362)
===================================================================================================================================

Cash and cash equivalents at beginning of year                  $ 25,958    $ 42,421     $1,593  $    465    $        --   $ 70,437
===================================================================================================================================

Cash and cash equivalents at end of year                        $  5,308    $ 15,068     $2,776  $  1,923    $        --   $ 25,075
===================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.



 48    NOTES TO FINANCIAL STATEMENTS
1998   ALLIED CAPITAL CORPORATION

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Allied Capital Corporation and Subsidiaries:

We have audited the consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 1998 and 1997, including the consolidated statement of investments as of December 31, 1998, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements and supplementary consolidating financial information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and supplementary consolidating financial information referred to below based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. These procedures included physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.

As discussed in Note 3, the consolidated financial statements include investments valued at $800,274,000 as of December 31, 1998 and $697,021,000 as of December 31, 1997, (93 percent and 86 percent, respectively, of total assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the board of directors in arriving at its estimate of value of such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, the board of directors' estimate of values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

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

/s/ ARTHUR ANDERSEN LLP

Vienna, Virginia
February 18, 1999





                                                          AUDITOR'S REPORT   49
                                                ALLIED CAPITAL CORPORATION  1998

BOARD OF DIRECTORS AND MANAGEMENT

DIRECTORS

(1) EXECUTIVE COMMITTEE
(2) NOMINATING COMMITTEE
(3) COMPENSATION COMMITTEE
(4) AUDIT COMMITTEE

WILLIAM L. WALTON (1,2)
Chairman and Chief Executive Officer, Allied Capital Corporation

GEORGE C. WILLIAMS, JR. (1)
Chairman Emeritus, Allied Capital Corporation

BROOKS H. BROWNE (3,4)
President, Environmental Enterprises Assistance Fund

JOHN D. FIRESTONE (3)
Partner, Secor Group

ANTHONY T. GARCIA (3)
General Manager, Breen Capital Group

LAWRENCE I. HEBERT (2)
Director and President, Perpetual Corporation

JOHN I. LEAHY (1,4)
President, Management and Marketing Associates

ROBERT E. LONG (1,3)
Managing Director, Goodwyn & Long Investment Management, Inc.

WARREN K.MONTOURI (1)
Partner, Montouri & Roberson

GUY T. STEUART, II (2,4)
Director and President, Steuart Investment Corporation

T. MURRAY TOOMEY, ESQ. (2)
Attorney at Law

LAURA W. VAN ROIJEN (2)
Private Real Estate Investor

EXECUTIVE MANAGEMENT

WILLIAM L. WALTON
Chairman and Chief Executive Officer

GEORGE C. WILLIAMS, JR.
Chairman Emeritus

PHILIP A. MCNEILL
Managing Director

JOHN M. SCHEURER
Managing Director

JOAN M. SWEENEY
Managing Director

G. CABELL WILLIAMS, III
Managing Director

PRINCIPALS

KELLY A. ANDERSON
SCOTT S. BINDER
ARTHUR S. COOPER
ROBERT J. CORRY
TRICIA B. DANIELS
RICHARD E. FEARON, JR.
MICHAEL J. GRISIUS
JOHN J. HALL, JR.
PATRICK J. HARRINGTON
J. BENJAMIN H. NYE
MARY E. OLSON
CARR T. PRESTON
PENNI F. ROLL
JAMES P. SHEVLIN
SUZANNE V.SPARROW
THOMAS H. WESTBROOK





 50    BOARD AND MANAGEMENT
1998   ALLIED CAPITAL CORPORATION

STOCKHOLDER INFORMATION

CORPORATE OFFICES
Washington, DC--Headquarters
1919 Pennsylvania Avenue, NW
Washington, DC 20006
Telephone: 202.331.1112  Fax: 202.659.2053
www.alliedcapital.com
e-mail: info@alliedcapital.com

ATLANTA
2970 Peachtree Road, Suite 825
Atlanta, GA 30305
Telephone: 404.760.0566  Fax: 404.760.0526

CHICAGO
401 North Michigan Avenue, Suite 1620
Chicago, IL 60611
Telephone: 312.828.0330  Fax: 312.828.0909

DETROIT
2250 Butterfield Drive, Suite 210
Troy, MI 48084
Telephone: 248.273.2200  Fax: 248.649.2087

SAN FRANCISCO
One Maritime Plaza, Suite 1750
San Francisco, CA 94111
Telephone: 415.399.2980  Fax: 415.986.8922

FRANKFURT, GERMANY
c/o Allied Capital Beteiligungsberatung GmbH
Ulmenstrasse 37
60325 Frankfurt, Germany
Telephone: +49 69 97 20 04 0  Fax: +49 69 97 20 04 15

MARKET LISTING

ALLIED CAPITAL CORPORATION common stock is quoted on the Nasdaq National Market under the trading symbol ALLC. The abbreviation often used in newspaper stock listings is "AldCap." There were approximately 4,500 shareholders of record and 37,000 beneficial shareholders of the Company as of December 31, 1998.

STOCK TRANSFER AGENT AND REGISTRAR

Investors with questions concerning account information, issuing new certificates, replacing lost or stolen certificates, transferring securities, participating in the Dividend Reinvestment Plan, dividend payments, requesting direct deposit information or processing a change of address should contact:

AMERICAN STOCK TRANSFER & TRUST COMPANY
40 Wall Street, 46th Floor
New York, NY 10005
Telephone: 800.937.5449 or 212.936.5100

INVESTOR RELATIONS CONTACT
SUZANNE V. SPARROW,
PRINCIPAL, INVESTOR RELATIONS
Telephone: 888.818.5298  Fax: 202.659.2053
e-mail: ir@alliedcapital.com

FORM 10-K

ALLIED CAPITAL CORPORATION'S Annual Report on Form 10-k, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon written request to the investor relations Department at the Company's corporate headquarters. This information is also available on the company's web site at www.Alliedcapital.Com.

INDEPENDENT PUBLIC ACCOUNTANTS
ARTHUR ANDERSEN LLP
Vienna, VA

CORPORATE COUNSEL
SUTHERLAND, ASBILL & BRENNAN LLP
Washington, DC

ANNUAL MEETING OF STOCKHOLDERS
The Company's Annual Meeting of Stockholders will be held at 10:00 AM on Tuesday, May 11, 1999, at The Carlton Hotel, 923 16th Street, NW, Washington, DC. All stockholders are welcome to attend.

QUARTERLY STOCK PRICES FOR 1997 AND 1998

                                   1997                                                     1998
            -------------------------------------------------        -------------------------------------------------
              Q1             Q2            Q3            Q4            Q1            Q2            Q3             Q4
High        $17.00         $16.63        $16.75        $22.75        $27.69        $29.00        $24.81         $18.88
Low         $14.88         $13.88        $14.50        $15.75        $21.00        $21.75        $14.94         $12.50
Close       $16.25         $14.75        $16.00        $22.25        $27.69        $24.50        $17.75         $17.31

PRICES INDICATED FOR 1997 REFLECT THOSE OF ALLIED CAPITAL LENDING CORPORATION, THE SURVIVING COMPANY IN THE MERGER OF THE FIVE ALLIED CAPITAL COMPANIES, WHICH WAS COMPLETED ON DECEMBER, 31, 1997.





                                                   STOCKHOLDER INFORMATION   51
                                                ALLIED CAPITAL CORPORATION  1998

                             [ALLIED CAPITAL LOGO]

                          1919 PENNSYLVANIA AVENUE, NW
                             WASHINGTON, DC  20006