Form 10-K, Exhibit 13
period 1999-12-31
ALLIED CAPITAL CORP
filed 2000-03-29
CIK 3906

[ALLIED CAPITAL CORPORATION LOGO]

1999

[PHOTOS]

PERFECTING THE BUSINESS OF PRIVATE FINANCE

ALLIED CAPITAL CORPORATION o 1999 ANNUAL REPORT

  1999
ANNUAL
REPORT

[GRAPHIC] FINANCIAL HIGHLIGHTS

                                                       As of and for the Years Ended December 31,
(in thousands, except per share amounts)                                       1999          1998
-------------------------------------------------------------------------------------------------
Total portfolio at value ...........................................    $ 1,228,497     $ 807,119
-------------------------------------------------------------------------------------------------
Total assets .......................................................    $ 1,290,038     $ 856,079
Total debt outstanding .............................................    $   592,850     $ 334,350
Shareholders' equity ...............................................    $   667,513     $ 491,358
Total interest and related portfolio income ........................    $   141,140     $ 106,738
Portfolio income before net realized and unrealized gains ..........    $    71,041     $  55,245
Total net realized and unrealized gains ............................    $    27,529     $  23,620
Net increase in net assets resulting from operations ...............    $    98,570     $  78,078
Basic earnings per common share ....................................    $      1.64     $    1.50
-------------------------------------------------------------------------------------------------
Diluted earnings per common share ..................................    $      1.64     $    1.50
Tax distributions per common share .................................    $      1.60     $    1.43
Weighted average common shares outstanding - basic .................         59,877        51,941
-------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted ...............         60,044        51,974

  [BAR GRAPH]

Net Increase in Net Assets (NIA)(IN MILLIONS)


$60.5   $54.9   $61.3   $78.1   $98.6

1995    1996    1997    1998    1999

  [BAR GRAPH]

Portfolio Income Before Net Realized
and Unrealized Gains (IN MILLIONS)

$41.5   $47.6   $46.1   $55.2   $71.0

1995    1996    1997    1998    1999

Earnings and Dividends Per Share

  [LINE GRAPH]

Earnings Dividends

               Earnings       Dividends
               --------       ---------
1999            1.64          1.60
1998            1.50          1.43
1997*           1.24          1.20
1996            1.17          1.23
1995            1.37          1.09



* Excludes Merger-related dividends of approximately $0.51 per share.

  [BAR GRAPH]

Investment Originations (IN MILLIONS)


1995           $216.2
1996           $283.3
1997           $364.9
1998           $524.5
1999           $751.9

[GRAPHIC] DEAR FELLOW SHAREHOLDERS

Allied Capital had another record year in 1999. We invested more than $750 million, which grew the investment portfolio 52% to $1.2 billion by year-end. Earnings increased to $1.64 per share and dividends to shareholders increased to $1.60 per share.

As an investment company, our purpose is to create shareholder wealth by delivering steadily increasing earnings and dividends per share, and positioning the business for capital appreciation. We do this by selectively investing in high quality private and undervalued public companies that we believe provide the potential for significant capital gains with little downside risk for our principal. With the capital markets today dramatically and disproportionately interested only in pure play "dot coms," we believe it is important to stick to the investment disciplines that have served us well over the years. We believe that the Internet revolution is real and transformational, but that the safest way to invest is in the convergence of the bricks and mortar world and the Internet. We are identifying already successful companies that stand to benefit from integrating digital and Internet technologies into their business models. In addition to financing seasoned market leaders in more mature industries, we also focus on companies with exceptional growth potential in emerging industries.

We continue to gain share in the private finance market. During 1999, we successfully partnered with many of the leading middle-market private equity firms in the United States. We also formally established a Telecommunications/New Media group to build on our solid presence in this high growth industry. We will continue to focus on investment opportunities in business services, outsourcing and other such industries that are expected to benefit from changing technologies.

[PHOTOS]

--------------------------------------------------------------------------------
We believe that our greatest strategic advantage is a dynamic and collaborative investment process, fueled by the talented people of Allied Capital who have consistently delivered results for shareholders.
--------------------------------------------------------------------------------

This year we also began to aggressively reengineer our small business finance group to take advantage of Internet technologies. We are already originating loans through our web site, AlliedCapitalExpress.com, and we expect substantial loan origination growth in this area during 2000. Perhaps even more significantly, we have begun to transform the traditional paper-intensive credit process into a more fully digital one, which we believe will translate into even higher returns and greater market share for this business.

Our opportunities to selectively invest in original issue commercial mortgage-backed securities continued during 1999, and our real estate finance group successfully exploited this unusual imbalance of supply and demand in the capital markets by purchasing these investments at significant discounts. These long-term investments, which are fully collateralized by commercial real estate, should provide us with a strong stream of portfolio income for years to come.

Our annual report this year features our investment process as we continue to work at perfecting the business of private finance, and the talented people at Allied Capital who have consistently delivered results for shareholders. A disciplined process and exceptional people are the keys to our performance and we believe that we have these elements firmly in place to drive our future growth.


                                         /s/ Bill Walton

                                          William L. Walton
                                           Chairman and CEO
[PHOTOS]

[GRAPHIC] DELIVERING CONSISTENT INVESTMENT INCOME




HIGHLY SELECTIVE INVESTING

BILLIONS REVIEWED

HIGHLY SELECTIVE INVESTING
--------------------------
billions reviewed         $12 billion
millions invested         $347 million

private finance investment activity
-----------------------------------

DELIVERING CONSISTENT RETURNS, YEAR IN AND YEAR OUT

Through a balanced income stream consisting of reliable recurring interest income, loan sale premiums and net gains, we are positioned to consistently deliver increasing dividends to shareholders.

                   LOAN                        DIVIDENDS
INTEREST           SALE            NET            TO
INCOME           PREMIUM          GAINS       SHAREHOLDERS

[THIS GRAPHIC DEPICTS THE ELEMENTS OF INCOME -- INTEREST INCOME, LOAN SALE PREMIUM, AND NET GAINS -- AS THEY FLOW INTO DIVIDENDS TO SHAREHOLDERS.]

Working in
Partnership


        PRIVATE FINANCE PORTFOLIO
---------------------------------

[GRAPHIC DEPICTS THAT 87% OF THE
PRIVATE FINANCE PORTFOLIO IS
COMPOSED OF DEBT SECURITIES AND
13% REPRESENT EQUITY SECURITIES]

            PRIVATE FINANCE MODEL
---------------------------------

          INTEREST
          ON LOAN             14%

          GAIN                 4%
---------------------------------
          TOTAL RETURN        18%


Delivering consistent investment income to our shareholders requires a clear investment strategy and disciplined, deliberate execution. We have perfected our niche in the business of private finance by combining these elements: exceptional people working in a tightly knit partnership, a highly selective investment process, and a carefully crafted investment structure that maximizes upside while achieving reliable investment income.

The foundation of this business is a talented investment team working in partnership. Superior investment talent makes a big difference. Our investors' skills have been developed over many years through an apprenticeship process where individual investment discipline is honed through mentoring and experience. We amplify individual skills through partnership. Our skilled professionals work together to challenge investment decisions, creatively structure and maximize investment results, and guide our portfolio companies to success.

The partnership process reinforces our highly selective investment discipline. We pursue investments that meet certain key criteria and strictly avoid investments where we perceive unacceptable risk. In more mature industries, we look for companies that are clear market leaders and evidence consistent operating results, critical mass, seasoned management, and the potential for capital appreciation. In emerging industries, we focus on companies with exceptional growth potential.

Once selected, the destiny of our investment's performance is controlled by a carefully crafted investment structure. The majority of investments in our portfolio are designed to require the contractual repayment of a debt obligation with a high interest rate and provide warrants to purchase equity. Through this structure, we annually earn reliable interest income while building a stable of future capital gains.

[PHOTO]

Senior private finance professionals work in partnership to select new investments.

[LOGO] BUILDING CAPITAL GAINS



A SUPERIOR INVESTMENT MODEL
-------------------------------------------------------------------------------
TRADITIONAL LENDER MODEL                 ALLIED CAPITAL PRIVATE FINANCE MODEL
opportunity for return capped            opportunity for return beyond interest
at interest rate

[THE FIRST GRAPH DEPICTS A               [THE SECOND GRAPH DEPICTS THE
TRADITIONAL LENDER MODEL WITH            ALLIED CAPITAL PRIVATE FINANCE
A TYPICAL INTEREST RATE (9%)             MODEL, WITH A TYPICAL INTEREST
AND A BELL CURVE DEPICTING               RATE (14%) AND A BELL CURVE
VARIOUS TOTAL RETURNS OF LESS            DEPICTING VARIOUS TOTAL RETURNS
THAN 9% CORRELATED TO THE                PRIMARILY MORE THAN 14%. IN
PROBABILITY OF THOSE RETURNS.            THIS MODEL, ALLIED CAPITAL'S
IN SUCH A MODEL, A LENDER'S              OPPORTUNITY FOR RETURN IS BEYOND
OPPORTUNITY FOR RETURN IS                THE INTEREST RATE AND INCLUDES
CAPPED AT THEIR INTEREST RATE,           THE POTENTIAL FOR CAPITAL GAINS.]
AND ANY LOSSES WILL REDUCE
THIS RETURN.]

[PHOTO]

Our investment team works closely with portfolio company management teams as we move toward our exit and ultimate capital gain.

Enhancing
Investment
Returns

[ENTERPRISE SOFTWARE LOGO]

[COHR LOGO]


[JACK HENRY & ASSOCIATES INC. LOGO]

[PRECISION INDUSTRIES CO LOGO]

[RADIO ONE LOGO]

[GRANT BROADCASTING SYSTEMS II LOGO]

Building capital gains is an essential part of delivering exceptional total returns to our shareholders. When we select an investment, in addition to analyzing its credit merits, we assess its potential to provide a future capital gain. Our ability to annually realize capital gains has been demonstrated throughout our history.

We have realized exceptional gains by investing in the leading companies in more mature industries and also by investing in smaller growth companies in rapidly emerging or evolving industries. We are constantly looking to invest in dominant companies in a broad range of industries. The growth industries we are focusing on in 2000 include telecommunications, business outsourcing and services, education and healthcare.

We achieve our capital gains through a variety of exit strategies, and quite often our annual gains are generated through numerous transactions. For example, in 1999 we had a few large gains such as our exit on the IPO of Radio One, Inc., which provided a $10.5 million gain. We also had many smaller gains such as Enterprise Software, which, upon its acquisition by another company, netted us an $838,000 gain.

Through our annual harvest of capital gains, we increase our investment returns for shareholders over and above what we earn in contractual interest. Our capital gains, net of any investment losses, have added an average of approximately 5% to our private finance portfolio return for the past 20 years.

TWENTY YEARS OF NET CAPITAL GAINS FOR ALLIED CAPITAL
--------------------------------------------------------------------------------





           year          % of Total Assets        % of Private Finance Assets
          ------         -----------------        ---------------------------
           1999               1.97%                          5.64%
           1998               2.64%                          3.97%
           1997               1.33%                          3.80%
           1996               3.29%                         10.46%
           1995               1.98%                          5.16%
           1994               1.81%                          4.60%
           1993               1.52%                          4.85%
           1992               1.44%                          4.86%
           1991               1.49%                          2.45%
           1990               0.98%                          1.71%
           1989               2.16%                          4.82%
           1988               2.74%                          4.39%
           1987               5.55%                          8.16%
           1986               4.70%                          7.19%
           1985               5.28%                          7.70%
           1984               5.62%                          8.69%
           1983               3.13%                          4.66%
           1982               2.30%                          2.81%
           1981               0.27%                          0.35%
           1980               1.01%                          1.14%

[LOGO] MANAGING OUR GROWTH

[PHOTO]

Effective deployment of our capital, human resources and technology is an ongoing focus of our management team.


EFFICIENT REVENUE GENERATION ($ IN MILLIONS)
---------------------------------------------------
                Revenue*      Employees at Year End
1995             $ 90.1              74
1996             $ 96.7              66
1997             $115.3              80
1998             $130.4             106
1999             $168.7             129

* Includes portfolio income and net gains.


GROWTH IN EQUITY AND ASSETS ($ IN MILLIONS)
-------------------------------------------
            Equity           Assets
1995        $367.2         $  605.4
1996        $402.1         $  713.4
1997        $420.1         $  807.8
1998        $491.4         $  856.1
1999        $667.5         $1,290.0

Growing
Through
Talent and
Technology


[ALLIED CAPITAL EXPRESS SMALL BUSINESS LOANS LOGO]

In 1999, we launched AlliedCapitalExpress.com, which has enabled companies like Awesome Power Boats, Inc. to apply for a loan via our web-based application process. Just 24 hours later, this MarineCity, Michigan, manufacturer knew the status of the application, and 35 days later the due diligence was complete and the loan was funded.

Managing our growth and maximizing the use of our resources--people, capital and technology--builds our company's value and our shareholders' wealth.

Allied Capital's professional team possesses exceptional breadth and depth of experience. Our unique workforce enables us to quickly study opportunities as they arise in the capital markets and act, if appropriate, to seize profits. Our recent expansion into CMBS investing and our move to Internet loan origination through Allied Capital Express are two key examples of our ability to efficiently manage human capital to maximize profitability.

Careful management of our equity and debt capital is also key to our financial success. We have developed a controlled process of adding new equity capital only as high return new investment opportunities occur. In addition, we carefully maintain an appropriate level of debt capital so that we remain adequately leveraged. Through this well managed process, each new equity dollar results in accretive growth in per share earnings for all shareholders.

We are actively leveraging our human and capital resources through the integration of technology in all aspects of our business. We use the power of the Internet to source loan opportunities and coordinate information flow between borrowers and regional offices, and throughout the Allied Capital organization. As we use technology to drive our investment process, we efficiently manage information to reduce our investment cycle time and thereby improve our profitability.

Strong management has perfected our business model for private finance, enabling our mission of continued long-term value creation for shareholders. As our leadership in the marketplace grows, we are positioned to increase investment earnings, enhance returns through capital gains, and grow both strong dividends and share value for our shareholders.

[PHOTO]

We have continuously supported our growth in assets by increasing our talent base of exceptional professionals.

[GRAPHIC] SELECTED CONSOLIDATED FINANCIAL DATA



                                                                             AS OF AND FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      1999          1998         1997          1996        1995
-----------------------------------------------------------------------------------------------------------------------
OPERATING DATA
-----------------------------------------------------------------------------------------------------------------------
Total interest and related portfolio income               $141,140      $106,738      $97,405       $84,937     $68,817
-----------------------------------------------------------------------------------------------------------------------
Total operating expenses excluding merger expenses         $63,346       $44,444      $46,180       $37,361     $27,274
-----------------------------------------------------------------------------------------------------------------------
Portfolio income before realized and unrealized gains      $71,041       $55,245      $46,066       $47,576     $41,543
-----------------------------------------------------------------------------------------------------------------------

Net realized gains                                         $25,391       $22,541      $10,704       $19,155     $12,000
-----------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses)                               $2,138        $1,079       $7,209       $(7,412)     $9,266
-----------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations       $98,570       $78,078      $61,304       $54,947     $60,479
-----------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share                            $1.64         $1.50        $1.24         $1.17       $1.37
-----------------------------------------------------------------------------------------------------------------------
Dividends per common share (1)                               $1.60         $1.43        $1.20         $1.23       $1.09
-----------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding - diluted        60,044        51,974       49,251        46,733      44,010
-----------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA
-----------------------------------------------------------------------------------------------------------------------

Portfolio at value                                      $1,228,497      $807,119     $703,331      $612,411    $532,311
-----------------------------------------------------------------------------------------------------------------------
Portfolio at cost                                       $1,222,901      $803,479     $697,030      $618,319    $530,807
-----------------------------------------------------------------------------------------------------------------------
Total assets                                            $1,290,038      $856,079     $807,775      $713,360    $605,434
-----------------------------------------------------------------------------------------------------------------------
Total debt outstanding                                    $592,850      $334,350     $347,663      $274,997    $200,339
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                      $667,513      $491,358     $420,060      $402,134    $367,192
-----------------------------------------------------------------------------------------------------------------------
Shareholders' equity per common share (NAV)                 $10.20         $8.79        $8.07         $8.34       $8.26
-----------------------------------------------------------------------------------------------------------------------
Common shares outstanding at end of year                    65,414        55,919       52,047        48,238      44,479
-----------------------------------------------------------------------------------------------------------------------

OTHER DATA
-----------------------------------------------------------------------------------------------------------------------

New portfolio investments                                 $751,871      $524,530     $364,942      $283,295    $216,175
-----------------------------------------------------------------------------------------------------------------------
Loan repayments                                           $145,706      $138,081     $233,005      $179,292    $111,731
-----------------------------------------------------------------------------------------------------------------------
Loan sales (2)                                            $198,368       $81,013      $53,912       $27,715     $29,726
-----------------------------------------------------------------------------------------------------------------------

Total assets managed at period end                      $1,577,296    $1,143,548     $935,720      $822,450    $702,567
-----------------------------------------------------------------------------------------------------------------------

Realized gains                                             $31,536       $25,757      $15,804       $30,417     $16,679
-----------------------------------------------------------------------------------------------------------------------
Realized losses                                            $(6,145)      $(3,216)     $(5,100)     $(11,262)    $(4,679)
-----------------------------------------------------------------------------------------------------------------------

The Selected Consolidated Financial Data schedule reflects the operations of the Company with all periods restated as if the Companies had merged as of the beginning of the earliest period presented.

(1) Dividends for 1997 exclude certain Merger-related dividends. Allied I distributed $0.34 per common share representing the 844,914 shares of Allied Lending distributed in conjunction with the Merger. This distribution resulted in a partial return of capital. Also in conjunction with the Merger, the Company distributed $0.17 per share representing the undistributed earnings of the merged companies at December 31, 1997.

(2)   Loan sales for 1998 exclude loans sold through securitization in January
      1998.


10   ALLIED CAPITAL CORPORATION 1999 ANNUAL REPORT

[LOGO] MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
       OF OPERATIONS

The information contained in this section should be read in conjunction with the Company's 1999 Consolidated Financial Statements and Notes thereto. In addition, this Annual Report, which includes Management's Discussion and Analysis, contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives, loan portfolio growth and availability of funds. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Investment Considerations section. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements included herein are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Therefore, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.



                             ALLIED CAPITAL CORPORATION 1999 ANNUAL REPORT    11

                                    OVERVIEW

     The Company provides capital to small and middle-market companies in a variety of different industries and in diverse geographic locations. Our lending and investment activity is focused in three areas:

     - Private finance

     - Commercial real estate finance, and

     - Small business finance originated for sale under our Allied Capital Express brand name.


                                  [PIE CHARTS]


The Company's portfolio composition at December 31, 1999, 1998 and 1997 was as follows:


                                    COMMERCIAL REAL     SMALL BUSINESS
               PRIVATE FINANCE      ESTATE FINANCE          FINANCE
1999                53%                 42%                      5%
1998                48%                 44%                      8%
1997                29%                 64%                      7%

     The Company's earnings depend primarily on the level of interest and related portfolio income and net realized and unrealized gains earned on the Company's investment portfolio after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan and the amortization of loan origination points and discounts. The level of interest income is directly related to the balance of the investment portfolio multiplied by the weighted average yield on the portfolio. The Company's ability to generate interest income is dependent on economic, regulatory and competitive factors that influence interest rates and loan originations, and the Company's ability to secure financing for its investment activities.

                       PORTFOLIO AND INVESTMENT ACTIVITY

     Total portfolio investment activity and yields as of and for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                TOTAL PORTFOLIO

                                                 1999      1998     1997
                                               --------   ------   ------
                                                     (IN MILLIONS)
Portfolio at Value...........................  $1,228.5   $807.1   $703.3
New Investments..............................  $  751.9   $524.5   $364.9
Repayments...................................  $  145.7   $138.0   $233.0
Sales........................................  $  198.4   $304.4   $ 53.9
Yield........................................      13.0%    12.5%    11.7%

PRIVATE FINANCE

     Private finance investment activity and yields as of and for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                PRIVATE FINANCE

                                                  1999     1998     1997
                                                 ------   ------   ------
                                                      (IN MILLIONS)
Portfolio at Value.............................  $647.0   $388.6   $204.7
New Investments................................  $346.7   $236.0   $ 66.7
Repayments.....................................  $ 87.5   $ 41.3   $ 66.5
Yield..........................................    14.2%    14.6%    12.6%

     The private finance portfolio increased 67% and 90% during the years ended December 31, 1999 and 1998, respectively. The Company's increasing capital base has enabled it to make larger private finance investments, supporting the significant increase in originations in 1999 and 1998. During 1999, the Company originated 27 new private financings with an average investment size of $12.4 million and a weighted average current yield on loans and debt securities of 13.6%. During 1998, the Company originated 22 new private financings with an average investment size of $10.2 million and a weighted average current yield on loans and debt securities of 14.0%. The current yield on the private finance portfolio will fluctuate over time depending on the equity "kicker" or warrants received with each financing. Private finance investments are generally structured such that equity kickers may provide an additional investment return of up to 1,000 basis points.

COMMERCIAL REAL ESTATE FINANCE

     Commercial real estate finance investment activity and yields as of and for the years ended December 31, 1999, 1998 and 1997 were as follows:

                         COMMERCIAL REAL ESTATE FINANCE

                                                  1999     1998     1997
                                                 ------   ------   ------
                                                      (IN MILLIONS)
Portfolio at Value.............................  $520.0   $355.0   $451.6
New Investments................................  $288.7   $214.6   $249.0
Repayments.....................................  $ 51.5   $ 92.5   $154.5
Sales..........................................  $ 86.1   $256.9   $  0.0
Yield..........................................    12.3%    10.4%    11.4%

     The commercial real estate finance portfolio increased 46.5% and decreased 21.4% for the years ended December 31, 1999 and 1998, respectively. During 1999 and 1998, the Company began to migrate its portfolio from investments in lower yielding commercial real estate loans to higher yielding real estate investments.

     During 1998, the Company reduced its commercial mortgage loan origination activity for its own portfolio due to declining interest rates and began to sell its loans to other lenders. Then, beginning in the fourth quarter of 1998, the Company began to take advantage of a unique market opportunity to acquire non-investment grade commercial mortgage-backed securities ("CMBS") at significant discounts from the face amount of the bonds. Turmoil in the CMBS market created a lack of liquidity for the traditional buyers of non-investment grade bonds. As a result, yields on these bonds increased to an attractive level for the Company to purchase the securities. The Company opportunistically purchased CMBS during 1999 and will continue to do so during 2000 while maintaining a balanced portfolio. The Company believes that CMBS is an attractive asset class because of the yields that can be earned on a security that is fully secured by commercial mortgage loans.

     The underlying pool of approximately 2,000 loans that are collateral for our CMBS have the following ranges of loan to value ("LTV") and debt service coverage ratios ("DSCR").

                             CMBS PORTFOLIO BY LTV

                LOAN TO VALUE RANGES                        $          %
                --------------------                        -         ---
                                                      (IN MILLIONS)
Less than 60%.......................................    $  978.4       11%
60 - 65%............................................       560.7        7%
65 - 70%............................................     1,406.1       16%
70 - 75%............................................     2,796.7       32%
75 - 80%............................................     2,777.4       32%
Greater than 80%....................................       180.2        2%
                                                        --------      ---
                                                        $8,699.5      100%
                                                        ========      ===
Weighted average LTV................................        70.8%

                             CMBS PORTFOLIO BY DSCR

               DEBT SERVICE COVERAGE
                    RATIO RANGES                            $          %
               ---------------------                        -         ---
                                                      (IN MILLIONS)
1.00 - 1.25.........................................    $1,968.1       23%
1.26 - 1.50.........................................     4,972.8       57%
1.51 - 1.75.........................................     1,146.4       13%
1.76 - 2.00.........................................       343.2        4%
Greater than 2.00...................................       269.0        3%
                                                        --------      ---
                                                        $8,699.5      100%
                                                        ========      ===
Weighted average DSCR...............................        1.36

     The increase in the commercial real estate portfolio during 1999 was primarily due to the purchase of $245.9 million in CMBS with a face value of $507.9 million and a weighted average yield to maturity of 14.6% after assuming a 1% loss rate on the underlying collateral mortgage pool. In addition, the Company sold approximately $86.1 million of commercial mortgage loans with a weighted average yield of approximately 9.5% and redeployed the proceeds into higher yielding assets.

     The decrease in the commercial real estate portfolio during 1998 was due to the sale through securitization of approximately $295 million in lower yielding commercial mortgage loans, and the sale of whole loans to third parties aggregating approximately $33.5 million.

SMALL BUSINESS FINANCE

     During the second quarter of 1999, the Company combined its commercial real estate loan origination activity with its SBA 7(a) lending activity in order to increase its loans originated for sale business under the Allied Capital Express brand name. Through Allied Capital Express, the Company provides small business and commercial real estate loans up to $3 million. The majority of the loans originated in this area are originated for sale, generally at premiums of up to 10% of the loan amount.

     Allied Capital Express loan activity and yields as of and for the years ended December 31, 1999, 1998 and 1997 were as follows:

                             SMALL BUSINESS FINANCE

                                                    1999    1998    1997
                                                   ------   -----   -----
                                                       (IN MILLIONS)
Portfolio at Value...............................  $ 61.4   $63.6   $47.1
New Investments..................................  $116.5   $73.9   $49.2
Repayments.......................................  $  6.7   $ 4.2   $12.0
Sales............................................  $112.3   $47.5   $53.9
Yield............................................    11.5%   11.2%   11.4%

     Allied Capital Express loan origination activity for 1999 has increased due to the opening of new regional office locations and from opportunities created by the Internet site launched during 1999. Loans in the Allied Capital Express program are originated for sale; therefore, the increase in loan sales is the result of the increase in originations. In addition, beginning in 1999, the Company began to sell 90% of the unguaranteed portion of SBA 7(a) loans through a structured finance agreement with a commercial paper conduit. In 1999, $36.4 million of unguaranteed portions of SBA 7(a) loans were sold under this facility. Allied Capital Express targets small commercial real estate loans that are, in many cases, originated in conjunction with SBA 7(a) loans. SBA 7(a) loans are originated with variable interest rates priced at spreads ranging from 1.75% to 2.75% over the prime lending rate.

                             RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     The following table summarizes Allied Capital's operating results for the years ended December 31, 1999, 1998 and 1997:

                             RESULTS OF OPERATIONS

                                                                          PERCENT                                    PERCENT
                                           1999       1998      CHANGE    CHANGE      1998       1997      CHANGE    CHANGE
                                         --------   --------   --------   -------   --------   --------   --------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INTEREST AND RELATED PORTFOLIO INCOME
  Interest.............................  $119,772   $79,921    $39,851       50%    $79,921    $86,882    $(6,961)      (8%)
  Premiums from loan dispositions......    14,284     5,949      8,335      140%      5,949      7,277     (1,328)     (18%)
  Post-Merger gain on securitization of
    commercial mortgage loans..........        --    14,812    (14,812)    (100%)    14,812         --     14,812      100%
  Investment advisory fees and other
    income.............................     7,084     6,056      1,028       17%      6,056      3,246      2,810       87%
                                         --------   -------    -------     -----     -------    -------    -------     -----
        Total interest and related
          portfolio income.............   141,140   106,738     34,402       32%    106,738     97,405      9,333       10%
                                         --------   -------    -------     -----     -------    -------    -------     -----
EXPENSES
  Interest.............................    34,860    20,694     14,166       68%     20,694     26,952     (6,258)     (23%)
  Employee.............................    16,136    11,829      4,307       36%     11,829     10,258      1,571       15%
  Administrative.......................    12,350    11,921        429        4%     11,921      8,970      2,951       33%
  Merger...............................        --        --         --       --          --      5,159     (5,159)    (100%)
                                         --------   -------    -------     -----    -------    -------    -------     -----
        Total operating expenses.......    63,346    44,444     18,902       43%     44,444     51,339     (6,895)     (13%)
                                         --------   -------    -------     -----    -------    -------    -------     -----
  Formula and cut-off awards...........     6,753     7,049       (296)      (4%)     7,049         --      7,049      100%
                                         --------   -------    -------     -----    -------    -------    -------     -----
        Portfolio income before net
          realized and unrealized
          gains........................    71,041    55,245     15,796       29%     55,245     46,066      9,179       20%
                                         --------   -------    -------     -----    -------    -------    -------     ----
NET REALIZED AND UNREALIZED GAINS
  Net realized gains...................    25,391    22,541      2,850       13%     22,541     10,704     11,837      111%
  Net unrealized gains.................     2,138     1,079      1,059       98%      1,079      7,209     (6,130)     (85%)
                                         --------   -------    -------     -----    -------    -------    -------     -----
        Total net realized and
          unrealized gains.............    27,529    23,620      3,909       17%     23,620     17,913      5,707       32%
                                         --------   -------    -------     -----    -------    -------    -------     -----
Income before minority interests and
  income taxes.........................    98,570    78,865     19,705       25%     78,865     63,979     14,886       23%
Minority interests.....................        --        --         --       --          --      1,231     (1,231)    (100%)
Income tax expense.....................        --       787       (787)    (100%)       787      1,444       (657)     (45%)
                                         --------   -------    -------     -----    -------    -------    -------     -----
Net increase in net assets resulting
  from operations......................  $ 98,570   $78,078    $20,492       26%    $78,078    $61,304    $16,774       27%
                                         ========   =======    =======     =====    =======    =======    =======     =====
Diluted earnings per share.............  $   1.64   $  1.50    $  0.14        9%    $  1.50    $  1.24    $  0.26       21%
                                         ========   =======    =======     =====    =======    =======    =======     =====
Weighted average shares outstanding --
  diluted..............................    60,044    51,974      8,070       16%     51,974     49,251      2,723        6%

     Net increase in net assets resulting from operations (NIA) results from total interest and related portfolio income earned, less total expenses incurred in the operations of the Company, plus net realized and unrealized gains or losses. NIA as a percentage of average shareholders equity, which is also known as return on equity, was 17%, 17% and 15% for the years ended December 31, 1999, 1998 and 1997, respectively. NIA, excluding the formula and cut-off award, in 1999 and 1998 as a percentage of average shareholders' equity was 18.6% and 18.8%, respectively.

     Total interest and related portfolio income is primarily a function of the level of interest income earned and the balance of portfolio assets. In addition, total interest and related portfolio income includes premiums from loan dispositions, prepayment premiums, and investment advisory fees and other income.

                                 [3 bar graph]

                             TOTAL INTEREST AND RELATED PORTFOLIO INCOME
                      PORTFOLIO INCOME (IN MILLIONS)       PORTFOLIO INCOME PER SHARE

1997                            $ 97.4                             $1.97
1998                            $106.7                             $2.05
1999                            $141.1                             $2.35

     The increase in interest income earned results primarily from continued growth of the Company's investment portfolio and the Company's focus on increasing its overall portfolio yield. The Company's investment portfolio, excluding non-interest bearing equity interests in portfolio companies, increased by 51% to $1,141.2 million at December 31, 1999 from $757.7 million at December 31, 1998, and increased by 14% during 1998 from $666.5 million at December 31, 1997. The weighted average yield on the interest bearing investments in the portfolio at December 31, 1999, 1998 and 1997 was as follows:

                               [Portfolio graph]

                    PRIVATE FINANCE   COMMERCIAL REAL ESTATE FINANCE   SMALL BUSINESS FINANCE     TOTAL PORTFOLIO
YIELD ON PORTFOLIO
1997                        12.6%                  11.4%                      11.4%                    11.7%
1998                        14.6%                  10.4%                      11.2%                    12.5%
1999                        14.2%                  12.3%                      11.5%                    13.0%

     Included in net premiums from loan dispositions are premiums from loan sales and premiums received on the early repayment of loans. Premiums from loan sales were $10.5 million, $3.8 million and $3.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. This premium income results primarily from the premium paid by purchasers of loans originated through Allied Capital Express, less the origination commissions associated with the loans sold. In addition to selling the guaranteed portion of the SBA 7(a) loans, in 1999 the Company began to sell 90% of the unguaranteed portion of SBA 7(a) loans through a structured finance agreement with a commercial paper conduit. The 176% increase in premiums from loan sales in 1999 is primarily the result of a significant increase in the sale of the guaranteed SBA 7(a) loans and unguaranteed portions of SBA 7(a) loans. SBA 7(a) loan sales were $93.7 million, $37.0 million and $43.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     Prepayment premiums were $3.8 million, $2.2 million and $4.1 million for the years ended December 31, 1999, 1998 and 1997, respectively. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for the Company's borrowers to refinance or pay off their debts to the Company ahead of schedule. Because the Company seeks to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as their balance sheets strengthen, or as more favorable interest rates become available. Therefore, the Company generally structures its loans to require a prepayment premium for the first three to five years of the loan.

     Total interest and related portfolio income for 1998 includes a one-time gain on sale of $14.8 million resulting from a commercial mortgage loan securitization transaction that was completed in January 1998. Excluding the 1998 gain on sale, total interest and related portfolio income increased for the year ended December 31, 1999 by 53% as compared to the year ended December 31, 1998. The proceeds of $238.4 million from this transaction were used to repay outstanding debt.

     Our operating expenses include interest, employee and administrative expenses. The Company's single largest expense is interest on indebtedness. The fluctuations in interest expense during 1999, 1998 and 1997 are attributable to changes in the level of borrowings by the Company and its subsidiaries under various notes payable and debentures and revolving credit facilities. The Company's borrowing activity and weighted average interest cost, including fees and closing costs, were as follows:

                                   BORROWINGS

                                                  1999     1998     1997
                                                 ------   ------   ------
                                                      (IN MILLIONS)
Total Outstanding Debt.........................  $592.9   $334.4   $347.7
Average Outstanding Debt.......................  $461.5   $261.3   $336.8
Weighted Average Cost..........................     7.9%     7.5%     7.3%
BDC Asset Coverage*............................     228%     273%     243%

-------------------------
* As a BDC, the Company is generally required to maintain a ratio of 200% of total assets to total borrowings.

     Employee expenses include salaries and employee benefits. The increase in salaries and employee benefits for the periods presented reflects the increase in total employees, combined with wage increases and the experience level of employees hired. Total employees were 129, 106 and 80 at December 31, 1999, 1998 and 1997, respectively. The Company has been an active recruiter throughout 1999 and 1998 for experienced investment and operational personnel, and the Company will continue to actively recruit and hire new professionals in 2000 to support anticipated portfolio growth.

     Administrative expenses include the leases for the Company's headquarters in Washington, DC, and its regional offices. Administrative expenses also include travel costs, stock record expenses, directors' fees, legal and accounting fees and various other expenses. The increase in administrative expenses from 1998 to 1999 was primarily the result of increases in costs associated with the new headquarters and four new regional offices. The increase in administrative expenses from 1997 to 1998 was partially the result of twelve full months of costs associated with two new offices that were established in the third and fourth quarters of 1997.

     In 1997, the Company incurred Merger expenses totaling $5.2 million, which consisted primarily of investment banking fees of $3.1 million, legal fees of $1.0 million and costs associated with the solicitation of proxies of approximately $0.6 million.

     For the years ended December 31, 1999, 1998 and 1997, employee and administrative costs as a percentage of total interest and related portfolio income less interest expense plus net realized and unrealized capital gains was 21%, 22% and 22%, respectively.

     The formula and cut-off awards totaled $6.8 million and $7.0 million, or $0.11 per share and $0.14 per share, for the years ended December 31, 1999 and 1998, respectively.

     The formula award expense totaled $6.2 million for each of the years ended December 31, 1999 and 1998. The formula award was designed as an incentive compensation program that would replace canceled stock options that were canceled as a result of the Company's 1997 Merger and would balance share ownership among key officers. The formula award vests over a three-year period, on the anniversary date of the Merger, beginning on December 31, 1998. Assuming all officers who received a formula award remain with the Company over the vesting period, the Company will expense the remaining formula award of approximately $6.2 million during 2000.

     The cut-off award expense totaled $0.6 million and $0.8 million for the years ended December 31, 1999 and 1998, respectively. The cut-off award was designed to cap the appreciated value in unvested options at the Merger announcement date in order to set the foundation to balance option awards upon the Merger. The cut-off award will only be payable if the award recipient is employed by the Company on a future vesting date. Total cut-off award that will vest in 2000 is estimated at $0.5 million.

     Net realized gains resulted from the sale of equity securities associated with certain private finance investments and commercial mortgage loans and the realization of unamortized discount resulting from the sale and early repayment of private finance and commercial mortgage loans, offset by losses on investments. Realized gains and losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                   NET GAINS

                                                    1999    1998    1997
                                                    -----   -----   -----
                                                        (IN MILLIONS)
Realized Gains....................................  $31.5   $25.8   $15.8
Realized Losses...................................   (6.1)   (3.3)   (5.1)
                                                    -----   -----   -----
Net Realized Gains................................  $25.4   $22.5   $10.7
                                                    =====   =====   =====
Net Unrealized Gains..............................  $ 2.1   $ 1.1   $ 7.2
                                                    =====   =====   =====

     Realized gains of $31.5 million during 1999 primarily resulted from transactions involving six portfolio companies, Radio One, Inc. ($10.5 million), COHR, Inc. ($5.3 million), Grant Broadcasting Systems II ($5.1 million), Jack Henry and Associates, Inc. ($3.6 million), Precision Industries Co. ($3.3 million), and Enterprise Software ($0.8 million). The Company reversed previously recorded unrealized appreciation of $14.6 million when gains were realized in 1999. Realized gains in 1998 and 1997 resulted primarily from transactions involving 10 and 6 portfolio companies, respectively.

     Realized losses in 1999, 1998 and 1997 represented 0.5%, 0.4 % and 0.6% of the Company's total assets, respectively. Realized losses of $6.1 million during 1999 resulted primarily from the liquidation of one portfolio investment, CeraTech Holdings Corporation ($2.5 million). The remaining losses consisted of several losses of less than $0.5 million each. Losses realized in 1999 had been recognized in NIA over time as unrealized depreciation when the Company determined that the respective portfolio security's value had become impaired. Thus, the Company reversed previously recorded unrealized depreciation totaling $5.4 million, $3.6 million and $6.7 million when the related losses were realized in 1999, 1998, and 1997, respectively.

     Net unrealized gains for 1999, 1998 and 1997 consisted of valuation changes resulting from the Board of Directors' valuation of the Company's assets and the effect of reversals of unrealized appreciation or depreciation resulting from realized gains or losses. At December 31, 1999, net unrealized appreciation in the portfolio totaled $4.5 million and was composed of unrealized appreciation of $32.1 million, resulting primarily from appreciated equity interests in portfolio companies, and unrealized depreciation of $27.6 million resulting primarily from underperforming loan and equity interests in the portfolio. At December 31, 1998 and 1997, net unrealized appreciation in the portfolio totaled $2.4 million and $1.3 million, respectively, and was composed of unrealized appreciation of $27.3 million and $19.2 million, and unrealized depreciation of $24.9 million and $17.9 million, respectively.

     The Company employs a standard grading system for the entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of interest or principal is expected. Grade 4 is used for investments for which some loss of contractually due interest is expected, but no loss of principal is expected. Grade 5 is used for investments for which some loss of principal is expected and the investment is written down to net realizable value.

     At December 31, 1999, the Company's portfolio was graded as follows:

                               PORTFOLIO BY GRADE


                                                PORTFOLIO         PERCENTAGE OF
GRADE                                           AT VALUE         TOTAL PORTFOLIO
-----                                         -------------      ---------------
                                              (IN MILLIONS)
1...........................................    $  156.0               12.7%
2...........................................     1,002.9               81.7%
3...........................................        22.5                1.8%
4...........................................        32.2                2.6%
5...........................................        14.9                1.2%
                                                --------              ------
                                                $1,228.5              100.0%
                                                ========              ======

     Grade 5 private finance investments totaled $12.6 million at value at December 31, 1999, or 1.0% of the Company's total portfolio based on the valuation of the Board of Directors. The value of these Grade 5 private finance investments has been reduced from an aggregate cost of $31.3 million in order to reflect the Company's estimate of the net realizable value of these investments upon disposition. This reduction in value has been recorded previously as unrealized depreciation over several years in the Company's earnings. The Company continues to follow its historical practices of working with a troubled portfolio company in order to recover the maximum amount of the Company's investment, but records unrealized depreciation for the expected full amount of the potential loss when such exposure is identified. Grade 5 private finance investments at December 31, 1998 and 1997 totaled $6.4 million and $12.9 million at value, or 0.8% and 1.8% of the Company's total portfolio, respectively.

     At December 31, 1999, the credit quality of the Company's CMBS portfolio remained strong, and delinquencies in the underlying collateral pool were negligible. The yield used to accrue interest on this portfolio assumes a 1% loss rate on the entire underlying collateral mortgage pool.

     For the total investment portfolio, loans greater than 120 days delinquent were $18.6 million at value at December 31, 1999, or 1.5% of the total portfolio. Included in this category are loans valued at $11.7 million that are fully secured by real estate. Loans greater than 120 days delinquent generally do not accrue interest. In addition, the Company is not accruing interest on a $14.2 million investment that was not yet 120 days delinquent at December 31, 1999, but is expected to be in this category in the first quarter of 2000. Loans greater than 120 days delinquent at December 31, 1998 were $10.4 million at value, or 1.3% of the total portfolio, which included $6.6 million that were fully secured by real estate.

     Because the Company has elected to be taxed as a regulated investment company ("RIC") under Subchapter M of the Code, the Company is not taxed on its investment company taxable income or realized capital gains, to the extent that such income or gains are distributed, or deemed to be distributed, to shareholders. Annual tax distributions may differ from NIA for the fiscal year due to timing differences in the recognition of income and expenses, returns of capital and net unrealized appreciation or depreciation, which are not included in taxable income.

     In order to maintain its RIC status, the Company must, in general, (1) derive at least 90% of its gross income from dividends, interest and gains from the sale of securities; (2) meet investment diversification requirements as defined in the Code; and (3) distribute annually to shareholders at least 90% of its investment company taxable ordinary income. The Company intends to take all steps necessary to continue to meet the RIC qualifications. However, there can be no assurance that the Company will continue to elect or qualify for such treatment in future years.

     The weighted average common shares outstanding used to compute basic earnings per share were 59.9 million, 51.9 million and 49.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. The increases in the weighted average shares reflect the issuance of new shares and the issuance of shares pursuant to a dividend reinvestment plan.

     All per share amounts included in management's discussion and analysis have been computed using the weighted average shares used to compute diluted earnings per share, which were 60.0 million, 52.0 million and 49.3 million for the years ended December 31, 1999, 1998 and 1997, respectively.

              FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

CASH AND CASH EQUIVALENTS

     At December 31, 1999, the Company had $18.2 million in cash and cash equivalents. The Company invests otherwise uninvested cash in U.S. government or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short-term repurchase agreements fully collateralized by such securities. The Company's objective is to manage to a low cash balance and fund new originations with its credit facilities.

DEBT

     The Company had outstanding debt at December 31, 1999 as follows:

                                      DEBT

                                                                       ANNUAL
                                                     AMOUNT           INTEREST
                                                   OUTSTANDING         COST*
                                                  -------------       --------
                                                  (IN MILLIONS)
Notes payable and debentures:
  Unsecured long-term notes payable.............     $419.0             7.7%
  SBA debentures................................       62.7             8.0%
  OPIC loan.....................................        5.7             6.6%
                                                     ------             ----
          Total notes payable and debentures....     $487.4             7.7%
                                                     ======             ====
Revolving credit facilities:
  Revolving line of credit......................     $ 82.0             9.3%
  Master loan and security agreement............       23.5             6.9%
                                                     ------             ----
          Total revolving credit facilities.....     $105.5             8.8%
                                                     ------             ----
          Total debt............................     $592.9             7.9%
                                                     ======             ====

-------------------------
* The annual interest cost includes the cost of commitment fees and other facility fees.

     UNSECURED LONG-TERM NOTES PAYABLE. The Company has issued long-term debt to private institutional lenders, primarily insurance companies. The notes have five- or seven-year maturities. The notes require payment of interest only semi-annually, and all principal is due upon maturity.

     SBA DEBENTURES. The Company, through its SBIC subsidiary, has debentures payable to the SBA with terms of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. The Company may borrow up to $101 million from the SBA under the SBIC program. At December 31, 1999, the Company had a commitment from the SBA for an additional $12.0 million of debt, which was borrowed in January 2000.

     REVOLVING LINE OF CREDIT. The Company has a two-year, $340 million unsecured revolving line of credit that expires in March 2001. This facility may be expanded up to $400 million. At the Company's option, the credit facility bears interest at a rate equal to

(i) the one-month London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (ii) the higher of (a) the NationsBank, N.A. prime rate and (b) the Federal Funds rate plus 0.50%. The credit facility requires monthly payments of interest, and all principal is due upon maturity. In January 2000, the Company increased its unsecured revolving line of credit to $360 million and is currently negotiating to extend the maturity by one year.

     MASTER LOAN AND SECURITY AGREEMENT. The Company has a facility to borrow up to $100 million using certain commercial mortgage loans as collateral. The agreement generally requires interest-only payments with all principal due at maturity. The agreement charges interest at LIBOR plus 1.0%. The facility matures in October 2000.

EQUITY CAPITAL AND DIVIDENDS

     The Company raises debt and equity capital for continued investment in growing businesses. Because the Company is a RIC, it distributes its income and requires external capital for growth. Because the Company is a business development company, it is limited in the amount of debt capital it may use to fund its growth, since it is generally required to maintain a ratio of 200% of total assets to total borrowings, or approximately 1 to 1 debt to equity capital.

     To support its growth during 1999, the Company raised $168.9 million in new equity capital primarily through the sale of shares from its shelf registration statement. At December 31, 1999, total shareholders' equity had increased to $667.5 million. The Company issues new equity only in cases where attractive investment opportunities have been identified, thus resulting in accretive growth for existing shareholders.

     The Company's Board has established a dividend policy for 2000 to review the dividend rate quarterly, and to adjust the quarterly dividend rate throughout the year as the Company's earnings momentum builds. In 1999, the Board had established a dividend policy of level quarterly dividends of $0.40 per share, for an annual total distribution of $1.60 per share to approximate annual taxable income. The Board changed its dividend policy for 2000 because of the Company's significant portfolio growth and continued growth in ordinary taxable income.

     As a result of growth in ordinary taxable income combined with the increased size and diversity of the Company's portfolio and its projected future capital gains, the Company's Board of Directors will continue to evaluate whether to retain or distribute capital gains as they occur. The new policy will allow the Company to continue to distribute some capital gains, but will also allow the Company to retain gains that exceed a normal capital gains distribution level, and therefore avoid any unusual spike in dividends in any one year. The new policy also enables the Board to selectively retain gains to support future growth.

     The Company plans to maintain a strategy of financing its operations, dividend requirements and future investments with cash from operations, through borrowings under short- or long-term credit facilities, through asset sales, or through obtaining new equity capital. The Company will utilize its short-term credit facilities only as a means to bridge to long-term financing. The Company evaluates its interest rate exposure on an ongoing basis. The Company manages interest rate risk through a diversified borrowing base and a matched-funding policy. A diversified borrowing base consists of short- and long-term debt with a variable or fixed rate. The matched-funding policy states that floating rate assets generally be financed with similar term floating-rate liabilities and fixed-rate assets generally be financed with similar term fixed-rate liabilities. To the extent deemed necessary, the Company may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques. At December 31, 1999, the Company's debt to equity ratio was less than 1 to 1. Approximately 82% of the Company's debt had a fixed interest rate, and the Company's weighted average cost of funds was 7.9% at December 31, 1999. There are no significant maturities of long-term debt until 2003. The Company believes that it has access to capital sufficient to fund its ongoing investment and operating activities, and from which to pay dividends.

     The "Year 2000 problem" refers to the inability of many computers, computer-based systems, related software, and other electronics to process dates accurately during the Year 2000 and beyond. The Company's Year 2000 readiness plan focused on three main areas: the Company's information technology and other operating systems, critical service providers, and portfolio companies. As of March 1, 2000, we have not experienced any business disruption as a result of the Year 2000 problem. Although Year 2000 problems may not become evident until long after January 1, 2000, based on our Year 2000 readiness and our experience at the end of 1999 and early 2000, we also do not expect significant Year 2000 related business disruptions in the future.

INVESTMENT CONSIDERATIONS

     INVESTING IN PRIVATE COMPANIES INVOLVES A HIGH DEGREE OF RISK. Our portfolio consists primarily of long-term loans to and investments in private companies. There is generally no publicly available information about these companies, and we rely significantly on the diligence of our employees and agents to obtain information in connection with the Company's investment decisions. In addition, some smaller businesses have narrower product lines and market shares than their competition, and may be more vulnerable to customer preferences, market conditions or economic downturns, which may adversely effect the return on, or the recovery of, our investment in such businesses. Investments in private businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative.

     OUR BORROWERS MAY DEFAULT ON THEIR PAYMENTS. We primarily invest in and lend to companies that may have limited financial resources and that may be unable to obtain financing from traditional sources. Numerous factors may affect a borrower's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. We make unsecured, subordinated loans or invest in equity securities, which may involve a higher degree of repayment risk.

     OUR PORTFOLIO OF INVESTMENTS IS ILLIQUID. We acquire most of our investments directly from private companies. The majority of the investments in our portfolio will be subject to restrictions on resale or otherwise have no established trading market. The illiquidity of most of our portfolio may adversely affect our ability to dispose of loans and securities at times when it may be advantageous for us to liquidate such investments.

     WE INVEST IN NON-INVESTMENT GRADE CMBS. The commercial mortgage-backed securities ("CMBS") in which we invest are non-investment grade, which means that nationally recognized statistical rating organizations rate them below the top four investment-grade rating categories (e.g., "AAA" through "BBB"). Non-investment grade securities usually provide a higher yield than do investment-grade bonds, but with the higher return comes greater risk. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not ensured. Therefore, the non-investment grade CMBS tend to be less liquid, may have a higher risk of default and may be more difficult to value.

     OUR PORTFOLIO IS RECORDED AT FAIR VALUE AS DETERMINED BY THE BOARD OF DIRECTORS. Pursuant to the requirements of the Investment Company Act of 1940 ("1940 Act"), the Board of Directors is required to value each asset quarterly, and we are required to carry our portfolio at fair value as determined by the Board of Directors. Since there is typically no public market for the loans and equity securities of the companies in which we make investments, our Board of Directors estimates the fair value of these loans and equity securities pursuant to a written valuation policy and a consistently applied valuation process. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses; we are instead required by the 1940 Act to specifically value each individual investment and record an unrealized loss for an asset that we believe has become impaired. We adjust quarterly the valuation of our portfolio to reflect the Board of Directors' estimate of the current realizable value of each investment in our portfolio. Without a readily ascertainable market value, the estimated value of our portfolio of loans and equity securities may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the loans and equity securities. Any changes in estimated value are recorded in the Company's statement of operations as "Net unrealized gains (losses)."

     WE BORROW MONEY WHICH MAY INCREASE THE RISK OF INVESTING IN OUR COMPANY. We borrow from, and issue senior debt securities to, banks, insurance companies and other lenders. Lenders of these senior securities have fixed dollar claims on our consolidated assets that are superior to the claims of our common shareholders. Borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. If the value of our consolidated assets increases, then leveraging would cause the net asset value attributable to the Company's common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our consolidated assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our consolidated income in excess of consolidated interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our consolidated income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments, and, if asset coverage for a class of senior security representing indebtedness declines to less than 200%, we may be required to sell a portion of our investments when it is disadvantageous to do so. Leverage is generally considered a speculative investment technique.

     As of December 31, 1999, the Company's asset coverage for indebtedness was 228%. Our ability to achieve our investment objective may depend in part on our continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms. There can be no assurance that we will be able to maintain such leverage. At December 31, 1999, the Company had $592.9 million of outstanding indebtedness, bearing a weighted annual interest cost of 7.9%. In order for us to cover annual interest payments on indebtedness, we must achieve annual returns on our portfolio of at least 3.7%.

     CHANGES IN INTEREST RATES MAY AFFECT OUR COST OF CAPITAL. Because we borrow money to make investments, our income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our portfolio income before net realized and unrealized gains. However, there would be no effect on the return, if any, that could be generated from our equity interests. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. Investments originated for sale generally carry variable rates and are financed with short-term variable rate debt. Our long-term fixed-rate investments are financed with long-term fixed-rate debt and equity. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on our portfolio income.

     BECAUSE WE MUST DISTRIBUTE INCOME, WE WILL CONTINUE TO NEED ADDITIONAL CAPITAL. We will continue to need capital to fund incremental growth in our investments. Historically, we have borrowed from financial institutions and have issued equity securities. A reduction in the availability of funds from financial institutions could limit our ability to grow. We must distribute at least 90% of our taxable net operating income excluding net realized long-term capital gains to our stockholders to maintain our regulated investment company ("RIC") status. As a result such earnings will not be available to fund investment originations. We expect to continue to borrow from financial institutions and sell additional equity securities. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which could have a material adverse effect on the value of the Company's common stock. In addition, as a business development company ("BDC"), we are generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict our ability to borrow in certain circumstances.

     OUR PORTFOLIO MAY NOT PRODUCE CAPITAL GAINS. Private finance investments are typically structured as debt securities with a relatively high fixed rate of interest and with an equity feature such as conversion rights, warrants or options. As a result, private finance investments generate interest income from the time they are made, and may also produce a realized gain from an accompanying equity feature. We cannot be sure that our portfolio will generate a current return or capital gains.

     LOSS OF PASS-THROUGH TAX TREATMENT WOULD SUBSTANTIALLY REDUCE NET ASSETS AND INCOME AVAILABLE FOR DIVIDENDS. We have operated the Company so as to qualify to be taxed as a RIC under Subchapter M of the Code. If we meet certain diversification and distribution requirements, the Company qualifies for pass-through tax treatment. The Company would cease to qualify for pass-through tax treatment if it were unable to comply with these requirements, or if it ceased to qualify as a BDC under the 1940 Act. We also could be subject to a 4% excise tax (and, in certain cases, corporate level income tax) if we fail to make certain distributions. If the Company fails to qualify as a RIC, the Company would become subject to federal income tax as if it were an ordinary corporation, which would substantially reduce our net assets and the amount of income available for distribution to our shareholders.

     WE OPERATE IN A COMPETITIVE MARKET FOR INVESTMENT OPPORTUNITIES. We compete for investments with many other companies and individuals, some of whom have greater resources than we do. Increased competition would make it more difficult for us to purchase or originate investments at attractive prices. As a result of this competition, sometimes we may be precluded from making otherwise attractive investments.

     WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT. We are regulated by the Commission and the SBA. In addition, changes in the laws or regulations that govern BDCs, RICs, real estate investment trusts ("REITs"), SBICs and SBLCs may significantly affect our business. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change. Any change in the law or regulations that govern our business could have a material impact on the Company or its operations.

     QUARTERLY RESULTS MAY FLUCTUATE. The Company's quarterly operating results could fluctuate due to a number of factors. These factors include, among others, variations in the investment origination volume, variation in timing of prepayments, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, you should not rely on quarterly results to be indicative of the Company's performance in future quarters.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1999        1998
       (IN THOUSANDS, EXCEPT NUMBER OF SHARE AMOUNTS)         ----------   --------
                                      ASSETS
Portfolio at value:
      Private finance (cost: 1999-$639,171;
       1998-$382,488).......................................  $  647,040   $388,554
      Commercial real estate finance (cost: 1999-$522,022;
       1998-$356,039).......................................     520,029    354,980
      Small business finance (cost: 1999-$61,708;
       1998-$64,952)........................................      61,428     63,585
                                                              ----------   --------
          Total portfolio at value..........................   1,228,497    807,119
                                                              ----------   --------
Cash and cash equivalents...................................      18,155     25,075
Other assets................................................      43,386     23,885
                                                              ----------   --------
          Total assets......................................  $1,290,038   $856,079
                                                              ==========   ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
      Notes payable and debentures..........................  $  487,350   $233,350
      Revolving credit facilities...........................     105,500    101,000
      Accounts payable and other liabilities................      22,675     21,671
      Dividends and distributions payable...................          --      1,700
                                                              ----------   --------
          Total liabilities.................................     615,525    357,721
                                                              ----------   --------
Commitments and Contingencies
Preferred stock.............................................       7,000      7,000
Shareholders' equity:
      Common stock, $0.0001 par value, 100,000,000 shares
       authorized; 65,930,360 and 56,729,502 issued and
       outstanding at December 31, 1999 and 1998,
       respectively.........................................           6          6
      Additional paid-in capital............................     699,149    526,824
      Common stock held in deferred compensation trust
       (516,779 shares and 810,456 shares at December 31,
       1999 and 1998, respectively).........................      (6,218)   (13,190)
      Notes receivable from sale of common stock............     (29,461)   (23,735)
      Net unrealized appreciation on portfolio..............       4,517      2,380
      Distributions in excess of earnings...................        (480)      (927)
                                                              ----------   --------
          Total shareholders' equity........................     667,513    491,358
                                                              ----------   --------
          Total liabilities and shareholders' equity........  $1,290,038   $856,079
                                                              ==========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            ---------   ---------   ---------
Interest and related portfolio income:
      Interest..............................................  $119,772    $ 79,921     $86,882
      Premiums from loan dispositions.......................    14,284       5,949       7,277
      Post-Merger gain on securitization of commercial
        mortgage loans......................................        --      14,812          --
      Investment advisory fees and other income.............     7,084       6,056       3,246
                                                              --------    --------     -------
          Total interest and related portfolio income.......   141,140     106,738      97,405
                                                              --------    --------     -------
Expenses:
      Interest..............................................    34,860      20,694      26,952
      Employee..............................................    16,136      11,829      10,258
      Administrative........................................    12,350      11,921       8,970
      Merger................................................        --          --       5,159
                                                              --------    --------     -------
          Total operating expenses..........................    63,346      44,444      51,339
                                                              --------    --------     -------
      Formula and cut-off awards............................     6,753       7,049          --
                                                              --------    --------     -------
Portfolio income before net realized and unrealized gains...    71,041      55,245      46,066
                                                              --------    --------     -------
Net realized and unrealized gains:
      Net realized gains....................................    25,391      22,541      10,704
      Net unrealized gains..................................     2,138       1,079       7,209
                                                              --------    --------     -------
          Total net realized and unrealized gains...........    27,529      23,620      17,913
                                                              --------    --------     -------
Income before minority interests and income taxes...........    98,570      78,865      63,979
                                                              --------    --------     -------
Minority interests..........................................        --          --       1,231
Income tax expense..........................................        --         787       1,444
                                                              --------    --------     -------
Net increase in net assets resulting from operations........  $ 98,570    $ 78,078     $61,304
                                                              ========    ========     =======
Basic earnings per common share.............................  $   1.64    $   1.50     $  1.24
                                                              ========    ========     =======
Diluted earnings per common share...........................  $   1.64    $   1.50     $  1.24
                                                              ========    ========     =======
Weighted average common shares outstanding -- basic.........    59,877      51,941      49,218
                                                              ========    ========     =======
Weighted average common shares outstanding -- diluted.......    60,044      51,974      49,251
                                                              ========    ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            ---------   ---------   ---------
Operations:
     Portfolio income before realized and unrealized
       gains................................................  $ 71,041    $ 55,245    $ 46,066
     Net realized gains.....................................    25,391      22,541      10,704
     Net unrealized gains...................................     2,138       1,079       7,209
     Minority interests and income tax expense..............        --        (787)     (2,675)
                                                              --------    --------    --------
          Net increase in net assets resulting from
            operations......................................    98,570      78,078      61,304
                                                              --------    --------    --------
Shareholder distributions:
     Common stock dividends.................................   (97,941)    (75,087)    (85,678)
     Preferred stock dividends..............................      (230)       (230)       (220)
                                                              --------    --------    --------
          Net decrease in net assets resulting from
            shareholder distributions.......................   (98,171)    (75,317)    (85,898)
                                                              --------    --------    --------
Capital share transactions:
     Sale of common stock...................................   164,269      69,675          --
     Net (increase) decrease in notes receivable from sale
       of common stock......................................    (5,725)      5,576     (14,120)
     Issuance of common stock upon the exercise of stock
       options..............................................     5,920         221      28,426
     Issuance of common stock in lieu of cash
       distributions........................................     4,610       6,184      26,612
     Net decrease (increase) in common stock held in
       deferred compensation trust..........................     6,972     (13,190)         --
     Other..................................................      (290)         71       1,602
                                                              --------    --------    --------
          Net increase in net assets resulting from capital
            share transactions..............................   175,756      68,537      42,520
                                                              --------    --------    --------
          Total increase in net assets......................  $176,155    $ 71,298    $ 17,926
                                                              ========    ========    ========
Net assets at beginning of year.............................  $491,358    $420,060    $402,134
                                                              --------    --------    --------
Net assets at end of year...................................  $667,513    $491,358    $420,060
                                                              --------    --------    --------
Net asset value per common share............................  $  10.20    $   8.79    $   8.07
                                                              --------    --------    --------
Common shares outstanding at end of year....................    65,414      55,919      52,047
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1999        1998        1997
                      (IN THOUSANDS)                         ---------   ---------   ---------
Cash flows from operating activities:
  Net increase in net assets resulting from operations.....  $  98,570   $  78,078   $  61,304
  Adjustments
     Net unrealized gains..................................     (2,138)     (1,079)     (7,209)
     Post-Merger gain on securitization of commercial
       mortgages...........................................         --     (14,812)         --
     Depreciation and amortization.........................        788         702         450
     Amortization of loan discounts and fees...............    (10,674)     (6,032)    (10,804)
     Deferred income taxes.................................         --          --       1,087
     Minority interests....................................         --          --       1,231
     Changes in other assets and liabilities...............     (8,712)     11,998      12,881
                                                             ---------   ---------   ---------
       Net cash provided by operating activities...........     77,834      68,855      58,940
                                                             ---------   ---------   ---------
Cash flows from investing activities:
  Portfolio investments....................................   (751,871)   (524,530)   (364,942)
  Repayments of investment principal.......................    145,706     138,081     233,005
  Proceeds from loan sales.................................    198,368      81,013      53,912
  Proceeds from securitization of commercial mortgages.....         --     223,401          --
  Net redemption (purchase) of U.S. government
     securities............................................         --      11,091     (10,301)
  Collections of notes receivable from sale of common
     stock.................................................        195       5,591       6,534
  Other investing activities...............................     (1,754)     (2,539)       (182)
                                                             ---------   ---------   ---------
       Net cash used in investing activities...............   (409,356)    (67,892)    (81,974)
                                                             ---------   ---------   ---------
Cash flows from financing activities:
  Sale of common stock.....................................    164,269      69,896       8,615
  Purchase of common stock by deferred compensation
     trust.................................................         --     (19,431)         --
  Common dividends and distributions paid..................    (95,031)    (69,536)    (58,194)
  Special undistributed earnings distribution paid.........         --      (8,848)         --
  Preferred stock dividends paid...........................       (230)       (450)       (220)
  Net borrowings under (payments on) notes payable and
     debentures............................................    254,000     (69,471)     78,923
  Net borrowings under (payments on) revolving lines of
     credit................................................      4,500      56,158      (6,257)
  Other financing activities...............................     (2,906)     (4,643)     (1,237)
                                                             ---------   ---------   ---------
       Net cash provided by (used in) financing
          activities.......................................    324,602     (46,325)     21,630
                                                             ---------   ---------   ---------
Net decrease in cash and cash equivalents..................  $  (6,920)  $ (45,362)  $  (1,404)
                                                             ---------   ---------   ---------
Cash and cash equivalents at beginning of year.............  $  25,075   $  70,437   $  71,841
                                                             ---------   ---------   ---------
Cash and cash equivalents at end of year...................  $  18,155   $  25,075   $  70,437
                                                             =========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENT OF INVESTMENTS

            PRIVATE FINANCE                                                              DECEMBER 31, 1999
           PORTFOLIO COMPANY                                                            -------------------
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                  INVESTMENT(2)                    COST      VALUE
---------------------------------------  ---------------------------------------------  --------   --------
ACE Products, Inc.                       Debt Securities                                $ 13,386   $ 13,386
-----------------------------------------------------------------------------------------------------------
Acme Paging, L.P.                        Debt Securities                                   6,618      6,618
                                         Partnership Interest                              1,456      2,100
-----------------------------------------------------------------------------------------------------------
Allied Office Products                   Debt Securities                                   9,905      9,905
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
American Barbecue & Grill, Inc.          Warrants                                            125        125
-----------------------------------------------------------------------------------------------------------
ASW Holding Corporation                  Warrants                                             25         25
-----------------------------------------------------------------------------------------------------------
Aurora Communications, LLC               Loans                                            13,370     13,370
                                         Equity Interest                                   1,500      1,500
-----------------------------------------------------------------------------------------------------------
Avborne, Inc.                            Debt Securities                                  11,959     11,959
                                         Warrants                                          1,180      1,180
-----------------------------------------------------------------------------------------------------------
Bakery Chef, Inc.                        Loans                                            10,967     10,967
-----------------------------------------------------------------------------------------------------------
CampGroup, LLC                           Debt Securities                                   2,491      2,491
                                         Warrants                                            220        220
-----------------------------------------------------------------------------------------------------------
Candlewood Hotel Company (1)             Preferred Stock (3,250 shares)                    3,250      3,250
-----------------------------------------------------------------------------------------------------------
Celebrities, Inc.                        Loan                                                310        310
                                         Warrants                                             12        212
-----------------------------------------------------------------------------------------------------------
Convenience Corporation of America       Debt Securities                                   8,355      2,738
                                         Series A Preferred Stock (31,521 shares)            334         --
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Cooper Natural Resources, Inc.           Debt Securities                                   3,460      3,460
                                         Warrants                                             --        538
-----------------------------------------------------------------------------------------------------------
CorrFlex Graphics, LLC                   Loan                                              6,957      6,957
                                         Debt Securities                                   4,942      4,942
                                         Warrants                                             --         --
                                         Options                                              --         --
-----------------------------------------------------------------------------------------------------------
Cosmetic Manufacturing                   Debt Securities                                   5,817      5,817
  Resources, LLC                         Options                                              87         87
-----------------------------------------------------------------------------------------------------------
Coverall North America                   Loan                                              9,298      9,298
-----------------------------------------------------------------------------------------------------------
Csabai Canning Factory Rt.               Hungarian Quotas (9.2%)                             700         --
-----------------------------------------------------------------------------------------------------------
DEH Printed Circuits, Inc.               Warrants                                            250         --
-----------------------------------------------------------------------------------------------------------
DeVlieg-Bullard, Inc. (1)                Warrants                                            350         29
-----------------------------------------------------------------------------------------------------------
Directory Investment Corporation         Common Stock (470 shares)                            --         --
-----------------------------------------------------------------------------------------------------------
Directory Lending Corporation            Series A Common Stock (34 shares)                    --         --
                                         Series B Common Stock (6 shares)                      8         --
                                         Series C Common Stock (10 shares)                    22         --
-----------------------------------------------------------------------------------------------------------
Drilltec Patents & Technologies          Loan                                             10,911      8,755
  Company, Inc.                          Debt Securities                                     786        786
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------

(1)   Public company.
(2)   Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

  The accompanying notes are an integral part of these consolidated financial statements.

            PRIVATE FINANCE                                                              DECEMBER 31, 1999
           PORTFOLIO COMPANY                                                            -------------------
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                  INVESTMENT(2)                    COST      VALUE
---------------------------------------  ---------------------------------------------  --------   --------
EDM Consulting, LLC                      Debt Securities                                $  1,875   $    343
                                         Common Stock (100 shares)                           250         --
-----------------------------------------------------------------------------------------------------------
El Dorado Communications, Inc.           Loans                                               306        306
-----------------------------------------------------------------------------------------------------------
Eparfin S.A.                             Loan                                                 29         29
-----------------------------------------------------------------------------------------------------------
Esquire Communications Ltd. (1)          Warrants                                              6         --
-----------------------------------------------------------------------------------------------------------
Ex Terra Credit Recovery, Inc.           Series A Preferred Stock (500 shares)               500        500
                                         Common Stock (2,500 shares)                          --         --
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Executive Greetings, Inc.                Debt Securities                                  15,825     15,825
                                         Warrants                                            360        360
-----------------------------------------------------------------------------------------------------------
Fairchild Industrial Products Company    Debt Securities                                   5,753      5,753
                                         Warrants                                            280      3,628
-----------------------------------------------------------------------------------------------------------
FTI Consulting, Inc. (1)                 Debt Securities                                  12,053     12,053
                                         Warrants                                            970        970
-----------------------------------------------------------------------------------------------------------
Galaxy American                          Debt Securities                                  30,740     30,740
  Communications, LLC                    Options                                              --        750
-----------------------------------------------------------------------------------------------------------
Garden Ridge Corporation                 Debt Securities                                  26,537     26,537
                                         Preferred Stock (1,130 shares)                    1,130      1,130
                                         Common Stock (471 shares)                           613        613
-----------------------------------------------------------------------------------------------------------
Genesis Worldwide, Inc. (1)              Loan                                              1,328      1,328
                                         Common Stock (41,644 shares)                        214         81
-----------------------------------------------------------------------------------------------------------
Genoa Mine Acquisition Corporation       Loan                                                108        108
-----------------------------------------------------------------------------------------------------------
Gibson Guitar Corporation                Debt Securities                                  15,742     15,742
                                         Warrants                                            525      1,000
-----------------------------------------------------------------------------------------------------------
Ginsey Industries, Inc.                  Loans                                             5,000      5,000
                                         Convertible Debentures                              500        500
                                         Warrants                                             --        154
-----------------------------------------------------------------------------------------------------------
Global Communications, LLC               Loans                                             2,526      2,526
                                         Debt Securities                                   1,733      1,733
                                         Equity Interest                                   6,867      6,867
                                         Options                                           1,639      1,639
-----------------------------------------------------------------------------------------------------------
Golden Eagle/Satellite                   Loans                                             1,390        840
  Archery, LLC                           Convertible Debentures                            2,248      2,008
-----------------------------------------------------------------------------------------------------------
Grant Broadcasting Systems II             Debt Securities                                   5,200      5,200
                                         Warrants                                             87      5,226
-----------------------------------------------------------------------------------------------------------
Grant Television, Inc.                   Debt Securities                                   9,177      9,177
                                         Warrants                                             --      2,500
-----------------------------------------------------------------------------------------------------------
Hotelevision, Inc.                       Preferred Stock (1,000,000 shares)                1,000      1,000
-----------------------------------------------------------------------------------------------------------
Icon International, Inc.                 Series A Preferred Stock (13,720 shares)          1,334      1,334
                                         Series B Preferred Stock (11,987 shares)          1,166      1,166
-----------------------------------------------------------------------------------------------------------
J3 Technology Services Corporation       Debt Securities                                   7,841      7,841
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------

(1)   Public company.
(2)   Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

  The accompanying notes are an integral part of these consolidated financial statements.

            PRIVATE FINANCE                                                              DECEMBER 31, 1999
           PORTFOLIO COMPANY                                                            -------------------
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                  INVESTMENT(2)                    COST      VALUE
---------------------------------------  ---------------------------------------------  --------   --------
Jakel, Inc.                              Loan                                           $ 18,174   $ 18,174
-----------------------------------------------------------------------------------------------------------
JRI Industries, Inc.                     Debt Securities                                   2,134      2,134
                                         Warrants                                             74         74
-----------------------------------------------------------------------------------------------------------
Julius Koch USA, Inc.                    Debt Securities                                   3,502      3,502
                                         Warrants                                            324      4,100
-----------------------------------------------------------------------------------------------------------
Kirker Enterprises, Inc.                 Warrants                                            348      3,495
                                         Equity Interest                                       4          9
-----------------------------------------------------------------------------------------------------------
Kirkland's, Inc.                         Debt Securities                                   6,318      6,318
                                         Warrants                                             96        600
-----------------------------------------------------------------------------------------------------------
Kyrus Corporation                        Debt Securities                                   7,665      7,665
                                         Warrants                                            348        348
-----------------------------------------------------------------------------------------------------------
Liberty-Pittsburgh Systems, Inc.         Debt Securities                                   3,439      3,439
                                         Common Stock (64,535 shares)                        142        142
-----------------------------------------------------------------------------------------------------------
The Loewen Group, Inc. (1)               High-Yield Senior Secured Debt                   15,150     14,150
-----------------------------------------------------------------------------------------------------------
Love Funding Corporation                 Series D Preferred                                  359        213
                                          Stock (26,000 shares)
-----------------------------------------------------------------------------------------------------------
Master Plan, Inc.                        Common Stock (156 shares)                            42      3,042
-----------------------------------------------------------------------------------------------------------
MedAssets.com, Inc.                      Debt Securities                                   3,793      3,793
                                         Series B Convertible                              2,049      2,049
                                          Preferred Stock (227,665 shares)
                                         Warrants                                            136        136
-----------------------------------------------------------------------------------------------------------
Meigher Communications, L.P.             Loan                                              2,938      2,938
-----------------------------------------------------------------------------------------------------------
Mid Atlantic Telecom Plus, LLC           Loan                                             11,109     11,109
-----------------------------------------------------------------------------------------------------------
Midview Associates, L.P.                 Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Monitoring Solutions, Inc.               Loans                                                 7          7
                                         Debt Securities                                   1,823        243
                                         Common Stock (33,333 shares)                         --         --
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Morton Industrial Group (1)              Common Stock (5,835 shares)                         241         20
-----------------------------------------------------------------------------------------------------------
MVL Group                                Debt Securities                                  13,989     13,989
                                         Warrants                                            651        651
-----------------------------------------------------------------------------------------------------------
Net-Tel Communications, Inc.             Debt Securities                                   9,426      9,426
                                         Series B Convertible                              5,000      5,000
                                          Preferred Stock (647 shares)
                                         Warrants                                            500        500
-----------------------------------------------------------------------------------------------------------
Nobel Learning Communities, Inc. (1)     Debt Securities                                   9,492      9,492
                                         Series D Convertible                              2,000      2,000
                                          Preferred Stock (265,957 shares)
                                         Warrants                                            575        575
-----------------------------------------------------------------------------------------------------------
Northeast Broadcasting Group, L.P.       Debt Securities                                     384        384
-----------------------------------------------------------------------------------------------------------
Nursefinders, Inc.                       Debt Securities                                  10,922     10,922
                                         Warrants                                            900        900
-----------------------------------------------------------------------------------------------------------

(1)   Public company.
(2)   Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

  The accompanying notes are an integral part of these consolidated financial statements.

            PRIVATE FINANCE                                                              DECEMBER 31, 1999
           PORTFOLIO COMPANY                                                            -------------------
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                  INVESTMENT(2)                    COST      VALUE
---------------------------------------  ---------------------------------------------  --------   --------
Old Mill Holdings, Inc.                  Debt Securities                                $    140         --
-----------------------------------------------------------------------------------------------------------
Opinion Research Corporation (1)         Debt Securities                                  13,896   $ 13,896
                                         Warrants                                            996        996
-----------------------------------------------------------------------------------------------------------
Outsource Partners, Inc.                 Debt Securities                                  23,802     23,802
                                         Warrants                                            826        826
-----------------------------------------------------------------------------------------------------------
Panera Bread Company (1)                 Warrants                                            227        271
-----------------------------------------------------------------------------------------------------------
Physician Specialty Corporation          Debt Securities                                  14,388     14,388
                                         Redeemable Preferred                                850        850
                                          Stock (850 shares)
                                         Convertible Preferred                               150        150
                                          Stock (97,411 shares)
                                         Warrants                                            476        476
-----------------------------------------------------------------------------------------------------------
Pico Products, Inc. (1)                  Loan                                              1,300      1,300
                                         Debt Securities                                   4,591      2,591
                                         Common Stock (208,000 shares)                        59          3
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Polaris Pool Systems, Inc.               Debt Securities                                   6,395      6,395
                                         Warrants                                          1,050      1,050
-----------------------------------------------------------------------------------------------------------
Powell Plant Farms, Inc.                 Loan                                             15,031     15,031
-----------------------------------------------------------------------------------------------------------
Progressive International Corporation    Debt Securities                                   3,940      3,940
                                         Preferred Stock (500 shares)                        500        500
                                         Common Stock (197 shares)                            13         13
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Schwinn/GT                               Debt Securities                                   9,978      9,978
                                         Warrants                                            395        395
-----------------------------------------------------------------------------------------------------------
Seasonal Expressions, Inc.               Series A Preferred                                  993        136
                                          Stock (1,000 shares)
-----------------------------------------------------------------------------------------------------------
Soff-Cut Holdings, Inc.                  Debt Securities                                   8,140      8,140
                                         Warrants                                            446        446
                                         Preferred Stock (300 shares)                        300        300
                                         Common Stock (2,000 shares)                         200        200
-----------------------------------------------------------------------------------------------------------
Southwest PCS, L.P.                      Debt Securities                                   6,364      6,364
                                         Options                                           1,000      2,000
-----------------------------------------------------------------------------------------------------------
Spa Lending Corporation                  Preferred Stock (28,625 shares)                     469        360
                                         Common Stock (6,208 shares)                          25         18
-----------------------------------------------------------------------------------------------------------
SunStates Refrigerated Services, Inc.    Loans                                             6,130      4,641
                                         Debt Securities                                   2,445      1,316
-----------------------------------------------------------------------------------------------------------
Sure-Tel, Inc.                           Preferred Stock (1,116,902 shares)                3,108      3,108
                                         Warrants                                            662        662
                                         Options                                              --         --
-----------------------------------------------------------------------------------------------------------
Sydran Food Services II, L.P.            Debt Securities                                  11,674     11,674
                                         Options                                             266        266
-----------------------------------------------------------------------------------------------------------
Teknekron Infoswitch Corporation         Debt Securities                                  13,863     13,863
                                         Warrants                                            900        900
-----------------------------------------------------------------------------------------------------------

(1)   Public company.
(2)   Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

  The accompanying notes are an integral part of these consolidated financial statements.

            PRIVATE FINANCE                                                              DECEMBER 31, 1999
           PORTFOLIO COMPANY                                                            -------------------
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                  INVESTMENT(2)                    COST      VALUE
---------------------------------------  ---------------------------------------------  --------   --------
Total Foam, Inc.                         Debt Securities                                $  1,528   $    135
                                         Common Stock (910 shares)                            57         --
-----------------------------------------------------------------------------------------------------------
Tubbs Snowshoe Company, LLC              Debt Securities                                   3,886      3,886
                                         Warrants                                             54         54
                                         Equity Interests                                    500        500
-----------------------------------------------------------------------------------------------------------
United Pet Group                         Debt Securities                                   4,938      4,938
                                         Warrants                                             15         15
-----------------------------------------------------------------------------------------------------------
Unitel, Inc.                             Debt Securities                                   3,694      3,694
                                         Warrants                                            360      1,010
-----------------------------------------------------------------------------------------------------------
Wildwood Designs, Inc.                   Loan                                              1,167      1,167
-----------------------------------------------------------------------------------------------------------
Williams Brothers Lumber Company         Warrants                                             24        322
-----------------------------------------------------------------------------------------------------------
Wilton Industries, Inc.                  Loan                                             12,390     12,390
-----------------------------------------------------------------------------------------------------------
Woodstream Corporation                   Debt Securities                                   8,000      8,000
                                         Equity Interests                                  1,700      1,700
                                         Warrants                                             --         --
-----------------------------------------------------------------------------------------------------------
Wyo-Tech Acquisition Corporation         Debt Securities                                  15,113     15,113
                                         Preferred Stock (100 shares)                      3,700      3,700
                                         Common Stock (99 shares)                            100      4,100
-----------------------------------------------------------------------------------------------------------
     Total private finance (91 investments)                                             $639,171   $647,040
-----------------------------------------------------------------------------------------------------------

                                                                             DECEMBER 31, 1999
                                                 INTEREST       NUMBER OF   -------------------
  (IN THOUSANDS, EXCEPT NUMBER OF LOANS)       RATE RANGES        LOANS       COST      VALUE
-------------------------------------------  ----------------   ---------   --------   --------
COMMERCIAL MORTGAGE-BACKED SECURITIES
Commercial Mortgage Loans                        Up to  6.99%        5      $  1,422   $  1,422
                                                 7.00%- 8.99%       15        71,619     71,595
                                                 9.00%-10.99%       41        39,415     39,623
                                                11.00%-12.99%       30        25,016     25,175
                                                13.00%-14.99%       12        15,207     15,230
                                             15.00% and above        3         1,088      1,064
-----------------------------------------------------------------------------------------------
     Total commercial mortgage loans                               106       153,767    154,109
-----------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                                                                               DECEMBER 31, 1999
                                                      STATED                  -------------------
                                                     INTEREST      FACE        COST         VALUE
                                                     --------     ------      -------       ------
Purchased CMBS
  Mortgage Capital Funding, Series 1998-MC3            5.5%     $ 61,302   $   29,141   $   29,141
  Morgan Stanley Capital I, Series 1999-RM1            6.4%       71,640       35,453       35,453
  COMM 1999-1                                          5.7%      105,010       54,166       54,166
  Morgan Stanley Capital I, Series 1999-FNV1           6.1%       49,486       24,505       24,505
  DLJ Commercial Mortgage Trust 1999-CG2               6.1%       96,622       44,288       44,288
  Commercial Mortgage Acceptance Corp., Series
     1999-C1                                           6.8%       50,449       28,115       28,115
  LB Commercial Mortgage Trust, Series 1999-C2         6.7%       42,391       20,054       20,054
  Chase Commercial Mortgage Securities Corp.,
     Series 1999-2                                     6.5%       43,046       20,121       20,121
  FUNB CMT, Series 1999-C4                             6.5%       49,288       21,851       21,851
--------------------------------------------------------------------------------------------------
     Total purchased CMBS                                       $569,234   $  277,694   $  277,694
--------------------------------------------------------------------------------------------------
Residual CMBS                                                                  76,374       76,374
--------------------------------------------------------------------------------------------------
Residual Interest Spread                                                        6,882        5,382
--------------------------------------------------------------------------------------------------
Real Estate Owned                                                               7,305        6,470
--------------------------------------------------------------------------------------------------
     Total commercial real estate finance                                  $  522,022   $  520,029
--------------------------------------------------------------------------------------------------
Small business finance                                                     $   61,708   $   61,428
--------------------------------------------------------------------------------------------------
Total portfolio at value                                                   $1,222,901   $1,228,497
--------------------------------------------------------------------------------------------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

     Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). Allied Capital Corporation has two wholly owned subsidiaries that have also elected to be regulated as BDCs. Allied Investment Corporation ("Allied Investment") is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company ("SBIC"). Allied Capital SBLC Corporation ("Allied SBLC") is licensed by the Small Business Administration ("SBA") as a Small Business Lending Company and is a participant in the SBA Section 7(a) Guaranteed Loan Program. In addition, the Company has a real estate investment trust subsidiary, Allied Capital REIT, Inc. ("Allied REIT") and several single-member limited liability companies established primarily to hold real estate properties.

     Allied Capital Corporation and its subsidiaries, collectively, are hereinafter referred to as the "Company."

     The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests primarily in private, small and middle-market companies in a variety of industries and in diverse geographic locations in the United States.

     On December 31, 1997, Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation, and Allied Capital Advisers ("Advisers") merged with and into Allied Capital Lending Corporation ("Allied Lending") (each a "Predecessor Company" and collectively the "Predecessor Companies") in a stock-for-stock exchange (the "Merger"). Immediately following the Merger, Allied Lending changed its name to Allied Capital Corporation.

     The consolidated financial statements reflect the operations of the Company, with the year ended December 31, 1997 restated as if the Predecessor Companies had merged as of the beginning of the year.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned or majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1998 and 1997 balances to conform with the 1999 financial statement presentation. The consolidated financial statements for 1997 and prior periods have been restated to include the accounts of the Predecessor Companies. Transaction fees and expenses related to the Merger were expensed in the fourth quarter of 1997.

  VALUATION OF PORTFOLIO INVESTMENTS

     Portfolio assets are carried at fair value as determined by the Board of Directors under the Company's valuation policy.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
  LOANS AND DEBT SECURITIES

     The values of loans and debt securities are considered to be amounts that could be realized in the normal course of business, which generally anticipates the Company holding the loan to maturity and realizing the face value of the loan. For loans and debt securities, value normally corresponds to cost unless the borrower's condition or external factors lead to a determination of value at a lower amount.

     Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Loan origination fees, original issue discount and market discount are amortized into interest income using the effective interest method. Yields on loans and debt securities are computed on these investments at value.

  EQUITY SECURITIES

     Equity interests in portfolio companies for which there is no public market are valued based on various factors including a history of positive cash flow from operations, the market value of comparable publicly traded companies, and other pertinent factors such as recent offers to purchase a portfolio company's securities or other liquidation events. The determined values are generally discounted to account for liquidity issues and minority control positions.

     The Company's equity interests in public companies that carry certain restrictions on sale are typically valued at a discount from the public market value of the security at the balance sheet date. Restricted and unrestricted publicly traded stocks may also be valued at a discount due to the investment size or market liquidity concerns.

  COMMERCIAL MORTGAGE-BACKED SECURITIES ("CMBS")

     CMBS consists of purchased commercial mortgage-backed securities ("Purchased CMBS"), residual interest in a mortgage securitization ("Residual CMBS") and residual interest spread.

  PURCHASED CMBS

     The Purchased CMBS is carried at fair value. The Company recognizes income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, and actual and estimated prepayment speeds. Changes in estimated yield are currently recognized as an adjustment to the estimated yield over the remaining life of the Purchased CMBS. The Company recognizes unrealized depreciation on its Purchased CMBS whenever it determines that the value of its Purchased CMBS is less than the cost basis.

  RESIDUAL CMBS

     The Company values its residual interest in securitization and recognizes income using the same accounting policies used for the Purchased CMBS.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
  RESIDUAL INTEREST SPREAD

     Residual interest spread is carried at fair value based on discounted estimated future cash flows. The Company recognizes income from the residual interest spread using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

  NET REALIZED AND UNREALIZED GAINS

     Realized gains or losses are measured by the difference between the net proceeds from the sale and the cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the year, net of recoveries. Unrealized gains or losses reflect the change in portfolio investment values during the reporting period.

  DEFERRED FINANCING COSTS

     Financing costs are based on actual costs incurred in obtaining financing and are deferred and amortized as part of interest expense over the term of the related debt instrument.

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company may or may not use derivative financial instruments to reduce interest rate risk. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

  DIVIDENDS TO SHAREHOLDERS

     Dividends to shareholders are recorded on the record date.

  FEDERAL AND STATE INCOME TAXES

     The Company and its wholly owned subsidiaries intend to comply with the requirements of the Internal Revenue Code ("Code") that are applicable to regulated investment companies ("RIC") and real estate investment trusts ("REIT"). The Company and its wholly owned subsidiaries intend to annually distribute or retain through a deemed distribution all of their taxable income to shareholders; therefore, the Company has made no provision for income taxes.

     With the exception of Advisers, the Predecessor Companies qualified as a RIC or a REIT; however, Advisers was a corporation subject to federal and state income taxes. Income tax expense reported on the consolidated statement of operations relates to the operations of Advisers for all periods presented.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
  PER SHARE INFORMATION

     Basic earnings per share is calculated using the weighted average number of shares outstanding for the period presented. Diluted earnings per share reflects the potential dilution that could occur if options to issue common stock were exercised into common stock. Earnings per share is computed after subtracting dividends on preferred shares.

  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

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

NOTE 3. PORTFOLIO

     The Company's investment operations are conducted in three primary areas: private finance, commercial real estate finance, and small business finance.

  PRIVATE FINANCE

     At December 31, 1999 and 1998, the private finance portfolio consisted of the following:

                                                     1999                          1998
                                          ---------------------------   ---------------------------
                                            COST      VALUE     YIELD     COST      VALUE     YIELD
                                          --------   --------   -----   --------   --------   -----
                                                               (IN THOUSANDS)
Loans and debt securities...............  $578,570   $559,746   14.2%   $354,870   $339,163   14.6%
Equity interests........................    60,601     87,294             27,618     49,391
                                          --------   --------           --------   --------
          Total.........................  $639,171   $647,040           $382,488   $388,554
                                          ========   ========           ========   ========

     Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company's equity at a nominal price.

     Debt securities would typically have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary.

     Equity interests consist primarily of securities issued by privately owned companies and may be subject to restrictions on their resale or otherwise illiquid. Equity securities generally do not produce a current return, but are held for investment appreciation and ultimate gain on sale.

     At December 31, 1999 and 1998, approximately 98% of the Company's private finance loan portfolio was composed of fixed interest rate loans. At December 31, 1999 and 1998, loans and debt securities with a value of $34,560,000 and $5,459,000, respectively, were not accruing interest.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO, CONTINUED
     The geographic and industry compositions of the private finance portfolio at December 31, 1999 and 1998 were as follows:

                                                              1999   1998
                                                              ----   ----
GEOGRAPHIC REGION
Southeast...................................................   27%    23%
Midwest.....................................................   26     27
Mid-Atlantic................................................   23     28
West........................................................   11     11
Northeast...................................................    9      4
International...............................................    4      7
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===
INDUSTRY
Business Services...........................................   32%    15%
Consumer Products...........................................   19     25
Telecommunications..........................................   13     14
Industrial Products.........................................   11      8
Retail......................................................    8      9
Broadcasting................................................    6      9
Education...................................................    5      8
Other.......................................................    6     12
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===

  COMMERCIAL REAL ESTATE FINANCE

     At December 31, 1999 and 1998, the commercial real estate finance portfolio consisted of the following:

                                             1999                          1998
                                  ---------------------------   ---------------------------
                                    COST      VALUE     YIELD     COST      VALUE     YIELD
                                  --------   --------   -----   --------   --------   -----
                                                       (IN THOUSANDS)
Loans...........................  $153,767   $154,109    9.4%   $232,745   $233,186   10.4%
CMBS............................   360,950    359,450   13.5%    115,174    113,674   11.2%
REO.............................     7,305      6,470              8,120      8,120
                                  --------   --------           --------   --------
          Total.................  $522,022   $520,029           $356,039   $354,980
                                  ========   ========           ========   ========

  LOANS

     The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers.

     At December 31, 1999 and 1998, approximately 81% and 19%, and 68% and 32% of the Company's commercial mortgage loan portfolio was composed of fixed and adjustable interest rate

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO, CONTINUED
loans, respectively. As of December 31, 1999 and 1998, loans with a value of $8,334,000 and $5,436,000, respectively, were not accruing interest.

     The geographic composition and the property types securing the commercial mortgage loan portfolio at December 31, 1999 and 1998 were as follows:

                                                              1999   1998
                                                              ----   ----
GEOGRAPHIC REGION
Mid-Atlantic................................................   32%    37%
Southeast...................................................   31     26
West........................................................   25     24
Midwest.....................................................    9      9
Northeast...................................................    3      4
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===
PROPERTY TYPE
Hospitality.................................................   42%    47%
Office......................................................   24     20
Retail......................................................   11     14
Recreation..................................................    8      7
Other.......................................................   15     12
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===

  CMBS

     At December 31,1999 and 1998, the CMBS portfolio consisted of the following:

                                                     1999                  1998
                                              -------------------   -------------------
                                                COST      VALUE       COST      VALUE
                                              --------   --------   --------   --------
                                                           (IN THOUSANDS)
Purchased CMBS..............................  $277,694   $277,694   $ 32,221   $ 32,221
Residual CMBS...............................    76,374     76,374     70,771     70,771
Residual interest spread....................     6,882      5,382     12,182     10,682
                                              --------   --------   --------   --------
          Total.............................  $360,950   $359,450   $115,174   $113,674
                                              ========   ========   ========   ========

  PURCHASED CMBS

     The Company has Purchased CMBS bonds with a face amount of $569,234,000 and a cost of $277,694,000, with the difference representing original issue discount. As of December 31, 1999 and 1998, the estimated yield to maturity on the Purchased CMBS was approximately 14.6% and 15%, respectively. The Company's yield on its Purchased CMBS is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the Purchased CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. At December 31, 1999 and 1998,

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO, CONTINUED
the yield on the Purchased CMBS portfolio was computed assuming a 1% loss estimate for its entire underlying collateral mortgage pool. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

     The non-investment grade and unrated tranches of the Purchased CMBS bonds are junior in priority for payment of principal to the more senior tranches of the related commercial securitization. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the subordinate tranche will bear this loss first.

     The underlying rating classes of the Purchased CMBS is as follows:

                                                       1999                    1998
                                               ---------------------   --------------------
                                                          PERCENTAGE             PERCENTAGE
                                                VALUE      OF TOTAL     VALUE     OF TOTAL
                                               --------   ----------   -------   ----------
                                                              (IN THOUSANDS)
BB...........................................  $ 41,091      14.8%     $ 4,109      12.8%
BB-..........................................    46,692      16.8        4,269      13.2
B+...........................................    41,765      15.0           --        --
B............................................    64,830      23.4       13,133      40.8
B-...........................................    40,995      14.8        4,711      14.6
CCC..........................................     6,506       2.3           --        --
Unrated......................................    35,815      12.9        5,999      18.6
                                               --------     -----      -------     -----
          Total..............................  $277,694     100.0%     $32,221     100.0%
                                               ========     =====      =======     =====

  RESIDUAL CMBS AND RESIDUAL INTEREST SPREAD

     The Residual CMBS primarily consists of a retained interest from a post-Merger asset securitization whereby bonds were sold in three classes rated "AAA," "AA" and "A."

     The Company sold $295 million of loans, and received cash proceeds, net of costs, of approximately $223 million. The Company retained a trust certificate for its residual interest in the loan pool sold, and will receive interest income from this Residual CMBS as well as the Residual Interest Spread from the interest earned on the loans sold less the interest paid on the bonds over the life of the bonds.

     As a result of this securitization, the Company recorded a gain of $14.8 million, net of the costs of the securitization and the cost of settlement of interest rate swaps. As of December 31, 1999 and 1998, the mortgage loan pool had an approximate weighted average stated interest rate of 9.3% and 9.4%, respectively. The three bond classes sold had an aggregate weighted average interest rate of 6.5% and 6.4% as of December 31, 1999 and 1998, respectively. The value of the Residual CMBS was determined using a discount rate equal to the average interest rate of the underlying mortgage loans. The value of the residual interest spread was determined based on a constant prepayment rate of 7% and a discount rate of 14%.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO, CONTINUED
     The geographic composition and the property types of the underlying mortgage loan pools securing the CMBS at December 31, 1999 and 1998 were as follows:

                                                              1999   1998
                                                              ----   ----
GEOGRAPHIC REGION
West........................................................   32%    18%
Mid-Atlantic................................................   23     32
Midwest.....................................................   21     20
Southeast...................................................   20     24
Northeast...................................................    4      6
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===
PROPERTY TYPE
Retail......................................................   33%    32%
Housing.....................................................   29     13
Office......................................................   20     21
Hospitality.................................................    9     23
Other.......................................................    9     11
                                                              ---    ---
          Total.............................................  100%   100%
                                                              ===    ===

  SMALL BUSINESS FINANCE

     At December 31,1999 and 1998, the small business finance portfolio consisted of the following:

                                                        1999                1998
                                                  -----------------   -----------------
                                                   COST      VALUE     COST      VALUE
                                                  -------   -------   -------   -------
                                                             (IN THOUSANDS)
7(a) loans......................................  $43,246   $43,000   $57,652   $56,285
Residual interest in loans sold.................    4,036     4,036        --        --
Residual interest spread........................   14,046    14,046     7,250     7,250
REO.............................................      380       346        50        50
                                                  -------   -------   -------   -------
          Total.................................  $61,708   $61,428   $64,952   $63,585
                                                  =======   =======   =======   =======

     The Company, through its wholly owned subsidiary, Allied SBLC, participates in the SBA's Section 7(a) Guaranteed Loan Program ("7(a) loans").

     Pursuant to Section 7(a) of the Small Business Act of 1958, the SBA will guarantee 80% of any qualified loan up to $100,000 regardless of maturity, and 75% of any such loan over $100,000 regardless of maturity, to a maximum guarantee of $750,000 for any one borrower. SBA regulations define qualified small businesses generally as businesses with no more than $5 million in annual sales or no more than 500 employees.

     The Company charges interest on the 7(a) loans at a variable rate, typically 1.75% to 2.75% above the prime rate, as published in The Wall Street Journal or other financial newspaper, adjusted monthly. All loans are payable in equal monthly installments of principal and interest from the date on which the loan was made to its maturity.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO, CONTINUED
     As permitted by SBA regulations, the Company sells to investors, without recourse, 100% of the guaranteed portion of its 7(a) loans while retaining the right to service 100% of such loans. Additionally, the Company sells up to a 90% interest in the unguaranteed portion of its 7(a) loans through a structured finance agreement with a commercial paper conduit.

     In 1999, the Company sold $36,387,000 of the unguaranteed portion of 7(a) loans into the facility. The Company received $35,500,000 in proceeds and retained a subordinated interest valued at $4,036,000. The Company recognized a premium from the loan sale of $4,106,000, which includes the value of the retained residual interest spread.

     As of December 31, 1999 and 1998, 7(a) loans with a value of $5,562,000 and $5,806,000, respectively, were not accruing interest.

     As of December 31,1999 and 1998, 7(a) loans include a balance of $7,667,000 and $3,229,000, respectively, that is guaranteed by the SBA.

NOTE 4.  DEBT

     At December 31, 1999 and 1998, the Company had the following debt:

                                                     1999                  1998
                                              -------------------   -------------------
                                              FACILITY    AMOUNT    FACILITY    AMOUNT
                                               AMOUNT     DRAWN      AMOUNT     DRAWN
                                              --------   --------   --------   --------
                                                           (IN THOUSANDS)
Notes payable and debentures:
  Unsecured long-term notes payable.........  $419,000   $419,000   $180,000   $180,000
  SBA debentures............................    74,650     62,650     74,650     47,650
  OPIC loan.................................     5,700      5,700      5,700      5,700
                                              --------   --------   --------   --------
          Total notes payable and
            debentures......................   499,350    487,350    260,350    233,350
                                              ========   ========   ========   ========
Revolving credit facilities:
  Revolving line of credit..................   340,000     82,000    200,000     95,000
  Master loan and security agreement........   100,000     23,500    250,000      6,000
                                              --------   --------   --------   --------
          Total revolving credit
            facilities......................   440,000    105,500    450,000    101,000
                                              --------   --------   --------   --------
  Total.....................................  $939,350   $592,850   $710,350   $334,350
                                              ========   ========   ========   ========

NOTES PAYABLE AND DEBENTURES

  UNSECURED LONG-TERM NOTES PAYABLE

     In June 1998, May 1999 and November 1999, the Company issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have terms of five or seven years. The weighted average interest rate on the notes was 7.6% and 7.2% at December 31, 1999 and 1998, respectively. The notes may be prepaid in whole or in part together with an interest premium, as stipulated in the note agreement.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 4. DEBT, CONTINUED
  SBA DEBENTURES

     At December 31, 1999 and 1998, the Company had debentures payable to the SBA with terms of ten years and at interest rates ranging from 6.6% to 9.6%. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to maturity.

     Scheduled future maturities of notes payable and debentures at December 31, 1999 are as follows:

                            YEAR                              AMOUNT MATURING
                            ----                              ---------------
                                                              (IN THOUSANDS)
2000........................................................     $ 17,300
2001........................................................        9,350
2002........................................................           --
2003........................................................      140,000
2004........................................................      221,000
Thereafter..................................................       99,700
                                                                 --------
          Total.............................................     $487,350
                                                                 ========

REVOLVING CREDIT FACILITIES

  REVOLVING LINE OF CREDIT

     In May 1999, the Company increased its unsecured revolving line of credit to $340,000,000 from $315,000,000. The facility bears interest at the London Interbank Offer Rate ("LIBOR") plus 1.25% and adjusts at the beginning of each new interest period, usually every thirty days. The interest rates were 7.7% and 6.9% at December 31, 1999 and December 31, 1998, respectively, and the facility requires a commitment fee equal to 0.25% of the committed amount. The new line expires in March 2001. The line of credit requires monthly interest payments and all principal is due upon its expiration. In January 2000, the Company increased its unsecured revolving line of credit to $360,000,000.

  MASTER LOAN AND SECURITY AGREEMENT

     The Company has a facility to borrow up to $100,000,000, using certain commercial mortgage loans as collateral. The Company pledges commercial mortgage loans as collateral for the facility such that the amount borrowed is approximately equal to 80% of the value of the collateral pledged. The agreement generally requires interest-only payments with all principal due at maturity. Principal may be repaid at any time without penalty. The agreement bears interest at the one-month LIBOR plus 1.0%, and adjusts daily, or 6.8% and 6.6% at December 31, 1999 and 1998, respectively. The agreement matures on October 27, 2000.

     The average debt outstanding on the revolving credit facilities was $123,860,000 and $73,836,000 for the years ended December 31, 1999 and 1998, respectively. The maximum amount borrowed under these facilities and the weighted average interest rate for the years ended December 31, 1999 and 1998, were $199,392,000 and $135,000,000, and 6.5% and 6.7%, respectively.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 5. INCOME TAXES

     For the years ended December 31, 1999, 1998 and 1997, the Company's effective tax rate was 0.0%, 1.0% and 2.3%, respectively.

     For the year ended December 31, 1998, the Company incurred income tax expense of $787,000, which resulted from the realization of a taxable net built-in gain associated with property owned by Advisers prior to the Merger.

     For the year ended December 31, 1997, the Company's income was subject to federal and state taxes related to the income generated by the pre-Merger operations of Advisers.

NOTE 6. PREFERRED STOCK

     Allied Investment has outstanding a total of 60,000 shares of $100 par value, 3% cumulative preferred stock and 10,000 shares of $100 par value, 4% redeemable cumulative preferred stock issued to the SBA pursuant to Section 303(c) of the Small Business Investment Act of 1958, as amended. The 3% cumulative preferred stock does not have a required redemption date. Allied Investment has the option to redeem in whole or in part the preferred stock by paying the SBA the par value of such securities and any dividends accumulated and unpaid to the date of redemption. The 4% redeemable cumulative preferred stock has a required redemption date in June 2005.

NOTE 7. SHAREHOLDERS' EQUITY

     Sale of common stock in 1999 and 1998 was as follows:

                                                                1999     1998
                                                              --------  -------
                                                               (IN THOUSANDS)
Number of common shares.....................................     8,659    4,367
Gross proceeds..............................................  $172,539  $73,736
Less costs including underwriting fees......................   (8,270)  (4,061)
                                                              --------  -------
  Net proceeds..............................................  $164,269  $69,675
                                                              ========  =======

     The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sale prices reported for the Company's common stock for the five consecutive days immediately prior to the dividend payment date.

     Dividend reinvestment plan activity for 1999, 1998 and 1997 was as follows:

                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                    (IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Shares issued...............................................     233       241       551
Average price per share.....................................  $19.43    $20.35    $15.67

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 8. EARNINGS PER COMMON SHARE

                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                    (IN THOUSANDS,
                                                               EXCEPT PER SHARE AMOUNTS)
Net increase in net assets resulting from operations........  $98,570   $78,078   $61,304
Less preferred stock dividends..............................     (230)     (230)     (220)
                                                              -------   -------   -------
Income available to common shareholders.....................  $98,340   $77,848   $61,084
                                                              =======   =======   =======
Basic shares outstanding....................................   59,877    51,941    49,218
Options outstanding to officers.............................      167        33        33
                                                              -------   -------   -------
Diluted shares outstanding..................................   60,044    51,974    49,251
                                                              =======   =======   =======
BASIC EARNINGS PER COMMON SHARE.............................  $  1.64   $  1.50   $  1.24
                                                              =======   =======   =======
DILUTED EARNINGS PER COMMON SHARE...........................  $  1.64   $  1.50   $  1.24
                                                              =======   =======   =======

NOTE 9. EMPLOYEE STOCK OWNERSHIP PLAN, 401(K) PLAN AND DEFERRED COMPENSATION
        PLAN

     The Company had an employee stock ownership plan ("ESOP"). Pursuant to the ESOP, the Company was obligated to contribute 5% of each eligible participant's total cash compensation for the year to a plan account on the participant's behalf, which vested over a two-year period. ESOP contributions were used to purchase shares of the Company's common stock.

     As of December 31, 1999 and 1998, the ESOP held 303,210 shares and 282,500 shares, respectively, of the Company's common stock, all of which had been allocated to participants' accounts. The plan is funded annually and the total ESOP contribution expense for the years ended December 31, 1999, 1998, and 1997 was $641,000, $489,000 and $351,000, respectively, net of forfeitures of $4,100, $4,000, and $0, respectively. In 1999, the Company established a 401(k) plan (see below) and elected to terminate the ESOP Plan in 2000. During 2000, the ESOP assets will be transferred into the 401(k) plan.

     The Company has a 401(k) retirement investment plan, which is open to all of its employees. The employees may elect voluntary wage deferrals ranging from 0% to 15% of taxable compensation for the year. In 2000, the Company will begin making contributions to the 401(k) plan under the same terms that ESOP contributions were made.

     The Company also has a deferred compensation plan (the "DC Plan"). Eligible participants in the DC Plan may elect to defer some of their compensation and have such compensation credited to a participant account. All amounts credited to a participant's account shall be credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company's general creditors. Amounts credited to participants under the DC Plan are at all times 100% vested and non-forfeitable except for amounts credited to participants' accounts related to the Formula Award (see Note 11). A participant's account shall become distributable upon his or her separation from service, retirement, disability, death or at a future determined date. All DC Plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company's insolvency. Amounts deferred by participants under the DC Plan are funded to a trust, the trustee of which administers the DC Plan on behalf of the Company.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 10. STOCK OPTION PLAN

     In conjunction with the Merger, all stock option plans that existed for Allied Lending and the Predecessor Companies before the Merger ("Old Plans") were cancelled on December 31, 1997, and at a special meeting of shareholders on November 26, 1997, the Company's shareholders approved a new stock option plan ("Option Plan") for the Company to be effected post-Merger.

  THE OPTION PLAN

     The purpose of the Option Plan is to provide officers and non-officer directors of the Company with additional incentives. Options may be granted from time to time on up to 6,250,000 shares, which represents approximately 10% of the outstanding shares as of December 31, 1999.

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

     Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 1999 and 1998 is as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                               OPTION PRICE
                                                              SHARES            PER SHARE
                                                              ------           ------------
                                                                     (IN THOUSANDS,
                                                                EXCEPT PER SHARE AMOUNTS)
Options outstanding at January 1, 1998......................     --               $   --
Granted.....................................................  5,190                20.16
Exercised...................................................    (10)               21.38
Forfeited...................................................    (66)               21.38
                                                              -----               ------
Options outstanding at December 31, 1998....................  5,114               $20.14
Granted.....................................................  1,288                19.75
Exercised...................................................   (318)               19.07
Forfeited...................................................   (195)               20.00
                                                              -----               ------
Options outstanding at December 31,1999.....................  5,889               $20.12
                                                              =====               ======

  OLD PLAN ACTIVITY

     During 1997, the Predecessor Companies granted 1,474,000 options under the Old Plans at exercise prices ranging from $9.53 to $22.58 per share. Total shares issued pursuant to the exercise of stock options totaled 2,395,000 during 1997.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 10. STOCK OPTION PLAN, CONTINUED
  NOTES RECEIVABLE FROM THE SALE OF COMMON STOCK

     The Company provides loans to officers for the exercise of options. The loans have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders' equity. For the years ended December 31, 1999, 1998 and 1997, the Company had outstanding loans to officers of $29,461,000, $23,735,000, and $29,611,000, respectively. Officers with outstanding loans repaid principal of $195,000, $5,591,000, and $6,534,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company recognized interest income from these loans of $1,539,000, $1,600,000, and $1,031,000, respectively, during these same periods.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                            TOTAL      WEIGHTED AVERAGE                       TOTAL
       RANGE OF            NUMBER         REMAINING          WEIGHTED         NUMBER         WEIGHTED
       EXERCISE          OUTSTANDING   CONTRACTUAL LIFE      AVERAGE       EXERCISABLE       AVERAGE
        PRICES           AT 12/31/99       (YEARS)        EXERCISE PRICE   AT 12/31/99    EXERCISE PRICE
       --------          -----------   ----------------   --------------   ------------   --------------
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND YEARS)
$15.19-$17.75..........       774            9.75             $17.25            154           $16.92
$17.88.................     1,196            8.94             $17.88            265           $17.88
$18.50-$19.94..........       238            9.26             $19.55             55           $19.50
$21.38.................     3,157            8.02             $21.38          1,045           $21.38
$22.00-$22.50..........       524            9.65             $22.16            170           $22.11
                            -----            ----             ------          -----           ------
$15.19-$22.50..........     5,889            8.63             $20.12          1,689           $20.43
                            =====            ====             ======          =====           ======

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

                                                      1999             1998             1997
                                                    --------         --------         --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net increase in net assets resulting from
  operations:
     As reported..................................  $98,570          $78,078          $61,304
     Pro forma....................................  $94,510          $72,684          $60,656
Basic earnings per common share:
     As reported..................................    $1.64            $1.50            $1.24
     Pro forma....................................    $1.58            $1.39            $1.23
Diluted earnings per common share:
     As reported..................................    $1.64            $1.50            $1.24
     Pro forma....................................    $1.57            $1.39            $1.23

     Pro forma expenses are based on the underlying value of the options granted by the Company and the Predecessor Companies. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions for

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 10. STOCK OPTION PLAN, CONTINUED
grants: risk-free interest rate of 5.9%, 5.0% and 5.7% for 1999, 1998 and 1997, respectively; expected life of approximately five years for all options granted; expected volatility of 37%, 35% and 35% for 1999, 1998 and 1997, respectively.

NOTE 11. CUT-OFF AWARD AND FORMULA AWARD

     The Predecessor Companies' existing stock option plans were canceled and the Company established a cut-off dollar amount for all existing, but unvested options as of the date of the Merger (the "Cut-off Award"). The Cut-off Award was computed for each unvested option as of the Merger date. The Cut-off Award was equal to the difference between the market price on August 14, 1997 (the Merger announcement date) of the shares of stock underlying the option less the exercise price of the option. The Cut-off Award was payable for each unvested option upon the future vesting date of that option. The Cut-off Award was designed to cap the appreciated value in unvested options at the Merger announcement date, in order to set the foundation to balance option awards upon the Merger. The Cut-off Award approximated $2.9 million in the aggregate and has been expensed as the Cut-off Award vests. For the years ended December 31, 1999 and 1998, $532,000 and $807,000, respectively, of the Cut-off Award vested.

     The Formula Award was established to compensate employees from the point when their unvested options would cease to appreciate in value (the Merger announcement date), up until the time at which they would be able to receive option awards in ACC post-merger. In the aggregate, the Formula Award equaled 6% of the difference between an amount equal to the combined aggregated market capitalizations of the Predecessor Companies as of the close of the market on the day before the Merger date (December 30, 1997), less an amount equal to the combined aggregate market capitalizations of Allied Lending and the Predecessor Companies as of the close of the market on the Merger announcement date. Advisers' compensation committee allocated the Formula Award to individual officers on December 30, 1997. The amount of the Formula Award as computed at December 30, 1997 was $18,994,000. This amount was contributed to the Company's deferred compensation trust under the DC Plan (see Note 9) and was used to purchase shares of the Company's stock (included in common stock held in deferred compensation trust). The Formula Award vests equally in three installments on December 31, 1998, 1999 and 2000; provided, however, that such Formula Award vests immediately upon a change in control of the Company. The Formula Award has been expensed in each year in which it vests. For the years ended December 31, 1999 and 1998, $6,221,000 and $6,241,000, respectively, was expensed as a result of the Formula Award. At December 31, 1999 and 1998, the liability related to the Formula Award was $6,221,000 and $6,241,000, respectively, and has been included in common stock held in deferred compensation trust. Vested Formula Awards are distributable to recipients at the Company's discretion, however, sale of the Company's stock by the recipients is restricted. Unvested Formula Awards are forfeited upon a recipient's separation from service and the related Company stock is retired. During 1999 and 1998, $61,000 and $270,000, respectively, of the Formula Award was forfeited.

     On January 3, 2000 and January 4, 1999, the Company distributed shares of the Company's common stock with a value of $4,274,000 and $4,062,000, respectively, representing the portion of the Formula Award that vested during the previous year.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 12. DIVIDENDS AND DISTRIBUTIONS

     For the years ended December 31, 1999, 1998 and 1997, the Company declared the following distributions:

                                               1999                  1998                  1997
                                        -------------------   -------------------   -------------------
                                         TOTAL    TOTAL PER    TOTAL    TOTAL PER    TOTAL    TOTAL PER
                                        AMOUNT      SHARE     AMOUNT      SHARE     AMOUNT      SHARE
                                        -------   ---------   -------   ---------   -------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
First quarter.........................  $23,286     $0.40     $18,025     $0.35     $14,347     $0.30
Second quarter........................   23,746      0.40      17,966      0.35      14,795      0.30
Third quarter.........................   24,768      0.40      17,976      0.35      15,548      0.31
Fourth quarter........................   26,141      0.40      19,444      0.35      31,022      0.61
Annual extra distribution.............       --        --       1,676      0.03       1,118      0.02
Special undistributed earnings
  distribution........................       --        --          --        --       8,848      0.17
                                        -------     -----     -------     -----     -------     -----
Total distributions to common
  shareholders........................  $97,941     $1.60     $75,087     $1.43     $85,678     $1.71
                                        =======     =====     =======     =====     =======     =====

     For income tax purposes, distributions for 1999, 1998 and 1997 were composed of the following:

                                               1999                  1998                  1997
                                        -------------------   -------------------   -------------------
                                         TOTAL    TOTAL PER    TOTAL    TOTAL PER    TOTAL    TOTAL PER
                                        AMOUNT      SHARE     AMOUNT      SHARE     AMOUNT      SHARE
                                        -------   ---------   -------   ---------   -------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Ordinary income.......................  $76,948     $1.26     $49,397     $0.94     $39,356     $0.79
Long-term capital gains...............   20,993      0.34      25,690      0.49      31,037      0.62
Return of capital (tax)...............       --        --          --        --       6,437      0.13
                                        -------     -----     -------     -----     -------     -----
Total distributions before special
  distribution........................   97,941      1.60      75,087      1.43      76,830      1.54
                                        -------     -----     -------     -----     -------     -----
Special undistributed earnings
  distribution........................       --                    --        --       8,848      0.17
Total distributions to common
  shareholders........................  $97,941     $1.60     $75,087     $1.43     $85,678     $1.71
                                        =======     =====     =======     =====     =======     =====

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 12. DIVIDENDS AND DISTRIBUTIONS, CONTINUED
     The following table summarizes the differences between financial statement net income and taxable income for the years ended December 31, 1999, 1998 and 1997:

                                                             1999            1998            1997
                                                            -------         -------         -------
                                                                        (IN THOUSANDS)
Financial statement net income............................  $98,570         $78,078         $61,304
Adjustments:
     Net unrealized gains.................................   (2,138)         (1,079)         (7,209)
     Amortization of discount.............................      129           2,207          (1,124)
     Post-Merger gain on securitization of commercial
       mortgage loans.....................................       --         (14,812)             --
     Interest income from securitized commercial mortgage
       loans..............................................    4,640           4,910              --
     Gains from disposition of portfolio assets...........   (4,547)          1,177          17,890
     Expenses not deductible for tax:
          Merger expenses.................................       --              --           5,159
          Formula award...................................    2,158           6,242              --
          Other...........................................    1,053           1,393             853
     Other................................................   (1,492)         (3,816)         (9,050)
     Income tax expense...................................       --             787           1,444
                                                            -------         -------         -------
     Taxable income.......................................  $98,373         $75,087         $69,267
                                                            =======         =======         =======

NOTE 13. CONCENTRATIONS OF CREDIT RISK

     The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit. At December 31, 1999 and 1998, cash and cash equivalents consisted of the following:

                                                               1999            1998
                                                              -------         -------
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $24,419         $31,833
Less escrows held...........................................   (6,264)         (6,758)
                                                              -------         -------
          Total cash and cash equivalents...................  $18,155         $25,075
                                                              =======         =======

NOTE 14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     During 1999, 1998 and 1997, the Company paid $21,092,000, $21,708,000 and
$26,874,000, respectively, for interest and income taxes. During 1999, 1998 and 1997, the Company's non-cash financing activities totaled $10,241,000, $6,237,000 and $48,207,000, respectively, related primarily to common stock issuance resulting from stock option exercises and dividend reinvestment shares issued. During 1999, 1998 and 1997, the Company's non-cash investing activities totaled $19,320,000, $1,265,000 and $12,022,000, respectively.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 15. SELECTED QUARTERLY DATA (UNAUDITED)

                                                                            1999
                                                          -----------------------------------------
                                                           QTR 1      QTR 2      QTR 3      QTR 4
                                                          --------   --------   --------   --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total interest and related portfolio income.............  $27,678    $33,186    $37,998    $42,278
Portfolio income before realized and unrealized gains...  $13,830    $16,619    $19,273    $21,319
Net increase in net assets resulting from operations....  $18,580    $22,121    $26,944    $30,925
Basic earnings per common share.........................  $  0.33    $  0.38    $  0.44    $  0.49
Diluted earnings per common share.......................  $  0.33    $  0.38    $  0.44    $  0.49

                                                                          1998
                                                          -------------------------------------
                                                           QTR 1     QTR 2     QTR 3     QTR 4
                                                          -------   -------   -------   -------
Total interest and related portfolio income.............  $36,897   $21,321   $22,546   $25,974
Portfolio income before realized and unrealized gains...  $24,920   $ 9,148   $ 9,401   $11,776
Net increase in net assets resulting from operations....  $32,065   $14,476   $14,906   $16,631
Basic earnings per common share.........................  $  0.62   $  0.28   $  0.29   $  0.31
Diluted earnings per common share.......................  $  0.61   $  0.28   $  0.29   $  0.31

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET

                                                                     DECEMBER 31, 1999
                                         -------------------------------------------------------------------------
                                           ALLIED       ALLIED     ALLIED                             CONSOLIDATED
                                          CAPITAL     INVESTMENT    SBLC     OTHERS    ELIMINATIONS      TOTAL
                                         ----------   ----------   -------   -------   ------------   ------------
                                                                      (IN THOUSANDS)
                                                      ASSETS
Portfolio at value:
    Private finance....................  $  513,835    $133,205    $    --   $    --    $      --      $  647,040
    Commercial real estate finance.....     422,514       4,530         --    92,985           --         520,029
    Small business finance.............          --          --     61,428        --           --          61,428
    Investments in subsidiaries........     162,161          --         --        --     (162,161)             --
                                         ----------    --------    -------   -------    ---------      ----------
         Total portfolio at value......   1,098,510     137,735     61,428    92,985     (162,161)      1,228,497
                                         ----------    --------    -------   -------    ---------      ----------
Cash and cash equivalents..............      10,198       3,361      2,256     2,340           --          18,155
Intercompany notes and receivables.....      77,748         682        618         4      (79,052)             --
Other assets...........................      35,113       2,771      4,299     1,203           --          43,386
                                         ----------    --------    -------   -------    ---------      ----------
         Total assets..................  $1,221,569    $144,549    $68,601   $96,532    $(241,213)     $1,290,038
                                         ==========    ========    =======   =======    =========      ==========
                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Notes payable and debentures.......  $  424,700    $ 62,650    $    --   $    --    $      --      $  487,350
    Revolving credit facilities........     105,500          --         --        --           --         105,500
    Accounts payable and other
      liabilities......................      19,476         794      2,202       203           --          22,675
    Dividends and distributions
      payable..........................          --       6,131      7,791     3,861      (17,783)             --
    Intercompany notes and payables....       4,380       9,500     38,664     8,726      (61,270)             --
                                         ----------    --------    -------   -------    ---------      ----------
         Total liabilities.............     554,056      79,075     48,657    12,790      (79,053)        615,525
                                         ----------    --------    -------   -------    ---------      ----------
Commitments and Contingencies
Preferred stock........................          --       7,000         --        --           --           7,000
Shareholders' Equity:
    Common stock.......................           6          --         --         1           (1)              6
    Additional paid-in capital.........     699,149      36,673     17,643    81,129     (135,445)        699,149
    Common stock held in deferred
      compensation trust...............      (6,218)         --         --        --           --          (6,218)
    Notes receivable from sale of
      common stock.....................     (29,461)         --         --        --           --         (29,461)
    Net unrealized appreciation
      (depreciation) on portfolio......       4,517       2,056       (970)   (2,415)       1,329           4,517
    Undistributed (distributions in
      excess of) earnings..............        (480)     19,745      3,271     5,027      (28,043)           (480)
                                         ----------    --------    -------   -------    ---------      ----------
         Total shareholders' equity....     667,513      58,474     19,944    83,742     (162,160)        667,513
                                         ----------    --------    -------   -------    ---------      ----------
         Total liabilities and
           shareholders' equity........  $1,221,569    $144,549    $68,601   $96,532    $(241,213)     $1,290,038
                                         ==========    ========    =======   =======    =========      ==========

  The accompanying notes are an integral part of these consolidating financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF OPERATIONS

                                                   FOR THE YEAR ENDED DECEMBER 31, 1999
                                  -----------------------------------------------------------------------
                                   ALLIED      ALLIED     ALLIED                             CONSOLIDATED
                                  CAPITAL    INVESTMENT    SBLC     OTHERS    ELIMINATIONS      TOTAL
                                  --------   ----------   -------   -------   ------------   ------------
                                                              (IN THOUSANDS)
Interest and Related Portfolio
  Income
     Interest...................  $ 91,863    $11,465     $ 7,931   $ 8,513     $     --       $119,772
     Intercompany interest......     6,237         --          --        --       (6,237)            --
     Premiums from loan
       dispositions.............     4,525         40       9,719        --           --         14,284
     Income from investments in
       wholly owned
       subsidiaries.............    34,761         --          --        --      (34,761)            --
     Investment advisory fees
       and other income.........     6,574        423         318      (231)          --          7,084
                                  --------    -------     -------   -------     --------       --------
          Total interest and
            related portfolio
            income..............   143,960     11,928      17,968     8,282      (40,998)       141,140
                                  --------    -------     -------   -------     --------       --------
Expenses
     Interest...................    30,765      4,074           6        15           --         34,860
     Intercompany interest......        --        285       4,648     1,304       (6,237)            --
     Employee...................    16,136         --          --        --           --         16,136
     Administrative.............    11,000         56         878       416           --         12,350
                                  --------    -------     -------   -------     --------       --------
          Total operating
            expenses............    57,901      4,415       5,532     1,735       (6,237)        63,346
                                  --------    -------     -------   -------     --------       --------
     Formula and cut-off
       awards...................     6,753         --          --        --           --          6,753
                                  --------    -------     -------   -------     --------       --------
Portfolio income before net
  realized and unrealized
  gains.........................    79,306      7,513      12,436     6,547      (34,761)        71,041
                                  --------    -------     -------   -------     --------       --------
Net Realized and Unrealized
  Gains
     Net realized gains
       (losses).................    17,126      9,667      (1,000)     (402)          --         25,391
     Net unrealized gains
       (losses).................     2,138        593       1,104      (915)        (782)         2,138
                                  --------    -------     -------   -------     --------       --------
          Total net realized and
            unrealized gains
            (losses)............    19,264     10,260         104    (1,317)        (782)        27,529
                                  --------    -------     -------   -------     --------       --------
Net increase in net assets
  resulting from operations.....  $ 98,570    $17,773     $12,540   $ 5,230     $(35,543)      $ 98,570
                                  ========    =======     =======   =======     ========       ========

  The accompanying notes are an integral part of these consolidating financial statements.

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                                                        FOR THE YEAR ENDED DECEMBER 31, 1999
                                     --------------------------------------------------------------------------
                                      ALLIED       ALLIED      ALLIED                              CONSOLIDATED
                                      CAPITAL    INVESTMENT     SBLC      OTHERS    ELIMINATIONS      TOTAL
                                     ---------   ----------   --------   --------   ------------   ------------
                                                                   (IN THOUSANDS)
Cash Flows from Operating
  Activities
    Net increase in net assets
      resulting from operations....  $  98,570    $ 17,773    $ 12,540   $  5,230     $(35,543)     $  98,570
    Adjustments
      Net unrealized (gains)
         losses....................     (2,138)       (593)     (1,104)       915          782         (2,138)
      Depreciation and
         amortization..............        788          --          --         --           --            788
      Amortization of loan
         discounts and fees........     (9,079)       (761)       (834)        --           --        (10,674)
      Changes in other assets and
         liabilities...............     (8,344)        (64)     (1,642)     1,338           --         (8,712)
                                     ---------    --------    --------   --------     --------      ---------
         Net cash provided by
           operating activities....     79,797      16,355       8,960      7,483      (34,761)        77,834
                                     ---------    --------    --------   --------     --------      ---------
Cash Flows from Investing
  Activities
      Portfolio investments........   (596,725)    (67,022)    (88,124)        --           --       (751,871)
      Repayments of investment
         principal.................     91,851      26,012       6,719     21,124           --        145,706
      Proceeds from loan sales.....    104,706          --      93,662         --           --        198,368
      Net change in intercompany
         investments...............     10,389       9,705      (7,980)   (21,280)       9,166             --
      Collections of notes
         receivable from sale of
         common stock..............        195          --          --         --           --            195
      Other investing activities...      4,805         574      (8,198)     1,065           --         (1,754)
                                     ---------    --------    --------   --------     --------      ---------
         Net cash (used in)
           provided by investing
           activities..............   (384,779)    (30,731)     (3,921)       909        9,166       (409,356)
                                     ---------    --------    --------   --------     --------      ---------
Cash Flows from Financing
  Activities
      Sale of common stock.........    164,269          --          --         --           --        164,269
      Common dividends and
         distributions paid........    (95,031)         --          --         --           --        (95,031)
      Dividends paid to parent
         company...................         --     (12,111)     (5,559)    (7,925)      25,595             --
      Preferred stock dividends
         paid......................         40        (220)         --        (50)          --           (230)
      Net borrowings under notes
         payable and debentures....    239,000      15,000          --         --           --        254,000
      Net borrowings under
         revolving lines of
         credit....................      4,500          --          --         --           --          4,500
      Other financing activities...     (2,906)         --          --         --           --         (2,906)
                                     ---------    --------    --------   --------     --------      ---------
         Net cash provided by (used
           in) financing
           activities..............    309,872       2,669      (5,559)    (7,975)      25,595        324,602
                                     ---------    --------    --------   --------     --------      ---------
Net increase (decrease) in cash and
  cash equivalents.................  $   4,890    $(11,707)   $   (520)  $    417     $     --      $  (6,920)
                                     ---------    --------    --------   --------     --------      ---------
Cash and cash equivalents at
  beginning of year................  $   5,308    $ 15,068    $  2,776   $  1,923     $     --      $  25,075
                                     ---------    --------    --------   --------     --------      ---------
Cash and cash equivalents at end of
  year.............................  $  10,198    $  3,361    $  2,256   $  2,340     $     --      $  18,155
                                     =========    ========    ========   ========     ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF ALLIED CAPITAL CORPORATION AND
SUBSIDIARIES:

     We have audited the consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 1999 and 1998, including the consolidated statement of investments as of December 31, 1999, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and supplementary consolidating financial information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and supplementary consolidating financial information referred to below based on our audits.

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

     As discussed in Note 3, the consolidated financial statements include investments valued at $1,228,497,000 as of December 31, 1999 and $807,119,000 as of December 31, 1998, (95 percent and 94 percent, respectively, of total assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the board of directors in arriving at its estimate of value of such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, the board of directors' estimate of values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.

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

/s/ Arthur Anderson

Vienna, Virginia
February 14, 2000

                  ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

                       BOARD OF DIRECTORS AND MANAGEMENT

Directors

WILLIAM L. WALTON(1,2)
Chairman and Chief Executive Officer,
  Allied Capital Corporation

GEORGE C. WILLIAMS, JR.(1)
Chairman Emeritus, Allied Capital Corporation

BROOKS H. BROWNE(3,4)
President, Environmental Enterprises
  Assistance Fund

JOHN D. FIRESTONE(3)
Partner, Secor Group

ANTHONY T. GARCIA(3)
General Manager, Breen Capital Group

LAWRENCE I. HEBERT(2)
Director and President, Perpetual Corporation

JOHN I. LEAHY(1,4)
President, Management and Marketing Associates

ROBERT E. LONG(1,3)
Managing Director, Goodwyn Long & Black
  Investment Management, Inc.

WARREN K. MONTOURI(1)
Partner, Montouri & Roberson

GUY T. STEUART, II(2,4)
Director and President, Steuart Investment
  Corporation

T. MURRAY TOOMEY, ESQ.(2)
Attorney at Law

LAURA W. VAN ROIJEN(2)
Private Real Estate Investor

Executive Management

WILLIAM L. WALTON
Chairman and Chief Executive Officer

GEORGE C. WILLIAMS, JR.
Chairman Emeritus

PHILIP A. MCNEILL
Managing Director

JOHN M. SCHEURER
Managing Director

JOAN M. SWEENEY
Managing Director

G. CABELL WILLIAMS, III
Managing Director

Principals

THOMAS H. AIKEN
KELLY A. ANDERSON
SCOTT S. BINDER
ARTHUR S. COOPER
DOUGLAS L. COOPER
TRICIA B. DANIELS
CHRISTINA L. DELDONNA
RICHARD E. FEARON, JR.
MICHAEL P. GAFFNEY
MICHAEL J. GRISIUS
SAMUEL B. GUREN
JOHN J. HALL, JR.
PATRICK J. HARRINGTON
ROBERT M. MONK
DIANE E. MURPHY
MARY E. OLSON
CARR T. PRESTON
PENNI F. ROLL
JAMES P. SHEVLIN
SUZANNE V. SPARROW
THOMAS H. WESTBROOK

(1) Executive Committee (2) Nominating Committee (3) Compensation Committee
(4) Audit Committee

[GRAPHIC] STOCKHOLDER INFORMATION

Corporate Headquarters

      WASHINGTON, DC
      1919 Pennsylvania Avenue, NW
      Washington, DC 20006
      Telephone: 202.331.1112
      Fax: 202.659.2053
      info@alliedcapital.com
      www.alliedcapital.com

      Please visit our web site for a complete listing of regional offers nationwide.

Market Listing

      Allied Capital Corporation common stock is listed on the Nasdaq National Market under the trading symbol ALLC. The abbreviation often used in newspaper stock listings is "AldCap." There were approximately 4,500 shareholders of record and 45,000 beneficial shareholders of the Company as of December 31, 1999.

Stock Transfer Agent and Registrar

      Investors with questions concerning account information, issuing new certificates, replacing lost or stolen certificates, transferring securities, participating in the Dividend Reinvestment Plan, dividend payments, requesting payments, requesting direct deposit information or processing a change of address should contact:

      AMERICAN STOCK TRANSFER & TRUST COMPANY
      40 Wall Street, 46th Floor
      New York, NY 10005
      Telephone: 800.937.5449 or 212.936.5100
      www.amstock.com

Investor Relations Contact

      SUZANNE V. SPARROW, PRINCIPAL
      Toll free: 888.818.5298
      ir@alliedcapital.com

Information Requests

      Allied Capital Corporation's Annual Report on Form 10-K and all quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission will be provided without charge to shareholders upon written requests to the Investor Relations Department at the Company's corporate headquarters.

Independent Public Accountants

      ARTHUR ANDERSEN LLP
      Vienna, VA

Corporate Counsel

      SUTHERLAND, ASBILL & BRENNAN LLP
      Washington, DC

Annual Meeting of Stockholders

      The Company's Annual Meeting of Stockholders will be held at 10:00 AM on Tuesday, May 9, 2000, at the St. Regis Hotel, 923 16th Street, NW, Washington DC.

      All stockholders are welcome to attend.

QUARTERLY STOCK PRICES FOR 1999 AND 1998
--------------------------------------------------------------------------------

                      1999                               1998
         ------------------------------   --------------------------------------
           Q1      Q2      Q3      Q4       Q1       Q2       Q3       Q4
High     $20.25  $24.00  $23.81  $23.13   $27.69   $29.00   $24.81   $18.88
--------------------------------------------------------------------------------
Low      $16.50  $17.00  $20.25  $16.75   $21.00   $21.75   $14.94   $12.50
--------------------------------------------------------------------------------
Close    $18.38  $24.00  $22.44  $18.31   $27.69   $24.50   $17.75   $17.31
--------------------------------------------------------------------------------