Form 10-K, Exhibit 13
period 2000-12-31
ALLIED CAPITAL CORP
filed 2001-03-21
CIK 3906

                                                                IN OUR OWN WORDS

                           ALLIED CAPITAL CORPORATION

                                   [GRAPHIC]

                                                              ANNUAL REPORT 2000

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS

WASHINGTON, DC
1919 Pennsylvania Avenue, NW
Washington, DC  20006
Telephone: 202.331.1112
Fax: 202.659.2053
info@alliedcapital.com
www.alliedcapital.com

REGIONAL OFFICES

CHICAGO
401 North Michigan Avenue, Suite 2050
Chicago, IL60611
Telephone: 312.828.0330
Fax: 312.828.0909

NEW YORK
1180 Avenue of the Americas, Suite 1481
New York, NY 10036
Telephone: 212.899.5180
Fax: 212.899.5181

SAN FRANCISCO
One Market Plaza, Steuart Tower, Suite 2605
San Francisco, CA 94105
Telephone: 415.904.4508
Fax: 415.904.4503

FRANKFURT
Allied Capital Beteiligungsberatung GmbH
Untermainanlage 5
60329 Frankfurt am Main
Germany
Telephone: 011.49.69.244.042.3
Fax: 011.49.69.244.042.59

MARKET LISTING

Allied Capital Corporation common stock trades on the Nasdaq National Market under the trading symbol ALLC. There are currently 5,000 shareholders of record and 56,000 beneficial shareholders of the Company.

STOCK TRANSFER AGENT AND REGISTRAR

Investors with questions concerning account information, issuing new certificates, replacing lost or stolen certificates, transferring securities, participating in the dividend reinvestment plan, dividend payments, requesting direct deposit information or processing a change of address should contact:

AMERICAN STOCK TRANSFER & TRUST COMPANY
59 Maiden Lane, 1st Floor
New York, NY 10038
Telephone: 800.937.5449 or 212.936.5100
www.amstock.com

INVESTOR RELATIONS CONTACT

SUZANNE V. SPARROW
DIRECTOR OF INVESTOR RELATIONS
Toll free: 888.818.5298
ir@alliedcapital.com

INFORMATION REQUESTS

Allied Capital Corporation's Annual Report on Form 10-K and all quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, will be provided without charge to shareholders upon written request to the Investor Relations Department at the Company's corporate headquarters.

INDEPENDENT PUBLIC ACCOUNTANTS

ARTHUR ANDERSEN LLP
Vienna, VA

CORPORATE COUNSEL

SUTHERLAND, ASBILL & BRENNAN LLP
Washington, DC

ANNUAL MEETING OF STOCKHOLDERS

The Company's Annual Meeting of Stockholders will be held at 10:00 AM on Tuesday, May 8, 2001, at the St. Regis Hotel, 923 16th Street, NW, Washington, DC.

All stockholders are welcome to attend.

QUARTERLY STOCK PRICES FOR 2000 AND 1999
--------------------------------------------------------------------------------

                                        2000                                                        1999

                      ----------------------------------------------              ----------------------------------------------
                        Q1            Q2           Q3           Q4                  Q1            Q2           Q3           Q4
High                  $19.69        $18.69       $21.13       $21.38              $20.25        $24.00       $23.81       $23.13
--------------------------------------------------------------------------------------------------------------------------------
Low                   $16.06        $16.56       $17.44       $18.50              $16.50        $17.00       $20.25       $16.75
--------------------------------------------------------------------------------------------------------------------------------
Close                 $17.44        $17.00       $20.75       $20.88              $18.38        $24.00       $22.44       $18.31
--------------------------------------------------------------------------------------------------------------------------------

"WE'RE THE PUBLIC'S WINDOW INTO THE PRIVATE EQUITY WORLD." -BILL WALTON, CHAIRMAN AND CEO

IT'S A WORLD THAT'S ENJOYED AMONG THE HIGHEST RETURNS OF ANY SEGMENT OF THE CAPITAL MARKETS...AND IT'S ONE THAT'S USUALLY OPEN ONLY TO INSTITUTIONAL INVESTORS.

BUT AS THE NATION'S LARGEST BUSINESS DEVELOPMENT COMPANY ENGAGED IN PRIVATE EQUITY INVESTING, ALLIED CAPITAL OFFERS SHAREHOLDERS SMALL AND LARGE THESE SAME OPPORTUNITIES.

AND WE'VE BEEN DOING SO FOR OVER 40 YEARS. DURING THAT TIME WE'VE GENERATED AN AVERAGE ANNUAL TOTAL RETURN TO SHAREHOLDERS OF 18%.

                                                            2000 ANNUAL REPORT 1

DEAR FELLOW SHAREHOLDERS:

The year 2000 was a banner year for Allied Capital Corporation. Despite considerable market volatility and growing economic uncertainty, we added $901.5 million of new quality investments to our portfolio, and reached record levels of performance. Earnings increased 18% to $1.94 per share, net operating income rose 30% to $1.53 per share, and dividends grew 14% to $1.82 per share. Our investment portfolio reached $1.8 billion, and we have emerged as a leading publicly traded private equity firm. Our shareholders enjoyed a 25% total return for the year, compared to a 39% decline in the Nasdaq Composite and a 9% decline in the S&P 500.

But 2000 will also be remembered for both the heady enthusiasm for new economy companies at the beginning of the year and the swift and painful rationalization of the debt and equity capital markets by its end. As we enter 2001, we are faced with the residual impact of an economic slowdown in the U.S. and credit tightening by traditional lenders. The question is how do we intend to steer our course in the current economic climate.

[PHOTO CAPTION] "WE WILL MAINTAIN OUR LONG-STANDING INVESTMENT PRINCIPLES AND REMAIN DEDICATED TO OUR CORE STRATEGY OF CONTROLLED GROWTH, WITH THE GOAL OF CONSISTENTLY DELIVERING GROWING DIVIDENDS AND A SOLID TOTAL RETURN TO SHAREHOLDERS." -BILL WALTON

2 ALLIED CAPITAL CORPORATION

The answer is straightforward - we will maintain our long-standing investment principles and remain dedicated to our core strategy of controlled growth, with the goal of consistently delivering growing dividends and a solid total return to shareholders. We work to deliver controlled growth by adhering to three basic rules: (1) manage credit risk carefully to ensure the return of our investment principal; (2) invest selectively in potentially high return-on-equity assets; and (3) grow our investment portfolio, but only if we have strictly followed rules 1 and 2. Financial companies generally get in trouble when they chase growth at the expense of credit quality or low-yielding assets, or both. We try to avoid these traps.

We also will continue to execute the strategies we established at the time of our 1997 merger. These include financing larger, more established companies, improving our operating efficiencies and increasing our portfolio yield. Our investment discipline remains focused on finding market leaders in less cyclical industries. We will review hundreds of potential portfolio companies this year in order to find the best long-term investment prospects, and would hope to add 25 to 40 new companies to our portfolio. Also, because of the current economic climate, we have dedicated the necessary resources to portfolio management to ensure that our existing portfolio companies have the talent, capital, and strategic vision to emerge as winners from our portfolio over time.

As banks and the high-yield debt market pull back from senior lending, we intend to seek new opportunities to capitalize on market inefficiencies by providing "gap" financing. We believe that, given the number of orphaned public companies and attractive private companies that have no access to the capital markets, we may also see opportunities to finance more controlled buyouts in the future. While these take longer to structure, the long-term rewards can be quite compelling. We will continue to build on our strong relationships with leading middle-market private equity sponsors that provide much of the equity capital for our transactions, and strengthen Allied Capital's position as a long-term lender. These firms are key to providing our rich access to a broad range of investment opportunities.

In an uncertain economy, we believe private financing becomes more important than ever. We plan to take advantage of challenging times, but we will remain disciplined and pursue only those opportunities that will continue to deliver attractive long-term returns for our shareholders.

                                                             Sincerely,



                                                             WILLIAM L. WALTON
                                                             Chairman and CEO

                                                            2000 ANNUAL REPORT 3

Q & A

MANAGEMENT ROUNDTABLE

What is private equity investing...and how does Allied Capital's approach differ from other firms? How are lending and investment decisions made...and who makes them? What kinds of companies does Allied Capital's investment portfolio consist of? Why has Allied Capital outperformed the equity market indices in building shareholder value over such a long period of time?

To provide investors with a closer look at the superior processes, people and performance that mark Allied Capital, the company's senior management team participated in a question-and-answer roundtable. The discussion covered the company's unique market niche, investment process, the composition of its portfolio, business structure and track record of generating above-average returns.

PARTICIPANTS INCLUDED (LEFT TO RIGHT):
JOAN M. SWEENEY, THOMAS H. WESTBROOK, SAMUEL B. GUREN, WILLIAM L. WALTON, PENNI
F. ROLL, PHILIP A. MCNEILL, G. CABELL WILLIAMS III, SCOTT S. BINDER, AND JOHN M. SCHEURER.

4 ALLIED CAPITAL CORPORATION

                                                            2000 ANNUAL REPORT 5

"BUSINESS SERVICES AND OUTSOURCING ARE THE TOP SEGMENTS WE'RE FINANCING TODAY." -TOM WESTBROOK

"THE INVESTMENTS WE MAKE ARE TYPICALLY MEZZANINE FINANCINGS... THEY HAVE BOTH A LOAN AND AN EQUITY OWNERSHIP COMPONENT." -PHIL MCNEILL

ALLIED CAPITAL DESCRIBES ITSELF AS A "PUBLICLY TRADED PRIVATE EQUITY FIRM." WHAT DO YOU MEAN BY THAT?

WALTON: Private equity, or private finance as it's sometimes called, is basically the class of investments that involve privately negotiated transactions with either private companies or smaller public companies. It encompasses venture capital and early stage investing all the way through to buyouts, where private equity firms and management teams are buying companies. It also includes providing growth capital for later-stage companies. It's a highly specialized area that involves not only investment selection, but negotiation directly with your "investee." The investment isn't in a publicly traded instrument, it's privately issued and owned.

SWEENEY: There are very few publicly owned companies - like Allied Capital - that actually do private equity investing. We focus on the private debt component of private finance. The vast majority of the private equity financing in the U.S., whether it's venture capital, whether it's a buyout, whether it's private debt, is done by privately owned partnerships.

WALTON: Right. We're the public's window, so to speak, into the private equity, the private finance world.

IS THERE A SPECIFIC SEGMENT OF THE PRIVATE EQUITY BUSINESS THAT YOU FOCUS ON?

MCNEILL: Our private finance transactions in the industry relate to buyout transactions, growth capital or recapitalizations. Around 60% of total private equity investing is related to these types of transactions. They range from management deciding to take a public company private, or investors purchasing businesses that don't fit strategically into a parent company's plans, or one private company buying out another. We typically provide private debt capital as part of the financing in these transactions.

6 ALLIED CAPITAL CORPORATION

SWEENEY: About half of the new investments we made last year involved some form of buyout typically what we call a growth buyout. The companies we financed in 2000 had good growth characteristics combined with predictability of their operations.

HOW ARE YOUR TRANSACTIONS USUALLY STRUCTURED?

MCNEILL: The investments we make are typically mezzanine financings, which means they have both a loan and an equity ownership component.

ROLL: 82% of our investments are structured as debt securities with yields generally between 12% and 18%. Also, they may have an equity component, such as warrants that give us the right to buy common equity in the company or preferred stock. Our overall targeted rate of return on an investment is 18% to 25%.

LET'S TALK MORE ABOUT THE INVESTMENT PORTFOLIO. WHAT TYPES OF COMPANIES DO YOU INVEST IN?

WESTBROOK: Business services and outsourcing are the top segments we're financing today, followed by consumer non-durable products, light manufacturing, and broadcasting.

"ABOUT HALF OF THE NEW INVESTMENTS WE MADE LAST YEAR INVOLVED SOME FORM OF BUYOUT." -JOAN SWEENEY

                                                            2000 ANNUAL REPORT 7

                    [TOTAL PORTFOLIO COMPOSITION PIE CHART]

Equity Securities          Debt Securities
      18%                      82%

"THE INDUSTRIES WE LIKE ARE THOSE THAT ARE LESS CAPITAL INTENSIVE." -SCOTT
BINDER

BINDER: The industries we like are those that are less capital intensive. Because they don't need a lot of capital to grow, they generally have strong cash flows, and the level of debt on their balance sheets after we finance them is relatively low. So, what we call coverage - the ratio of the cash flow to the debt payments - is very good.

WILLIAMS: Which allows us to make above-average returns with what we believe are below-average risks.

WHAT DO YOU SPECIFICALLY LOOK FOR IN THE COMPANIES THAT YOU INVEST IN?

MCNEILL: We target companies that are high value-added service or product providers to their customers - they have high margins, they are leaders in their field. They have generated some sort of barrier to entry, and we can look at the stability and sustainability of their cash flows.

WESTBROOK: We do a lot of focusing on what I call the durability of the business: Do they have strong relationships with their customers? Are their customers multi-year users of their services? If these things are there, I think it's a good signal.

WILLIAMS: We also think quality of the management team is very important.

IS YOUR DUE DILIGENCE PROCESS MORE INTENSIVE THAN A COMMERCIAL BANK'S?

WALTON: It's different, so you really can't compare the two approaches. Bank loans are shorter-term. Ours are five to 10 years. Banks try to leverage their knowledge and expertise in a particular industry by lending to many companies in that sector. We're looking for just the leaders with defensible niches in their industries. We're credit-oriented, like a bank, but because of the equity component of our investment we probably place more emphasis on the business model and growth prospects.

                    [WEIGHTED AVERAGE PORTFOLIO YIELD GRAPH]

 96       97       98      99        00
13.1%    11.7%    12.5%    13.0%    14.1%

8 ALLIED CAPITAL CORPORATION

ROLL: Like a bank, we need to protect our principal. That's why we perform extensive diligence as we underwrite every loan we make. In addition, we need to evaluate potential equity upside because our deals, as a whole, won't make a lot of sense unless we make money in the equity. So, in addition to the credit disciplines of a bank, we have to think like equity investors as well.

BINDER: To break it down even further, we look for three things in every investment we make. First, we look to protect our downside through the debt instrument to make sure we get our capital back. Second, we look for predictable returns, which we get with the fixed-rate coupon on the debt instrument. Third, we look for upside potential, in the form of an equity kicker, so if the company is successful we share in that success.

CAN YOU GIVE US ONE EXAMPLE OF A NEW INVESTMENT LAST YEAR?

WILLIAMS: We actually helped one company, finance two transactions last year. The first financing was a recapitalization and management buyout that took the company private. Later in the year, our portfolio company purchased another company and solidified its market position. I think this deal is a classic Allied Capital investment because the portfolio company has a dominant market position and is in an industry that we felt had good growth characteristics. Then they had a chance to acquire a company that was their number three competitor to create an even more dominant national player. They also have a great management team.

"IN ADDITION TO THE CREDIT DISCIPLINES OF A BANK, WE HAVE TO THINK LIKE EQUITY INVESTORS AS WELL." -PENNI ROLL

"WE ALSO THINK QUALITY OF THE MANAGEMENT TEAM IS VERY IMPORTANT." -CABELL
WILLIAMS

                                                            2000 ANNUAL REPORT 9

WALTON: This deal underscores that the talent and integrity of the people we invest in, the management teams, are critical. We once looked at what seemed to be a wonderful company that was selling primarily to Fortune 500 companies. They had a very powerful outsourcing model and a great record. But, we did some in-depth checks on the company's management and uncovered some issues, which raised a lot of red flags. So we decided to pass.

BINDER: I think the Julius Koch deal is another example of a classic Allied Capital transaction.

MCNEILL: This company manufactures ladder tape and cords for the window blind industry.

WESTBROOK: What they are, though, is light manufacturing, and not very capital intensive. This company has been growing with dominance in their market.

GUREN: Dominant market share, a little bit of proprietary technology.

MCNEILL: Absolutely, proprietary technology, and there are barriers to entry in terms of knowledge and equipment.

GUREN: It's a relatively small market. It's not going to attract any new entrants, because they already dominate it, and they've been there for a while.

HOW DO YOU MAKE LENDING AND INVESTMENT DECISIONS?

WESTBROOK: It all starts with our very disciplined framework, which we touched on before. Non-capital intensive industries. Leading companies in niche segments with good management and business models. And on top of this, a very intensive due diligence and credit underwriting process. Within this framework - and probably because of it - we're a highly consensus-driven partnership. Everyone here knows what our approach and criteria are, so by the time it comes to decision-making, we've already done a tremendous amount of screening. It's why we only participate in one out of every 50 deals that's presented to us.

"WE CLEARLY BENEFIT FROM THE DIVERSITY OF OUR MANAGEMENT TALENT." -SAM GUREN

                [LONG-TERM TOTAL RETURN FOR SHAREHOLDERS GRAPH]

  1960                2000
$10,000           $9.3 million

A $10,000 investment in Allied Capital in 1960, at the time of our IPO, with all dividends reinvested, would have been worth $9.3 million at December 31, 2000. This represents an 18% average annual total return for our shareholders.

10 ALLIED CAPITAL CORPORATION

MCNEILL: We all take joint ownership in our deals and in our decisions. So, if a colleague's got a deal in an industry that I know something about, rather than let him run it directly by the investment committee, I'll check first with my contacts who might be familiar with the players.

GUREN: We clearly benefit in this regard from the diversity of our management talent. All of our dealmakers have different backgrounds or different interests. We have some people that have relationships with large buyout firms and they're doing large mezzanine deals. We have others who might deal directly with management for a growth financing.

WHAT ABOUT AFTER THE DEAL IS COMPLETED...HOW ARE THE INVESTMENTS MONITORED?

ROLL: I think we have a robust portfolio monitoring process. We have a dedicated portfolio manager in charge of checking in daily with each of the investment professionals, monitoring the performance and looking at the financial statements as they come in.

SWEENEY: This enables us to ensure that our portfolio companies are meeting their business plans. It's all about checks and balances and internal controls. We basically make sure people are doing what they say they are doing, and we stay alert to early warning signs of trouble on the horizon.

ROLL: Each of the managing directors and principals and associates checks in with their portfolio companies on a regular basis and we have board participation rights with virtually all of the companies we invest in.

ABOUT 20% OF THE TOTAL INVESTMENT PORTFOLIO IS IN COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS). HOW DOES THIS FIT WITHIN THE PARAMETERS OF YOUR INVESTMENT APPROACH?

WALTON: If you look at our history, we've been opportunistic investors in the real estate area for quite some time. When the CMBS market experienced a liquidity shortage in the fall of 1998, we saw a good opportunity to use our expertise, our capital structure, to buy these securities, which are yielding over 15%.

"WE ALL TAKE JOINT OWNERSHIP IN OUR DEALS AND IN OUR DECISIONS." -PHIL MCNEILL

                                                           2000 ANNUAL REPORT 11

SCHEURER: We re-underwrite every mortgage loan that collateralizes the securities and we negotiate a private deal with the underwriter of the underlying mortgages. It's essentially the same process as private equity investing.

SWEENEY: The other thing is that CMBS is not a commodity business. There are inefficiencies in the market. It's hard work putting one of these deals together. We've been told by people who would like to come into this market that they see this as a great investment opportunity, but they just don't have the capabilities to do the analysis that's required. Allied Capital does, so it's a big advantage for us.

SCHEURER: So once again, we take a moderate level of risk. These assets are fully collateralized by mortgage loans that were underwritten to an average 70% loan to value. A lot of work to understand each asset. A lot of work to structure the deal. A lot of work to negotiate the closing documents, as in all private transactions. That's where we get our edge and it's how we generate some pretty nice returns.

"WE UNDERWRITE EVERY MORTGAGE LOAN...AND WE NEGOTIATE A PRIVATE DEAL WITH THE UNDERWRITER OF THE UNDERLYING MORTGAGES." -JOHN SCHEURER

12 ALLIED CAPITAL CORPORATION

DURING 2000, ALLIED CAPITAL RAISED OVER $627 MILLION IN EQUITY AND DEBT AMID DIFFICULT MARKET CONDITIONS. HOW AND WHY?

SWEENEY: Each time we raise capital, it's accretive to shareholders. So in addition to diversifying our shareholder base and investment portfolio, we're actually increasing EPS and DPS for existing shareholders.

ROLL: We wouldn't raise the capital if that wasn't the case. Our investment returns are higher than our cost of capital. As long as we keep it that way, with our robust dividend payout, we'll continue to access the capital markets.

WALTON: We're not interested in growth for growth's sake. Too often, financial companies simply say, "we want to be big" and they lose sight of return on their equity, and of what's happening to share price and shareholder value.

SWEENEY: We literally can't afford to do this. Most of our net worths are tied up in Allied Capital stock.

WHAT CHANGES LIE AHEAD IF THERE'S A RECESSION IN 2001?

BINDER: One of the things we learned in the last recession was we would rather be in bigger companies that have stronger relationships with their customers, so that if we have a problem, we have a variety of options to fix it. For instance, if the company needs a fix at the management level, we can attract a new management team because they see enough potential in the company.

"CHECKS AND BALANCES AND INTERNAL CONTROLS...ENABLE US TO ENSURE THAT OUR PORTFOLIO COMPANIES ARE MEETING THEIR BUSINESS PLANS." -JOAN SWEENEY

"WE WOULD RATHER BE IN BIGGER COMPANIES THAT HAVE STRONGER RELATIONSHIPS WITH THEIR CUSTOMERS." -SCOTT BINDER

                                                           2000 ANNUAL REPORT 13

WILLIAMS: I would say we're going to see a little more classic growth financing because buyout activity doesn't seem to be as robust as it was in 2000. But in terms of the profile of the companies and the balance sheet, that should be unchanged. We know what we like.

GOING FORWARD, WHAT AREAS DO YOU SEE WHERE YOU CAN APPLY YOUR OPPORTUNISTIC APPROACH TO GENERATE SUPERIOR RETURNS?

SWEENEY: One initiative that we're looking at is increasing our role in co-investing with others in deals that are too large for our own appetite.

WESTBROOK: It gives us access to larger, more secure companies who need larger financings. Generally, larger companies are safer than smaller companies, because they have a more diversified product line, deeper management team, longer track record, greater market position, access to more sources of capital.

WALTON: I think you might also see us doing more deals where we have a controlling interest in the equity itself. Now, most of our investments are structured so that the warrants we own give us a small minority stake in the company. I think as time moves forward, we're going to see more opportunities to have investments where, in addition to providing subordinated debt, we're more active and actually take a company private or control the transaction.

WHAT ADVANTAGES DOES ALLIED CAPITAL'S BUSINESS STRUCTURE PROVIDE TO ITS KEY CONSTITUENCIES?

GUREN: For the middle market companies we finance, it means they get access to capital they might not be able to otherwise get, at a cost that's competitive in the private markets.

"ABOVE-AVERAGE RETURNS ARE A FUNCTION OF THE FACT THAT OUR PRODUCT IS NOT A COMMODITY." -CABELL WILLIAMS

"PRIVATE EQUITY HAS ENJOYED THE HIGHEST RETURN OF ANY ASSET CLASS IN THE CAPITAL MARKETS OVER THE LAST FEW DECADES." -TOM WESTBROOK

14 ALLIED CAPITAL CORPORATION

SWEENEY: That's right. It goes back to the concept of being a publicly traded private equity firm. As a public company, we're able to raise capital more cheaply than can private companies. Our cost of capital is lower. So we can then turn around and invest it in these middle market companies who don't have the same options as larger companies.

ROLL: Our structure is also important to shareholders. It allows us to pass through our interest income and capital gains to them as dividends.

SWEENEY: Because we're an investment company, there's only one level of taxation, at the shareholder level. That's significant.

BINDER: It's significant in another way as well. Because our pre-tax returns are our after-tax returns, we don't have to reach for risk like we would if 40% of our returns were taxed away.

WALTON: Here's another key point. With our structure, we have permanent capital to invest. That's a big selling point in the marketplace. We can take a long-term point of view with our portfolio companies. That gives us an advantage over traditional private equity partnerships that invest for only a limited period of time before their capital has to be returned to their limited partners.

OVER THE LAST 40 YEARS, ALLIED CAPITAL HAS DELIVERED AN 18% AVERAGE ANNUAL TOTAL RETURN TO SHAREHOLDERS, WELL ABOVE THE HISTORICAL LONG-TERM RETURNS FOR PUBLIC EQUITIES. IN 2000, YOUR TOTAL RETURN WAS ABOUT 25%. WHAT'S THE SECRET TO YOUR SUCCESS?

WESTBROOK: Private equity has probably enjoyed the highest return of any asset class in the capital markets over the last few decades.

WILLIAMS: I think a lot of times above-average returns are a function of the fact that our product is not a commodity, that it requires a lot of sophistication and work. You actually have to get underneath the deal and you have to stay involved in it to be successful. If you look at what it takes to complete our transactions, quite frankly, not everyone has the resources to be successful.

"OUR OVERALL TARGETED RATE OF RETURN, INCLUDING BOTH THE DEBT AND EQUITY SECURITIES, IS 18% to 25%" -PENNI ROLL

                                                           2000 ANNUAL REPORT 15

WALTON: I think one of the reasons for outsized returns is our ability to take a long-term position investing in illiquid private securities. If you're holding them to maturity, there's a liquidity premium that you receive that's above what you expect to get if you're holding a liquid public security.

SWEENEY: And structurally, what makes it all work for us is our balance sheet structure, our access to capital in almost any market cycle. We operate with incredibly low leverage and plenty of capital so when things come up we are positioned to capture the opportunity.

ROLL: Compared to the private equity industry, one of the real advantages we have is our efficiency ratio, which is the percentage of money we spend versus every dollar of net revenue. We're highly efficient at deploying capital and making the most of it.

WALTON: Yes, but it's more than efficiency and capital structure. The differentiating characteristic in this business is the talent we've got. If you look at our people, I think they're among the best and brightest in the business.

"THE DIFFERENTIATING CHARACTERISTIC IS THE TALENT WE'VE GOT. THEY'RE AMONG THE BEST AND THE BRIGHTEST IN THE BUSINESS." -BILL WALTON

16 ALLIED CAPITAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                   AS OF AND FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                      2000           1999           1998          1997           1996
-----------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
Total interest and related portfolio income             $  211,589     $  141,140     $  106,738      $ 97,405       $ 84,937
Total operating expenses excluding merger expenses      $   92,689     $   63,346     $   44,444      $ 46,180       $ 37,361
Net operating income before net realized and
     unrealized gains                                   $  112,717     $   71,041     $   55,245      $ 46,066       $ 47,576

Net realized gains                                      $   15,523     $   25,391     $   22,541      $ 10,704       $ 19,155
Net unrealized gains (losses)                           $   14,861     $    2,138     $    1,079      $  7,209       $ (7,412)
Net increase in net assets resulting from operations    $  143,101     $   98,570     $   78,078      $ 61,304       $ 54,947

Diluted earnings per common share                       $     1.94     $     1.64     $     1.50         $1.24       $   1.17
Dividends per common share (1)                          $     1.82     $     1.60     $     1.43         $1.20       $   1.23

Weighted average common shares outstanding - diluted        73,472         60,044         51,974        49,251         46,733

BALANCE SHEET DATA
Portfolio at value                                      $1,788,001     $1,228,497     $  807,119      $703,331       $612,411
Portfolio at cost                                       $1,765,895     $1,222,901     $  803,479      $697,030       $618,319
Total assets                                            $1,853,817     $1,290,038     $  856,079      $807,775       $713,360
Total debt outstanding                                  $  786,648     $  592,850     $  334,350      $347,663       $274,997
Shareholders' equity                                    $1,029,692     $  667,513     $  491,358      $420,060       $402,134
Shareholders' equity per common share (NAV)             $    12.11     $    10.20     $     8.79      $   8.07       $   8.34
Common shares outstanding at end of year                    85,057         65,414         55,919        52,047         48,238

OTHER DATA
New portfolio investments                               $  901,545     $  751,871     $  524,530      $364,942       $283,295
Loan repayments                                         $  154,112     $  145,706     $  138,081      $233,005       $179,292
Loan sales (2)                                          $  280,244     $  198,368     $   81,013      $ 53,912       $ 27,715

Realized gains                                          $   28,604     $   31,536     $   25,757      $ 15,804       $ 30,417
Realized losses                                         $  (13,081)    $   (6,145)    $   (3,216)     $ (5,100)      $(11,262)

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

                                                           2000 ANNUAL REPORT 17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Company's 2000 Consolidated Financial Statements and Notes thereto. In addition, this Annual Report, which includes Management's Discussion and Analysis, contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives, loan portfolio growth and availability of funds. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Investment Considerations section. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements included herein are reasonable, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. Therefore, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

OVERVIEW

The Company provides private investment capital to private and undervalued public companies in a variety of different industries and in diverse geographic locations. Our lending and investment activity is focused in private finance and commercial real estate finance, primarily the purchase of commercial mortgage-backed securities.

The Company's earnings depend primarily on the level of interest and related portfolio income and net realized and unrealized gains earned on the Company's investment portfolio after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan and the amortization of loan origination points and discounts. The level of interest income is directly related to the balance of the interest-bearing investment portfolio multiplied by the weighted average yield on the interest-bearing portfolio. The Company's ability to generate interest income is dependent on economic, regulatory and competitive factors that influence interest rates and loan originations, and the Company's ability to secure financing for its investment activities.

PORTFOLIO AND INVESTMENT ACTIVITY

Total portfolio investment activity and yields as of and for the years ended December 31, 2000, 1999 and 1998 were as follows:

($ IN MILLIONS)                 2000       1999        1998
------------------------------------------------------------
Portfolio at Value            $1,788.0   $1,228.5     $807.1
New Investments               $  901.5   $  751.9     $524.5
Repayments                    $  154.1   $  145.7     $138.0
Sales                         $  280.2   $  198.4     $304.4
Yield                             14.1%      13.0%      12.5%

PRIVATE FINANCE

Private finance investment activity and yields as of and for the years ended December 31, 2000, 1999 and 1998 were as follows:

($ IN MILLIONS)                 2000        1999       1998
------------------------------------------------------------
Portfolio at Value            $1,282.5     $647.0     $388.6
New Investments               $  600.9     $346.7     $236.0
Repayments                    $  117.7     $ 87.5     $ 41.3
Yield                             14.6%      14.2%      14.6%

The private finance portfolio increased 98% and 67% during the years ended December 31, 2000 and 1999, respectively. The Company's increasing capital base has enabled it to make larger private finance investments, supporting the increase in originations in 2000, 1999 and 1998. Key investment characteristics for new private finance mezzanine investments were as follows:

                                         2000       1999       1998
--------------------------------------------------------------------
New investment characteristics:
  Number of investments                     34         27         19
  Average investment size (millions)    $ 14.0     $ 12.4     $ 10.6
  Average current yield                   14.7%      13.6%      13.3%
  Average portfolio company
   revenue (millions)                   $153.5     $ 86.9     $ 81.3
  Average portfolio company
   years in business                        36         29         22

                       [PORTFOLIO COMPOSITION PIE CHART]

                                Commercial       Small
                 Private        Real Estate      Business
                 Finance        Finance          Finance
2000               72%              28%
1999               53%              42%              5%
1998               48%              44%              8%

18 ALLIED CAPITAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The average investment characteristics above are computed using simple averages based upon underwriting data for investment activity for that year. As a result, any one investment may have had individual investment characteristics that may vary significantly from the stated simple average. In addition, average investment characteristics may vary from year to year.

The current yield on the private finance portfolio will fluctuate over time depending on the equity "kicker" or warrants received with each debt financing. Private finance investments are generally structured such that equity kickers may provide an additional future investment return of up to 10%.

In addition to the Company's core private finance investment activity, the Company acquired 95% of BLC Financial Services, Inc. in a "going private" buyout transaction for $95.2 million on December 31, 2000. The Company issued approximately 4.1 million shares, or $86.1 million of new equity, and paid $9.1 million in cash to acquire BLC. The new portfolio company has changed its name to Business Loan Express, Inc. ("BLX").

As part of the transaction, the Company recapitalized its Allied Capital Express operations as an independently managed private portfolio company and merged it into BLX. As part of the recapitalization, the Company contributed certain assets, including the online rules-based underwriting technology and fixed assets, and transferred 37 employees into the private portfolio company. Upon completion of the transaction, the Company's investment in BLX totaled $204 million and consisted of $75 million of 25% subordinated debt, $25 million of preferred stock, and $104 million of common stock. In addition, the Company has entered into a management contract with BLX to provide management services, including certain technology and transition services. The Company's investment in BLX is included in the private finance portfolio.

BLX is a non-bank small business lender licensed as a participant in the SBA 7(a) Guaranteed Loan Program. BLX is headquartered in New York City, has 22 offices throughout the country and is an SBA-designated Preferred Lender in 64 markets.

During the second quarter of 2000, the Company began an initiative to invest in and strategically partner with select private equity funds focused on investments in technology and the new economy. The strategy for these fund investments is to provide solid investment returns and build strategic relationships with the fund managers and their portfolio companies. The Company believes that it will have opportunities to co-invest with the funds as well as finance their portfolio companies as they mature.

The Company believes that the fund investment strategy is an effective means of participating in technology investing through a diverse pooled investment portfolio. The fund concept allows the Company to participate in a pooled investment return without exposure to the risk of any single technology investment. During 2000, the Company committed a total of $41.5 million to seven private equity funds. The committed amount is expected to be invested over the next three years. The Company funded $7.0 million of this commitment during 2000.

COMMERCIAL REAL ESTATE FINANCE

Commercial real estate finance investment activity and yields as of and for the years ended December 31, 2000, 1999 and 1998 were as follows:

($ IN MILLIONS)                 2000       1999       1998
Portfolio at Value              $505.5     $520.0     $355.0
New Investments                 $149.0     $288.7     $214.6
Repayments                      $ 24.8     $ 51.5     $ 92.5
Sales                           $151.7     $ 86.1     $256.9
Yield                             13.1%      12.3%      10.4%

The commercial real estate finance portfolio decreased 3% and increased 46% for the years ended December 31, 2000 and 1999, respectively. During 1998, the Company reduced its commercial mortgage loan origination activity for its own portfolio due to declining interest rates and began to sell its loans to other lenders. Then, beginning in the fourth quarter of 1998, the Company began to take advantage of a unique market opportunity to acquire non-investment grade commercial mortgage-backed securities ("CMBS") at significant discounts from the face amount of the bonds. Turmoil in the capital markets created a lack of liquidity for the traditional buyers of non-investment grade bonds. As a result, yields on these collateralized bonds increased, thus providing an attractive investment opportunity. The Company believes that CMBS is an attractive asset class because of the yields that can be earned on a security that is fully secured by commercial mortgage loans. The Company opportunistically purchased CMBS throughout 1999 and 2000. The Company plans to continue its CMBS investment activity, however, in order to maintain a balanced portfolio the Company expects that purchased CMBS will continue to represent approximately 20% to 25% of total assets during 2001. The Company's CMBS investment activity level will be dependent upon its ability to purchase CMBS at attractive yields.

The Company purchases CMBS at an average discount of 50% from the face amount of the bonds. During 2000, the Company purchased $124.3 million in CMBS with a face amount of $244.6 million and a weighted average yield to maturity of 14.7% after assuming a 1% loss rate on the underlying collateral mortgage pool. In 1999, the Company purchased $245.9 million in CMBS

                                                           2000 ANNUAL REPORT 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

with a face amount of $507.9 million and a weighted average yield to maturity of 14.6% after assuming a 1% loss rate on the underlying collateral mortgage pool.

As part of the Company's strategy to maximize its return on equity capital, during the fourth quarter of 2000 the Company sold $98.7 million of CMBS bonds rated BB+, BB and BB-. These bonds had an effective yield of 11.5%, and were sold for $102.5 million, resulting in a realized gain on the sale. The sale of these bonds increased the Company's overall liquidity and raised the yield on the Company's remaining purchased CMBS portfolio to 15.4%, after assuming a 1% loss on the entire underlying mortgage loan pool. At December 31, 2000, the value of the purchased CMBS portfolio was $311.3 million and the unamortized discount was $364.9 million.

The original principal balance of the underlying pool of the approximately 2,600 loans that are collateral for the Company's CMBS had underwritten loan to value ("LTV") and underwritten debt service coverage ratios ("DSCR") as follows:

LOAN TO VALUE RANGES
($ IN MILLIONS)                                 $         %
-----------------------------------------------------------
Less than 60%                           $ 1,535.0       12%
60-65%                                      961.8        8%
65-70%                                    2,050.9       16%
70-75%                                    4,247.0       33%
75-80%                                    3,727.4       29%
Greater than 80%                            212.4        2%
-----------------------------------------------------------
                                        $12,734.5      100%
===========================================================
Weighted average LTV                         71.0%

DEBT SERVICE COVERAGE RATIO RANGES
($ IN MILLIONS)                              $           %
-----------------------------------------------------------
Greater than 2.00                       $   465.5        4%
1.76-2.00                                   433.0        3%
1.51-1.75                                 1,487.6       12%
1.26-1.50                                 7,172.2       56%
1.00-1.25                                 3,176.2       25%
-----------------------------------------------------------
                                        $12,734.5      100%
===========================================================
Weighted average DSCR                        1.31

The Company has been liquidating much of its whole commercial mortgage loan portfolio so that it can redeploy the proceeds into higher yielding assets. For the year ended December 31, 2000, the Company sold $53.1 million of commercial mortgage loans.

At December 31, 2000, the Company's whole commercial loan portfolio had been reduced to $106.4 million from $154.1 million at December 31, 1999. During 1999, the Company sold $86.1 million of commercial mortgage loans.

During 1998, the Company sold through securitization approximately $295 million in lower yielding commercial mortgage loans and sold whole loans to third parties aggregating approximately $33.5 million.

SMALL BUSINESS FINANCE

As discussed above in the Private Finance section, the Company established its Allied Capital Express operations as an independently managed private portfolio company at the end of 2000 and these operations are now included in the private finance portfolio.

During the second quarter of 1999, the Company combined its whole commercial real estate loan origination activity with its SBA 7(a) lending activity in order to increase its loans originated for sale business under the Allied Capital Express brand name. Through Allied Capital Express, the Company provided small business and commercial real estate loans up to $3 million. The majority of the loans originated in this area were originated for sale, generally at premiums of up to 10% of the loan amount.

Allied Capital Express loan activity and yields as of and for the years ended December 31, 2000, 1999 and 1998 were as follows:

($ IN MILLIONS)                 2000       1999       1998
------------------------------------------------------------
Portfolio at Value              $    -     $ 61.4      $63.6
New Investments                 $151.6     $116.5      $73.9
Repayments                      $ 11.6     $  6.7      $ 4.2
Sales                           $128.5     $112.3      $47.5
Yield                                -       11.5%      11.2%

Allied Capital Express loan origination activity for 2000 and 1999 increased due to the opening of new regional office locations and from opportunities created by the Company's Internet site launched in the fall of 1999. Loans in the Allied Capital Express program were originated for sale; therefore, the increase in loan sales was the result of the increase in originations. In addition, beginning in 1999, the Company began to sell 90% of the unguaranteed portion of SBA 7(a) loans through a structured finance agreement with a commercial paper conduit. Allied Capital Express targeted small commercial real estate loans that were, in many cases, originated in conjunction with SBA 7(a) loans. SBA 7(a) loans were originated with variable interest rates priced at spreads ranging from 1.75% to 2.75% over the prime lending rate.

20 ALLIED CAPITAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

The following table summarizes Allied Capital's operating results for the years ended December 31, 2000, 1999 and 1998:

                                                                                    PERCENT                                 PERCENT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  2000      1999   CHANGE    CHANGE       1999      1998    CHANGE   CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST AND RELATED PORTFOLIO INCOME
Interest and dividends                                $182,307  $121,112  $61,195       51%   $121,112  $ 80,281  $ 40,831      51%
Premiums from loan dispositions                         16,138    14,284    1,854       13%     14,284     5,949     8,335     140%
Post-Merger gain on securitization
   of commercial mortgage loans                              -         -        -        0%          -    14,812   (14,812)   (100%)
Investment advisory fees and other income               13,144     5,744    7,400      129%      5,744     5,696        48       1%
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest and related portfolio income         211,589   141,140   70,449       50%    141,140   106,738    34,402      32%
-----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
Interest                                                57,412    34,860   22,552       65%     34,860    20,694    14,166      68%
Employee                                                19,842    16,136    3,706       23%     16,136    11,829     4,307      36%
Administrative                                          15,435    12,350    3,085       25%     12,350    11,921       429       4%
-----------------------------------------------------------------------------------------------------------------------------------
   Total operating expenses                             92,689    63,346   29,343       46%     63,346    44,444    18,902      43%
-----------------------------------------------------------------------------------------------------------------------------------
Formula and cut-off awards                               6,183     6,753     (570)      (8%)     6,753     7,049      (296)     (4%)
-----------------------------------------------------------------------------------------------------------------------------------
   Net operating income before
     net realized and unrealized gains                 112,717    71,041   41,676       59%     71,041    55,245    15,796      29%
-----------------------------------------------------------------------------------------------------------------------------------
NET REALIZED AND UNREALIZED GAINS
Net realized gains                                      15,523    25,391   (9,868)     (39%)    25,391    22,541     2,850      13%
Net unrealized gains                                    14,861     2,138   12,723      595%      2,138     1,079     1,059      98%
-----------------------------------------------------------------------------------------------------------------------------------
   Total net realized and unrealized gains              30,384    27,529    2,855       10%     27,529    23,620     3,909      17%
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             143,101    98,570   44,531       45%     98,570    78,865    19,705      25%
Income tax expense                                           -         -        -        0%          -       787      (787)   (100%)
-----------------------------------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations  $143,101  $ 98,570  $44,531       45%   $ 98,570  $ 78,078  $ 20,492      26%
===================================================================================================================================
Diluted earnings per share                            $   1.94  $   1.64  $  0.30       18%   $   1.64  $   1.50  $   0.14       9%
===================================================================================================================================
Weighted average common shares outstanding - diluted    73,472    60,044   13,428       22%     60,044    51,974     8,070      16%
-----------------------------------------------------------------------------------------------------------------------------------

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

                                                           2000 ANNUAL REPORT 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               [TOTAL INTEREST AND RELATED PORTFOLIO INCOME GRAPH]

                Portfolio             Portfolio
                income                income
                (in millions)         per share
1998                $106.7              $2.05
1999                $141.1              $2.35
2000                $211.6              $2.88

The increase in interest income earned results primarily from continued growth of the Company's investment portfolio and the Company's focus on increasing its overall portfolio yield. The Company's investment portfolio, excluding non-interest bearing equity interests in portfolio companies, increased by 29% to $1,471.8 million at December 31, 2000 from $1,141.2 million at December 31, 1999, and increased by 51% during 1999 from $757.7 million at December 31, 1998. The weighted average yield on the interest bearing investments in the portfolio at December 31, 2000, 1999 and 1998 was as follows:

                          [YIELD ON PORTFOLIO GRAPH]

                                Commercial              Small
                Private         Real Estate             Business                Total
                Finance         Finance                 Finance*                Portfolio
1998             14.6%             10.4%                 11.2%                    12.5%
1999             14.2%             12.3%                 11.5%                    13.0%
2000             14.6%             13.1%                   --                     14.1%

* Allied Capital Express was recapitalized as an independently managed portfolio company at the end of 2000.

Included in net premiums from loan dispositions are premiums from loan sales and premiums received on the early repayment of loans. Premiums from loan sales were $13.3 million, $10.5 million and $3.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. This premium income results primarily from the premium paid by purchasers of loans originated through Allied Capital Express, less the origination commissions associated with the loans sold. In addition to selling the guaranteed portion of the SBA 7(a) loans, in 1999 the Company began to sell 90% of the unguaranteed portion of SBA 7(a) loans through a structured finance agreement with a commercial paper conduit. The 176% increase in premiums from loan sales in 1999 is primarily the result of a significant increase in the sale of the guaranteed SBA 7(a) loans and unguaranteed portions of SBA 7(a) loans. SBA 7(a) loan sales were $101.0 million, $93.7 million and $37.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. Upon the merger of the Allied Capital Express operations into BLX, the premium from loan sales earned historically is intended to be replaced with interest income earned by the Company from its subordinated debt investment in BLX as well as fees earned from its management contract with BLX.

Prepayment premiums were $2.8 million, $3.8 million and $2.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for the Company's borrowers to refinance or pay off their debts to the Company ahead of schedule. Because the Company seeks to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as their balance sheets strengthen, or as more favorable interest rates become available. Therefore, the Company generally structures its loans to require a prepayment premium for the first three to five years of the loan.

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

Operating expenses include interest, employee and administrative expenses. The Company's single largest expense is interest on indebtedness. The fluctuations in interest expense during 2000, 1999 and 1998 are attributable to changes in the level of borrowings by the Company and its subsidiaries under various notes payable and debentures and revolving credit facilities. The Company's borrowing

22 ALLIED CAPITAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

activity and weighted average interest cost, including fees and closing costs, were as follows:

($ IN MILLIONS)                   2000       1999       1998
------------------------------------------------------------
Total Outstanding Debt          $786.6     $592.9     $334.4
Average Outstanding Debt        $707.4     $461.5     $261.3
Weighted Average Cost             8.3%       7.9%       7.5%
BDC Asset Coverage*               245%       228%       273%

*As a BDC, the Company is generally required to maintain a ratio of 200% of total assets to total borrowings.

Employee expenses include salaries and employee benefits. The increase in salaries and employee benefits for the periods presented reflects the increase in total employees, combined with wage increases and the experience level of employees hired. Total employees were 97, 129 and 106 at December 31, 2000, 1999 and 1998, respectively. As part of the recapitalization of Allied Capital Express discussed above, 37 employees of the Company were transferred to the portfolio company at the end of 2000. Expenses related to these employees are reflected in employee expense for the year.

Administrative expenses include the leases for the Company's headquarters in Washington, DC and its regional offices, travel costs, stock record expenses, directors' fees, legal and accounting fees and various other expenses. For the years ended December 31, 2000, 1999 and 1998, employee and administrative costs as a percentage of total interest and related portfolio income less interest expense plus net realized and unrealized gains was 19%, 21% and 22%, respectively.

The formula and cut-off awards totaled $6.2 million, $6.8 million and $7.0 million, or $0.08 per share, $0.11 per share and $0.14 per share, for the years ended December 31, 2000, 1999 and 1998, respectively.

The formula award expense totaled $5.7 million, $6.2 million and $6.2 million for the years ended December 31, 2000, 1999 and 1998, respectively. The formula award was designed as an incentive compensation program that would replace canceled stock options that were canceled as a result of the Company's 1997 Merger and would balance share ownership among key officers. The formula award vested over a three-year period, on the anniversary date of the Merger, beginning on December 31, 1998.

The cut-off award expense totaled $0.5 million, $0.6 million and $0.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. The cut-off award was designed to cap the appreciated value in unvested options at the Merger announcement date in order to set the foundation to balance option awards upon the Merger. The cut-off award will only be payable if the award recipient is employed by the Company on a future vesting date.

Net realized gains resulted from the sale of equity securities associated with certain private finance investments, commercial mortgage loans and CMBS bonds, and the realization of unamortized discount resulting from the sale and early repayment of private finance and commercial mortgage loans, offset by losses on investments. Realized gains and losses and net unrealized gains for the years ended December 31, 2000, 1999 and 1998 were as follows:

(IN MILLIONS)                     2000       1999       1998
------------------------------------------------------------
Realized Gains                  $ 28.6      $31.5      $25.8
Realized Losses                  (13.1)      (6.1)      (3.3)
------------------------------------------------------------
Net Realized Gains              $ 15.5      $25.4      $22.5
============================================================
Net Unrealized Gains            $ 14.9      $ 2.1      $ 1.1
============================================================

Realized gains during 2000 resulted primarily from transactions involving eight investments - Southwest PCS, L.P. ($11.5 million), Grant Television, Inc. ($5.4 million), CMBS bonds sold ($3.9 million), Julius Koch USA, Inc. ($1.7 million), Wilmar Industries, Inc. ($1.2 million), Hotelevision ($1.0 million), FTI Consulting, Inc. ($0.7 million) and Panera Bread Co. ($0.7 million). The Company reversed previously recorded unrealized appreciation of $7.5 million when these gains were realized in 2000. Realized gains in 1999 and 1998 resulted primarily from transactions involving 6 and 10 portfolio companies, and the Company reversed previously recorded unrealized appreciation of $14.6 million and $8.1 million, respectively, when these gains were realized.

Realized losses in 2000, 1999 and 1998 represented 0.7%, 0.5% and 0.4% of the Company's total assets, respectively. Realized losses of $13.1 million during 2000 resulted primarily from two portfolio investments - NETtel Communications, Inc. ($8.5 million) and Total Foam, Inc. ($1.3 million). The remaining losses consisted of several losses of less than $0.5 million each. Losses realized in 2000 had been recognized in NIA over time as unrealized depreciation when the Company determined that the respective portfolio security's value had become impaired. Thus, the Company reversed previously recorded unrealized depreciation totaling $12.0 million, $5.4 million and $3.6 million when the related losses were realized in 2000, 1999 and 1998, respectively.

Net unrealized gains for 2000, 1999 and 1998 consisted of valuation changes resulting from the Board of Directors' valuation of the Company's assets and the effect of reversals of unrealized appreciation or depreciation resulting from realized gains or losses. At December 31, 2000, net unrealized appreciation in the portfolio totaled $19.4 million and was composed of unrealized appreciation of $49.1 million, resulting primarily from appreciated equity interests in portfolio investments, and unrealized depreciation of $29.7 million resulting primarily from underperforming loan and equity interests in the portfolio. At December 31, 1999 and 1998, net unrealized appreciation in the portfolio totaled $4.5 million and $2.4 million, respectively, and was composed of unrealized appreciation of $32.1 million and $27.3 million, and unrealized depreciation of $27.6 million and $24.9 million, respectively.

                                                           2000 ANNUAL REPORT 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

At December 31, 2000, the Company's portfolio was graded as follows:

                                                   PERCENTAGE
GRADE                                 PORTFOLIO      OF TOTAL
($ IN MILLIONS)                        AT VALUE     PORTFOLIO
-------------------------------------------------------------
1                                        $  208.3       11.7%
2                                         1,461.7       81.7%
3                                            15.4        0.9%
4                                            76.0        4.2%
5                                            26.6        1.5%
-------------------------------------------------------------
                                         $1,788.0      100.0%
=============================================================

Included in Grade 4 and 5 investments are assets totaling $20.5 million and $10.6 million that are secured by commercial real estate at December 31, 2000 and 1999, respectively. Grade 5 private finance investments at December 31, 2000 and 1999 totaled $18.7 million and $12.6 million at value, or 1.0% and 1.0% of the Company's total portfolio, respectively. The Company continues to follow its historical practices of working with a troubled portfolio company in order to recover the maximum amount of the Company's investment, but records unrealized depreciation for the expected full amount of the potential loss when such exposure is identified.

At December 31, 2000, delinquencies in the underlying collateral pool for the Company's CMBS portfolio were negligible at 0.38%. The yield used to accrue interest on this portfolio assumes a 1% loss rate on the entire underlying collateral mortgage pool.

For the total investment portfolio, loans greater than 120 days delinquent were $56.4 million at value at December 31, 2000, or 3.2% of the total portfolio. Included in this category are loans valued at $13.3 million that are fully secured by commercial real estate. Loans greater than 120 days delinquent at December 31, 1999 were $18.6 million at value, or 1.5% of the total portfolio, which included $11.7 million that were fully secured by real estate. As a provider of long-term privately negotiated investment capital, it is not atypical to defer payment of principal or interest from time to time. As a result, the amount of the portfolio that is greater than 120 days delinquent may vary from quarter to quarter. The terms of the private finance agreements frequently provide an opportunity for portfolio companies to restructure their debt and equity capital. During such restructuring, the Company may not receive or accrue interest or dividend payments. The investment portfolio is priced to provide current returns for our shareholders assuming that a portion of the portfolio at any time may not be accruing interest currently. The Company also prices its investments for a total return including current interest or dividends plus capital gains from the sale of equity securities. Therefore, the amount of loans greater than 120 days delinquent is not necessarily an indication of future principal loss or loss of anticipated investment return. The Company's portfolio grading system is used as a means to assess loss of investment return (Grade 4 assets) or loss of investment principal (Grade 5 assets).

The Company has elected to be taxed as a regulated investment company ("RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"). As long as the Company qualifies as a RIC, the Company is not taxed on its investment company taxable income or realized capital gains, to the extent that such income or gains are distributed, or deemed to be distributed, to shareholders on a timely basis. Annual tax distributions may differ from NIA for the fiscal year due to timing differences in the recognition of income and expenses, returns of capital and net unrealized appreciation or depreciation, which are not included in taxable income.

In order to maintain its RIC status, the Company must, in general, (1) derive at least 90% of its gross income from dividends, interest, gains from the sale of securities and other specified types of income; (2) meet investment diversification requirements as defined in the Code; and (3) distribute annually to shareholders at least 90% of its investment company taxable ordinary income. The Company intends to take all steps necessary to continue to meet the RIC qualifications. However, there can be no assurance that the Company will continue to elect or qualify for such treatment in future years.

The weighted average common shares outstanding used to compute basic earnings per share were 73.2 million, 59.9 million and 51.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increases in the weighted average shares reflect the issuance of new shares and the issuance of shares pursuant to a dividend reinvestment plan.

All per share amounts included in management's discussion and analysis have been computed using the weighted average shares used to compute diluted earnings per share, which were 73.5 million, 60.0 million and 52.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

FINANCIAL CONDITION, LIQUIDITY AND
CAPITAL RESOURCES

CASH AND CASH EQUIVALENTS

At December 31, 2000, the Company had $2.4 million in cash and cash equivalents. The Company invests otherwise uninvested cash in U.S. government- or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high

24 ALLIED CAPITAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

quality, short-term repurchase agreements fully collateralized by such securities. The Company's objective is to manage to a low cash balance and fund new originations with its credit facilities.

DEBT

The Company had outstanding debt at December 31, 2000 as follows:

                                                                   ANNUAL
                                        FACILITY       AMOUNT    INTEREST
($ IN MILLIONS)                           AMOUNT  OUTSTANDING       COST*
-------------------------------------------------------------------------
Notes payable and debentures:
   Unsecured long-term
     notes payable                      $  544.0      $ 544.0        8.1%
   SBA debentures                           87.3         78.3        8.3%
   Auction rate reset note                  76.6         76.6        8.6%
   OPIC loan                                 5.7          5.7        6.6%
-------------------------------------------------------------------------
Total notes payable and debentures      $  713.6      $ 704.6        8.2%
-------------------------------------------------------------------------
Revolving credit facilities:
    Revolving line of credit            $  417.5      $  82.0        8.4%
=========================================================================
Total debt                              $1,131.1      $ 786.6        8.3%
=========================================================================

*The annual interest cost includes the cost of commitment fees and other facility fees.

UNSECURED LONG-TERM NOTES PAYABLE. The Company has issued long-term debt to institutional lenders, primarily insurance companies. The notes have five- or seven-year maturities. The notes require payment of interest only semi-annually, and all principal is due upon maturity.

SBA DEBENTURES. The Company, through its SBIC subsidiary, has debentures payable to the SBA with terms of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. The Company may borrow up to $108.8 million from the SBA under the SBIC program. At December 31, 2000, the Company has a commitment to borrow up to an additional $9 million from the SBA. The commitment expires on September 30, 2004.

AUCTION RATE RESET NOTE. The Company has a $75 million Auction Rate Reset Senior Note Series A that matures on December 2, 2002 and bears interest at the three-month London Inter-Bank Offer Rate ("LIBOR") plus 1.75% which adjusts quarterly. Interest is due quarterly and the Company, at its option, may pay or defer and capitalize such interest payments. The amount outstanding on the note will increase as interest due is deferred and capitalized.

REVOLVING LINE OF CREDIT. The Company has a two-year, $417.5 million unsecured revolving line of credit that expires in May 2002. This facility may be expanded up to $500 million. At the Company's option, the credit facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25% or (ii) the higher of (a) the Bank of America, N.A. prime rate or (b) the Federal Funds rate plus 0.50%. The credit facility requires monthly payments of interest, and all principal is due upon maturity.

EQUITY CAPITAL AND DIVIDENDS

The Company raises debt and equity capital for continued investment in its portfolio. Because the Company is a RIC, it distributes its income and requires external capital for growth. Because the Company is a BDC, it is limited in the amount of debt capital it may use to fund its growth, since it is generally required to maintain a ratio of 200% of total assets to total borrowings, or approximately 1 to 1 debt to equity capital ratio.

To support its growth during 2000, the Company raised $250.9 million in new equity capital primarily through the sale of shares from its shelf registration statement. The Company issues equity from time to time using a shelf registration statement when it has a clear use of proceeds for attractive investment opportunities. Historically, this process has enabled the Company to raise equity on an accretive basis for existing shareholders. In addition, the Company issued $86.1 million of equity capital to purchase BLC Financial Services, Inc. on December 31, 2000. At December 31, 2000, total shareholders' equity had increased to $1.03 billion.

The Company's Board reviews the dividend rate quarterly, and adjusts the quarterly dividend rate throughout the year as the Company's earnings momentum builds. For the first and second quarter of 2000, the Board declared a $0.45 per common share dividend. For the third and fourth quarters of 2000, the Board declared a dividend of $0.46 per common share. The Board declared a dividend of $0.49 per common share for the first quarter of 2001.

As a result of growth in ordinary taxable income combined with the increased size and diversity of the Company's portfolio and its projected future capital gains, the Company's Board of Directors will continue to evaluate whether to retain or distribute capital gains as they occur. The Company's dividend policy allows the Company to continue to distribute some capital gains, but will also allow the Company to retain gains that exceed a normal capital gains distribution level, and therefore avoid any unusual spike in dividends in any one year. The dividend policy also enables the Board to selectively retain gains to support future growth.

The Company plans to maintain a strategy of financing its operations, dividend requirements and future investments with cash from operations, through borrowings under short- or long-term credit facilities or other debt securities, through asset sales, or through the sale or issuance of new equity capital. The Company will utilize its short-term credit facilities only as a means to bridge to long-term financing. The Company evaluates its interest rate exposure on an ongoing basis. The Company maintains a

                                                           2000 ANNUAL REPORT 25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

matched-funding philosophy that focuses on matching the estimated maturities of its loan and investment portfolio to the estimated maturities of its borrowings. To the extent deemed necessary, the Company may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques. At December 31, 2000, the Company's debt to equity ratio was less than 1 to 1 and weighted average cost of funds was 8.3%. There are no significant maturities of long-term debt until 2003. The Company believes that it has access to capital sufficient to fund its ongoing investment and operating activities, and from which to pay dividends.

INVESTMENT CONSIDERATIONS

INVESTING IN PRIVATE COMPANIES INVOLVES A HIGH DEGREE OF RISK.

Our portfolio consists primarily of long-term loans to and investments in private companies. Investments in private businesses involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. There is generally no publicly available information about the companies in which we invest, and we rely significantly on the diligence of our employees and agents to obtain information in connection with the Company's investment decisions. In addition, some smaller businesses have narrower product lines and market shares than their competition, and may be more vulnerable to customer preferences, market conditions or economic downturns, which may adversely affect the return on, or the recovery of, our investment in such businesses.

OUR FINANCIAL RESULTS COULD BE NEGATIVELY AFFECTED IF BLX FAILS TO PERFORM AS EXPECTED. Business Loan Express, Inc. is our largest portfolio investment. Our financial results could be negatively affected if BLX, as a portfolio company, fails to perform as expected.

OUR BORROWERS MAY DEFAULT ON THEIR PAYMENTS. We make unsecured, subordinated loans and invest in equity securities, which may involve a higher degree of repayment risk. We primarily invest in and lend to companies that may have limited financial resources and that may be unable to obtain financing from traditional sources. Numerous factors may affect a borrower's ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in any collateral for the loan.

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

INVESTMENTS IN NON-INVESTMENT GRADE COMMERCIAL MORTGAGE-BACKED SECURITIES MAY BE ILLIQUID AND MAY HAVE A HIGHER RISK OF DEFAULT. The commercial mortgage-backed securities ("CMBS") in which we invest are non-investment grade, which means that nationally recognized statistical rating organizations rate them below the top four investment-grade rating categories (i.e., "AAA" through "BBB"), and are sometimes referred to as "junk bonds." The non-investment grade CMBS tend to be less liquid, may have a higher risk of default and may be more difficult to value. Non-investment grade securities usually provide a higher yield than do investment-grade bonds, but with the higher return comes greater risk. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not ensured.

OUR PORTFOLIO INVESTMENTS ARE RECORDED AT FAIR VALUE AS DETERMINED BY THE BOARD OF DIRECTORS IN ABSENCE OF READILY ASCERTAINABLE PUBLIC MARKET VALUES. Pursuant to the requirements of the Investment Company Act of 1940 ("1940 Act"), the Board of Directors is required to value each asset quarterly, and we are required to carry our portfolio at fair value as determined by the Board of Directors. Since there is typically no public market for the loans and equity securities of the companies in which we make investments, our Board of Directors estimates the fair value of these loans and equity securities pursuant to a written valuation policy and a consistently applied valuation process. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses; we are instead required by the 1940 Act to specifically value each individual investment and record an unrealized loss for an asset that we believe has become impaired. Without a readily ascertainable market value, the estimated value of our portfolio of loans and equity securities may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the loans and equity securities. We adjust quarterly the valuation of our portfolio to reflect the Board of Directors' estimate of the current realizable value of each investment in our portfolio. Any changes in estimated value are recorded in the Company's statement of operations as "Net unrealized gains (losses)."

WE BORROW MONEY WHICH MAGNIFIES THE POTENTIAL FOR GAIN OR LOSS ON AMOUNTS INVESTED AND MAY INCREASE THE RISK OF INVESTING IN OUR COMPANY. We borrow from, and issue senior debt securities to, banks, insurance companies and other lenders. Lenders of these senior securities have fixed dollar claims on our consolidated assets that are superior to the claims of our common shareholders. Borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. If the value of our consolidated assets increases, then leveraging would cause the net asset value attributable to the Company's common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our consolidated assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our consolidated income in excess of consolidated interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our consolidated income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments. Leverage is generally considered a speculative investment technique.

26 ALLIED CAPITAL CORPORATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


At December 31, 2000, the Company had $786.6 million of outstanding indebtedness, bearing a weighted annual interest cost of 8.3%. In order for us to cover these annual interest payments on indebtedness, we must achieve annual returns on our December 31, 2000 portfolio of at least 3.4%.

WE MAY NOT BORROW MONEY UNLESS WE MAINTAIN ASSET COVERAGE FOR INDEBTEDNESS OF AT LEAST 200% WHICH MAY AFFECT RETURNS TO SHAREHOLDERS. We must maintain asset coverage for a class of senior security representing indebtedness of at least 200%. Our ability to achieve our investment objective may depend in part on our continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms. There can be no assurance that we will be able to maintain such leverage. If asset coverage declines to less than 200%, we may be required to sell a portion of our investments when it is disadvantageous to do so. As of December 31, 2000, our asset coverage for indebtedness was 245%.

CHANGES IN INTEREST RATES MAY AFFECT OUR COST OF CAPITAL AND NET OPERATING INCOME. Because we borrow money to make investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our portfolio income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income before net realized and unrealized gains. However, there would be no effect on the return, if any, that could be generated from our equity interests. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. The Company utilizes its short-term credit facilities only as a means to bridge to long-term financing. Our long-term fixed-rate investments are financed primarily with long-term fixed-rate debt and equity. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act.

BECAUSE WE MUST DISTRIBUTE INCOME, WE WILL CONTINUE TO NEED ADDITIONAL CAPITAL TO GROW. We will continue to need capital to fund incremental growth in our investments. Historically, we have borrowed from financial institutions and have issued equity securities. A reduction in the availability of new capital could limit our ability to grow. We must distribute at least 90% of our taxable net operating income excluding net realized long-term capital gains to our stockholders to maintain our regulated investment company ("RIC") status. As a result such earnings will not be available to fund investment originations. We expect to continue to borrow from financial institutions and sell additional equity securities. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which could have a material adverse effect on the value of the Company's common stock. In addition, as a business development company ("BDC"), we are generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict our ability to borrow in certain circumstances.

OUR PRIVATE FINANCE INVESTMENTS MAY NOT PRODUCE CAPITAL GAINS. Private finance investments are typically structured as debt securities with a relatively high fixed rate of interest and with an equity feature such as conversion rights, warrants or options. As a result, private finance investments generate interest income from the time they are made, and may also produce a realized gain from an accompanying equity feature. We cannot be sure that our portfolio will generate a current return or capital gains.

LOSS OF PASS-THROUGH TAX TREATMENT WOULD SUBSTANTIALLY REDUCE NET ASSETS AND INCOME AVAILABLE FOR DIVIDENDS. We have operated the Company so as to qualify to be taxed as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code"). If we meet source of income, diversification and distribution requirements, the Company qualifies for pass-through tax treatment. If the Company fails to qualify as a RIC, the Company would become subject to federal income tax as if it were an ordinary corporation, which would substantially reduce our net assets and the amount of income available for distribution to our shareholders. The Company would cease to qualify for pass-through tax treatment if it were unable to comply with these requirements, or if it ceased to qualify as a BDC under the 1940 Act. We also could be subject to a 4% excise tax and/or corporate level income tax if we fail to make required distributions.

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

CHANGES IN THE LAW OR REGULATIONS THAT GOVERN THE COMPANY COULD HAVE A MATERIAL IMPACT ON THE COMPANY OR OUR OPERATIONS. We are regulated by the Securities and Exchange Commission and the SBA. In addition, changes in the laws or regulations that govern BDCs, RICs, real estate investment trusts ("REITs") and SBICs may significantly affect our business. Any change in the law or regulations that govern our business could have a material impact on the Company or its operations. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change.

QUARTERLY RESULTS MAY FLUCTUATE AND MAY NOT BE INDICATIVE OF FUTURE QUARTERLY PERFORMANCE. The Company's quarterly operating results could fluctuate and therefore, you should not rely on quarterly results to be indicative of the Company's performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in the investment origination volume, variation in timing of prepayments, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions.


                                                          2000 ANNUAL REPORT  27

CONSOLIDATED BALANCE SHEET


                                                                                                  DECEMBER 31,
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)                                                 2000              1999
--------------------------------------------------------------------------------------------------------------
ASSETS
Portfolio at value:
    Private finance (cost: 2000 - $1,262,529; 1999 - $639,171)                   $ 1,282,467       $   647,040
    Commercial real estate finance (cost: 2000 - $503,366; 1999 - $522,022)          505,534           520,029
    Small business finance (cost: 2000 - $0; 1999 - $61,708)                              --            61,428
--------------------------------------------------------------------------------------------------------------
        Total portfolio at value                                                   1,788,001         1,228,497
--------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                              2,449            18,155
Other assets                                                                          63,367            43,386
--------------------------------------------------------------------------------------------------------------
        Total assets                                                             $ 1,853,817       $ 1,290,038
==============================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Notes payable and debentures                                                 $   704,648       $   487,350
    Revolving credit facilities                                                       82,000           105,500
    Accounts payable and other liabilities                                            30,477            22,675
--------------------------------------------------------------------------------------------------------------
        Total liabilities                                                            817,125           615,525
--------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Preferred stock                                                                        7,000             7,000

Shareholders' equity:
    Common stock, $0.0001 par value, 200,000,000 shares authorized;
        85,291,696 and 65,930,360 issued and outstanding
        at December 31, 2000 and 1999, respectively                                        9                 7
    Additional paid-in capital                                                     1,043,653           699,148
    Common stock held in deferred compensation trust (234,977 shares
        and 516,779 shares at December 31, 2000 and 1999, respectively)                   --            (6,218)
    Notes receivable from sale of common stock                                       (25,083)          (29,461)
    Net unrealized appreciation on portfolio                                          19,378             4,517
    Distributions in excess of earnings                                               (8,265)             (480)
--------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                 1,029,692           667,513
--------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                               $ 1,853,817       $ 1,290,038
==============================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


28  ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS


                                                                          FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                    2000         1999         1998
----------------------------------------------------------------------------------------------------------
INTEREST AND RELATED PORTFOLIO INCOME
    Interest and dividends                                              $182,307     $121,112     $ 80,281
    Premiums from loan dispositions                                       16,138       14,284        5,949
    Post-Merger gain on securitization of commercial mortgage loans           --           --       14,812
    Investment advisory fees and other income                             13,144        5,744        5,696
----------------------------------------------------------------------------------------------------------
        Total interest and related portfolio income                      211,589      141,140      106,738
----------------------------------------------------------------------------------------------------------

EXPENSES
    Interest                                                              57,412       34,860       20,694
    Employee                                                              19,842       16,136       11,829
    Administrative                                                        15,435       12,350       11,921
----------------------------------------------------------------------------------------------------------
        Total operating expenses                                          92,689       63,346       44,444
----------------------------------------------------------------------------------------------------------
    Formula and cut-off awards                                             6,183        6,753        7,049
----------------------------------------------------------------------------------------------------------

Net operating income before net realized and unrealized gains            112,717       71,041       55,245
----------------------------------------------------------------------------------------------------------

NET REALIZED AND UNREALIZED GAINS
    Net realized gains                                                    15,523       25,391       22,541
    Net unrealized gains                                                  14,861        2,138        1,079
----------------------------------------------------------------------------------------------------------
        Total net realized and unrealized gains                           30,384       27,529       23,620
----------------------------------------------------------------------------------------------------------

Net income before income taxes                                           143,101       98,570       78,865
----------------------------------------------------------------------------------------------------------

Income tax expense                                                            --           --          787
----------------------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations                    $143,101     $ 98,570     $ 78,078
==========================================================================================================
Basic earnings per common share                                         $   1.95     $   1.64     $   1.50
==========================================================================================================
Diluted earnings per common share                                       $   1.94     $   1.64     $   1.50
==========================================================================================================
Weighted average common shares outstanding - basic                        73,165       59,877       51,941
----------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted                      73,472       60,044       51,974
----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                          2000 ANNUAL REPORT  29

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS


                                                                                                 FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                   2000             1999             1998
---------------------------------------------------------------------------------------------------------------------------------
OPERATIONS
    Net operating income before net realized and unrealized gains                   $   112,717      $    71,041      $    55,245
    Net realized gains                                                                   15,523           25,391           22,541
    Net unrealized gains                                                                 14,861            2,138            1,079
    Income tax expense                                                                       --               --             (787)
---------------------------------------------------------------------------------------------------------------------------------
        Net increase in net assets resulting from operations                            143,101           98,570           78,078
---------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDER DISTRIBUTIONS
    Common stock dividends                                                             (135,795)         (97,941)         (75,087)
    Preferred stock dividends                                                              (230)            (230)            (230)
---------------------------------------------------------------------------------------------------------------------------------
        Net decrease in net assets resulting from shareholder distributions            (136,025)         (98,171)         (75,317)
---------------------------------------------------------------------------------------------------------------------------------

CAPITAL SHARE TRANSACTIONS
    Sale of common stock                                                                250,912          164,269           69,675
    Issuance of common stock for portfolio investments                                   86,076               --               --
    Issuance of common stock upon the exercise of stock options                           3,309            5,920              221
    Issuance of common stock in lieu of cash distributions                                4,773            4,610            6,184
    Net decrease (increase) in notes receivable from sale of common stock                 4,378           (5,725)           5,576
    Net decrease (increase) in common stock held in deferred compensation trust           6,218            6,972          (13,190)
    Other                                                                                  (563)            (290)              71
---------------------------------------------------------------------------------------------------------------------------------
        Net increase in net assets resulting from capital share transactions            355,103          175,756           68,537
---------------------------------------------------------------------------------------------------------------------------------

Total increase in net assets                                                        $   362,179      $   176,155      $    71,298
=================================================================================================================================

Net assets at beginning of year                                                     $   667,513      $   491,358      $   420,060
---------------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                                                           $ 1,029,692      $   667,513      $   491,358
---------------------------------------------------------------------------------------------------------------------------------
Net asset value per common share                                                    $     12.11      $     10.20      $      8.79
---------------------------------------------------------------------------------------------------------------------------------
Common shares outstanding at end of year                                                 85,057           65,414           55,919
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

30  ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS)                                                               2000           1999           1998
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting from operations                    $ 143,101      $  98,570      $  78,078
Adjustments
    Net unrealized gains                                                  (14,861)        (2,138)        (1,079)
    Post-Merger gain on securitization of commercial mortgages                 --             --        (14,812)
    Depreciation and amortization                                             925            788            702
    Amortization of loan discounts and fees                               (10,101)       (10,674)        (6,032)
    Changes in other assets and liabilities                                 2,036         (8,712)        11,998
---------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                         121,100         77,834         68,855
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Portfolio investments                                                (889,251)      (751,871)      (524,530)
    Repayments of investment principal                                    154,112        145,706        138,081
    Proceeds from loan sales                                              280,244        198,368         81,013
    Proceeds from securitization of commercial mortgages                       --             --        223,401
    Net redemption of U.S. government securities                               --             --         11,091
    Other investing activities                                              1,417         (1,754)        (2,539)
---------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                            (453,478)      (409,551)       (73,483)
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of common stock                                                  250,912        164,269         69,896
    Purchase of common stock by deferred compensation trust                    --             --        (19,431)
    Collections of notes receivable from sale of common stock               6,363            195          5,591
    Common dividends and distributions paid                              (131,022)       (95,031)       (69,536)
    Special undistributed earnings distribution paid                           --             --         (8,848)
    Preferred stock dividends paid                                           (230)          (230)          (450)
    Net borrowings under (payments on) notes payable and debentures       217,298        254,000        (69,471)
    Net borrowings under (payments on) revolving lines of credit          (23,500)         4,500         56,158
    Other financing activities                                             (3,149)        (2,906)        (4,643)
---------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) financing activities               316,672        324,797        (40,734)
---------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                               $ (15,706)     $  (6,920)     $ (45,362)
===============================================================================================================
Cash and cash equivalents at beginning of year                          $  18,155      $  25,075      $  70,437
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $   2,449      $  18,155      $  25,075
---------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                          2000 ANNUAL REPORT  31

CONSOLIDATED STATEMENT OF INVESTMENTS



PRIVATE FINANCE   (in thousands,except                                                                      DECEMBER 31, 2000
PORTFOLIO COMPANY  number of shares)         INVESTMENT (2)                                            COST             VALUE
-----------------------------------------------------------------------------------------------------------------------------
AbilityOne Corporation                       Loans                                                 $  9,974          $  9,974
-----------------------------------------------------------------------------------------------------------------------------
ACE Products, Inc.                           Loans                                                   14,276            14,276
-----------------------------------------------------------------------------------------------------------------------------
Acme Paging, L.P.                            Debt Securities                                          6,984             6,984
                                             Limited Partnership Interest                             1,456                 -
-----------------------------------------------------------------------------------------------------------------------------
Allied Office Products, Inc.                 Debt Securities                                          9,360             9,360
                                             Warrants                                                   629               629
-----------------------------------------------------------------------------------------------------------------------------
American Barbecue & Grill, Inc.              Warrants                                                   125                 -
-----------------------------------------------------------------------------------------------------------------------------
American Home Care Supply, LLC               Debt Securities                                          6,853             6,853
                                             Warrants                                                   579               579
-----------------------------------------------------------------------------------------------------------------------------
Aspen Pet Products, Inc.                     Loans                                                   13,862            13,862
                                             Series A Preferred Stock (1,860 shares)                  1,860             1,860
                                             Series A Common Stock (1,400 shares)                       140               140
-----------------------------------------------------------------------------------------------------------------------------
ASW Holding Corporation                      Warrants                                                    25                25
-----------------------------------------------------------------------------------------------------------------------------
Aurora Communications, LLC                   Loans                                                   14,410            14,410
                                             Equity Interest                                          1,500             3,347
-----------------------------------------------------------------------------------------------------------------------------
Avborne,Inc.                                 Debt Securities                                         12,255            12,255
                                             Warrants                                                 1,180             1,180
-----------------------------------------------------------------------------------------------------------------------------
Bakery Chef, Inc.                            Loans                                                   15,899            15,899
-----------------------------------------------------------------------------------------------------------------------------
Border Foods, Inc.                           Debt Securities                                          9,904             9,904
                                             Series A Convertible Preferred Stock (50,919 shares)     2,000             2,000
                                             Warrants                                                     -                 -
-----------------------------------------------------------------------------------------------------------------------------
Business Loan Express, Inc.                  Debt Securities                                         74,465            74,465
                                             Preferred Stock (25,111 shares)                         25,111            25,111
                                             Common Stock (25,503,043 shares)                       104,504           104,504
-----------------------------------------------------------------------------------------------------------------------------
Camden Partners Strategic Fund II, L.P.      Limited Partnership Interest                               613               613
-----------------------------------------------------------------------------------------------------------------------------
CampGroup, LLC                               Debt Securities                                          2,579             2,579
                                             Warrants                                                   220               220
-----------------------------------------------------------------------------------------------------------------------------
Candlewood Hotel Company (1)                 Preferred Stock (3,250 shares)                           3,250             3,250
-----------------------------------------------------------------------------------------------------------------------------
Celebrities, Inc.                            Loan                                                       277               277
                                             Warrants                                                    12               312
-----------------------------------------------------------------------------------------------------------------------------
Colibri Holding Corporation                  Loans                                                    3,438             3,438
                                             Common Stock (3,362 shares)                              1,250             1,250
                                             Warrants                                                   290               290
-----------------------------------------------------------------------------------------------------------------------------
Component Hardware Group, Inc.               Debt Securities                                         10,302            10,302
                                             Class A Preferred Stock (18,000 shares)                  1,800             1,800
                                             Common Stock (2,000 shares)                                200               200
-----------------------------------------------------------------------------------------------------------------------------
Convenience Corporation of America           Debt Securities                                          8,355             2,738
                                             Series A Preferred Stock (31,521 shares)                   334                 -
                                             Warrants                                                     -                 -
-----------------------------------------------------------------------------------------------------------------------------
Cooper Natural Resources, Inc.               Debt Securities                                          3,424             3,424
                                             Warrants                                                     -                 -
-----------------------------------------------------------------------------------------------------------------------------
CorrFlex Graphics, LLC                       Loan                                                     6,952             6,952
                                             Debt Securities                                          4,954             4,954
                                             Warrants                                                     -               500
                                             Options                                                      -                 -
-----------------------------------------------------------------------------------------------------------------------------
Cosmetic Manufacturing Resources, LLC        Loan                                                       120               120
                                             Debt Securities                                          5,848             5,848
                                             Options                                                     87                87
-----------------------------------------------------------------------------------------------------------------------------
Coverall North America, Inc.                 Loan                                                     9,692             9,692
                                             Debt Securities                                          4,965             4,965
                                             Warrants                                                     -                 -
-----------------------------------------------------------------------------------------------------------------------------
Csabai Canning Factory Rt.                   Hungarian Quotas (9.2%)                                    700                 -
-----------------------------------------------------------------------------------------------------------------------------
CTT Holdings                                 Loan                                                     1,224             1,224
-----------------------------------------------------------------------------------------------------------------------------
CyberRep.com                                 Loan                                                       949               949
                                             Debt Securities                                         10,295            10,295
                                             Warrants                                                   660             1,310
-----------------------------------------------------------------------------------------------------------------------------
Directory Investment Corporation             Common Stock (470 shares)                                  100                20
-----------------------------------------------------------------------------------------------------------------------------

(1) Public company.

(2) Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.


32  ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF INVESTMENTS

PRIVATE FINANCE    (in thousands, except                                                                         DECEMBER 31, 2000
PORTFOLIO COMPANY   number of shares)            INVESTMENT (2)                                            COST              VALUE
----------------------------------------------------------------------------------------------------------------------------------
Directory Lending Corporation                    Series A Common Stock (34 shares)                      $     -            $     -
                                                 Series B Common Stock (6 shares)                             8                  -
                                                 Series C Common Stock (10 shares)                           22                  -
----------------------------------------------------------------------------------------------------------------------------------
Drilltec Patents & Technologies Company, Inc.    Loan                                                    10,918              8,762
                                                 Debt Securities                                          1,500              1,500
                                                 Warrants                                                     -                  -
----------------------------------------------------------------------------------------------------------------------------------
eCentury Capital Partners, L.P.                  Limited Partnership Interest                             1,875              1,875
----------------------------------------------------------------------------------------------------------------------------------
EDM Consulting, LLC                              Debt Securities                                          1,875                343
                                                 Common Stock (100 shares)                                  250                  -
----------------------------------------------------------------------------------------------------------------------------------
El Dorado Communications, Inc.                   Loans                                                      306                306
----------------------------------------------------------------------------------------------------------------------------------
Elexis Beta GmbH                                 Options                                                    424                424
----------------------------------------------------------------------------------------------------------------------------------
Eparfin S.A.                                     Loan                                                        29                 29
----------------------------------------------------------------------------------------------------------------------------------
Esquire Communications Ltd. (1)                  Warrants                                                     6                  -
----------------------------------------------------------------------------------------------------------------------------------
E-Talk Corporation                               Debt Securities                                          8,804              8,804
                                                 Warrants                                                 1,157              1,157
----------------------------------------------------------------------------------------------------------------------------------
Ex Terra Credit Recovery, Inc.                   Series A Preferred Stock (500 shares)                      594                344
                                                 Common Stock (2,500 shares)                                  -                  -
                                                 Warrants                                                     -                  -
----------------------------------------------------------------------------------------------------------------------------------
Executive Greetings, Inc.                        Debt Securities                                         15,880             15,880
                                                 Warrants                                                   360                360
----------------------------------------------------------------------------------------------------------------------------------
Fairchild Industrial Products Company            Debt Securities                                          5,810              5,810
                                                 Warrants                                                   280              3,628
----------------------------------------------------------------------------------------------------------------------------------
FTI Consulting, Inc. (1)                         Warrants                                                   970              2,554
----------------------------------------------------------------------------------------------------------------------------------
Galaxy American Communications, LLC              Debt Securities                                         33,399             33,399
                                                 Warrants                                                   500              1,250
----------------------------------------------------------------------------------------------------------------------------------
Garden Ridge Corporation                         Debt Securities                                         26,537             26,537
                                                 Preferred Stock (1,130 shares)                           1,130              1,130
                                                 Common Stock (471 shares)                                  613                613
----------------------------------------------------------------------------------------------------------------------------------
Genesis Worldwide, Inc. (1)                      Loan                                                     1,067              1,067
----------------------------------------------------------------------------------------------------------------------------------
Gibson Guitar Corporation                        Debt Securities                                         16,441             16,441
                                                 Warrants                                                   525              1,525
----------------------------------------------------------------------------------------------------------------------------------
Ginsey Industries, Inc.                          Loans                                                    5,000              5,000
                                                 Convertible Debentures                                     500                500
                                                 Warrants                                                     -                154
----------------------------------------------------------------------------------------------------------------------------------
Global Communications, LLC                       Debt Securities                                         12,732             12,732
                                                 Equity Interest                                         10,467             10,467
                                                 Options                                                  1,639              1,639
----------------------------------------------------------------------------------------------------------------------------------
Global Vacation Group, Inc.                      Debt Securities                                          5,688              5,688
----------------------------------------------------------------------------------------------------------------------------------
Grant Broadcasting Systems II                    Warrants                                                    87              5,976
----------------------------------------------------------------------------------------------------------------------------------
Grant Television, Inc.                           Equity Interest                                            660                660
----------------------------------------------------------------------------------------------------------------------------------
Grotech Partners, VI, L.P.                       Limited Partnership Interest                               869                869
----------------------------------------------------------------------------------------------------------------------------------
The Hartz Mountain Corporation                   Debt Securities                                         27,162             27,162
                                                 Common Stock (200,000 shares)                            2,000              2,000
                                                 Warrants                                                 2,613              2,613
----------------------------------------------------------------------------------------------------------------------------------
HealthASPex, Inc.                                Series A Convertible Preferred Stock (396,908 shares)    1,340              1,340
                                                 Series A Preferred Stock (225,112 shares)                  760                760
                                                 Common Stock (1,036,700 shares)                              -                  -
----------------------------------------------------------------------------------------------------------------------------------
HMT, Inc.                                        Debt Securities                                          9,956              9,956
                                                 Common Stock (300,000 shares)                            3,000              3,000
                                                 Warrants                                                     -                  -
----------------------------------------------------------------------------------------------------------------------------------
Hotelevision, Inc.                               Preferred Stock (315,100 shares)                           315                315
----------------------------------------------------------------------------------------------------------------------------------
Icon International, Inc.                         Class A Common Stock (12,114 shares)                     1,142              1,423
                                                 Class C Common Stock (25,707 shares)                        76                 95
----------------------------------------------------------------------------------------------------------------------------------
Impact Innovations Group                         Debt Securities                                          6,367              6,367
                                                 Warrants                                                 1,674              1,674
----------------------------------------------------------------------------------------------------------------------------------
Intellirisk Management Corporation               Loans                                                   21,449             21,449
----------------------------------------------------------------------------------------------------------------------------------


(1) Public company.

(2) Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.


                                                          2000 ANNUAL REPORT  33

CONSOLIDATED STATEMENT OF INVESTMENTS

PRIVATE FINANCE   (in thousands, except                                                                         DECEMBER 31, 2000
PORTFOLIO COMPANY  number of shares)         INVESTMENT (2)                                             COST                VALUE
---------------------------------------------------------------------------------------------------------------------------------
International Fiber Corporation              Debt Securities                                         $21,626              $21,626
                                             Common Stock (1,029,068 shares)                           5,483                5,483
                                             Warrants                                                    550                  550
---------------------------------------------------------------------------------------------------------------------------------
iSolve Incorporated                          Series A Preferred Stock (14,853 shares)                    874                  874
                                             Common Stock (13,306 shares)                                 14                   14
---------------------------------------------------------------------------------------------------------------------------------
Jakel, Inc.                                  Loan                                                     19,236               19,236
---------------------------------------------------------------------------------------------------------------------------------
JRI Industries, Inc.                         Debt Securities                                           1,953                1,953
                                             Warrants                                                     74                   74
---------------------------------------------------------------------------------------------------------------------------------
Julius Koch USA, Inc.                        Debt Securities                                           2,294                2,294
                                             Warrants                                                    259                6,500
---------------------------------------------------------------------------------------------------------------------------------
Kirker Enterprises, Inc.                     Warrants                                                    348                4,493
                                             Equity Interest                                               4                   11
---------------------------------------------------------------------------------------------------------------------------------
Kirkland's, Inc.                             Debt Securities                                           6,347                6,347
                                             Preferred Stock (917 shares)                                412                  412
                                             Warrants                                                     96                   96
---------------------------------------------------------------------------------------------------------------------------------
Kyrus Corporation                            Debt Securities                                           7,734                7,734
                                             Warrants                                                    348                  348
---------------------------------------------------------------------------------------------------------------------------------
Liberty-Pittsburgh Systems, Inc.             Debt Securities                                           3,475                3,475
                                             Common Stock (64,535 shares)                                142                  142
---------------------------------------------------------------------------------------------------------------------------------
The Loewen Group, Inc. (1)                   High-Yield Senior Secured Debt                           15,150               14,150
---------------------------------------------------------------------------------------------------------------------------------
Logic Bay Corporation                        Preferred Stock (1,131,222 shares)                        5,000                5,000
---------------------------------------------------------------------------------------------------------------------------------
Love Funding Corporation                     Series D Preferred Stock (26,000 shares)                    359                  213
---------------------------------------------------------------------------------------------------------------------------------
Master Plan, Inc.                            Loan                                                      2,000                2,000
                                             Common Stock (156 shares)                                    42                3,042
---------------------------------------------------------------------------------------------------------------------------------
MedAssets.com, Inc.                          Series B Convertible Preferred Stock (227,665 shares)     2,049                2,049
                                             Warrants                                                    136                  136
---------------------------------------------------------------------------------------------------------------------------------
Mid-Atlantic Venture Fund IV, L.P.           Limited Partnership Interest                              2,475                2,475
---------------------------------------------------------------------------------------------------------------------------------
Midview Associates, L.P.                     Warrants                                                      -                    -
---------------------------------------------------------------------------------------------------------------------------------
Monitoring Solutions, Inc.                   Debt Securities                                           1,823                  243
                                             Common Stock (33,333 shares)                                  -                    -
                                             Warrants                                                      -                    -
---------------------------------------------------------------------------------------------------------------------------------
MortgageRamp.com, Inc.                       Class A Common Stock (800,000 shares)                     4,000                4,000
---------------------------------------------------------------------------------------------------------------------------------
Morton Grove Pharmaceuticals, Inc.           Loan                                                     15,356               15,356
                                             Redeemable Convertible Preferred Stock (106,947 shares)   5,000                8,500
---------------------------------------------------------------------------------------------------------------------------------
MVL Group, Inc.                              Debt Securities                                          14,124               14,124
                                             Warrants                                                    643                1,912
---------------------------------------------------------------------------------------------------------------------------------
NETtel Communications, Inc.                  Debt Securities                                          13,472               13,472
---------------------------------------------------------------------------------------------------------------------------------
Nobel Learning Communities, Inc. (1)         Debt Securities                                           9,571                9,571
                                             Series D Convertible Preferred Stock (265,957 shares)     2,000                2,000
                                             Warrants                                                    575                  500
---------------------------------------------------------------------------------------------------------------------------------
North American Archery, LLC                  Loans                                                     1,390                  811
                                             Convertible Debentures                                    2,248                1,996
---------------------------------------------------------------------------------------------------------------------------------
Northeast Broadcasting Group, L.P.           Debt Securities                                             349                  349
---------------------------------------------------------------------------------------------------------------------------------
Nursefinders,Inc.                            Debt Securities                                          11,006               11,006
                                             Warrants                                                    900                  900
---------------------------------------------------------------------------------------------------------------------------------
Old Mill Holdings, Inc.                      Debt Securities                                             140                    -
---------------------------------------------------------------------------------------------------------------------------------
Onyx Television GmbH                         Common Stock (600,000 shares)                               200                  200
---------------------------------------------------------------------------------------------------------------------------------
Opinion Research Corporation (1)             Debt Securities                                          14,033               14,033
                                             Warrants                                                    996                  996
---------------------------------------------------------------------------------------------------------------------------------
Oriental Trading Company, Inc.               Loan                                                        128                  128
                                             Debt Securities                                          12,456               12,456
                                             Preferred Equity Interest                                 1,483                1,483
                                             Common Equity Interest                                       17                   17
                                             Warrants                                                      -                    -
---------------------------------------------------------------------------------------------------------------------------------
Outsource Partners, Inc.                     Debt Securities                                          23,853               23,853
                                             Warrants                                                    826                  826
---------------------------------------------------------------------------------------------------------------------------------


(1) Public company.

(2) Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.


34  ALLIED CAPITAL CORPORATION

CONSOLIDATED STATEMENT OF INVESTMENTS


PRIVATE FINANCE   (in thousands, except                                                                      DECEMBER 31, 2000
PORTFOLIO COMPANY  number of shares)           INVESTMENT (2)                                          COST              VALUE
------------------------------------------------------------------------------------------------------------------------------
Packaging Advantage Corporation                Debt Securities                                      $11,497            $11,497
                                               Common Stock (200,000 shares)                          2,000              2,000
                                               Warrants                                                 963                963
------------------------------------------------------------------------------------------------------------------------------
PF.Net Communications, Inc.                    Debt Securities                                       11,532             11,532
                                               Warrants                                               3,540              3,540
------------------------------------------------------------------------------------------------------------------------------
Physicians Speciality Corporation              Debt Securities                                       14,809             14,809
                                               Redeemable Preferred Stock (850 shares)                  850                  -
                                               Convertible Preferred Stock (97,411 shares)              150                  -
                                               Warrants                                                 476                  -
------------------------------------------------------------------------------------------------------------------------------
Pico Products, Inc. (1)                        Loan                                                   1,300              1,300
                                               Debt Securities                                        4,591              1,591
                                               Common Stock (208,000 shares)                             59                  -
                                               Warrants                                                   -                  -
------------------------------------------------------------------------------------------------------------------------------
Polaris Pool Systems, Inc.                     Debt Securities                                        6,483              6,483
                                               Warrants                                               1,050              1,050
------------------------------------------------------------------------------------------------------------------------------
Powell Plant Farms, Inc.                       Loan                                                  15,707             15,707
------------------------------------------------------------------------------------------------------------------------------
Proeducation GmbH                              Loan                                                      40                 40
------------------------------------------------------------------------------------------------------------------------------
Professional Paint, Inc.                       Debt Securities                                       20,000             20,000
                                               Preferred Stock (15,000 shares)                       15,000             15,000
                                               Common Stock (110,000 shares)                             69                 69
------------------------------------------------------------------------------------------------------------------------------
Progressive International Corporation          Debt Securities                                        3,949              3,949
                                               Preferred Stock (500 shares)                             500                500
                                               Common Stock (197 shares)                                 13                 13
                                               Warrants                                                   -                  -
------------------------------------------------------------------------------------------------------------------------------
Schwinn Holdings Corporation                   Debt Securities                                       10,367             10,367
                                               Warrants                                                 395                395
------------------------------------------------------------------------------------------------------------------------------
Seasonal Expressions, Inc.                     Series A Preferred Stock (1,000 shares)                  500                  -
------------------------------------------------------------------------------------------------------------------------------
Soff-Cut Holdings, Inc.                        Debt Securities                                        8,454              8,454
                                               Preferred Stock (300 shares)                             300                300
                                               Common Stock (2,000 shares)                              200                200
                                               Warrants                                                 446                446
------------------------------------------------------------------------------------------------------------------------------
Southern Communications, LLC                   Equity Interest                                        9,779              9,779
------------------------------------------------------------------------------------------------------------------------------
Southwest PCS, LLC                             Loan                                                   7,500              7,500
------------------------------------------------------------------------------------------------------------------------------
Southwest PCS, L.P.                            Debt Securities                                        6,518              7,435
------------------------------------------------------------------------------------------------------------------------------
Spa Lending Corporation                        Preferred Stock (28,625 shares)                          547                437
                                               Common Stock (6,208 shares)                               25                 18
------------------------------------------------------------------------------------------------------------------------------
Staffing Partners Holding Company, Inc.        Debt Securities                                        4,990              4,990
                                               Series A Redeemable Preferred Stock (414,600 shares)   2,073              2,073
                                               Class A1 Common Stock (1,000 shares)                       1                  1
                                               Class A2 Common Stock (40,000 shares)                     40                 40
                                               Class B Common Stock (9,200 shares)                        9                  9
                                               Warrants                                                  10                 10
------------------------------------------------------------------------------------------------------------------------------
Startec Global Communications Corporation (1)  Debt Securities                                       20,200             20,200
                                               Common Stock (258,064 shares)                          3,000              3,000
                                               Warrants                                                   -                  -
------------------------------------------------------------------------------------------------------------------------------
Sunsource Inc. (1)                             Debt Securities                                       29,850             29,850
                                               Warrants                                                   -                  -
------------------------------------------------------------------------------------------------------------------------------
SunStates Refrigerated Services, Inc.          Loans                                                  6,062              4,573
                                               Debt Securities                                        2,445              1,384
------------------------------------------------------------------------------------------------------------------------------
Sure-Tel, Inc.                                 Loan                                                     207                207
                                               Preferred Stock (1,116,902 shares)                     4,558              4,558
                                               Warrants                                                 662                662
                                               Options                                                    -                900
------------------------------------------------------------------------------------------------------------------------------
Sydran Food Services II, L.P.                  Debt Securities                                       12,973             12,973
------------------------------------------------------------------------------------------------------------------------------
Total Foam, Inc.                               Debt Securities                                          268                127
                                               Common Stock (910 shares)                                 10                  -
------------------------------------------------------------------------------------------------------------------------------
Tubbs Snowshoe Company, LLC                    Debt Securities                                        3,899              3,899
                                               Warrants                                                  54                 54
                                               Equity Interests                                         500                500
------------------------------------------------------------------------------------------------------------------------------


(1) Public company.

(2) Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.


                                                          2000 ANNUAL REPORT  35

CONSOLIDATED STATEMENT OF INVESTMENTS

PRIVATE FINANCE   (in thousands, except                                                       DECEMBER 31, 2000
PORTFOLIO COMPANY  number of shares or loans)  INVESTMENT (2)                           COST              VALUE
---------------------------------------------------------------------------------------------------------------
United Pet Group, Inc.                         Debt Securities                    $    4,959         $    4,959
                                               Warrants                                   15                 15
---------------------------------------------------------------------------------------------------------------
Venturehouse Group, LLC                        Common Equity Interest                    333                333
---------------------------------------------------------------------------------------------------------------
Walker Investment Fund II, LLLP                Limited Partnership Interest              800                800
---------------------------------------------------------------------------------------------------------------
Warn Industries, Inc.                          Debt Securities                        19,330             19,330
                                               Warrants                                1,429              1,929
---------------------------------------------------------------------------------------------------------------
Williams Brothers Lumber Company               Warrants                                   24                322
---------------------------------------------------------------------------------------------------------------
Wilmar Industries, Inc.                        Debt Securities                        31,720             31,720
                                               Warrants                                3,169              3,169
---------------------------------------------------------------------------------------------------------------
Wilshire Restaurant Group, Inc.                Debt Securities                        15,191             15,191
                                               Warrants                                    -                  -
---------------------------------------------------------------------------------------------------------------
Wilton Industries, Inc.                        Loan                                   12,836             12,836
---------------------------------------------------------------------------------------------------------------
Woodstream Corporation                         Debt Securities                         7,590              7,590
                                               Equity Interests                        1,700              1,700
                                               Warrants                                  450                450
---------------------------------------------------------------------------------------------------------------
Wyo-Tech Acquisition Corporation               Debt Securities                        15,677             15,677
                                               Preferred Stock (100 shares)            3,700              3,700
                                               Common Stock (99 shares)                  100              7,100
---------------------------------------------------------------------------------------------------------------
        Total private finance (122 investments)                                   $1,262,529         $1,282,467
===============================================================================================================


                                                        --------------------------------------------------
                                                        INTEREST          NUMBER OF
COMMERCIAL REAL ESTATE FINANCE                          RATE RANGES           LOANS        COST      VALUE
----------------------------------------------------------------------------------------------------------
Commercial Mortgage Loans                               Up to 6.99%               3   $     882  $   2,582
                                                        7.00%-8.99%              13      30,032     32,132
                                                        9.00%-10.99%             17      22,302     22,190
                                                        11.00%-12.99%            38      35,250     35,042
                                                        13.00%-14.99%            12      14,391     14,391
                                                        15.00% and above          2         100         76
----------------------------------------------------------------------------------------------------------
        Total commercial mortgage loans                                          85   $ 102,957  $ 106,413
----------------------------------------------------------------------------------------------------------


                                                                  -------------------------------------------
                                                                  STATED
Purchased CMBS                                                    INTEREST       FACE        COST       VALUE
                                                                  -------------------------------------------
    Mortgage Capital Funding, Series 1998-MC3                         5.5%   $ 54,491  $   25,681  $   25,681
    Morgan Stanley Capital I, Series 1999-RM1                         6.4%     59,640      27,429      27,429
    COMM 1999-1                                                       5.6%     74,879      34,352      34,352
    Morgan Stanley Capital I, Series 1999-FNV1                        6.1%     45,536      21,972      21,972
    DLJ Commercial Mortgage Trust 1999-CG2                            6.1%     96,432      44,332      44,332
    Commercial Mortgage Acceptance Corp., Series 1999-C1              6.8%     34,856      16,397      16,397
    LB Commercial Mortgage Trust, Series 1999-C2                      6.7%     29,005      10,910      10,910
    Chase Commercial Mortgage Securities Corp., Series 1999-2         6.5%     43,046      20,552      20,552
    FUNB CMT, Series 1999-C4                                          6.5%     49,287      22,515      22,761
    Heller Financial, HFCMC Series 2000 PH-1                          6.6%     45,456      19,039      19,039
    SBMS VII, Inc., Series 2000-NL1                                   7.2%     30,079      17,820      18,007
    DLJ Commercial Mortgage Trust, Series 2000-CF1                    7.0%     40,502      19,166      19,166
    Deutsche Bank Alex. Brown, Series Comm 2000-C1                    6.9%     41,084      19,170      19,170
    LB-UBS Commercial Mortgage Trust, Series 2000-C4                  6.9%     31,471      11,552      11,552
-------------------------------------------------------------------------------------------------------------
        Total purchased CMBS                                                 $675,764  $  310,887  $  311,320
-------------------------------------------------------------------------------------------------------------

Residual CMBS                                                                          $   78,723  $   78,723
Residual Interest Spread                                                                    3,297       2,997
Real Estate Owned                                                                           7,502       6,081
-------------------------------------------------------------------------------------------------------------
        Total commercial real estate finance                                           $  503,366  $  505,534
=============================================================================================================
Total portfolio                                                                        $1,765,895  $1,788,001
=============================================================================================================

(1) Public company.

(2) Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.


36  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act"). Allied Capital Corporation ("ACC") has a wholly owned subsidiary that has also elected to be regulated as a BDC. Allied Investment Corporation ("Allied Investment") is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company ("SBIC"). In addition, the Company has a real estate investment trust subsidiary, Allied Capital REIT, Inc. ("Allied REIT") and several single- member limited liability companies established primarily to hold real estate properties.

ACC also owned Allied Capital SBLC Corporation ("Allied SBLC"), a BDClicensed by the Small Business Administration ("SBA") as a Small Business Lending Company and a participant in the SBA Section 7(a) Guaranteed Loan Program. On December 31, 2000, ACC acquired BLCFinancial Services, Inc. as a private portfolio company, which then changed its name to Business Loan Express, Inc. ("BLX"). As a part of the transaction, Allied SBLC was recapitalized as an independently managed, private portfolio company on December 28, 2000 and ceased to be a consolidated subsidiary of the Company at that time. Allied SBLC was then subsequently merged into BLX. The results of the operations of Allied SBLC are included in the consolidated financial results of ACC and its subsidiaries for 1998, 1999 and for 2000 through December 27, 2000.

Allied Capital Corporation and its subsidiaries, collectively, are hereinafter referred to as the "Company."

The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests in private and undervalued public companies in a variety of different industries and in diverse geographic locations.

On December 31, 1997, Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Commercial Corporation, and Allied Capital Advisers ("Advisers") merged with and into Allied Capital Lending Corporation ("AlliedLending") (each a "Predecessor Company" and collectively the "Predecessor Companies") in a stock-for-stock exchange (the "Merger"). Immediately following the Merger, Allied Lending changed its name to Allied Capital Corporation.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 1999 and 1998 balances to conform with the 2000 financial statement presentation.

VALUATION OF PORTFOLIO INVESTMENTS. Portfolio assets are carried at fair value as determined by the Board of Directors under the Company's valuation policy.

LOANS AND DEBT SECURITIES. The values of loans and debt securities are considered to be amounts that could be realized in the normal course of business, which generally anticipates the Company holding the loan to maturity and realizing the face value of the loan. For loans and debt securities, value normally corresponds to cost unless the borrower's condition or external factors lead to a determination of value at a lower amount.

When the Company receives nominal cost warrants or free equity securities ("nominal cost equity"), the Company allocates its cost basis in its investment between its debt securities and its nominal cost equity at the time of origination. At that time, the value of the nominal cost equity is recorded as original issue discount by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

Interest income is recorded on the accrual basis to the extent that such amounts are expected to be collected. Loan origination fees, original issue discount and market discount are amortized into interest income using the effective interest method. The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

EQUITY SECURITIES. Equity interests in portfolio companies for which there is no liquid public market are valued based on various factors including a history of positive cash flow from operations, the market value of comparable publicly traded companies, and other pertinent factors such as recent offers to purchase a portfolio company's securities or other liquidation events. The determined values are generally discounted to account for liquidity issues and minority control positions.

The Company's equity interests in public companies that carry certain restrictions on sale are typically valued at a discount from the public market value of the security at the balance sheet date. Restricted and unrestricted publicly traded stocks may also be valued at a discount due to the investment size or market liquidity concerns. Dividend income on equity securities is recorded when dividends are declared by the portfolio company.

COMMERCIAL MORTGAGE-BACKED SECURITIES ("CMBS"). CMBS consists of purchased commercial mortgage-backed securities ("Purchased CMBS"), residual interest in a mortgage securitization ("Residual CMBS") and residual interest spread.

PURCHASED CMBS. Purchased CMBS is carried at fair value. The Company recognizes income from the amortization of original issue discount using the effective interest method, using the anticipated


                                                          2000 ANNUAL REPORT  37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, and actual and estimated prepayment speeds. Changes in estimated yield are currently recognized as an adjustment to the estimated yield over the remaining life of the Purchased CMBS. The Company recognizes unrealized depreciation on its Purchased CMBS whenever it determines that the value of its Purchased CMBS is less than the cost basis. The Company generally purchases CMBSbonds with the intention of holding the bonds to their maturity. However, the Company will classify CMBS bonds as held for sale at the time that the Company determines that the bonds will be sold. The Company then recognizes unrealized appreciation or depreciation on its Purchased CMBS classified as held for sale based upon the price at which the CMBS bonds could be sold.

RESIDUAL CMBS. The Company values its residual interest in securitization and recognizes income using the same accounting policies used for the Purchased CMBS.

RESIDUAL INTEREST SPREAD. Residual interest spread is carried at fair value based on discounted estimated future cash flows. The Company recognizes income from the residual interest spread using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

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

DERIVATIVE FINANCIAL INSTRUMENTS. The Company may or may not use derivative financial instruments to reduce interest rate risk. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes. All derivative financial instruments are recorded at fair value with changes in value reflected in net unrealized gains during the reporting period. The Company held no derivative financial instruments at December 31, 2000 and 1999.

CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

DIVIDENDS TO SHAREHOLDERS. Dividends to shareholders are recorded on the record date.

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


NOTE 3. PORTFOLIO

PRIVATE FINANCE. At December 31, 2000 and 1999, the private finance portfolio consisted of the following:

($ IN THOUSANDS)               2000                                            1999
---------------------------------------------------------------------------------------------------
                       COST          VALUE           YIELD           COST           VALUE     YIELD
Loans and
  debt
  securities     $  983,887     $  966,257           14.6%     $  578,570      $  559,746     14.2%

Equity
  interests         278,642        316,210                         60,601          87,294
   Total         $1,262,529     $1,282,467                     $  639,171      $  647,040


Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company's equity at a nominal price.

Debt securities typically have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary.


38  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Equity interests consist primarily of securities issued by privately owned companies and may be subject to restrictions on their resale or may be otherwise illiquid. Equity securities generally do not produce a current return, but are held for investment appreciation and ultimate gain on sale. At December 31, 2000, equity securities include the Company's common stock and preferred stock investment in Business Loan Express, Inc. of $104,504,000 and $25,111,000, respectively.

At December 31, 2000 and 1999, approximately 98% of the Company's private finance loan portfolio was composed of fixed interest rate loans. At December 31, 2000 and 1999, loans and debt securities with a value of $72,966,000 and $34,560,000, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

The geographic and industry compositions of the private finance portfolio at value at December 31, 2000 and 1999 were as follows:

GEOGRAPHIC REGION              2000         1999
-------------------------------------------------
Mid-Atlantic                     43%          23%
Midwest                          18           26
West                             17           11
Southeast                        12           27
Northeast                         8            9
International                     2            4
-------------------------------------------------
  Total                         100%         100%
=================================================

INDUSTRY                       2000         1999
-------------------------------------------------
Consumer Products                26%          19%
Business Services                24           32
Financial Services               16            -
Industrial Products               9           12
Telecommunications                6            5
Retail                            5            8
Broadcasting & Cable              5           11
Education                         3            5
Other                             6            8
-------------------------------------------------
  Total                         100%         100%
=================================================

COMMERCIAL REAL ESTATE FINANCE. At December 31, 2000 and 1999, the commercial real estate finance portfolio consisted of the following:

($ IN THOUSANDS)            2000                                     1999
-------------------------------------------------------------------------------------------
                COST        VALUE           YIELD         COST        VALUE           YIELD
Loans       $102,957     $106,413            9.1%     $153,767     $154,109            9.4%
CMBS         392,907      393,040           14.2%      360,950      359,450           13.5%
REO            7,502        6,081                        7,305        6,470
-------------------------------------------------------------------------------------------
  Total     $503,366     $505,534                     $522,022   $  520,029
===========================================================================================

LOANS. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers.

At December 31, 2000 and 1999, approximately 69% and 31%, and 81% and 19% of the Company's commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2000 and 1999, loans with a value of $14,433,000 and $8,334,000, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

In December 2000, the Company purchased commercial mortgage loans with a face amount of $6.5 million for $5.5 million from Business Mortgage Investors, Inc., a company managed by ACC.

The geographic composition and the property types securing the commercial mortgage loan portfolio at value at December 31, 2000 and 1999 were as follows:

GEOGRAPHIC REGION              2000         1999
-------------------------------------------------
Southeast                        39%          31%
Mid-Atlantic                     22           32
West                             20           25
Midwest                          14            9
Northeast                         5            3
-------------------------------------------------
  Total                         100%         100%
=================================================

PROPERTY TYPE                  2000         1999
-------------------------------------------------
Office                           30%          24%
Hospitality                      28           42
Retail                           19           11
Recreation                        9            8
Other                            14           15
-------------------------------------------------
  Total                         100%         100%
=================================================

CMBS. At December 31, 2000 and 1999, the CMBS portfolio consisted of the following:

(IN THOUSANDS)                        2000                     1999
----------------------------------------------------------------------------
                                 COST        VALUE         COST        VALUE
Purchased CMBS               $310,887     $311,320     $277,694     $277,694
Residual CMBS                  78,723       78,723       76,374       76,374
Residual interest spread        3,297        2,997        6,882        5,382
----------------------------------------------------------------------------
  Total                      $392,907     $393,040     $360,950     $359,450
============================================================================


                                                          2000 ANNUAL REPORT  39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PURCHASED CMBS. The Company has Purchased CMBS bonds with a face amount of $675,764,000 and a cost of $310,887,000, with the difference representing original issue discount. As of December 31, 2000 and 1999, the estimated yield to maturity on the Purchased CMBS was approximately 15.4% and 14.6%, respectively. The Company's yield on its Purchased CMBS is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the Purchased CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. At December 31, 2000 and 1999, the yield on the Purchased CMBS portfolio was computed assuming a 1% loss estimate for its entire underlying collateral mortgage pool. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

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

The underlying rating classes of the Purchased CMBS are as follows:

($ IN THOUSANDS)           2000                            1999
---------------------------------------------------------------------------
                              PERCENTAGE                        PERCENTAGE
                    VALUE       OF TOTAL              VALUE       OF TOTAL
---------------------------------------------------------------------------
BB               $  8,472            2.7%          $ 41,091           14.8%
BB-                37,061           11.9             46,692           16.8
B+                 59,827           19.3             41,765           15.0
B                  89,999           28.9             64,830           23.4
B-                 56,665           18.2             40,995           14.8
CCC                 7,857            2.5              6,506            2.3
Unrated            51,439           16.5             35,815           12.9
---------------------------------------------------------------------------
  Total          $311,320          100.0%          $277,694          100.0%
===========================================================================

RESIDUAL CMBS AND RESIDUAL INTEREST SPREAD. The Residual CMBS primarily consists of a retained interest from a post-Merger asset securitization whereby bonds were sold in three classes rated "AAA," "AA" and "A."

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

As a result of this securitization, the Company recorded a gain of $14.8 million, which represents the difference between the cost basis of the assets sold and the fair value of the assets received, net of the costs of the securitization and the cost of settlement of interest rate swaps. As of December 31, 2000 and 1999, the mortgage loan pool had an approximate weighted average stated interest rate of 9.3%. The three bond classes sold had an aggregate weighted average interest rate of 6.5% as of December 31, 2000 and 1999.

The Company uses a discounted cash flow methodology for determining the value of its retained Residual CMBS and Residual Interest Spread ("Residual"). The discounted cash flow methodology includes the use of a cash flow model to project the gross cash flows from the underlying commercial mortgage pool that serve as collateral for the Company's Residual. The gross cash flows are based on the respective loan attributes of each commercial mortgage, such as the interest rate, original loan amount, prepayment lockout period and term to maturity, contained within a commercial mortgage pool.

The underlying gross mortgage cash flows from the commercial mortgage pool may be affected by numerous assumptions and variables including:

(i)   the receipt of mortgage payments earlier than projected
      ("prepayment risk");

(ii) delays in the receipt of monthly cash flow distributions to CMBS as a result of mortgage loan defaults;

(iii) increases in the timing and/or amount of credit losses on the underlying commercial mortgage loans which are a function of:

      - the percentage of mortgage loans that experience a default either during their mortgage term or at maturity;

      - the recovery periods represented by the time that elapses between the default of a commercial mortgage and the subsequent correction, foreclosure or liquidation of the corresponding real estate by the Company; and,

      - an increase in the percentage of principal loss resulting from the length of time and/or increased expenses incurred in foreclosing on the commercial real estate and liquidating the assets in order to satisfy the Company's lien;

(iv)  the discount rate used to derive the value of the Company's Residual.

In determining the cash flow of the Residual, the Company assumes a prepayment speed of 15% after the applicable prepayment lockout period and credit losses of 1% or approximately $1.3 million of the total principal balance of the underlying collateral throughout the life of the collateral. These assumptions result in an expected weighted average life of the bonds of 1.3 years. The value of the resulting Residual cash flows is then determined by applying a discount rate


40  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


of 9% which, in the Company's view, is commensurate with the market's perception of risk of comparable assets.

Underlying Collateral. As of December 31, 2000 the underlying collateral balance of the Residual CMBS was $147.8 million, of which $78.7 million has been retained by the Company. At December 31, 2000, the underlying collateral loans include $7.0 million at value that is greater than 120 days delinquent. For the year ended December 31, 2000, the Company had experienced $0.1 million in credit losses which, represents 0.1% of the Residual.

Adverse Changes in Prepayment Speed. The Company increased the prepayment speed of the underlying collateral used in its discounted cash flow methodology while keeping all other original assumptions constant to demonstrate the impact of prepayments exceeding those currently anticipated by the Company's management on the value of its Residual. The Company increased the level of future anticipated prepayments by 10% and 20%, which resulted in a corresponding decline in the value of the Residual by approximately $0.02 million (or 0.03%) and $0.05 million (or 0.06%), respectively.

Adverse Changes in Credit Losses. The Company increased the amount of credit losses of the underlying collateral used in its discounted cash flow methodology while keeping all other original assumptions constant to demonstrate the impact of credit losses exceeding those currently anticipated by the Company's management on the value of its Residual. The Company increased the level of future anticipated credit losses by 10% and 20%, which resulted in a corresponding decline in the value of the Residual by approximately $0.05 million (or 0.06%) and $0.1 million (or 0.13%), respectively.

Adverse Changes in the Discount Rates. The determination of the discount rate is dependent on many quantitative and qualitative factors, such as the market's perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans. The Company assumed that the discount rate used to value its Residual increased by 0.5% and 1.0%. The increase in the discount rate by 0.5% and 1.0%, respectively, resulted in a corresponding decline in the value of the Company's Residual by approximately $0.9 million (or 1.1%) and $1.7 million (or 2.2%), respectively.

The geographic composition and the property types of the underlying mortgage loan pools securing the CMBS calculated using the underwritten principal balance at December 31, 2000 and 1999 were as follows:

GEOGRAPHIC REGION              2000         1999
-------------------------------------------------
West                             31%          32%
Mid-Atlantic                     23           23
Midwest                          22           21
Southeast                        19           20
Northeast                         5            4
-------------------------------------------------
  Total                         100%         100%
=================================================

PROPERTY TYPE                  2000         1999
-------------------------------------------------
Retail                           32%          33%
Housing                          30           29
Office                           21           20
Hospitality                       8            9
Other                             9            9
-------------------------------------------------
  Total                         100%         100%
=================================================

SMALL BUSINESS FINANCE. The Company, through its wholly owned subsidiary, Allied SBLC, participated in the SBA's Section 7(a) Guaranteed Loan Program ("7(a) loans"). As discussed in Note 1, Allied SBLC is no longer a consolidated subsidiary of the Company at December 31, 2000. As a result, the Company's small business portfolio had no balance at December 31, 2000.

At December 31, 1999, the small business finance portfolio consisted of the following:

(IN THOUSANDS)                        1999
------------------------------------------------
                               COST        VALUE
7(a) loans                  $43,246      $43,000
Residual interest
  in loans sold               4,036        4,036
Residual interest spread     14,046       14,046
REO                             380          346
------------------------------------------------
  Total                     $61,708      $61,428
================================================

Pursuant to Section 7(a) of the Small Business Act of 1958, the 7(a) loans were guaranteed by the SBA for 80% of any qualified loan up to $100,000 regardless of maturity, and 75% of any such loan over $100,000 regardless of maturity, to a maximum guarantee of $750,000 for any one borrower.

The Company charged interest on the 7(a) loans at a variable rate, typically 1.75% to 2.75% above the prime rate, as published in The Wall Street Journal or other financial newspaper, adjusted monthly.

As permitted by SBA regulations, the Company sold to investors, without recourse, 100% of the guaranteed portion of its 7(a) loans while retaining the right to service 100% of such loans. Additionally, the Company sold up to a 90% interest in the unguaranteed portion of its 7(a) loans through a structured finance agreement with a commercial paper conduit.

In 1999, the Company sold $36,387,000 of the unguaranteed portion of 7(a) loans into the facility. The Company received $35,500,000 in proceeds and retained a subordinated interest valued at $4,036,000. The Company recognized a premium from the loan sale of $4,106,000, which includes the value of the retained residual interest spread.

As of December 31, 1999, 7(a) loans with a value of $5,562,000 were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.


                                                          2000 ANNUAL REPORT  41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. DEBT

At December 31, 2000 and 1999, the Company had the following debt:

(IN THOUSANDS)                                           2000                           1999
------------------------------------------------------------------------------------------------------
                                                 FACILITY         AMOUNT       FACILITY         AMOUNT
                                                   AMOUNT          DRAWN         AMOUNT          DRAWN
Notes payable and debentures:
    Unsecured long-term notes payable          $  544,000     $  544,000     $  419,000     $  419,000
    SBA debentures                                 87,350         78,350         74,650         62,650
    Auction rate reset note                        76,598         76,598             --             --
    OPIC loan                                       5,700          5,700          5,700          5,700
------------------------------------------------------------------------------------------------------
        Total notes payable and debentures        713,648        704,648        499,350        487,350
======================================================================================================

Revolving credit facilities:
    Revolving line of credit                      417,500         82,000        340,000         82,000
    Master loan and security agreement                 --             --        100,000         23,500
------------------------------------------------------------------------------------------------------
        Total revolving credit facilities         417,500         82,000        440,000        105,500
------------------------------------------------------------------------------------------------------
    Total                                      $1,131,148     $  786,648     $  939,350     $  592,850
======================================================================================================


NOTES PAYABLE AND DEBENTURES

UNSECURED LONG-TERM NOTES PAYABLE. In June 1998, May 1999, November 1999 and October 2000, the Company issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have terms of five or seven years. The weighted average interest rate on the notes was 7.8% and 7.6% at December 31, 2000 and 1999, respectively. The notes may be prepaid in whole or in part together with an interest premium, as stipulated in the note agreement.

SBA DEBENTURES. At December 31, 2000 and 1999, the Company had debentures payable to the SBA with terms of ten years and at fixed interest rates ranging from 6.6% to 9.6%. The weighted average interest rate was 7.6% and 7.8% at December 31, 2000 and 1999, respectively. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to maturity.

AUCTION RATE RESET NOTE. The Company has a $75 million Auction Rate Reset Senior Note Series A that matures on December 2, 2002 and bears interest at the three-month London Interbank Offer Rate ("LIBOR") plus 1.75%, which adjusts quarterly. Interest is due quarterly and the Company, at its option, may pay or defer and capitalize such interest payments. The amount outstanding on the note will increase as interest due is deferred and capitalized.

As a means to repay the note, the Company has entered into an agreement to issue $75 million of debt, equity or other securities in one or more public or private transactions, or prepay the Auction Rate Reset Note, on or before August 31, 2002. If the note is prepaid, the Company will pay a fee equal to 0.5% of the aggregate amount of the note outstanding.

Scheduled future maturities of notes payable and debentures at December 31, 2000 are as follows:

                        AMOUNT MATURING
YEAR                     (IN THOUSANDS)
---------------------------------------
2001                           $  9,350
2002                             76,598
2003                            140,000
2004                            221,000
2005                            179,000
Thereafter                       78,700
---------------------------------------
  Total                        $704,648
=======================================


42  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


REVOLVING CREDIT FACILITIES

REVOLVING LINE OF CREDIT. The Company has an unsecured revolving line of credit for $417,500,000. The facility may be expanded up to $500,000,000. At the Company's option, the facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25% or (ii) the higher of (a) the Bank of America, N.A. prime rate or (b) the Federal Funds rate plus 0.50%. The interest rate adjusts at the beginning of each new interest period, usually every thirty days. The interest rates were 7.9% and 7.7% at December 31, 2000 and December 31, 1999, respectively, and the facility requires an annual commitment fee equal to 0.25% of the committed amount. The line expires in March 2002. The line of credit requires monthly interest payments and all principal is due upon its expiration.

MASTER LOAN AND SECURITY AGREEMENT. The Company had a facility to borrow up to $100,000,000, using certain commercial mortgage loans as collateral. The agreement charged interest at the one-month LIBOR plus 1.0%, adjusted daily, or 6.8% at December 31, 1999. The agreement matured on October 27, 2000 and was not renewed.

The average debt outstanding on the revolving credit facilities was $154,853,000 and $123,860,000 for the years ended December 31, 2000 and 1999, respectively. The maximum amount borrowed under these facilities and the weighted average interest rate for the years ended December 31, 2000 and 1999, were $257,000,000 and $199,392,000, and 7.6% and 6.5%, respectively.


NOTE 5. INCOME TAXES

For the year ended December 31, 1998, the Company incurred income tax expense of $787,000, which resulted from the realization of a taxable net built-in gain associated with property owned by Advisers prior to the Merger. Therefore, the Company's effective tax rate was 1.0% for the year ended December 31, 1998.


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


NOTE 7. SHAREHOLDERS' EQUITY

Sales of common stock in 2000 and 1999 were as follows:

(IN THOUSANDS)                                  2000           1999
-------------------------------------------------------------------
Number of common shares                       14,812          8,659
-------------------------------------------------------------------
Gross proceeds                             $ 263,460      $ 172,539
Less costs including underwriting fees       (12,548)        (8,270)
-------------------------------------------------------------------
  Net proceeds                             $ 250,912      $ 164,269
===================================================================

In addition, the Company issued 4,123,407 shares of common stock to acquire BLC Financial Services, Inc. in a stock-for-stock exchange on December 31, 2000 for proceeds of $86,076,000.

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

Dividend reinvestment plan activity for 2000, 1999 and 1998 was as follows:

(IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)    2000      1999     1998
----------------------------------------------------
Shares issued                 254       233      241
Average price per share    $18.79    $19.43   $20.35



NOTE 8. EARNINGS PER COMMON SHARE

(IN THOUSANDS,
EXCEPT PER SHARE AMOUNTS)               2000           1999           1998
--------------------------------------------------------------------------
Net increase in net assets
  resulting from operations        $ 143,101      $  98,570      $  78,078
Less preferred stock dividends          (230)          (230)          (230)
--------------------------------------------------------------------------
Income available to
  common shareholders              $ 142,871      $  98,340      $  77,848
==========================================================================
Basic shares outstanding              73,165         59,877         51,941

Dilutive options outstanding
  to officers                            307            167             33
--------------------------------------------------------------------------
Diluted shares outstanding            73,472         60,044         51,974
==========================================================================
Basic earnings per
  common share                     $    1.95      $    1.64      $    1.50
==========================================================================
Diluted earnings per
  common share                     $    1.94      $    1.64      $    1.50
==========================================================================


                                                          2000 ANNUAL REPORT  43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9. EMPLOYEE STOCK OWNERSHIP PLAN, 401(k) PLAN AND DEFERRED COMPENSATION
PLAN

The Company had an employee stock ownership plan ("ESOP") through 1999. Pursuant to the ESOP, the Company was obligated to contribute 5% of each eligible participant's total cash compensation for the year to a plan account on the participant's behalf, which vested over a two-year period. ESOP contributions were used to purchase shares of the Company's common stock.

As of December 31, 1999 and 1998, the ESOP held 303,210 shares and 282,500 shares, respectively, of the Company's common stock, all of which had been allocated to participants' accounts. The plan was funded annually and the total ESOP contribution expense for the years ended December 31, 1999 and 1998 was $641,000 and $489,000, respectively, net of forfeitures of $4,100 and $4,000, respectively. In 1999, the Company established a 401(k) plan (see below) and elected to terminate the ESOP Plan in 2000. During 2000, the ESOP assets were transferred into the 401(k) plan.

The Company's 401(k) retirement investment plan is open to all of its employees. The employees may elect voluntary wage deferrals ranging from 0% to 20% of eligible compensation for the year. In 2000, the Company began making contributions to the 401(k) plan equal to 5% of each eligible participant's total cash compensation for the year. Total 401(k) contribution expense for the year ended December 31, 2000 was $590,000.

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


NOTE 10. STOCK OPTION PLAN

THE OPTION PLAN. The purpose of the stock option plan ("Option Plan") is to provide officers and non-officer directors of the Company with additional incentives.

On May 9, 2000, the Company's stockholders amended the Option Plan to increase the number of shares that may be granted from 6,250,000 to 12,350,000.

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

Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                               WEIGHTED
                                                                AVERAGE
(IN THOUSANDS,                                             OPTION PRICE
EXCEPT PER SHARE AMOUNTS)                         SHARES      PER SHARE
-----------------------------------------------------------------------
Options outstanding at January 1, 1998                --         $   --
Granted                                            5,190          20.16
Exercised                                            (10)         21.38
Forfeited                                            (66)         21.38
-----------------------------------------------------------------------
Options outstanding at December 31, 1998           5,114         $20.14
-----------------------------------------------------------------------
Granted                                            1,288          19.75
Exercised                                           (318)         19.07
Forfeited                                           (195)         20.00
-----------------------------------------------------------------------
Options outstanding at December 31, 1999           5,889         $20.12
-----------------------------------------------------------------------
Granted                                            4,162          17.02
Exercised                                           (195)         17.68
Forfeited                                           (950)         19.81
-----------------------------------------------------------------------
Options outstanding at December 31, 2000           8,906         $18.76
=======================================================================

NOTES RECEIVABLE FROM THE SALE OF COMMON STOCK. The Company provides loans to officers for the exercise of options. The loans have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders' equity. At December 31, 2000, 1999 and 1998, the Company had outstanding loans to officers of $25,083,000, $29,461,000, and $23,735,000, respectively. Officers with outstanding loans repaid principal of $6,363,000, $195,000, and $5,591,000, for the years ended December 31, 2000, 1999 and 1998, respectively. The Company recognized interest income from these loans of $1,712,000, $1,539,000, and $1,600,000, respectively, during these same periods.


44  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes information about stock options outstanding at December 31, 2000:


(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND YEARS)

                                       WEIGHTED AVERAGE
RANGE OF                      TOTAL           REMAINING         WEIGHTED         TOTAL           WEIGHTED
EXERCISE                     NUMBER    CONTRACTUAL LIFE          AVERAGE        NUMBER            AVERAGE
PRICES                  OUTSTANDING              (YEARS)  EXERCISE PRICE   EXERCISABLE     EXERCISE PRICE
---------------------------------------------------------------------------------------------------------
$15.19                          100                7.73           $15.19            25             $15.19
$16.81                        3,733                9.40           $16.81             -                  -
$17.50-$19.88                 1,824                8.59           $18.18           558             $17.95
$19.94                          105                8.84           $19.34            35             $19.94
$21.38-$22.13                 3,144                7.25           $21.47         1,609             $21.47
---------------------------------------------------------------------------------------------------------
$15.19-$22.13                 8,906                8.45           $18.76         2,227             $20.49
=========================================================================================================

The Company accounts for its stock options as required by the Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and accordingly no compensation cost has been recognized as the exercise price equals the market price on the date of grant. Had compensation cost for the plan been determined consistent with SFAS No. 123 "Accounting for Stock Based Compensation," which records options at fair value on the date of issuance and amortizes that amount over the vesting period of the option, the Company's net increase in net assets resulting from operations and basic and diluted earnings per common share would have been reduced to the following pro forma amounts:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         2000            1999            1998
-----------------------------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS:
    As reported                                           $   143,101     $    98,570     $    78,078
    Pro forma                                             $   137,716     $    94,510     $    72,684
BASIC EARNINGS PER COMMON SHARE:
    As reported                                           $      1.95     $      1.64     $      1.50
    Pro forma                                             $      1.88     $      1.58     $      1.39
DILUTED EARNINGS PER COMMON SHARE:
    As reported                                           $      1.94     $      1.64     $      1.50
    Pro forma                                             $      1.87     $      1.57     $      1.39

Pro forma expenses are based on the underlying value of the options granted by the Company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions for grants: risk-free interest rate of 6.5%, 5.9% and 5.0% for 2000, 1999 and 1998, respectively; expected life of approximately five years for all options granted; expected volatility of 34%, 37% and 35% for 2000, 1999 and 1998, respectively; and dividend yield of 8.7%, 9.0% and 8.0% for 2000, 1999 and 1998, respectively.


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


                                                          2000 ANNUAL REPORT  45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


the years ended December 31, 2000, 1999 and 1998, $535,000, $532,000, and
$807,000, respectively, of the Cut-off Award vested.

The Formula Award was established to compensate employees from the point when their unvested options would cease to appreciate in value (the Merger announcement date), up until the time at which they would be able to receive option awards in ACC post-merger. In the aggregate, the Formula Award equaled 6% of the difference between an amount equal to the combined aggregated market capitalizations of the Predecessor Companies as of the close of the market on the day before the Merger date (December 30, 1997), less an amount equal to the combined aggregate market capitalizations of Allied Lending and the Predecessor Companies as of the close of the market on the Merger announcement date. Advisers' compensation committee allocated the Formula Award to individual officers on December 30, 1997. The amount of the Formula Award as computed at December 30, 1997 was $18,994,000. This amount was contributed to the Company's deferred compensation trust under the DC Plan (see Note 9) and was used to purchase shares of the Company's stock (included in common stock held in deferred compensation trust). The Formula Award vested equally in three installments on December 31, 1998, 1999 and 2000. The Formula Award has been expensed in each year in which it vested. For the years ended December 31, 2000, 1999 and 1998, $5,648,000, $6,221,000 and $6,241,000, respectively, was expensed as a result of the Formula Award. At December 31, 2000 and 1999, the liability related to the Formula Award was $5,648,000 and $6,221,000, respectively, and has been included in common stock held in deferred compensation trust. Vested Formula Awards have been distributed to recipients by the Company, however, sale of the Company's stock by the recipients is restricted. Unvested Formula Awards were forfeited upon a recipient's separation from service and the related Company stock was retired. During 2000, 1999 and 1998, $563,000, $61,000 and $270,000, respectively, of the Formula Award was forfeited.


46  ALLIED CAPITAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12. DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 2000, 1999 and 1998, the Company declared the following distributions:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                   2000                   1999                    1998
----------------------------------------------------------------------------------------------------------------------
                                                      TOTAL  TOTAL PER        TOTAL  TOTAL PER        TOTAL  TOTAL PER
                                                     AMOUNT      SHARE       AMOUNT      SHARE       AMOUNT      SHARE
First quarter                                      $ 30,715      $0.45     $ 23,286      $0.40     $ 18,025      $0.35
Second quarter                                       33,150       0.45       23,746       0.40       17,966       0.35
Third quarter                                        34,751       0.46       24,768       0.40       17,976       0.35
Fourth quarter                                       37,179       0.46       26,141       0.40       19,444       0.35
Annual extra distribution                                --         --           --         --        1,676       0.03
----------------------------------------------------------------------------------------------------------------------
    Total distributions to common shareholders     $135,795      $1.82     $ 97,941      $1.60     $ 75,087      $1.43
=======================================================================================================================

For income tax purposes, distributions for 2000, 1999 and 1998 were composed of the following:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                    2000                    1999                     1998
-------------------------------------------------------------------------------------------------------------------------
                                                       TOTAL  TOTAL PER         TOTAL  TOTAL PER         TOTAL  TOTAL PER
                                                      AMOUNT      SHARE        AMOUNT      SHARE        AMOUNT      SHARE
Ordinary income                                     $116,321      $1.56      $ 76,948      $1.26      $ 49,397      $0.94
Long-term capital gains                               19,474       0.26        20,993       0.34        25,690       0.49
-------------------------------------------------------------------------------------------------------------------------
    Total distributions to common shareholders      $135,795      $1.82      $ 97,941      $1.60      $ 75,087      $1.43
=========================================================================================================================

The following table summarizes the differences between financial statement net income and taxable income for the years ended December 31, 2000, 1999 and 1998:

(IN THOUSANDS)                                                                2000            1999            1998
------------------------------------------------------------------------------------------------------------------
Financial statement net income                                           $ 143,101       $  98,570       $  78,078
Adjustments:
    Net unrealized gains                                                   (14,861)         (2,138)         (1,079)
    Amortization of discount                                                   233             129           2,207
    Post-Merger gain on securitization of commercial mortgage loans             --              --         (14,812)
    Interest income from securitized commercial mortgage loans               3,149           4,640           4,910
    Gains from disposition of portfolio assets                               5,202          (4,547)          1,177
    Expenses not deductible for tax:
        Formula award                                                        1,374           2,158           6,242
        Other                                                                1,197           1,053           1,393
    Other                                                                   (1,012)         (1,492)         (3,816)
    Income tax expense                                                          --              --             787
------------------------------------------------------------------------------------------------------------------
    Taxable income                                                       $ 138,383       $  98,373       $  75,087
==================================================================================================================

The Company must distribute at least 90% of its ordinary taxable income to qualify for pass through tax treatment and maintain its RIC status.


NOTE 13. CONCENTRATIONS OF CREDIT RISK

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit. At December 31, 2000 and 1999, cash and cash equivalents consisted of the following:

(IN THOUSANDS)                             2000           1999
--------------------------------------------------------------
Cash and cash equivalents              $ 11,337       $ 24,419
Less escrows held                        (8,888)        (6,264)
--------------------------------------------------------------
  Total cash and cash equivalents      $  2,449       $ 18,155
==============================================================


NOTE 14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During 2000, 1999 and 1998, the Company paid $54,112,000, $21,092,000, and
$21,708,000, respectively, for interest and income taxes. During 2000, 1999, and 1998, the Company's non-cash investing activities totaled $88,062,000, $19,320,000, and $1,265,000, respectively. During 2000, 1999, and 1998, the
Company's non-cash financing activities totaled $92,835,000, $10,241,000, and $6,237,000, respectively, and includes common stock issuance resulting from stock option exercises and dividend reinvestment shares issued. The Company's non-cash investing and financing activities for the year ended December 31, 2000 includes the issuance of $86.1 million of the Company's common stock to acquire BLC Financial Services, Inc. as discussed in Note 1.


NOTE 15. SELECTED QUARTERLY DATA (UNAUDITED)

                                                                                      2000
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                            QTR 1       QTR 2       QTR 3       QTR 4
-------------------------------------------------------------------------------------------------------------
Total interest and related portfolio income                       $43,897     $49,965     $55,992     $61,735
Net operating income before net realized and unrealized gains     $22,573     $24,700     $30,719     $34,725
Net increase in net assets resulting from operations              $29,581     $34,790     $36,449     $42,281
Basic earnings per common share                                   $  0.45     $  0.50     $  0.48     $  0.52
Diluted earnings per common share                                 $  0.45     $  0.50     $  0.48     $  0.52

                                                                                       1999
                                                                    QTR 1       QTR 2       QTR 3       QTR 4
-------------------------------------------------------------------------------------------------------------
Total interest and related portfolio income                       $27,678     $33,186     $37,998     $42,278
Net operating income before net realized and unrealized gains     $13,830     $16,619     $19,273     $21,319
Net increase in net assets resulting from operations              $18,580     $22,121     $26,944     $30,925
Basic earnings per common share                                   $  0.33     $  0.38     $  0.44     $  0.49
Diluted earnings per common share                                 $  0.33     $  0.38     $  0.44     $  0.49


                                                          2000 ANNUAL REPORT  47

CONSOLIDATING BALANCE SHEET


                                                                                                                  DECEMBER 31, 2000
                                                       ----------------------------------------------------------------------------
                                                            ALLIED          ALLIED                                     CONSOLIDATED
(IN THOUSANDS)                                             CAPITAL      INVESTMENT         OTHERS     ELIMINATIONS            TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Portfolio at value:
    Private finance                                    $ 1,134,409     $   148,058     $       --      $        --      $ 1,282,467
    Commercial real estate finance                         408,113           4,605         92,816               --          505,534
    Small business finance                                      --              --             --               --               --
    Investments in subsidiaries                            142,169              --             --         (142,169)              --
-----------------------------------------------------------------------------------------------------------------------------------
        Total portfolio at value                         1,684,691         152,663         92,816         (142,169)       1,788,001
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                       41             802          1,606               --            2,449
Intercompany notes and receivables                          29,444             225            798          (30,467)              --
Other assets                                                57,891           5,285            191               --           63,367
-----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                   $ 1,772,067     $   158,975     $   95,411      $  (172,636)     $ 1,853,817
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Notes payable and debentures                       $   626,298     $    78,350     $       --      $        --      $   704,648
    Revolving credit facilities                             82,000              --             --               --           82,000
    Accounts payable and other liabilities                  28,502           1,800            175               --           30,477
    Dividends and distributions payable                         --           2,795          3,700           (6,495)              --
    Intercompany notes and payables                          5,575           1,651         16,746          (23,972)              --
-----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                  742,375          84,596         20,621          (30,467)         817,125
===================================================================================================================================
Commitments and Contingencies
Preferred stock                                                 --           7,000             --               --            7,000
Shareholders' Equity:
    Common stock                                                 9              --              1               (1)               9
    Additional paid-in capital                           1,043,653          43,873         72,254         (116,127)       1,043,653
    Notes receivable from sale of common stock             (25,083)             --             --               --          (25,083)
    Net unrealized appreciation (depreciation)
      on portfolio                                          19,378           7,233         (1,720)          (5,513)          19,378
    Undistributed (distributions in excess of)
      earnings                                              (8,265)         16,273          4,255          (20,528)          (8,265)
-----------------------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                       1,029,692          67,379         74,790         (142,169)       1,029,692
===================================================================================================================================
        Total liabilities and shareholders' equity     $ 1,772,067     $   158,975     $   95,411      $  (172,636)     $ 1,853,817
===================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

48  ALLIED CAPITAL CORPORATION

CONSOLIDATING STATEMENT OF OPERATIONS


                                                                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                                                    ----------------------------------------------------------------------------
                                                      ALLIED       ALLIED       ALLIED                              CONSOLIDATED
(IN THOUSANDS)                                       CAPITAL   INVESTMENT         SBLC        OTHERS  ELIMINATIONS         TOTAL
--------------------------------------------------------------------------------------------------------------------------------
INTEREST AND RELATED PORTFOLIO INCOME
Interest and dividends                              $155,790     $ 15,248     $  4,958      $  6,311      $     --      $182,307
Intercompany interest                                  5,533           --           --            --        (5,533)           --
Premiums from loan dispositions                        6,583          117        9,438            --            --        16,138
Income from investments in
    wholly owned subsidiaries                         26,147           --           --            --       (26,147)           --
Investment advisory fees and other income             10,166          103        1,915           960            --        13,144
--------------------------------------------------------------------------------------------------------------------------------
    Total interest and related portfolio income      204,219       15,468       16,311         7,271       (31,680)      211,589
================================================================================================================================
EXPENSES
Interest                                              51,043        6,369           --            --            --        57,412
Intercompany interest                                     --          170        4,861           502        (5,533)           --
Employee                                              19,375           --           --           467            --        19,842
Administrative                                        14,001           72        1,035           327            --        15,435
--------------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                          84,419        6,611        5,896         1,296        (5,533)       92,689
================================================================================================================================
Formula and cut-off awards                             6,183           --           --            --            --         6,183
================================================================================================================================
Net operating income before net realized and
    unrealized gains                                 113,617        8,857       10,415         5,975       (26,147)      112,717
================================================================================================================================
NET REALIZED AND UNREALIZED GAINS
Net realized gains (losses)                           14,623        1,585         (558)         (127)           --        15,523
Net unrealized gains (losses)                         14,861        5,178         (940)          615        (4,853)       14,861
--------------------------------------------------------------------------------------------------------------------------------
    Total net realized and unrealized
        gains (losses)                                29,484        6,763       (1,498)          488        (4,853)       30,384
================================================================================================================================
Net increase in net assets resulting
    from operations                                 $143,101     $ 15,620     $  8,917      $  6,463      $(31,000)     $143,101
================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                                                          2000 ANNUAL REPORT  49

CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                                               FOR THE YEAR ENDED DECEMBER 31, 2000
                                                 ----------------------------------------------------------------------------------
                                                    ALLIED         ALLIED        ALLIED                                CONSOLIDATED
(IN THOUSANDS)                                     CAPITAL     INVESTMENT          SBLC        OTHERS   ELIMINATIONS          TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net increase in net assets resulting
    from operations                              $ 143,101      $  15,620     $   8,917     $   6,463      $ (31,000)     $ 143,101
Adjustments
    Net unrealized (gains) losses                  (14,861)        (5,178)          940          (615)         4,853        (14,861)
    Depreciation and amortization                      925             --            --            --             --            925
    Amortization of loan discounts and fees         (8,995)          (737)         (369)           --             --        (10,101)
    Changes in other assets and liabilities            442         (1,487)        2,097           984             --          2,036
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating
           activities                              120,612          8,218        11,585         6,832        (26,147)       121,100
===================================================================================================================================
CASH FLOWS FROM INVESTING ACTIVITIES
Portfolio investments                             (723,825)       (32,384)     (133,042)           --             --       (889,251)
Repayments of investment principal                 125,840         21,156         7,116            --             --        154,112
Proceeds from loan sales                           179,293             --       100,951            --             --        280,244
Net change in intercompany investments             (10,791)       (17,223)       10,207        (8,340)        26,147             --
Other investing activities                          (2,488)         2,194           927           784             --          1,417
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities     (431,971)       (26,257)      (13,841)       (7,556)        26,147       (453,478)
===================================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of common stock                               250,912             --            --            --             --        250,912
Collections of notes receivable from
    sale of common stock                             6,363             --            --            --             --          6,363
Common dividends and distributions paid           (131,022)            --            --            --             --       (131,022)
Preferred stock dividends paid                          --           (220)           --           (10)            --           (230)
Net borrowings under notes payable
    and debentures                                 201,598         15,700            --            --             --        217,298
Net repayments under revolving
    lines of credit                                (23,500)            --            --            --             --        (23,500)
Other financing activities                          (3,149)            --            --            --             --         (3,149)
-----------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in)
           financing activities                    301,202         15,480            --           (10)            --        316,672
===================================================================================================================================
Net decrease in cash and cash equivalents        $ (10,157)     $  (2,559)    $  (2,256)    $    (734)     $      --      $ (15,706)
===================================================================================================================================
Cash and cash equivalents at
    beginning of year                            $  10,198      $   3,361     $   2,256     $   2,340      $      --      $  18,155
===================================================================================================================================
Cash and cash equivalents at end of year         $      41      $     802     $      --     $   1,606      $      --      $   2,449
===================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


50  ALLIED CAPITAL CORPORATION

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
OF ALLIED CAPITAL CORPORATION AND SUBSIDIARIES:

We have audited the accompanying consolidated balance sheets of Allied Capital Corporation and subsidiaries as of December 31, 2000 and 1999, including the consolidated statement of investments as of December 31, 2000, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period then ended. These consolidated financial statements and supplementary consolidating financial information referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and supplementary consolidating financial information referred to below based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. These procedures included physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the consolidated financial statements include investments valued at $1,788,001,000 as of December 31, 2000 and $1,228,497,000
as of December 31, 1999 (96 percent and 95 percent, respectively, of total assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. We have reviewed the procedures used by the board of directors in arriving at its estimate of value of such investments and have inspected the underlying documentation, and in the circumstances we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, the board of directors' estimate of values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States.

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


/s/ ARTHUR ANDERSEN LLP

Vienna, Virginia

February 13, 2001


                                                          2000 ANNUAL REPORT  51

BOARD OF DIRECTORS AND MANAGEMENT


DIRECTORS                                         EXECUTIVE MANAGEMENT                          PRINCIPALS
William L. Walton (1,2)                           William L. Walton                             Thomas H. Aiken
Chairman and Chief Executive Officer,             Chairman and Chief Executive Officer          Kelly A. Anderson
   Allied Capital Corporation                                                                   Douglas L. Cooper
                                                  Scott S. Binder                               Tricia B. Daniels
George C. Williams, Jr. (1)                       Managing Director                             Christina L. DelDonna
Chairman Emeritus, Allied Capital                                                               Michael P. Gaffney
   Corporation                                    Samuel B. Guren                               Michael J. Grisius
                                                  Managing Director                             John J. Hall, Jr.
Brooks H. Browne (3,4)                                                                          Robert M. Monk
President, Environmental Enterprises              Philip A. McNeill                             Diane E. Murphy
   Assistance Fund                                Managing Director                             James C. Powell
                                                                                                Christina M. Rashid
John D. Firestone (3)                             Penni F. Roll                                 John D. Shulman
Partner, Secor Group                              Executive Vice President and                  Suzanne V.Sparrow
                                                    Chief Financial Officer                     Paul R. Tanen
Anthony T. Garcia (3)                                                                           David J. Unger
Private Investor                                  John M. Scheurer
                                                  Managing Director
Lawrence I. Hebert (2)
Director and President,                           Joan M. Sweeney
   Perpetual Corporation                          Managing Director and
                                                     Chief Operating Officer
John I. Leahy (1,4)
President, Management and Marketing               Thomas H. Westbrook
   Associates                                     Managing Director

Robert E. Long (1,3)                              G. Cabell Williams III
Managing Director, Goodwyn Long &                 Managing Director
   Black Investment Management, Inc.

Warren K.Montouri (1)
Partner, Montouri &Roberson

Guy T. Steuart II (2,4)
Director and President, Steuart Investment
   Corporation

T. Murray Toomey, Esq. (2)
Attorney at Law

Laura W. van Roijen (2)
Private Real Estate Investor


(1) Executive Committee  (2) Nominating Committee  (3) Compensation Committee
(4) Audit Committee


52  ALLIED CAPITAL CORPORATION

FINANCIAL HIGHLIGHTS

                                                          AS OF AND FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                         2000           1999
====================================================================================================
Total portfolio at value                                                   $1,788,001     $1,228,497

Total assets                                                               $1,853,817     $1,290,038

Total debt outstanding                                                     $  786,648     $  592,850

Shareholders' equity                                                       $1,029,692     $  667,513

Net asset value per common share                                           $    12.11     $    10.20

Total interest and related portfolio income                                $  211,589     $  141,140

Net operating income before net realized and unrealized gains              $  112,717     $   71,041

Total net realized and unrealized gains                                    $   30,384     $   27,529

Net increase in net assets resulting from operations                       $  143,101     $   98,570

Basic earnings per common share                                            $     1.95     $     1.64

Diluted earnings per common share                                          $     1.94     $     1.64

Tax distributions per common share                                         $     1.82     $     1.60

Weighted average common shares outstanding - basic                             73,165         59,877

Weighted average common shares outstanding - diluted                           73,472         60,044

NET INCREASES IN NET ASSETS (NIA)
(in millions)

[BAR CHART]

96            $ 54.9
97            $ 61.3
98            $ 78.1
99            $ 98.6
00            $143.1


NET OPERATING INCOME BEFORE
NET REALIZED AND UNREALIZED GAINS
(in millions)

[BAR CHART]

96            $ 47.6
97            $ 46.1
98            $ 55.2
99            $ 71.0
00            $112.7


EARNINGS AND DIVIDENDS PER SHARE

[LINE GRAPH]

            EARNINGS   DIVIDENDS
96             $1.17       $1.23
97*             1.24        1.2
98              1.5         1.43
99              1.64        1.6
00              1.94        1.82


    *Excludes Merger-related dividends of approximately $0.51 per share.


INVESTMENT ORIGINATIONS
(in millions)

[BAR CHART]

96            $283.3
97            $364.9
98            $524.5
99            $751.9
00            $901.5

[ALLIED CAPITAL LOGO]
1919 Pennsylvania Avenue, NW
Washington, DC 20006-3434
P: 202.331.1112 F: 202.659.2053
www.alliedcapital.com