Form 10-K, Exhibit 13
period 2001-12-31
ALLIED CAPITAL CORP
filed 2002-03-22
CIK 3906

EXHIBIT 13

PAGE 12  ALLIED CAPITAL CORPORATION

Selected Consolidated Financial Data

		AS OF AND FOR THE YEARS ENDED DECEMBER 31,

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999	1998	1997

OPERATING DATA
Total interest and related portfolio income	$289,110	$211,589	$141,140	$106,738	$97,405
Total operating expenses (1)	$110,059	$98,872	$70,099	$51,493	$46,180
Net operating income before
net realized and unrealized gains	$179,051	$112,717	$71,041	$55,245	$46,066
Net realized gains	$661	$15,523	$25,391	$22,541	$10,704
Net unrealized gains	$20,603	$14,861	$2,138	$1,079	$7,209
Net increase in net assets resulting from operations	$200,727	$143,101	$98,570	$78,078	$61,304
Diluted net operating income per common share	$1.92	$1.53	$1.18	$1.06	$0.93
Diluted earnings per common share	$2.16	$1.94	$1.64	$1.50	$1.24
Dividends per common share (2)	$2.01	$1.82	$1.60	$1.43	$1.20
Weighted average common
shares outstanding—diluted	93,003	73,472	60,044	51,974	49,251
BALANCE SHEET DATA
Portfolio at value	$2,329,590	$1,788,001	$1,228,497	$807,119	$703,331
Portfolio at cost	$2,286,602	$1,765,895	$1,222,901	$803,479	$697,030
Total assets	$2,460,713	$1,853,817	$1,290,038	$856,079	$807,775
Total debt outstanding	$1,020,806	$786,648	$592,850	$334,350	$347,663
Shareholders’ equity	$1,352,123	$1,029,692	$667,513	$491,358	$420,060
Shareholders’ equity per common share (NAV)	$13.57	$12.11	$10.20	$8.79	$8.07
Common shares outstanding at end of year	99,607	85,057	65,414	55,919	52,047
OTHER DATA
Investments funded	$680,329	$901,545	$751,871	$524,530	$364,942
Repayments	$74,461	$111,031	$139,561	$138,081	$233,005
Sales	$129,980	$280,244	$198,368	$81,013	$53,912
Realized gains	$10,107	$28,604	$31,536	$25,757	$15,804
Realized losses	$(9,446)	$(13,081)	$(6,145)	$(3,216)	$(5,100)

(1)	Total operating expenses for 1997 exclude merger-related expenses.

(2)	Dividends for 1997 exclude certain merger-related dividends of $0.51 per share.

ALLIED CAPITAL CORPORATION  PAGE 13

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the Company’s 2001 Consolidated Financial Statements and the Notes thereto. In addition, this Annual Report contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Investment Considerations section. Other factors that could cause actual results to differ materially include the uncertainties of economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company.

OVERVIEW
The Company is a business development company (“BDC”) that provides long-term debt and equity investment capital to support the expansion of growing businesses in a variety of industries and in diverse geographic locations. Our lending and investment activity is focused in private finance and commercial real estate finance, or the investment in non-investment grade commercial mortgage-backed securities (“CMBS”).

     The Company’s earnings depend primarily on the level of interest and related portfolio income and net realized and unrealized gains earned on the Company’s investment portfolio after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan and the amortization of loan origination points and discounts. The level of interest income is directly related to the balance of the interest-bearing investment portfolio multiplied by the weighted average yield. The Company’s ability to generate interest income is dependent on economic, regulatory and competitive factors that influence new investment activity, and the Company’s ability to secure debt and equity capital for its investment activities.

PORTFOLIO AND INVESTMENT ACTIVITY
Total portfolio investment activity and yields as of and for the years ended December 31, 2001, 2000 and 1999 were as follows:

($ IN MILLIONS)	2001	2000	1999

Portfolio at value	$2,329.6	$1,788.0	$1,228.5
Investments funded	$680.3	$901.5	$751.9
Change in accrued or
reinvested interest
and dividends	$51.6	$32.2	$12.8
Repayments	$74.5	$111.0	$139.6
Sales	$130.0	$280.2	$198.4
Yield	14.3%	14.1%	13.0%

PRIVATE FINANCE
 The private finance portfolio, investment activity and yields as of and for the years ended December 31, 2001, 2000 and 1999 were as follows:

($ IN MILLIONS)	2001	2000	1999

Portfolio at value:
Loans and
debt securities	$1,107.9	$966.3	$559.7
Equity interests	487.2	316.2	87.3

Total portfolio	$1,595.1	$1,282.5	$647.0

Investments funded	$287.7	$600.9	$346.7
Change in accrued or
reinvested interest
and dividends	$48.9	$31.8	$10.1
Repayments	$43.8	$75.7	$83.2
Yield	14.8%	14.6%	14.2%

     Private finance new investment activity across the industry was slow during 2001, largely due to a lack of available senior debt capital. Since equity-focused buyout firms generally need both senior and subordinated debt to leverage new private equity investments, merger and acquisition activity was significantly less than activity in previous years. As a result, the Company’s investment activity for 2001 was also at a slower pace.

     Investments funded during 2001 consisted of a variety of types of private finance transactions, including $117.3 million in new mezzanine investments, $74.6 million in control buyout transactions, $88.9 million of growth, acquisition and other financings, and $6.9 million to fund existing investment commitments. Investments funded during 2000 and 1999 consisted of $480.0 million and $334.6 million in new mezzanine investments, $95.2 million and $0 in control buyout transactions, $15.6 million and $10.3 million of growth, acquisition and other financings, and $10.1 million and $1.8 million to fund existing investment commitments, respectively. The Company funds new investments using cash, through the

PAGE 14  ALLIED CAPITAL CORPORATION

issuance of its common equity, the reinvestment of previously accrued interest and dividends in debt or equity securities, or the current reinvestment of interest and dividend income through the receipt of a debt or equity security. From time-to-time the Company may opt to reinvest accrued interest receivable in a new debt or equity security, in lieu of receiving such interest in cash and providing a subsequent growth investment.

     Key investment characteristics for new mezzanine investments were as follows:

	2001	2000	1999

Number of investments	13	34	27
Average investment
size (millions)	$9.0	$14.0	$12.4
Weighted average yield	15.8%	14.7%	13.6%
Average portfolio company
revenue (millions)	$87.0	$153.5	$86.9
Average portfolio company
years in business	44	36	29

     The average investment and portfolio company characteristics above are computed using simple averages based upon underwriting data for investment activity for that year. As a result, any one investment may have had individual investment characteristics that may vary significantly from the stated simple average. In addition, average investment characteristics may vary from year to year.

     The weighted average yield on new mezzanine investments will fluctuate over time depending on the equity “kicker” or warrants received with each debt financing. The yield on new mezzanine investments is computed as the (a) annual stated interest rate earned on new interest-bearing investments divided by (b) total new mezzanine investments. Private finance mezzanine investments are generally structured such that equity kickers may provide an additional future investment return of up to 10%.

     In addition to private finance mezzanine investment activities, the Company may acquire more than 50% of the common stock of a company in a control buyout transaction. Control investments are generally structured such that the Company earns a current return through a combination of interest income on senior loans and subordinated debt, dividends on preferred and common stock, and management or transaction services fees to compensate the Company for the management assistance that is provided to the controlled portfolio company. The Company’s most significant investments acquired through control buyout transactions at December 31, 2001 were SunSource Inc. and Business Loan Express, Inc.

     During 2001, the Company acquired 93.2% of the common equity of SunSource Inc. for $71.5 million in cash. Subsequently, SunSource completed the sale of its STS business unit and distributed $16.5 million in cash to the Company, reducing the Company’s common stock cost basis to $57.2 million at December 31, 2001. As part of the STS sale, the Company invested $3.2 million in the new STS. During the third quarter of 2001, the Company received fees from SunSource of $2.8 million related to transaction assistance for the SunSource sale and STS sale, and $1.6 million for the syndication of SunSource’s senior credit facilities. In addition, the Company realized a gain of $2.5 million from the sale of warrants prior to the buyout transaction. SunSource is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage and other small hardware components to hardware retailers. SunSource’s primary operations are located in Cincinnati, Ohio.

     On December 31, 2000, the Company acquired 94.9% of BLC Financial Services, Inc. in a “going private” buyout transaction for $95.2 million. The Company issued approximately 4.1 million shares, or $86.1 million of new equity, and paid $9.1 million in cash to acquire BLC, which thereafter changed its name to Business Loan Express, Inc. (“BLX”).

     As part of the transaction, the Company recapitalized its Allied Capital Express operations as an independently managed private portfolio company and merged it into BLX. The Company contributed certain assets, including its online rules-based underwriting technology and fixed assets, and transferred 37 employees to the private portfolio company. Upon completion of the transaction, the Company’s investment in BLX totaled $204.1 million and consisted of $74.5 million of subordinated debt, $25.1 million of preferred stock, and $104.5 million of common stock, including capitalized costs.

     At December 31, 2001, BLX had a 3-year $124.0 million revolving credit facility (“BLX Credit Facility”). As the controlling shareholder of BLX, the Company has provided an unconditional guaranty to the BLX Credit Facility lenders in an amount of up to 50% of the total obligations (consisting of principal, accrued interest and other fees) of BLX on the line of credit. The amount guaranteed by the Company at December 31, 2001 was $51.4 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of the BLX Credit Facility at December 31, 2001.

     BLX is the nation’s second largest government guaranteed lender utilizing the Small Business Administration’s 7(a) Guaranteed Loan Program. BLX has offices in 32 cities and is headquartered in New York, NY.

     During the second quarter of 2000, the Company began an initiative to invest in and strategically partner with select private equity funds focused on venture capital investments. The strategy for these fund investments is to provide solid investment returns and build strategic relationships with the fund managers and their portfolio companies. The Company believes that it will have opportunities to co-invest with the funds as well as finance their portfolio companies as they mature.

     The Company believes that the fund investment strategy is an effective means of participating in private equity investing through a diverse pooled investment portfolio. The fund concept allows the Company to participate in a pooled investment return without exposure to the risk of any single investment. Since the beginning of 2000, the Company has committed a total of $44.5 million to eight private equity funds. The Company funded $4.4 million and $7.0 million of these commitments during the years ended December 31, 2001 and 2000, respectively.

ALLIED CAPITAL CORPORATION   PAGE 15

Commercial Real Estate Finance The commercial real estate finance portfolio, investment activity and yields as of and for the years ended December 31, 2001, 2000 and 1999 were as follows:

($ in millions)	2001	2000	1999

Portfolio at value:
CMBS	$582.6	$311.3	$277.7
Loans and other	151.9	194.2	242.3

Total portfolio	$734.5	$505.5	$520.0

Investments funded	$392.6	$149.0	$288.7
Change in accrued or
reinvested interest	$2.7	$1.1	$2.8
Repayments	$30.7	$24.3	$50.8
Sales	$130.0	$151.7	$86.1
Yield	13.5%	13.1%	12.3%

     During 1998, the Company reduced its commercial mortgage loan origination activity for its own portfolio due to declining interest rates and began to sell its loans to other lenders. Then, beginning in the fourth quarter of 1998, the Company began to take advantage of a unique market opportunity to acquire non-investment grade CMBS at significant discounts from the face amount of the bonds. Turmoil in the capital markets at that time created a lack of liquidity for the traditional buyers of non-investment grade bonds. As a result, yields on these collateralized bonds increased, thus providing an attractive investment opportunity. The Company believes that CMBS is an attractive asset class because of the yields that can be earned on a security that is secured by commercial mortgage loans, and ultimately commercial properties. The Company plans to continue its CMBS investment activity, however, in order to maintain a balanced portfolio, the Company expects that CMBS will continue to represent approximately 20% to 25% of total assets. The Company’s CMBS investment activity level will be dependent upon its ability to invest in CMBS at attractive yields.

     The non-investment grade CMBS bonds in which the Company invest are junior in priority for payment of principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the Company’s most subordinate tranche will bear this loss first. At December 31, 2001, the Company’s CMBS bonds were subordinate to 91% to 97% of the tranches of various CMBS bond issuances.

     Given that the non-investment grade CMBS bonds in which the Company invests in are junior in priority for payment of principal, the Company invests in these CMBS at an approximate discount of 50% from the face amount of the bonds. During 2001, the Company invested $365.8 million in CMBS bonds with a face value of $661.4 million and a weighted average yield to maturity of 14.0%. In 2001, the Company also purchased $24.6 million in non-investment grade preferred shares related to a collateralized debt obligation issuance secured by CMBS and investment grade REIT bonds. The Company acts as the collateral disposition consultant for this issuance. During 2000 and 1999, the Company invested $124.3 million and $245.9 million in CMBS bonds, with a face amount of $244.6 million and $507.9 million, and a weighted average yield to maturity of 14.7% and 14.6%, respectively.

     The underlying pools of mortgage loans that are collateral for the Company’s new CMBS bond investments for the years ended December 31, 2001, 2000 and 1999 had respective underwritten loan to value (“LTV”) and underwritten debt service coverage ratios (“DSCR”) as follows:

	2001		2000		1999
LOAN TO VALUE RANGES
($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Less than 60%	$1,259.7	15%	$577.1	14%	$813.7	11%
60-65%	941.6	11	402.8	10	439.6	6
65-70%	1,140.6	14	648.1	16	1,342.5	17
70-75%	2,400.4	29	1,450.9	36	2,396.0	31
75-80%	2,466.4	30	958.9	23	2,500.8	33
Greater than 80%	119.6	1	36.6	1	150.7	2

Total	$8,328.3	100%	$4,074.4	100%	$7,643.3	100%

Weighted average LTV	69.7%		70.2%		71.1%

DEBT SERVICE	2001		2000		1999
COVERAGE RATIO RANGES
($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Less than 1.25	$1,822.0	22%	$1,232.0	30%	$1,868.2	25%
1.26-1.50	5,008.3	60	2,204.5	54	4,452.9	58
1.51-1.75	855.0	10	341.8	8	893.8	12
1.76-2.00	158.2	2	99.1	3	182.3	2
Greater than 2.00	484.8	6	197.0	5	246.1	3

Total	$8,328.3	100%	$4,074.4	100%	$7,643.3	100%

Weighted average DSCR	1.48		1.35		1.29

PAGE 16   ALLIED CAPITAL CORPORATION

     As a part of the Company’s strategy to maximize its return on equity capital, the Company sold CMBS bonds rated BB+, BB and BB- during 2001 and 2000 totaling $124.5 million and $98.7 million, respectively. These bonds had an effective yield of 10.3% and 11.5%, and were sold for $126.8 million and $102.5 million, respectively, resulting in realized gains on the sales. In addition, in February 2002, the Company completed the sale of $122.6 million of CMBS bonds rated BB+, BB and BB- that were purchased during 2001, 2000 and 1999. The sale of these lower-yielding bonds increased the Company’s overall liquidity.

     The effective yield on the Company’s CMBS portfolio at December 31, 2001, 2000 and 1999 was 14.8%, 15.4% and 14.6%, respectively. The yield on the CMBS portfolio at any point in time will vary depending on the concentration of lower yielding BB+, BB and BB- securities held in the portfolio. At December 31, 2001, 2000 and 1999, the unamortized discount related to the CMBS portfolio was $611.9 million, $364.9 million and $291.5 million, respectively. At December 31, 2001, the CMBS bonds owned by the Company were secured by approximately 3,800 commercial mortgage loans with a total outstanding principal balance of $20.5 billion.

     The Company has been liquidating much of its whole commercial mortgage loan portfolio so that it can redeploy the proceeds into higher yielding assets. For the years ended December 31, 2001, 2000 and 1999, the Company sold $5.5 million, $53.0 million and $86.1 million, respectively, of commercial mortgage loans. At December 31, 2001, the Company’s whole commercial real estate loan portfolio had been reduced to $79.6 million from $106.4 million at December 31, 2000.

OTHER ASSETS AND OTHER LIABILITIES

Because the Company invests in BB+, BB and BB- CMBS bonds, which are purchased at prices that are based on the 10-year Treasury rate, the Company has entered into transactions with a financial institution to hedge against movement in Treasury rates on certain of these CMBS bonds. These transactions involved the Company receiving the proceeds from the sale of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price. The Company recorded the proceeds of the sale of the borrowed Treasury securities of $48.5 million as an other asset, and the related obligation to replenish the borrowed Treasury securities of $47.3 million, which represents the fair value of the obligation, as an other liability at December 31, 2001. The Company recorded the difference between the sales proceeds and the related obligation of $1.2 million as unrealized appreciation in 2001.

RESULTS OF OPERATIONS
Comparison of the Years Ended December 31, 2001, 2000 and 1999

The following table summarizes the Company’s operating results for the years ended December 31, 2001, 2000 and 1999:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	CHANGE	PERCENT CHANGE	2000	1999	CHANGE	PERCENT CHANGE

INTEREST AND RELATED PORTFOLIO INCOME
Interest and dividends	$240,464	$182,307	$58,157	32%	$182,307	$121,112	$61,195	51%
Premiums from loan dispositions	2,504	16,138	(13,634)	(84%)	16,138	14,284	1,854	13%
Fees and other income	46,142	13,144	32,998	251%	13,144	5,744	7,400	129%

Total interest and related portfolio income	289,110	211,589	77,521	37%	211,589	141,140	70,449	50%

EXPENSES
Interest	65,104	57,412	7,692	13%	57,412	34,860	22,552	65%
Employee	29,656	26,025	3,631	14%	26,025	22,889	3,136	14%
Administrative	15,299	15,435	(136)	(1%)	15,435	12,350	3,085	25%

Total operating expenses	110,059	98,872	11,187	11%	98,872	70,099	28,773	41%

Net operating income before
net realized and unrealized gains	179,051	112,717	66,334	59%	112,717	71,041	41,676	59%

NET REALIZED AND UNREALIZED GAINS
Net realized gains	661	15,523	(14,862)	(96%)	15,523	25,391	(9,868)	(39%)
Net unrealized gains	20,603	14,861	5,742	39%	14,861	2,138	12,723	595%

Total net realized and unrealized gains	21,264	30,384	(9,120)	(30%)	30,384	27,529	2,855	10%

Income before income taxes	200,315	143,101	57,214	40%	143,101	98,570	44,531	45%
Income tax benefit	412	—	412	—%	—	—	—	—

Net increase in net assets
resulting from operations	$200,727	$143,101	$57,626	40%	$143,101	$98,570	$44,531	45%

Diluted net operating income per share	$1.92	$1.53	$0.39	25%	$1.53	$1.18	$0.35	30%

Diluted earnings per share	$2.16	$1.94	$0.22	11%	$1.94	$1.64	$0.30	18%

Weighted average shares outstanding—diluted	93,003	73,472	19,531	27%	73,472	60,044	13,428	22%

ALLIED CAPITAL CORPORATION PAGE 17

     Net increase in net assets resulting from operations (“NIA”) results from total interest and related portfolio income earned, less total expenses incurred in the operations of the Company, plus net realized and unrealized gains or losses.

     Total interest and related portfolio income includes interest income, premiums from loan dispositions and fees and other income.

     The increase in interest income earned results primarily from continued growth of the Company’s investment portfolio and the Company’s focus on increasing its overall portfolio yield. The Company’s investment portfolio, excluding non-interest bearing equity interests in portfolio companies, increased by 25% to $1,842.4 million at December 31, 2001 from $1,471.8 million at December 31, 2000, and increased by 29% during 2000 from $1,141.2 million at December 31, 1999. The weighted average yield on the interest-bearing investments in the portfolio at December 31, 2001, 2000 and 1999 was as follows:

     Included in net premiums from loan dispositions are premiums from loan sales and premiums received on the early repayment of loans. Premiums from loan sales were $0.5 million, $13.3 million and $10.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. This premium income for 2000 and 1999 was higher primarily due to the loan sale activities of Allied Capital Express prior to its merger with BLX.

     Prepayment premiums were $2.0 million, $2.8 million and $3.8 million for the years ended December 31, 2001, 2000 and 1999, respectively. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for the Company’s borrowers to refinance or pay off their debts to the Company ahead of schedule. Because the Company seeks to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as their balance sheets strengthen, or as more favorable interest rates become available. Therefore, the Company generally structures its loans to require a prepayment premium for the first three to five years of the loan.

     Fees and other income primarily include fees related to financial structuring, diligence, management services to portfolio companies, and guaranties and other advisory services. The Company generates fee income for the transaction services and management services that it provides. As a BDC, the Company is required to make significant managerial assistance available to the companies in its investment portfolio.

     Fees and other income for the year ended December 31, 2001 primarily included fees of $15.5 million related to structuring and diligence, fees of $16.6 million related to transaction services provided to portfolio companies, and fees of $13.1 million related to management services provided to portfolio companies, other advisory services and guaranty fees. Fees and other income for the years ended December 31, 2000 and 1999 primarily included structuring and diligence fees of $6.0 million and $0.3 million, respectively, and management services and advisory fees of $3.1 million and $3.2 million, respectively. Fees and other income are generally related to specific transactions or services, and therefore may vary substantially from period to period. Points or loan origination fees that represent yield enhancement on a loan are capitalized and amortized into interest income over the life of the loan.

     Operating expenses include interest, employee and administrative expenses. The Company’s single largest expense is interest on indebtedness. The fluctuations in interest expense during 2001, 2000 and 1999 are attributable to changes in the level of borrowings by the Company and the related interest rate charged thereon. The Company’s borrowing activity and weighted average interest cost, including related fees and expenses, were as follows:

($IN MILLIONS)	2001	2000	1999

Total outstanding debt	$1,020.8	$786.6	$592.9
Average outstanding debt	$847.1	$707.4	$461.5
Weighted average cost	7.0%	8.3%	7.9%
BDC asset coverage*	245%	245%	228%

*     As a BDC, the Company is generally required to maintain a ratio of 200% of total assets to total borrowings.

PAGE 18 ALLIED CAPITAL CORPORATION

     Employee expenses include salaries and employee benefits. The increases in salaries and employee benefits for the periods presented reflect wage increases and the experience level of employees hired. Total employees were 97, 97 and 129 at December 31, 2001, 2000 and 1999, respectively. As part of the recapitalization of Allied Capital Express discussed above, 37 employees of the Company were transferred to BLX at the end of 2000. Expenses related to these employees are reflected in employee expense for the years ended December 31, 2000 and 1999.

     Administrative expenses include the leases for the Company’s headquarters in Washington, DC and its regional offices, travel costs, stock record expenses, directors’ fees, legal and accounting fees and various other expenses. Administrative expenses for the years ended December 31, 2000 and 1999 included expenses related to Allied Capital Express regional offices. The cost of these regional offices was transferred to BLX at the beginning of 2001. For the years ended December 31, 2001, 2000 and 1999, employee and administrative costs as a percentage of total interest and related portfolio income less interest expense plus net realized and unrealized gains was 18%, 19% and 21%, respectively.

     Net realized gains resulted from the sale of equity securities associated with certain private finance investments and the realization of unamortized discount resulting from the sale and early repayment of private finance loans, commercial mortgage loans and CMBS, offset by losses on investments. Net realized and unrealized gains for the years ended December 31, 2001, 2000 and 1999 were as follows:

(IN MILLIONS)	2001	2000	1999

Realized gains	$10.1	$28.6	$31.5
Realized losses	(9.4)	(13.1)	(6.1)
Net realized gains	$0.7	$15.5	$25.4
Net unrealized gains	$20.6	$14.9	$2.1

     Realized gains during 2001 primarily resulted from transactions involving three private finance portfolio companies-FTI Consulting, Inc. ($4.6 million), SunSource Inc. ($2.5 million), and Southwest PCS, LLC ($0.8 million), and the sale of CMBS ($1.7 million). The Company reversed previously recorded unrealized appreciation of $6.5 million when these gains were realized in 2001. Realized gains during 2000 and 1999 resulted primarily from transactions involving eight and six portfolio companies, respectively, and the Company reversed previously recorded unrealized appreciation of $7.5 million and $14.6 million, respectively, when these gains were realized.

     Realized losses in 2001, 2000 and 1999 represented 0.4%, 0.7% and 0.5% of the Company’s total assets, respectively. Realized losses during 2001 resulted primarily from three private finance portfolio investments-Pico Products, Inc. ($2.9 million), Allied Office Products, Inc. ($2.5 million), and Genesis Worldwide, Inc. ($1.1 million), and the continued liquidation of the Company’s whole loan commercial real estate portfolio. Losses realized in 2001 had been recognized in NIA over time as unrealized depreciation when the Company determined that the respective portfolio security’s value had become impaired. Thus, the Company reversed previously recorded unrealized depreciation totaling $8.9 million, $12.0 million and $5.4 million when the related losses were realized in 2001, 2000 and 1999, respectively.

     As discussed in the private finance section above, investment activity for 2001 was at a slower pace than prior years. This lower level of activity is reflected in the lower amount of net realized gains in 2001 as compared to 2000 and 1999.

     The Company, as a BDC, invests primarily in illiquid securities including the debt and equity of private companies and non-investment grade CMBS. The Company’s investments generally take many months to complete. The structure of each debt and equity security is specifically negotiated and includes many terms governing interest rate, repayment terms, prepayment penalties, financial covenants, operating covenants, ownership parameters, dilution parameters, liquidation preferences, voting rights, and put or call rights. The Company’s investments are generally subject to restrictions on resale and generally have no established trading market. The Company values its securities at fair value as determined in good faith by the Company’s Board of Directors in accordance with the Company’s valuation policy. The Company determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale.

     The Company’s valuation policy considers the fact that privately negotiated securities increase in value over a long period of time, that the Company does not intend to trade the securities, and that no ready market exists. The Company’s valuation policy is intended to provide a consistent, conservative basis for establishing the fair value of the portfolio. Unlike banks, the Company is not permitted to provide a general reserve for anticipated loan losses. Instead, the Company must value each individual investment on a quarterly basis. The Company will record unrealized depreciation on investments when it believes that an asset has been impaired and full collection for the loan or realization of an equity security is doubtful. Conversely, the Company will record unrealized appreciation if it has a clear indication that the underlying portfolio company has appreciated in value and, therefore, the Company’s security has also appreciated in value. Under its valuation policy, the Company does not consider temporary changes in the capital markets, such as interest rate movements or changes in the public equity markets, in order to determine whether an investment in a private company has been impaired or whether such an investment has increased in value. The value of investments in public securities is determined using quoted market prices, discounted for illiquidity or restrictions on resale.

ALLIED CAPITAL CORPORATION PAGE 19

     During 2001, the Company increased the value of its equity investment in BLX by $15.5 million and recorded unrealized appreciation. The Company also increased the value of its investment in Wyo-Tech Acquisition Corporation by $37.0 million. In addition to BLX and Wyo-Tech, the Company increased the value of other portfolio investments by a total of $32.9 million for the year ended December 31, 2001. These companies increased in value because of their continued positive performance and valuation data that would indicate that a valuation increase was necessary.

     During the year ended December 31, 2001, the Company decreased the value of and recorded unrealized depreciation on its investments in Startec Global Communications Corporation by $14.9 million, Galaxy American Communications, LLC by $10.4 million, Schwinn Holdings Corporation by $8.8 million, Avborne, Inc. by $8.4 million and NETtel Communications, Inc. by $7.0 million. In addition, the Company recorded a net decrease in the value of other portfolio investments by a total of $18.9 million for the year ended December 31, 2001.

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

     At December 31, 2001 and 2000, the Company’s portfolio was graded as follows:

	2001		2000
	PORTFOLIO	PERCENTAGE	PORTFOLIO	PERCENTAGE
	AT VALUE	OF TOTAL	AT VALUE	OF TOTAL
GRADE	(IN MILLIONS)	PORTFOLIO	(IN MILLIONS)	PORTFOLIO

1	$603.3	25.9%	$208.3	11.7%
2	1,553.8	66.7	1,461.7	81.7
3	79.5	3.4	15.4	0.9
4	44.5	1.9	76.0	4.2
5	48.5	2.1	26.6	1.5

	$2,329.6	100.0%	$1,778.0	100.0%

     Total Grade 4 and 5 assets as a percentage of the total portfolio at value at December 31, 2001 and 2000 were 4.0% and 5.7%, respectively. The Company expects that a certain number of portfolio companies will be in the Grade 4 or 5 category from time to time. Part of the business of private finance is working with troubled portfolio companies to improve their businesses and protect the Company’s investment. The number of portfolio companies and related investment amounts included in Grade 4 and 5 may fluctuate significantly from quarter to quarter as the Company helps these companies work through their problems. The Company continues to follow its historical practices of working with a troubled portfolio company in order to recover the maximum amount of the Company’s investment, but records unrealized depreciation for the expected amount of the potential loss when such exposure is identified.

     For the total investment portfolio, loans greater than 90 days delinquent were $39.1 million at value at December 31, 2001, or 1.7% of the total portfolio. Included in this category are loans valued at $14.1 million that were secured by commercial real estate. Loans greater than 90 days delinquent at December 31, 2000 were $57.3 million at value, or 3.2% of the total portfolio, which included $14.1 million that were secured by commercial real estate. Loans greater than 120 days delinquent generally do not accrue interest. As a provider of long-term privately negotiated investment capital, it is not atypical to defer payment of principal or interest from time to time. As a result, the amount of the portfolio that is greater than 90 days delinquent may vary from quarter to quarter. The terms of the private finance agreements frequently provide an opportunity for portfolio companies to restructure their debt and equity capital. During such restructuring, the Company may not receive or accrue interest or dividend payments. The investment portfolio is priced to provide current returns for shareholders assuming that a portion of the portfolio at any time may not be accruing interest currently. The Company also prices its investments for a total return including interest or dividends plus capital gains from the sale of equity securities. Therefore, the amount of loans greater than 90 days delinquent is not necessarily an indication of future principal loss or loss of anticipated investment return. The Company’s portfolio grading system is used as a means to assess loss of investment return (Grade 4 assets) or loss of investment principal (Grade 5 assets).

     At December 31, 2001 and 2000, 0.42% and 0.38%, respectively, of the loans in the underlying collateral pool for the Company’s CMBS portfolio were over 30 days delinquent. The Company closely monitors the performance of all of the loans in the underlying collateral pools securing its CMBS investments. The Company believes that the current performance of the underlying loans would not require an adjustment to its yield assumptions, but these assumptions will continue to be monitored and adjusted in the future, if necessary.

     The Company has elected to be taxed as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). As long as the Company qualifies as a RIC, the Company is not taxed on its investment company taxable income or realized capital gains, to the extent that such income or gains are distributed, or deemed to be distributed, to shareholders on a timely basis. Annual tax distributions may differ from NIA for the fiscal year due to timing differences in the recognition of income and expenses, returns of capital and net unrealized appreciation or depreciation, which are not included in taxable income.

PAGE 20 ALLIED CAPITAL CORPORATION

     In order to maintain its RIC status, the Company must, in general, (1) continue to qualify as a BDC; (2) derive at least 90% of its gross income from dividends, interest, gains from the sale of securities and other specified types of income; (3) meet investment diversification requirements as defined in the Code; and (4) distribute annually to shareholders at least 90% of its investment company taxable income as defined in the Code. The Company intends to take all steps necessary to continue to meet the RIC qualifications. However, there can be no assurance that the Company will continue to qualify for such treatment in future years.

     All per share amounts included in management’s discussion and analysis have been computed using the weighted average shares used to compute diluted earnings per share, which were 93.0 million, 73.5 million and 60.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increases in the weighted average shares reflect the issuance of new shares.

FINANCIAL CONDITION, LIQUIDITY AND
CAPITAL RESOURCES

Cash and Cash Equivalents

At December 31, 2001, the Company had $0.9 million in cash and cash equivalents. The Company invests otherwise uninvested cash in U.S. government- or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short-term repurchase agreements fully collateralized by such securities. The Company’s objective is to manage to a low cash balance and fund new originations with its revolving line of credit.

Debt

The Company had outstanding debt at December 31, 2001, as follows:

			ANNUAL
	FACILITY	AMOUNT	INTEREST
($ IN MILLIONS)	AMOUNT	OUTSTANDING	COST*

Notes payable and debentures:
Unsecured long-term notes	$694.0	$694.0	7.8%
SBA debentures	101.8	94.5	7.7%
Auction rate reset note	81.9	81.9	3.9%
OPIC loan	5.7	5.7	6.6%

Total notes payable and debentures	$883.4	$876.1	7.4%

Revolving line of credit	497.5	144.7	4.7%

Total debt	$1,380.9	$1,020.8	7.0%

*     The annual interest cost includes the cost of commitment fees and other facility fees.

     Unsecured Long-Term Notes. The Company has issued long-term debt to institutional lenders, primarily insurance companies. The notes have five- or seven-year maturities, with maturity dates beginning in 2003. The notes require payment of interest only semi-annually, and all principal is due upon maturity.

     On October 30, 2001, the Company issued $150 million of five-year unsecured long-term debt, financed primarily by insurance companies. The five-year notes were priced at 7.16% and have substantially the same terms as the Company’s existing unsecured long-term notes.

     SBA Debentures. The Company, through its SBIC subsidiary, has debentures payable to the SBA with terms of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. Under the SBIC program, the Company may borrow up to $111.7 million from the SBA. At December 31, 2001, the Company had a commitment to borrow up to an additional $7.3 million above the amount outstanding from the SBA. The commitment expires on September 30, 2005.

     Auction Rate Reset Note. The Company has an Auction Rate Reset Senior Note Series A that matures on December 2, 2002 and bears interest at the three-month London Inter-Bank Offered Rate (“LIBOR”) plus 1.75%, which adjusts quarterly. Interest is due quarterly and the Company, at its option, may pay or defer and capitalize such interest payments. The amount outstanding on the note will increase as interest due is deferred and capitalized. As a means to repay the note, the Company has entered into an agreement to issue $81.9 million of debt, equity or other securities in one or more public or private transactions, or prepay the Auction Rate Reset Note, on or before August 31, 2002. If the note is prepaid, the Company will pay a fee equal to 0.5% of the aggregate amount of the note outstanding.

     Revolving Line of Credit. As of December 31, 2001, the Company has a $497.5 million unsecured revolving line of credit that expires in August 2003, with the right to extend maturity for one additional year at the Company’s sole option under substantially similar terms. This facility may be expanded up to $600 million. The credit facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25% or (ii) the higher of (a) the Bank of America, N.A. prime rate or (b) the Federal Funds rate plus 0.50%. The credit facility requires monthly payments of interest, and all principal is due upon maturity.

Equity Capital and Dividends

The Company raises debt and equity capital for continued investment in its portfolio. Because the Company is a RIC, it distributes its income and requires external capital for growth. Because the Company is a BDC, it is limited in the amount of debt capital it may use to fund its growth, since it is generally required to maintain a ratio of 200% of total assets to total borrowings, or approximately a 1 to 1 debt to equity capital ratio.

     To support its growth during the year ended December 31, 2001, the Company raised $286.9 million in new equity capital through the sale of shares from its shelf registration statement. The Company issues equity from time to time when it has a clear use of proceeds for attractive investment opportunities. Historically, this process has enabled the Company to raise equity on an accretive basis for existing shareholders. In addition, the Company

ALLIED CAPITAL CORPORATION PAGE 21

raised $11.5 million in new equity capital through the issuance of shares in the acquisition of one portfolio investment and through the dividend reinvestment plan. At December 31, 2001, total shareholders’ equity had increased to $1,352.1 million.

     The Company’s Board of Directors reviews the dividend quarterly, and may adjust the quarterly dividend throughout the year as the Company’s earnings momentum builds. For the first, second, third and fourth quarter of 2001, the Board declared a $0.49, $0.50, $0.51 and $0.51 per common share dividend, respectively. For the first quarter of 2002, the Board declared a dividend of $0.53 per common share. Dividends are paid from the Company’s taxable income.

     As a result of growth in ordinary taxable income combined with the increased size and diversity of the Company’s portfolio and its projected future capital gains, the Company’s Board of Directors will continue to evaluate whether to retain or distribute capital gains as they occur. The Company’s dividend policy allows the Company to continue to distribute some capital gains, but will also allow the Company to retain gains that exceed a normal capital gains distribution level, and therefore avoid any unusual spike in dividends in any one year. The dividend policy also enables the Board of Directors to selectively retain gains to support future growth.

     The Company plans to maintain a strategy of financing its operations, dividend requirements and future investments with cash from operations, through borrowings under short- or long-term credit facilities or other debt securities, through asset sales, or through the sale or issuance of new equity capital. The Company maintains a matched-funding philosophy that focuses on matching the estimated maturities of its loan and investment portfolio to the estimated maturities of its borrowings. The Company uses its short-term credit facilities as a means to bridge to long-term financing, which may or may not result in temporary differences in the matching of estimated maturities. The Company evaluates its interest rate exposure on an ongoing basis. To the extent deemed necessary, the Company may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques. At December 31, 2001, the Company’s debt to equity ratio was 0.75 to 1 and weighted average cost of funds was 7.0%. There are no significant maturities of long-term debt until 2003. The Company believes that it has access to capital sufficient to fund its ongoing investment and operating activities, and from which to pay dividends.

INVESTMENT CONSIDERATIONS

Investing in Private Companies Involves a High Degree of Risk. Our portfolio consists primarily of long-term loans to and investments in private companies. Investments in private businesses involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. There is generally no publicly available information about the companies in which we invest, and we rely significantly on the diligence of our employees and agents to obtain information in connection with our investment decisions. In addition, some smaller businesses have narrower product lines and market shares than their competition, and may be more vulnerable to customer preferences, market conditions or economic downturns, which may adversely affect the return on, or the recovery of, our investment in such businesses.

     Our Portfolio of Investments is Illiquid. We acquire most of our investments directly from the issuer in privately negotiated transactions. The majority of the investments in our portfolio are subject to restrictions on resale or otherwise have no established trading market. The illiquidity of our investments may adversely affect our ability to dispose of loans and securities at times when it may be advantageous for us to liquidate such investments. In addition, if we were required to liquidate some or all of the investments in the portfolio, the proceeds of such liquidation would be significantly less than the current value of such investments.

     Our Portfolio Investments Are Recorded at Fair Value As Determined in Good Faith by the Board of Directors in Absence of Readily Ascertainable Public Market Values. Pursuant to the requirements of the Investment Company Act of 1940 (“1940 Act”), the Company values its securities at fair value as determined in good faith by the Company’s Board of Directors on a quarterly basis. Since there is typically no ready market for the investments in our portfolio, our Board of Directors estimates the fair value of these investments pursuant to a written valuation policy and a consistently applied valuation process. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses; we are instead required by the 1940 Act to specifically value each individual investment and record an unrealized loss for an asset that we believe has become impaired. Without a readily ascertainable market value, the estimated value of our portfolio of investments may differ significantly from the values that would be placed on the portfolio if there existed a ready market for the investments. We adjust quarterly the valuation of our portfolio to reflect the Board of Directors’ estimate of the current fair value of each investment in our portfolio. Any changes in estimated fair value are recorded in the Company’s statement of operations as “Net unrealized gains (losses).”

     Economic Recessions or Downturns Could Impair Our Portfolio Companies and Harm Our Operating Results. Although our investment strategy focuses on investment in companies in less cyclical industries, some of the companies in which we have made or will make investments may be susceptible to economic slowdowns or recessions. An economic slowdown may affect the ability of a company to engage in a liquidity event or repay our loans. These conditions could lead to financial losses in our portfolio and a decrease in our revenues, net income and assets.

     Our business of making private equity investments and positioning them for liquidity events also may be affected by current and future market conditions. The absence of a robust senior lending environment may slow the amount of private

PAGE 22 ALLIED CAPITAL CORPORATION

equity investment activity generally. As a result, the pace of our investment activity may slow. In addition, significant changes in the capital markets could have an effect on the valuations of private companies and on the potential for liquidity events involving such companies. This could affect the amount and timing of gains realized on our investments.

     Our Borrowers May Default on Their Payments. We make unsecured, subordinated loans and invest in equity securities, which may involve a higher degree of repayment risk. We primarily invest in companies that may have limited financial resources and that may be unable to obtain financing from traditional sources. Numerous factors may affect a borrower’s ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in any related collateral.

     Our Private Finance Investments May Not Produce Current Returns or Capital Gains. Private finance investments are typically structured as debt securities with a relatively high fixed rate of interest and with equity features such as conversion rights, warrants or options. As a result, private finance investments are generally structured to generate interest income from the time they are made, and may also produce a realized gain from an accompanying equity feature. We cannot be sure that our portfolio will generate a current return or capital gains.

     Our Financial Results Could Be Negatively Affected If BLX Fails to Perform As Expected. Business Loan Express, Inc. (“BLX”) is our largest portfolio investment. Our financial results could be negatively affected if BLX, as a portfolio company, fails to perform as expected or if regulations related to the SBA 7(a) Guaranteed Loan Program change. At December 31, 2001, the investment totaled $227.4 million, or 9% of total assets. In addition, as controlling shareholder of BLX, we have provided an unconditional guaranty to BLX’s credit facility lenders in an amount equal to 50% of BLX’s total obligations on its $124.0 million unsecured revolving credit facility. The amount we have guaranteed at December 31, 2001 was $51.4 million. This guaranty can only be called in the event of a default by BLX.

     Investments in Non-Investment Grade Commercial Mortgage-Backed Securities May Be Illiquid and May Have a Higher Risk of Default. The commercial mortgage-backed securities (“CMBS”) in which we invest are non-investment grade, which means that nationally recognized statistical rating organizations rate them below the top four investment-grade rating categories (i.e., “AAA” through “BBB”), and are sometimes referred to as “junk bonds.” The non-investment grade CMBS tend to be less liquid, may have a higher risk of default and may be more difficult to value. Non-investment grade securities usually provide a higher yield than do investment-grade bonds, but with the higher return comes greater risk. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not ensured.

     We May Not Borrow Money Unless We Maintain Asset Coverage for Indebtedness of At Least 200% Which May Affect Returns to Shareholders. We must maintain asset coverage for a class of senior security representing indebtedness of at least 200%. Our ability to achieve our investment objective may depend in part on our continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms. There can be no assurance that we will be able to maintain such leverage. If asset coverage declines to less than 200%, we may be required to sell a portion of our investments when it is disadvantageous to do so. As of December 31, 2001, our asset coverage for senior indebtedness was 245%.

     We Borrow Money Which Magnifies the Potential for Gain or Loss On Amounts Invested and May Increase the Risk of Investing in Our Company. Although we maintain a conservatively leveraged capital structure, borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. We borrow from, and issue senior debt securities to, banks, insurance companies and other lenders. Lenders of these senior securities have fixed dollar claims on our consolidated assets that are superior to the claims of our common shareholders. If the value of our consolidated assets increases, then leveraging would cause the net asset value attributable to the Company’s common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our consolidated assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our consolidated income in excess of consolidated interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our consolidated income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments. Leverage is generally considered a speculative investment technique.

     At December 31, 2001, the Company had $1,020.8 million of outstanding indebtedness, bearing a weighted annual interest cost of 7.0%. In order for us to cover these annual interest payments on indebtedness, we must achieve annual returns on our assets of at least 2.9%.

ALLIED CAPITAL CORPORATION PAGE 23

     Changes in Interest Rates May Affect Our Cost of Capital and Net Operating Income. Because we borrow money to make investments, our net operating income is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our interest income. In periods of sharply rising interest rates, our cost of funds would increase, which would reduce our net operating income before net realized and unrealized gains. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. The Company utilizes its short-term credit facilities as a means to bridge to long-term financing. Our long-term fixed-rate investments are financed primarily with long-term fixed-rate debt and equity. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. The Company has analyzed the potential impact of changes in interest rates on interest income net of interest expense. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, a hypothetical immediate 1% change in interest rates would have affected NIA by less than 1% over a six month horizon. Although management believes that this measure is indicative of the Company’s sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of the assets on the balance sheet and other business developments that could affect NIA. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by this estimate.

     Because We Must Distribute Income, We Will Continue to Need Additional Capital to Grow. We will continue to need capital to fund incremental growth in our investments. Historically, we have borrowed from financial institutions and have issued equity securities. A reduction in the availability of new capital could limit our ability to grow. We must distribute at least 90% of our taxable ordinary income, which excludes net realized long-term capital gains, to our stockholders to maintain our regulated investment company (“RIC”) status. As a result, such earnings will not be available to fund investment originations. We expect to continue to borrow from financial institutions and sell additional equity securities. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which could have a material adverse effect on the value of the Company’s common stock. In addition, as a BDC, we are generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict our ability to borrow in certain circumstances.

     Loss of Pass-Through Tax Treatment Would Substantially Reduce Net Assets and Income Available for Dividends. We have operated the Company so as to qualify to be taxed as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”). If we meet source of income, diversification and distribution requirements, the Company qualifies for effective pass-through tax treatment. The Company would cease to qualify for such pass-through tax treatment if it were unable to comply with these requirements. We also could be subject to a 4% excise tax and/or corporate level income tax if we fail to make required distributions as a RIC. If the Company ceased to qualify as a RIC, the Company would become subject to federal income tax, which would substantially reduce our net assets and the amount of income available for distribution to our shareholders.

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

     Changes in the Law or Regulations That Govern the Company Could Have a Material Impact On the Company or Our Operations. We are regulated by the Securities and Exchange Commission and the SBA. In addition, changes in the laws or regulations that govern BDCs, RICs, real estate investment trusts (“REITs”), and small business investment companies (“SBICs”) may significantly affect our business. Any change in the law or regulations that govern our business could have a material impact on the Company or its operations. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change.

     Results May Fluctuate and May Not Be Indicative of Future Performance. The Company’s operating results will fluctuate and, therefore, you should not rely on current period results to be indicative of the Company’s performance in future reporting periods. Factors that could cause operating results to fluctuate include, among others, variations in the investment origination volume and fee income earned, variation in timing of prepayments, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions.

PAGE 24 ALLIED CAPITAL CORPORATION

Consolidated Balance Sheet

	DECEMBER 31,
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)	2001	2000

ASSETS

Portfolio at value:

Private finance (cost: 2001—$1,553,966; 2000—$1,262,529)	$1,595,072	$1,282,467

Commercial real estate finance (cost: 2001—$732,636; 2000—$503,366)	734,518	505,534

Total portfolio at value	2,329,590	1,788,001

Other assets	130,234	63,367

Cash and cash equivalents	889	2,449

Total assets	$2,460,713	$1,853,817

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Notes payable and debentures	$876,056	$704,648

Revolving credit facilities	144,750	82,000

Accounts payable and other liabilities	80,784	30,477

Total liabilities	1,101,590	817,125

Commitments and contingencies

Preferred stock	7,000	7,000

Shareholders’ equity:

Common stock, $0.0001 par value, 200,000,000 shares authorized; 99,607,396 and 85,291,696 issued and outstanding at December 31, 2001 and 2000, respectively	10	9

Additional paid-in capital	1,352,688	1,043,653

Notes receivable from sale of common stock	(26,028)	(25,083)

Net unrealized appreciation on portfolio	39,981	19,378

Distributions in excess of earnings	(14,528)	(8,265)

Total shareholders’ equity	1,352,123	1,029,692

Total liabilities and shareholders’ equity	$2,460,713	$1,853,817

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 25

Consolidated Statement of Operations
	FOR THE YEARS ENDED DECEMBER 31,

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

INTEREST AND RELATED PORTFOLIO INCOME

Interest and dividends	$240,464	$182,307	$121,112

Premiums from loan dispositions	2,504	16,138	14,284

Fees and other income	46,142	13,144	5,744

Total interest and related portfolio income	289,110	211,589	141,140

EXPENSES

Interest	65,104	57,412	34,860

Employee	29,656	26,025	22,889

Administrative	15,299	15,435	12,350

Total operating expenses	110,059	98,872	70,099

Net operating income before net realized and unrealized gains	179,051	112,717	71,041

NET REALIZED AND UNREALIZED GAINS

Net realized gains	661	15,523	25,391

Net unrealized gains	20,603	14,861	2,138

Total net realized and unrealized gains	21,264	30,384	27,529

Net income before income taxes	200,315	143,101	98,570

INCOME TAX BENEFIT	412	—	—

Net increase in net assets resulting from operations	$200,727	$143,101	$98,570

Basic earnings per common share	$2.19	$1.95	$1.64

Diluted earnings per common share	$2.16	$1.94	$1.64

Weighted average common shares outstanding-basic	91,564	73,165	59,877

Weighted average common shares outstanding-diluted	93,003	73,472	60,044

The accompanying notes are an integral part of these consolidated financial statements.

PAGE 26 ALLIED CAPITAL CORPORATION

Consolidated Statement of Changes in Net Assets

	FOR THE YEARS ENDED DECEMBER 31,

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

OPERATIONS

Net operating income before net realized and unrealized gains	$179,051	$112,717	$71,041

Net realized gains	661	15,523	25,391

Net unrealized gains	20,603	14,861	2,138

Income tax benefit	412	—	—

Net increase in net assets resulting from operations	200,727	143,101	98,570

SHAREHOLDER DISTRIBUTIONS

Common stock dividends	(186,157)	(135,795)	(97,941)

Preferred stock dividends	(230)	(230)	(230)

NET DECREASE IN NET ASSETS RESULTING FROM SHAREHOLDER DISTRIBUTIONS	(186,387)	(136,025)	(98,171)

CAPITAL SHARE TRANSACTIONS

Sale of common stock	286,888	250,912	164,269

Issuance of common stock for portfolio investments	5,157	86,076	—

Issuance of common stock upon the exercise of stock options	10,660	3,309	5,920

Issuance of common stock in lieu of cash distributions	6,331	4,773	4,610

Net (increase) decrease in notes receivable from sale of common stock	(945)	4,378	(5,725)

Net decrease in common stock held in deferred compensation trust	—	6,218	6,972

Other	—	(563)	(290)

Net increase in net assets resulting from capital share transactions	308,091	355,103	175,756

Total increase in net assets	$322,431	$362,179	$176,155

Net assets at beginning of year	$1,029,692	$667,513	$491,358

Net assets at end of year	$1,352,123	$1,029,692	$667,513

Net asset value per common share	$13.57	$12.11	$10.20

Common shares outstanding at end of year	99,607	85,057	65,414

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 27

Consolidated Statement of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,

(IN THOUSANDS)	2001	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES

Net increase in net assets resulting from operations	$200,727	$143,101	$98,570

Adjustments

Portfolio investments	(675,172)	(827,025)	(751,871)

Repayments of investment principal	74,461	111,031	139,561

Proceeds from investment sales	129,980	280,244	198,368

Change in accrued or reinvested interest and dividends	(51,554)	(32,245)	(12,842)

Changes in other assets and liabilities	1,290	3,472	2,376

Amortization of loan discounts and fees	(13,929)	(10,101)	(10,674)

Depreciation and amortization	994	925	788

Realized losses	9,446	13,081	6,145

Net unrealized gains	(20,603)	(14,861)	(2,138)

Net cash used in operating activities	(344,360)	(332,378)	(331,717)

CASH FLOWS FROM FINANCING ACTIVITIES

Sale of common stock	286,888	250,912	164,269

Collections of notes receivable from sale of common stock	5,090	6,363	195

Common dividends and distributions paid	(179,826)	(131,022)	(95,031)

Preferred stock dividends paid	(230)	(230)	(230)

Net borrowings under notes payable and debentures	166,150	217,298	254,000

Net borrowings under (repayments on) revolving lines of credit	62,750	(23,500)	4,500

Other financing activities	1,978	(3,149)	(2,906)

Net cash provided by financing activities	342,800	316,672	324,797

Net decrease in cash and cash equivalents	$(1,560)	$(15,706)	$(6,920)

Cash and cash equivalents at beginning of year	$2,449	$18,155	$25,075

Cash and cash equivalents at end of year	$889	$2,449	$18,155

The accompanying notes are an integral part of these consolidated financial statements.

PAGE 28 ALLIED CAPITAL CORPORATION

Consolidated Statement of Investments

PRIVATE FINANCE		December 31, 2001
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (2)	COST	VALUE

AbilityOne Corporation	Loans	$10,657	$10,657

ACE Products, Inc.	Loans	16,875	16,875

Acme Paging, L.P.	Debt Securities	6,992	6,992
	Limited Partnership Interest	3,640	2,184

Advantage Mayer, Inc.	Debt Securities	10,945	10,945
	Warrants	—	—

Allied Office Products, Inc.	Debt Securities	7,491	7,491
	Warrants	629	629

American Barbecue & Grill, Inc.	Warrants	125	—

American Home Care Supply, LLC	Debt Securities	6,906	6,906
	Warrants	579	1,579

American Physicians Services, Inc. (formerly	Debt Securities	40,194	40,194
Physicians Speciality Corporation)	Common Stock (79,567,042 shares)	1,000	100

Aspen Pet Products, Inc.	Loans	14,576	14,576
	Preferred Stock (1,860 shares)	1,981	1,981
	Common Stock (1,400 shares)	140	140

ASW Holding Corporation	Warrants	25	25

Aurora Communications, LLC	Loans	15,809	15,809
	Equity Interest	2,461	6,050

Autania AG (1)	Debt Securities	4,762	4,762
	Common Stock (250,000 shares)	2,261	2,261

Avborne, Inc.	Debt Securities	12,750	6,375
	Warrants	1,180	—

Bakery Chef, Inc.	Loans	17,018	17,018

Blue Rhino Corporation (1)	Debt Securities	13,816	13,816
	Warrants	1,200	2,000

Border Foods, Inc.	Debt Securities	9,313	9,313
	Preferred Stock (50,919 shares)	2,000	2,000
	Warrants	665	665

Business Loan Express, Inc.	Loan	6,000	6,000
	Debt Securities	76,242	76,242
	Preferred Stock (25,111 shares)	25,111	25,111
	Common Stock (25,503,043 shares)	104,596	120,096
	Guaranty ($51,350—See Note 3)	—	—

Camden Partners Strategic Fund II, L.P.	Limited Partnership Interest	1,295	1,295

CampGroup, LLC	Debt Securities	2,702	2,702
	Warrants	220	220

Candlewood Hotel Company (1)	Preferred Stock (3,250 shares)	3,250	3,250

Celebrities, Inc.	Loan	244	244
	Warrants	12	550

Classic Vacation Group, Inc. (1)	Loan	6,399	6,399

Colibri Holding Corporation	Loans	3,464	3,464
	Preferred Stock (237 shares)	237	237
	Common Stock (3,362 shares)	1,250	1,250
	Warrants	290	290

The Color Factory Inc.	Loan	5,346	5,346
	Preferred Stock (600 shares)	788	788
	Common Stock (980 shares)	6,535	8,035

Component Hardware Group, Inc.	Debt Securities	10,774	10,774
	Preferred Stock (18,000 shares)	1,800	1,800
	Common Stock (2,000 shares)	200	200

Convenience Corporation of America	Debt Securities	8,355	2,738
	Preferred Stock (31,521 shares)	334	—
	Warrants	—	—

Cooper Natural Resources, Inc.	Debt Securities	1,750	1,750
	Preferred Stock (6,316 shares)	1,427	1,427
	Warrants	832	832

CorrFlex Graphics, LLC	Debt Securities	2,312	2,312
	Warrants	—	6,674
	Options	—	576

Coverall North America, Inc.	Loan	10,309	10,309
	Debt Securities	5,324	5,324
	Warrants	—	—

CPM Acquisition Corporation	Loan	9,604	9,604

(1)	Public company.

(2)	Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 29

PRIVATE FINANCE		December 31, 2001
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (2)	COST	VALUE

Csabai Canning Factory Rt.	Hungarian Quotas (9.2%)	$700	$—

CTT Holdings	Loan	1,388	1,388

CyberRep	Loan	1,109	1,109
	Debt Securities	14,209	14,209
	Warrants	660	3,310

The Debt Exchange Inc.	Preferred Stock (921,829 shares)	1,250	1,250

Directory Investment Corporation	Common Stock (470 shares)	112	32

Directory Lending Corporation	Series A Common Stock (34 shares)	—	—
	Series B Common Stock (6 shares)	8	—
	Series C Common Stock (10 shares)	22	—

Drilltec Patents & Technologies Company, Inc.	Loan	10,918	9,262
	Debt Securities	1,500	1,500
	Warrants	—	—

eCentury Capital Partners, L.P.	Limited Partnership Interest	1,875	1,800

EDM Consulting, LLC	Debt Securities	1,875	443
	Common Stock (100 shares)	250	—

El Dorado Communications, Inc.	Loans	306	306

Elexis Beta GmbH	Options	426	526

Elmhurst Consulting, LLC	Loan	7,762	7,762
	Common Stock (74 shares)	5,157	5,157

Eparfin S.A.	Loan	29	29

E-Talk Corporation	Debt Securities	8,852	6,509
	Warrants	1,157	—

Ex Terra Credit Recovery, Inc.	Preferred Stock (500 shares)	568	318
	Common Stock (2,500 shares)	—	—
	Warrants	—	—

Executive Greetings, Inc.	Debt Securities	15,938	15,938
	Warrants	360	360

Fairchild Industrial Products Company	Debt Securities	5,872	5,872
	Warrants	280	2,378

Foresite Towers, LLC	Equity Interest	15,500	15,500

FTI Consulting, Inc. (1)	Warrants	—	510

Galaxy American Communications, LLC	Debt Securities	48,869	39,217
	Options	—	—

Garden Ridge Corporation	Debt Securities	26,948	26,948
	Preferred Stock (1,130 shares)	1,130	1,130
	Common Stock (471 shares)	613	613

Gibson Guitar Corporation	Debt Securities	17,175	17,175
	Warrants	525	2,325

Ginsey Industries, Inc.	Loans	5,000	5,000
	Convertible Debentures	500	500
	Warrants	—	504

Global Communications, LLC	Loan	1,990	1,990
	Debt Securities	14,884	14,884
	Equity Interest	11,067	11,067
	Options	1,639	1,639

Grant Broadcasting Systems II	Warrants	87	5,976

Grant Television II LLC	Options	492	492

Grotech Partners, VI, L.P.	Limited Partnership Interest	1,463	1,060

The Hartz Mountain Corporation	Debt Securities	27,408	27,408
	Common Stock (200,000 shares)	2,000	2,000
	Warrants	2,613	2,613

HealthASPex, Inc.	Preferred Stock (1,036,700 shares)	4,752	3,890
	Preferred Stock (414,680 shares)	760	622
	Common Stock (1,451,380 shares)	4	—

HMT, Inc.	Debt Securities	8,995	8,995
	Common Stock (300,000 shares)	3,000	3,000
	Warrants	1,155	1,155

Hotelevision, Inc.	Preferred Stock (315,100 shares)	315	315

Icon International, Inc.	Common Stock (37,821 shares)	1,219	1,519

Impact Innovations Group, LLC	Debt Securities	6,598	6,598
	Warrants	1,674	1,674

Intellirisk Management Corporation	Loans	22,334	22,334

(1)	Public company.

(2)	Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.

PAGE 30 ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		December 31, 2001
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (2)	COST	VALUE

International Fiber Corporation	Debt Securities	$22,257	$22,257
	Common Stock (1,029,068 shares)	5,483	6,982
	Warrants	550	700

iSolve Incorporated	Preferred Stock (14,853 shares)	874	—
	Common Stock (13,306 shares)	14	—

Jakel, Inc.	Loan	22,291	22,291

JRI Industries, Inc.	Debt Securities	1,972	1,972
	Warrants	74	74

Julius Koch USA, Inc.	Debt Securities	1,066	1,066
	Warrants	259	7,000

Kirker Enterprises, Inc.	Warrants	348	3,501
	Equity Interest	4	4

Kirkland’s, Inc.	Debt Securities	7,676	7,676
	Preferred Stock (917 shares)	412	412
	Warrants	96	96

Kyrus Corporation	Debt Securities	7,810	7,810
	Warrants	348	348

Liberty-Pittsburgh Systems, Inc.	Debt Securities	3,487	3,487
	Common Stock (64,535 shares)	142	142

The Loewen Group, Inc. (1)	High-Yield Senior Secured Debt	15,150	12,440

Logic Bay Corporation	Preferred Stock (1,131,222 shares)	5,000	5,000

Love Funding Corporation	Preferred Stock (26,000 shares)	359	213

Magna Card, Inc.	Debt Securities	153	153
	Preferred Stock (1,875 shares)	94	94
	Common Stock (4,687 shares)	—	—

Master Plan, Inc.	Loan	1,204	1,204
	Common Stock (156 shares)	42	2,042

Matrics, Inc.	Preferred Stock (511,876 shares)	500	500

MedAssets.com, Inc.	Debt Securities	14,949	14,949
	Preferred Stock (260,417 shares)	2,049	2,049
	Warrants	136	136

Mid-Atlantic Venture Fund IV, L.P.	Limited Partnership Interest	2,475	1,586

Midview Associates, L.P.	Warrants	—	—

Monitoring Solutions, Inc.	Debt Securities	1,823	153
	Common Stock (33,333 shares)	—	—
	Warrants	—	—

MortgageRamp.com, Inc.	Common Stock (800,000 shares)	3,860	3,860

Morton Grove Pharmaceuticals, Inc.	Loan	16,150	16,150
	Preferred Stock (106,947 shares)	5,000	9,000

Most Confiserie GmbH & Co KG	Loan	933	933

MVL Group, Inc.	Loan	1,856	1,856
	Debt Securities	14,806	14,806
	Warrants	643	643

NetCare, AG	Loan	811	811

NETtel Communications, Inc.	Debt Securities	11,334	4,334

Nobel Learning Communities, Inc. (1)	Debt Securities	9,656	9,656
	Preferred Stock (265,957 shares)	2,000	2,000
	Warrants	575	575

North American Archery, LLC	Loans	1,390	840
	Convertible Debentures	2,248	2,008

Northeast Broadcasting Group, L.P.	Debt Securities	310	310

Novak Biddle Venture Partners III, L.P.	Limited Partnership Interest	330	330

Nursefinders, Inc.	Debt Securities	11,341	11,341
	Warrants	900	1,500

Onyx Television GmbH	Preferred Units (600,000 shares)	201	201

Opinion Research Corporation (1)	Debt Securities	14,186	14,186
	Warrants	996	996

Oriental Trading Company, Inc.	Loan	128	128
	Debt Securities	12,719	12,719
	Preferred Equity Interest	1,500	1,793
	Common Equity Interest	—	—
	Warrants	13	295

Outsource Partners, Inc.	Debt Securities	23,994	23,994
	Warrants	826	826

(1)	Public company.

(2)	Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 31

PRIVATE FINANCE		December 31, 2001
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (2)	COST	VALUE

Packaging Advantage Corporation	Debt Securities	$11,586	$11,586
	Common Stock (200,000 shares)	2,000	2,000
	Warrants	963	963

Pico Products, Inc.	Loan	1,406	1,406

Polaris Pool Systems, Inc.	Debt Securities	6,581	6,581

	Warrants	1,050	1,050
Powell Plant Farms, Inc.	Loan	16,993	16,993

Proeducation GmbH	Loan	206	206

Professional Paint, Inc.	Debt Securities	21,409	21,409
	Preferred Stock (15,000 shares)	17,215	17,215
	Common Stock (110,000 shares)	69	3,069

Progressive International Corporation	Debt Securities	3,958	3,958
	Preferred Stock (500 shares)	500	500
	Common Stock (197 shares)	13	13
	Warrants	—	—

Prosperco Finanz Holding AG	Debt Securities	4,899	4,899
	Common Stock (1,528 shares)	956	956
	Warrants	—	—

Raytheon Aerospace, LLC	Debt Securities	5,051	5,051
	Equity Interest	—	—

Redox Brands, Inc.	Debt Securities	9,462	9,462
	Warrants	584	584

Schwinn Holdings Corporation	Debt Securities	10,195	1,835

Seasonal Expressions, Inc.	Preferred Stock (1,000 shares)	500	—

Simula, Inc.(1)	Loan	19,914	19,914

Soff-Cut Holdings, Inc.	Debt Securities	8,569	8,569
	Preferred Stock (300 shares)	300	300
	Common Stock (2,000 shares)	200	200
	Warrants	446	446

Southwest PCS, LLC	Loan	8,243	8,243

Spa Lending Corporation	Preferred Stock (28,625 shares)	485	375
	Common Stock (6,208 shares)	25	18

Staffing Partners Holding Company, Inc.	Debt Securities	4,992	4,992
	Preferred Stock (414,600 shares)	2,073	2,073
	Common Stock (50,200 shares)	50	50
	Warrants	10	10

Startec Global Communications Corporation (1)	Loan	22,815	22,815
	Debt Securities	21,286	10,301
	Common Stock (258,064 shares)	3,000	—
	Warrants	—	—

STS Operating, Inc.	Common Stock (3,000,000 shares)	3,177	3,177

SunSource Inc. (The Hillman Companies, Inc.)	Debt Securities	40,071	40,071
	Common Stock (6,890,937)	57,156	57,156

SunStates Refrigerated Services, Inc.	Loans	6,062	4,573
	Debt Securities	2,445	877

Sure-Tel, Inc.	Loan	1,207	1,207
	Preferred Stock (1,116,902 shares)	4,642	4,642
	Warrants	662	662
	Options	—	—

Sydran Food Services II, L.P.	Debt Securities	12,973	12,973
	Equity Interest	3,909	3,909

Total Foam, Inc.	Debt Securities	263	127
	Common Stock (910 shares)	10	—

Tubbs Snowshoe Company, LLC	Debt Securities	3,913	3,913
	Equity Interests	500	500
	Warrants	54	54

United Pet Group, Inc.	Debt Securities	4,965	4,965
	Warrants	15	15

Updata Venture Partners, II, L.P.	Limited Partnership Interest	2,300	3,865

Velocita, Inc.	Debt Securities	11,677	11,677
	Warrants	3,540	3,540

Venturehouse Group, LLC	Equity Interest	667	398

Walker Investment Fund II, LLLP	Limited Partnership Interest	1,000	743

(1)	Public company.

(2)	Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.

PAGE 32 ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		December 31, 2001
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (2)	COST	VALUE

Warn Industries, Inc.	Debt Securities	$18,624	$18,624
	Warrants	1,429	3,129

Williams Brothers Lumber Company	Warrants	24	322

Wilmar Industries, Inc.	Debt Securities	32,839	32,839
	Warrants	3,169	3,169

Wilshire Restaurant Group, Inc.	Debt Securities	15,106	15,106
	Warrants	735	735

Wilton Industries, Inc.	Loan	12,000	12,000

Woodstream Corporation	Loan	572	572
	Debt Securities	7,631	7,631
	Equity Interests	1,700	4,547
	Warrants	450	1,203

Wyo-Tech Acquisition Corporation	Debt Securities	12,588	12,588
	Preferred Stock (100 shares)	3,700	3,700
	Common Stock (99 shares)	100	44,100

Total private finance (136 investments)		$1,553,966	$1,595,072

COMMERCIAL REAL ESTATE FINANCE
	STATED
CMBS	INTEREST	FACE	COST	VALUE

Mortgage Capital Funding, Series 1998-MC3	5.5%	$54,491	$26,888	$26,888

Morgan Stanley Capital I, Series 1999-RM1	6.4%	51,046	21,462	21,462

COMM 1999-1	5.6%	74,879	35,636	35,636

Morgan Stanley Capital I, Series 1999-FNV1	6.1%	45,527	22,272	22,272

DLJ Commercial Mortgage Trust 1999-CG2	6.1%	96,432	44,732	44,732

Commercial Mortgage Acceptance Corp., Series 1999-C1	6.8%	34,856	16,304	16,304

LB Commercial Mortgage Trust, Series 1999-C2	6.7%	29,005	11,326	11,326

Chase Commercial Mortgage Securities Corp., Series 1999-2	6.5%	43,046	20,535	20,535

FUNB CMT, Series 1999-C4	6.5%	49,287	22,253	22,253

Heller Financial, HFCMC Series 2000 PH-1	6.8%	45,456	18,657	18,657

SBMS VII, Inc., Series 2000-NL1	7.2%	24,230	13,309	13,309

DLJ Commercial Mortgage Trust, Series 2000-CF1	7.0%	40,502	19,481	19,481

Deutsche Bank Alex. Brown, Series Comm 2000-C1	6.9%	41,084	19,418	19,418

LB-UBS Commercial Mortgage Trust, Series 2000-C4	6.9%	31,471	11,455	11,455

Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CK1	5.9%	58,786	29,050	29,050

JP Morgan-CIBC-Deutsche 2001	5.8%	60,889	29,584	29,584

Lehman Brothers-UBS Warburg 2001-C4	6.4%	65,130	32,326	32,326

SBMS VII, Inc., Series 2001-C1	6.1%	54,780	25,267	25,267

GE Capital Commercial Mortgage Securities Corp., Series 2001-2	6.1%	57,039	28,103	28,103

Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CKN5	5.2%	84,482	46,176	46,176

JP Morgan Chase Commercial Mortgage Securities Corp., Series 2001-C1	5.6%	55,432	24,075	24,075

SBMS VII, Inc., Series 2001-C2	6.2%	72,422	40,037	40,037

Crest 2001-1, Ltd. (collateralized debt obligation)		24,207	24,207	24,207

Total CMBS		$1,194,479	$582,553	$582,553

	INTEREST	NUMBER
COMMERCIAL MORTGAGE LOANS	RATE RANGES	OF LOANS	COST	VALUE

	Up to 6.99%	7	$3,404	$5,100

	7.00%-8.99%	30	34,583	36,589

	9.00%-10.99%	16	13,617	13,618

	11.00%-12.99%	14	11,977	11,979

	13.00%-14.99%	7	12,455	12,251

	15.00% and above	2	84	60

Total commercial mortgage loans		76	$76,120	$79,597

Residual Interest			$70,179	$69,879

Real Estate Owned			3,784	2,489

Total commercial real estate finance			$732,636	$734,518

Total portfolio			$2,286,602	$2,329,590

(1)	Public company.

(2)	Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 33

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). Allied Capital Corporation (“ACC”) has a subsidiary that has also elected to be regulated as a BDC, Allied Investment Corporation (“Allied Investment”), which is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company (’sBIC”). In addition, ACC has a real estate investment trust subsidiary, Allied Capital REIT, Inc. (“Allied REIT”), and several subsidiaries which are single-member limited liability companies established primarily to hold real estate properties. In April 2001, ACC established a subsidiary, A.C. Corporation (“AC Corp”), which provides diligence and structuring services on private finance and commercial real estate transactions, as well as structuring, transaction, management and advisory services to the Company, its portfolio companies and other third parties.

         ACC also owned Allied Capital SBLC Corporation (“Allied SBLC”), a BDC licensed by the Small Business Administration (’sBA”) as a Small Business Lending Company and a participant in the SBA Section 7(a) Guaranteed Loan Program. On December 31, 2000, ACC acquired BLC Financial Services, Inc. as a private portfolio company, which then changed its name to Business Loan Express, Inc. (“BLX”). As a part of the transaction, Allied SBLC was recapitalized as an independently managed, private portfolio company on December 28, 2000 and ceased to be a consolidated subsidiary of the Company at that time. Allied SBLC was then subsequently merged into BLX. The results of the operations of Allied SBLC are included in the consolidated financial results of ACC and its subsidiaries for 1999 and for 2000 through December 27, 2000.

         Allied Capital Corporation and its subsidiaries, collectively, are hereinafter referred to as the “Company.”

         In accordance with specific rules prescribed for investment companies, subsidiaries hold investments on behalf of the Company or provide substantial services to the Company. Portfolio investments are held for purposes of deriving investment income and future capital gain. The Company consolidates the results of its subsidiaries for financial reporting purposes. The financial results of the Company’s portfolio investments are not consolidated in the Company’s financial statements.

         The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests in private and undervalued public companies and CMBS in a variety of industries and in diverse geographic locations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2000 and 1999 balances to conform with the 2001 financial statement presentation.

         Valuation of Portfolio Investments. The Company, as a BDC, invests primarily in illiquid securities including the debt and equity of private companies and non-investment grade CMBS. The Company’s investments are generally subject to restrictions on resale and generally have no established trading market. The Company values its securities at fair value as determined in good faith by the Company’s Board of Directors in accordance with the Company’s valuation policy. The Company determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Company’s valuation policy considers the fact that privately negotiated securities increase in value over a long period of time, that the Company does not intend to trade the securities, and that no ready market exists. The Company’s valuation policy is intended to provide a consistent, conservative basis for establishing the fair value of the portfolio. The Company will record unrealized depreciation on investments when it believes that an asset has been impaired and full collection for the loan or realization of an equity security is doubtful. Conversely, the Company will record unrealized appreciation if it has a clear indication that the underlying portfolio company has appreciated in value and, therefore, the Company’s security has also appreciated in value. Under its valuation policy, the Company does not consider temporary changes in the capital markets, such as interest rate movements or changes in the public equity markets, in order to determine whether an investment in a private company has been impaired or whether a private investment has increased in value. The value of investments in public securities are determined using quoted market prices discounted for illiquidity and restrictions on resale.

         Loans and Debt Securities. For loans and debt securities, value normally corresponds to cost unless the borrower’s condition or external factors lead to a determination of value at a lower amount.

         When the Company receives nominal cost warrants or free equity securities (“nominal cost equity”), the Company allocates its cost basis in its investment between its debt securities and its nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

         Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. Loan origination fees, original issue discount and market discount are capitalized and then amortized into interest income using the effective interest method. The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date. Prepayment premiums are recorded on loans when received.

PAGE 34 ALLIED CAPITAL CORPORATION

         Equity Securities. Equity interests in portfolio companies for which there is no liquid public market are valued based on various factors, including cash flow from operations and other pertinent factors such as recent offers to purchase a portfolio company’s securities or other liquidation events. The determined values are generally discounted to account for liquidity issues and minority control positions.

         The value of the Company’s equity interests in public companies for which market prices are readily available is based upon the average of the closing public market price for the last three trading days up to and including the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security. Dividend income is recorded on cumulative preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

         Commercial Mortgage-Backed Securities (“CMBS”). CMBS is carried at fair value. Fair value is based upon a discounted cash flow model which utilizes prepayment and loss assumptions based upon historical experience, economic factors and the characteristics of the underlying cash flow. The Company’s assumption with regard to discount rate is based upon the yield of comparable securities. The Company recognizes income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, and actual and estimated prepayment speeds. Changes in estimated yield are currently recognized as an adjustment to the estimated yield over the remaining life of the CMBS. The Company recognizes unrealized depreciation on its CMBS whenever it determines that the value of its CMBS is less than the cost basis. The Company generally invests in CMBS bonds with the intention of holding the bonds to their maturity.

         Residual Interest. The Company values its residual interest from a previous securitization and recognizes income using the same accounting policies used for the CMBS. The residual interest spread is carried at fair value based on discounted estimated future cash flows. The Company recognizes income from the residual interest spread using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

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

         Fee Income. Fee income includes fees for diligence, structuring, transaction services, management services and investment advisory services rendered by the Company to portfolio companies and other third parties. Diligence, structuring and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and investment advisory services fees are generally recognized as income as the services are rendered.

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

         Federal and State Income Taxes. The Company intends to comply with the requirements of the Internal Revenue Code (“Code”) that are applicable to regulated investment companies (“RIC”) and real estate investment trusts (“REIT”). The Company and its subsidiaries that qualify as a RIC or a REIT intend to annually distribute or retain through a deemed distribution all of their taxable income to shareholders; therefore, the Company has made no provision for income taxes for these entities. AC Corp is a corporation subject to federal and state income taxes and will record a provision for income taxes.

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

ALLIED CAPITAL CORPORATION PAGE 35

NOTE 3. PORTFOLIO

Private Finance. At December 31, 2001 and 2000, the private finance portfolio consisted of the following:

		2001
($ IN THOUSANDS)	COST	VALUE	YIELD

Loans and debt securities	$1,169,673	$1,107,890	14.8%

Equity interests	384,293	487,182

Total	$1,553,966	$1,595,072

		2000
($ IN THOUSANDS)	COST	VALUE	YIELD

Loans and debt securities	$983,887	$966,257	14.6%

Equity interests	278,642	316,210

Total	$1,262,529	$1,282,467

         Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company’s equity at a pre-determined strike price, which is generally a nominal price for warrants or options in a private company.

         Debt securities typically have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary.

         Equity interests consist primarily of securities issued by privately owned companies and may be subject to restrictions on their resale or may be otherwise illiquid. Equity securities generally do not produce a current return, but are held in anticipation for investment appreciation and ultimate gain on sale.

         At December 31, 2001 and 2000, the Company had an investment totaling $227,449,000 and $204,080,000, respectively, in Business Loan Express, Inc. (“BLX”), a small business lender that participates in the SBA Section 7(a) Guaranteed Loan Program. The Company owns 94.9% of BLX’s common stock. As the controlling shareholder of BLX, the Company has provided an unconditional guaranty to the BLX credit facility lenders in an amount up to 50% of the total obligations (consisting of principal, accrued interest and other fees) on BLX’s 3-year unsecured revolving credit facility for $124,000,000. The amount guaranteed by the Company at December 31, 2001 was $51,350,000. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of its credit facility at December 31, 2001. In consideration for providing this guaranty, BLX pays the Company an annual guaranty fee, which totaled $2,285,000 in 2001.

         At December 31, 2001, the Company had an investment in SunSource Inc. totaling $97,227,000. The Company owns 93.2% of SunSource’s common stock. SunSource is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage and other small hardware components to hardware retailers, and its primary operations are located in Cincinnati, Ohio.

         At December 31, 2001 and 2000, approximately 98% of the Company’s private finance loan portfolio was composed of fixed interest rate loans. At December 31, 2001 and 2000, loans and debt securities with a value of $93,744,000 and $72,966,000, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

         The geographic and industry compositions of the private finance portfolio at value at December 31, 2001 and 2000 were as follows:

GEOGRAPHIC REGION	2001	2000

Mid-Atlantic	43%	43%

West	19	17

Midwest	17	18

Southeast	14	12

Northeast	5	8

International	2	2

Total	100%	100%

INDUSTRY	2001	2000

CONSUMER PRODUCTS	28%	26%

Business services	22	24

Financial services	15	16

Industrial products	10	9

Retail	5	5

Education	5	3

Telecommunications	4	6

Broadcasting & cable	4	5

Other	7	6

Total	100%	100%

         Commercial Real Estate Finance. At December 31, 2001 and 2000, the commercial real estate finance portfolio consisted of the following:

		2001
($ IN THOUSANDS)	COST	VALUE	YIELD

CMBS	$582,553	$582,553	14.8%

Loans	76,120	79,597	7.7%

Residual interest	70,179	69,879	9.4%

Real estate owned	3,784	2,489

Total	$732,636	$734,518

		2000
($ IN THOUSANDS)	COST	VALUE	YIELD

CMBS	$310,887	$311,320	15.4%

Loans	102,957	106,413	9.1%

Residual interest	82,020	81,720	9.5%

Real estate owned	7,502	6,081

Total	$503,366	$505,534

PAGE 36 ALLIED CAPITAL CORPORATION

         CMBS. At December 31, 2001 and 2000, the CMBS portfolio consisted of the following:

	2001		2000

(IN THOUSANDS)	COST	VALUE	COST	VALUE

CMBS bonds	$558,346	$558,346	$310,887	$311,320

Collateralized debt obligation	24,207	24,207	—	—

Total	$582,553	$582,553	$310,887	$311,320

         CMBS Bonds. At December 31, 2001 and 2000, the CMBS bonds, which were purchased from the original issuer, consisted of the following:

($ IN THOUSANDS)	2001	2000

Face	$1,170,272	$675,764

Original issue discount	(611,926)	(364,877)

Cost	$558,346	$310,887

Value	$558,346	$311,320

Yield	14.7%	15.4%

         The non-investment grade and unrated tranches of the CMBS bonds in which the Company invests are junior in priority for payment of principal to the more senior tranches of the related loan CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, the Company’s most subordinate tranche will bear this loss first. At December 31, 2001, the Company’s CMBS bonds were subordinate to 91% to 97% of the tranches of various CMBS bond issuances. At December 31, 2001, 0.42% of the underlying collateral loans were over 30 days delinquent.

         The underlying rating classes of the CMBS were as follows:

	2001		2000

		PERCENTAGE		PERCENTAGE
($ IN THOUSANDS)	VALUE	OF TOTAL	VALUE	OF TOTAL

BB+	$24,785	4.4%	$—	—%

BB	69,404	12.4	8,472	2.7

BB-	67,460	12.1	37,061	11.9

B+	103,560	18.6	59,827	19.3

B	131,362	23.5	89,999	28.9

B-	73,572	13.2	56,665	18.2

CCC	8,893	1.6	7,857	2.5

Unrated	79,310	14.2	51,439	16.5

Total	$558,346	100.0%	$311,320	100.0%

         At December 31, 2001 and 2000, the CMBS bonds were secured by approximately 3,800 and 2,600 commercial mortgage loans with a total outstanding principal balance of $20.5 billion and $12.7 billion, respectively. The geographic composition and the property types of the underlying mortgage loans securing the CMBS calculated using the outstanding principal balance at December 31, 2001 and using the underwritten principal balance at December 31, 2000 were as follows:

GEOGRAPHIC REGION	2001	2000

West	32%	31%

Mid-Atlantic	24	23

Midwest	21	22

Southeast	17	19

Northeast	6	5

Total	100%	100%

PROPERTY TYPE	2001	2000

Retail	31%	32%

Housing	27	30

Office	22	21

Hospitality	7	8

Other	13	9

Total	100%	100%

         The Company’s yield on its CMBS bonds is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the CMBS that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. The initial yield on each CMBS bond has been computed assuming an approximate 1% loss rate on its entire underlying collateral mortgage pool, with the estimated losses being assumed to occur in three equal installments in years three, six and nine. As each CMBS bond ages, the amount of losses and the expected timing of recognition of such losses will be updated, and the respective yield will be adjusted as necessary. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

         Collateralized Debt Obligation. At December 31, 2001, the Company owned preferred shares in one collateralized debt obligation (“CDO”) secured by investment grade unsecured bonds issued by various Real Estate Investment Trusts and non-investment grade CMBS. The non-investment grade CMBS collateral consists of BB+, BB and BB- CMBS bonds with a face amount of $146,664,000 that are senior in priority of repayment to certain lower rated CMBS bonds held by the Company, which were purchased in 11 different CMBS issuances. The preferred shares are junior in priority for payment of principal to the more senior tranches of debt issued by the CDO. To the extent there are defaults and unrecoverable losses on the underlying collateral resulting in reduced cash flows, the preferred shares will bear this loss first. The yield on the CDO at December 31, 2001 was 16.9%.

         The Company acts as the disposition consultant with respect to the CDO, which allows the Company to approve disposition plans for individual collateral securities. For these services, the Company collects an annual fee of 0.03% of the outstanding collateral pool balance, and for the year ended December 31, 2001, this fee totaled $108,000.

ALLIED CAPITAL CORPORATION PAGE 37

         Loans. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers.

         At December 31, 2001 and 2000, approximately 76% and 24%, and 69% and 31% of the Company’s commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2001 and 2000, loans with a value of $15,241,000 and $14,433,000, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

         In December 2000, the Company purchased commercial mortgage loans with a face amount of $6,538,000 for $5,427,000 from Business Mortgage Investors, Inc., a company managed by ACC.

         The geographic composition and the property types securing the commercial mortgage loan portfolio at value at December 31, 2001 and 2000 were as follows:

GEOGRAPHIC REGION	2001	2000

Southeast	36%	39%

Mid-Atlantic	23	22

West	20	20

Midwest	16	14

Northeast	5	5

Total	100%	100%

PROPERTY TYPE	2001	2000

Office	34%	30%

Hospitality	25	28

Retail	21	19

Recreation	4	9

Other	16	14

Total	100%	100%

         Residual Interest. At December 31, 2001 and 2000, the residual interest consisted of the following:

	2001		2000

(IN THOUSANDS)	COST	VALUE	COST	VALUE

Residual interest	$68,853	$68,853	$78,723	$78,723

Residual interest spread	1,326	1,026	3,297	2,997

Total	$70,179	$69,879	$82,020	$81,720

         The residual interest primarily consists of a retained interest totaling $68,853,000 from a 1998 asset securitization whereby bonds were sold in three classes rated AAA, AA and A. The residual interest represents a right to cash flows from the underlying collateral pool of loans after these senior bond obligations are satisfied.

         The Company sold $295 million of loans, and received cash proceeds, net of costs, of approximately $223 million. The Company retained a trust certificate for its residual interest in the loan pool sold, and will receive interest income from this residual interest as well as the residual interest spread (“Residual”) from the interest earned on the loans sold less the interest paid on the bonds over the life of the bonds. As of December 31, 2001 and 2000, the mortgage loan pool had an approximate weighted average stated interest rate of 9.3%. The three bond classes sold had an aggregate weighted average interest rate of 6.6% and 6.5% as of December 31, 2001 and 2000, respectively.

         The Company uses a discounted cash flow methodology for determining the value of its retained Residual. The discounted cash flow methodology includes the use of a cash flow model to project the gross cash flows from the underlying commercial mortgage pool that serve as collateral for the Company’s Residual. The gross cash flows are based on the respective loan attributes of each commercial mortgage, such as the interest rate, original loan amount, prepayment lockout period and term to maturity, contained within a commercial mortgage pool.

         The underlying gross mortgage cash flows from the commercial mortgage pool may be affected by numerous assumptions and variables including:

(i)	the receipt of mortgage payments earlier than projected (“prepayment risk”);

(ii)	delays in the receipt of monthly cash flow distributions to CMBS as a result of mortgage loan defaults;

(iii)	increases in the timing and/or amount of credit losses on the underlying commercial mortgage loans; and

(iv)	the discount rate used to derive the value of the Company’s Residual.

         In determining the cash flow of the Residual, the Company assumes a prepayment speed of 15% after the applicable prepayment lockout period and credit losses of 1% or approximately $1.1 million of the total principal balance of the underlying collateral throughout the life of the collateral. These assumptions result in an expected weighted average life of the bonds of 0.5 years. The value of the resulting Residual cash flows is then determined by applying a discount rate of 9% which, in the Company’s view, is commensurate with the market’s perception of risk of comparable assets.

         Underlying Collateral. As of December 31, 2001 and 2000, the underlying collateral balance of the Residual was $115,091,000 and $147,800,000. At December 31, 2001, the underlying collateral loans include $7,000,000 at value that is greater than 120 days delinquent. As of December 31, 2001, the Company had experienced total credit losses on the underlying collateral loans of $100,000 since 1998.

         Adverse Changes in the Discount Rates. The determination of the discount rate is dependent on many quantitative and qualitative factors, such as the market’s perception of the issuers and the credit fundamentals of the commercial real estate underlying each pool of commercial mortgage loans. The Company assumed that the discount rate used to value its Residual increased by 10% and 20% to 9.9% and 10.8%, respectively. The increase in the discount rate by 0.9% and 1.8%, respectively, resulted in a corresponding decline in the value of the Company’s Residual by approximately $500,000 (or 0.7%) and $996,000 (or 1.4%), respectively.

PAGE 38 ALLIED CAPITAL CORPORATION

         Adverse Changes in Prepayment Speed. The Company increased the prepayment speed of the underlying collateral used in its discounted cash flow methodology while keeping all other original assumptions constant to demonstrate the impact of prepayments exceeding those currently anticipated by the Company’s management on the value of its Residual. The Company increased the level of future anticipated prepayments by 10% and 20%, which resulted in no decline in the value of the Residual.

         Adverse Changes in Credit Losses. The Company increased the amount of credit losses of the underlying collateral used in its discounted cash flow methodology while keeping all other original assumptions constant to demonstrate the impact of credit losses exceeding those currently anticipated by the Company’s management on the value of its Residual. The Company increased the level of future anticipated credit losses by 10% and 20%, which resulted in a corresponding decline in the value of the Residual by $106,000 (or 0.15%) and $213,000 (or 0.31%), respectively.

         Small Business Finance. The Company, through its former subsidiary, Allied SBLC, participated in the SBA’s Section 7(a) Guaranteed Loan Program. As discussed in Note 1, Allied SBLC was no longer a subsidiary of the Company at December 31, 2000. As a result, the Company’s small business portfolio had no balance at December 31, 2000.

NOTE 4. DEBT

The Company records debt at cost. At December 31, 2001 and 2000, the Company had the following debt:

	2001		2000
(IN THOUSANDS)	FACILITY AMOUNT	AMOUNT DRAWN	FACILITY AMOUNT	AMOUNT DRAWN

NOTES PAYABLE AND DEBENTURES:

Unsecured long-term notes payable	$694,000	$694,000	$544,000	$544,000

SBA debentures	101,800	94,500	87,350	78,350

Auction rate reset note	81,856	81,856	76,598	76,598

OPIC loan	5,700	5,700	5,700	5,700

Total notes payable and debentures	883,356	876,056	713,648	704,648

Revolving line of credit	497,500	144,750	417,500	82,000

Total	$1,380,856	$1,020,806	$1,131,148	$786,648

Notes Payable and Debentures

         Unsecured Long-Term Notes Payable. The Company issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have terms of five or seven years. At December 31, 2001, the notes had remaining maturities of two to five years. The weighted average fixed interest rate on the notes was 7.6% and 7.8% at December 31, 2001 and 2000, respectively. The notes may be prepaid in whole or in part, together with an interest premium, as stipulated in the note agreement.

         SBA Debentures. At December 31, 2001 and 2000, the Company had debentures payable to the SBA with terms of ten years and at fixed interest rates ranging from 2.4% to 8.2% and 6.6% to 9.6%, respectively. At December 31, 2001, the debentures had remaining maturities of three to ten years. The weighted average interest rate was 6.7% and 7.6% at December 31, 2001 and 2000, respectively. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to maturity.

         Auction Rate Reset Note. The Company has an Auction Rate Reset Senior Note Series A that matures on December 2, 2002, and bears interest at the three-month London Interbank Offered Rate (“LIBOR”) plus 1.75%, which adjusts quarterly. Interest is due quarterly and the Company, at its option, may pay or defer and capitalize such interest payments. The amount outstanding on the note will increase as interest due is deferred and capitalized.

         As a means to repay the note, the Company has entered into an agreement to issue debt, equity or other securities in one or more public or private transactions in an amount at least equal to the outstanding principal balance, or prepay the note, on or before August 31, 2002. If the note is prepaid, the Company will pay a fee equal to 0.5% of the aggregate amount of the note outstanding.

         Scheduled future maturities of notes payable and debentures at December 31, 2001, are as follows:

AMOUNT MATURING
YEAR	(IN THOUSANDS)

2002	$81,856

2003	140,000

2004	221,000

2005	179,000

2006	180,700

Thereafter	73,500

Total	$876,056

ALLIED CAPITAL CORPORATION PAGE 39

Revolving Line of Credit

         The Company has an unsecured revolving line of credit for $497,500,000. The facility may be expanded up to $600,000,000 at the Company’s option. The facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25% or (ii) the higher of (a) the Bank of America, N.A. prime rate or (b) the Federal Funds rate plus 0.50%. The interest rate adjusts at the beginning of each new interest period, usually every thirty days. The interest rates were 3.2% and 7.9% at December 31, 2001 and 2000, respectively, and the facility requires an annual commitment fee equal to 0.25% of the committed amount. The line expires in August 2003, and may be extended under substantially similar terms for one additional year at the Company’s sole option. The line of credit requires monthly interest payments and all principal is due upon its expiration.

         The average debt outstanding on the revolving line of credit was $106,338,000 and $154,853,000 for the years ended December 31, 2001 and 2000, respectively. The maximum amount borrowed under this facility and the weighted average interest rate for the years ended December 31, 2001 and 2000, were $213,500,000 and $257,000,000, and 5.4% and 7.6%, respectively.

         The Company has various financial and operating covenants required by the revolving line of credit and the notes payable and debentures. These covenants require the Company to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. As of December 31, 2001, the Company was in compliance with these covenants.

NOTE 5. PREFERRED STOCK

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

NOTE 6. SHAREHOLDERS’ EQUITY

         SALES OF COMMON STOCK IN 2001 AND 2000 WERE AS FOLLOWS:

(IN THOUSANDS)	2001	2000

Number of common shares	13,286	14,812

Gross proceeds	$301,539	$263,460

Less costs including underwriting fees	(14,651)	(12,548)

Net proceeds	$286,888	$250,912

         In addition, the Company issued 204,855 shares of common stock with a value of $5,157,000 to acquire one portfolio investment in a stock-for-stock exchange during 2001. The Company also issued 4,123,407 shares of common stock with a value of $86,076,000 to acquire BLC Financial Services, Inc. in a stock-for-stock exchange on December 31, 2000.

         The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sale prices reported for the Company’s common stock for the five consecutive days immediately prior to the dividend payment date.

         Dividend reinvestment plan activity for 2001, 2000 and 1999 was as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Shares issued	271	254	233

Average price per share	$23.32	$18.79	$19.43

NOTE 7. EARNINGS PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Net increase in net assets resulting from operations	$200,727	$143,101	$98,570

Less preferred stock dividends	(230)	(230)	(230)

Income available to common shareholders	$200,497	$142,871	$98,340

Basic shares outstanding	91,564	73,165	59,877

Dilutive options outstanding to officers	1,439	307	167

Diluted shares outstanding	93,003	73,472	60,044

Basic earnings per common share	$2.19	$1.95	$1.64

Diluted earnings per common share	$2.16	$1.94	$1.64

NOTE 8. EMPLOYEE STOCK OWNERSHIP PLAN, 401(K)
                PLAN AND DEFERRED COMPENSATION PLAN

The Company had an employee stock ownership plan (“ESOP”) through 1999. Pursuant to the ESOP, the Company was obligated to contribute 5% of each eligible participant’s total cash compensation for the year to a plan account on the participant’s behalf, which vested over a two-year period. ESOP contributions were used to purchase shares of the Company’s common stock.

         As of December 31, 1999, the ESOP held 303,210 shares of the Company’s common stock, all of which had been allocated to participants’ accounts. The plan was funded annually and the total ESOP contribution expense for the year ended December 31, 1999, was $641,000 net of forfeitures of $4,100. In 1999, the Company established a 401(k) plan (see below) and elected to terminate the ESOP Plan in 2000. During 2000, the ESOP assets were transferred into the 401(k) plan.

         The Company’s 401(k) retirement investment plan is open to all of its full-time employees. The employees may elect voluntary wage deferrals ranging from 0% to 20% of eligible compensation for the year. In 2000, the Company began making contributions to

PAGE 40 ALLIED CAPITAL CORPORATION

the 401(k) plan equal to 5% of each eligible participant’s total cash compensation for the year. Total 401(k) contribution expense for the years ended December 31, 2001 and 2000, was $560,000 and $590,000, respectively.

         The Company also has a deferred compensation plan. Eligible participants in the deferred compensation plan may elect to defer some of their compensation and have such compensation credited to a participant account. All amounts credited to a participant’s account shall be credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company’s general creditors. Amounts credited to participants under the deferred compensation plan are at all times 100% vested and non-forfeitable. A participant’s account shall become distributable upon his or her separation from service, retirement, disability, death or at a future determined date. All deferred compensation plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company’s insolvency. Amounts deferred by participants under the deferred compensation plan are funded to a trust, which is administered by a Company-appointed trustee.

NOTE 9. STOCK OPTION PLAN

The Option Plan. The purpose of the stock option plan (“Option Plan”) is to provide officers and non-officer directors of the Company with additional incentives. At December 31, 2001, the number of shares that may be granted under the Option Plan was 12,350,000.

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

         Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 2001, 2000 and 1999 is as follows:

		WEIGHTED
		AVERAGE
		OPTION PRICE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	SHARES	PER SHARE

Options outstanding at January 1, 1999	5,114	$20.14

Granted	1,288	19.75

Exercised	(318)	19.07

Forfeited	(195)	20.00

Options outstanding at December 31, 1999	5,889	$20.12

Granted	4,162	17.02

Exercised	(195)	17.68

Forfeited	(950)	19.81

Options outstanding at December 31, 2000	8,906	$18.76

Granted	2,800	21.82

Exercised	(553)	19.09

Forfeited	(673)	17.66

Options outstanding at December 31, 2001	10,480	$19.63

         Notes Receivable from the Sale of Common Stock. The Company provides loans to officers for the exercise of options. The loans are full recourse, have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders’ equity. At December 31, 2001, 2000 and 1999, the Company had outstanding loans to officers of $26,028,000, $25,083,000 and $29,461,000, respectively. Officers with outstanding loans repaid principal of $5,090,000, $6,363,000 and $195,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company recognized interest income from these loans of $1,524,000, $1,712,000 and $1,539,000, respectively, during these same periods.

The following table summarizes information about stock options outstanding at December 31, 2001:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND YEARS)

		WEIGHTED AVERAGE	WEIGHTED		WEIGHTED
RANGE OF	TOTAL	REMAINING	AVERAGE	TOTAL	AVERAGE
EXERCISE	NUMBER	CONTRACTUAL	EXERCISE	NUMBER	EXERCISE
PRICES	OUTSTANDING	LIFE (YEARS)	PRICE	EXERCISABLE	PRICE

$16.81	3,297	8.40	$16.81	1,081	$16.81

$17.50—$19.94	1,581	7.65	$18.33	738	$18.21

$21.38	2,365	6.02	$21.38	1,597	$21.38

$21.59	2,245	9.72	$21.59	—	—

$21.88—$24.06	992	8.52	$22.46	317	$22.20

$16.81—$24.06	10,480	8.04	$19.63	3,733	$19.50

ALLIED CAPITAL CORPORATION PAGE 41

         The Company accounts for its stock options as required by the Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and accordingly no compensation cost has been recognized as the exercise price equals the market price on the date of grant. Had compensation cost for the plan been determined consistent with SFAS No. 123 “Accounting for Stock Based Compensation,” which records options at fair value on the date of issuance and amortizes that amount over the vesting period of the option, the Company’s net increase in net assets resulting from operations and basic and diluted earnings per common share would have been reduced to the following pro forma amounts:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Net increase in net assets resulting from operations:

As reported	$200,727	$143,101	$98,570

Pro forma	$193,520	$137,716	$94,510

Basic earnings per common share:

As reported	$2.19	$1.95	$1.64

Pro forma	$2.11	$1.88	$1.58

Diluted earnings per common share:

As reported	$2.16	$1.94	$1.64

Pro forma	$2.08	$1.87	$1.57

         Pro forma expenses are based on the underlying value of the options granted by the Company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions for grants: risk-free interest rate of 4.0%, 6.5% and 5.9% for 2001, 2000 and 1999, respectively; expected life of approximately five years for all options granted; expected volatility of 33%, 34% and 37% for 2001, 2000 and 1999, respectively; and dividend yield of 8.0%, 8.7% and 9.0% for 2001, 2000 and 1999, respectively. The weighted average fair value of options granted for the years ended December 31, 2001, 2000, and 1999, were $3.24, $3.02, and $3.39, respectively.

NOTE 10. FORMULA AWARD

In 1997, the Company established a Formula Award to compensate employees from the point when their unvested options would cease to appreciate in value (the merger announcement date), up until the time at which they would be able to receive option awards in ACC post-merger. The amount of the Formula Award as computed at December 30, 1997, was $18,994,000. This amount was contributed to the Company’s deferred compensation trust under the deferred compensation plan (see Note 8) and was used to purchase shares of the Company’s stock (included in common stock held in deferred compensation trust). The Formula Award vested equally in three installments on December 31, 1998, 1999 and 2000, and was expensed as a component of employee expense in each year in which it vested. For the years ended December 31, 2000 and 1999, $5,648,000 and $6,221,000, respectively, was expensed as a result of the Formula Award. Vested Formula Awards have been distributed to recipients by the Company, however, sale of the Company’s stock by the recipients is restricted.

NOTE 11. DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 2001, 2000 and 1999, the Company declared the following distributions:

	2001		2000		1999

	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

First quarter	$42,080	$0.49	$30,715	$0.45	$23,286	$0.40

Second quarter	45,755	0.50	33,150	0.45	23,746	0.40

Third quarter	47,866	0.51	34,751	0.46	24,768	0.40

Fourth quarter	50,456	0.51	37,179	0.46	26,141	0.40

Total distributions to common shareholders	$186,157	$2.01	$135,795	$1.82	$97,941	$1.60

For income tax purposes, distributions for 2001, 2000 and 1999 were composed of the following:

	2001		2000		1999

	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

Ordinary income	$183,957	$1.99	$116,321	$1.56	$76,948	$1.26

Long-term capital gains	2,200	0.02	19,474	0.26	20,993	0.34

Total distributions to common shareholders	$186,157	$2.01	$135,795	$1.82	$97,941	$1.60

PAGE 42 ALLIED CAPITAL CORPORATION

         The following table summarizes the differences between financial statement net income and taxable income for the years ended December 31, 2001, 2000 and 1999:

(IN THOUSANDS)	2001	2000	1999

Financial statement net income	$200,727	$143,101	$98,570

Adjustments:

Net unrealized gains	(20,603)	(14,861)	(2,138)

Interest income from securitized commercial mortgage loans	3,327	3,149	4,640

Gains from disposition of portfolio assets	—	5,202	(4,547)

Formula award	(4,383)	1,374	2,158

Other expenses not deductible for tax	3,230	1,197	1,053

Amortization of discount	635	233	129

Other	5,040	(1,012)	(1,492)

Income tax benefit	(412)	—	—

Taxable income	$187,561	$138,383	$98,373

         The Company must distribute at least 90% of its RIC ordinary taxable income to qualify for pass through tax treatment and maintain its RIC status. At December 31, 2001, the Company had recorded a tax benefit of $412,000 for which it expects to realize the benefit in future years through AC Corp being in a net taxable income position.

NOTE 12. CASH AND CASH EQUIVALENTS

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit.

         At December 31, 2001 and 2000, cash and cash equivalents consisted of the following:

(IN THOUSANDS)	2001	2000

Cash and cash equivalents	$5,337	$11,337

Less escrows held	(4,448)	(8,888)

Total cash and cash equivalents	$889	$2,449

NOTE 13. SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION

During 2001, 2000 and 1999, the Company paid $63,237,000, $54,112,000 and $21,092,000, respectively, for interest. During 2001, 2000 and 1999, the Company’s non-cash financing activities totaled $17,523,000, $92,835,000 and $10,241,000, respectively, and includes the issuance of common stock related to the acquisition of portfolio investments, stock option exercises and dividend reinvestment. The non-cash financing activities for the years ended December 31, 2001 and 2000 includes the issuance of $5,157,000 and $86,076,000 of the Company’s common stock to acquire portfolio investments.

NOTE 14. HEDGING ACTIVITIES

The Company invests in BB+, BB and BB- CMBS bonds, which are purchased at prices that are based on the 10-year Treasury rate. The Company has entered into transactions with a financial institution to hedge against movement in Treasury rates on certain of these CMBS bonds. These transactions involved the Company receiving the proceeds from the sale of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price. The Company recorded the proceeds of the sale of the borrowed Treasury securities of $48,504,000 as an other asset, and the related obligation to replenish the borrowed Treasury securities of $47,263,000, which represents the fair value of the obligation, as an other liability at December 31, 2001. The difference between the sales proceeds and the related obligation of $1,241,000 was recorded as an unrealized gain in 2001.

ALLIED CAPITAL CORPORATION PAGE 43

NOTE 15. FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001

PER COMMON SHARE DATA Net asset value, beginning of year	$12.11

Net operating income before net realized and unrealized gains*	1.92

Net realized and unrealized gains*	0.23

Income tax benefit*	0.01

Net increase in net assets resulting from operations	2.16

Net decrease in net assets from shareholder distributions	(2.01)

Net increase in net assets from capital share transactions	1.31

Net asset value, end of year	$13.57

Market value, end of year	$26.00

Total return	35.43%

*	Based on diluted weighted average number of shares outstanding for the period.

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2001

RATIOS AND SUPPLEMENTAL DATA Ending net assets	$1,352,123

Common shares outstanding at end of year	99,607

Diluted weighted average shares outstanding	93,003

Employee and administrative expenses/average net assets	3.80%

Total expenses/average net assets	9.31%

Net operating income/average net assets	15.15%

Portfolio turnover rate	10.04%

Average debt outstanding	$847,121

Average debt per share	$9.11

NOTE 16. SELECTED QUARTERLY DATA (UNAUDITED)

	2001

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	QTR 1	QTR 2	QTR 3	QTR 4

Total interest and related portfolio income	$65,071	$68,739	$72,634	$82,666

Net operating income before net realized and unrealized gains	$39,728	$42,118	$44,189	$53,016

Net increase in net assets resulting from operations	$52,028	$46,106	$59,703	$42,890

Basic earnings per common share	$0.61	$0.52	$0.64	$0.44

Diluted earnings per common share	$0.60	$0.51	$0.63	$0.43

	2000

	QTR 1	QTR 2	QTR 3	QTR 4

Total interest and related portfolio income	$43,897	$49,965	$55,992	$61,735

Net operating income before net realized and unrealized gains	$22,573	$24,700	$30,719	$34,725

Net increase in net assets resulting from operations	$29,581	$34,790	$36,449	$42,281

Basic earnings per common share	$0.45	$0.50	$0.48	$0.52

Diluted earnings per common share	$0.45	$0.50	$0.48	$0.52

PAGE 44 ALLIED CAPITAL CORPORATION

Consolidating Balance Sheet

	DECEMBER 31, 2001

	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

ASSETS Portfolio at value:

Private finance	$1,414,411	$165,161	$15,500	$—	$1,595,072

Commercial real estate finance	649,283	3,764	81,471	—	734,518

Investments in subsidiaries	152,659	—	—	(152,659)	—

Total portfolio at value	2,216,353	168,925	96,971	(152,659)	2,329,590

Intercompany notes and receivables	57,176	3,195	8,916	(69,287)	—

Other assets	104,344	8,244	17,646	—	130,234

Cash and cash equivalents	690	173	26	—	889

Total assets	$2,378,563	$180,537	$123,559	$(221,946)	$2,460,713

LIABILITIES AND SHAREHOLDERS’ EQUITY Liabilities:

Notes payable and debentures	$781,556	$94,500	$—	$—	$876,056

Revolving credit facilities	144,750	—	—	—	144,750

Accounts payable and other liabilities	66,692	2,219	11,873	—	80,784

Intercompany notes and payables	31,058	415	37,818	(69,291)	—

Total liabilities	1,024,056	97,134	49,691	(69,291)	1,101,590

Commitments and contingencies Preferred stock	—	7,000	—	—	7,000

Shareholders’ equity:

Common stock	10	—	1	(1)	10

Additional paid-in capital	1,352,688	49,673	77,494	(127,167)	1,352,688

Notes receivable from sale of common stock	(23,645)	—	(2,383)	—	(26,028)

Net unrealized appreciation (depreciation) on portfolio	39,982	10,027	(1,801)	(8,227)	39,981

Undistributed (distributions in excess of) earnings	(14,528)	16,703	557	(17,260)	(14,528)

Total shareholders’ equity	1,354,507	76,403	73,868	(152,655)	1,352,123

Total liabilities and shareholders’ equity	$2,378,563	$180,537	$123,559	$(221,946)	$2,460,713

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 45

Consolidating Statement of Operations

	DECEMBER 31, 2001

	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

INTEREST AND RELATED PORTFOLIO INCOME

Interest and dividends	$217,392	$16,059	$7,013	$—	$240,464

Intercompany interest	588	—	—	(588)	—

Premiums from loan dispositions	2,504	—	—	—	2,504

Income from investments in wholly owned subsidiaries	11,416	—	—	(11,416)	—

Investment advisory fees and other income	25,920	389	19,833	—	46,142

Total interest and related portfolio income	257,820	16,448	26,846	(12,004)	289,110

EXPENSES

Interest	58,066	7,038	—	—	65,104

Intercompany interest	—	41	547	(588)	—

Employee	14,851	—	14,805	—	29,656

Administrative	8,811	146	6,342	—	15,299

Total operating expenses	81,728	7,225	21,694	(588)	110,059

Net operating income before net realized and unrealized gains	176,092	9,223	5,152	(11,416)	179,051

NET REALIZED AND UNREALIZED GAINS

Net realized gains (losses)	4,032	(2,762)	(609)	—	661

Net unrealized gains (losses)	20,603	2,794	(80)	(2,714)	20,603

Total net realized and unrealized gains (losses)	24,635	32	(689)	(2,714)	21,264

NET INCOME BEFORE INCOME TAXES	200,727	9,255	4,463	(14,130)	200,315

Income tax benefit	—	—	412	—	412

Net increase in net assets resulting from operations	$200,727	$9,255	$4,875	$(14,130)	$200,727

The accompanying notes are an integral part of these consolidated financial statements.

PAGE 46 ALLIED CAPITAL CORPORATION

Consolidating Statement of Cash Flows

	DECEMBER 31, 2001

	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

CASH FLOWS FROM OPERATING ACTIVITIES

Net increase in net assets resulting from operations	$200,727	$9,255	$4,875	$(14,130)	$200,727

Adjustments Portfolio investments	(651,001)	(18,449)	(5,722)	—	(675,172)

Repayments of investment principal	64,786	9,675	—	—	74,461

Proceeds from investment sales	129,980	—	—	—	129,980

Change in accrued or reinvested interest and dividends	(49,138)	(2,416)	—	—	(51,554)

Net change in intercompany investments	7,352	(7,006)	(11,762)	11,416	—

Changes in other assets and liabilities	(649)	(7,734)	9,673	—	1,290

Amortization of loan discounts and fees	(12,937)	(992)	—	—	(13,929)

Depreciation and amortization	327	—	667	—	994

Realized losses	4,925	3,902	619	—	9,446

Net unrealized (gains) losses	(20,603)	(2,794)	80	2,714	(20,603)

Net cash used in operating activities	(326,231)	(16,559)	(1,570)	—	(344,360)

CASH FLOWS FROM FINANCING ACTIVITIES

Sale of common stock	286,888	—	—	—	286,888

Collections of notes receivable from sale of common stock	5,090	—	—	—	5,090

Common dividends and distributions paid	(179,826)	—	—	—	(179,826)

Preferred stock dividends paid	—	(220)	(10)	—	(230)

Net borrowings under notes payable and debentures	150,000	16,150	—	—	166,150

Net repayments under revolving lines of credit	62,750	—	—	—	62,750

Other financing activities	1,978	—	—	—	1,978

Net cash provided by (used in) financing activities	326,880	15,930	(10)	—	342,800

Net increase (decrease) in cash and cash equivalents	$649	$(629)	$(1,580)	$—	$(1,560)

Cash and cash equivalents at beginning of year	$41	$802	$1,606	$—	$2,449

Cash and cash equivalents at end of year	$690	$173	$26	$—	$889

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION PAGE 47

Report of Independent Public Accountants

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF ALLIED CAPITAL CORPORATION AND
SUBSIDIARIES:

         We have audited the accompanying consolidated balance sheets of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, including the consolidated statement of investments as of December 31, 2001, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights (included in Note 15) for the year ended December 31, 2001. These consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As discussed in Note 2, the consolidated financial statements include investments valued at $2,329,590,000 as of December 31, 2001 and $1,788,001,000 as of December 31, 2000 (172 percent and 174 percent, respectively, of net assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the board of directors’ estimated values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

         In our opinion, the consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

         Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present balance sheet, statement of operations and cash flows of the individual companies and are not a required part of the consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Vienna, Virginia
February 20, 2002