Form 10-K, Exhibit 13
period 2004-12-31
ALLIED CAPITAL CORP
filed 2005-03-16
CIK 3906

Exhibit 13

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Selected Consolidated Financial Data

	AS OF AND FOR THE YEARS ENDED DECEMBER 31,
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2004	2003	2002	2001	2000
Operating Data
Total interest and related portfolio income	$367,090	$329,229	$309,928	$289,110	$211,589
Total operating expenses	$165,075	$136,565	$125,073	$110,059	$98,872
Income tax expense (benefit)	$1,057	$(2,466)	$930	$(412)	$—
Net investment income	$200,958	$195,130	$183,925	$179,463	$112,717
Net realized gains	$117,240	$75,347	$44,937	$661	$15,523
Net change in unrealized appreciation or depreciation	$(68,712)	$(78,466)	$(571)	$20,603	$14,861
Net increase in net assets resulting from operations	$249,486	$192,011	$228,291	$200,727	$143,101

Diluted earnings per common share	$1.88	$1.62	$2.20	$2.16	$1.94
Net investment income and net realized gains per common share(1)	$2.40	$2.28	$2.21	$1.93	$1.74
Dividends per common share(1)	$2.30	$2.28	$2.23	$2.01	$1.82

Weighted average common shares outstanding—diluted(2)	132,458	118,351	103,574	93,003	73,472

Balance Sheet Data
Portfolio at value	$3,013,411	$2,584,599	$2,488,167	$2,329,590	$1,788,001
Total assets	$3,260,998	$3,019,870	$2,794,319	$2,460,713	$1,853,817
Total debt outstanding	$1,176,568	$954,200	$998,450	$1,020,806	$786,648
Preferred stock issued to Small Business Administration	$—	$6,000	$7,000	$7,000	$7,000
Shareholders’ equity	$1,979,778	$1,914,577	$1,546,071	$1,352,123	$1,029,692

Shareholders’ equity per common share (NAV)	$14.87	$14.94	$14.22	$13.57	$12.11
Common shares outstanding at end of year(2)	133,099	128,118	108,698	99,607	85,057

Other Data
Investments funded	$1,524,523	$931,450	$506,376	$680,329	$901,545
Repayments and sales	$909,189	$788,328	$356,641	$204,441	$391,275
Realized gains	$267,702	$94,305	$95,562	$10,107	$28,604
Realized losses	$(150,462)	$(18,958)	$(50,625)	$(9,446)	$(13,081)

(1)	Dividends are based on taxable income, which differs from income for financial reporting purposes. Net investment income and net realized gains per common share (a non-GAAP measure) should not be considered a substitute for earnings per common share. Net investment income and net realized gains are the most significant components of our annual taxable income from which dividends are paid.

(2)	Excludes 234,977 common shares held in the deferred compensation trust at and for the year ended December 31, 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The information contained in this section should be read in conjunction with our 2004 Consolidated Financial Statements and the Notes thereto. In addition, this annual report contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives and can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Risk Factors section. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations due to terrorism;

•	future changes in laws or regulations and conditions in our operating areas; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

      Financial or other information presented for private finance portfolio companies has been obtained from the portfolio companies, and the financial information presented may represent unaudited, projected or pro forma financial information, and therefore may not be indicative of actual results. In addition, the private equity industry uses financial measures such as EBITDA or EBITDAM (Earnings Before Interest, Taxes, Depreciation, Amortization and, in some instances, Management fees) in order to assess a portfolio company’s financial performance and to value a portfolio company. EBITDA and EBITDAM are not intended to represent cash flow from operations as defined by U.S. generally accepted accounting principles and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by U.S. generally accepted accounting principles.

OVERVIEW

      We are a business development company that provides long-term debt and equity investment capital to companies in a variety of industries. Our lending and investment activity is generally focused on private finance and commercial real estate finance, primarily the investment in non-investment grade commercial mortgage-backed securities, which we refer to as CMBS, and collateralized debt obligation bonds and preferred shares, which we refer to as CDOs. Our private finance activity principally involves providing financing through privately negotiated long-term debt and equity investment capital. Our private financing is generally used to fund growth, acquisitions, buyouts, recapitalizations, note purchases, bridge financings, and other types of financings. We generally invest in private companies though, from time to time, we may invest in companies that are public but lack access to additional public capital or whose securities may not be marginable.

      Our portfolio composition at December 31, 2004, 2003, and 2002, was as follows:

	At December 31,

	2004	2003	2002

Private finance	76%	74%	70%
Commercial real estate finance	24%	26%	30%

      Our earnings depend primarily on the level of interest and dividend income, fee and other income, and net gains or losses earned on our investment portfolio after deducting interest expense on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan or debt security and the amortization of loan origination fees and discounts. The level of interest income is directly related to the balance of the interest-bearing investment portfolio outstanding during the year multiplied by the weighted average yield. Our ability to generate interest income is dependent on economic, regulatory, and competitive factors that influence new investment activity, the amount of loans and debt securities for which interest is not accruing and our ability to secure debt and equity capital for our investment activities.

      Because we are a regulated investment company for tax purposes, we intend to distribute substantially all of our annual taxable income as dividends to our shareholders.

PORTFOLIO AND INVESTMENT ACTIVITY

      The total portfolio at value, investment activity, and the yield on interest-bearing investments at and for the years ended December 31, 2004, 2003, and 2002, were as follows:

	At and for the
	Years Ended December 31,

	2004	2003	2002
($ in millions)
Portfolio at value	$3,013.4	$2,584.6	$2,488.2
Investments funded	$1,524.5	$931.5	$506.4
Change in accrued or reinvested interest and dividends	$52.2	$45.0	$45.8
Principal collections related to investment repayments or sales	$909.2	$788.3	$356.6
Yield on interest-bearing investments(1)	14.0%	14.7%	14.0%

(1)	The weighted average yield on interest-bearing investments is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing interest-bearing investments less the annual amortization of loan origination costs, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date.

Private Finance

      The private finance portfolio at value, investment activity, and the yield on loans and debt securities at and for the years ended December 31, 2004, 2003, and 2002, were as follows:

	At and for the
	Years Ended December 31,

	2004	2003	2002
($ in millions)
Portfolio at value:
Loans and debt securities	$1,602.9	$1,214.9	$1,151.2
Equity interests	699.2	687.8	592.0

Total portfolio	$2,302.1	$1,902.7	$1,743.2

Investments funded(1)	$1,140.8	$498.0	$297.2
Change in accrued or reinvested interest and dividends	$45.6	$41.8	$43.6
Principal collections related to investment repayments or sales	$551.9	$318.6	$129.3
Yield on interest-bearing investments(2)	13.9%	15.0%	14.4%

(1)	Investments funded for the year ended December 31, 2004, include a $47.5 million subordinated debt investment in The Hillman Companies, Inc. received in conjunction with the sale of Hillman as discussed below.

(2)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

     The level of investment activity for investments funded and principal repayments for private finance investments can vary substantially from year to year depending on many factors, including the amount of debt and equity capital available to middle market companies, the level of merger and acquisition activity for such companies, the general economic environment, and the competitive environment for the types of investments we make. During 2002, we believed that there was a decline in the availability of senior debt capital from banks for middle market companies and there were fewer merger and acquisition transactions for these companies. By mid-2003, we began to see an increase in merger and acquisition activity for middle market companies and debt capital became more available. We believe that merger and acquisition activity in the middle market was stronger in 2004, which when combined with a lower interest rate environment resulted in an increase in private finance investments funded, as well as increased repayments.

      Investments funded for the years ended December 31, 2004, 2003, and 2002, consisted of the following:

	Loans and
	Debt	Equity
	Securities	Interests	Total
($ in millions)
For the Year Ended December 31, 2004
Companies more than 25% owned	$445.4	$171.2	$616.6
Companies 5% to 25% owned	112.0	14.4	126.4
Companies less than 5% owned	351.5	46.3	397.8

Total	$908.9	$231.9	$1,140.8

	Loans and
	Debt	Equity
	Securities	Interests	Total
($ in millions)
For the Year Ended December 31, 2003
Companies more than 25% owned	$53.0	$34.0	$87.0
Companies 5% to 25% owned	23.8	1.9	25.7
Companies less than 5% owned	377.4	7.9	385.3

Total	$454.2	$43.8	$498.0

For the Year Ended December 31, 2002
Companies more than 25% owned	$86.1	$18.7	$104.8
Companies 5% to 25% owned	22.3	0.4	22.7
Companies less than 5% owned	154.6	15.1	169.7

Total	$263.0	$34.2	$297.2

      During 2004, we invested $616.6 million in companies where we acquired or owned a majority ownership position as compared to $87.0 million for 2003. Investments in controlled portfolio companies during 2004 included the following:

•	The purchase of a majority ownership in Advantage Sales & Marketing, Inc. (Advantage), a leading sales and marketing agency providing outsourced sales, merchandising, and marketing services to the consumer packaged goods industry. At the closing of the transaction in June 2004, we invested $90.2 million in loans and subordinated debt and $73.5 million in common stock. In addition, prior to completing the purchase, we had invested $93.7 million in subordinated debt in certain predecessor companies of Advantage, of which $63.5 million was invested in the first and second quarters of 2004. This existing debt was exchanged for new subordinated debt in Advantage as part of the transaction.

•	The purchase of a majority ownership in Insight Pharmaceuticals Corporation (Insight), a marketer and distributor of over-the-counter pharmaceutical products. At the closing of the transaction in December 2004, we invested $124.0 million in senior and subordinated debt and $31.3 million in preferred and common stock. Our debt investment in Insight includes a $19.0 million revolving line of credit facility, of which Insight had borrowed $14.4 million at December 31, 2004.

•	The purchase of a majority ownership in Financial Pacific Company (Financial Pacific), a specialized commercial finance company focused on providing leases for business-essential equipment to small businesses nationwide. At the closing of the transaction in August 2004, we invested $68.4 million in debt and $24.7 million in preferred and common stock.

•	The purchase of a majority ownership in Mercury Air Centers, Inc. (Mercury), an operator of fixed base operations, from Mercury Air Group, Inc. At the closing of the transaction in April 2004, we invested $53.4 million in debt and $29.6 million in common stock. Since closing, we have invested an additional $1.6 million in common stock. In addition, we have an $8.5 million commitment to fund senior subordinated debt for future working capital and construction commitments, of which $0.8 million was outstanding at December 31, 2004. In connection with the transaction, Mercury Air Group, Inc. repaid its $24 million subordinated debt obligation to Allied Capital.

•	The purchase of Legacy Partners Group, LLC, a financial advisory firm. At the closing of the transaction in May 2004, we invested $4.3 million in debt and $2.7 million in equity interests. Since closing, we have invested additional debt of $5.0 million for working capital.

      We intend to continue a balanced approach to private finance investing that emphasizes a complementary mix of mezzanine investments and buyout investments, subject to regulatory diversity requirements. The combination of these two types of investments provides current interest and related portfolio income and the potential for future capital gains.

      We generally fund new investments using cash. In addition, we may acquire securities in exchange for our common equity. Also, we may acquire new securities through the reinvestment of previously accrued interest and dividends in debt or equity securities, or the current reinvestment of interest and dividend income through the receipt of a debt or equity security (payment-in-kind income). From time to time we may opt to reinvest accrued interest receivable in a new debt or equity security in lieu of receiving such interest in cash and then using that cash to make a subsequent investment.

      At December 31, 2004, we had outstanding investment commitments to private finance portfolio companies totaling $313.1 million including the following:

•	$96.4 million of financing and purchase commitments to Callidus Capital Corporation (Callidus), an asset management company that structures and manages collateralized debt obligations (CDOs), loan collateralized loan obligations (CLOs), and other related investments. We own 80% of the equity of the management company. Our commitment consists of $50 million of subordinated debt to support Callidus’ warehouse facilities and warehousing activities, $44.4 million to purchase below investment grade bonds and preferred equity securities in Callidus’ future CDO or CLO transactions, and $2.0 million for working capital needs. Callidus has a secured warehouse credit facility with a third party for up to $300 million to primarily finance the acquisition of loans pending securitization through a CDO or CLO. In conjunction with this warehouse credit facility, we have agreed to designate up to $45 million of our $50 million subordinated debt commitment for Callidus to draw upon to provide first loss capital as needed to support the warehouse facility.

•	$107.8 million of availability under our outstanding commitment in the form of a $150.0 million revolving line of credit facility to support Callidus’ middle market underwriting and syndication activities. At December 31, 2004, there was $42.2 million outstanding under this facility which had been funded during 2004.

•	$20.0 million in the form of a revolving credit facility to Business Loan Express, LLC (BLX) to provide working capital to the company. At December 31, 2004, BLX had no outstanding borrowings on the facility.

•	$17.5 million in the form of debt of financing commitments to S.B. Restaurant Company.

•	$18.9 million in the form of equity to eight private venture capital funds.

•	$9.0 million in the form of equity to Pennsylvania Avenue Investors, L.P., a limited partnership controlled by us that invests in private buyout equity funds.

      We may have commitments to fund additional amounts under earn-out arrangements primarily related to the purchase of controlled portfolio companies in the future if those companies meet agreed-upon performance targets. In addition, we had commitments to private finance portfolio companies in the form of standby letters of credit and guarantees totaling $141.6 million.

      On March 31, 2004, we sold our control investment in The Hillman Companies, Inc. (Hillman) for a total transaction value of $510 million, including the repayment of outstanding debt and adding the value of Hillman’s outstanding trust preferred shares. We were repaid our existing $44.6 million in outstanding debt. Total consideration to us from this sale at closing, including the repayment of debt, was $244.3 million, which included net cash proceeds of $196.8 million and the receipt of a new subordinated debt instrument of $47.5 million. During the second quarter of 2004, we sold a $5.0 million participation in our subordinated debt in Hillman to a third party, which reduced our investment, and no gain or loss resulted from the transaction. For the year ended December 31, 2004, we realized a gain of $150.3 million on the transaction, including gains of $1.3 million realized after closing resulting from post-closing adjustments, which provided additional cash consideration to us in the same amount. The sale of Hillman is subject to certain other post-closing adjustments.

      The yield on the private finance loans and debt securities was 13.9% at December 31, 2004, as compared to 15.0% at December 31, 2003. The yield at December 31, 2004, was lower in part due to lower yielding senior debt investments in controlled portfolio companies. During 2004, we funded most or all of the debt and equity capital upon the closing of certain buyout transactions, which included investments in lower-yielding senior debt. In addition, we have provided lower-yielding senior debt to other controlled portfolio companies during the course of 2004. We currently expect that a portion of this senior debt outstanding at December 31, 2004, may be refinanced by the portfolio companies during 2005. While senior debt in the portfolio at December 31, 2004, may be refinanced, we may continue to fund lower-yielding senior debt in new or existing portfolio companies in the future, which may cause the weighted average yield on the private finance debt portfolio to fluctuate.

      Business Loan Express, LLC.     Our largest investment at December 31, 2004, was in Business Loan Express, LLC (BLX). Our investment in BLX totaled $280.4 million at cost and $335.2 million at value, or 10.3% of our total assets, which includes unrealized appreciation of $54.8 million. BLX was acquired in 2000.

      BLX is a national, non-bank lender utilizing the SBA’s 7(a) Guaranteed Loan Program and is licensed by the SBA as a Small Business Lending Company (SBLC). BLX is a nationwide preferred lender, as designated by the SBA, and originates, sells, and services small business loans. In addition to the SBA 7(a) Guaranteed Loan Program, BLX originates conventional small business loans, originates loans under the USDA Business and Industry Guaranteed Loan Program (B&I) and during the quarter ended March 31, 2004, began originating small investment real estate loans. BLX has offices across the United States and is headquartered in New York, New York.

      Changes in the laws or regulations that govern SBLCs or the SBA 7(a) Guaranteed Loan Program or changes in government funding for this program could have a material adverse impact on BLX and, as a result, could negatively affect our financial results. During 2004, the SBA 7(a) loan program was faced with funding challenges and operated under certain restrictions. In December 2004, the appropriations legislation for fiscal year 2005 was signed into law and the SBA 7(a) loan program received $16.0 billion in lending authority. The maximum loan guarantee was increased from $1.0 million to $1.5 million on a maximum loan amount of $2.0 million, but piggyback lending (where the SBA 7(a) loan is in a junior lien position) is not allowed under the current program.

      Summary financial data for BLX at and for the three months ended December 31, 2004, and its fiscal year ended September 30, 2004, is presented below. Summary financial data has been provided by BLX and is unaudited.

	At and for the	At and for the
	Three Months Ended	Fiscal Year Ended
	December 31,	September 30,
	2004	2004
($ in millions)
Operating Data
Total revenue	$28.0	$118.3
Net income	$3.2	$14.5
Earnings before interest, taxes and management fees (EBITM)	$10.3	$44.6
Balance Sheet Data
Total assets	$433.9	$446.5
Total debt	$216.4	$229.2
Total owners’ equity	$155.3	$153.2
Other Data
Loan originations
SBA 7(a)	$75.7	$358.6
Conventional	55.7	287.0
B&I	—	11.4

Total loan originations	$131.4	$657.0

Serviced loan portfolio	$2,600.6	$2,572.9
Number of loans	3,694	3,573
Loan delinquencies(1)	8.4%	8.9%
Serviced Loan Portfolio by Industry
Hotels	24%	24%
Gas stations/convenience stores	20	20
Professional and retail services	12	12
Restaurants	8	8
Manufacturing and industrial	8	8
Car wash/auto repair services	7	7
Child care and health care services	6	6
Recreation	5	5
Shrimp/fishing vessels	4	4
Other	6	6

Total	100%	100%

(1)	Represents the percentage of loans in the total serviced loan portfolio that are greater than 30 days delinquent, which includes loans in workout status. Loans greater than 30 days delinquent for the SBA 7(a) loan portfolio only, which are included in the total serviced loan portfolio, were 8.6% at December 31, 2004. SBA 7(a) loans greater than one year old at December 31, 2004, had a delinquency rate of 10.2%. BLX will from time to time grant a deferment to borrowers experiencing short-term cash flow shortfalls. Loans that have been granted a deferment that perform as required are not considered delinquent consistent with SBA practice. The ability of small businesses to repay their loans may be adversely affected by numerous factors, including a downturn in their industry or negative economic conditions. Small businesses are also more vulnerable to customer preferences, competition, rising fuel prices and market conditions and, as a result, delinquencies in BLX’s portfolio may increase. For instance, the shrimp and fishing industry has been affected by rising fuel costs and competition from imported shrimp, which has resulted in an increase in loan delinquencies. For these reasons, BLX focuses on collateral protection for each loan in addition to the cash flow of the small business and generally receives personal guarantees from the principal owners of the small business.

     BLX’s business is to originate small business loans and then sell substantially all of the loans originated for cash proceeds. BLX’s revenues consist of cash premiums from guaranteed loan sales, gain on sale income arising from loans sold at par or securitized where BLX will receive future cash flows representing the spread between loan interest and the interest paid on bonds issued including service fee income, interest income on loans remaining in BLX’s portfolio, and other income. Gain on sale income is a non-cash source of income when recognized, and as future cash flows are received, the resulting cash reduces the receivable or residual interest that is recognized when the loan is sold. The total of cash loan sale premiums, cash interest income and cash received from residual interests and other cash income is equal to approximately 93% of BLX’s revenue of $28.0 million for the three months ended December 31, 2004, and approximately 83% of BLX’s revenue of $118.3 million for the fiscal year ended September 30, 2004.

      During the calendar year ended December 31, 2004, the SBA 7(a) loan program underwent periods of operational change due to government funding limitations. For instance, the program implemented caps on loan size and discontinued the availability of an SBA 7(a) loan in a second mortgage position, or “piggy-back” loan. As a result, BLX had difficulty in building a consistent pipeline of new loan originations particularly in the March and December quarters. Loans originated during the three months ended December 31, 2004, totaled $131.4 million versus $188.3 million during the three months ended December 31, 2003. Proceeds from loan sales during the three months ended December 31, 2004, totaled approximately $141.2 million. Loans originated during the fiscal year ended September 30, 2004, totaled $657.0 million. Proceeds from loan sales during the fiscal year ended September 30, 2004, totaled approximately $618.8 million. From time to time, BLX funds the construction of commercial real estate projects and as a result is unable to sell a construction loan until the loan is fully funded and the construction is complete. In addition, BLX typically does not immediately receive the proceeds from the sale of its SBA 7(a) guaranteed and unguaranteed loan strips sold, but receives the cash upon settlement. Therefore, until BLX sells construction loans or fully funded loans held for sale, it will finance the origination of the loans through funding on its revolving line of credit, or through financing provided by us.

      BLX sells the guaranteed piece of SBA 7(a) guaranteed loans for cash premiums of up to 10% of the guaranteed loan amount plus a retained annual servicing fee generally between 1.0% and 2.4% of the guaranteed loan amount. Cash premiums received from guaranteed loan sales during the three months ended December 31, 2004, and the fiscal year ended September 30, 2004, were approximately $5.7 million and $27.1 million in total, respectively. Alternatively, BLX may sell the guaranteed pieces of SBA 7(a) guaranteed loans at par and receive cash only for the face amount of the loan sold, and instead of receiving a cash premium, BLX will receive an annual servicing spread on the loans sold of between 4.0% and 5.0%.

      In addition, BLX sells the unguaranteed pieces of the SBA 7(a) loans and conventional loans it originates into a conduit facility. The conduit loans are securitized and BLX retains an interest of up to 5.0% of the loan pool. BLX then receives the excess of loan interest payments on the loans sold over the interest cost on the securities issued in the securitization over the life of the loan pool, which is generally between 4.3% and 5.0% annually on the loans sold into the securitization pools.

      When BLX sells a guaranteed piece of an SBA 7(a) loan at par, or when BLX securitizes a loan, it records a residual interest and servicing asset, together referred to as the Residual Interest, in order to account for the retained interest in the loans sold and the net present value of the future cash flows it expects to receive from the loans sold or securitized. In computing the Residual Interest, BLX discounts estimated future cash flows after making assumptions as to future loan losses and loan prepayments, which may reduce future cash flows. For the three months ended December 31, 2004, and the fiscal year ended September 30, 2004, BLX received cash payments from the Residual Interest of approximately $17.1 million and $59.7 million, respectively.

      At December 31, 2004, BLX’s Residual Interest totaled $226.5 million, representing BLX’s estimate of the net present value of future cash flows of scheduled loan payments, after estimated future loan losses and loan prepayments. If scheduled loan payments were to be received as stated in the loan agreements with no future losses or prepayments, BLX would receive future cash flows of $970.4 million over time, with approximately $79.7 million, $67.6 million, $66.1 million, and $64.4 million (or $277.8 million in the aggregate) scheduled to be received in the next four years ending on December 31, 2005, 2006, 2007, and 2008, respectively.

      As a limited liability company, BLX’s taxable income flows through directly to its members. BLX’s annual taxable income generally differs from its book income for the fiscal year due to temporary and permanent differences in the recognition of income and expenses. We hold all of BLX’s Class A and Class B interests, and 94.9% of the Class C interests. BLX’s taxable income is first allocated to the Class A interests to the extent that dividends are paid in cash or in kind on such interests, with the remainder being allocated to the Class B and Class C interests. BLX declares dividends on its Class B interests based on an estimate of its annual taxable income allocable to such interests.

      At December 31, 2004, our subordinated debt investment in BLX was $44.6 million at cost and value. Effective January 1, 2005, this debt was exchanged for Class B equity interests, which will be included in private finance equity interests. Since the subordinated debt will no longer be outstanding, the amount of taxable income available to flow through to BLX’s equity holders will increase by the amount of interest that would have otherwise been paid on this debt. As a result of this exchange, private finance loans and debt securities would be lower by $44.6 million and the weighted average yield on the remaining loans and debt securities in the private finance portfolio, assuming no other changes, at December 31, 2004, would have been 13.6%.

      Total interest and related portfolio income earned from the Company’s investment in BLX for the years ended December 31, 2004, 2003, and 2002, was $50.0 million, $46.7 million, and $40.2 million, respectively, which includes interest income on the subordinated debt and Class A equity interests of $23.2 million, $21.9 million, and $20.7 million, respectively, dividend income on Class B interests of $14.8 million, $7.8 million, and $0, respectively, loan prepayment premiums of $0, $0.1 million, and $0, respectively, and fees and other income of $12.0 million, $16.9 million, and $19.5 million, respectively. Interest and dividend income from BLX for the years ended December 31, 2004, 2003, and 2002, included interest and dividend income of $25.4 million, $17.5 million, and $9.5 million, respectively, which was paid in kind. The interest and dividends paid in kind were paid to the Company through the issuance of additional debt or equity interests. Accrued interest and dividends receivable at December 31, 2004, included accrued interest due from BLX totaling $4.0 million, of which $3.3 million was paid in cash in early January 2005.

      We have a commitment to BLX of $20.0 million in the form of a revolving credit facility to provide working capital to the company. This facility matures on June 30, 2005. At December 31, 2004, BLX had no outstanding borrowings under this facility.

      At December 31, 2004, BLX had a three-year $275.0 million revolving credit facility that matures in January 2007. The facility provides for a sub-facility for the issuance of letters of credit for up to a total of $50.0 million. As the controlling equity owner in BLX, we have provided an unconditional guaranty to the revolving credit facility lenders in an amount equal to 50% of the total obligations (consisting of principal, letters of credit issued under the facility, accrued interest, and other fees) of BLX under the revolving credit facility. At December 31, 2004, the principal amount outstanding on the revolving credit facility was $171.8 million and letters of credit issued under the facility were $17.0 million. The total obligation guaranteed by us at December 31, 2004, was $94.6 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of the revolving credit facility at December 31, 2004. At December 31, 2004, we had also provided four standby letters of credit totaling $35.6 million in connection with four term securitization transactions completed by BLX.

Commercial Real Estate Finance

      The commercial real estate finance portfolio at value, investment activity, and the yield on interest-bearing investments at and for the years ended December 31, 2004, 2003, and 2002, were as follows:

	At and for the Years Ended December 31,

	2004		2003		2002

	Value	Yield(1)	Value	Yield(1)	Value	Yield(1)
($ in millions)
Portfolio at value:
CMBS bonds	$373.8	14.6%	$394.0	14.1%	$555.5	14.2%
CDO bonds and preferred shares	212.6	16.8%	186.6	16.7%	52.8	17.2%
Commercial mortgage loans	95.0	6.8%	83.6	8.6%	63.7	7.5%
Residual interest	—		—		69.0	9.4%
Real estate owned	16.9		12.8		4.0
Equity interests	13.0		4.9		—

Total portfolio	$711.3		$681.9		$745.0

Investments funded	$383.7		$433.5		$209.2
Change in accrued or reinvested interest	$6.6		$3.2		$2.2
Principal collections related to investment repayments or sales	$357.3		$469.7		$227.3

(1)	The weighted average yield on the interest-bearing investments is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing interest-bearing investments less the annual amortization of origination costs, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date. Interest-bearing investments for the commercial real estate finance portfolio include all investments except for real estate owned and equity interests.

     Our commercial real estate investments funded for the years ended December 31, 2004, 2003, and 2002, were as follows:

	Face		Amount
	Amount	Discount	Funded
($ in millions)
For the Year Ended December 31, 2004
CMBS bonds (13 new issuances(1))	$419.1	$(183.7)	$235.4
CDO bonds and preferred shares (3 issuances)	40.5	(0.1)	40.4
Commercial mortgage loans	112.1	(8.2)	103.9
Equity interests	4.0	—	4.0

Total	$575.7	$(192.0)	$383.7

For the Year Ended December 31, 2003
CMBS bonds (15 new issuances(1))	$508.5	$(225.9)	$282.6
CDO bonds and preferred shares (3 issuances)	145.8	(0.4)	145.4
Commercial mortgage loans	3.0	—	3.0
Equity interests	2.5	—	2.5

Total	$659.8	$(226.3)	$433.5

For the Year Ended December 31, 2002
CMBS bonds (5 new issuances)	$302.5	$(140.2)	$162.3
CDO preferred shares (3 issuances)	29.0	—	29.0
Commercial mortgage loans	11.7	(1.7)	10.0
Real estate owned	7.9	—	7.9

Total	$351.1	$(141.9)	$209.2

(1)	CMBS investments also include investments in issuances in which we have previously purchased CMBS bonds.

     At December 31, 2004, we had outstanding funding commitments related to commercial mortgage loans and equity interests of $17.1 million and commitments in the form of standby letters of credit and guarantees related to equity interests of $2.7 million.

      CMBS Bonds. The underlying pools of mortgage loans that are collateral for our investments in new CMBS bond issuances for the years ended December 31, 2004, 2003, and 2002, had respective original underwritten loan to value and underwritten debt service coverage ratios as follows:

	For the Years Ended December 31,

	2004		2003		2002

Loan to Value Ranges	Amount	Percentage	Amount	Percentage	Amount	Percentage
($ in millions)
Less than 60%	$3,581.6	22%	$4,114.3	22%	$909.3	20%
60-65%	1,436.1	9	1,582.8	9	287.3	6
65-70%	1,288.6	8	1,768.0	10	587.9	13
70-75%	3,561.2	22	4,024.3	22	1,214.5	27
75-80%	5,655.5	35	6,560.5	36	1,477.5	33
Greater than 80%	550.0	4	138.6	1	47.8	1

Total	$16,073.0	100%	$18,188.5	100%	$4,524.3	100%

Weighted average loan to value	68.6%		68.5%		68.5%

	For the Years Ended December 31,

	2004		2003		2002
Debt Service Coverage
Ratio Ranges	Amount	Percentage	Amount	Percentage	Amount	Percentage
($ in millions)
Greater than 2.00	$2,317.1	14%	$4,208.7	23%	$366.9	8%
1.76–2.00	1,508.3	9	2,094.6	12	229.6	5
1.51–1.75	2,071.3	13	3,132.8	17	477.4	11
1.26–1.50	7,316.1	46	7,362.9	40	2,739.6	60
Less than 1.25	2,860.2	18	1,389.5	8	710.8	16

Total	$16,073.0	100%	$18,188.5	100%	$4,524.3	100%

Weighted average debt service coverage ratio	1.59		1.73		1.41

      From time to time, we may sell lower yielding CMBS bonds rated BBB-through BB-, and to a lesser extent CMBS bonds rated B+ and B, in order to maximize the return on our CMBS bond portfolio. The cost basis of and the gross sales proceeds from CMBS bonds sold, the related net realized gains from these sales, and the weighted average yield on the CMBS bonds sold for the years ended December 31, 2004, 2003, and 2002, were as follows:

	For the Years Ended
	December 31,

	2004	2003	2002
($ in millions)
Cost basis	$273.0	$412.3	$205.9
Gross sales proceeds(1)	$295.5	$446.8	$225.6
Net realized gains (net of related hedge gains or losses)	$17.4	$31.6	$19.1
Weighted average yield	8.5%	10.1%	11.5%

(1)	Gross sales proceeds represent the total cash consideration received, including the repayment of the cost basis of the bonds and proceeds related to the net realized gains on the bonds.

     During 2004, we completed a securitization of $53.7 million of commercial mortgage loans. In connection with this securitization, we received proceeds, net of costs, of $54.0 million, including $28.3 million of cash and $25.7 million of A and AA rated bonds and LLC interests, which have been included in the CMBS portfolio at December 31, 2004. The realized gain from this securitization was $0.3 million.

      The CMBS bonds in which we invest are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages is generally allocated first to the senior tranches in order of priority, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages or properties securing those mortgages resulting in reduced cash flows, our most subordinate tranche will bear this loss first. At December 31, 2004, the face value of the CMBS bonds rated BBB- and below which we held were subordinate to 84% to 99% of the face value of the bonds issued in these various CMBS transactions. Given that the non-investment grade CMBS bonds in which we invest are junior in priority for payment of interest and principal, we invest in these CMBS bonds at a discount from the face amount of the bonds. The discount increases with the decrease in the seniority of the CMBS bonds. For the years ended December 31, 2004, 2003, and 2002, the average discount for the CMBS bonds in which we invested was 44%, 44%, and 46%, respectively.

      At December 31, 2004, the unamortized discount related to the CMBS bond portfolio was $660.4 million, of which $346.5 million has been set aside to absorb potential future losses. The yield on the CMBS bonds of 14.6% assumes that this amount that has been set aside will not be amortized. As the amount of future losses and the expected timing of recognition of such losses is difficult to predict and is subject to future events which may alter these assumptions, no assurance can be given that the anticipated yield will be achieved. At December 31, 2004, the CMBS bond portfolio had a fair value of $373.8 million, which included net unrealized depreciation on the CMBS bonds of $9.5 million.

      The yield on the CMBS bond portfolio at any point in time will vary depending on the concentration of lower yielding BB- and above rated CMBS bonds held in the portfolio. Our CMBS bond portfolio and the related yields at December 31, 2004 and 2003, were as follows:

	December 31,

	2004		2003

	Value	Yield	Value	Yield
($ in millions)
CMBS bonds rated BB- and above	$39.5	6.9%	$88.4	8.2%
CMBS bonds rated below BB-	334.3	15.5%	305.6	15.8%

Total	$373.8	14.6%	$394.0	14.1%

      At December 31, 2004 and 2003, the age of our bonds rated below BB- was as follows:

	December 31,

	2004		2003

	Value	Percentage	Value	Percentage
($ in millions)
Less than one year old	$82.9	24.8%	$83.9	27.5%
One to two years old	55.4	16.6	41.0	13.4
Two to three years old	29.9	8.9	43.8	14.3
Three years old or older	166.1	49.7	136.9	44.8

Total	$334.3	100.0%	$305.6	100.0%

      At December 31, 2004 and 2003, we held CMBS bonds in 45 and 38 separate CMBS issuances, respectively. The underlying collateral pool, consisting of commercial mortgage loans and real estate owned (REO) properties, for these CMBS bonds consisted of the following at December 31, 2004 and 2003:

	December 31,

	2004		2003
($ in millions)
Approximate number of loans and REO properties(1)	6,200		5,600
Total outstanding principal balance	$42,759		$38,437
Loans over 30 days delinquent or classified as REO properties(2)	1.6	% (3)	1.5	% (3)

(1)	Includes approximately 39 and 22 REO properties obtained through the foreclosure of commercial mortgage loans at December 31, 2004 and 2003, respectively.

(2)	As a percentage of total outstanding principal balance.

(3)	At December 31, 2004 and 2003, our investments included bonds in the first loss, unrated bond class in 43 and 34 separate CMBS issuances, respectively. For these issuances, loans over 30 days delinquent or classified as REO properties were 1.7% of the total outstanding principal balance at both December 31, 2004 and 2003.

     Collateralized Debt Obligation Bonds and Preferred Shares. During the year ended December 31, 2004, we sold CDO bonds with a cost basis of $19.2 million for a net realized gain of $0.2 million, net of the related hedge net gain. During the year ended December 31, 2003, we sold CDO bonds and preferred shares with a cost basis of $13.9 million, respectively, for net realized losses of $0.1 million net of the related hedge gains. The yield on the CDO bonds and preferred shares sold was 7.7% and 8.0% for the years ended December 31, 2004 and 2003, respectively.

      The bonds and preferred shares of the CDOs in which we have invested are junior in priority for payment of interest and principal to the more senior tranches of debt issued by the CDOs. To the extent there are defaults and unrecoverable losses on the underlying collateral that result in reduced cash flows, the preferred shares will bear this loss first and then the bonds would bear any loss after the preferred shares. At December 31, 2004, our bonds and preferred shares in the CDOs were subordinate to 70% to 98% of the more senior tranches of debt issued in the various CDO transactions. In addition, included in the CMBS collateral for the CDOs at December 31, 2004, were certain CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held directly by us.

      The yield on our CDO bonds and preferred shares at December 31, 2004, 2003, and 2002, was 16.8%, 16.7%, and 17.2%, respectively. The yield on the CDO portfolio at any point in time will generally vary depending on the amount of lower yielding CDO bonds held in the portfolio.

      At December 31, 2004 and 2003, the underlying collateral for our investments in the outstanding CDO issuances had balances as follows:

	December 31,

($ in millions)	2004	2003

Investment grade REIT debt(1)	$1,532.5	$1,338.0
Investment grade CMBS bonds(2)	918.8	662.3
Non-investment grade CMBS bonds(3)	1,636.4	1,133.7
Other collateral	355.8	32.4

Total collateral	$4,443.5	$3,166.4

(1)	Issued by 44 REITs for both periods presented.

(2)	Issued in 121 and 78 transactions, respectively, for the periods presented.

(3)	Issued in 109 and 68 transactions, respectively, for the periods presented.

     Since we are limited as to the amount of debt capital we can use to finance our commercial real estate investments, we are evaluating various strategic alternatives for our commercial real estate platform. These alternatives may include the sale, spin-out or recapitalization of all or part of our commercial real estate investments.

Hedging Activities

      We have invested in CMBS and CDO bonds, which are purchased at prices that are based in part on comparable Treasury rates. We have entered into transactions with financial institutions to hedge against movement in Treasury rates on certain of the higher rated CMBS and CDO bonds. These transactions, referred to as short sales, involve receiving the proceeds from the short sales of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price, whatever that price may be. Risks in these contracts arise from movements in the value of the borrowed Treasury securities due to changes in interest rates and from the possible inability of counterparties to meet the terms of their contracts. If the value of the borrowed Treasury securities increases, we will incur losses on these transactions. These losses are limited to the increase in value of the borrowed Treasury securities; conversely, the value of the hedged CMBS and CDO bonds would likely increase. If the value of the borrowed Treasury securities decreases, we will incur gains on these transactions which are limited to the decline in value of the borrowed Treasury securities; conversely, the value of the hedged CMBS and CDO bonds would likely decrease. We do not anticipate nonperformance by any counterparty in connection with these transactions.

      The total obligations to replenish borrowed Treasury securities, including accrued interest payable on the obligations, were $38.2 million and $98.5 million at December 31, 2004 and 2003, respectively. The net proceeds related to the sales of the borrowed Treasury securities plus or minus the cash collateral provided or received under the terms of the transactions were $38.2 million and $98.5 million at December 31, 2004 and 2003, respectively. The amount of the hedge will vary from period to period depending upon the amount of higher rated CMBS and CDO bonds that we own and have hedged on the balance sheet date.

Portfolio Asset Quality

      Portfolio by Grade. We employ a standard grading system for our entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is used for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is used for investments that are in workout and for which some loss of principal is expected.

      At December 31, 2004 and 2003, our portfolio was graded as follows:

	December 31,

	2004		2003

		Percentage		Percentage
	Portfolio	of Total	Portfolio	of Total
Grade	at Value	Portfolio	at Value	Portfolio

($ in millions)
1	$952.5	31.6%	$985.1	38.1%
2	1,850.5	61.4	1,271.4	49.2
3	121.2	4.0	212.4	8.2
4	11.7	0.4	34.7	1.4
5	77.5	2.6	81.0	3.1

	$3,013.4	100.0%	$2,584.6	100.0%

      Grade 2 investments at December 31, 2004, increased over Grade 2 investments at December 31, 2003, primarily due to new investments made during 2004. Investments in new portfolio companies generally enter the portfolio as Grade 2 investments. We continue to include our CMBS portfolio in Grade 2 assets, as we are uncertain as to whether the unrealized appreciation or depreciation on our CMBS portfolio at December 31, 2004, will necessarily result in a realized gain or loss.

      Total Grade 3, 4, and 5 portfolio assets as a percentage of the total portfolio at value at December 31, 2004 and 2003, were 7.0% and 12.7%, respectively. Included in Grade 3, 4, and 5 assets at December 31, 2004 and 2003, were assets totaling $38.3 million and $31.1 million, respectively, that are secured by commercial real estate.

      Grade 4 and 5 assets include loans, debt securities, and equity securities. We expect that a number of portfolio companies will be in the Grades 4 or 5 categories from time to time. Part of the business of private finance is working with troubled portfolio companies to improve their businesses and protect our investment. The number of portfolio companies and related investment amount included in Grade 4 and 5 may fluctuate from period to period. We continue to follow our historical practice of working with such companies in order to recover the maximum amount of our investment.

      Loans and Debt Securities on Non-Accrual Status. At December 31, 2004 and 2003, loans and debt securities at value not accruing interest for the total investment portfolio were as follows:

	December 31,

	2004	2003
($ in millions)
Loans and debt securities in workout status (classified as Grade 4 or 5)(1)
Private finance
Companies more than 25% owned	$34.4	$31.9
Companies 5% to 25% owned	—	2.7
Companies less than 5% owned	16.5	28.0
Commercial real estate finance	5.6	6.8
Loans and debt securities not in workout status
Private finance
Companies more than 25% owned	29.4	31.9
Companies 5% to 25% owned	0.7	—
Companies less than 5% owned	15.8	16.5
Commercial real estate finance	12.5	0.2

Total	$114.9	$118.0

Percentage of total portfolio	3.8%	4.6%

(1)	Workout loans and debt securities exclude equity securities that are included in the total Grade 4 and 5 assets above.

     Loans and Debt Securities Over 90 Days Delinquent. Loans and debt securities greater than 90 days delinquent at value December 31, 2004 and 2003, were as follows:

	December 31,

	2004	2003

($ in millions)
Private finance	$73.5	$85.6
Commercial real estate finance
CMBS bonds	49.0	40.3
Commercial mortgage loans	10.1	3.7

Total	$132.6	$129.6

Percentage of total portfolio	4.4%	5.0%

      Loans and debt securities on non-accrual status and over 90 days delinquent should not be added together as they are two separate measures of portfolio asset quality. Loans and debt securities that are in both categories (i.e., on non-accrual status and over 90 days delinquent) totaled $43.9 million and $46.1 million at December 31, 2004 and 2003, respectively, which included loans and debt securities that are secured by commercial real estate of $10.2 million and $3.9 million, respectively.

      As a provider of long-term privately negotiated investment capital, we may defer payment of principal or interest from time to time. The nature of our private finance portfolio company relationships frequently provide an opportunity for portfolio companies to negotiate with us to amend the terms of payment to us or to restructure their debt and equity capital. During such restructuring, we may not receive or accrue interest or dividend payments. As a result, the amount of the private finance portfolio that is greater than 90 days delinquent or on non-accrual status may vary from period to period. The investment portfolio is priced to provide current returns for shareholders assuming that a portion of the portfolio at any time may not be accruing interest currently. We also price our private finance investments for a total return including interest or dividends plus gains from the sale of equity securities.

      For CMBS bonds, interest payments are made to bondholders from the cash flow on the underlying collateral. To the extent there are defaults and unrecoverable losses on the underlying collateral resulting in reduced cash flows, the lower rated tranches of the CMBS bonds in which we invest may not receive current interest payments and, therefore, may become delinquent. However, if the reduced cash flows resulting from defaults or losses in the underlying collateral pool have been factored into our yield on the bonds, we may continue to accrue interest on the bonds to the extent that we expect to collect such interest over time.

      Given these factors, the amount of loans, debt securities, or CMBS bonds on non-accrual status or greater than 90 days delinquent is not necessarily an indication of future principal loss or loss of anticipated investment return. Our portfolio grading system is used as a means to assess loss of investment return or investment principal.

Accrued Interest and Dividends Receivable

      Accrued interest and dividends receivable as of December 31, 2004 and 2003, was as follows:

	December 31,

	2004	2003
($ in millions)
Private finance	$59.8	$40.1
Commercial real estate finance
CMBS and CDO bonds	18.9	12.1
Commercial mortgage loans and other	0.8	0.9

Total	$79.5	$53.1

RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 2004, 2003, and 2002

      The following table summarizes our operating results for the years ended December 31, 2004, 2003, and 2002.

				Percent				Percent
	2004	2003	Change	Change	2003	2002	Change	Change
(in thousands, except per share amounts)
Interest and Related Portfolio Income
Interest and dividends	$319,642	$290,719	$28,923	10%	$290,719	$264,042	$26,677	10%
Loan prepayment premiums	5,502	8,172	(2,670)	(33)%	8,172	2,776	5,396	194%
Fees and other income	41,946	30,338	11,608	38%	30,338	43,110	(12,772)	(30)%

Total interest and related portfolio income	367,090	329,229	37,861	11%	329,229	309,928	19,301	6%

Expenses
Interest	75,650	77,233	(1,583)	(2)%	77,233	70,443	6,790	10%
Employee(1)	40,728	36,945	3,783	10%	36,945	33,126	3,819	12%
Individual performance award	13,011	—	13,011	**	—	—	—	—
Administrative(1)	35,686	22,387	13,299	59%	22,387	21,504	883	4%

Total operating expenses	165,075	136,565	28,510	21%	136,565	125,073	11,492	9%

Net investment income before income taxes	202,015	192,664	9,351	5%	192,664	184,855	7,809	4%
Income tax expense (benefit)	1,057	(2,466)	3,523	**	(2,466)	930	(3,396)	**

Net investment income	200,958	195,130	5,828	3%	195,130	183,925	11,205	6%

Net Realized and Unrealized Gains (Losses)
Net realized gains	117,240	75,347	41,893	56%	75,347	44,937	30,410	68%
Net change in unrealized appreciation or depreciation	(68,712)	(78,466)	9,754	*	(78,466)	(571)	(77,895)	*

Total net gains (losses)	48,528	(3,119)	51,647	*	(3,119)	44,366	(47,485)	*

Net income	$249,486	$192,011	$57,475	30%	$192,011	$228,291	$(36,280)	(16)%

Diluted earnings per common share	$1.88	$1.62	$0.26	16%	$1.62	$2.20	$(0.58)	(26)%

Weighted average common shares outstanding — diluted	132,458	118,351	14,107	12%	118,351	103,574	14,777	14%

(1)	Employee and administrative expenses for the year ended December 31, 2002, include costs associated with the closing of our German office of $0.5 million and $2.5 million, respectively, for a total of $3.0 million, or $0.03 per common share.

*	Net change in unrealized appreciation or depreciation and net gains (losses) can fluctuate significantly from year to year.

**	Percentage change is not meaningful.

     Total Interest and Related Portfolio Income. Total interest and related portfolio income includes interest and dividend income, loan prepayment premiums, and fees and other income.

      Interest and dividend income for the years ended December 31, 2004, 2003, and 2002, was composed of the following:

($ in millions)	2004	2003	2002

Interest	$301.0	$275.3	$259.4
Dividends	18.6	15.4	4.6

Total	$319.6	$290.7	$264.0

      The level of interest income, which includes interest paid in cash and in kind, is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest on interest-bearing investments and the amount of loans and debt securities for which interest is not accruing. The interest-bearing investments in the portfolio at value and the weighted average yield on the interest-bearing investments in the portfolio at December 31, 2004, 2003, and 2002, were as follows:

($ in millions)	2004	2003	2002

Interest-bearing portfolio	$2,301.2	$1,891.9	$1,896.2
Portfolio yield(1)	14.0%	14.7%	14.0%

(1)	See discussion on portfolio yields above under “Portfolio and Investment Activity.”

     Dividend income results from the dividend yield on preferred equity interests, if any, or the declaration of dividends by a portfolio company on preferred or common equity interests. Dividend income will vary from period to period depending upon the level of yield on our preferred equity interests and the timing and amount of dividends that are declared by a portfolio company on preferred or common equity interests. Dividend income increased in 2004 and 2003 primarily due to the receipt of dividends from BLX on the Class B equity interests held by us. The total dividend declared by BLX was $14.8 million and $7.8 million for the years ended December 31, 2004 and 2003, respectively, and these dividends were paid through the issuance of additional Class B equity interests.

      Loan prepayment premiums were $5.5 million, $8.2 million, and $2.8 million for the years ended December 31, 2004, 2003, and 2002, respectively. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for our borrowers to refinance or pay off their debts to us ahead of schedule. Therefore, we generally structure our loans to require a prepayment premium for the first three to five years of the loan. Accordingly, the amount of prepayment premiums will vary depending on the level of repayments and the age of the loans at the time of repayment. Prepayment premiums were higher in 2004 and 2003 as compared to 2002 as a result of an increase in loan prepayments during the prepayment penalty period. Prepayment premiums in 2004 were lower than in 2003 because the loans that prepaid in 2004 generally had lower prepayment penalty requirements than those that prepaid in 2003.

      Fees and other income primarily include fees related to financial structuring, diligence, transaction services, management services to portfolio companies, guarantees, and other advisory services. As a business development company, we are required to make significant managerial assistance available to the companies in our investment portfolio. Managerial assistance includes management and consulting services including, but not limited to, corporate finance, information technology, marketing, human resources, personnel and board member recruiting, corporate governance, and risk management.

      Fees and other income for the years ended December 31, 2004, 2003, and 2002, included fees relating to the following:

($ in millions)	2004	2003	2002

Structuring and diligence	$18.4	$6.1	$15.0
Transaction and other services provided to portfolio companies	3.2	4.5	4.4
Management services provided to portfolio companies, other advisory services and guaranty fees	17.4	18.7	23.2
Other income	2.9	1.0	0.5

Total	$41.9	$30.3	$43.1

      Fees and other income are generally related to specific transactions or services and therefore may vary substantially from year to year depending on the level and types of services provided. Loan origination fees that represent yield enhancement on a loan are capitalized and amortized into interest income over the life of the loan. Fees and other income for the year ended December 31, 2004, include structuring fees related to the purchase of majority ownership in Advantage, Financial Pacific, Mercury, and Insight totaling $10.0 million.

      BLX and Advantage were our largest investments at December 31, 2004, and together represented 19.0% of our total assets. Total interest and related portfolio income earned from BLX and Advantage for the year ended December 31, 2004, was $50.0 million and $21.3 million, respectively. Total interest and related portfolio income for the year ended December 31, 2004, included $2.5 million of income earned from Hillman prior to the sale of our control investment on March 31, 2004, as discussed above.

      BLX and Hillman were our largest portfolio investments at December 31, 2003 and 2002, and together represented 19.1% and 15.6% of our total assets at December 31, 2003 and 2002, respectively. Total interest and related portfolio income earned from BLX for the years ended December 31, 2003 and 2002, was $46.7 million and $40.2 million, respectively. Total interest and related portfolio income earned from Hillman for the years ended December 31, 2003 and 2002, was $9.7 million and $9.3 million, respectively.

      Operating Expenses. Operating expenses include interest, employee, and administrative expenses. Our single largest expense is interest on our indebtedness. The fluctuations in interest expense during the years ended December 31, 2004, 2003, and 2002, were primarily attributable to changes in the level of our borrowings under various notes payable and debentures and our revolving line of credit. Our borrowing activity and weighted average cost of debt, including fees and closing costs, at and for the years ended December 31, 2004, 2003, and 2002, were as follows:

($ in millions)	2004	2003	2002

Total outstanding debt	$1,176.6	$954.2	$998.5
Average outstanding debt	$985.6	$943.5	$938.1
Weighted average interest cost(1)	6.6%	7.5%	6.9%

(1)	The weighted average annual interest cost is computed as the (a) annual stated interest rate on the debt plus the annual amortization of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings, divided by (b) debt outstanding on the balance sheet date.

     In addition to interest on indebtedness, interest expense includes interest on our obligations to replenish borrowed Treasury securities related to our hedging activities of $5.2 million, $5.9 million, and $1.7 million for the years ended December 31, 2004, 2003, and 2002, respectively.

      Employee expenses include salaries and employee benefits. The change in employee expense reflects the effect of wage increases, increased staffing, and the change in mix of employees given their area of responsibility and relevant experience level. Total employees were 162, 125, and 105 at December 31, 2004, 2003, and 2002, respectively. During 2003 and 2002, employee expenses included a retention award program whereby senior officers received cash awards as part of their compensation. The retention award component for the years ended December 31, 2003 and 2002, was $8.6 million and $7.9 million, respectively. Beginning January 1, 2004, we no longer provided retention awards.

      In the first quarter of 2004, we established the Individual Performance Award (IPA) as a long-term incentive compensation program for certain officers. In conjunction with the program, the Board has approved a non-qualified deferred compensation plan (DCP II), which is administered through a trust by an independent third-party trustee.

      The IPA, which will generally be determined annually at the beginning of each year, is deposited in the trust in four equal installments, generally on a quarterly basis, in the form of cash. The Compensation Committee of the Board of Directors designed the DCP II to require the trustee to use the cash to purchase shares of our common stock in the open market.

      Amounts credited to participants under the DCP II are immediately vested once deposited by us into the trust. A participant’s account shall generally become distributable only after his or her termination of employment, or in the event of a change of control of the Company. The Compensation Committee of the Board of Directors may also determine other distributable events and the timing of such distributions.

      For the year ended December 31, 2004, we accrued $13.4 million in IPA expense, or $0.10 per share. We contributed these amounts into the DCP II trust during the year. Because the IPA is deferred compensation, the cost of this award is not a current expense for purposes of computing our taxable income. The expense is deferred for tax purposes until distributions are made from the trust. The accounts of the DCP II are consolidated with our accounts. Further, we are required to mark to market the liability to pay the employees in our stock and this adjustment is recorded to the IPA compensation expense. The effect of this adjustment for the year ended December 31, 2004, was to reduce the individual performance award expense by $0.4 million. The Compensation Committee and the Board of Directors have determined the IPA for 2005 and it is currently expected to be approximately $7.5 million.

      As a result of recent changes in regulation by the Jobs Creation Act of 2004 associated with deferred compensation arrangements, as well as an increase in the competitive market for recruiting top performers in private equity firms, the Compensation Committee and the Board of Directors have determined for 2005 that a portion of the IPA should be replaced with an individual performance bonus (IPB). The IPB for 2005 has been determined to be approximately $7.5 million, and will be distributed in cash to award recipients in equal bi-weekly installments as long as the recipient remains employed by us. If a recipient terminates employment during the year, any remaining cash payments under the IPB would be forfeited.

      The total of the IPA and IPB for 2005 is currently estimated to be $15.0 million. These amounts are subject to change if there is a change in the composition of the pool of award recipients during the year.

      Administrative expenses include legal and accounting fees, valuation assistance fees, insurance premiums, the cost of leases for our headquarters in Washington, DC, and our regional offices, stock record expenses, directors’ fees, and various other expenses. Administrative expenses have increased to $35.7 million for the year ended December 31, 2004. This is a $13.3 million increase over administrative expenses of $22.4 million for the year ended December 31, 2003.

      The largest component of the increase in expenses resulted from a net increase in legal, accounting, consulting, and other fees for 2004 as compared to 2003 of $4.9 million. This increase is primarily attributable to fees associated with the implementation of the requirements under the Sarbanes-Oxley Act of 2002 (including Section 404), the response to requests for information from regulatory and other government agencies, valuation assistance and other corporate matters.

      Legal fees totaled $4.6 million for 2004 as compared to $1.4 million for 2003. We expect that legal expenses will continue to increase substantially in the near term as the result of ongoing requests for documents and information from regulatory and other government agencies related to ongoing investigations. As a result, we expect that total administrative expenses will also increase in 2005 as compared to 2004.

      We have also incurred increased deal costs in 2004 related to evaluating potential new investments. Costs related to mezzanine lending are generally paid by the borrower, however, costs related to buyout investments are generally funded by us. Accordingly, if a prospective deal does not close, we incur expenses that are not recoverable. As a result, these related costs were $1.6 million higher for 2004 than for the prior year. We have increased our focus on managing buyout-related costs, however, we expect that there will be some increased costs from this activity going forward. In addition, expenses related to portfolio development and workout activities were $1.5 million higher for 2004 versus the prior year. We expect the costs related to workouts to decline given the decline in workout assets in the portfolio.

      The remaining increase in administrative expenses for 2004 over 2003 was primarily due to increased rent of $1.4 million associated with the opening of an office in Los Angeles, CA and expanding our office space in Chicago, IL and New York, NY, increased other corporate expenses, including stock record expense, insurance premiums and directors’ fees, of $1.1 million, the incurrence of $1.0 million in excise tax related to excess taxable income carried forward into 2005, and increased travel expenses of $0.8 million.

      Administrative expenses were $22.4 million for 2003, a $0.9 million increase over administrative expenses of $21.5 million for 2002. Excluding costs associated with closing the Germany office in 2002 totaling $2.5 million, administrative expenses for 2003 increased by $3.4 million over 2002. The net increase in legal, accounting, consulting and other fees for 2003 as compared to 2002 was $0.8 million. Fees related to market activity in our stock were substantially lower in 2003 as compared to 2002, however, the level of professional fees incurred in 2003 still increased over 2002 as we incurred significant legal, accounting, consulting and other fees in 2003 related to the implementation of the requirements under the Sarbanes-Oxley Act of 2002. The remaining increase in administrative expenses for 2003 over 2002 was primarily due to increased costs associated with corporate liability insurance of $1.4 million, travel costs of $0.6 million, and directors’ fees of $0.5 million.

      Income Tax Expense (Benefit). Our wholly owned subsidiary, AC Corp, is a corporation subject to federal and state income taxes and records an expense or benefit for income taxes as appropriate. For the years ended December 31, 2004 and 2002, we recorded tax expense of $1.1 million and $0.9 million, respectively, primarily as a result of AC Corp’s operating income for the periods. For the year ended December 31, 2003, we recorded a tax benefit of $2.5 million as a result of AC Corp’s operating loss for the period.

      Realized Gains and Losses. Net realized gains primarily result from the sale of equity securities associated with certain private finance investments, the sale of CMBS bonds and CDO bonds and preferred shares, and the realization of unamortized discount resulting from the sale and early repayment of private finance loans and commercial mortgage loans, offset by losses on investments. Net realized gains and losses for the years ended December 31, 2004, 2003, and 2002, were as follows:

($ in millions)	2004	2003	2002

Realized gains	$267.7	$94.3	$95.5
Realized losses	(150.5)	(19.0)	(50.6)

Net realized gains	$117.2	$75.3	$44.9

      When we exit an investment and realize a gain or loss, we make an accounting entry to reverse any unrealized appreciation or depreciation, respectively, we had previously recorded to reflect the appreciated or depreciated value of the investment. For the years ended December 31, 2004, 2003, and 2002, we reversed previously recorded unrealized appreciation or depreciation when gains or losses were realized as follows:

($ in millions)	2004	2003	2002

Reversal of previously recorded unrealized appreciation associated with realized gains	$(210.5)	$(78.5)	$(78.8)
Reversal of previously recorded unrealized depreciation associated with realized losses	151.8	20.3	49.0

Total reversal	$(58.7)	$(58.2)	$(29.8)

      Realized gains and losses for the years ended December 31, 2004, 2003, and 2002, resulted from various private finance and commercial real estate finance transactions.

      Realized gains for the year ended December 31, 2004, primarily resulted from transactions involving 13 private finance portfolio companies — The Hillman Companies, Inc. ($150.3 million), CorrFlex Graphics, LLC ($25.7 million), Professional Paint, Inc. ($13.7 million), Impact Innovations Group, LLC ($9.4 million), The Hartz Mountain Corporation ($8.3 million), Housecall Medical Resources, Inc. ($7.2 million), International Fiber Corporation ($5.2 million), CBA-Mezzanine Capital Finance, LLC ($4.1 million), United Pet Group, Inc. ($3.8 million), Oahu Waste Services, Inc. ($2.8 million), Grant Broadcasting Systems II ($2.7 million), Matrics, Inc. ($2.1 million), and SmartMail, LLC ($2.1 million), and one transaction involving a commercial mortgage loan ($1.8 million). In addition, gains were also realized on CMBS bonds ($17.4 million, net of a net realized loss of $3.8 million from hedges related to the CMBS bonds sold).

      Realized gains for the year ended December 31, 2003, primarily resulted from transactions involving 11 private finance portfolio companies, including Blue Rhino Corporation ($12.6 million), CyberRep ($9.6 million), Morton Grove Pharmaceuticals, Inc. ($8.5 million), Warn Industries, Inc. ($8.0 million), Woodstream Corporation ($6.6 million), Kirkland’s Inc. ($3.0 million), Julius Koch USA, Inc. ($2.8 million), GC-Sun Holdings II, LP ($2.5 million), Interline Brands, Inc. ($1.7 million), WyoTech Acquisition Corporation ($1.3 million), and Advantage Mayer, Inc. ($1.2 million). In addition, gains were also realized on CMBS bonds ($31.6 million, net of a net realized loss of $2.9 million from hedges related to the CMBS bonds sold) and commercial real estate investments ($1.7 million).

      Realized gains for the year ended December 31, 2002, primarily resulted from transactions involving eight private finance portfolio companies, including WyoTech Acquisition Corporation ($60.8 million), Aurora Communications, LLC ($4.9 million), Oriental Trading Company, Inc. ($2.5 million), Kirkland’s, Inc. ($2.2 million), American Home Care Supply, LLC ($1.3 million), Autania AG ($0.8 million), FTI Consulting, Inc. ($0.7 million), and Cumulus Media, Inc. ($0.5 million). In addition, gains were also realized on CMBS bonds ($19.1 million, net of a realized loss of $0.5 million from a hedge related to the CMBS bonds sold), and one commercial real estate investment ($1.3 million). The sale of WyoTech in 2002 was subject to post-closing adjustments, and during 2003, we recognized an additional realized gain of $1.3 million related to post-closing items.

      Realized losses for the year ended December 31, 2004, primarily resulted from transactions involving 13 private finance portfolio companies — American Healthcare Services, Inc. ($32.9 million), The Color Factory, Inc. ($24.5 million), Executive Greetings, Inc. ($19.3 million), Sydran Food Services II, L.P. ($18.2 million), Ace Products, Inc. ($17.6 million), Prosperco Finanz Holding AG ($7.5 million), Logic Bay Corporation ($5.0 million), Sun States Refrigerated Services, Inc. ($4.7 million), Chickasaw Sales & Marketing, Inc. ($3.8 million), Sure-Tel, Inc. ($2.3 million), Liberty-Pittsburgh Systems, Inc. ($2.0 million), EDM Consulting, LLC ($1.9 million), and Startec Global Communications Corporation ($1.1 million), and two transactions involving commercial mortgage loans ($2.1 million).

      Realized losses for the year ended December 31, 2003, primarily resulted from transactions involving three private finance portfolio companies, including Allied Office Products, Inc. ($7.7 million), Candlewood Hotel Company ($2.7 million), and North American Archery, LLC ($2.1 million), and eight transactions involving commercial mortgage loans ($5.9 million).

      Realized losses for the year ended December 31, 2002, primarily resulted from transactions involving 11 private finance portfolio companies, including Velocita, Inc. ($16.0 million), Schwinn Holdings Corporation ($7.9 million), Convenience Corporation of America ($5.8 million), Startec Global Communications Corporation ($4.5 million), The Loewen Group, Inc. ($2.7 million), Monitoring Solutions, Inc. ($1.7 million), Most Confiserie ($1.0 million), NetCare AG ($1.0 million), iSolve Incorporated ($0.9 million), Sure-Tel, Inc. ($0.5 million), and Soff-Cut Holdings, Inc. ($0.5 million), and also from nine commercial real estate investments ($4.7 million).

      Change in Unrealized Appreciation or Depreciation. We determine the value of each investment in our portfolio on a quarterly basis, and changes in value result in unrealized appreciation or depreciation being recognized in our statement of operations. Value, as defined in Section 2(a)(41) of the Investment Company Act of 1940, is (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the Board of Directors. Since there is typically no readily available market value for the investments in our portfolio, we value substantially all of our portfolio investments at fair value as determined in good faith by the Board of Directors pursuant to a valuation policy and a consistently applied valuation process. At December 31, 2004, portfolio investments recorded at fair value were approximately 92% of our total assets. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments determined in good faith by the Board of Directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

      There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses. Instead, we are required to specifically value each individual investment on a quarterly basis. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of our debt or equity investment. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. Changes in fair value are recorded in the statement of operations as net change in unrealized appreciation or depreciation.

      As a business development company, we invest in illiquid securities including debt and equity securities of companies, non-investment grade CMBS bonds, and CDO bonds and preferred shares. The structure of each private finance debt and equity security is specifically negotiated to enable us to protect our investment and maximize our returns. We include many terms governing interest rate, repayment terms, prepayment penalties, financial covenants, operating covenants, ownership parameters, dilution parameters, liquidation preferences, voting rights, and put or call rights. Our investments are generally subject to restrictions on resale and generally have no established trading market. Because of the type of investments that we make and the nature of our business, our valuation process requires an analysis of various factors. Our fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market changing events that impact valuation.

      Valuation Methodology — Private Finance. Our process for determining the fair value of a private finance investment begins with determining the enterprise value of the portfolio company. The fair value of our investment is based on the enterprise value at which the portfolio company could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The liquidity event whereby we exit a private finance investment is generally the sale, the recapitalization or, in some cases, the initial public offering of the portfolio company.

      There is no one methodology to determine enterprise value and, in fact, for any one portfolio company, enterprise value is best expressed as a range of fair values, from which we derive a single estimate of enterprise value. To determine the enterprise value of a portfolio company, we analyze its historical and projected financial results. We generally require portfolio companies to provide annual audited and quarterly unaudited financial statements, as well as annual projections for the upcoming fiscal year. Typically in the private equity business, companies are bought and sold based on multiples of EBITDA, cash flow, net income, revenues or, in limited instances, book value. The private equity industry uses financial measures such as EBITDA or EBITDAM (Earnings Before Interest, Taxes, Depreciation, Amortization and, in some instances, Management fees) in order to assess a portfolio company’s financial performance and to value a portfolio company. EBITDA and EBITDAM are not intended to represent cash flow from operations as defined by U.S. generally accepted accounting principles and such information should not be considered as an alternative to net income, cash flow from operations, or any other measure of performance prescribed by U.S. generally accepted accounting principles. When using EBITDA to determine enterprise value, we may adjust EBITDA for non-recurring items. Such adjustments are intended to normalize EBITDA to reflect the portfolio company’s earnings power. Adjustments to EBITDA may include compensation to previous owners, acquisition, recapitalization, or restructuring related items or one-time non-recurring income or expense items.

      In determining a multiple to use for valuation purposes, we generally look to private merger and acquisition statistics, discounted public trading multiples or industry practices. In estimating a reasonable multiple, we consider not only the fact that our portfolio company may be a private company relative to a peer group of public comparables, but we also consider the size and scope of our portfolio company and its specific strengths and weaknesses. In some cases, the best valuation methodology may be a discounted cash flow analysis based on future projections. If a portfolio company is distressed, a liquidation analysis may provide the best indication of enterprise value.

      If there is adequate enterprise value to support the repayment of our debt, the fair value of our loan or debt security normally corresponds to cost unless the borrower’s condition or other factors lead to a determination of fair value at a different amount. The fair value of equity interests in portfolio companies is determined based on various factors, including the enterprise value remaining for equity holders after the repayment of the portfolio company’s debt and other preference capital, and other pertinent factors such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted when we have a minority position, restrictions on resale, specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other factors.

      In connection with our valuation process to determine the fair value of a private finance investment, we work with independent third-party consultants to obtain assistance and advice as additional support in the preparation of our internal valuation analysis for a portion of the portfolio each quarter (for all investments with a cost or value greater than $250,000). In addition, we may receive independent assessments of a particular private finance portfolio company’s value in the ordinary course of business, most often in the context of a prospective sale transaction or in the context of a bankruptcy process. The valuation analysis prepared by management using these independent valuation resources is submitted to our Board of Directors for its determination of fair value of the portfolio in good faith.

      We received quarterly valuation assistance from S&P Corporate Value Consulting (S&P CVC) during 2004, including assistance with the valuation of Business Loan Express (BLX) in the third and fourth quarters of 2004. For the full year, S&P CVC has assisted us with the valuation of 104 portfolio companies. S&P CVC has assisted us in valuing all of the portfolio company investments that were in our portfolio at December 31, 2003, and were still in the portfolio at December 31, 2004. In addition, S&P CVC has assisted us in valuing 11 portfolio company investments that were added to the portfolio during 2004, including Advantage Sales & Marketing, Inc.

      Valuation Methodology — CMBS Bonds and CDO Bonds and Preferred Shares. CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow and comparable yields for similar CMBS bonds and CDO bonds and preferred shares. Our assumption with regard to discount rate may be based on the yield of comparable securities, when available. We recognize unrealized appreciation or depreciation on our CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool. As each CMBS bond ages, the expected amount of losses and the expected timing of recognition of such losses in the underlying collateral pool is updated and the revised cash flows are used in determining the fair value of the bonds. We have determined the fair value of our CMBS bonds and CDO bonds and preferred shares on an individual security-by-security basis. If we were to sell a group of these investments in a pool in one or more transactions, the total value received for that pool may be different than the sum of the fair values of the individual bonds or preferred shares.

      Net Change in Unrealized Appreciation or Depreciation. For the portfolio, net change in unrealized appreciation or depreciation for the years ended December 31, 2004, 2003, and 2002, consisted of the following:

	2004	2003	2002
($ in millions)
Net unrealized appreciation or depreciation	$(10.0)	$(20.3)	$29.2
Reversal of previously recorded unrealized appreciation associated with realized gains	(210.5)	(78.5)	(78.8)
Reversal of previously recorded unrealized depreciation associated with realized losses	151.8	20.3	49.0

Net change in unrealized appreciation or depreciation	$(68.7)	$(78.5)	$(0.6)

      For the year ended December 31, 2004, our two most significant changes in net unrealized appreciation were in BLX and Advantage. The following is a summary of the methodology that we used to determine the fair value of these investments.

      Business Loan Express, LLC. To determine the value of our investment in BLX at December 31, 2004, we performed four separate valuation analyses to determine a range of values: (1) analysis of comparable public company trading multiples, (2) analysis of BLX’s value assuming an initial public offering, (3) analysis of merger and acquisition transactions for financial services companies, and (4) a discounted dividend analysis. We performed the analyses with the assistance of JMP Securities. In addition, we received valuation assistance from S&P CVC for our investment in BLX at December 31, 2004.

      With respect to the analysis of comparable public company trading multiples and the analysis of BLX’s value assuming an initial public offering, we compute a median trailing and forward price earnings multiple to apply to BLX’s pro-forma net income adjusted for certain capital structure changes that we believe would likely occur should the company be sold. Each quarter we evaluate which public commercial finance companies should be included in the comparable group. The comparable group at December 31, 2004, was made up of CapitalSource, Inc., CIT Group, Inc., Financial Federal Corporation, GATX Corporation, and Marlin Business Services Corporation, which is consistent with the comparable group at December 31, 2003.

      Our investment in BLX at December 31, 2004, was valued at $335.2 million. This fair value was within the range of values determined by the four valuation analyses. Unrealized appreciation on our investment was $54.8 million at December 31, 2004. This is a decrease in unrealized appreciation of $32.3 million from December 31, 2003.

      Advantage Sales & Marketing, Inc. S&P CVC assisted us with the valuation of our investment in Advantage at December 31, 2004. We determined the enterprise value of Advantage by using their trailing twelve month normalized EBITDA times a multiple. The multiple we used was consistent with our entry multiple when we acquired Advantage in June 2004. Using this enterprise value, we determined the value of our investments in Advantage to be $283.0 million, resulting in unrealized appreciation of $24.3 million.

OTHER MATTERS

      Per Share Amounts. All per share amounts included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section have been computed using the weighted average shares used to compute diluted earnings per share, which were 132.5 million, 118.4 million, and 103.6 million for the years ended December 31, 2004, 2003, and 2002, respectively.

      Regulated Investment Company Status. We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, otherwise referred to as the Code. As long as we qualify as a regulated investment company, we are not taxed on our investment company taxable income or realized net capital gains, to the extent that such taxable income or gains are distributed, or deemed to be distributed, to shareholders on a timely basis.

      Taxable income generally differs from net income for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized appreciation or depreciation, as gains or losses are not included in taxable income until they are realized. In addition, gains realized for financial reporting purposes may differ from gains included in taxable income as a result of our election to recognize gains using installment sale treatment, which results in the deferrment of gains for tax purposes until notes received as consideration from the sale of investments are collected in cash.

      Dividends declared and paid by the Company in a year generally differ from taxable income for that year as such dividends may include the distribution of current year taxable income, the distribution of prior year taxable income carried forward into and distributed in the current year, or returns of capital. We are generally required to distribute 98% of our taxable income during the year the income is earned to avoid paying an excise tax. If this requirement is not met, the Code imposes a nondeductible excise tax equal to 4% of the amount by which 98% of the current year’s taxable income exceeds the distribution for the year. The taxable income on which an excise tax is paid is generally carried forward and distributed to shareholders in the next tax year. Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income in excess of current year distributions into the next tax year and pay a 4% excise tax on such income, as required.

      In order to maintain our status as a regulated investment company, we must, in general, (1) continue to qualify as a business development company; (2) derive at least 90% of our gross income from dividends, interest, gains from the sale of securities and other specified types of income; (3) meet asset diversification requirements as defined in the Code; and (4) timely distribute to shareholders at least 90% of our annual investment company taxable income as defined in the Code. We intend to take all steps necessary to continue to qualify as a regulated investment company. However, there can be no assurance that we will continue to qualify for such treatment in future years.

      Legal Proceedings. On June 23, 2004, we were notified by the SEC that they are conducting an informal investigation of us. On December 22, 2004, we received letters from the U.S. Attorney for the District of Columbia requesting the preservation and production of information regarding us and Business Loan Express, LLC in connection with a criminal investigation. Based on the information available to us at this time, the inquiries appear to pertain to matters related to portfolio valuation and our portfolio company, Business Loan Express, LLC. We are cooperating with the SEC’s and the U.S. Attorney’s investigations.

      In addition to the above matters, we are party to certain lawsuits in the normal course of business.

      While the outcome of these legal proceedings and other matters cannot at this time be predicted with certainty, we do not expect that these matters will have a material effect upon our financial condition or results of operations.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash Flow From Operating Activities

      Our portfolio has historically generated significant cash flow from which we pay dividends to shareholders and fund new investment activity. Cash generated from the portfolio includes cash flow from net investment income and net realized gains and principal collections related to investment repayments or sales. Cash flow provided by our operating activities before new investment activity for the years ended December 31, 2004, 2003, and 2002, was as follows:

	For the Years Ended
	December 31,

($ in millions)	2004	2003	2002

Net cash provided by (used in) operating activities	$(179.3)	$80.3	$65.3
Add: portfolio investments funded	1,472.4	930.6	506.4

Total cash provided by operating activities before new investments	$1,293.1	$1,010.9	$571.7

      Because of the significant amount of cash provided by operating activities before new investments, we generate sufficient cash flow to fund our operating activities as well as pay dividends to shareholders.

      Dividends to common shareholders for the years ended December 31, 2004, 2003, and 2002, were $299.3 million, $267.8 million, and $229.9 million, respectively. Total regular quarterly dividends were $2.28, $2.28, and $2.20 per common share for the years ended December 31, 2004, 2003, and 2002, respectively. An extra cash dividend of $0.02 and $0.03 per common share was declared during 2004 and 2002, respectively, and was paid to shareholders on January 28, 2005, and January 9, 2003, respectively.

      Dividends are generally determined based upon an estimate of annual taxable income, which includes our taxable interest, dividend and fee income, as well as taxable net capital gains. As discussed above, taxable income generally differs from net income for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized appreciation or depreciation, as gains or losses are not included in taxable income until they are realized. Taxable income includes non-cash income, such as changes in accrued and reinvested interest and dividends and the amortization of discounts and fees. Cash collections of income resulting from contractual payment-in-kind interest or the amortization of discounts and fees generally occur upon the repayment of the loans or debt securities that include such items. Non-cash taxable income is reduced by non-cash expenses, such as realized losses and depreciation and amortization expense.

      Our Board of Directors evaluates whether to retain or distribute taxable net capital gains on an annual basis. Our dividend policy allows us to continue to distribute capital gains, but would also allow us to retain gains to support future growth. Our Board of Directors reviews the dividend rate quarterly, and may adjust the quarterly dividend throughout the year.

      At December 31, 2004, we had outstanding commitments to fund investments totaling $330.2 million. We intend to fund these commitments and prospective investment opportunities with existing cash, through cash flow from operations before new investments, through borrowings under our line of credit or other long-term debt agreements, or through the sale or issuance of new equity capital.

Debt and Equity Capital

      Because we are a regulated investment company, we distribute our taxable income and, therefore, require external capital for asset growth. As a result, from time to time we will raise growth capital in the form of new debt or equity capital.

      At December 31, 2004, 2003, and 2002, our total assets, total debt outstanding, total shareholders’ equity, debt to equity ratio and asset coverage for senior indebtedness were as follows:

	December 31,

($ in millions)	2004	2003	2002

Total assets	$3,261.0	$3,019.9	$2,794.3
Total debt outstanding	$1,176.6	$954.2	$998.5
Total shareholders’ equity	$1,979.8	$1,914.6	$1,546.1
Debt to equity ratio	0.59	0.50	0.65
Asset coverage ratio(1)	280%	322%	270%

(1)	As a business development company, we are generally required to maintain a minimum ratio of 200% of total assets to total borrowings.

     We currently target a debt to equity ratio ranging between 0.50:1.00 to 0.65:1.00. During 2003, we intentionally deleveraged the balance sheet to move the leverage ratio to the lower end of the target debt to equity ratio range and have remained within the range during 2004. We recently have been through a period of economic uncertainty, and we believed that it was prudent to operate with a larger equity capital base and less leverage. For the years ended December 31, 2004, 2003, and 2002, we raised equity of $73.5 million, $422.9 million, and $172.8 million, respectively, including $86.5 million raised through a non-transferable rights offering during 2002. In addition, shareholders’ equity increased by $51.3 million, $21.2 million, and $22.1 million through the exercise of employee options, the collection of notes receivable from the sale of common stock, and the issuance of shares through our dividend reinvestment plan for the years ended December 31, 2004, 2003, and 2002, respectively.

      We employ an asset-liability management strategy that focuses on matching the estimated maturities of our loan and investment portfolio to the estimated maturities of our borrowings. We use our revolving line of credit facility as a means to bridge to long-term financing in the form of debt or equity capital, which may or may not result in temporary differences in the matching of estimated maturities. Availability on the revolving line of credit, net of amounts committed for standby letters of credit issued under the line of credit facility, was $396.4 million on December 31, 2004. We evaluate our interest rate exposure on an ongoing basis. Generally, we seek to fund our primarily fixed-rate investment portfolio with fixed-rate debt or equity capital. To the extent deemed necessary, we may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques.

      At December 31, 2004 and 2003, we had outstanding debt as follows:

	December 31, 2004				December 31, 2003

			Annual				Annual
	Facility	Amount	Interest		Facility	Amount	Interest
($ in millions)	Amount	Outstanding	Cost(1)		Amount	Outstanding	Cost(1)

Notes payable and debentures:
Unsecured notes payable	$981.4	$981.4	6.5%		$854.0	$854.0	7.2%
SBA debentures	84.8	77.5	8.2%		101.8	94.5	8.1%
OPIC loan	5.7	5.7	6.6%		5.7	5.7	6.6%

Total notes payable and debentures	1,071.9	1,064.6	6.6%		961.5	954.2	7.3%
Revolving line of credit	552.5	112.0	6.3	% (2)	532.5	—	—	(2)

Total debt	$1,624.4	$1,176.6	6.6	% (2)	$1,494.0	$954.2	7.5	% (2)

(1)	The weighted average annual interest cost is computed as the (a) annual stated interest on the debt plus the annual amortization of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings, divided by (b) debt outstanding on the balance sheet date.

(2)	The current interest rate payable on the revolving line of credit was 4.7% at December 31, 2004, which excluded the annual cost of commitment fees and other facility fees of $1.8 million. There were no amounts drawn on the revolving line of credit at December 31, 2003. The annual cost of commitment fees and other facility fees on the revolving line of credit was $2.7 million at December 31, 2003. The annual interest cost for total debt includes the annual cost of commitment fees and other facility fees on the revolving line of credit regardless of the amount outstanding on the facility as of the balance sheet date.

     Unsecured Notes Payable. We have issued long-term debt to institutional lenders, primarily insurance companies. The notes have five- or seven-year maturities, with maturity dates beginning in 2005 and generally have fixed rates of interest. The notes generally require payment of interest only semi-annually, and all principal is due upon maturity.

      On March 25, 2004, we issued five-year unsecured long-term notes denominated in Euros and Sterling for a total U.S. dollar equivalent of $15.2 million. The notes have fixed interest rates and have substantially the same terms as our existing unsecured notes. Simultaneous with issuing the notes, we entered into a cross-currency swap with a financial institution which fixed our interest and principal payments in U.S. dollars for the life of the debt.

      On April 30, 2004, we repaid $112.0 million of unsecured notes payable that matured on May 1, 2004.

      On November 15, 2004, we issued $252.5 million of five-year and $72.5 million of seven-year unsecured long-term notes, primarily to insurance companies. The five- and seven-year notes have fixed interest rates of 5.53% and 5.99%, respectively, and have substantially the same terms as our existing unsecured long-term notes. We used a portion of the proceeds from the new long-term note issuance to repay $102.0 million of our existing unsecured long-term notes that matured on November 15, 2004, with an interest cost of 8.5%.

      Small Business Administration Debentures. We, through our small business investment company subsidiary, have debentures payable to the Small Business Administration with contractual maturities of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. During 2004, we repaid $17.0 million of this outstanding debt. Under the small business investment company program, we may borrow up to $119.0 million from the Small Business Administration. At December 31, 2004, we had a commitment from the Small Business Administration to borrow up to an additional $7.3 million above the current amount outstanding. The commitment expires on September 30, 2005.

      Revolving Line of Credit. We have an unsecured revolving line of credit with a committed amount of $552.5 million. The line of credit may be expanded through new or additional commitments up to $600.0 million at our option. The credit facility generally bears interest at a rate, at our option, equal to (i) the one-month LIBOR plus 1.50%, (ii) the Bank of America, N.A. cost of funds plus 1.50% or (iii) the higher of the Bank of America, N.A. prime rate or the Federal Funds rate plus 0.50%. The line of credit generally requires monthly payments of interest, and all principal is due upon maturity. The revolving line of credit expires in April 2005, with the right to extend the maturity for one additional year at our option under substantially similar terms. We plan to exercise our option to extend the maturity to April 2006, which will require the payment of an extension fee of 0.3% on existing commitments. The interest rate on outstanding borrowings will increase by 0.5% during the extension period.

      Outstanding borrowings on the unsecured revolving line of credit at December 31, 2004, were $112.0 million. The amount available under the line at December 31, 2004, was $396.4 million, net of amounts committed for standby letters of credit of $44.1 million. Net borrowings under the revolving line of credit for the year ended December 31, 2004, were $112.0 million.

      We have various financial and operating covenants required by the revolving line of credit and notes payable and debentures. These covenants require us to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. Our credit facilities limit our ability to declare dividends if we default under certain provisions. As of December 31, 2004, we were in compliance with these covenants.

      The following table shows our significant contractual obligations for the repayment of debt and payment of other contractual obligations as of December 31, 2004.

		Payments Due By Year

							After
	Total	2005	2006	2007	2008	2009	2009
($ in millions)
Notes payable and debentures:
Unsecured notes payable	$981.4	$165.0	$175.0	$—	$153.0	$268.9	$219.5
SBA debentures	77.5	4.0	—	—	—	—	73.5
OPIC loan	5.7	—	5.7	—	—	—	—
Revolving line of credit(1)	112.0	—	112.0	—	—	—	—
Operating leases	33.5	4.6	4.5	4.4	4.4	4.6	11.0

Total contractual obligations	$1,210.1	$173.6	$297.2	$4.4	$157.4	$273.5	$304.0

(1)	As discussed above, we plan to exercise our option to extend the maturity of the revolving line of credit to April 2006. At December 31, 2004, $396.4 million remained unused and available, net of amounts committed for standby letters of credit of $44.1 million issued under the credit facility.

     The following table shows our contractual commitments that may have the effect of creating, increasing, or accelerating our liabilities as of December 31, 2004.

		Amount of Commitment Expiration Per Year

							After
	Total	2005	2006	2007	2008	2009	2009
($ in millions)
Guarantees	$100.2	$0.6	$1.1	$94.8	$0.1	$2.5	$1.1
Standby letters of credit(1)	44.1	—	44.1	—	—	—	—

Total commitments	$144.3	$0.6	$45.2	$94.8	$0.1	$2.5	$1.1

(1)	Standby letters of credit are issued under our revolving line of credit. As discussed above, we plan to exercise our option to extend the maturity of the revolving line of credit to April 2006. Therefore, unless a standby letter of credit is set to expire at an earlier date, we have assumed that the standby letters of credit will expire contemporaneously with the expiration of our line of credit in April 2006.

     In addition, we had outstanding commitments to fund investments totaling $330.2 million at December 31, 2004, as discussed above.

CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements are based on the selection and application of critical accounting policies, which require management to make significant estimates and assumptions. Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex, or subjective judgments. Our critical accounting policies are those applicable to the valuation of investments and certain revenue recognition matters as discussed below.

        Valuation of Portfolio Investments. As a business development company, we invest in illiquid securities including debt and equity securities of companies, non-investment grade CMBS, and the bonds and preferred shares of CDOs. Our investments are generally subject to restrictions on resale and generally have no established trading market. We value substantially all of our investments at fair value as determined in good faith by the Board of Directors in accordance with our valuation policy. We determine fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. Our valuation policy considers the fact that no ready market exists for substantially all of the securities in which we invest. Our valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of our debt or equity investments. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. The value of investments in publicly traded securities is determined using quoted market prices discounted for restrictions on resale, if any.

        Loans and Debt Securities. For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value, overall financial condition or other factors lead to a determination of fair value at a different amount.

      When we receive nominal cost warrants or free equity securities (“nominal cost equity”), we allocate our cost basis in our investment between debt securities and nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

      Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if we have doubt about interest collection. Loans in workout status that are classified as Grade 4 or 5 assets under our internal grading system do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by us depending on such company’s capital requirements. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method. Upon the prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income and any unamortized original issue discount or market discount is recorded as a realized gain. Prepayment premiums are recorded on loans and debt securities when received.

        Equity Securities. Our equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors, such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted to account for restrictions on resale and minority ownership positions.

      The value of our equity interests in public companies for which market quotations are readily available is based on the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

      Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected, and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

      Commercial Mortgage-Backed Securities (CMBS) and Collateralized Debt Obligations (CDO). CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar CMBS bonds and CDO bonds and preferred shares, when available. We recognize unrealized appreciation or depreciation on our CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

      We recognize income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in actual and estimated prepayment speeds or actual and estimated credit losses. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds and CDO bonds and preferred shares from the date the estimated yield is changed.

      Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and include investments charged off during the year, net of recoveries. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.

      Fee Income. Fee income includes fees for guarantees and services rendered by us to portfolio companies and other third parties such as diligence, structuring, transaction services, management services, and other advisory services. Guaranty fees are recognized as income over the related period of the guaranty. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and other advisory services fees are generally recognized as income as the services are rendered.

MANAGEMENT’S REPORT ON INTERNAL CONTROL

OVER FINANCIAL REPORTING

      The management of Allied Capital Corporation and subsidiaries (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f). Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the Company conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the Company’s evaluation under the framework in Internal Control — Integrated Framework, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004. Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, has been audited by KPMG LLP, an independent registered public accounting firm, as stated in its report which is included herein.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Allied Capital Corporation:

      We have audited management’s assessment, included in the accompanying management’s report on internal control over financial reporting, that Allied Capital Corporation and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Allied Capital Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that Allied Capital Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Allied Capital Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 2004 and 2003, including the consolidated statement of investments as of December 31, 2004, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for each of the years in the three-year period ended December 31, 2004, and our report dated March 14, 2005, expressed an unqualified opinion on those consolidated financial statements.

Washington, D.C.

March 14, 2005

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Allied Capital Corporation:

      We have audited the accompanying consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 2004 and 2003, including the consolidated statement of investments as of December 31, 2004, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of securities owned as of December 31, 2004 and 2003. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations, their cash flows, changes in their net assets, and financial highlights for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Allied Capital Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 14, 2005, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

Washington, D.C.

March 14, 2005

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,

	2004	2003
(in thousands, except share and per share amounts)
ASSETS
Portfolio at value:
Private finance
Companies more than 25% owned (cost: 2004-$1,389,342; 2003-$755,024)	$1,359,641	$900,317
Companies 5% to 25% owned (cost: 2004-$194,750; 2003-$195,600)	188,902	218,305
Companies less than 5% owned (cost: 2004-$800,828; 2003-$955,507)	753,543	784,050

Total private finance (cost: 2004-$2,384,920; 2003-$1,906,131)	2,302,086	1,902,672
Commercial real estate finance (cost: 2004-$722,612; 2003-$694,929)	711,325	681,927

Total portfolio at value (cost: 2004-$3,107,532; 2003-$2,601,060)	3,013,411	2,584,599

Deposits of proceeds from sales of borrowed Treasury securities	38,226	98,527
Accrued interest and dividends receivable	79,489	53,079
Other assets	72,712	69,498
Cash and cash equivalents	57,160	214,167

Total assets	$3,260,998	$3,019,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures (maturing within one year: 2004-$169,000; 2003-$221,000)	$1,064,568	$954,200
Revolving line of credit	112,000	—
Obligations to replenish borrowed Treasury securities	38,226	98,525
Accounts payable and other liabilities	66,426	46,568

Total liabilities	1,281,220	1,099,293

Commitments and contingencies
Preferred stock	—	6,000
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 133,098,807 and 128,117,985 shares issued and outstanding at December 31, 2004 and 2003, respectively	13	13
Additional paid-in capital	2,094,421	1,985,652
Common stock held in deferred compensation trust	(13,503)	—
Notes receivable from sale of common stock	(5,470)	(18,632)
Net unrealized appreciation (depreciation) on portfolio	(107,767)	(39,055)
Undistributed (distributions in excess of) earnings	12,084	(13,401)

Total shareholders’ equity	1,979,778	1,914,577

Total liabilities and shareholders’ equity	$3,260,998	$3,019,870

Net asset value per common share	$14.87	$14.94

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended
	December 31,

	2004	2003	2002
(in thousands, except per share amounts)
Interest and Related Portfolio Income:
Interest and dividends
Companies more than 25% owned	$91,710	$62,563	$40,185
Companies 5% to 25% owned	25,702	25,727	28,629
Companies less than 5% owned	202,230	202,429	195,228

Total interest and dividends	319,642	290,719	264,042
Loan prepayment premiums
Companies more than 25% owned	—	141	—
Companies 5% to 25% owned	765	685	200
Companies less than 5% owned	4,737	7,346	2,576

Total loan prepayment premiums	5,502	8,172	2,776
Fees and other income
Companies more than 25% owned	29,774	18,862	25,344
Companies 5% to 25% owned	1,618	629	1,123
Companies less than 5% owned	10,554	10,847	16,643

Total fees and other income	41,946	30,338	43,110

Total interest and related portfolio income	367,090	329,229	309,928

Expenses:
Interest	75,650	77,233	70,443
Employee	40,728	36,945	33,126
Individual performance award	13,011	—	—
Administrative	35,686	22,387	21,504

Total operating expenses	165,075	136,565	125,073

Net investment income before income taxes	202,015	192,664	184,855
Income tax expense (benefit)	1,057	(2,466)	930

Net investment income	200,958	195,130	183,925

Net Realized and Unrealized Gains (Losses)
Net realized gains (losses)
Companies more than 25% owned	86,812	1,302	58,444
Companies 5% to 25% owned	43,818	19,975	866
Companies less than 5% owned	(13,390)	54,070	(14,373)

Total net realized gains	117,240	75,347	44,937
Net change in unrealized appreciation or depreciation	(68,712)	(78,466)	(571)

Total net gains (losses)	48,528	(3,119)	44,366

Net increase in net assets resulting from operations	$249,486	$192,011	$228,291

Basic earnings per common share	$1.92	$1.64	$2.23

Diluted earnings per common share	$1.88	$1.62	$2.20

Weighted average common shares outstanding — basic	129,828	116,747	102,107

Weighted average common shares outstanding — diluted	132,458	118,351	103,574

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

	For the Years Ended December 31,

	2004	2003	2002
(in thousands, except per share amounts)
Operations
Net investment income	$200,958	$195,130	$183,925
Net realized gains	117,240	75,347	44,937
Net change in unrealized appreciation or depreciation	(68,712)	(78,466)	(571)

Net increase in net assets resulting from operations	249,486	192,011	228,291

Shareholder distributions
Common stock dividends	(299,326)	(267,838)	(229,935)
Preferred stock dividends	(62)	(210)	(230)

Net decrease in net assets resulting from shareholder distributions	(299,388)	(268,048)	(230,165)

Capital share transactions
Sale of common stock	70,251	422,005	172,847
Issuance of common stock for portfolio investments	3,227	884	—
Issuance of common stock upon the exercise of stock options	32,274	8,571	14,517
Issuance of common stock in lieu of cash distributions	5,836	6,598	6,263
Net decrease in notes receivable from sale of common stock	13,162	6,072	1,324
Purchase of common stock held in deferred compensation trust	(13,503)	—	—
Other	3,856	413	871

Net increase in net assets resulting from capital share transactions	115,103	444,543	195,822

Total increase in net assets	65,201	368,506	193,948
Net assets at beginning of year	1,914,577	1,546,071	1,352,123

Net assets at end of year	$1,979,778	$1,914,577	$1,546,071

Net asset value per common share	$14.87	$14.94	$14.22

Common shares outstanding at end of year	133,099	128,118	108,698

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,

	2004	2003	2002
(in thousands)
Cash flows from operating activities
Net increase in net assets resulting from operations	$249,486	$192,011	$228,291
Adjustments
Portfolio investments	(1,472,396)	(930,566)	(506,376)
Principal collections related to investment repayments or sales	909,189	788,328	356,641
Change in accrued or reinvested interest and dividends	(52,193)	(44,952)	(45,809)
Amortization of discounts and fees	(5,235)	(12,514)	(12,931)
Changes in other assets and liabilities	18,716	(9,352)	(7,252)
Depreciation and amortization	1,433	1,638	1,572
Realized gains from the receipt of notes and other securities as consideration from sale of investments	(47,497)	(1,668)	—
Realized losses	150,462	18,958	50,625
Net change in unrealized (appreciation) or depreciation	68,712	78,466	571

Net cash provided by (used in) operating activities	(179,323)	80,349	65,332

Cash flows from financing activities
Sale of common stock	70,251	422,005	172,847
Sale of common stock upon the exercise of stock options	32,274	8,571	12,136
Collections of notes receivable from sale of common stock	13,162	6,072	3,706
Borrowings under notes payable and debentures	340,212	300,000	—
Repayments on notes payable and debentures	(231,000)	(140,000)	(81,856)
Net borrowings under (repayments on) revolving line of credit	112,000	(204,250)	59,500
Redemption of preferred stock	(7,000)	—	—
Purchase of common stock held in deferred compensation trust	(13,687)	—	—
Other financing activities	(3,004)	(5,137)	(727)
Common stock dividends and distributions paid	(290,830)	(264,419)	(220,411)
Preferred stock dividends paid	(62)	(210)	(230)

Net cash provided by (used in) financing activities	22,316	122,632	(55,035)

Net increase (decrease) in cash and cash equivalents	(157,007)	202,981	10,297
Cash and cash equivalents at beginning of year	214,167	11,186	889

Cash and cash equivalents at end of year	$57,160	$214,167	$11,186

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INVESTMENTS

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

Companies More Than 25% Owned

Acme Paging, L.P.(4)	Loan (6.8%, Due 12/07 – 1/08)(6)	$4,631	$4,631	$—
(Telecommunications)	Equity Interests		13,274	1,230
	Common Stock (4,656 shares)		27	—

Advantage Sales & Marketing, Inc.	Loan (12.0%, Due 9/09)	60,000	59,729	59,729
(Business Services)	Debt Securities (18.5%, Due 12/09)	125,498	125,498	125,498
	Common Stock (18,957,011 shares)		73,472	97,724

Alaris Consulting, LLC	Loan (16.3%, Due 12/05 – 12/07)(6)	23,665	23,724	4,663
(Business Services)	Equity Interests		5,165	—
	Guaranty ($1,100)

American Healthcare Services, Inc.	Loan (1.0%, Due 12/04 – 12/05)(6)	5,200	4,801	4,225
and Affiliates	Guaranty ($640)
(Healthcare Services)

Avborne, Inc.(7)	Loan (25.0%, Due 8/07)	1,092	1,092	1,092
(Business Services)	Preferred Stock (12,500 shares)		14,138	7,320
	Common Stock (27,500 shares)		—	—
	Standby Letter of Credit ($6,978)

Avborne Heavy Maintenance, Inc.(7)	Preferred Stock (1,568 shares)		—	—
(Business Services)	Common Stock (2,750 shares)		—	—

Business Loan Express, LLC	Debt Securities (25.0%, Due 12/08)	44,628	44,615	44,615
(Financial Services)	Class A Equity Interests	53,862	53,862	53,862
	Class B Equity Interests		72,661	98,741
	Class C Equity Interests		109,301	137,988
	Guaranty ($94,633 — See Note 3)
	Standby Letters of Credit ($35,550 — See Note 3)

Callidus Capital Corporation	Loan (4.9%, Due 12/05)	42,213	42,213	42,213
(Financial Services)	Loan (12.0%, Due 12/06)	66	66	66
	Debt Securities (18.0%, Due 10/08)	4,051	4,051	4,051
	Common Stock (10 shares)		1,871	3,600

Fairchild Industrial Products	Loan (8.5%, Due 7/09)	7,038	7,038	7,038
Company	Debt Securities (12.0%, Due 7/09)	3,833	3,833	3,833
(Industrial Products)	Common Stock (1,000 shares)		2,841	2,123

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.
(7) During the third quarter of 2004, Avborne, Inc. transferred certain equity securities in Avborne Heavy Maintenance, Inc. to its lenders, including the Company, in exchange for a reduction in contractual interest on the Company’s loan to Avborne, Inc. Avborne, Inc. and Avborne Heavy Maintenance, Inc. remain affiliated companies.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

Financial Pacific Company	Loan (17.4%, Due 2/12 – 8/12)	$68,788	$68,473	$68,473
(Financial Services)	Preferred Stock (9,950 shares)		9,950	10,448
	Common Stock (14,735 shares)		14,819	14,819

ForeSite Towers, LLC	Equity Interests		18,672	21,511
(Tower Leasing)

GAC Investments, Inc.	Loan (10.0%, Due 9/10)(6)	11,000	11,000	7,517
(Broadcasting & Cable)	Common Stock (101 shares)		43,350	—
	Guaranty ($800)
	Standby Letter of Credit ($200)

Global Communications, LLC	Loan (14.2%, Due 12/03 – 12/06)	6,269	6,269	6,269
(Business Services)	Debt Securities (13.0%, Due 9/02 – 9/05)	18,196	18,193	18,193
	Preferred Equity Interest		14,067	14,609
	Options		1,639	2,161

Gordian Group, Inc.	Loan (10.0%, Due 12/08)(6)	9,392	9,439	7,381
(Business Services)	Common Stock (1,000 shares)		5,820	—

HealthASPex, Inc.	Preferred Stock (1,000,000 shares)		700	700
(Business Services)	Preferred Stock (1,451,380 shares)		4,900	1,753
	Common Stock (1,451,380 shares)		4	—

HMT, Inc.	Debt Securities (13.3%, Due 12/08)	10,000	9,314	9,314
(Energy Services)	Preferred Stock (554,052 shares)		2,488	2,537
	Common Stock (300,000 shares)		3,000	3,610
	Warrants		1,155	1,390

Housecall Medical Resources, Inc.	Loan (16.8%, Due 11/07 – 11/09)	15,668	15,610	15,610
(Healthcare Services)	Common Stock (864,000 shares)		86	31,898

Impact Innovations Group, LLC (Business Services)	Equity Interests in Affiliate (See Note 3)		—	772

Insight Pharmaceuticals Corporation	Senior Loan (8.3%, Due 12/07)	66,470	66,115	66,115
(Consumer Products)	Loan (15.0%, Due 12/09)	57,500	57,213	57,213
	Preferred Stock (25,000 shares)		25,000	25,000
	Common Stock (6,200 shares)		6,325	6,325

Jakel, Inc.	Loan (15.5%, Due 3/08)(6)	5,412	5,412	5,412
(Industrial Products)	Debt Securities (15.5%, Due 3/08)(6)	8,330	8,330	8,330
	Preferred Stock (6,460 shares)		6,460	836
	Common Stock (158,061 shares)		9,347	—

Legacy Partners Group, LLC	Loan (14.0%, Due 5/09)(6)	6,647	6,647	6,647
(Financial Services)	Debt Securities (18.0%, Due 5/09)(6)	2,952	2,952	1,896
	Equity Interests		2,729	—

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

Litterer Beteiligungs-GmbH(4)	Debt Securities (8.0%, Due 3/07)	$715	$715	$715
(Business Services)	Equity Interest		1,756	2,596

Maui Body Works, Inc.	Common Stock (100 shares)		2,500	1,080
(Healthcare Services)

Mercury Air Centers, Inc.	Senior Loan (10.0%, Due 4/09)	20,000	20,000	20,000
(Business Services)	Loan (16.0%, Due 4/09)	34,791	34,613	34,613
	Common Stock (52,796 shares)		31,214	31,214
	Standby Letters of Credit ($1,322)

MVL Group, Inc.	Loan (12.2%, Due 10/07 – 7/09)	16,124	15,656	15,656
(Business Services)	Debt Securities (14.4%, Due 7/09)	18,039	17,526	17,526
	Common Stock (648,661 shares)		643	9,800

Pennsylvania Avenue Investors, L.P. (5)	Equity Interests		1,027	792
(Private Equity Fund)

Powell Plant Farms, Inc.	Loan (15.0%, Due 1/05)	32,040	23,192	23,192
(Consumer Products)	Debt Securities (20.0%, Due 6/03)(6)	19,291	19,224	10,588
	Preferred Stock (1,483 shares)		—	—
	Warrants		—	—

Redox Brands, Inc.	Loan (19.0%, Due 12/07)	3,334	3,325	3,325
(Consumer Products)	Debt Securities (16.0%, Due 3/08)	11,122	10,672	10,672
	Preferred Stock (2,726,444 shares)		7,903	11,664
	Warrants		584	584
	Guaranty ($125)

Staffing Partners Holding	Loan (13.5%, Due 10/06)(6)	1,000	1,000	1,000
Company, Inc.	Debt Securities (13.5%, Due 10/06)(6)	6,084	6,084	6,084
(Business Services)	Preferred Stock (439,600 shares)		4,968	1,961
	Common Stock (69,773 shares)		50	—
	Warrants		10	—

Startec Global Communications	Loan (10.0%, Due 5/07 – 5/09)	16,521	16,521	16,521
Corporation	Common Stock (19,180,000 shares)		37,255	7,800
(Telecommunications)

STS Operating, Inc.	Preferred Stock (6,000,000 shares)		6,346	6,276
(Industrial Products)	Common Stock (3,000,000 shares)		3,177	9,632
	Options		—	—

Total companies more than 25% owned			$1,389,342	$1,359,641

Companies 5% to 25% Owned

Air Evac Lifeteam	Debt Securities (12.6%, Due 7/10)	$40,144	$39,964	$39,964
(Healthcare Services)	Equity Interests		3,000	1,092

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

Aspen Pet Products, Inc.	Loans (19.0%, Due 6/08)	$18,876	$18,784	$18,784
(Consumer Products)	Preferred Stock (2,709 shares)		2,154	897
	Common Stock (1,400 shares)		140	—
	Warrants		—	—

Becker Underwood, Inc.	Loan (14.5%, Due 8/12)	23,049	22,939	22,939
(Industrial Products)	Common Stock (4,364 shares)		5,000	5,000

Border Foods, Inc.	Loan (13.0%, Due 12/10)	3,000	3,000	3,000
(Consumer Products)	Debt Securities (13.0%, Due 12/10)	10,000	9,510	9,510
	Preferred Stock (50,919 shares)		2,000	2,000
	Common Stock (1,810 shares)		45	—
	Warrants		665	—

The Debt Exchange Inc.	Preferred Stock (921,875 shares)		1,250	1,457
(Business Services)

MasterPlan, Inc.	Loan (12.0%, Due on demand)	959	959	1,204
(Business Services)	Common Stock (1,350 shares)		42	3,300

MedBridge Healthcare, LLC	Loan (5.1%, Due 8/09 – 8/14)	11,311	11,311	11,311
(Healthcare Services)	Convertible Debenture (2.0%, Due 8/14) (6)	3,000	1,015	678

MortgageRamp, Inc.	Common Stock (772,000 shares)		3,860	903
(Business Services)

Nexcel Synthetics, LLC	Loan (14.5%, Due 6/09)	10,248	10,211	10,211
(Consumer Products)	Equity Interests		1,690	687

Packaging Advantage Corporation	Debt Securities (18.5%, Due 4/08)	15,439	14,731	14,731
(Business Services)	Common Stock (232,168 shares)		2,386	1,479
	Warrants		963	597

Pres Air Trol LLC	Debt Securities (12.0%, Due 4/10)	6,350	6,021	6,021
(Industrial Products)	Equity Interests		1,323	900

Progressive International	Loan (16.0%, Due 12/09)	7,253	7,221	7,221
Corporation	Preferred Stock (500 shares)		500	586
(Consumer Products)	Common Stock (197 shares)		13	13
	Warrants		—	—

Soteria Imaging Services, LLC	Loan (12.5%, Due 11/10)	9,500	8,340	8,340
(Healthcare Services)	Equity Interests		2,114	2,114

Universal Environmental Services,	Loan (13.5%, Due 2/09)	12,150	12,099	12,099
LLC	Equity Interests		1,500	1,864
(Business Services)

Total companies 5% to 25% owned			$194,750	$188,902

Companies Less Than 5% Owned

Alderwoods Group, Inc.(3)	Common Stock (357,568 shares)		$5,006	$4,062
(Consumer Services)

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

American Barbecue & Grill, Inc.	Warrants		$125	$—
(Retail)

Anthony, Inc.	Loan (12.2%, Due 9/11 – 9/12)	$14,524	14,455	14,455
(Industrial Products)

Apogen Technologies, Inc.	Debt Securities (13.0%, Due 1/10)	5,000	4,982	4,982
(Business Services)	Preferred Stock (270,008 shares)		2,700	3,155
	Common Stock (1,256,452 shares)		50	2,295
	Warrants		—	448

Aviation Technologies, Inc.	Loan (17.0%, Due 5/11)	21,130	21,050	21,050
(Industrial Products)

Benchmark Medical, Inc.	Debt Securities (14.0%, Due 12/08)	13,718	13,656	13,656
(Healthcare Services)	Warrants		18	18

Callidus Debt Partners	Preferred Shares (23,600,000 shares)		23,869	23,869
CLO Fund III, LTD(4)
(Senior Debt CLO Fund)

Camden Partners Strategic Fund II, L.P.(5)	Limited Partnership Interest		2,463	3,055
(Private Equity Fund)

Catterton Partners V, L.P.(5)	Limited Partnership Interest		1,589	1,415
(Private Equity Fund)

CBS Personnel Holdings, Inc.	Loan (15.5%, Due 12/09)	20,000	19,905	19,905
(Business Services)

Colibri Holding Corporation	Debt Securities (12.5%, Due 9/08)	3,750	3,511	3,511
(Consumer Products)	Preferred Stock (459 shares)		523	780
	Common Stock (3,362 shares)		1,250	511
	Warrants		290	119

Community Education Centers, Inc.	Loan (15.0%, Due 12/10)	23,394	23,295	23,295
(Education Services)

Component Hardware Group, Inc.	Preferred Stock (18,000 shares)		2,605	2,657
(Industrial Products)	Common Stock (2,000 shares)		200	600

Cooper Natural Resources, Inc.	Debt Securities (0%, Due 11/07)	1,500	1,500	1,500
(Industrial Products)	Preferred Stock (6,316 shares)		1,424	20
	Warrants		830	—

Coverall North America, Inc.	Loan (20.0%, Due 7/08)	15,955	15,918	17,504
(Business Services)	Debt Securities (20.0%, Due 7/08)	8,249	8,229	9,049

CTT Holdings	Loan (0%, Due 3/10)(6)	1,125	1,125	563
(Consumer Products)

DCS Business Services, Inc.	Debt (15.8%, Due 7/10)	21,646	21,559	21,559
(Business Services)	Preferred Stock (478,816 shares)		1,239	3,195

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

Drilltec Patents & Technologies	Loan (10.0%, Due 8/06)(6)	$10,994	$10,918	$—
Company, Inc.	Debt Securities (15.0%, Due 8/06)(6)	1,500	1,500	—
(Energy Services)

eCentury Capital Partners, L.P.(5)	Limited Partnership Interest		5,024	889
(Private Equity Fund)

EDM Consulting, LLC	Loan (5.3%, Due 12/06)	100	100	100
(Business Services)

Elexis Beta GmbH(4)	Options		426	50
(Industrial Products)

E-Talk Corporation	Preferred Stock (133 shares)		10,009	—
(Business Services)	Common Stock (8,656 shares)		—	—

Frozen Specialties, Inc.	Debt Securities (16.0%, Due 5/08)	11,000	10,637	10,637
(Consumer Products)	Warrants		435	435

Garden Ridge Corporation (Retail)	Debt Securities (12.9%, Due 12/05 – 12/07)(6)	27,271	27,271	12,722
	Preferred Stock (1,130 shares)		1,130	—
	Common Stock (847,800 shares)		613	—

Geotrace Technologies, Inc.	Debt Securities (12.0%, Due 6/09)	18,400	16,296	16,296
(Energy Services)	Warrants		2,350	2,350

Ginsey Industries, Inc.	Loans (12.5%, Due 3/06)	4,505	4,505	4,505
(Consumer Products)	Convertible Debentures (12.5%, Due 3/06)	500	500	663
	Warrants		—	1,737

Grant Broadcasting Systems II	Loan (5.0%, Due 6/09)	2,750	2,750	2,750
(Broadcasting & Cable)

Grotech Partners, VI, L.P.(5)	Limited Partnership Interest		5,574	3,444
(Private Equity Fund)

Haven Eldercare of New England, LLC	Loans (9.3%, Due 10/05)	46,671	46,668	46,668
(Healthcare Services)

The Hillman Companies, Inc.(3)	Loan (13.5%, Due 9/11)	43,024	42,807	42,807
(Consumer Products)

Homax Holdings, Inc.	Debt (12.0%, Due 8/11)	14,000	12,920	12,920
(Consumer Products)	Preferred Stock (89 shares)		89	84
	Common Stock (28 shares)		6	6
	Warrants		1,106	1,371

Icon International, Inc.	Common Stock (25,707 shares)		76	—
(Business Services)

Interline Brands, Inc.(3)	Common Stock (152,371 shares)		2,286	2,600
(Business Services)

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

International Fiber Corporation	Debt Securities (14.0%, Due 6/12)	$21,114	$21,016	$21,016
(Industrial Products)	Preferred Stock (25,000 shares)		2,500	2,500

MedAssets, Inc.	Preferred Stock (227,865 shares)		2,049	2,726
(Business Services)	Warrants		136	25

Mid-Atlantic Venture Fund IV, L.P.(5)	Limited Partnership Interest		6,600	3,171
(Private Equity Fund)

Mogas Energy, LLC (Energy Services)	Debt Securities (9.5%, Due 3/12 – 4/12)	17,479	15,956	15,956
	Warrants		1,774	2,800

Nobel Learning Communities,	Preferred Stock (1,214,356 shares)		2,764	2,764
Inc.(3)	Warrants		575	308
(Education)

Norstan Apparel Shops, Inc.	Loan (16.0%, Due 12/07)(6)	500	500	500
(Retail)	Debt Securities (17.8%, Due 12/07 – 9/08)(6)	13,588	12,960	2,585
	Common Stock (29,663 shares)		4,750	—
	Warrants		655	—
	Guaranty ($—)

Norwesco, Inc.	Loan (14.0%, Due 12/11)	15,000	14,925	14,925
(Industrial Products)

Novak Biddle Venture Partners III, L.P.(5)	Limited Partnership Interest		979	1,142
(Private Equity Fund)

Oahu Waste Services, Inc.	Stock Appreciation Rights		239	300
(Business Services)

Onyx Television GmbH(4)	Preferred Units		201	—
(Broadcasting & Cable)

Opinion Research Corporation(3)	Loan (13.2%, Due 11/07 – 5/09)	20,625	20,533	20,533
(Business Services)	Warrants		996	480

Oriental Trading Company, Inc.	Common Stock (13,820 shares)		10	5,400
(Consumer Products)

Polaris Pool Systems, Inc.	Debt Securities (12.0%, Due 9/07)	12,500	11,334	12,477
(Consumer Products)	Warrants		1,145	7,396

Pro Mach, Inc.	Loan (13.8%, Due 6/12)	19,000	18,906	18,906
(Industrial Products)	Equity Interests		1,500	1,500

RadioVisa Corporation	Loan (15.5%, Due 12/08)	25,892	25,779	25,779
(Broadcasting & Cable)

Resun Leasing, Inc.	Loan (15.5%, Due 11/07)	30,000	30,000	30,000
(Business Services)

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
Private Finance
Portfolio Company
(in thousands, except number of shares)	Investment(1)(2)	Principal	Cost	Value

S.B. Restaurant Company	Debt Securities (15.0%, Due 11/08)	$15,215	$14,667	$14,667
(Retail)	Preferred Stock (54,125 shares)		135	135
	Warrants		619	619

SBBUT, LLC	Equity Interests		85	85
(Consumer Products)

Soff-Cut Holdings, Inc.	Preferred Stock (300 shares)		300	—
(Industrial Products)	Common Stock (2,000 shares)		200	—

SPP Mezzanine Fund, L.P.(5)	Limited Partnership Interest		1,663	1,543
(Private Equity Fund)

SunStates Refrigerated Services,	Loan (7.8%, Due 1/05)(6)	450	450	180
Inc.
(Warehouse Facilities)

United Site Services, Inc.	Loan (12.2%, Due 6/10 – 12/10)	53,731	53,446	53,446
(Business Services)	Common Stock (160,588 shares)		1,000	1,000

Universal Tax Systems, Inc.	Loan (14.5%, Due 7/11)	18,592	18,506	18,506
(Business Services)

Updata Venture Partners II, L.P.(5)	Limited Partnership Interest		4,375	4,322
(Private Equity Fund)

U.S. Security Holdings, Inc.	Warrants		826	2,400
(Business Services)

Venturehouse-Cibernet Investors, LLC	Equity Interest		34	34
(Business Services)

Venturehouse Group, LLC(5)	Equity Interest		598	415
(Private Equity Fund)

VICORP Restaurants, Inc.(3)	Warrants		33	504
(Retail)

Walker Investment Fund II, LLLP(5)	Limited Partnership Interest		1,330	378
(Private Equity Fund)

Wear Me Apparel Corporation	Debt Securities (15.0%, Due 12/10)	50,000	48,777	48,777
(Consumer Products)	Warrants		1,219	1,219

Weston Solutions, Inc.	Loan (17.3%, Due 6/10)	7,350	7,322	7,322
(Business Services)

Wilshire Restaurant Group, Inc.	Debt Securities (20.0%, Due 6/07)(6)	19,107	18,566	15,636
(Retail)	Warrants		735	—

Wilton Industries, Inc.	Loan (19.3%, Due 6/08)	7,200	7,200	7,200
(Consumer Products)

Woodstream Corporation	Loan (14.0%, Due 11/10)	257	256	256
(Consumer Products)	Debt Securities (14.0%, Due 11/10)	17,520	16,929	16,929
	Common Stock (180 shares)		1,800	2,639
	Warrants		587	861

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

Private Finance
Portfolio Company		December 31, 2004
(in thousands, except number of shares
and number of portfolio companies)	Investment(1)(2)	Principal	Cost	Value

Other companies	Other investments(6)	$228	$228	$228
	Other investments	791	798	791
	Guaranty ($226)

Total companies less than 5% owned			$800,828	$753,543

Total private finance (116 portfolio companies)			$2,384,920	$2,302,086

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Loan or debt security is on non-accrual status and therefore is considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

		December 31, 2004
	Stated
	Interest	Face	Cost	Value

Commercial Real Estate Finance
(in thousands, except number of issuances)
Commercial Mortgage-Backed Securities
Mortgage Capital Funding, Series 1998-MC3	5.5%	$51,105	$35,635	$31,332
Morgan Stanley Capital I, Series 1999-RM1	6.4%	27,936	9,169	9,169
COMM 1999-1	5.7%	50,032	28,192	27,399
Morgan Stanley Capital I, Series 1999-FNV1	6.1%	20,168	10,603	7,575
DLJ Commercial Mortgage Trust 1999-CG2	6.1%	39,165	13,344	13,789
Commercial Mortgage Acceptance Corp., Series 1999-C1	6.8%	18,173	4,685	4,685
LB Commercial Mortgage Trust, Series 1999-C2	6.7%	11,151	1,581	1,748
Chase Commercial Mortgage Securities Corp., Series 1999-2	6.5%	20,576	5,137	9,191
FUNB CMT, Series 1999-C4	6.5%	18,587	7,700	6,866
Heller Financial, HFCMC Series 2000 PH-1	6.6%	23,536	8,433	8,528
SBMS VII, Inc., Series 2000-NL1	7.2%	8,122	4,388	3,474
DLJ Commercial Mortgage Trust, Series 2000-CF1	7.0%	24,793	11,271	10,128
Deutsche Bank Alex. Brown, Series Comm 2000-C1	6.9%	12,290	3,693	2,511
LB-UBS Commercial Mortgage Trust, Series 2000-C4	6.9%	13,841	3,421	1,704
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CK1	5.9%	16,861	4,147	5,010
JP Morgan-CIBC-Deutsche 2001	5.8%	20,528	6,884	5,920
Lehman Brothers-UBS Warburg 2001-C2	6.4%	22,203	6,433	8,935
SBMS VII, Inc., Series 2001-C1	6.1%	10,637	2,564	1,651
GE Capital Commercial Mortgage Securities Corp., Series 2001-2	6.1%	18,446	6,766	6,766
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CKN5	5.2%	16,881	5,416	3,468
JP Morgan Chase Commercial Mortgage Securities Corp., Series 2001-C1	5.6%	21,141	5,786	5,786
SBMS VII, Inc., Series 2001-C2	6.2%	21,735	5,743	5,743
FUNB CMT, Series 2002-C1	6.0%	18,087	7,288	6,625
GE Capital Commercial Mortgage Corp., Series 2002-1	6.2%	25,965	7,163	7,163
GMAC Commercial Mortgage Securities, Inc., Series 2002-C2	5.8%	23,053	7,601	7,601
GE Capital Commercial Mortgage Corp., Series 2002-3	5.1%	27,796	6,326	6,326
Morgan Stanley Dean Witter Capital I Trust 2002-IQ3	6.0%	12,508	1,819	1,819
LB-UBS Commercial Mortgage Trust 2003-C1	4.6%	23,999	3,953	3,953
GS Mortgage Securities Corporation II Series 2003-C1	4.7%	20,147	5,553	5,553
Credit Suisse First Boston Mortgage Securities Corp., Series 2003-CK2	4.9%	32,170	12,399	12,837
COMM 2003-LNB1	4.4%	20,094	3,281	3,281
Wachovia Bank Commercial Mortgage Trust, Series 2003-C5	4.3%	34,527	8,086	8,086
GMAC Commercial Mortgage Securities, Inc., Series 2003-C2	5.5%	30,654	6,662	6,662
Wachovia Bank Commercial Mortgage Trust, Series 2003-C9	5.3%	28,737	8,933	8,933
GE Commercial Mortgage Corporation, Series 2004-C1	5.0%	27,083	7,179	7,179
LB-UBS Commercial Mortgage Trust 2004-C1	4.9%	21,365	5,836	5,836
MezzCapp Commercial Mortgage Trust, Series 2004-C1	10.0%	1,990	816	816
COMM 2004-LNB3	5.3%	26,708	9,658	9,658
GMAC Commercial Mortgage Securities, Inc. Series 2004-C1	5.3%	23,035	10,616	10,646
GS Mortgage Securities Corporation II, Series 2004-C1	4.6%	20,076	8,224	8,224
J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2004-LN2	5.3%	29,590	9,372	9,372
Wachovia Bank Commercial Mortgage Trust, Series 2004-C14	5.3%	21,947	5,305	5,305
COMM 2004-LNB4	4.7%	43,033	20,888	21,191
Credit Suisse First Boston Mortgage Security Corp., Series 2004-C5	4.7%	12,125	9,445	9,466
ACGS, 2004-1	5.4%	9,292	9,218	9,197
ACGS, 2004-1, LLC Interests (See Note 3)		21,800	16,698	16,698

Total commercial mortgage-backed securities (45 issuances)		$1,043,688	$383,310	$373,805

The accompanying notes are an integral part of these consolidated financial statements.

	December 31, 2004

	Cost	Value

Commercial Real Estate Finance
(in thousands, except number of loans)
Collateralized Debt Obligations
Crest 2001-1, Ltd.(4)	$22,032	$22,032
Crest 2002-1, Ltd.(4)	24,487	24,487
Crest 2002-IG, Ltd.(4)	4,119	4,119
Crest Clarendon Street 2002-1, Ltd.(4)	974	974
Crest 2003-1, Ltd.(4)	93,754	93,754
Crest 2003-2, Ltd.(4)	27,164	27,164
TIAA Real Estate CDO 2003-1, Ltd.(4)	986	986
Crest Exeter Street Solar 2004-1, Ltd.(4)	1,818	1,818
Fairfield Street Solar 2004-1, Ltd.(4)	5,956	5,939
Crest 2004-1, Ltd.(4)	31,300	31,300

Total collateralized debt obligations (10 issuances)	$212,590	$212,573

	Interest	Number of
	Rate Ranges	Loans

Commercial Mortgage Loans
	Up to 6.99%	13	$31,167	$29,567
	7.00%–8.99%	14	30,169	30,169
	9.00%–10.99%	4	19,129	19,129
	11.00%–12.99%	3	4,484	1,753
	13.00%–14.99%	3	10,454	10,468
	15.00% and above	2	3,970	3,970

Total commercial mortgage loans(6)		39	$99,373	$95,056

Real Estate Owned			$16,170	$16,871

Equity Interests(2)
Companies more than 25% owned (Guarantees — $2,681)			$11,169	$10,474
Companies less than 5% owned			—	2,546

Total equity interests			$11,169	$13,020

Total commercial real estate finance			$722,612	$711,325

Total portfolio			$3,107,532	$3,013,411

(1) Interest rates represent the weighted average annual stated interest rate on loans and debt securities, which are presented by nature of indebtedness for a single issuer. The maturity dates represent the earliest and the latest maturity dates.
(2) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(3) Public company.
(4) Non-U.S. company or principal place of business outside the U.S.
(5) Non-registered investment company.
(6) Commercial mortgage loans totaling $18.0 million were on non-accrual status and therefore were considered non-income producing.

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

      Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). Allied Capital Corporation (“ACC”) has a subsidiary that has also elected to be regulated as a BDC, Allied Investment Corporation (“Allied Investment”), which is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company (“SBIC”). In addition, ACC has a real estate investment trust subsidiary, Allied Capital REIT, Inc. (“Allied REIT”), and several subsidiaries which are single member limited liability companies established primarily to hold real estate properties. ACC also has a subsidiary, A.C. Corporation (“AC Corp”), that provides diligence and structuring services on private finance and commercial real estate finance transactions, as well as structuring, transaction, management and advisory services to the Company, its portfolio companies and other third parties.

      Allied Capital Corporation and its subsidiaries, collectively, are referred to as the “Company.”

      In accordance with specific rules prescribed for investment companies, subsidiaries hold investments on behalf of the Company or provide substantial services to the Company. Portfolio investments are held for purposes of deriving investment income and future capital gains. The Company consolidates the results of its subsidiaries for financial reporting purposes. The financial results of the Company’s portfolio investments are not consolidated in the Company’s financial statements.

      The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company has invested in companies in a variety of industries, non-investment grade commercial mortgage-backed securities (“CMBS”) and collateralized debt obligation bonds and preferred shares (“CDOs”).

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements include the accounts of ACC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2003 and 2002 balances to conform with the 2004 financial statement presentation.

      The private finance portfolio and the interest and related portfolio income and net realized gains (losses) on the private finance portfolio are presented in three categories: companies more than 25% owned, which represent portfolio companies where the Company directly or indirectly owns more than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed controlled by the Company under the 1940 Act; companies owned 5% to 25%, which represent portfolio companies where the Company directly or indirectly owns 5% to 25% of the outstanding voting securities of such portfolio company or where the Company holds one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and companies less than 5% owned which represent portfolio companies where the Company directly or indirectly owns less than 5% of the outstanding voting

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

securities of such portfolio company and where the Company has no other affiliations with such portfolio company. The interest and related portfolio income and net realized gains (losses) from the commercial real estate finance portfolio and other sources are included in the companies less than 5% owned category on the consolidated statement of operations.

      In the ordinary course of business, the Company enters into transactions with portfolio companies in the more than 25% owned and the 5% to 25% owned categories that may be considered related party transactions.

Valuation of Portfolio Investments

      The Company, as a BDC, invests in illiquid securities including debt and equity securities of companies, non-investment grade CMBS, and the bonds and preferred shares of CDOs. The Company’s investments are generally subject to restrictions on resale and generally have no established trading market. The Company values substantially all of its investments at fair value as determined in good faith by the Board of Directors in accordance with the Company’s valuation policy. The Company determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Company’s valuation policy considers the fact that no ready market exists for substantially all of the securities in which it invests. The Company’s valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. The Company will record unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of the Company’s debt or equity investments. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The Company will record unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, the Company’s equity security has also appreciated in value. The value of investments in publicly traded securities is determined using quoted market prices discounted for restrictions on resale, if any.

Loans and Debt Securities

      For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value, overall financial condition or other factors lead to a determination of fair value at a different amount.

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

      Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

generally becomes due at maturity, the Company will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if the Company has doubt about interest collection. Loans in workout status that are classified as Grade 4 or 5 assets under the Company’s internal grading system do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by the Company depending on such company’s working capital needs. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method. Upon the prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income and any unamortized original issue discount or market discount is recorded as a realized gain. Prepayment premiums are recorded on loans and debt securities when received.

      The weighted average yield on loans and debt securities is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

Equity Securities

      The Company’s equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors, such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted to account for restrictions on resale and minority ownership positions.

      The value of the Company’s equity interests in public companies for which market quotations are readily available is based on the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

      Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected, and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

Commercial Mortgage-Backed Securities (“CMBS”) and Collateralized Debt Obligations (“CDO”)

      CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar CMBS bonds and CDO bonds and preferred shares, when available. The Company recognizes unrealized

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

appreciation or depreciation on its CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

      The Company recognizes income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in actual and estimated prepayment speeds or actual and estimated credit losses. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds and CDO bonds and preferred shares from the date the estimated yield is changed.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

      Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and include investments charged off during the year, net of recoveries. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period, including the reversal of previously recorded unrealized appreciation or depreciation when gains or losses are realized.

Fee Income

      Fee income includes fees for guarantees and services rendered by the Company to portfolio companies and other third parties such as diligence, structuring, transaction services, management services, and other advisory services. Guaranty fees are recognized as income over the related period of the guaranty. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and other advisory services fees are generally recognized as income as the services are rendered.

Guarantees

      The Company accounts for guarantees under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the “Interpretation”). In accordance with the Interpretation, guarantees meeting the characteristics described in the Interpretation, and issued or modified after December 31, 2002, are recognized at fair value at inception. However, certain guarantees are excluded from the initial recognition provisions of the Interpretation. See Note 5 for disclosures related to the Company’s guarantees.

Financing Costs

      Debt financing costs are based on actual costs incurred in obtaining debt financing and are deferred and amortized as part of interest expense over the term of the related debt instrument. Costs associated with the issuance of common stock, such as underwriting,

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

accounting and legal fees, and printing costs are recorded as a reduction to the proceeds from the sale of common stock.

Cash and Cash Equivalents

      Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

Dividends to Shareholders

      Dividends to shareholders are recorded on the record date.

Stock Compensation Plans

      The Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net increase in net assets resulting from operations, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net increase in net assets resulting from operations and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2004, 2003, and 2002.

	2004	2003	2002
(in thousands, except per share amounts)
Net increase in net assets resulting from operations as reported	$249,486	$192,011	$228,291
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(16,908)	(12,294)	(6,863)

Pro forma net increase in net assets resulting from operations	232,578	179,717	221,428
Less preferred stock dividends	(62)	(210)	(230)

Pro forma net income available to common shareholders	$232,516	$179,507	$221,198

Basic earnings per common share:
As reported	$1.92	$1.64	$2.23
Pro forma	$1.79	$1.54	$2.17
Diluted earnings per common share:
As reported	$1.88	$1.62	$2.20
Pro forma	$1.76	$1.52	$2.14

      Pro forma expenses are based on the underlying value of the options granted by the Company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and expensed over the vesting period. The following

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

weighted average assumptions were used to calculate the fair value of options granted during the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002

Risk-free interest rate	2.9%	2.8%	3.2%
Expected life	5.0	5.0	5.0
Expected volatility	37.0%	38.4%	39.7%
Dividend yield	8.8%	8.9%	8.5%
Weighted average fair value per option	$4.17	$3.47	$3.78

Federal and State Income Taxes

      The Company intends to comply with the requirements of the Internal Revenue Code (“Code”) that are applicable to regulated investment companies (“RIC”) and real estate investment trusts (“REIT”). The Company and its subsidiaries that qualify as a RIC or a REIT intend to distribute or retain through a deemed distribution all of their annual taxable income to shareholders; therefore, the Company has made no provision for federal income taxes for these entities. AC Corp is a corporation subject to federal and state income taxes and records a benefit or expense for income taxes as appropriate.

Per Share Information

      Basic earnings per common share is calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per common share reflects the potential dilution that could occur if options to issue common stock were exercised into common stock. Earnings per share is computed after subtracting dividends on preferred shares.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

      The consolidated financial statements include portfolio investments at value of $3.0 billion and $2.6 billion at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, 92% and 85%, respectively, of the Company’s total assets represented portfolio investments whose fair values have been determined by the Board of Directors in good faith in the absence of readily available market values. Because of the inherent uncertainty of valuation, the Board of Directors’ determined values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which provides new guidance on the consolidation of certain entities defined as variable interest entities. FIN 46 specifies that any enterprise subject to SEC Regulation S-X Rule 6-03(c)(1) shall not consolidate any entity that is not also subject to the same rule. The Company is subject to Rule 6-03(c)(1), therefore FIN 46 does not apply to its portfolio investments. The Company has adopted FIN 46 and the adoption had no effect on the Company’s financial position or results of operations.

      In December 2004, the FASB issued Statement No. 123 (Revised 2004), Share-Based Payment, (the “Statement”) which requires companies to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement. The Statement expresses no preference for a type of valuation model and is effective for most public companies’ interim or annual periods beginning after June 15, 2005. The scope of the Statement includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Statement replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company is currently evaluating the effects of the Statement on its financial position and results of operations with respect to the selection of a valuation model. See the Company’s current disclosure under APB Opinion No. 25 above.

Note 3. Portfolio

Private Finance

      At December 31, 2004 and 2003, the private finance portfolio consisted of the following:

	2004			2003

	Cost	Value	Yield(1)	Cost	Value	Yield(1)
($ in thousands)
Loans and debt securities(2)	$1,679,855	$1,602,869	13.9%	$1,406,052	$1,214,886	15.0%
Equity interests	705,065	699,217		500,079	687,786

Total	$2,384,920	$2,302,086		$1,906,131	$1,902,672

(1)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing loans and debt securities less the annual amortization of loan origination costs, divided by (b) total loans and debt securities at value. At December 31, 2004 and 2003, the cost and value of loans and debt securities include the Class A equity interests in BLX and the guaranteed dividend yield on these equity interests is included in interest income. The weighted average yield is computed as of the balance sheet date.

(2)	The principal balance outstanding on loans and debt securities was $1.7 billion and $1.4 billion at December 31, 2004 and 2003, respectively. The difference between principal and cost is represented by unamortized loan origination fees and costs, original issue discounts, and market discounts totaling $29.8 million and $40.8 million at December 31, 2004 and 2003, respectively.

     The Company’s private finance investment activity principally involves providing financing through privately negotiated long-term debt and equity investments. The Company’s private finance investments are generally issued by private companies and are

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

generally illiquid and subject to restrictions on resale. Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company’s equity at a pre-determined strike price, which is generally a nominal price for warrants or options in a private company. The annual stated interest rate is only one factor in pricing the investment relative to our rights and priority in the portfolio company’s capital structure, and will vary depending on many factors, including if the Company has received nominal cost equity or other components of investment return, such as loan origination fees or market discount. The stated interest rate may include some component of contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity. At December 31, 2004 and 2003, approximately 94% and 97%, respectively, of the Company’s loans and debt securities had fixed interest rates.

      Loans and debt securities generally have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary.

      Equity interests consist primarily of securities issued by private companies and may be subject to restrictions on their resale and are generally illiquid. The Company may incur closing costs associated with making control investments, which will be added to the cost basis of the Company’s equity investment. Equity securities generally do not produce a current return, but are held with the potential for investment appreciation and ultimate gain on sale.

      The Company’s largest investments at December 31, 2004, were in Business Loan Express, LLC and Advantage Sales & Marketing, Inc. The Company’s largest investments at December 31, 2003, were in Business Loan Express, LLC and The Hillman Companies, Inc. The Company’s investment in Hillman Companies, Inc. was sold on March 31, 2004.

      At December 31, 2004 and 2003, the Company had an investment at cost and value totaling $280.4 million and $335.2 million and $255.1 million and $342.2 million, respectively, in Business Loan Express, LLC (“BLX”), a small business lender that participates in the U.S. Small Business Administration’s 7(a) Guaranteed Loan Program. At December 31, 2004 and 2003, the Company owned 94.9% of the voting Class C equity interests. BLX has an equity appreciation rights plan for management which will dilute the value available to the Class C equity interest holders. BLX is headquartered in New York, NY.

      During the year ended December 31, 2004, the Company provided BLX a new $20 million revolving credit facility for working capital. At December 31, 2004, there were no amounts outstanding under this facility.

      BLX completed its corporate reorganization to a limited liability company during the first quarter of 2003 by merging BLX, Inc. into BLX, LLC. Prior to this transaction, BLX converted $43 million of the Company’s subordinated debt to preferred stock in BLX, Inc., which was exchanged upon the merger for Class A equity interests of BLX, LLC. In addition, as part of the merger, the Company exchanged its existing preferred stock and

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

common equity investments in BLX, Inc. for similar classes of members’ equity in BLX, LLC represented by Class B and Class C equity interests, respectively.

      As a limited liability company, BLX’s taxable income flows through directly to its members. BLX’s annual taxable income generally differs from its book income for the fiscal year due to temporary and permanent differences in the recognition of income and expenses. The Company holds all of BLX’s Class A and Class B interests, and 94.9% of the Class C interests. BLX’s taxable income is first allocated to the Class A interests to the extent that dividends are paid in cash or in kind on such interests, with the remainder being allocated to the Class B and Class C interests. BLX declares dividends on its Class B interests based on an estimate of its annual taxable income allocable to such interests.

      Total interest and related portfolio income earned from the Company’s investment in BLX for the years ended December 31, 2004, 2003, and 2002, was $50.0 million, $46.7 million, and $40.2 million, respectively, which included interest income on the subordinated debt and Class A equity interests of $23.2 million, $21.9 million, and $20.7 million, respectively, dividend income on Class B interests of $14.8 million, $7.8 million, and $0, respectively, loan prepayment premiums of $0, $0.1 million, and $0, respectively, and fees and other income of $12.0 million, $16.9 million, and $19.5 million, respectively. Interest and dividend income from BLX for the years ended December 31, 2004, 2003, and 2002, included interest and dividend income of $25.4 million, $17.5 million, and $9.5 million, respectively, which was paid in kind. The interest and dividends paid in kind were paid to the Company through the issuance of additional debt or equity interests.

      Net change in unrealized appreciation or depreciation for the year ended December 31, 2004, includes a net decrease in unrealized appreciation of $32.3 million on the Company’s investment in BLX. Net change in unrealized appreciation or depreciation for the years ended December 31, 2003 and 2002, include $51.7 million and $19.9 million, respectively, of unrealized appreciation related to BLX.

      At the time of the corporate reorganization of BLX, Inc. from a C corporation to a limited liability company in 2003, for tax purposes BLX had a “built-in gain” representing the aggregate fair market value of its assets in excess of the tax basis of its assets. As a RIC, the Company will be subject to special built-in gain rules on the assets of BLX. Under these rules, taxes will be payable by the Company at the time and to the extent that the built-in gains on BLX’s assets at the date of reorganization are recognized in a taxable disposition of such assets in the 10-year period following the date of the reorganization. At such time, the built-in gains realized upon the disposition of these assets will be included in the Company’s taxable income, net of the corporate level taxes paid by the Company on the built-in gains. However, if these assets are disposed of after the 10-year period, there will be no corporate level taxes on these built-in gains.

      While the Company has no obligation to pay the built-in gains tax until these assets are disposed of in the future, it may be necessary to record a liability for these taxes in the future should the Company intend to sell the assets of BLX within the 10-year period. The Company estimates that its future tax liability resulting from the built-in gains at the date

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

of BLX’s reorganization may total up to $40 million. At December 31, 2004 and 2003, the Company considered the increase in fair value of its investment in BLX due to BLX’s tax attributes as an LLC and has also considered the reduction in fair value of its investment due to these estimated built-in gain taxes in determining the fair value of its investment in BLX.

      As the controlling equity owner of BLX, the Company has provided an unconditional guaranty to the BLX credit facility lenders in an amount equal to 50% of the total obligations (consisting of principal, letters of credit issued under the facility, accrued interest, and other fees) on BLX’s three-year $275.0 million revolving credit facility, which includes a sub-facility for the issuance of letters of credit for up to a total of $50.0 million. The facility matures in January 2007. The amount guaranteed by the Company at December 31, 2004, was $94.6 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of its credit facility at December 31, 2004. At December 31, 2004, the Company had also provided four standby letters of credit totaling $35.6 million in connection with four term securitization transactions completed by BLX. In consideration for providing the guaranty and the standby letters of credit, BLX paid the Company fees of $6.0 million, $4.1 million, and $3.1 million for the years ended December 31, 2004, 2003, and 2002, respectively.

      In June 2004, the Company completed the purchase of a majority ownership in Advantage Sales & Marketing, Inc. (“Advantage”). At December 31, 2004, the Company’s investment totaled $258.7 million at cost and $283.0 at value. Advantage is a leading sales and marketing agency providing outsourced sales, merchandising, and marketing services to the consumer packaged goods industry. Advantage has offices across the United States and is headquartered in Irvine, CA.

      At the closing of the transaction, the Company invested $90.2 million in loans and subordinated debt and $73.5 million in common stock. In addition, prior to completing the purchase, the Company had invested $93.7 million in subordinated debt in certain predecessor companies of Advantage, of which $63.5 million was invested in the first and second quarters of 2004. This existing debt was exchanged for new subordinated debt in Advantage as part of the transaction.

      Total interest and related portfolio income earned from the Company’s investment in Advantage for the year ended December 31, 2004, (since and including June 30, 2004), was $21.3 million, which includes interest income of $15.5 million and fees and other income of $5.8 million. Net change in unrealized appreciation or depreciation for the year ended December 31, 2004, includes $24.3 million of unrealized appreciation related to Advantage.

      At December 31, 2003, the Company had an investment in The Hillman Companies, Inc. (“Hillman”) totaling $94.6 million at cost and $234.5 million at value. On March 31, 2004, the Company sold its control investment in Hillman for a total transaction value of $510 million, including the repayment of outstanding debt and adding the value of Hillman’s outstanding trust preferred shares. The Company was repaid its existing $44.6 million in outstanding debt. Total consideration to the Company from the sale at closing, including the repayment of debt, was $244.3 million, which included net cash proceeds of $196.8 million and the receipt of a new subordinated debt instrument of

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

$47.5 million. During the second quarter of 2004, the Company sold a $5.0 million participation in its subordinated debt in Hillman to a third party, which reduced the Company’s investment, and no gain or loss resulted from the transaction. For the year ended December 31, 2004, the Company realized a gain of $150.3 million on the transaction, including gains of $1.3 million realized after closing resulting from post-closing adjustments, which provided additional cash consideration to the Company in the same amount. The sale of Hillman is subject to certain other post-closing adjustments.

      Total interest and related portfolio income earned from the Company’s control investment in Hillman for the years ended December 31, 2004, 2003, and 2002, was $2.5 million, $9.7 million, and $9.3 million, respectively, which includes interest and dividend income of $2.1 million, $7.9 million, and $7.5 million, respectively, and fees and other income of $0.4 million, $1.8 million, and $1.8 million, respectively.

      Other activities in portfolio companies more than 25% owned excluding changes in unrealized appreciation or depreciation during the year ended December 31, 2004, included:

•	a $155.3 million debt and equity investment to purchase a majority ownership in Insight Pharmaceuticals Corporation;

•	a $93.1 million debt and equity investment to purchase a majority ownership in Financial Pacific Company;

•	an $83.0 million debt and equity investment to purchase a majority ownership in Mercury Air Centers, Inc. and additional common stock and debt investments of $1.6 million and $0.8 million, respectively;

•	an additional $42.2 million debt investment in Callidus Capital Corporation related to its middle market underwriting and syndication facility;

•	a $7.0 million debt and equity investment to purchase Legacy Partners Group, LLC and an additional debt investment of $5.0 million for working capital;

•	an equity investment of $7.5 million and an exchange of existing subordinated debt with a cost basis of $7.3 million for equity interests in an affiliate of Impact Innovations Group, LLC (this investment was repaid during the third quarter of 2004);

•	GAC Investments, Inc.’s (“GACI”) acquisition of certain of the assets of Galaxy American Communications, LLC (“Galaxy”) out of bankruptcy during the third quarter of 2004. The Company exchanged its outstanding debt in Galaxy for debt and equity in GACI to facilitate the asset acquisition. The company is doing business as Longview Cable & Data. The Company’s investment in GACI was $54.4 million at cost at December 31, 2004, which included additional equity investments of $3.7 million during 2004;

•	an exchange of existing debt securities, along with accrued and unpaid interest thereon, with a total cost basis of $49.8 million for $12.5 million of new debt and a 68.5% common stock interest in Startec Global Communications Corporation (“Startec”) upon its emergence from bankruptcy in May 2004. The Company also

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

provided a $4.0 million term loan to Startec to make an acquisition and for working capital;

•	an exchange of existing loans in Gordian Group, Inc., along with accrued and unpaid interest thereon, with a total cost basis of $11.1 million for new debt with a cost basis of $9.4 million and a contribution to capital of the remaining $1.7 million;

•	a new equity investment of $0.8 million and an exchange of existing debt securities, along with accrued and unpaid interest thereon, with a total cost basis of $13.4 million for new debt of $11.3 million with the remaining cost basis attributed to equity, in Fairchild Industrial Products Company (“Fairchild”) upon its emergence from bankruptcy in July 2004. The Company now owns 100% of the common stock of Fairchild;

•	the repayment in kind of $10.0 million of debt in American Healthcare Services, Inc. and its affiliates (“AHS”) with debt in MedBridge Healthcare, LLC; the repayment in kind of $2.7 million of AHS debt with $2.5 million of equity in Maui Body Works, Inc. and $0.2 million of debt from other companies;

•	the sale of The Color Factory, Inc. during the third quarter of 2004; and

•	the exit of our investment in Ace Products, Inc. during the fourth quarter of 2004.

      At December 31, 2004 and 2003, loans and debt securities at value not accruing interest were as follows:

	2004	2003
($ in thousands)
Loans and debt securities in workout status (classified as Grade 4 or 5)
Companies more than 25% owned	$34,374	$31,873
Companies 5% to 25% owned	—	2,777
Companies less than 5% owned	16,550	28,027
Loans and debt securities not in workout status
Companies more than 25% owned	29,368	31,897
Companies 5% to 25% owned	678	—
Companies less than 5% owned	15,864	16,532

Total	$96,834	$111,106

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

      The industry and geographic compositions of the private finance portfolio at value at December 31, 2004 and 2003, were as follows:

	2004	2003

Industry
Business services	32%	22%
Financial services	21	19
Consumer products	20	30
Healthcare services	8	8
Industrial products	8	6
Energy services	2	4
Retail	2	4
Broadcasting and cable	2	2
Other	5	5

Total	100%	100%

Geographic Region(1)
Mid-Atlantic	40%	40%
West	30	16
Midwest	16	26
Southeast	10	13
Northeast	4	4
International	—	1

Total	100%	100%

(1) The geographic region for the private finance portfolio depicts the location of the headquarters for the Company’s portfolio companies. The portfolio companies may have a number of other locations.

Commercial Real Estate Finance

      At December 31, 2004 and 2003, the commercial real estate finance portfolio consisted of the following:

	2004			2003

	Cost	Value	Yield(1)	Cost	Value	Yield(1)
($ in thousands)
CMBS bonds	$383,310	$373,805	14.6%	$399,106	$393,979	14.1%
CDO bonds and preferred shares	212,590	212,573	16.8%	186,824	186,557	16.7%
Commercial mortgage loans	99,373	95,056	6.8%	87,427	83,639	8.6%
Real estate owned	16,170	16,871		15,931	12,856
Equity interests	11,169	13,020		5,641	4,896

Total	$722,612	$711,325		$694,929	$681,927

(1)	The weighted average yield on the interest-bearing investments is computed as the (a) annual stated interest plus the annual amortization of loan origination fees, original issue discount, and market discount on accruing interest-bearing investments less the annual amortization of origination costs, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

Interest-bearing investments for the commercial real estate finance portfolio include all investments except for real estate owned and equity interests.

     CMBS Bonds. At December 31, 2004 and 2003, CMBS bonds consisted of the following:

	2004	2003
($ in thousands)
Face	$1,043,688	$1,016,533
Original issue discount	(660,378)	(617,427)

Cost	$383,310	$399,106

Value	$373,805	$393,979

      The underlying rating classes of the CMBS bonds at cost and value at December 31, 2004 and 2003, were as follows:

	2004			2003

			Percentage			Percentage
			of Total			of Total
	Cost	Value	Value	Cost	Value	Value
($ in thousands)
AA	$4,669	$4,658	1.2%	$—	$—	—%
A	4,549	4,539	1.2	—	—	—
BBB-	9,029	9,016	2.4	—	—	—
BB+	7,195	7,695	2.1	49,477	51,157	13.0
BB	5,940	5,952	1.6	22,031	23,008	5.9
BB-	7,490	7,676	2.1	13,538	14,266	3.6
B+	13,123	15,318	4.1	54,464	54,246	13.8
B	61,767	62,582	16.7	38,416	38,362	9.7
B-	89,341	88,099	23.6	84,986	83,859	21.3
CCC+	22,506	18,585	5.0	15,935	15,494	3.9
CCC	24,078	20,306	5.4	13,323	11,413	2.9
CCC-	—	—	—	3,133	2,410	0.6
CC	998	610	0.2	—	—	—
Unrated	132,625	128,769	34.4	103,803	99,764	25.3

Total	$383,310	$373,805	100.0%	$399,106	$393,979	100.0%

      The CMBS bonds in which the Company invests are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages is generally allocated first to the senior tranches in order of priority, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages or the properties securing those mortgages resulting in reduced cash flows, the most subordinate tranche will bear this loss first. At December 31, 2004, the face value of the CMBS bonds rated BBB- and below held by the Company were subordinate to 84% to 99% of the face value of the bonds issued in these various CMBS transactions. At December 31, 2003, the face value of the CMBS bonds held by the Company were subordinate to 87% to 99% of the face value of the bonds issued in these

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

various CMBS transactions. Given that the non-investment grade CMBS bonds in which the Company invests are junior in priority for payment of interest and principal, the Company invests in these CMBS bonds at a discount from the face amount of the bonds.

      At December 31, 2004 and 2003, the Company held CMBS bonds in 45 and 38 separate CMBS issuances, respectively. The underlying collateral pool, consisting of commercial mortgage loans and real estate owned (“REO”) properties, for these CMBS issuances consisted of the following at December 31, 2004 and 2003:

	2004	2003
($ in millions)
Approximate number of loans and REO properties(1)	6,200	5,600
Total outstanding principal balance	$42,759	$38,437
Loans over 30 days delinquent or classified as REO properties(2)	1.6%(3)	1.5% (3)

(1)	Includes approximately 39 and 22 REO properties obtained through the foreclosure of commercial mortgage loans at December 31, 2004 and 2003, respectively.

(2)	As a percentage of total outstanding principal balance.

(3)	At December 31, 2004 and 2003, the Company’s investments included bonds in the first loss, unrated bond class in 43 and 34 separate CMBS issuances, respectively. For these issuances, loans over 30 days delinquent or classified as REO properties were 1.7% of the total outstanding principal balance at both December 31, 2004 and 2003.

     The property types and the geographic composition of the underlying mortgage loans and REO properties in the underlying collateral pools for all CMBS issuances calculated using the outstanding principal balance at December 31, 2004 and 2003, were as follows:

	2004	2003

Property Type
Retail	34%	35%
Office	26	24
Housing	24	25
Industrial	6	5
Hospitality	4	5
Other	6	6

Total	100%	100%

Geographic Region
West	29%	31%
Mid-Atlantic	27	27
Midwest	22	21
Southeast	17	17
Northeast	5	4

Total	100%	100%

      The Company’s yield on its CMBS bonds is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

include the timing and magnitude of credit losses on the mortgage loans underlying the CMBS bonds that are a result of the general condition of the real estate market, including vacancies, changes in market rental rates and tenant credit quality. The initial yield on each CMBS bond has generally been computed assuming an approximate 1% loss rate on its underlying collateral mortgage pool, with the estimated losses being assumed to occur in three equal installments in years three, six, and nine. As each CMBS bond ages, the expected amount of losses and the expected timing of recognition of such losses in the underlying collateral pool is updated, and the respective yield will be adjusted as appropriate. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds from the date the estimated yield is changed. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

      At December 31, 2004 and 2003, the unamortized discount related to the CMBS bond portfolio was $660.4 million and $617.4 million, respectively, and the Company had set aside $346.5 million and $295.8 million, respectively, of this unamortized discount to absorb potential future losses. The yields on the CMBS bonds of 14.6% and 14.1%, respectively, assume that this amount that has been set aside will not be amortized.

      At December 31, 2004 and 2003, the Company had reduced the face amount and the original issue discount on the CMBS bonds for specifically identified losses of $110.3 million and $52.6 million, respectively, which had the effect of also reducing the amount of unamortized discount set aside to absorb potential future losses since those losses have now been recognized. The reduction of the face amount and the original issue discount on the CMBS bonds to reflect specifically identified losses will not result in a change in the cost basis of the CMBS bonds.

      The Company completed a securitization of $53.7 million of commercial mortgage loans during 2004. In connection with this securitization, the Company received proceeds, net of costs, of $54.0 million, which included cash, A and AA rated bonds, and LLC interests. The bonds and LLC interests are included in the CMBS portfolio at December 31, 2004. The realized gain from this securitization was $0.3 million.

      At December 31, 2004 and 2003, CMBS bonds with a value of $0.1 and $0.2 million, respectively, were not accruing interest.

      Collateralized Debt Obligation Bonds and Preferred Shares (“CDOs”). At December 31, 2004, the Company owned BB+ rated bonds in one CDO totaling $5.9 million at value and preferred shares in nine CDOs totaling $206.7 million at value. At December 31, 2003, the Company owned BBB rated bonds in one CDO totaling $16.0 million at value, BB rated bonds in one CDO totaling $0.9 million at value and preferred shares in seven CDOs totaling $169.7 million at value.

      The bonds and preferred shares of the CDOs in which the Company has invested are junior in priority for payment of interest and principal to the more senior tranches of debt issued by the CDOs. Cash flow from the underlying collateral generally is allocated first to the senior bond tranches in order of priority, with the most senior tranches having a

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

priority right to the cash flow. Then, any remaining cash flow is generally distributed to the preferred shareholders. To the extent there are defaults and unrecoverable losses on the underlying collateral that result in reduced cash flows, the preferred shares will bear this loss first and then the bonds would bear any loss after the preferred shares. At December 31, 2004, the Company’s bonds and preferred shares in the CDOs were subordinate to 70% to 98% of the more senior tranches of debt issued in the various CDO transactions. At December 31, 2003, the Company’s bonds in the CDO were subordinate to 61% to 93% of the more senior tranches of debt issued in the various CDO transactions and the preferred shares in the CDOs were subordinate to 84% to 98% of the more senior tranches of debt issued in the various CDO transactions. In addition, included in the CMBS collateral for the CDOs at December 31, 2004 and 2003, were certain CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held directly by the Company.

      At December 31, 2004 and 2003, the underlying collateral for the Company’s investment in the outstanding CDO issuances had balances as follows:

($ in millions)	2004	2003

Investment grade REIT debt(1)	$1,532.5	$1,338.0
Investment grade CMBS bonds(2)	918.8	662.3
Non-investment grade CMBS bonds(3)	1,636.4	1,133.7
Other collateral	355.8	32.4

Total collateral	$4,443.5	$3,166.4

(1)	Issued by 44 REITs for both periods presented.
(2)	Issued in 121 and 78 transactions, respectively, for the periods presented.
(3)	Issued in 109 and 68 transactions, respectively, for the periods presented.

     The initial yields on the CDO bonds and preferred shares are based on the estimated future cash flows from the assets in the underlying collateral pool to be paid to these CDO classes. As each CDO bond and preferred share ages, the estimated future cash flows will be updated based on the estimated performance of the collateral, and the respective yield will be adjusted as necessary. As future cash flows are subject to uncertainties and contingencies that are difficult to predict and are subject to future events which may alter current assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

      As of December 31, 2004, 2003, and 2002, the Company acted as the disposition consultant with respect to six, five, and three, respectively, of the CDOs, which allows the Company to approve disposition plans for individual collateral securities. For these services, the Company collects annual fees based on the outstanding collateral pool balance, and for the years ended December 31, 2004, 2003, and 2002, these fees totaled $1.7 million, $1.2 million, and $0.5 million, respectively.

      Loans and Equity Interests. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers. At December 31, 2004, approximately 94% and 6% of the Company’s commercial mortgage

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Portfolio, continued

loan portfolio was composed of fixed and adjustable interest rate loans, respectively. At December 31, 2003, approximately 92% and 8% of the Company’s commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2004 and 2003, loans with a value of $18.0 million and $6.8 million, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

      Equity interests consist primarily of equity securities issued by privately owned companies that invest in single real estate properties. These equity interests may be subject to restrictions on their resale and are generally illiquid. Equity interests generally do not produce a current return, but are generally held in anticipation of investment appreciation and ultimate realized gain on sale.

      The property types and the geographic composition securing the commercial mortgage loans and equity interests at value at December 31, 2004 and 2003, were as follows:

	2004	2003

Property Type
Hospitality	49%	41%
Retail	21	21
Office	17	22
Housing	5	4
Healthcare	—	7
Other	8	5

Total	100%	100%

Geographic Region
Midwest	30%	30%
Southeast	26	34
Mid-Atlantic	20	9
West	16	20
Northeast	8	7

Total	100%	100%

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Debt

      At December 31, 2004 and 2003, the Company had the following debt:

	2004			2003

			Annual			Annual
	Facility	Amount	Interest	Facility	Amount	Interest
	Amount	Drawn	Cost(1)	Amount	Drawn	Cost(1)
($ in thousands)
Notes payable and debentures:
Unsecured notes payable	$981,368	$981,368	6.5%	$854,000	$854,000	7.2%
SBA debentures	84,800	77,500	8.2%	101,800	94,500	8.1%
OPIC loan	5,700	5,700	6.6%	5,700	5,700	6.6%

Total notes payable and debentures	1,071,868	1,064,568	6.6%	961,500	954,200	7.3%
Revolving line of credit	552,500	112,000	6.3% (2)	532,500	—	— (2)

Total debt	$1,624,368	$1,176,568	6.6% (2)	$1,494,000	$954,200	7.5% (2)

(1)	The weighted average annual interest cost is computed as the (a) annual stated interest on the debt plus the annual amortization of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings, divided by (b) debt outstanding on the balance sheet date.

(2)	The stated interest rate payable on the revolving line of credit was 4.7% at December 31, 2004, which excluded the annual cost of commitment fees and other facility fees of $1.8 million. There were no amounts drawn on the revolving line of credit at December 31, 2003. The annual cost of commitment fees and other facility fees was $2.7 million at December 31, 2003. The annual interest cost for total debt includes the annual cost of commitment fees and other facility fees on the revolving line of credit regardless of the amount drawn on the facility as of the balance sheet date.

  Notes Payable and Debentures

      Unsecured Notes Payable. The Company has issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have original terms of five or seven years. At December 31, 2004, the notes had remaining maturities of five months to seven years. The notes may be prepaid in whole or in part, together with an interest premium, as stipulated in the note agreement.

      On November 15, 2004, the Company issued $252.5 million of five-year and $72.5 million of seven-year unsecured long-term notes, primarily to insurance companies. The five- and seven-year notes have fixed interest rates of 5.53% and 5.99%, respectively, and have substantially the same terms as the Company’s existing unsecured long-term notes. In addition, on November 15, 2004, $102.0 million of the Company’s existing unsecured long-term notes matured and the Company used the proceeds from the new long-term note issuance to repay this debt.

      During 2004, the Company also repaid $112.0 million of the unsecured notes payable that matured on May 1, 2004.

      On March 25, 2004, the Company issued five-year unsecured long-term notes denominated in Euros and Sterling for a total U.S. dollar equivalent of $15.2 million. The notes have fixed interest rates and have substantially the same terms as the Company’s existing unsecured notes. The Euro notes require annual interest payments and the Sterling notes require semi-annual interest payments until maturity. Simultaneous with issuing the

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Debt, continued

notes, the Company entered into a cross-currency swap with a financial institution which fixed the Company’s interest and principal payments in U.S. dollars for the life of the debt.

      SBA Debentures. At December 31, 2004 and 2003, the Company had debentures payable to the SBA with original terms of ten years and at fixed interest rates ranging from 5.9% to 7.6% and 5.9% to 8.2%, respectively. During the year ended December 31, 2004, the Company repaid $17.0 million of the SBA debentures. At December 31, 2004, the debentures had remaining maturities of nine months to seven years. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to the fifth anniversary date of the notes.

      At December 31, 2004, the Company had a commitment from the SBA to borrow up to an additional $7.3 million above the current amount outstanding. The commitment expires on September 30, 2005.

      Scheduled Maturities. Scheduled future maturities of notes payable and debentures at December 31, 2004, were as follows:

Year	Amount Maturing

($ in thousands)
2005	$169,000
2006	180,700
2007	—
2008	153,000
2009	268,868
Thereafter	293,000

Total	$1,064,568

Revolving Line of Credit

      The committed amount under the unsecured revolving credit facility is $552.5 million and may be further expanded through new or additional commitments up to $600 million at the Company’s option. The facility generally bears interest at a rate, at the Company’s option, equal to (i) the one-month LIBOR plus 1.50%, (ii) the Bank of America, N.A. cost of funds plus 1.50% or (iii) the higher of the Bank of America, N.A. prime rate or the Federal Funds rate plus 0.50%. The interest rate adjusts at the beginning of each new interest period, usually every 30 days. The facility requires an annual commitment fee equal to 0.25% of the committed amount. The annual cost of commitment fees and other facility fees was $1.8 million and $2.7 million at December 31, 2004 and 2003, respectively. The line of credit generally requires monthly payments of interest, and all principal is due upon maturity. The line of credit expires in April 2005 and may be extended under substantially similar terms for one additional year at the Company’s option. An extension of the facility would require payment of an extension fee of 0.3% on existing

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Debt, continued

commitments and the interest rate on outstanding borrowings would increase by 0.5% during the extension period.

      The average debt outstanding on the revolving line of credit was $75.2 million and $41.5 million for the years ended December 31, 2004 and 2003, respectively. The maximum amount borrowed under this facility and the weighted average stated interest rate for the years ended December 31, 2004 and 2003, were $353.0 million and 3.1%, and $208.8 million and 2.0%, respectively. As of December 31, 2004, the amount available under the revolving line of credit was $396.4 million, net of amounts committed for standby letters of credit of $44.1 million issued under the credit facility. As of December 31, 2003, the amount available under the revolving line of credit was $487.0 million, net of amounts committed for standby letters of credit of $45.5 million issued under the credit facility.

Fair Value of Debt

      The Company records debt at cost. The fair value of the Company’s outstanding debt was approximately $1.2 billion and $1.0 billion at December 31, 2004 and 2003, respectively. The fair value of the Company’s debt was determined using market interest rates as of the balance sheet date for similar instruments.

Covenant Compliance

      The Company has various financial and operating covenants required by the notes payable and debentures and the revolving line of credit. These covenants require the Company to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. The Company’s credit facilities limit its ability to declare dividends if the Company defaults under certain provisions. As of December 31, 2004 and 2003, the Company was in compliance with these covenants.

Note 5. Guarantees and Other Commitments

      In the ordinary course of business, the Company has issued guarantees and has extended standby letters of credit through financial intermediaries on behalf of certain portfolio companies. All standby letters of credit have been issued through Bank of America, N.A. As of December 31, 2004 and 2003, the Company had issued guarantees of debt, rental obligations, lease obligations and severance obligations aggregating $100.2 million and $83.4 million, respectively, and had extended standby letters of credit aggregating $44.1 million and $45.5 million, respectively. Under these arrangements, the Company would be required to make payments to third-party beneficiaries if the portfolio companies were to default on their related payment obligations. The maximum amount of potential future payments was $144.3 million and $128.9 million at December 31, 2004 and 2003, respectively. At December 31, 2004, $0.8 million had been recorded as a liability for the Company’s guarantees and no amounts had been recorded as a liability for the Company’s standby letters of credit. At December 31, 2003, no amounts had been recorded as a liability for the Company’s guarantees or standby letters of credit.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5. Guarantees and Other Commitments, continued

      As of December 31, 2004, the guarantees and standby letters of credit expire as follows:

	Total	2005	2006	2007	2008	2009	After 2009
($ in millions)
Guarantees	$100.2	$0.6	$1.1	$94.8	$0.1	$2.5	$1.1
Standby letters of credit(1)	44.1	—	44.1	—	—	—	—

Total	$144.3	$0.6	$45.2	$94.8	$0.1	$2.5	$1.1

(1)	Standby letters of credit are issued under the Company’s revolving line of credit that expires in April 2005 and may be extended under substantially similar terms for one additional year at the Company’s option, for an assumed maturity of April 2006. Therefore, unless a standby letter of credit is set to expire at an earlier date, it is assumed that the standby letters of credit will expire contemporaneously with the expiration of the Company’s line of credit in April 2006.

     In the ordinary course of business, the Company enters into agreements with service providers and other parties that may contain provisions for the Company to indemnify such parties under certain circumstances.

      At December 31, 2004, the Company had outstanding commitments to fund investments totaling $330.2 million. In addition, during the fourth quarter of 2004, the Company sold certain commercial mortgage loans that the Company may be required to repurchase under certain circumstances. These recourse provisions expire by January 2006. The aggregate outstanding principal balance of these sold loans was $11.7 million at December 31, 2004.

Note 6. Preferred Stock

      At December 31, 2003, Allied Investment had outstanding a total of 60,000 shares of $100 par value, 3% cumulative preferred stock and 10,000 shares of $100 par value, 4% redeemable cumulative preferred stock issued to the SBA pursuant to Section 303(c) of the Small Business Investment Act of 1958, as amended. In April 2004, Allied Investment redeemed the preferred stock by paying the SBA the par value of such securities plus any dividends accumulated and unpaid to the date of redemption. Accordingly, there were no amounts outstanding at December 31, 2004.

Note 7. Shareholders’ Equity

      Sales of common stock for the years ended December 31, 2004, 2003, and 2002, were as follows:

	2004	2003	2002
(in thousands)
Number of common shares	3,000	18,700	8,047

Gross proceeds	$75,000	$442,680	$177,345
Less costs, including underwriting fees	(4,749)	(20,675)	(4,498)

Net proceeds	$70,251	$422,005	$172,847

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7. Shareholders’ Equity, continued

      In addition, the Company issued 123,814 shares of common stock with a value of $3.2 million to acquire one portfolio investment during 2004, and 32,266 shares of common stock with a value of $0.9 million to acquire one portfolio investment during 2003.

      The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sale prices reported for the Company’s common stock for the five consecutive trading days immediately prior to the dividend payment date. For the years ended December 31, 2004, 2003, and 2002, the Company issued new shares in order to satisfy dividend reinvestment requests.

      Dividend reinvestment plan activity for the years ended December 31, 2004, 2003, and 2002, was as follows:

	2004	2003	2002
(in thousands, except per share amounts)
Shares issued	222	279	275
Average price per share	$26.34	$23.60	$22.78

Note 8. Earnings Per Common Share

      Earnings per common share for the years ended December 31, 2004, 2003, and 2002, were as follows:

	2004	2003	2002
(in thousands, except per share amounts)
Net increase in net assets resulting from operations	$249,486	$192,011	$228,291
Less preferred stock dividends	(62)	(210)	(230)

Income available to common shareholders	$249,424	$191,801	$228,061

Weighted average common shares outstanding — basic	129,828	116,747	102,107
Dilutive options outstanding to officers	2,630	1,604	1,467

Weighted average common shares outstanding — diluted	132,458	118,351	103,574

Basic earnings per common share	$1.92	$1.64	$2.23

Diluted earnings per common share	$1.88	$1.62	$2.20

Note 9. 401(k) Plan and Deferred Compensation Plans

      The Company’s 401(k) retirement investment plan is open to all of its full-time employees who are at least 21 years of age. The employees may elect voluntary pre-tax wage deferrals ranging from 0% to 100% of eligible compensation for the year up to $13 thousand annually for the 2004 plan year. Plan participants who reached the age of 50

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9. 401(k) Plan and Deferred Compensation Plans, continued

during the 2004 plan year were eligible to defer an additional $3 thousand during the year. The Company makes contributions to the 401(k) plan of up to 5% of each participant’s eligible compensation for the year up to a maximum compensation permitted by the IRS, which fully vests at the time of contribution. For the year ended December 31, 2004, the maximum compensation was $0.2 million. Employer contributions that exceed the IRS limitation are directed to the participant’s deferred compensation plan account. Total 401(k) contribution expense for the years ended December 31, 2004, 2003, and 2002, was $0.9 million, $0.7 million, and $0.6 million, respectively.

      The Company also has a deferred compensation plan. Eligible participants in the deferred compensation plan may elect to defer some of their compensation and have such compensation credited to a participant account. In addition, the Company makes contributions to the deferred compensation plan on compensation deemed ineligible for a 401(k) contribution. Contribution expense for the deferred compensation plan for the years ended December 31, 2004, 2003, and 2002, was $0.7 million, $0.4 million, and $0.3 million, respectively. All amounts credited to a participant’s account are credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company’s general creditors. Amounts credited to participants under the deferred compensation plan are at all times 100% vested and non-forfeitable. A participant’s account shall become distributable upon his or her separation from service, retirement, disability, death, or at a future determined date. All deferred compensation plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company’s insolvency. Amounts deferred by participants under the deferred compensation plan are funded to a trust, which is administered by trustees. The accounts of the deferred compensation trust are consolidated with the Company’s accounts. The assets of the trust are classified as other assets and the liability to the plan participants is included in other liabilities in the accompanying financial statements. The deferred compensation plan accounts at December 31, 2004 and 2003, totaled $16.1 million and $13.0 million, respectively.

      In the first quarter of 2004, the Company established the Individual Performance Award (“IPA”) as a long-term incentive compensation program for certain officers. In conjunction with the program, the Board of Directors has approved a non-qualified deferred compensation plan (“DCP II”), which is administered through a trust by an independent third-party trustee. The administrator of the DCP II is the Compensation Committee of the Company’s Board of Directors (“DCP II Administrator”).

      The IPA, which will generally be determined annually at the beginning of each year, is deposited in the trust in four equal installments, generally on a quarterly basis, in the form of cash. The Compensation Committee of the Board of Directors designed the DCP II to require the trustee to use the cash to purchase shares of the Company’s common stock in the open market. During 2004, 0.5 million shares were purchased in the DCP II.

      All amounts deposited and then credited to a participant’s account in the trust, based on the amount of the IPA received by such participant, are credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9. 401(k) Plan and Deferred Compensation Plans, continued

of the Company’s general creditors. Amounts credited to participants under the DCP II are immediately vested and non-forfeitable once deposited by the Company into the trust. A participant’s account shall generally become distributable only after his or her termination of employment, or in the event of a change of control of the Company. Upon the participant’s termination of employment, one-third of the participant’s account will be immediately distributed, one-half of the then current remaining balance will be distributed on the first anniversary of his or her employment termination date and the remainder of the account balance will be distributed on the second anniversary of the employment termination date. Distributions are subject to the participant’s adherence to certain non-solicitation requirements. All DCP II accounts will be distributed in a single lump sum in the event of a change of control of the Company. To the extent that a participant has an employment agreement, such participant’s DCP II account will be fully distributed in the event that such participant’s employment is terminated for good reason as defined under that participant’s employment agreement. The DCP II Administrator may also determine other distributable events and the timing of such distributions. Sixty days following a distributable event, the Company and each participant may, at the discretion of the Company, and subject to the Company’s trading window during that time, redirect the participant’s account to other investment options.

      During any period of time in which a participant has an account in the DCP II, any dividends declared and paid on shares of the Company’s common stock allocated to the participant’s account shall be reinvested by the trustee as soon as practicable in shares of the Company’s common stock purchased in the open market.

      For the year ended December 31, 2004, the Company recorded $13.4 million in IPA expense. These amounts were contributed into the DCP II trust and invested in the Company’s common stock. The accounts of the DCP II are consolidated with the Company’s accounts. The common stock is classified as common stock held in deferred compensation trust in the accompanying financial statements and the deferred compensation obligation, which represents the amount owed to the employees, is included in other liabilities. Changes in the value of the Company’s common stock are not recognized in the common stock held in deferred compensation trust. However, the obligation is adjusted with a corresponding charge or credit to compensation expense. The effect of this adjustment for the year ended December 31, 2004, was to reduce the individual performance award expense by $0.4 million. This resulted in a total IPA expense of $13.0 million for the year ended December 31, 2004.

Note 10. Stock Option Plan

The Option Plan

      The purpose of the stock option plan (“Option Plan”) is to provide officers and non-officer directors of the Company with additional incentives. Options are exercisable at a price equal to the fair market value of the shares on the day the option is granted. Each option states the period or periods of time within which the option may be exercised by

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10. Stock Option Plan, continued

the optionee, which may not exceed ten years from the date the option is granted. The options granted vest ratably over a three- or five-year period.

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

      At December 31, 2004, there were 32.2 million shares authorized under the Option Plan and the number of shares available to be granted under the Option Plan was 7.9 million. At December 31, 2003, there were 26.0 million shares authorized under the Option Plan and the number of shares available to be granted under the Option Plan was 8.8 million.

      Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 2004, 2003, and 2002, is as follows:

		Weighted
		Average
		Exercise Price
	Shares	Per Share
(in thousands, except per share amounts)
Options outstanding at January 1, 2002	10,480	$19.63

Granted	6,162	$22.07
Exercised	(769)	$18.85
Forfeited	(1,184)	$21.09

Options outstanding at December 31, 2002	14,689	$20.57

Granted	1,045	$22.74
Exercised	(408)	$21.01
Forfeited	(442)	$21.66

Options outstanding at December 31, 2003	14,884	$20.68

Granted	8,170	$28.34
Exercised	(1,635)	$19.73
Forfeited	(1,059)	$26.07

Options outstanding at December 31, 2004	20,360	$23.55

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10. Stock Option Plan, continued

      The following table summarizes information about stock options outstanding at December 31, 2004:

	Outstanding
				Exercisable
		Weighted
		Average	Weighted		Weighted
	Total	Remaining	Average	Total	Average
Range of	Number	Contractual Life	Exercise	Number	Exercise
Exercise Prices	Outstanding	(Years)	Price	Exercisable	Price

(in thousands, except per share amounts and years)
$16.81–$21.38	4,978	4.41	$18.75	4,962	$18.74
$21.52	4,488	7.95	$21.52	2,982	$21.52
$21.59–$26.29	4,389	7.78	$23.18	2,818	$22.58
$26.73–$27.38	315	8.68	$27.06	104	$27.24
$28.98	6,190	9.19	$28.98	1,547	$28.98

$16.81–$28.98	20,360	7.44	$23.55	12,413	$21.63

      The Company accounts for its stock options as required by APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly no compensation cost has been recognized as the exercise price equals the market price on the date of grant.

     Notes Receivable from the Sale of Common Stock

      As a business development company under the Investment Company Act of 1940, the Company is entitled to provide and has provided loans to the Company’s officers in connection with the exercise of options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making new loans to its executive officers in the future. The outstanding loans are full recourse, have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders’ equity. At December 31, 2004 and 2003, the Company had outstanding loans to officers of $5.5 million, and $18.6 million, respectively. Officers with outstanding loans repaid principal of $13.2 million, $6.1 million, and $3.7 million, for the years ended December 31, 2004, 2003, and 2002, respectively. The Company recognized interest income from these loans of $0.5 million, $1.3 million, and $1.5 million, respectively, during these same periods. This interest income is included in interest and dividends for companies less than 5% owned.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11. Dividends and Distributions

      For the years ended December 31, 2004, 2003, and 2002, the Company declared the following distributions:

	2004		2003		2002

	Total	Total Per	Total	Total Per	Total	Total Per
	Amount	Share	Amount	Share	Amount	Share

($ in thousands, except per share amounts)
First quarter	$73,357	$0.57	$62,971	$0.57	$53,259	$0.53
Second quarter	73,465	0.57	64,503	0.57	56,224	0.55
Third quarter	74,010	0.57	68,685	0.57	57,340	0.56
Fourth quarter	75,833	0.57	71,679	0.57	59,851	0.56
Extra dividend	2,661	0.02	—	—	3,261	0.03

Total distributions to common shareholders	$299,326	$2.30	$267,838	$2.28	$229,935	$2.23

      For income tax purposes, distributions for 2004, 2003, and 2002, were composed of the following:

	2004		2003		2002

	Total	Total Per	Total	Total Per	Total	Total Per
	Amount	Share	Amount	Share	Amount	Share

($ in thousands, except per share amounts)
Ordinary income(1)	$145,365	$1.12	$212,272	$1.81	$178,246	$1.73
Long-term capital gains	153,961	1.18	55,566	0.47	51,689	0.50

Total distributions to common shareholders(2)	$299,326	$2.30	$267,838	$2.28	$229,935	$2.23

(1)	For the years ended December 31, 2004 and 2003, ordinary income included dividend income of approximately $0.04 per share and $0.05 per share, respectively, that qualified to be taxed at the 15% maximum capital gains rate.

(2)	For certain eligible corporate shareholders, the dividend received deduction for 2004 and 2003 was $0.038 per share and $0.044 per share, respectively.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11. Dividends and Distributions, continued

      The following table summarizes the differences between financial statement net increase in net assets resulting from operations and taxable income available for distribution to shareholders for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002

($ in thousands)	(ESTIMATED)
Financial statement net increase in net assets resulting from operations	$249,486	$192,011	$228,291
Adjustments:
Net change in unrealized appreciation or depreciation	68,712	78,466	571
Amortization of discounts and fees	(10,396)	948	(10,097)
Interest- and dividend-related items	3,630	(2,400)	8,787
Employee compensation-related items	6,381	2,902	867
Net income (loss) from partnerships and limited liability companies(1)	5,624	(1,316)	(3,822)
Realized gains deferred through installment treatment (2)	(29,339)	—	—
Income (loss) from securitized commercial mortgage loans	—	(251)	1,258
Net loss from consolidated SBIC subsidiary(3)	15,615	—	—
Net (income) loss from consolidated taxable subsidiary, net of tax	(1,008)	3,864	(1,160)
Other	15,413	(7,947)	4,740

Taxable income	$324,118	$266,277	$229,435

(1)	Includes taxable income passed through to the Company from Business Loan Express, LLC in excess of interest and related portfolio income from BLX included in the financial statements totaling $10.0 million and $3.4 million for the years ended December 31, 2004 and 2003, respectively. See Note 3 for additional related disclosure.

(2)	Includes the deferral of long-term capital gains through installment treatment related to the Company’s sale of its control equity investment in Hillman.

(3)	2004 includes estimated capital loss carryforwards of $8.7 million.

     The Company must distribute at least 90% of its investment company taxable income to qualify for pass-through tax treatment and maintain its RIC status. The Company has distributed and currently intends to distribute or retain through a deemed distribution sufficient dividends to eliminate taxable income. Dividends declared and paid by the Company in a year generally differ from taxable income for that year as such dividends may include the distribution of current year taxable income, less amounts carried forward into the following year, and the distribution of prior year taxable income carried forward into and distributed in the current year. Estimated taxable income for 2004 includes undistributed income of $27.5 million that is being carried forward for distribution in 2005, which includes $7.1 million of ordinary income and $20.4 million of net long-term capital gains.

      The Company’s undistributed book earnings of $12.1 million as of December 31, 2004, substantially relate to undistributed long-term capital gains.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11. Dividends and Distributions, continued

      At December 31, 2004 and 2003, the aggregate gross unrealized appreciation of the Company’s investments above cost for federal income tax purposes was $323.3 million (estimated) and $429.8 million, respectively. At December 31, 2004 and 2003, the aggregate gross unrealized depreciation of the Company’s investments below cost for federal income tax purposes was $265.0 million (estimated) and $319.2 million, respectively. The aggregate net unrealized appreciation of the Company’s investments over cost for federal income tax purposes was $58.3 million (estimated) and $110.6 million at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, the aggregate cost of securities, for federal income tax purposes was $3.0 billion (estimated) and $2.5 billion, respectively.

      The Company’s consolidated subsidiary, AC Corp, is subject to federal and state income taxes. The Company recorded tax provisions of $1.1 million and $0.9 million for the years ended December 31, 2004 and 2002, respectively, and a tax benefit of $2.5 million for the year ended December 31, 2003. At December 31, 2004, 2003, and 2002, the Company had a net deferred tax asset of $6.0 million, $3.1 million, and $0.4 million, respectively, which was composed primarily of net operating loss carry forwards. Management believes that the realization of the net deferred tax asset is more likely than not based on expectations as to future taxable income and scheduled reversals of temporary differences. Accordingly, the Company did not record a valuation allowance at December 31, 2004, 2003, or 2002.

Note 12. Cash and Cash Equivalents

      The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit.

      At December 31, 2004 and 2003, cash and cash equivalents consisted of the following:

	2004	2003
($ in thousands)
Cash and cash equivalents	$57,576	$218,160
Less escrows held	(416)	(3,993)

Total cash and cash equivalents	$57,160	$214,167

Note 13. Supplemental Disclosure of Cash Flow Information

      For the years ended December 31, 2004, 2003, and 2002, the Company paid interest of $74.6 million, $73.8 million, and $69.1 million, respectively.

      Principal collections related to investment repayments or sales include the collection of discounts previously amortized into interest income and added to the cost basis of a loan or debt security totaling $11.4 million, $17.6 million, and $6.8 million, for the years ended December 31, 2004, 2003, and 2002, respectively.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13. Supplemental Disclosure of Cash Flow Information, continued

      Non-cash operating activities for the year ended December 31, 2004, included notes or other securities received as consideration from the sale of investments of $56.6 million. The notes received for the year ended December 31, 2004, included a note received for $47.5 million in conjunction with the sale of the Company’s investment in Hillman. During the second quarter of 2004, the Company sold a $5.0 million participation in its subordinated debt in Hillman to a third party, which reduced its investment, and no gain or loss resulted from the transaction.

      Non-cash operating activities for the year ended December 31, 2004, also included an exchange of $93.7 million of subordinated debt in certain predecessor companies of Advantage Sales & Marketing, Inc. for new subordinated debt in Advantage; an exchange of existing debt securities with a cost basis of $46.4 million for new debt and common stock in Startec Global Communications Corporation; an exchange of existing debt securities with a cost basis of $13.1 million for new debt of $11.3 million with the remaining cost basis attributed to equity in Fairchild Industrial Products Company; an exchange of existing loans with a cost basis of $11.1 million for a new loan and equity in Gordian Group, Inc.; the repayment in kind of $12.7 million of existing debt in AHS with $10.0 million of debt in MedBridge Healthcare, LLC and $2.7 million of debt and equity from other companies; and an exchange of existing subordinated debt with a cost basis of $7.3 million for equity interests in an affiliate of Impact Innovations Group, LLC. In addition, GACI acquired certain assets of Galaxy out of bankruptcy during the third quarter of 2004. The Company exchanged its $50.7 million outstanding debt in Galaxy for debt and equity in GACI to facilitate the asset acquisition. See Note 3 for related disclosures.

      Finally, non-cash operating activities for the year ended December 31, 2004, included $25.5 million of CMBS bonds and LLC interests received from the securitization of commercial mortgage loans.

      Non-cash operating activities for the year ended December 31, 2003, included transfers of commercial mortgage loans and real estate owned in the repayment of the Company’s residual interest totaling $69.3 million, real estate owned received in connection with foreclosure on commercial mortgage loans of $9.1 million, receipt of commercial mortgage loans in satisfaction of private finance loans and debt securities of $9.1 million and receipt of a note as consideration from the sale of real estate owned of $3.0 million. Non-cash operating activities for the year ended December 31, 2002, included real estate owned received in connection with foreclosure on commercial mortgage loans of $2.5 million.

      For the years ended December 31, 2004, 2003, and 2002, the Company’s non-cash financing activities included stock option exercises and dividend reinvestment totaling $5.8 million, $6.6 million and $8.6 million, respectively. The non-cash financing activities for the years ended December 31, 2004 and 2003, also included the issuance of $3.2 million and $0.9 million, respectively, of the Company’s common stock as consideration to acquire portfolio investments.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Hedging Activities

      The Company invests in CMBS and CDO bonds, which are purchased at prices that are based in part on comparable Treasury rates. The Company has entered into transactions with one or more financial institutions to hedge against movement in Treasury rates on certain of the higher rated CMBS and CDO bonds. These transactions, referred to as short sales, involve the Company receiving the proceeds from the short sales of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price. Borrowed Treasury securities and the related obligations to replenish the borrowed Treasury securities at value, including accrued interest payable on the obligations, as of December 31, 2004 and 2003, consisted of the following:

($ in thousands)
Description of Issue	2004	2003

5-year Treasury securities, due November 2007	$—	$7,185
5-year Treasury securities, due February 2008	—	5,977
5-year Treasury securities, due December 2009	533	—
10-year Treasury securities, due November 2012	—	9,357
10-year Treasury securities, due February 2013	3,908	32,226
10-year Treasury securities, due May 2013	—	5,281
10-year Treasury securities, due August 2013	—	23,666
10-year Treasury securities, due November 2013	—	14,833
10-year Treasury securities, due February 2014	4,709	—
10-year Treasury securities, due August 2014	14,743	—
10-year Treasury securities, due November 2014	14,333	—

Total	$38,226	$98,525

      As of December 31, 2004 and 2003, the total obligations to replenish borrowed Treasury securities had decreased since the related original sale dates due to changes in the yield on the borrowed Treasury securities, resulting in unrealized appreciation on the obligations of $0.3 million and $0.6 million, respectively.

      The net proceeds related to the sales of the borrowed Treasury securities were $38.5 million and $98.5 million at December 31, 2004 and 2003, respectively. Under the terms of the transactions, the Company had received cash payments of $0.3 million at December 31, 2004, and had provided additional cash collateral of $18 thousand at December 31, 2003, for the difference between the net proceeds related to the sales of the borrowed Treasury securities and the obligations to replenish the securities.

      The Company has deposited the proceeds related to the sales of the borrowed Treasury securities and the additional cash collateral with Wachovia Capital Markets, LLC under repurchase agreements. The repurchase agreements are collateralized by U.S. Treasury securities and are settled weekly. As of December 31, 2004, the repurchase agreements were due on January 5, 2005, and had a weighted average interest rate of 1.3%. The weighted average interest rate on the repurchase agreements as of December 31, 2003 was 0.3%.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15. Financial Highlights

	At and for the Years
	Ended December 31,

	2004	2003	2002

Per Common Share Data(1)
Net asset value, beginning of year	$14.94	$14.22	$13.57

Net investment income	1.52	1.65	1.77
Net realized gains(2)	0.88	0.63	0.44

Net investment income plus net realized gains	2.40	2.28	2.21
Net change in unrealized appreciation or depreciation (2)	(0.52)	(0.66)	(0.01)

Net increase in net assets resulting from operations	1.88	1.62	2.20

Net decrease in net assets from shareholder distributions	(2.30)	(2.28)	(2.23)
Net increase in net assets from capital share transactions	0.35	1.38	0.68

Net asset value, end of year	$14.87	$14.94	$14.22

Market value, end of year	$25.84	$27.88	$21.83
Total return(3)	1%	41%	(7)%
Ratios and Supplemental Data ($ and shares in thousands, except per share amounts)
Ending net assets	$1,979,778	$1,914,577	$1,546,071
Common shares outstanding at end of year	133,099	128,118	108,698
Diluted weighted average common shares outstanding	132,458	118,351	103,574
Employee and administrative expenses/average net assets (4)	4.65%	3.50%	3.82%
Total expenses/average net assets	8.58%	8.06%	8.75%
Net investment income/average net assets	10.45%	11.51%	12.94%
Net increase in net assets resulting from operations/ average net assets	12.97%	11.33%	15.98%
Portfolio turnover rate	32.97%	31.12%	15.12%
Average debt outstanding	$985,616	$943,507	$938,148
Average debt per share(1)	$7.44	$7.97	$9.06

(1)	Based on diluted weighted average number of common shares outstanding for the year.

(2)	Net realized gains and net change in unrealized appreciation or depreciation can fluctuate significantly from year to year.

(3)	Total return assumes the reinvestment of all dividends paid for the periods presented.

(4)	Employee expenses for the year ended December 31, 2004, include the expense related to the individual performance award totaling $13.0 million.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16. Selected Quarterly Data (Unaudited)

	2004

($ in thousands, except per share amounts)	Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4

Total interest and related portfolio income	$81,765	$87,500	$96,863	$100,962
Net investment income	$44,545	$48,990	$52,745	$54,678
Net increase in net assets resulting from operations	$20,308	$95,342	$85,999	$47,837
Basic earnings per common share	$0.16	$0.74	$0.67	$0.36
Diluted earnings per common share	$0.15	$0.73	$0.66	$0.35

	2003

	Qtr. 1	Qtr. 2	Qtr. 3	Qtr. 4

Total interest and related portfolio income	$73,130	$77,214	$88,870	$90,015
Net investment income	$42,670	$44,598	$53,608	$54,254
Net increase in net assets resulting from operations	$19,873	$59,940	$33,744	$78,454
Basic earnings per common share	$0.18	$0.53	$0.28	$0.63
Diluted earnings per common share	$0.18	$0.52	$0.28	$0.62

Note 17. Litigation

      The Company is party to certain lawsuits in the normal course of business. While the outcome of these legal proceedings cannot at this time be predicted with certainty, the Company does not expect that these proceedings will have a material effect upon the Company’s financial condition or results of operations.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

	December 31, 2004

	Allied	Allied			Consolidated
	Capital	Investment	Others	Eliminations	Total

(in thousands)
ASSETS
Portfolio at value:
Private finance	$2,179,798	$100,769	$21,519	$—	$2,302,086
Commercial real estate finance	649,587	599	61,139	—	711,325
Investments in subsidiaries	136,681	—	5,768	(142,449)	—

Total portfolio at value	2,966,066	101,368	88,426	(142,449)	3,013,411

Deposits of proceeds from sales of borrowed Treasury securities	38,226	—	—	—	38,226
Accrued interest and dividends receivable	76,995	2,172	322	—	79,489
Other assets	33,927	3,023	35,762	—	72,712
Intercompany notes and receivables	68,444	5,727	15,338	(89,509)	—
Cash and cash equivalents	—	46,184	10,976	—	57,160

Total assets	$3,183,658	$158,474	$150,824	$(231,958)	$3,260,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable and debentures	$987,068	$77,500	$—	$—	$1,064,568
Revolving line of credit	112,000	—	—	—	112,000
Obligations to replenish borrowed Treasury securities	38,226	—	—	—	38,226
Accounts payable and other liabilities	40,107	2,117	24,202	—	66,426
Intercompany notes and payables	26,479	25,085	37,945	(89,509)	—

Total liabilities	1,203,880	104,702	62,147	(89,509)	1,281,220

Commitments and contingencies
Shareholders’ equity:
Common stock	13	—	1	(1)	13
Additional paid-in capital	2,094,421	36,712	93,377	(130,089)	2,094,421
Common stock held in deferred compensation trust	(13,503)	—	—	—	(13,503)
Notes receivable from sale of common stock	(5,470)	—	—	—	(5,470)
Net unrealized appreciation (depreciation) on portfolio	(107,767)	(2,775)	1,258	1,517	(107,767)
Undistributed (distributions in excess of) earnings	12,084	19,835	(5,959)	(13,876)	12,084

Total shareholders’ equity	1,979,778	53,772	88,677	(142,449)	1,979,778

Total liabilities and shareholders’ equity	$3,183,658	$158,474	$150,824	$(231,958)	$3,260,998

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2004

	Allied	Allied			Consolidated
	Capital	Investment	Others	Eliminations	Total

(in thousands)
Interest and Related Portfolio Income
Interest and dividends	$304,395	$10,551	$4,696	$—	$319,642
Intercompany interest	5,076	—	—	(5,076)	—
Loan prepayment premiums	4,834	528	140	—	5,502
Income from investments in wholly owned subsidiaries	(13,185)	—	—	13,185	—
Fees and other income	19,824	356	50,366	(28,600)	41,946

Total interest and related portfolio income	320,944	11,435	55,202	(20,491)	367,090

Expenses
Interest	68,628	7,015	7	—	75,650
Intercompany interest	—	190	4,886	(5,076)	—
Employee	17,293	—	23,435	—	40,728
Individual performance award	7,417	—	5,594	—	13,011
Administrative	47,129	112	17,045	(28,600)	35,686

Total operating expenses	140,467	7,317	50,967	(33,676)	165,075

Net investment income before income taxes	180,477	4,118	4,235	13,185	202,015
Income tax expense	72	1	984	—	1,057

Net investment income	180,405	4,117	3,251	13,185	200,958

Net Realized and Unrealized Gains (Losses)
Net realized gains (losses)	137,793	(20,990)	437	—	117,240
Net change in unrealized appreciation or depreciation	(68,712)	33,749	8,030	(41,779)	(68,712)

Total net gains (losses)	69,081	12,759	8,467	(41,779)	48,528

Net increase in net assets resulting from operations	$249,486	$16,876	$11,718	$(28,594)	$249,486

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2004

	Allied	Allied			Consolidated
	Capital	Investment	Others	Eliminations	Total

(in thousands)
Cash flows from operating activities
Net increase in net assets resulting from operations	$249,486	$16,876	$11,718	$(28,594)	$249,486
Adjustments
Portfolio investments	(1,438,867)	(19,978)	(13,551)	—	(1,472,396)
Principal collections related to investment repayments or sales	868,496	33,816	6,877	—	909,189
Change in accrued or reinvested interest and dividends	(54,289)	2,095	1	—	(52,193)
Net change in intercompany investments	(7,891)	20,415	661	(13,185)	—
Amortization of discounts and fees	(4,651)	(523)	(61)	—	(5,235)
Changes in other assets and liabilities	22,904	375	(4,563)	—	18,716
Depreciation and amortization	—	—	1,433	—	1,433
Notes or other securities received as consideration from sale of investments	(45,460)	(2,037)	—	—	(47,497)
Realized losses	123,818	26,631	13	—	150,462
Net change in unrealized appreciation or depreciation	68,712	(33,749)	(8,030)	41,779	68,712

Net cash provided by (used in) operating activities	(217,742)	43,921	(5,502)	—	(179,323)

Cash flows from financing activities
Sale of common stock	70,251	—	—	—	70,251
Sale of common stock upon the exercise of stock options	32,274	—	—	—	32,274
Collections of notes receivable from sale of common stock	13,162	—	—	—	13,162
Borrowings under notes payable and debentures	340,212	—	—	—	340,212
Repayments on notes payable and debentures	(214,000)	(17,000)	—	—	(231,000)
Net borrowings under (repayments on) revolving line of credit	112,000	—	—	—	112,000
Redemption of preferred stock	—	(7,000)	—	—	(7,000)
Purchase of common stock held in deferred compensation trust	(13,687)	—	—	—	(13,687)
Other financing activities	(3,004)	—	—	—	(3,004)
Common stock dividends and distributions paid	(290,830)	—	—	—	(290,830)
Preferred stock dividends paid	—	(52)	(10)	—	(62)

Net cash provided by (used in) financing activities	46,378	(24,052)	(10)	—	22,316

Net increase (decrease) in cash and cash equivalents	(171,364)	19,869	(5,512)	—	(157,007)
Cash and cash equivalents at beginning of year	171,364	26,315	16,488	—	214,167

Cash and cash equivalents at end of year	$—	$46,184	$10,976	$—	$57,160

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Stockholder Information

Corporate Headquarters	Market Listings	Information Requests

1919 Pennsylvania Avenue, NW
Washington, DC 20006
Toll Free: 888.818.5298
Telephone: 202.331.1112
Fax: 202.659.2053
www.alliedcapital.com

Regional Offices

401 North Michigan Avenue
Suite 2050
Chicago, IL 60611
Telephone: 312.828.0330
Fax: 312.828.0909

520 Madison Avenue
27th Floor
New York, NY 10022
Telephone: 212.246.0616
Fax: 212.246.0618

11111 Santa Monica Boulevard
Suite 2100
Los Angeles, CA 90025
Telephone: 310.231.7410
Fax: 310.231.7411
Allied Capital Corporation’s common stock trades on the New York Stock Exchange under the trading symbol ALD. There are approximately 4,700 shareholders of record and approximately 165,000 beneficial shareholders of the Company.

Stock Transfer Agent & Registrar

Investors with questions concerning account information, new certificate issuances, lost or stolen certificate replacement, securities transfers, participation in the dividend reinvestment plan, dividend payments, direct deposit information, or the processing of a change of address should contact:

American Stock Transfer
& Trust Company
59 Maiden Lane, 1st Floor
New York, NY 10038
Telephone: 800.937.5449 or 212.936.5100
www.amstock.com	Allied Capital Corporation’s annual report on Form 10-K, all quarterly reports on Form 10-Q, and all other filings made with the Securities and Exchange Commission are available on the Company’s web site. Hard copies will be provided without charge to shareholders upon written request to the Investor Relations Department at the Company’s corporate headquarters, or may be requested online in the Investors Resources section of www.alliedcapital.com.

Investor Relations

IR Hotline: 888.253.0512
ir@alliedcapital.com

Independent Public Accountants

KPMG LLP
Washington, DC

Corporate Counsel

Sutherland Asbill & Brennan LLP
Washington, DC

Annual Meeting of Stockholders

The Company’s Annual Meeting of Stockholders will be held at 10:00 a.m. on Tuesday, May 17, 2005, at the Four Seasons Hotel, 2800 Pennsylvania Avenue, NW, Washington, DC. All stockholders are welcome to attend.

Quarterly Stock Prices for 2004 and 2003

	2004				2003
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

High	$30.85	$30.25	$25.80	$28.47	$23.85	$25.16	$26.60	$28.16

Low	$27.15	$23.06	$22.22	$24.46	$19.82	$19.85	$22.97	$24.63

Close	$30.29	$24.42	$24.39	$25.84	$19.98	$23.10	$24.59	$27.88